   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 31, 1995

                                                      REGISTRATION NO. 33-57479
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                        THE PROVIDENCE JOURNAL COMPANY
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                               ----------------

        DELAWARE                  2710, 4830                 05-0481966
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF     CLASSIFICATION CODE NUMBERS)    IDENTIFICATION NO.)
    INCORPORATION OR
      ORGANIZATION)

                   75 FOUNTAIN STREET, PROVIDENCE, RI 02902
                                (401) 277-7000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                               STEPHEN HAMBLETT
                        THE PROVIDENCE JOURNAL COMPANY
                              75 FOUNTAIN STREET
                             PROVIDENCE, RI 02902
                                (401) 277-7000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:

                         BENJAMIN P. HARRIS, III, ESQ.
                               EDWARDS & ANGELL
                           2700 HOSPITAL TRUST TOWER
                             PROVIDENCE, RI 02903
                                (401) 274-9200

                                      AND

                             JOHN L. HAMMOND, ESQ.
                        THE PROVIDENCE JOURNAL COMPANY
                              75 FOUNTAIN STREET
                             PROVIDENCE, RI 02902
                                (401) 277-7000

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the reorganization of Providence Journal Company pursuant to the Plan of Reorganization of Providence Journal Company and the merger of a subsidiary of Providence Journal Company with and into Continental Cablevision, Inc. pursuant to the Amended and Restated Agreement and Plan of Merger described in the accompanying Joint Proxy Statement-Prospectus have been satisfied or waived.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                         THE PROVIDENCE JOURNAL COMPANY

                             CROSS REFERENCE SHEET

    SHOWING LOCATION IN THE JOINT PROXY STATEMENT-PROSPECTUS OF INFORMATION
                         REQUIRED BY ITEMS IN FORM S-4

                                                        CAPTION IN JOINT PROXY STATEMENT-
                   ITEMS IN FORM S-4                                PROSPECTUS
                   -----------------                    ---------------------------------
 A. INFORMATION ABOUT THE TRANSACTION
 Item  1. Forepart of the Registration Statement and
          Outside  Front Cover Page of Prospectus......    Cover Page of Registration Statement;
                                                             Cross Reference Sheet; Outside Front
                                                             Cover Page of Joint Proxy Statement-
                                                             Prospectus

 Item  2. Inside Front and Outside Back Cover Pages of
           Prospectus..................................    Inside Front and Outside Back Cover
                                                             Pages of Joint Proxy Statement-
                                                             Prospectus; Table of Contents;
                                                             Available Information; Information
                                                            Incorporated by Reference

 Item  3. Risk Factors, Ratio of Earnings to Fixed
          Charges  and Other Information...............    Summary; Background of the
                                                             Transaction

 Item  4. Terms of the Transaction.....................    Summary; Certain Considerations
                                                             Relating to the Transactions; Pre-
                                                             Merger Transactions; The Merger;
                                                             Description of New Providence
                                                             Journal Capital Stock; Description of
                                                             Continental Capital Stock;
                                                             Comparison of Rights of Stockholders
                                                             of Providence Journal and New
                                                             Providence Journal; Comparison of
                                                             Rights of Stockholders of Providence
                                                             Journal and Continental; Certain
                                                             Federal Income Tax Considerations

 Item  5. Pro Forma Financial Information..............    Summary; Description of Providence
                                                             Journal and New Providence Journal

 Item  6. Material Contacts with the Company Being
           Acquired....................................    The Merger; Pre-Merger Transactions

 Item  7. Additional Information Required for
          Reoffering by  Persons and Parties Deemed to
          Be Underwriters..............................    *

 Item  8. Interests of Named Experts and Counsel.......    Experts

 Item  9. Disclosure of Commission Position on
           Indemnification for Securities Act
          Liabilities..................................    *

 B. INFORMATION ABOUT THE REGISTRANT

 Item 10. Information With Respect to S-3 Registrants..    *

 Item 11. Incorporation of Certain Information by
          Reference....................................    *

 Item 12. Information With Respect to S-2 or S-3
          Registrants..................................    *

                                                        CAPTION IN JOINT PROXY STATEMENT-
                   ITEMS IN FORM S-4                                PROSPECTUS
                   -----------------                    ---------------------------------
 Item 13. Incorporation of Certain Information by
          Reference....................................    *
 Item 14. Information With Respect to Registrants Other
          Than  S-3 or S-2 Registrants.................    Joint Proxy Statement-Prospectus Cover
                                                             Page; Summary; Description of
                                                             Providence Journal Publishing
                                                             Business; Description of Providence
                                                             Journal Broadcast Television Business;
                                                             Description of Providence Journal;
                                                             New Providence Journal and
                                                             Description of New Providence
                                                             Journal Common Stock

 C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED

 Item 15. Information With Respect to S-3 Companies....    *

 Item 16. Information With Respect to S-2 or S-3
          Companies....................................    *

Item 17. Information with Respect to Companies Other
         Than S-3 or S-2 Companies.....................    *

D. VOTING AND MANAGEMENT INFORMATION

Item 18. Information if Proxies, Consents or
         Authorizations  Are to Be Solicited...........    Joint Proxy Statement-Prospectus Cover
                                                             Page; Summary; The Special Meetings;
                                                             Certain Considerations Relating to the
                                                             Transactions; Background of the
                                                             Transaction; Pre-Merger Transactions;
                                                             The Merger; Proposal to Approve and
                                                             Adopt the Providence Journal Cable
                                                             Division Sale Bonus Plan; Rights of
                                                             Dissenting Stockholders; Description of
                                                             Providence Journal and New Providence
                                                             Journal

Item 19. Information if Proxies, Consents or
         Authorizations  Are Not to Be Solicited in an
         Exchange Offer...............................     *

- --------
* Omitted because inapplicable or answer is in the negative.

                           PROVIDENCE JOURNAL COMPANY

                                                               June  , 1995

Dear Stockholder:

  You are cordially invited to attend a Special Meeting of Stockholders (the "Providence Journal Special Meeting") of Providence Journal Company ("Providence Journal") to be held on June , 1995 at 11:00 a.m. at the offices of Providence Journal, 75 Fountain Street, Providence, Rhode Island.

  At the Providence Journal Special Meeting, stockholders will be asked to approve and adopt: (1) a Plan of Reorganization (the "Plan of Reorganization") for the internal corporate restructuring of Providence Journal and its subsidiaries, as well as the internal transactions that comprise the Plan of Reorganization, including: (i) the consolidation of all the businesses of Providence Journal into a wholly owned subsidiary ("Restructured PJC") and the dissolution of Providence Journal and (ii) the transfer of all the businesses of Restructured PJC other than its cable television operations to a new corporation ("New Providence Journal") and the distribution to the stockholders of Providence Journal of all of the outstanding shares of New Providence Journal (the "PJC Spin Off"), and (2) an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") providing for the merger (the "Merger") of Restructured PJC, which will hold all of the cable television businesses of Providence Journal, with and into Continental Cablevision, Inc. ("Continental"). In addition, the stockholders will be asked to approve the Providence Journal Cable Division Sale Bonus Plan, which provides incentives to a group of executives of Providence Journal's cable television division in order to maximize the operating performance of the cable business pending completion of the Merger, with bonuses payable only if the Merger is consummated. The maximum amount of the bonuses payable pursuant to the Providence Journal Cable Division Sale Bonus Plan is $5,200,000.

  As a result of the Merger, all outstanding shares of common stock of Restructured PJC will be converted into either all shares of Continental's Class A common stock ("Continental Class A Common Stock") or, at Continental's option, a combination of Continental Class A Common Stock and Continental Series B Cumulative Redeemable Preferred Stock ("Continental Series B Preferred Stock"). Assuming no adjustments are made in the amount of consideration provided in the Merger Agreement, as described below, and that Continental elects to issue Continental Series B Preferred Stock, and giving effect to the Continental stock dividend specified in the accompanying Joint Proxy Statement-Prospectus (which will have the effect of splitting the Continental common stock on a 25-for-1 basis), Continental will issue to our stockholders an aggregate of 28,260,309 shares of Continental Class A Common Stock and 4,987,113 shares of Continental Series B Preferred Stock, representing values of $548,250,000 and $96,750,000, respectively, or $19.40 per share of
Continental Class A Common Stock and Continental Series B Preferred Stock. Based on the foregoing, but subject to the effects of the option being granted to our stockholders to elect between Continental Class A Common Stock and Continental Series B Preferred Stock, as more fully described in the accompanying Joint Proxy Statement-Prospectus, the Merger would result in the stockholders of Providence Journal receiving approximately 329.95 shares of Continental Class A Common Stock and approximately 58.23 shares of Continental Series B Preferred Stock per share, representing an aggregate estimated value of $7,616.10 per share, of Providence Journal common stock that was outstanding on April 30, 1995. The value of $19.40 per share of Continental Class A Common Stock and Continental Series B Preferred Stock was arrived at by Continental and Providence Journal as a result of arm's length negotiations between the parties and does not necessarily reflect the price at which such shares will trade following the consummation of the Merger.

  The shares of Continental Class A Common Stock to be issued in the Merger will be reduced if certain cable subsidiaries of Providence Journal, in which there are currently minority interests outstanding, are not wholly owned at the time of the Merger. If none of these minority interests were purchased by the time of the Merger, the maximum reduction in the consideration to be paid in Continental Class A Common Stock would be $53,910,000, and the Merger would result in the stockholders of Providence Journal receiving approximately 297.50 shares of Continental Class A Common Stock and approximately 58.23 shares of

Continental Series B Preferred Stock per share, representing an aggregate estimated value of $6,979.54 per share, of Providence Journal common stock that was outstanding on April 30, 1995.

  As a result of the Merger and assuming that no reductions are made due to minority interests remaining outstanding, the Providence Journal stockholders would receive shares representing, in the aggregate, approximately 16.2% of the outstanding Continental Common Stock (treating the Continental Series A Preferred Stock as if it were converted into Continental Class B Common Stock) and 100% of the Continental Series B Preferred Stock, representing, in the aggregate, approximately 2.3% of the voting power of Continental.

  As a result of the reorganization, New Providence Journal will own all the businesses and assets of Providence Journal unrelated to its cable television business. Each stockholder of Providence Journal at the time the Plan of Reorganization is carried out will receive, through a distribution by Restructured PJC, one share of Class A Common Stock of New Providence Journal for each share of Providence Journal Class A Common Stock held and one share of Class B Common Stock of New Providence Journal for each share of Providence Journal Class B Common Stock held.

  The Plan of Reorganization and the Merger are subject, among other things, to approvals by various governmental entities and other third parties, including the Federal Communications Commission, and will not be consummated until those approvals have been obtained. In addition, the stockholders of Continental must approve the Merger. We do not expect the Plan of Reorganization and the Merger to be completed until the third quarter of 1995. PURSUANT TO RULES PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION, EACH OF THE INTERNAL TRANSACTIONS THAT COMPRISES THE PLAN OF REORGANIZATION MUST BE VOTED UPON SEPARATELY. FAILURE OF THE STOCKHOLDERS OF PROVIDENCE JOURNAL TO APPROVE ANY OF THOSE TRANSACTIONS WILL RESULT IN THE FAILURE OF THE PLAN OF REORGANIZATION TO BE ADOPTED. FURTHER, THE APPROVAL OF EACH OF THE PLAN OF REORGANIZATION AND THE MERGER IS CONDITIONED UPON THE APPROVAL OF THE OTHER; THEREFORE, FAILURE OF THE STOCKHOLDERS OF PROVIDENCE JOURNAL TO APPROVE THE PLAN OF REORGANIZATION OR THE MERGER WILL RESULT IN THE ABANDONMENT BY PROVIDENCE JOURNAL OF BOTH THE PLAN OF REORGANIZATION AND THE MERGER.

  Your Board of Directors has carefully considered the terms of the proposed Merger with Continental and believes that the Merger and the related Plan of Reorganization, including the transactions contemplated by it, are in the best interests of and fair to Providence Journal and its stockholders. The Board has unanimously approved the Plan of Reorganization, the Merger and the several related transactions and the Providence Journal Cable Division Sale Bonus Plan and recommends that stockholders vote FOR each of the proposals.

  The accompanying Joint Proxy Statement-Prospectus sets forth the respective voting rights of stockholders of Providence Journal with respect to these matters. We hope you will be able to attend the Providence Journal Special Meeting. However, even if you anticipate attending in person, we urge you to complete, sign, date and return the enclosed proxy card promptly to ensure that your shares will be represented at the Providence Journal Special Meeting. If you do attend, you will, of course, be entitled to vote in person.

  Thank you, and I look forward to seeing you at the meeting.

                                          Sincerely,

                                          [SIGNATURE]

                                          Stephen Hamblett Chairman of the
                                          Board andChief Executive Officer

                           PROVIDENCE JOURNAL COMPANY

                           NOTICE OF SPECIAL MEETING
                                OF STOCKHOLDERS

                        TO BE HELD ON JUNE  , 1995

TO THE STOCKHOLDERS OF PROVIDENCE JOURNAL COMPANY:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Providence Journal Special Meeting") of Providence Journal Company ("Providence Journal") will be held on June , 1995 at 11:00 a.m. local time at the offices of Providence Journal, 75 Fountain Street, Providence, Rhode Island, for the purpose of considering and voting upon the following matters:

    (1) A proposal to approve and adopt a Plan of Reorganization of Providence Journal (the "Plan of Reorganization"), providing for the internal corporate restructuring of Providence Journal and its subsidiaries, as described in the accompanying Joint Proxy Statement-Prospectus, which consists of the internal transactions described in (2),
  (3) and (4) below. A copy of the Plan of Reorganization is attached as Annex II to the accompanying Joint Proxy Statement-Prospectus.

    (2) A proposal to approve the contribution by King Holding Corp. ("KHC"), a corporation that is 50% owned by Providence Journal and will be wholly owned by Providence Journal prior to the internal restructuring, of all of its assets (consisting solely of 100% of the outstanding capital stock of King Broadcasting Company ("KBC")) to KBC in exchange for (i) KBC's assumption of all KHC's liabilities and (ii) shares of KBC common stock, which will then be distributed to Providence Journal, and the subsequent dissolution of KHC (KBC thereby becoming a wholly owned subsidiary of Providence Journal).

    (3) A proposal to approve (a) the contribution by Providence Journal of all of its businesses and assets to KBC (hereinafter referred to in this proposal (3) and in proposals (4) and (5) below as "Restructured PJC") in exchange for shares of common stock of Restructured PJC ("Restructured PJC Common Stock") and Restructured PJC's assumption of all of the liabilities of Providence Journal, (b) the dissolution of Providence Journal and (c) the distribution of the shares of Restructured PJC Common Stock, the sole remaining asset of Providence Journal, to the holders of Providence Journal's common stock ("Providence Journal Common Stock") in proportion to the class and number of shares of Providence Journal Common Stock so owned by such holders.

    (4) A proposal to approve the contribution by Restructured PJC of all of its businesses and assets unrelated to its cable television businesses to The Providence Journal Company ("New Providence Journal"), its newly created wholly owned subsidiary, in exchange for which New Providence Journal will assume all liabilities related to such businesses and assets and issue to Restructured PJC a number of shares of New Providence Journal's Class A common stock ("New Providence Journal Class A Common Stock") and New Providence Journal's Class B common stock ("New Providence Journal Class B Common Stock") equal to the number of outstanding shares of Restructured PJC's Class A common stock ("Restructured PJC Class A Common Stock") and Restructured PJC's Class B common stock ("Restructured PJC Class B Common Stock"), respectively. Restructured PJC will then distribute one share of New Providence Journal Class A Common Stock to the holder of each share of Restructured PJC Class A Common Stock and one share of New Providence Journal Class B Common Stock to the holder of each share of Restructured PJC Class B Common Stock, each as outstanding immediately prior to such distribution.

    (5) A proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger dated as of November 18, 1994 ( the "Merger Agreement"), by and among Continental Cablevision, Inc. ("Continental"), Providence Journal, KHC, KBC and New Providence Journal, and each of the transactions contemplated thereby, including the merger (the "Merger") of Restructured PJC, which at the time of the Merger will hold all of Providence Journal's cable television businesses and assets, with and into Continental, upon the terms and subject to the conditions set forth in the Merger Agreement, as more fully described in the accompanying Joint Proxy Statement-Prospectus. A copy of the Merger Agreement is attached as Annex I to the accompanying Joint Proxy Statement-Prospectus and certain related documents are attached as exhibits thereto.

    (6) A proposal to approve and adopt the Providence Journal Cable Division Sale Bonus Plan, which provides compensation bonuses to certain executives of Providence Journal's cable television operations upon and subject to the consummation of the Merger.

    (7) Such other business as may properly come before the Providence Journal Special Meeting or any adjournments or postponements thereof.

  The proposals described in items (1), (2), (3), (4) and (5) above are hereinafter collectively referred to as the "Providence Journal Proposals".

  While each of the transactions described in items (2), (3) and (4) above is an element of, and is included in, the Plan of Reorganization, rules promulgated by the Securities and Exchange Commission require that each be voted upon separately. Failure of the stockholders of Providence Journal to approve any of the elements that comprises the Plan of Reorganization will result in the failure of the Plan of Reorganization to be adopted. Further, failure of the stockholders of Providence Journal to approve either the Plan of Reorganization or the Merger will result in the abandonment by Providence Journal of both the Plan of Reorganization and the Merger.

  Stockholders should be aware that, in the event that the Plan of Reorganization and Merger are approved, the following actions, among others, will take place in connection with the consummation thereof:

    (i) Providence Journal will incur indebtedness in the amount of approximately $755,000,000, which, together with other indebtedness described below, will be used to consummate the buyout of the 50% owners of KHC, to purchase minority interests in certain cable subsidiaries not presently wholly owned by Providence Journal, to pay transaction costs associated with the Merger, to repay existing indebtedness and to pay certain deferred compensation. This indebtedness will be an obligation of Continental after the Merger.

    (ii) New Providence Journal will also incur indebtedness required to meet the foregoing obligations, among others, in the amount of approximately $192,000,000. This indebtedness will remain an obligation of New Providence Journal after the Merger.

  The Providence Journal Board of Directors has fixed the close of business on June , 1995 as the record date for the determination of stockholders entitled to notice of and to vote at the Providence Journal Special Meeting and any adjournments or postponements thereof. Only stockholders of record at the close of business on such date are entitled to notice of and to vote at the Providence Journal Special Meeting. A list of Providence Journal stockholders entitled to vote at the Providence Journal Special Meeting will be available for examination for any purpose germane to the Providence Journal Special Meeting, during ordinary business hours, at the principal executive offices of Providence Journal, 75 Fountain Street, Providence, Rhode Island 02902, for 10 days prior to the Providence Journal Special Meeting.

  The holders of shares of Providence Journal Class A Common Stock and Providence Journal Class B Common Stock are entitled to vote upon the matters to come before the Providence Journal Special Meeting, including the Providence Journal Proposals. The required votes on the matters to come before the Providence Journal Special Meeting are detailed in the accompanying Joint Proxy Statement-Prospectus.

  Providence Journal stockholders entitled to vote at the Providence Journal Special Meeting have (i) a right to dissent to the Plan of Reorganization and the Merger and (ii) if the Plan of Reorganization and the Merger are consummated, to obtain payment for their shares of Providence Journal by complying with the provisions of the Business Corporations Act of the State of Rhode Island, as detailed in the accompanying Joint Proxy Statement-Prospectus.

  Your vote is important regardless of the number of shares you own. Each stockholder, even though he or she now plans to attend the Providence Journal Special Meeting, is requested to promptly sign, date and return the enclosed Proxy in the enclosed postage-paid return envelope. You may revoke your Proxy at any time prior to its exercise. Any stockholder present at the Providence Journal Special Meeting or any adjournments or postponements thereof may revoke his or her Proxy and vote personally on each matter before the Providence Journal Special Meeting.

                                          By Order of the Board of Directors,

                                          [SIGNATURE]

                                          Harry Dyson, Secretary

June  , 1995

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE PLAN OF REORGANIZATION, FOR EACH OF THE THREE PROPOSALS TO APPROVE THE TRANSACTIONS THAT COMPRISE THE PLAN OF REORGANIZATION, FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND FOR THE PROPOSAL TO APPROVE AND ADOPT THE PROVIDENCE JOURNAL CABLE DIVISION SALE BONUS PLAN.

  PLEASE DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

                         CONTINENTAL CABLEVISION, INC.

                                                               June  , 1995

Dear Stockholder:

  You are cordially invited to attend a Special Meeting in Lieu of the Annual Meeting of Stockholders (the "Continental Special Meeting") of Continental
Cablevision, Inc. ("Continental") to be held on June  , 1995 at     a.m. local
time, at the offices of Sullivan & Worcester, One Post Office Square, Boston, Massachusetts 02109.

  At the Continental Special Meeting, stockholders will be asked to approve and adopt an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") providing for the merger of a subsidiary of Providence Journal Company ("Providence Journal"), which, following an internal corporate restructuring of Providence Journal and its subsidiaries, will own all of Providence Journal's cable television businesses ("Restructured PJC"), with and into Continental (the "Merger").

  As a result of the Merger, all outstanding shares of common stock of Restructured PJC will be converted into shares of Continental Class A Common Stock and Continental Series B Cumulative Redeemable Preferred Stock, which will be a newly authorized series of Continental's Preferred Stock with the terms and preferences described in the accompanying Joint Proxy Statement-Prospectus ("Continental Series B Preferred Stock"). Assuming that no adjustments have been made to the amount of consideration to be paid to Restructured PJC stockholders, as described below, and after giving effect to the stock dividend specified in the accompanying Joint Proxy Statement-Prospectus (which will have the effect of causing each outstanding share of Continental Class A Common Stock and Continental Class B Common Stock to become 25 shares of such class of stock), Continental would issue to stockholders of Restructured PJC an aggregate of 28,260,309 shares of Continental Class A Common Stock and 4,987,113 shares of Continental Series B Preferred Stock, representing values of $548,250,000 and $96,750,000, respectively, or $19.40 per share of Continental Class A Common Stock and Continental Series B Preferred Stock. The value of $19.40 per share of Continental Class A Common Stock and Continental Series B Preferred Stock was arrived at by Continental and Providence Journal as a result of arm's length negotiations between the parties and does not necessarily reflect the price at which shares will trade following the consummation of the Merger.

  The shares of Continental Class A Common Stock to be issued in the Merger will be reduced if certain cable subsidiaries of Providence Journal, in which there are currently minority interests outstanding, are not wholly owned at the time of the Merger. If none of these minority interests were purchased by the time of the Merger, the maximum number of shares of Continental Class A Common Stock that Continental would be required to issue would be 25,481,443.

  As a result of the Merger and assuming that no reductions are made due to minority interests remaining outstanding, the Providence Journal stockholders would receive shares representing in the aggregate approximately 16.2% of the outstanding Continental Common Stock (treating the Continental Series A Preferred Stock as if it were converted into Continental Class B Common Stock) and 100% of the Continental Series B Preferred Stock, representing, in the aggregate, approximately 2.3% of the voting power of Continental.

  The Merger is subject to, among other things, the approvals of various governmental entities and other third parties, including the Federal Communications Commission, and will not be consummated until those approvals have been obtained. In addition, the stockholders of Providence Journal must approve the Merger and related transactions (which include, among other things, its internal corporate restructuring). As a result, it is expected that the Merger will be completed during the third quarter of 1995.

  Your Board of Directors has carefully considered the terms of the proposed Merger and believes that the Merger and related transactions are in the best interests of and fair to Continental and its stockholders. The Board has unanimously approved the Merger and the related transactions and recommends that stockholders vote FOR that proposal.

  In order to permit Continental to issue shares of Continental stock to the Restructured PJC stockholders as provided in the Merger Agreement and to effect the Continental stock dividend described above, Continental stockholders will also be asked to approve and adopt an amendment to the Restated Certificate of Incorporation of Continental (the "Continental Recapitalization Amendment"), which increases the total number of authorized shares of Class A Common Stock, Class B Common Stock and Preferred Stock available for issuance by Continental. The Board has unanimously approved the Continental Recapitalization Amendment and recommends that stockholders vote FOR that proposal.

  The stockholders will also be asked to elect four Class C Directors of Continental to serve a three-year term and to ratify the appointment by the Board of Directors of Deloitte & Touche LLP as Continental's independent auditors for the current fiscal year ending December 31, 1995.

  The accompanying Joint Proxy Statement-Prospectus sets forth the respective voting rights of holders of shares of Continental stock with respect to these matters. We hope you will be able to attend the meeting. However, even if you anticipate attending in person, we urge you to complete, sign, date and return the enclosed proxy card promptly to ensure that your shares will be represented at the Continental Special Meeting. If you do attend, you will, of course, be entitled to vote in person.

  Thank you, and I look forward to seeing you at the meeting.

                                        Sincerely,
                                        [Signature]

                                        Amos B. Hostetter, Jr.
                                        Chairman of the Board and Chief
                                         Executive Officer

                         CONTINENTAL CABLEVISION, INC.

                           NOTICE OF SPECIAL MEETING

                 IN LIEU OF THE ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON JUNE , 1995

TO THE STOCKHOLDERS OF CONTINENTAL CABLEVISION, INC.:

  NOTICE IS HEREBY GIVEN that a Special Meeting in Lieu of the Annual Meeting of Stockholders (the "Continental Special Meeting") of Continental Cablevision,
Inc. ("Continental"), will be held on June  , 1995 at     a.m. local time at
the offices of Sullivan & Worcester, One Post Office Square, Boston, Massachusetts 02109, for the purpose of considering and voting upon the following matters:

    (1) A proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger, dated as of November 18, 1994 (the "Merger Agreement"), by and among Continental, Providence Journal Company ("Providence Journal"), The Providence Journal Company (a newly formed subsidiary of Providence Journal, which ultimately will hold the non-cable businesses and assets of Providence Journal), King Holding Corp. and King Broadcasting Company ("KBC"), and each of the transactions contemplated thereby, including the merger (the "Merger") of KBC, which at the time of the Merger will hold all of Providence Journal's cable television businesses and assets, with and into Continental, upon the terms and subject to the conditions set forth in the Merger Agreement, as more fully described in the accompanying Joint Proxy Statement-Prospectus. A copy of the Merger Agreement is attached as Annex I to the accompanying Joint Proxy Statement-
                           -------
  Prospectus and certain related documents are attached as exhibits thereto.

    (2) A proposal to approve and adopt an amendment to the Restated Certificate of Incorporation of Continental (the "Continental Recapitalization Amendment") to increase the total number of authorized shares of capital stock of Continental from 17,700,000 to 825,000,000, including an increase in (a) the number of authorized shares of Common Stock, $.01 par value per share ("Continental Common Stock"), from 15,000,000 to 625,000,000, of which 425,000,000 will be shares of Class A
  Common Stock with one vote per share ("Continental Class A Common Stock") and 200,000,000 will be shares of Class B Common Stock with ten votes per share ("Continental Class B Common Stock"), and (b) the number of authorized shares of Preferred Stock, $.01 par value per share ("Continental Preferred Stock"), from 2,700,000 to 200,000,000, of which 1,142,858 are currently designated Series A Convertible Preferred Stock ("Continental Series A Preferred Stock") and of which 4,987,113 will be designated Series B Cumulative Redeemable Preferred Stock upon consummation of the Merger.

    (3) The election of four Class C Directors of Continental to serve a three-year term.

    (4) The ratification of the appointment by the Board of Directors of Deloitte & Touche LLP as Continental's independent auditors for the current fiscal year ending December 31, 1995.

    (5) Such other business as may properly come before the Continental Special Meeting or any adjournments or postponements thereof.

  The proposals described in items (1) and (2) above are hereinafter collectively referred to as the "Continental Proposals".

  The Continental Board of Directors has fixed the close of business on May 31, 1995 as the record date for the determination of stockholders entitled to notice of and to vote at the Continental Special Meeting and any adjournments or postponements thereof. Only stockholders of record at the close of business on such date are entitled to notice of and to vote at such meeting. A list of Continental stockholders entitled to vote at the Continental Special Meeting or any adjournments or postponements thereof will be available for examination for any purpose germane to the Continental Special Meeting, during ordinary business hours, at the principal executive offices of Continental located at The Pilot House, Lewis Wharf, Boston, Massachusetts 02110, for 10 days prior to the Continental Special Meeting.

  Shares of the Continental Class A Common Stock, Continental Class B Common Stock, and Continental Series A Preferred Stock are the only securities of Continental whose holders are entitled to vote upon the Continental Proposals and the other proposals to be presented at the Continental Special Meeting.

  Each proposal shall be voted upon separately by the Continental stockholders entitled to vote at the Continental Special Meeting; however, failure of the stockholders to approve either of the Continental Proposals will result in the abandonment by Continental of the Merger.

  Continental stockholders entitled to vote at the Continental Special Meeting have a right to dissent to the Merger and, if the Merger is consummated, to obtain payment for their shares of Continental stock by complying with the provisions of Section 262 of the Delaware General Corporation Law ("Section 262"). A copy of Section 262 is attached as Annex IV to the accompanying Joint
                                            --------
Proxy Statement-Prospectus.

  Your vote is important regardless of the number of shares you own. Each stockholder, even though he or she now plans to attend the Continental Special Meeting, is requested to sign, date and return the enclosed Proxy without delay in the enclosed postage-paid return envelope. You may revoke your Proxy at any time prior to its exercise. Any stockholder present at the Continental Special Meeting or at any adjournments or postponements thereof may revoke his or her Proxy and vote personally on each matter brought before the Continental Special Meeting.

                                          By Order of the Board of Directors,
                                          [Signature]

                                          Robert B. Luick, Secretary

June  , 1995

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE
                                                  ---
AND ADOPT THE MERGER AGREEMENT AND EACH OF THE TRANSACTIONS CONTEMPLATED THEREBY, FOR THE PROPOSAL TO APPROVE AND ADOPT THE CONTINENTAL RECAPITALIZATION
         ---
AMENDMENT, FOR THE ELECTION OF DIRECTORS OF CONTINENTAL AND FOR EACH OF THE
           ---                                              ---
OTHER PROPOSALS BEING SUBMITTED TO THE CONTINENTAL SPECIAL MEETING.

  PLEASE DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

SUBJECT TO COMPLETION, DATED MAY 31, 1995                PRELIMINARY COPIES

                         CONTINENTAL CABLEVISION, INC.

                                      AND

                           PROVIDENCE JOURNAL COMPANY

                             JOINT PROXY STATEMENT

                      FOR SPECIAL MEETINGS OF STOCKHOLDERS

                          TO BE HELD JUNE  , 1995

                                 ------------

                         CONTINENTAL CABLEVISION, INC.

                                   PROSPECTUS

      28,260,309 SHARES OF CLASS A COMMON STOCK, $.01 PAR VALUE PER SHARE 4,987,113 SHARES OF SERIES B CUMULATIVE REDEEMABLE PREFERRED STOCK, $.01 PAR
                                VALUE PER SHARE

                                 ------------

                         THE PROVIDENCE JOURNAL COMPANY

                                   PROSPECTUS

     38,815 SHARES OF CLASS A COMMON STOCK, $1.00 PAR VALUE PER SHARE

     46,835 SHARES OF CLASS B COMMON STOCK, $1.00 PAR VALUE PER SHARE

                                 ------------

  This Joint Proxy Statement-Prospectus (this "Joint Proxy Statement-Prospectus") is being furnished to stockholders of Continental Cablevision, Inc., a Delaware corporation ("Continental", which term includes its consolidated subsidiaries unless the context indicates otherwise), and Providence Journal Company, a Rhode Island corporation ("Providence Journal"), in connection with the solicitation of proxies by the respective Boards of Directors of such corporations for use, in the case of Continental, at its Special Meeting in Lieu of the Annual Meeting of Stockholders and, in the case of Providence Journal, at its Special Meeting of Stockholders (together, the "Special Meetings") (including any adjournments or postponements of such meetings) to be held on June , 1995 at the times and places and for the purposes specified in the respective accompanying Notices of Special Meetings and at any adjournments or postponements thereof. This Joint Proxy Statement-Prospectus and forms of Proxy for the Special Meetings will be mailed to the stockholders of Continental and Providence Journal on or about June , 1995.

                                                        (continued on next page)

  THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS JOINT PROXY STATEMENT-PROSPECTUS. THE PROPOSED PLAN OF REORGANIZATION, MERGER AND RELATED TRANSACTIONS DESCRIBED HEREIN ARE COMPLEX TRANSACTIONS. STOCKHOLDERS OF CONTINENTAL AND PROVIDENCE JOURNAL ARE STRONGLY URGED TO CAREFULLY READ AND CONSIDER THIS JOINT PROXY STATEMENT-PROSPECTUS IN ITS ENTIRETY.

                                 ------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVEDBY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
       ACCURACY OR ADEQUACYOF THIS JOINT PROXY STATEMENT-PROSPECTUS. ANY
              REPRESENTATION TOTHE CONTRARY IS A CRIMINAL OFFENSE.

                                 ------------

     THE DATE OF THIS JOINT PROXY STATEMENT-PROSPECTUS IS JUNE  , 1995

  This Joint Proxy Statement-Prospectus relates to the Amended and Restated Agreement and Plan of Merger, dated as of November 18, 1994 (the "Merger Agreement"), by and among Continental, Providence Journal, The Providence Journal Company, a newly formed Delaware corporation ("New Providence Journal"), King Holding Corp., a Delaware corporation and a subsidiary of Providence Journal that will be wholly owned by Providence Journal prior to the Reorganization described herein ("KHC"), and King Broadcasting Company, a Washington corporation and a wholly owned subsidiary of KHC ("KBC"), and certain related transactions. A copy of the Merger Agreement is attached hereto as Annex I. Pursuant to the Merger Agreement, KBC, a subsidiary of Providence
   -------
Journal, which following an internal corporate restructuring of Providence Journal and its subsidiaries will hold all of Providence Journal's cable television businesses and assets ("Restructured PJC"), will merge with and into Continental, and Continental will be the surviving corporation.

  At the Special Meeting in Lieu of the Annual Meeting of Stockholders of Continental (the "Continental Special Meeting"), Continental stockholders will be asked to consider and vote upon the following proposals: (i) the Merger Agreement; (ii) an amendment to the Restated Certificate of Incorporation of Continental (the "Continental Recapitalization Amendment") to increase the total number of authorized shares of capital stock of Continental from 17,700,000 to 825,000,000, including an increase in (a) the number of authorized shares of Common Stock, $.01 par value per share ("Continental Common Stock"), from 15,000,000 to 625,000,000, of which 425,000,000 will be shares of Class A Common Stock with one vote per share ("Continental Class A Common Stock") and 200,000,000 will be shares of Class B Common Stock with ten votes per share ("Continental Class B Common Stock") and (b) the number of authorized shares of Preferred Stock, $.01 par value per share ("Continental Preferred Stock"), from 2,700,000 to 200,000,000, of which 1,142,858 are currently and will remain designated Series A Convertible Preferred Stock ("Continental Series A Preferred Stock") and, upon consummation of the Merger, 4,987,113 of which will be designated as Series B Cumulative Redeemable Preferred Stock ("Continental Series B Preferred Stock"); (iii) the election of four Class C Directors to serve a three-year term; and (iv) the ratification of the appointment by the Board of Directors of Deloitte & Touche LLP as Continental's independent public accountants for the current fiscal year ending December 31, 1995. The proposals described in items (i) and (ii) above are hereinafter collectively referred to as the "Continental Proposals".

  Each of the proposals described in items (i) through (iv) above will be voted upon separately by the holders of Continental Class A Common Stock, Continental Class B Common Stock and Continental Series A Preferred Stock (collectively, the "Continental Voting Stock"); however, failure of either the Merger Agreement or the Continental Recapitalization Amendment to be approved by the Continental stockholders will result in the abandonment by Continental of the Merger (even if the Merger is separately approved). The proposal relating to the approval and adoption of the Merger Agreement and each of the transactions contemplated thereby must be approved by a majority of the votes entitled to be cast by holders of the Continental Voting Stock, voting as a single class. The proposal relating to the approval and adoption of the Continental Recapitalization Amendment must be approved by 66 2/3% of the votes entitled to be cast by the holders of the Continental Voting Stock, voting as a single class, and separately by a majority of the votes entitled to be cast by holders of the Continental Series A Preferred Stock. (See "Description of Continental Capital Stock".) All of the holders of the Continental Series A Preferred Stock have executed irrevocable proxies in connection with such separate class vote on the Continental Recapitalization Amendment.

  At the Special Meeting of Stockholders of Providence Journal (the "Providence Journal Special Meeting"), Providence Journal stockholders will be asked to consider and vote upon the proposals listed below. The proposals described in items (1), (2), (3), (4) and (5) below are hereinafter collectively referred to as the "Providence Journal Proposals". The transactions described below will occur in immediate succession.

    (1) A proposal to approve and adopt a Plan of Reorganization of Providence Journal (the "Plan of Reorganization"), which consists of the internal transactions described in (2), (3), and (4) below (collectively, the "Reorganization").

    (2) A proposal to approve the contribution by KHC of all its assets (consisting solely of 100% of the outstanding capital stock of KBC) to KBC in exchange for shares of KBC Common Stock, which will be distributed to Providence Journal, and KBC's assumption of all of KHC's liabilities and the subsequent dissolution of KHC (KBC thereby becoming a direct wholly owned subsidiary of Providence Journal).

    (3) A proposal to approve (a) the contribution by Providence Journal of all of its businesses and assets to KBC (hereinafter referred to in this proposal (3) and in proposals (4) and (5) below as "Restructured PJC") in exchange for shares of Restructured PJC Class A Common Stock, $1.00 par value per share ("Restructured PJC Class A Common Stock"), and Restructured PJC Class B Common Stock, $1.00 par value per share ("Restructured PJC Class B Common Stock"; and, together with the Restructured PJC Class A Common Stock, "Restructured PJC Common Stock"), and Restructured PJC's assumption of all of the liabilities of Providence Journal, (b) the dissolution of Providence Journal under the Rhode Island Business Corporations Act ("RIBCA" or "Rhode Island Law") and (c) the distribution of the shares of Restructured PJC Common Stock, the sole remaining asset of Providence Journal, to Providence Journal shareholders, with one share of Restructured PJC Class A Common Stock being distributed to the holder of each share of Providence Journal Class A Common Stock, $2.50 par value per share ("Providence Journal Class A Common Stock"), and one share of Restructured PJC Class B Common Stock being distributed to the holder of each share of Providence Journal Class B Common Stock, $2.50 par value per share ("Providence Journal Class B Common Stock"; and, together with Providence Journal Class A Common Stock, "Providence Journal Common Stock"), each as outstanding immediately prior to such dissolution.

    (4) A proposal to approve the contribution by Restructured PJC of all of its businesses and assets unrelated to its cable television businesses (the "PJC Non-Cable Business") to New Providence Journal, its newly created wholly owned subsidiary (the "Contribution"). In exchange for such contribution, New Providence Journal will assume all liabilities related to such businesses and assets and issue to Restructured PJC a number of shares of New Providence Journal Class A Common Stock, $1.00 par value per share ("New Providence Journal Class A Common Stock"), and New Providence Journal Class B Common Stock, $1.00 par value per share ("New Providence Journal Class B Common Stock"; and, together with New Providence Journal Class A Common Stock, the "New Providence Journal Common Stock"), equal to the number of shares of Restructured PJC Class A Common Stock and Restructured PJC Class B Common Stock, respectively, outstanding immediately prior to the Contribution. Restructured PJC (which, after the Contribution, will hold only the former Providence Journal and KBC businesses and assets related to cable television (the "PJC Cable Business")) will then distribute the shares of New Providence Journal Common Stock, one share of New Providence Journal Class A Common Stock to the holder of each share of Restructured PJC Class A Common Stock and one share of New Providence Journal Class B Common Stock to the holder of each share of Restructured PJC Class B Common Stock, each as outstanding immediately prior to such distribution (the "Distribution"). The Contribution and the Distribution collectively constitute the "PJC Spin-Off".

    (5) A proposal to approve and adopt the Merger Agreement, pursuant to which Restructured PJC will merge (the "Merger") with and into Continental, and each share of Restructured PJC Common Stock outstanding immediately prior to the Merger will be converted into shares of Continental Class A Common Stock and Continental Series B Preferred Stock.

    (6) A proposal to approve and adopt the Providence Journal Cable Division Sale Bonus Plan (the "Cable Division Sale Bonus Plan"), which provides incentives in the form of bonuses to certain executives of Providence Journal's cable television division upon and subject to the consummation of the Merger.

  Pursuant to rules promulgated by the Securities and Exchange Commission, each of the three internal transactions that comprises the Plan of Reorganization must be voted upon separately. Failure of the stockholders of Providence Journal to approve any of the elements that comprise the Plan of Reorganization will result in the failure of the Plan of Reorganization to be adopted. Further, the consummation of each of the Plan of Reorganization and the Merger is conditioned upon the approval of the other; therefore failure of the stockholders of Providence Journal to approve the Plan of Reorganization or the Merger will result in the abandonment by Providence Journal of both the Plan of Reorganization and the Merger. The affirmative vote of the holders of a majority of the outstanding shares of both the Providence Journal Class A Common Stock and the Providence Journal Class B Common Stock, with each class voting separately, is required for approval of the Plan of Reorganization and the proposals described in items (2), (3) and (4) above. The affirmative vote of a majority of the votes of holders of the outstanding shares of Providence Journal Common Stock, voting together as a single class, is required to approve the Merger. No vote of the stockholders of Providence Journal is required to approve and adopt the Cable Division Sale Bonus Plan; however, Providence Journal is seeking the approval of 75% of such votes because failure to obtain such 75% approval could result in some or all of the payments under the Cable Division Sale Bonus Plan being non-deductible for federal income tax purposes to Providence Journal and in the imposition of an excise tax on the recipients of such payments.

  As described under "Rights of Dissenting Stockholders--Providence Journal", holders of Providence Journal Common Stock who exercise and perfect dissenters' rights under the RIBCA will be entitled to payment of the fair value of such stockholders' shares of Providence Journal Common Stock and will not receive shares of Restructured PJC Common Stock or, in turn, shares of Continental Class A Common Stock, Continental Series B Preferred Stock or New Providence Journal Common Stock as a result of the Merger or the PJC Spin-Off, as the case may be. (See "Rights of Dissenting Stockholders--Providence Journal".)

  Assuming no adjustments are made as described herein, the value ascribed under the terms of the Merger Agreement to the Continental Class A Common Stock and the Continental Series B Preferred Stock to be issued to the Providence Journal stockholders (collectively the "Continental Merger Stock") is $548,250,000 (or $19.40 per share of Continental Class A Common Stock) and $96,750,000 (or $19.40 per share of Continental Series B Preferred Stock), respectively, or an aggregate estimated value of $7,616.10 per share of Providence Journal Common Stock that was outstanding on April 30, 1995. The Continental Merger Stock valuation was arrived at by Continental and Providence Journal as a result of arm's length negotiations between the parties and does not necessarily reflect the price at which such shares will trade following the completion of the Merger. (See "Certain Considerations Relating to the Transactions--Certain Considerations Related to the Continental Merger Stock-- No Public Market; Possible Volatility of Stock Price".)

  Assuming that the Merger and the foregoing transactions were consummated as of the date hereof and all subsidiaries comprising the PJC Cable Business (the "PJC Cable Subsidiaries") were wholly owned by Providence Journal, (i) the holders of Providence Journal Common Stock would own Continental Class A Common Stock representing in the aggregate approximately 16.2% of the outstanding Continental Common Stock (treating the Continental Series A Preferred Stock as if it were converted into Continental Class B Common Stock) and 100% of the Continental Series B Preferred Stock and would hold an aggregate of approximately 2.3% of the voting power of Continental and (ii) each holder of Providence Journal Common Stock would own the same number and class of shares in New Providence Journal (which will then hold all of the PJC Non-Cable Business) as such holder owns in Providence Journal immediately prior to the Restructuring. (See "The Merger--Ownership of Continental Stock after the Merger" and "Ownership of New Providence Journal after the PJC Spin-Off and the Merger".)

  The Board of Directors of Providence Journal recommends that stockholders of Providence Journal vote FOR each of the proposals, including the Providence Journal Proposals, and the Board of Directors of Continental recommends that stockholders of Continental vote FOR each of the proposals, including the Continental Proposals.

  This Joint Proxy Statement-Prospectus also constitutes a prospectus of Continental with respect to the Continental Class A Common Stock and the Continental Series B Preferred Stock to be issued in connection with the Merger. At the effective time of the Merger (the "Effective Time"), the shares of Continental Class A Common Stock and Continental Series B Preferred Stock issued in connection with the Merger will be listed for trading in the over-the-counter market and reported through the Nasdaq National Market ("NASDAQ") or on a national securities exchange.

  This Joint Proxy Statement-Prospectus also constitutes a prospectus of New Providence Journal with respect to the New Providence Journal Class A Common Stock and the New Providence Journal Class B Common Stock to be issued in connection with the PJC Spin-Off in accordance with the terms of the Plan of Reorganization and the Merger Agreement. The shares of New Providence Journal Class A Common Stock and New Providence Journal Class B Common Stock issued in connection with the PJC Spin-Off will not be listed for trading in the over-the-counter market or on any securities exchange.

  Because of the uncertainty of the timing of the receipt of the required regulatory and other third-party approvals, if granted, the Reorganization and the Merger may not be consummated for a number of weeks after the approval of such transactions by the respective stockholders of Continental and Providence Journal. Pursuant to the Merger Agreement, the respective Boards of Directors of Continental and Providence Journal are soliciting stockholder approval at this time in order to be in a position to consummate such transactions as soon as practicable after the receipt of all necessary regulatory and other third-party approvals.

  All information contained in this Joint Proxy Statement-Prospectus relating to Continental and its subsidiaries has been supplied by Continental, and all information contained in this Joint Proxy Statement-Prospectus relating to Providence Journal and its subsidiaries has been supplied by Providence Journal. The pro forma information contained herein relating to Continental has been prepared by Continental and includes historical financial information regarding Providence Journal that was supplied to Continental by Providence Journal and KHC. The pro forma information contained herein relating to New Providence Journal has been prepared by Providence Journal and includes historical financial information regarding Providence Journal.

  This Joint Proxy Statement-Prospectus and the accompanying forms of proxy are first being mailed to stockholders of Continental and Providence Journal on or about June , 1995.

                               ----------------

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION WITH RESPECT TO THE MATTERS DESCRIBED IN THIS JOINT PROXY STATEMENT-PROSPECTUS OTHER THAN THOSE CONTAINED HEREIN, IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CONTINENTAL OR PROVIDENCE JOURNAL (OR ITS SUCCESSORS). THIS JOINT PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CONTINENTAL, PROVIDENCE JOURNAL OR NEW PROVIDENCE JOURNAL SINCE THE DATE OF THIS JOINT PROXY STATEMENT-PROSPECTUS.

                               ----------------

  Until the date that is 25 days after the Effective Time all dealers effecting transactions in the Continental Class A Common Stock and the Continental Series B Preferred Stock whether or not participating in this distribution, may be required to deliver a copy of this Joint Proxy Statement-Prospectus.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION......................................................   1
INFORMATION INCORPORATED BY REFERENCE......................................   1
SUMMARY....................................................................   2
  The Companies............................................................   2
  The Special Meetings.....................................................   3
  Security Ownership of Management.........................................   4
  The Continental Recapitalization Amendment and the Continental Stock
   Split...................................................................   4
  The Pre-Merger Transactions..............................................   5
  Ownership of New Providence Journal after the PJC Spin-Off and the
   Merger..................................................................   7
  The Merger...............................................................   7
  Continental Series B Preferred Stock Election............................   8
  Payment for Shares.......................................................   9
  Working Capital Adjustment...............................................   9
  Ownership of Continental Stock after the Merger..........................   9
  Recommendation of the Boards of Directors................................   9
  Opinion of Financial Advisor.............................................  10
  Effective Time of Merger.................................................  10
  Conditions to the Merger.................................................  10
  NASDAQ Listing...........................................................  11
  Acquisition Proposals....................................................  11
  Registration Rights......................................................  11
  Undertakings Regarding Public Offering...................................  12
  Termination Fees and Expenses; Indemnification...........................  12
  Corporate Governance.....................................................  12
  Interests of Certain Persons.............................................  13
  Certain Federal Income Tax Considerations................................  13
  Accounting Treatment.....................................................  13
  Rights of Dissenting Stockholders........................................  14
  Voting Agreement.........................................................  14
  Noncompetition Agreement.................................................  14
  Comparison of Rights of Stockholders.....................................  15
  Market Prices and Dividend Data..........................................  15
  Cable Division Sale Bonus Plan...........................................  16
  Providence Journal Summary Consolidated Financial Data...................  16
  New Providence Journal Summary Pro Forma Financial Data..................  17
  Providence Journal Cable Summary Combined Financial Data.................  18
  Continental Summary Consolidated Historical Information..................  20
  Continental Summary Pro Forma Financial Data.............................  22
CERTAIN CONSIDERATIONS RELATING TO THE TRANSACTIONS........................  23
  Certain Considerations Related to the Continental Merger Stock...........  23
  Certain Considerations Associated with the Reorganization and the Merger.  27
  Certain Considerations Related to the New Providence Journal Common
   Stock...................................................................  27
  Interests of Certain Persons in the Transactions.........................  30
BACKGROUND OF THE TRANSACTIONS.............................................  32
  Continental's Reasons for the Merger; Recommendation of Continental Board
   of Directors............................................................  32
  Providence Journal's Reasons for the Reorganization and the Merger ......  32
  Recommendation of Providence Journal Board of Directors..................  35
  Opinion of Financial Advisor to Providence Journal.......................  37
  Other Information Provided...............................................  41

THE SPECIAL MEETINGS.......................................................  42
  Matters to Be Discussed at the Special Meetings..........................  42
  Record Dates; Stock Entitled to Vote; Quorum.............................  43
  Required Votes...........................................................  43
  Solicitation and Voting of Proxies.......................................  44
  Ownership of Continental Securities......................................  45
  Ownership of Providence Journal Securities...............................  49
PRE-MERGER TRANSACTIONS....................................................  52
  New Indebtedness.........................................................  52
  Kelso Buyout.............................................................  52
  Plan of Reorganization...................................................  53
  Certain Intercompany Transactions........................................  55
THE MERGER.................................................................  55
  General Provisions.......................................................  55
  Conditions Precedent.....................................................  59
  Certain Covenants........................................................  61
  Representations and Warranties...........................................  67
  Indemnification..........................................................  67
  Tax Matters..............................................................  68
  Certain Employee Matters.................................................  68
  Termination..............................................................  70
  Regulatory and Other Third Party Approvals...............................  72
  Amendment; Waiver........................................................  72
  Ancillary Agreements.....................................................  72
  Ownership of Continental Stock after the Merger..........................  73
  Ownership of New Providence Journal Stock after the Reorganization and the Merger..............................................................  73
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS..................................  74
  Federal Income Tax Consequences of Certain Transactions..................  74
  Backup Withholding.......................................................  76
PROPOSAL TO APPROVE AND ADOPT THE CONTINENTAL RECAPITALIZATION AMENDMENT,
 ELECTION OF CONTINENTAL DIRECTORS AND RATIFICATION OF APPOINTMENT OF
 ACCOUNTANTS...............................................................  76
PROPOSAL TO APPROVE AND ADOPT THE CABLE DIVISION SALE BONUS PLAN...........  77
  Administration...........................................................  77
  Review and Authorization.................................................  77
  Eligibility to Receive Awards............................................  77
  Bonus Pool...............................................................  77
  Conditions...............................................................  78
  General Restrictions.....................................................  78
  Amendment................................................................  78
DESCRIPTION OF PROVIDENCE JOURNAL PUBLISHING BUSINESS......................  79
  General..................................................................  79
  Circulation and Pricing..................................................  79
  Advertising..............................................................  80
  Production and Raw Materials.............................................  80
  Other Publishing Activities..............................................  81
  Acquisitions.............................................................  81
  Competition..............................................................  82
  Employees................................................................  82
  Properties...............................................................  83

DESCRIPTION OF PROVIDENCE JOURNAL BROADCAST TELEVISION BUSINESS............  83
  General..................................................................  83
  Industry Background......................................................  83
  The Stations.............................................................  85
  Competition in the Television Industry...................................  89
  Programming Investments..................................................  90
  Local Marketing Agreements...............................................  91
  Operating Strategy.......................................................  91
  Acquisition Strategy.....................................................  92
  Licensing and Regulation.................................................  93
  Employees................................................................  97
  Properties...............................................................  97
DESCRIPTION OF PROVIDENCE JOURNAL AND NEW PROVIDENCE JOURNAL...............  98
  Other Investments and Assets.............................................  98
  Legal Proceedings........................................................  98
  Capitalization of Providence Journal and Pro Forma Capitalization of New
   Providence Journal......................................................  99
  Selected Consolidated Financial Data of Providence Journal............... 100
  Management's Discussion and Analysis of Financial Condition and Results
   of Operation of Providence Journal...................................... 100
  Pro Forma Condensed Financial Statements................................. 111
  Pro Forma Condensed Balance Sheet........................................ 112
  Pro Forma Condensed Statements of Operations............................. 113
  Market Price of New Providence Journal Common Stock and Dividend Policy
   of New Providence Journal............................................... 114
  Executive Officers and Directors of Providence Journal and New Providence
   Journal................................................................. 115
  Compensation of New Providence Journal Directors......................... 118
  Executive Compensation................................................... 119
  Stock Incentive Plans of Providence Journal Assumed by New Providence
   Journal................................................................. 124
  Compensation Committee Report on Executive Compensation.................. 128
  Stockholder Return Performance Graph..................................... 130
  Certain Relationships and Related Transactions........................... 131
  Ownership of Providence Journal Capital Stock and New Providence Journal
   Capital Stock........................................................... 131
DESCRIPTION OF NEW PROVIDENCE JOURNAL COMMON STOCK......................... 132
  New Providence Journal Common Stock...................................... 132
  Certain Provisions in the New Providence Journal Certificate............. 133
  NPJ Rights Agreement..................................................... 134
COMPARISON OF RIGHTS OF STOCKHOLDERS OF PROVIDENCE JOURNAL AND NEW PROVI-
 DENCE JOURNAL............................................................. 136
DESCRIPTION OF PROVIDENCE JOURNAL CABLE TELEVISION BUSINESS................ 137
  Business................................................................. 137
  Cable Television Business................................................ 137
  Development of Providence Journal Cable.................................. 138
  Providence Journal Cable's Systems....................................... 140
  Technological Developments............................................... 141
  Franchises............................................................... 141
  Programming.............................................................. 142
  Competition.............................................................. 142
  Properties............................................................... 144
  Employees................................................................ 145
  Legal Proceedings........................................................ 145

  Selected Combined Financial Data of Providence Journal Cable.............  145
  Management's Discussion and Analysis of Financial Condition and Results
   of Operations of Providence Journal Cable...............................  147
DESCRIPTION OF CONTINENTAL.................................................  153
  Business.................................................................  153
  Domestic Cable Television Business.......................................  153
  Domestic Operating Strategy..............................................  154
  Regulatory Response......................................................  158
  Development of Continental and its Business..............................  160
  Domestic Continental Systems.............................................  162
  Domestic Acquisitions and Investments....................................  165
  International Operations.................................................  167
  Strategic Investments....................................................  170
  Competition..............................................................  174
  Properties...............................................................  176
  Employees................................................................  176
  Legal Proceedings........................................................  176
  Capitalization...........................................................  177
  Selected Consolidated Financial Information of Continental...............  178
  Management's Discussion and Analysis of Financial Condition and Results
   of Operations of Continental............................................  180
  Pro Forma Condensed Financial Statements.................................  191
  Pro Forma Condensed Balance Sheet........................................  192
  Pro Forma Condensed Statement of Operations..............................  195
  Market Price of Continental Common Stock and Dividend Policy of
   Continental.............................................................  198
  Directors, Executive Officers and Other Officers of Continental..........  198
  Executive Compensation...................................................  202
  Compensation of Directors................................................  205
  Certain Transactions.....................................................  205
  Beneficial Ownership of Continental Capital Stock After the Merger.......  206
DESCRIPTION OF CONTINENTAL CAPITAL STOCK...................................  210
  Continental Common Stock.................................................  210
  Unissued Continental Preferred Stock.....................................  212
  Continental Series A Preferred Stock.....................................  212
  Continental Series B Preferred Stock.....................................  215
  DGCL and Certain Provisions of the Continental Restated Certificate and
   the Continental
   By-Laws.................................................................  221
  Transfer Agent...........................................................  223
CONTINENTAL SHARES ELIGIBLE FOR FUTURE SALE................................  223
  General..................................................................  223
  Rule 144 and 145 Restrictions............................................  224
  Rule 701.................................................................  225
  Outstanding Registration Rights..........................................  225
DESCRIPTION OF CONTINENTAL INDEBTEDNESS....................................  226
COMPARISON OF RIGHTS OF STOCKHOLDERS OF PROVIDENCE JOURNAL AND CONTINENTAL.  230
  Rights To Purchase Or Redeem Shares......................................  231
  Required Vote for Certain Business Combinations..........................  231
  Charter Amendments.......................................................  232
  By-Law Amendments........................................................  232

  Voting Rights..........................................................   233
  Rights Agreement.......................................................   233
  Preemptive Rights......................................................   233
  Transferability of Shares..............................................   234
  Special Meetings.......................................................   234
  Corporate Action Without A Meeting.....................................   234
  Dividends..............................................................   235
  Liquidation............................................................   235
  Appraisal or Dissenters' Rights........................................   236
  Provisions Relating To Directors And Officers..........................   236
  Stockholder Nominations and Rights of Preferred Stockholders to Elect
   Directors.............................................................   237
  Removal................................................................   237
  Derivative Suits.......................................................   237
  Conflict of Interest Transactions......................................   238
  State Anti-Takeover Statutes...........................................   238
LEGISLATION AND REGULATION...............................................   239
  Cable Communications Policy Act of 1984................................   239
  Cable Television Consumer Protection and Competition Act of 1992.......   239
  Federal Regulation.....................................................   240
  Copyright Regulation...................................................   248
  State and Local Regulations............................................   249
  Regulation of Telecommunications Activities............................   250
RIGHTS OF DISSENTING STOCKHOLDERS........................................   250
  Continental............................................................   250
  Providence Journal.....................................................   253
PAYMENTS AND DISTRIBUTIONS TO STOCKHOLDERS...............................   255
LEGAL MATTERS............................................................   256
EXPERTS..................................................................   256
INDEX TO FINANCIAL STATEMENTS............................................   F-1
ANNEXES:
  Annex I-- Amended and Restated Agreement and Plan of Merger............   I-1
  Annex II-- Plan of Reorganization......................................  II-1
  Annex III-- Opinion of Financial Advisor to Providence Journal......... III-1
  Annex IV-- Section 262 of the Delaware General Corporation Law.........  IV-1
  Annex V-- Sections 7-1.1-73 and 7-1.1-74 of the Rhode Island Business
   Corporations Act......................................................   V-1
  Annex VI-- Providence Journal Cable Division Sale Bonus Plan...........  VI-1

                        DEFINITION CROSS REFERENCE SHEET

  SET FORTH BELOW IS A LIST OF CERTAIN DEFINED TERMS USED IN THIS JOINT PROXY STATEMENT-PROSPECTUS AND THE PAGE ON WHICH SUCH TERM IS DEFINED:

DEFINED TERM                                                               PAGE
- ------------                                                               ----
12 7/8% Debt..............................................................   191
1984 Cable Act............................................................   141
1992 Cable Act............................................................    33
1994 Credit Facility......................................................   184
1995 Credit Facility......................................................   184
401K Plan.................................................................    69
ABC.......................................................................    29
Accreted Value............................................................   213
Aliens....................................................................    94
Allowed Transferee........................................................   214
ASCAP.....................................................................   249
Assumed Awards............................................................    30
Assumed Options...........................................................    30
ATV.......................................................................    95
Audit Bureau..............................................................    79
Base Price................................................................   219
BBT.......................................................................   153
Bear Stearns..............................................................    10
BED Partnerships..........................................................   187
Bell Atlantic.............................................................    33
BMI.......................................................................   249
Borrowers.................................................................   229
Boston Ventures Investors.................................................   199
Break-Up Fee..............................................................    12
BV Co. III................................................................    48
BV Co. IV.................................................................    48
Cable Division Sale Bonus Plan............................................ (iii)
Cable Employees...........................................................    69
CableLabs.................................................................   171
Cable LP..................................................................   145
Cable Partners............................................................   171
Callable Notes and Debentures.............................................   228
Capital Cities............................................................   165
Caps......................................................................   185
CBS.......................................................................    29
Class B Holder............................................................   211
Class A Right.............................................................   134
Class B Right.............................................................   134
Closing...................................................................    60
Closing Date..............................................................    27
CNN.......................................................................   137
Code......................................................................     4
Co-Investment Agreement...................................................    48
Colony....................................................................    18
Colony Cablevision........................................................    18
Combined Company..........................................................    38
Combined Operating Income.................................................   230

DEFINED TERM                                                               PAGE
- ------------                                                               ----
Combined Total Debt.......................................................   229
Comcast...................................................................    39
Commission................................................................     1
Communications Act........................................................    29
Comparable Cable Companies................................................    40
Consolidated Operating Income.............................................   227
Consolidated Total Debt...................................................   227
ContCable.................................................................    48
Continental...............................................................   (i)
Continental ByLaws........................................................    15
Continental Class A Common Stock..........................................  (ii)
Continental Class B Common Stock..........................................  (ii)
Continental Common Stock..................................................  (ii)
Continental Merger Stock..................................................  (iv)
Continental Named Executive Officers......................................   202
Continental Preferred Stock...............................................  (ii)
Continental Preferred Stock Investors.....................................   199
Continental Proposals.....................................................  (ii)
Continental Proposed Transaction..........................................    38
Continental Recapitalization Amendment....................................  (ii)
Continental Record Date...................................................     3
Continental Redeemable Common Stock.......................................   187
Continental Registration Statement........................................    26
Continental Restated Certificate..........................................    15
Continental Retirement Plan...............................................   204
Continental Rightsholders.................................................   225
Continental Series A Preferred Stock......................................  (ii)
Continental Series B Preferred Stock......................................  (ii)
Continental Special Meeting...............................................  (ii)
Continental Stock Split...................................................     4
Continental Voting Stock..................................................  (ii)
Contribution.............................................................. (iii)
Contribution and Assumption Agreement.....................................     6
Copley/Colony.............................................................     8
Corporate Advisors........................................................    48
Corporate Offshore Partners...............................................    48
Corporate Partners........................................................    48
Cox.......................................................................    39
CPS.......................................................................   154
Credit Agreement Lenders..................................................   227
CTAM......................................................................   156
CTPAA.....................................................................   157
C-SPAN....................................................................   137
Current Market Price......................................................   219
DBS.......................................................................     2
Delaware Court............................................................   250
DGCL or Delaware Law......................................................     6

DEFINED TERM                                                               PAGE
- ------------                                                               ----
DMA.......................................................................    84
Digital Cable Radio.......................................................   174
Directors Upon Default....................................................   213
Distribution.............................................................. (iii)
Distribution Date.........................................................   134
Dynamic...................................................................   145
Dynamic Partnership.......................................................     8
E!........................................................................   160
EEO.......................................................................   247
Effective Time............................................................   (v)
ERISA.....................................................................    49
ERISA Affiliates..........................................................    69
ESPN......................................................................   137
Eurodollar................................................................   227
Exchange Act..............................................................     1
Exchange Agent............................................................   256
Expiration Date...........................................................   135
FASB......................................................................   108
FCC.......................................................................    23
Fintelco..................................................................   168
Floating Rate Debentures..................................................   228
Fox.......................................................................    29
FPGT......................................................................    48
GAAP......................................................................    19
GMIMC.....................................................................    49
Going Forward Rules.......................................................   160
Goldman Sachs.............................................................    32
HBO.......................................................................   137
Hearst....................................................................   165
Homes.....................................................................     2
Hospital Trust............................................................    51
HSN.......................................................................   158
Issue Date................................................................   215
IUP.......................................................................   119
IXC.......................................................................   171
Joint Proxy Statement-Prospectus..........................................   (i)
Journal...................................................................    79
Journal 401(k) Plan.......................................................   123
Junior Stock..............................................................   218
KBC.......................................................................  (ii)
Kelso Buyout..............................................................     5
Kelso Partnerships........................................................     5
KHC.......................................................................  (ii)
King Videocable...........................................................    18
King Cable Assets.........................................................     5
Lazard....................................................................    32
LEC.......................................................................   170
Linkatel..................................................................    30
LMA'S.....................................................................    91
Losses and Expenses.......................................................    60
Lowell Sun Companies......................................................    81
Management Group..........................................................   228
Mandatory Tender Offer....................................................   187

DEFINED TERM                                                               PAGE
- ------------                                                               ----
Maximum Amount............................................................     7
Maximum Severance.........................................................   123
Merger.................................................................... (iii)
Merger Agreement..........................................................  (ii)
MMDS......................................................................    24
MTA.......................................................................   171
MTV.......................................................................   137
NAB.......................................................................    84
NASDAQ....................................................................   (v)
NBC.......................................................................    29
NCC.......................................................................   157
N-COM.....................................................................   162
NCTA......................................................................   199
NEA.......................................................................   157
New Borrowing Group.......................................................   229
New Cable Indebtedness....................................................     5
New Providence Journal....................................................  (ii)
New Providence Journal By-Laws............................................    15
New Providence Journal Certificate........................................    15
New Providence Journal Class A Common Stock............................... (iii)
New Providence Journal Class B Common Stock............................... (iii)
New Providence Journal Common Stock....................................... (iii)
Nine......................................................................   169
Non-Callable Notes and Debentures.........................................   228
Noncompetition Agreement..................................................    14
North Central Cable.......................................................   183
Notes and Debentures......................................................   228
NPJ Indebtedness..........................................................     5
NPJ Permitted Transferees.................................................   132
NPJ Rights Agreement......................................................    15
NPT.......................................................................   154
Offering..................................................................    12
Optus.....................................................................   169
Palmer....................................................................    74
Palmer Systems............................................................    74
Palm Springs System.......................................................    12
Parity Stock..............................................................   216
PCS.......................................................................   171
Permitted Class B Transferee..............................................   211
PJC Broadcasting Business.................................................     2
PJC Cable Business........................................................ (iii)
PJC Cable Subsidiaries....................................................  (iv)
PJC Non-Cable Business.................................................... (iii)
PJC Outstanding Shares....................................................     7
PJC Publishing Business...................................................     2
PJC Spin-Off.............................................................. (iii)
Plan of Reorganization....................................................  (ii)
PPVN......................................................................   173
Precedent CATV Transactions...............................................    39
Preferred Extraodinary Transaction........................................   221
Preferred Stock Election..................................................     8

DEFINED TERM                                                               PAGE
- ------------                                                               ----
Preferred Stock Election Form.............................................    57
Preferred Stock Purchase Agreement........................................   212
PrimeStar.................................................................   172
Providence Journal........................................................   (i)
Providence Journal Business Combination...................................   231
Providence Journal ByLaws.................................................    15
Providence Journal Cable..................................................     9
Providence Journal Charter................................................    15
Providence Journal Class A Common Stock................................... (iii)
Providence Journal Class B Common Stock................................... (iii)
Providence Journal Common Stock........................................... (iii)
Providence Journal Named Executive
 Officers.................................................................   119
Providence Journal Nominees...............................................    12
Providence Journal Option Plans...........................................    30
Providence Journal Pension Plan...........................................   122
Providence Journal Proposals..............................................  (ii)
Providence Journal Record Date............................................     3
Providence Journal Retirement Plans.......................................    30
Providence Journal Special Meeting........................................  (ii)
Providence Journal Stock Incentive Plans..................................    30
Providence Journal Transactions...........................................    10
Prudential Notes..........................................................   185
PSN.......................................................................    90
PTAR......................................................................    94
QVC.......................................................................   158
RBOC......................................................................   170
Redemption Notice.........................................................   218
Registrable Shares........................................................   225
Registration Agreements...................................................   225
Registration Effective Date...............................................    26
Registration Rights Holders...............................................    11
Reorganization............................................................  (ii)
Requested Rulings.........................................................    74
Restricted Business.......................................................    15
Restricted Group..........................................................   227
Restricted Subsidiaries...................................................   226
Restructured PJC..........................................................  (ii)
Restructured PJC Class A Common Stock..................................... (iii)
Restructured PJC Class B Common Stock..................................... (iii)
Restructured PJC Common Stock............................................. (iii)
Restructuring.............................................................     5
RFP.......................................................................   171
RIBCA or Rhode Island Law................................................. (iii)
Rights....................................................................   134
Rights Agreement..........................................................    15
RSPA III..................................................................   204
RSPA Offer................................................................   204
SBA.......................................................................    48
SCV.......................................................................   168
Section 16(b) Period......................................................   125

DEFINED TERM                                                                PAGE
- ------------                                                                ----
Section 74.................................................................  14
Section 262................................................................  14
Securities Act.............................................................   1
Selling Stockholders....................................................... 188
Series A Certificate of Designation........................................ 212
Series B Certificate of Designation........................................ 210
Series A Redemption Price.................................................. 213
Series B Redemption Price.................................................. 218
SERP....................................................................... 204
Seven...................................................................... 169
Service....................................................................  10
SFAS 109...................................................................  24
SFAS 114................................................................... 109
SFAS 115................................................................... 109
SFAS 121................................................................... 109
Shortfall Amount...........................................................  58
SMATV...................................................................... 143
Social Contract............................................................ 159
Special Meetings........................................................... (i)
StarSight..................................................................  98
Stated Amount.............................................................. 218
Stations...................................................................  83
Stock Acquisition Date..................................................... 134
Stock For Loan Exchange.................................................... 204
Stock Liquidation Agreement................................................ 187
Stock Units................................................................ 119
Subject Stockholders....................................................... 187
Summary Compensation Table................................................. 202
Superior Proposal..........................................................  67
Swaps...................................................................... 185
TCG........................................................................ 170
TCI........................................................................  33
Termination Date...........................................................  70
The Sunshine Network....................................................... 173
Trading Day................................................................ 218
Transaction Consideration.................................................. 255
Trust......................................................................  14
Turner..................................................................... 160
TVFN.......................................................................  30
UHF........................................................................  83
Unrestricted Subsidiaries.................................................. 227
USA........................................................................ 137
VCC........................................................................ 168
VCR........................................................................  29
Vencap.....................................................................  48
VHF........................................................................  83
Voting Agreement...........................................................  14
Westerly...................................................................  55
Working Capital............................................................   9
Zing....................................................................... 174

                             AVAILABLE INFORMATION

  Continental has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Continental Class A Common Stock and Continental Series B Preferred Stock described in this Joint Proxy Statement-Prospectus. New Providence Journal has filed with the Commission a registration statement on Form S-4 under the Securities Act with respect to the New Providence Journal Class A Common Stock and New Providence Journal Class B Common Stock described in this Joint Proxy Statement-Prospectus. Each of Continental and New Providence Journal will file with the Commission a registration statement under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the Continental Class A Common Stock and Continental Series B Preferred Stock and New Providence Journal Class A Common Stock and New Providence Journal Class B Common Stock, respectively.

  Such registration statements and exhibits thereto can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained by mail from the public reference branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                     INFORMATION INCORPORATED BY REFERENCE

  Neither Continental nor Providence Journal is currently required to file any reports with the Commission under the Exchange Act, and accordingly, no information relating to Continental or Providence Journal is incorporated herein by reference.

                                    SUMMARY

  The following is a summary of certain information contained in this Joint Proxy Statement-Prospectus. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information set forth elsewhere in this Joint Proxy Statement-Prospectus and its Annexes, all of which should be reviewed carefully.

THE COMPANIES

  CONTINENTAL. Continental is currently the fifth largest cable television system operator in the United States. Continental's five management regions operate cable television systems in 16 states, principally in suburban areas and mid-sized cities. As of March 31, 1995, Continental's systems and those of its domestic affiliates passed approximately 5,398,000 occupied dwelling units ("Homes") and provided cable service to approximately 3,104,000 basic subscribers. Giving effect to the Merger and other pending acquisitions described herein, Continental anticipates that it will become the third largest cable television system operator in the United States, passing approximately 7,070,000 Homes and serving approximately 4,101,000 basic subscribers in 20 states. Continental also participates in cable television ventures outside of the United States. Continental has acquired, subject to receipt of regulatory approvals, an approximate 50% interest in the largest cable television system operator in Argentina, which currently serves over 600,000 subscribers; has entered into an agreement to form a joint venture in Australia in which the Company initially will hold a 46.5% equity interest and which, after receipt of regulatory approvals, will construct a network to provide cable television, local telephone and a variety of advance broadband interactive services to business and residential customers; has a 25% equity interest in a joint venture that is constructing a cable television system to serve Singapore's approximately 820,000 households; and is pursuing other international cable television and telecommunications investments. In addition, Continental has made investments in the telecommunications and technology industries, including companies offering competitive access telephony and direct broadcast satellite ("DBS") service, and in various programming ventures.

  Continental was incorporated in the State of Delaware in 1963. Continental's principal offices are located at The Pilot House, Lewis Wharf, Boston, Massachusetts, and its telephone number is (617) 742-9500.

  PROVIDENCE JOURNAL. Providence Journal is a diversified communications company with operations and investments in several media and electronic communications businesses. The principal areas of Providence Journal's activities are newspaper publishing, television broadcasting and the operation of cable television systems. Providence Journal's newspapers, known collectively as the Journal, have the largest circulation in the Rhode Island and Southeastern Massachusetts market (the "PJC Publishing Business"). In television broadcasting, Providence Journal owns or partially owns and operates nine network-affiliated television stations in geographically diverse markets, including five stations serving areas that are among the fifty largest domestic television markets (the "PJC Broadcasting Business"). As of March 31, 1995, Providence Journal's owned or partially owned cable television operations included systems passing approximately 1,258,000 Homes and serving approximately 783,000 basic subscribers in nine states, making Providence Journal the 16th largest cable system operator in the United States. Providence Journal was a founding partner of the Television Food Network and is involved in various other programming ventures.

  Providence Journal was incorporated in the State of Rhode Island in 1884. Its principal executive offices are located at 75 Fountain Street, Providence, Rhode Island, and its telephone number is (401) 277-7000. Unless the context otherwise indicates, the term "Providence Journal" refers to Providence Journal and its consolidated subsidiaries.

  NEW PROVIDENCE JOURNAL. New Providence Journal was incorporated in the State of Delaware on November 15, 1994 and is currently a wholly owned subsidiary of Providence Journal. In the event the Providence Journal Proposals are approved by the required vote of stockholders of Providence Journal and the other conditions in the Merger Agreement are satisfied or waived, Providence Journal will transfer the PJC Publishing Business, the PJC Broadcasting Business and all other assets and liabilities of the PJC Non-Cable Business to New Providence Journal, the shares of which will be distributed to the stockholders of Providence Journal in the PJC Spin-Off. Following the Merger and the other transactions described in this Joint Proxy Statement-Prospectus, New Providence Journal will be an independent company engaged in the same businesses (other than those relating to the PJC Cable Business) and having the same Board of Directors and management as Providence Journal had prior to the consummation of the Merger and the other transactions described herein. The principal executive offices of New Providence Journal are located at 75 Fountain Street, Providence, Rhode Island, and its telephone number is
(401) 277-7000.

THE SPECIAL MEETINGS

  CONTINENTAL. The Continental Special Meeting will be held at the offices of Sullivan & Worcester, One Post Office Square, Boston, Massachusetts, 02109 on
June  , 1995, beginning at     local time. The purpose of the Continental
Special Meeting is to consider and vote upon the Continental Proposals and certain other proposals. (See "The Special Meetings--Matters to Be Discussed at the Special Meetings--Continental".)

  The record date for the Continental Special Meeting is May 31, 1995 (the "Continental Record Date"). Accordingly, holders of record of Continental Voting Stock as of the Continental Record Date will be entitled to notice of, and to vote at, the Continental Special Meeting.

  The presence in person or by proxy of shares representing a majority of votes entitled to be cast by holders of the Continental Voting Stock as of the Continental Record Date is required to constitute a quorum for the transaction of business at the Continental Special Meeting.

  The Merger Agreement and each of the transactions contemplated thereby, including the Merger, must be approved by a majority of the votes entitled to be cast by the holders of the Continental Voting Stock, voting as a single class. The Continental Recapitalization Amendment must be approved by 66 2/3% of the votes entitled to be cast by the holders of Continental Voting Stock, voting as a single class, and separately by a majority of the votes entitled to be cast by the holders of the Continental Series A Preferred Stock. All of the holders of the Continental Series A Preferred Stock have executed irrevocable proxies in connection with such separate class vote on the Continental Recapitalization Amendment. The election of Directors will be determined by a plurality of the votes cast at that Special Meeting by the holders of the Continental Voting Stock, voting as a single class.

  PROVIDENCE JOURNAL. The Providence Journal Special Meeting will be held at the offices of Providence Journal on June , 1995, beginning at 11:00 a.m. local time. The purpose of the Providence Journal Special Meeting is to consider and vote upon the Providence Journal Proposals and the approval and adoption of the Cable Division Sale Bonus Plan. (See "The Special Meetings-- Matters to Be Discussed at the Special Meetings--Providence Journal".)

  The record date for the Providence Journal Special Meeting is June , 1995 (the "Providence Journal Record Date"). Accordingly, holders of record of Providence Journal Common Stock as of the Providence Journal Record Date will be entitled to notice of, and to vote at, the Providence Journal Special Meeting.

  The presence in person or by proxy of shares representing a majority of votes entitled to be cast by holders of Providence Journal Common Stock as of the Providence Journal Record Date is required to constitute a quorum for the transaction of business at the Providence Journal Special Meeting.

  The Plan of Reorganization (and each of its three components) must be approved by a majority of the votes entitled to be cast by the holders of both Providence Journal Class A Common Stock and Providence

Journal Class B Common Stock, with each class voting separately. The Merger Agreement and each of the transactions contemplated thereby, including the Merger, must be approved by a majority of the votes entitled to be cast by the holders of Providence Journal Common Stock, voting as a single class. Although stockholder approval of the Cable Division Sale Bonus Plan is not required in order to implement the plan, Providence Journal is seeking approval of 75% of the votes entitled to be cast, which is the vote required by the Internal Revenue Code of 1986, as amended (the "Code"), to render some or all of the payments under the Cable Division Sale Bonus Plan deductible to Providence Journal for federal income tax purposes and to avoid the imposition of a federal excise tax on the recipients of such payments.

SECURITY OWNERSHIP OF MANAGEMENT

  CONTINENTAL. Giving effect to the Continental Recapitalization Amendment and the Continental Stock Split described below in "The Continental Recapitalization Amendment and the Continental Stock Split", as of April 30, 1995, Directors and executive officers of Continental and their respective affiliates may be deemed to be the beneficial owners of 91,373,425 shares of the outstanding Continental Common Stock (treating the Continental Series A Preferred Stock as if it were converted into Continental Class B Common Stock), which constitute in the aggregate approximately 65.58% of the total votes entitled to be cast by the holders of Continental Voting Stock. It is anticipated that each of such Directors, executive officers and their respective affiliates will vote their shares in favor of each of the Continental Proposals and the other proposals. (See "The Special Meetings-- Ownership of Continental Securities" and "Description of Continental-- Beneficial Ownership of Continental Capital Stock After the Merger" and "The Merger--Ancillary Agreements--Voting Agreement".) All of the Directors of Continental have waived their appraisal rights with respect to shares of Continental Voting Stock that they own.

  PROVIDENCE JOURNAL. As of April 30, 1995, Directors and executive officers of Providence Journal and their affiliates may be deemed to be the beneficial owners of 6,610 shares of the outstanding Providence Journal Class A Common Stock and 6,704 shares of the outstanding Providence Journal Class B Common Stock, which constitute in the aggregate approximately 14.8% of the total votes entitled to be cast by the holders of Providence Journal Common Stock at the Providence Journal Special Meeting. It is anticipated that each of such Directors, executive officers and their affiliates will vote their shares in favor of the Providence Journal Proposals and the Cable Division Sale Bonus Plan. (See "The Special Meetings--Ownership of Providence Journal Securities" and "The Merger--Ancillary Agreements--Voting Agreement".)

THE CONTINENTAL RECAPITALIZATION AMENDMENT AND THE CONTINENTAL STOCK SPLIT

  The Continental Recapitalization Amendment provides for an increase in the number of authorized shares of capital stock of Continental from 17,700,000 to 825,000,000, including an increase in (i) the number of authorized shares of Continental Common Stock from 15,000,000 to 625,000,000, of which 425,000,000 will be shares of Continental Class A Common Stock (with one vote per share) and 200,000,000 will be shares of Continental Class B Common Stock (with ten votes per share), and (ii) the number of authorized shares of Continental Preferred Stock from 2,700,000 to 200,000,000, of which 1,142,858 are currently designated Continental Series A Preferred Stock and, upon consummation of the Merger, of which 4,987,113 will be designated as Continental Series B Preferred Stock. If the Continental Recapitalization Amendment is approved by the Continental stockholders prior to the Effective Time, the Board of Directors of Continental will declare a stock dividend in the form of (a) 24 shares of Continental Class A Common Stock for each share of Continental Class A Common Stock outstanding on the record date for such stock dividend and (b) 24 shares of Continental Class B Common Stock for each share of Continental Class B Common Stock outstanding on the record date for such stock dividend (the "Continental Stock Split"). The result of the Continental Stock Split will be that each share of Continental Common Stock currently outstanding will become 25 shares of Continental Common Stock prior to the consummation of the Merger. No stock dividend will be declared in respect of shares of Continental Series A Preferred Stock, but in accordance with their terms, the number of votes per share of Continental Series A Preferred Stock and the number of shares of Continental Common Stock into which such shares may be converted will be adjusted accordingly to reflect the Continental Stock Split. Except as noted herein, the information in this Joint Proxy Statement-Prospectus regarding the capital stock of Continental has been adjusted to reflect: (i) the Continental Recapitalization Amendment and (ii) the Continental Stock Split.

THE PRE-MERGER TRANSACTIONS

  GENERAL. Prior to and as a condition to the Merger, each of the following transactions must be consummated. (See "Pre-Merger Transactions" for a more complete description of these transactions.)

  NEW INDEBTEDNESS. Prior to the Reorganization, Providence Journal or one or more of the PJC Cable Subsidiaries will incur indebtedness in a principal amount of $755,000,000 (the "New Cable Indebtedness"). Immediately prior to the Contribution, Providence Journal will draw down the $755,000,000 of the New Cable Indebtedness in order to consummate the Kelso Buyout (as defined below), to purchase minority interests in certain PJC Cable Subsidiaries not presently wholly owned by Providence Journal to pay costs associated with the Merger and certain deferred compensation totalling $82,000,000 and to repay existing indebtedness. (See "Description of Continental Indebtedness--1995 Credit Facility" for a description of a credit facility proposed to be extended to subsidiaries of Continental, which will be used, in part, to provide the $755,000,000 of New Cable Indebtedness to be incurred by Providence Journal.) Additional indebtedness required to meet the foregoing obligations, among others, will be incurred by New Providence Journal in a principal amount of approximately $192,000,000 (the "NPJ Indebtedness"). Following the Merger, New Providence Journal will have no obligations or liabilities with respect to the New Cable Indebtedness, and Continental will have no obligations or liabilities with respect to the NPJ Indebtedness. (See "Pre-Merger Transactions--New Indebtedness".)

  KELSO BUYOUT. Kelso Investment Associates IV, L.P., Kelso Partners IV, L.P. and Kelso Equity Partners II, L.P., each a Delaware limited partnership (the "Kelso Partnerships"), presently own and control 50% of the capital stock of KHC, which in turn owns and controls 100% of the capital stock of KBC. Providence Journal will use a portion of the proceeds of the New Cable Indebtedness, together with a portion of the proceeds from the NPJ Indebtedness, to acquire all shares of capital stock of KHC owned and controlled by the Kelso Partnerships for a purchase price of $265,000,000, including $5,000,000 in transaction fees (the "Kelso Buyout"). Following the Kelso Buyout, KHC will be a wholly owned subsidiary of Providence Journal. (See "Pre-Merger Transactions--Kelso Buyout".)

  The purchase price of the Kelso Partnerships' interest in KHC represents a combined purchase price for both KHC's cable television and broadcast television businesses, net of consolidated debt, expenses related to the Kelso Buyout and a pro rata share of transaction costs for the Merger and the related transactions. The portion of the Kelso Buyout purchase price represented by KHC's cable television assets (the "King Cable Assets") is equal to the pro rata portion of the aggregate purchase price Continental agreed to pay for the PJC Cable Business as a whole (including the King Cable Assets) attributable to such assets. The purchase price of the Kelso Partnerships' interest in KHC also includes a negotiated value for the KHC broadcast television business based on a multiple of cash flow appropriate to that industry in the opinion of Providence Journal management.

  PLAN OF REORGANIZATION. In order to protect the tax-free nature of the Merger to the holders of Providence Journal Common Stock, the Plan of Reorganization provides, and the Merger Agreement requires, that Providence Journal reorganize its corporate structure. The actions described in clauses (i) through (iii) below together constitute the "Restructuring". (As used in the Joint Proxy Statement-Prospectus, the term "KBC" shall mean King Broadcasting Company before the Restructuring and the term "Restructured PJC" shall mean King Broadcasting Company after the Restructuring.) Consequently, on or prior to the Effective Time, each of the following transactions, which comprise the Reorganization, will occur in immediate succession:

    (i) KHC will contribute all of its assets (consisting solely of 100% of the outstanding capital stock of KBC) to KBC in exchange for KBC's assumption of all KHC's liabilities and obligations and for shares of common stock of KBC, which will be distributed to Providence Journal in exchange for and in redemption of all of KHC's outstanding capital stock. KHC will then be dissolved pursuant to the General Corporation Law of the State of Delaware (the "DGCL" or "Delaware Law"). As a result, KBC will become a direct wholly owned subsidiary of Providence Journal.

    (ii) Providence Journal will contribute all of its businesses and assets to KBC (hereinafter referred to in this clause (ii) and clauses (iii) through (v) below as "Restructured PJC") in exchange for shares of Restructured PJC Common Stock, and KBC will assume all of the obligations and liabilities of Providence Journal.

    (iii) Providence Journal will commence dissolution proceedings under Rhode Island Law, and the Restructured PJC Common Stock, which shall then be the sole remaining asset of Providence Journal, will be distributed to the holders of Providence Journal Common Stock in proportion to the class and number of shares of Providence Journal Common Stock so owned by such holders. As a result, each holder of Providence Journal Common Stock immediately prior to the Restructuring will own the same number and class of shares of Restructured PJC Common Stock as such holder owned in Providence Journal.

    (iv) Pursuant to the Contribution, Restructured PJC will contribute all of the PJC Non-Cable Business and the liabilities related thereto to New Providence Journal, its wholly owned subsidiary. In exchange for such contribution, New Providence Journal will issue to Restructured PJC a number of shares of New Providence Journal Class A Common Stock and New Providence Journal Class B Common Stock equal to the number of outstanding shares of Restructured PJC Class A Common Stock and Restructured PJC Class B Common Stock, respectively.

    (v) Pursuant to the Distribution, Restructured PJC will distribute one share of New Providence Journal Class A Common Stock to the holder of each share of Restructured PJC Class A Common Stock and one share of New Providence Journal Class B Common Stock to the holder of each share of Restructured PJC Class B Common Stock, each as outstanding immediately prior to the Distribution. As a result, each holder of Providence Journal Common Stock immediately prior to the Restructuring will own the same number and class of shares in New Providence Journal as such holder owned in Providence Journal.

  The Contribution (and the assumption of liabilities by New Providence Journal in connection with the Contribution described in (iv) above) and the Distribution (described in (v) above) are hereinafter collectively referred to as the "PJC Spin-Off". The terms of the PJC Spin-Off are contained in the form of Contribution and Assumption Agreement, a copy of which is attached as Exhibit B to the Merger Agreement (the "Contribution and Assumption Agreement"). In connection with and as part of the PJC Spin-Off, New Providence Journal will assume and agree to hold Restructured PJC harmless from all liabilities of Restructured PJC other than the New Cable Indebtedness and liabilities associated with the PJC Cable Business and Restructured PJC's obligations under the Contribution and Assumption Agreement. Restructured PJC will in turn agree to hold New Providence Journal harmless from such unassumed liabilities, which will become liabilities of Continental pursuant to the Merger.

  Pursuant to the Contribution and Assumption Agreement, New Providence Journal has agreed that for a period of four years from the Effective Time, it will not
(i) sell, transfer, assign or otherwise dispose of any material assets or (ii) declare, set aside or pay any dividend or other distribution (with certain exceptions) in respect of its capital stock, or redeem or otherwise acquire any of its capital stock, if, as a result of any such transaction, New Providence Journal would have a fair market value (determined on the basis of a sale on a private market, going concern basis, free and clear of all liabilities) of less than: (x) for the period to and including the first anniversary of the Effective Time, $200,000,000, (y) for the period from such first anniversary to and including the second anniversary of the Effective Time, $150,000,000 and (z) for the period from such second anniversary to and including the fourth anniversary of the Effective Time, $50,000,000, provided, however, that New Providence Journal may proceed with any transaction which would otherwise be prohibited by the foregoing if it provides security to Continental in form and amount reasonably acceptable to Continental.

OWNERSHIP OF NEW PROVIDENCE JOURNAL AFTER THE PJC SPIN-OFF AND THE MERGER

  Following the PJC Spin-Off and the Merger, holders of shares of Providence Journal Common Stock immediately prior to the Reorganization who have not exercised and perfected statutory dissenters' rights under the RIBCA will own shares of New Providence Journal Common Stock constituting 100% of the equity and voting power of New Providence Journal, in the same number (and of the same class) as shares of Providence Journal Common Stock that such holders owned immediately prior to the Reorganization. (See "Rights of Dissenting Stockholders--Providence Journal" for a description of dissenters' rights available to Providence Journal stockholders.)

THE MERGER

  The Merger Agreement provides that, subject to the requisite adoption and approval by Continental's stockholders of the Continental Recapitalization Amendment and the Merger, the requisite adoption and approval by the Providence Journal stockholders of the Plan of Reorganization and the Merger and the satisfaction or waiver of certain other conditions, at the Effective Time, Restructured PJC (which, at the time of the Merger, will own only the PJC Cable Business) will be merged with and into Continental, the separate existence of Restructured PJC will cease, and Continental will continue as the surviving corporation. As a result of the Merger, Continental will acquire the PJC Cable Business and will assume the New Cable Indebtedness and substantially all of the liabilities of Restructured PJC relating to the PJC Cable Business.

  In the Merger, shares of Restructured PJC Common Stock outstanding immediately prior to the Merger shall be converted into shares of Continental Merger Stock. Giving effect to the Continental Stock Split, the number of shares of Continental Class A Common Stock and of Continental Series B Preferred Stock to be issued in exchange for each share of Restructured PJC Common Stock will be determined by the following formulas (subject to the effects of the Preferred Stock Election described below):

   Class A Common Stock Formula:                     Maximum Amount
                                          ---------------------------------------
                                            $19.40 x PJC Outstanding Shares
   Series B Preferred Stock Formu-
    la:                                               $96,750,000
                                          ---------------------------------------
                                            $19.40 x PJC Outstanding Shares
   "Maximum Amount"...............  means $548,250,000, which amount will be reduced by the amount set forth opposite each of the
                                    following PJC Cable Subsidiaries (which are not
                                    currently wholly owned by Providence Journal) if
                                    Restructured PJC does not, directly or
                                    indirectly, wholly own such PJC Cable Subsidiary
                                    at the Effective Time.
                                                 Subsidiary               Reduction
                                                 ----------               ---------
                                    Copley/Colony, Inc.                  $42,610,000
                                    Dynamic Cablevision of Florida, Ltd. $11,300,000
   "PJC Outstanding Shares".......  means the shares of Providence Journal Common
                                    Stock outstanding immediately prior to the
                                    Restructuring (other than shares owned directly
                                    or indirectly by Providence Journal as treasury
                                    stock or by any of its subsidiaries).

  As of the date of this Joint Proxy Statement-Prospectus, Providence Journal owns, directly or indirectly, 50% of Copley/Colony, Inc., ("Copley/Colony") and 89.8% of Dynamic Cablevision of Florida, Ltd. (the "Dynamic Partnership"). Providence Journal anticipates that as of the Effective Time it will have purchased the minority interests in each such subsidiary, and each such subsidiary will be wholly owned by Restructured PJC, although there can be no assurances in this regard. Pursuant to the Merger Agreement, Providence Journal has already purchased a 7% interest in Vision Cable Company of Rhode Island, Inc. and a 50% interest in California CATV Partners. Providence Journal has signed a purchase agreement for the 50% interest in Copley/Colony and closed the purchase in escrow, pending receipt of franchise authority approvals for the transfer. It is anticipated that such purchase will be completed in the second quarter of 1995. The limited partner in the Dynamic Partnership and Providence Journal are currently in litigation concerning the transactions contemplated by the Merger Agreement. (See "Description of Providence Journal Cable Television Business--Legal Proceedings".) The value derived from the Continental Merger Stock to be received by the Providence Journal stockholders is the same as the values assigned to the minority interests in the PJC Cable Subsidiaries discussed above, based on a multiple of cash flow analysis. No affiliates of Providence Journal or Continental owned or own minority interests in the above-discussed PJC Cable Subsidiaries.

  The Merger Agreement provides that no fractional shares of Continental Merger Stock will be issued in connection with the Merger. In lieu of any such fractional interests, each holder of Restructured PJC Common Stock entitled to receive Continental Merger Stock pursuant to the Merger will be entitled to receive an amount in cash (without interest), rounded to the nearest cent, determined by multiplying $19.40 by the fractional interest in the share of Continental Class A Common Stock or Continental Series B Preferred Stock, as the case may be, to which such holder would otherwise be entitled (after taking into account all shares of Continental Class A Common Stock and/or Continental Series B Preferred Stock being issued to such holder pursuant to the Merger Agreement).

  After giving effect to the Continental Stock Split and assuming that no adjustment is made to the Maximum Amount, holders of Providence Journal Common Stock will receive an aggregate of 28,260,309 shares of Continental Class A Common Stock and 4,987,113 shares of Continental Series B Preferred Stock pursuant to the Merger. (See "Description of Continental Capital Stock".)

  The number of shares of Continental Merger Stock to be issued shall be accordingly adjusted if between November 18, 1994 and the Effective Time the outstanding shares of Continental Class A Common Stock or Providence Journal Common Stock shall have been further changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

CONTINENTAL SERIES B PREFERRED STOCK ELECTION

  If Continental Series B Preferred Stock is to be issued in connection with the Merger, each of the Providence Journal stockholders will have the option to elect, subject to certain limitations, the percentage of Continental Class A Common Stock and Continental Series B Preferred Stock that such holder shall be entitled to receive in respect of each share of Restructured PJC Common Stock held by such holder of Providence Journal Common Stock (the "Preferred Stock Election"). For a more detailed discussion of the Preferred Stock Election, see "The Merger--General Provisions--Share Exchange". The number of shares of Continental Class A Common Stock and Continental Series B Preferred Stock to be exchanged for each share of Restructured PJC Common Stock will be determined in accordance with such procedure. For a discussion of the terms of the Continental Series B Preferred Stock to be issued in the Merger, see "Description of Continental Capital Stock--Continental Series B Preferred Stock".

  Continental has reserved the right in the Merger Agreement not to issue any shares of Continental Series B Preferred Stock to which the stockholders of Restructured PJC otherwise would be entitled. If it elects not to issue Continental Series B Preferred Stock, the Maximum Amount will be increased by $96,750,000 (and the maximum number of shares of Continental Class A Common Stock to be issued in the Merger will be 33,247,422). The Merger Agreement provides that no later than 30 days prior to the date of mailing of this Joint Proxy Statement-Prospectus to the holders of Providence Journal Common Stock, Continental will notify Providence Journal of its election to issue or not issue shares of Continental Series B Preferred Stock.

PAYMENT FOR SHARES

  For a description of the method of delivery of shares of Continental Class A Common Stock and Continental Series B Preferred Stock to be issued in the Merger and New Providence Journal Common Stock to be issued in the PJC Spin-Off, see "Payments and Distributions to Stockholders". STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

WORKING CAPITAL ADJUSTMENT

  Immediately prior to the Effective Time and after giving effect to the PJC Spin-Off, Restructured PJC will deliver to Continental a schedule setting forth Restructured PJC's best estimate of the consolidated current assets minus consolidated current liabilities, determined in accordance with generally accepted accounting principles ("Working Capital"), of the PJC Cable Subsidiaries as of the Effective Time. If such schedule determines that Working Capital is greater than zero, Continental shall pay the excess to New Providence Journal in immediately available funds; if the schedule determines that Working Capital is less than zero, New Providence Journal shall pay the difference to Continental in immediately available funds. Within 90 days after the Effective Time, Continental shall deliver to New Providence Journal its determination of the Working Capital as of the Effective Time and after giving effect to the PJC Spin-Off. Within 10 days thereafter (or within 10 days of the resolution of any dispute regarding such determination, which dispute, if not resolved by Continental and New Providence Journal, will be resolved by an independent certified public accounting firm mutually acceptable to Continental and New Providence Journal, the decision of which shall be final and binding on Continental and New Providence Journal), Continental shall pay to New Providence Journal, or New Providence Journal shall pay to Continental, as the case may be, in immediately available funds, any additional payment to which such party would have been entitled at the Effective Time based on the final determination of Working Capital. Based upon the financial statements of Providence Journal's cable division ("Providence Journal Cable") as of March 31, 1995, the Working Capital deficit is estimated to be approximately $10,000,000 as of such date. There can, however, be no assurances that the actual Working Capital adjustment will equal or approximate this amount.

OWNERSHIP OF CONTINENTAL STOCK AFTER THE MERGER

  Assuming that the Merger was consummated on the date hereof (and assuming there are no adjustments to the Maximum Amount), holders of shares of Restructured PJC Common Stock would own Continental Class A Common Stock constituting approximately 16.2% of the outstanding Continental Common Stock (treating the Continental Series A Preferred Stock as if it were converted into Continental Class B Common Stock) and 100% of the Continental Series B Preferred Stock. The Continental Merger Stock represents an aggregate of approximately 2.3% of the voting power of Continental. Continental has reserved the right to issue additional shares of its capital stock between the date hereof and the consummation of the Merger, including, without limitation, in connection with other acquisitions by Continental.

RECOMMENDATION OF THE BOARDS OF DIRECTORS

  CONTINENTAL. The Board of Directors of Continental, by unanimous vote, has approved and adopted (i) the Merger Agreement, each of the transactions contemplated thereby relating to Continental, including the

Merger, and (ii) the Continental Recapitalization Amendment, and believes that such actions are in the best interests of and fair to Continental and its stockholders. Accordingly, the Continental Board of Directors recommends that Continental stockholders vote FOR each of the proposals, including the Continental Proposals. (See "Background of the Transactions--Continental's Reasons for the Merger; Recommendation of Continental Board of Directors".)

  PROVIDENCE JOURNAL. The Board of Directors of Providence Journal, by unanimous vote, has approved and adopted (i) the Plan of Reorganization and the Merger Agreement and each of the transactions contemplated thereby relating to Providence Journal, including the Merger, and believes that such actions are in the best interests of and fair to Providence Journal and its stockholders and
(ii) the Cable Division Sale Bonus Plan. Accordingly, the Providence Journal Board of Directors recommends that Providence Journal stockholders vote FOR each of the proposals, including the Providence Journal Proposals. (See "Background of the Transactions--Providence Journal's Reasons for the Reorganization and the Merger" and "Recommendation of Providence Journal Board of Directors".)

OPINION OF FINANCIAL ADVISOR

  On November 15, 1994, Bear, Stearns & Co. Inc. ("Bear Stearns") rendered to the Board of Directors of Providence Journal its oral opinion (which was subsequently confirmed in writing) to the effect that, as of such date, the PJC Spin-Off, the Kelso Buyout, the Merger and certain related transactions (collectively, the "Providence Journal Transactions") in the aggregate were fair, from a financial point of view, to the stockholders of Providence Journal. Providence Journal paid a fee of $400,000 to Bear Stearns for rendering its opinion in connection with the Providence Journal Transactions, which will be credited against the transaction fee payable upon the consummation of the Merger. The full text of Bear Stearns' opinion dated
1995, which sets forth assumptions made, matters considered and attendant limitations, is attached hereto as Annex III to this Joint Proxy Statement-Prospectus and is incorporated herein by reference. Providence Journal stockholders are urged to, and should, read such opinion carefully in its entirety. (See "Background of the Transactions--Opinion of Financial Advisor to Providence Journal".)

EFFECTIVE TIME OF MERGER

  The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware and articles of merger with the Secretary of State of the State of Washington in accordance with applicable law, or at such later date as the certificate of merger and articles of merger may specify. It is anticipated that, if approved by the stockholders of both Continental and Providence Journal, the Merger will become effective in the third quarter of 1995; however, as the Merger and the related transactions are conditioned upon regulatory approvals and third party consents, no assurances can be given as to when the consummation of the Merger will actually occur.

CONDITIONS TO THE MERGER

  Consummation of the Merger and each of the transactions contemplated thereby is conditioned on, among other things, (i) approval of the Continental Proposals by the holders of Continental Voting Stock and the Providence Journal Proposals by the holders of Providence Journal Common Stock, (ii) the incurrence of the New Cable Indebtedness and the NPJ Indebtedness, the consummation of the Kelso Buyout and the completion of the Reorganization,
(iii) the consents and/or waivers from the relevant governmental entities under certain cable television franchises issued to Providence Journal and its subsidiaries, (iv) no injunction or order of any governmental authority remaining in effect which prohibits or makes illegal any of the transactions contemplated by the Merger Agreement or which could have a material adverse effect on the PJC Cable Business or Continental, (v) Providence Journal's receipt from the Internal Revenue Service (the "Service") of a private letter ruling and from its legal counsel of an opinion as to certain tax matters, (vi) the performance by each party to the Merger Agreement of its respective obligations thereunder and (vii) the approval for listing of Continental Merger Stock on NASDAQ or a national securities exchange. (See "The Merger--Conditions Precedent".)

NASDAQ LISTING

  CONTINENTAL. Continental has agreed to list the Continental Merger Stock on NASDAQ or a national securities exchange on or prior to the time of issuance.

  NEW PROVIDENCE JOURNAL. The shares of New Providence Journal Class A Common Stock and New Providence Journal Class B Common Stock to be distributed to stockholders of Providence Journal will not be listed on NASDAQ or a national securities exchange.

ACQUISITION PROPOSALS

  The Merger Agreement prohibits Providence Journal, its subsidiaries and their respective officers, Directors, representatives and agents from, directly or indirectly, knowingly encouraging, soliciting, initiating or participating in any way in discussions or negotiations with, or knowingly providing any confidential information to, any person (other than Continental or any affiliate or associate of Continental and their respective Directors, officers, employees, representatives and agents) concerning any merger, consolidation, share exchange or similar transaction involving Providence Journal or any of the PJC Cable Subsidiaries or certain purchases of any portion of the operating assets of, or any equity interests in, the PJC Cable Subsidiaries. However, Providence Journal's Board of Directors may (i) take and disclose to Providence Journal's stockholders a position with respect to a tender offer for Providence Journal Common Stock by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, (ii) make such disclosure to Providence Journal's stockholders as, in the judgment of Providence Journal's Board of Directors with the written advice of outside counsel, may be required under applicable law, (iii) respond to any unsolicited proposal or inquiry by advising the person making such proposal or inquiry of the terms of the provision summarized in this paragraph, and (iv) participate in discussions or negotiations resulting from an unsolicited proposal if Providence Journal's Board of Directors determines, with the written advice of outside counsel, that it is required to do so in the exercise of its fiduciary duties. Providence Journal has agreed to notify Continental promptly if any such proposal or inquiry is received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, Providence Journal and to furnish Continental with a copy of any proposal that Providence Journal's Board of Directors has determined is a "Superior Proposal" (as defined below under the caption "The Merger--Certain Covenants--Acquisition Proposals").

REGISTRATION RIGHTS

  Continental and New Providence Journal have agreed that, on or prior to the consummation of the Merger, they will enter into a registration rights agreement relating to the Continental Class A Common Stock to be issued pursuant to the Merger, the form of which has been agreed to by the parties. Such agreement will provide for two demand registrations and unlimited (subject to certain exceptions) "piggyback" registrations with respect to primary public issuances by Continental of Continental Class A Common Stock; provided, however, that such registration rights will not be available to any former Providence Journal stockholder (collectively, the "Registration Rights Holders") to the extent that shares of Continental Class A Common Stock are then freely transferable by the Registration Rights Holder requesting a registration in the manner contemplated by such request without violation of the registration requirements of the Securities Act. Registration Rights Holders will not be entitled to assign their rights under such registration rights agreement.

UNDERTAKINGS REGARDING PUBLIC OFFERING

  Continental has agreed in the Merger Agreement that it will use its best efforts to consummate a registered public offering of shares of Continental Class A Common Stock (which, at Continental's option, may be a primary offering and/or a secondary offering) prior to the first anniversary of the Effective Time for aggregate consideration (before underwriting discounts) of not less than $150,000,000 (the "Offering"). Continental will not be required to consummate the Offering if it has issued, on or before the first anniversary of the Effective Time, shares of its capital stock for aggregate consideration of at least $1,000,000,000 pursuant to a binding agreement or agreements. The Merger Agreement further provides that if Continental has failed (i) to enter into such an agreement by the 180th day following the Effective Time or (ii) to commence the Offering prior to such date, Continental will file a registration statement with respect to such Offering with the Commission within 60 days of receipt of the written request of New Providence Journal, unless Continental's investment banker advises Continental in writing, following receipt of such written request, that because of market conditions it is not advisable for Continental to conduct the Offering at that time, in which case Continental's obligation to use its best efforts to conduct the Offering shall be extended until such time as Continental's investment banker advises it in writing that market conditions no longer render it inadvisable to conduct the Offering.

TERMINATION FEES AND EXPENSES; INDEMNIFICATION

  The Merger Agreement may be terminated at any time prior to the Effective Time by mutual written consent of Continental, Providence Journal and New Providence Journal, or by either Continental or Providence Journal individually under certain specified circumstances. If the Merger Agreement is terminated under certain circumstances described under the caption "The Merger-- Termination--Termination Fees and Expenses; Option to Purchase Palm Springs System", Providence Journal may be required to pay to Continental a termination fee of $42,000,000 (the "Break-Up Fee") plus up to an additional $10,000,000 to reimburse Continental for reasonable fees and expenses it has incurred in connection with the Merger Agreement and each of the transactions contemplated thereby. If the Merger Agreement is terminated under other circumstances, either Continental or Providence Journal may be required to pay to the other an amount of up to $10,000,000 as compensation for reasonable fees and expenses it has incurred in connection with the Merger Agreement and each of the transactions contemplated thereby. In addition, if the Merger Agreement is terminated under circumstances in which Continental is entitled to the Break-Up Fee, Providence Journal has granted to Continental the option to purchase the cable television systems operated by Providence Journal and its subsidiaries in Palm Springs, California and the surrounding communities (the "Palm Springs System") at a purchase price of $68,500,000. (See "The Merger--Termination".) The Merger Agreement provides for contractual indemnification by each of the parties for various breaches of representations and warranties, misleading statements or omissions, third party claims and stockholder suits. (See "The Merger--Indemnification".)

CORPORATE GOVERNANCE

  CONTINENTAL. All of the officers and Directors of Continental immediately prior to the Effective Time will continue as officers and Directors after the Effective Time. (See "Description of Continental--Directors, Executive Officers and Other Officers of Continental".) Pursuant to the Merger Agreement, until the Effective Time, Providence Journal will have the right to appoint two persons who will be permitted to attend meetings of the Board of Directors of Continental (the "Providence Journal Nominees"). The Merger Agreement further provides that if, at any such meeting, (i) any resolution is approved by the Continental Board of Directors by only one vote or, with respect to any resolution pertaining to certain matters, two members of Continental's Board of Directors vote against such resolution, and (ii) the Providence Journal Nominees indicate that they would have voted against such resolution had they been Directors of Continental, Continental has agreed to act upon such resolution as though it had not been approved by the Continental Board of Directors. At the Effective

Time, the Providence Journal Nominees shall be appointed to serve as Class C Directors for a three-year term. Following the expiration of their term, the Continental Board of Directors has agreed to exercise all authority under Delaware Law to nominate two persons designated by New Providence Journal for one additional three-year term. (See "The Merger--Certain Covenants--Certain Rights with Respect to Continental's Board of Directors".)

  NEW PROVIDENCE JOURNAL. All of the officers and Directors of Providence Journal prior to the Restructuring are expected to serve as officers and Directors of New Providence Journal immediately after the Effective Time. (See "Description of Providence Journal and New Providence Journal--Executive Officers and Directors of Providence Journal and New Providence Journal".)

INTERESTS OF CERTAIN PERSONS

  In considering the recommendation of the Board of Directors of Providence Journal with respect to the Providence Journal Proposals and the Cable Division Sale Bonus Plan, stockholders of Providence Journal should be aware that certain members of Providence Journal management and its Board of Directors have certain interests in the Reorganization and the Merger that may present them with actual or potential conflicts of interest in connection with the Merger. As of the Effective Time, New Providence Journal will assume the following stock incentive plans of Providence Journal: (i) the 1994 Employee Stock Option Plan; (ii) the 1994 Non-Employee Director Stock Option Plan; and
(iii) the Restricted Stock Unit Plan. Prior to the Effective Time, New Providence Journal will also assume the following tax-qualified retirement plans maintained by Providence Journal: (i) the Providence Journal Pension Plan; (ii) the Journal Guild 401(k) Plan; and (iii) the Journal 401(k) Plan. In addition, the Cable Division Sale Bonus Plan, designed to retain certain of Providence Journal's cable executives and provide them with incentives to maximize the operating performance of the PJC Cable Business pending consummation of the Merger, provides for bonuses which are payable only if the Merger is consummated. As of May 1, 1995, the total pool in which the 14 participants in the Cable Division Sale Bonus Plan are eligible to share is an amount equal to $5.2 million, contingent upon the achievement of the plan objectives. While not contingent upon the Reorganization or the Merger, the Providence Journal Incentive Stock Unit Plan will be terminated and liquidated upon the next independent appraisal of Providence Journal Class A Common Stock, which is anticipated to be in mid-1995, but in any event, prior to the consummation of the Merger. (See "Certain Considerations Relating to the Transactions--Interests of Certain Persons in the Transactions" and "Description of Providence Journal and New Providence Journal--Executive Compensation--Providence Journal Incentive Stock Unit Plan".)

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  CONSUMMATION OF THE MERGER IS CONDITIONED ON THE RECEIPT OF A FAVORABLE PRIVATE LETTER RULING FROM THE SERVICE THAT VARIOUS TRANSACTIONS COMPRISING THE REORGANIZATION WILL QUALIFY AS TAX-FREE REORGANIZATIONS AND DISSOLUTIONS UNDER THE CODE, AND UPON RECEIPT OF AN OPINION OF EDWARDS & ANGELL, COUNSEL TO PROVIDENCE JOURNAL, THAT THE MERGER WILL QUALIFY AS A TAX-FREE REORGANIZATION UNDER THE CODE. (SEE "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS".)

ACCOUNTING TREATMENT

  The Merger will be accounted for using the purchase method of accounting. Continental will be treated as the acquiror of the PJC Cable Business and, as a result, the assets of the PJC Cable Business will be recorded at their estimated fair values. (See "Description of Continental--Unaudited Pro Forma Financial Statements" for a description of the adjustments expected to be recorded to Providence Journal's financial statements.)

  The Contribution will be recorded at historical cost and will not result in a step-up in basis in the financial statements of New Providence Journal.

RIGHTS OF DISSENTING STOCKHOLDERS

  CONTINENTAL. Pursuant to Delaware Law, any holder of Continental Voting Stock
(i) who files a demand for appraisal in writing prior to the vote taken at the Continental Special Meeting and (ii) whose shares are not voted in favor of the Merger, shall be entitled to appraisal rights under Section 262 of the DGCL ("Section 262"). (See "Rights of Dissenting Stockholders--Continental".) All of the Directors of Continental have waived their appraisal rights with respect to shares of Continental Voting Stock that they own.

  PROVIDENCE JOURNAL. Pursuant to Rhode Island Law, any holder of Providence Journal Common Stock (i) who files a written objection to the Plan of Reorganization and the Merger prior to or at the Providence Journal Special Meeting; (ii) who, within ten days after the date on which the vote was taken, makes written demand on Continental for payment of the fair value of the stockholder's shares; and (iii) whose shares are not voted in favor of the Plan of Reorganization and the Merger, shall be entitled to dissenting stockholders' rights under Section 7-1.1-74 of RIBCA ("Section 74"). Holders of Providence Journal Common Stock who exercise and perfect dissenters' rights under Section 74 will be entitled to payment of the fair value of such stockholders' shares of Providence Journal Common Stock. (See "Rights of Dissenting Stockholders-- Providence Journal" for a description of such rights, including a summary of the steps which must be taken to comply withSection 74.)

VOTING AGREEMENT

  In connection with the execution of the Merger Agreement, certain Directors and executive officers of Providence Journal entitled to exercise voting power with respect to an aggregate of 323 shares of Providence Journal Common Stock (approximately 0.30% of the voting power of the outstanding Providence Journal Common Stock), and Amos B. Hostetter, Jr. and Timothy P. Neher, as the trustees of the Amos B. Hostetter, Jr. 1989 Trust (the "Trust") entitled to exercise voting power with respect to an aggregate of 42,843,550 shares of Continental Class B Common Stock (approximately 30.89% of the voting power (treating the Continental Series A Preferred Stock as if it were converted into Continental Class B Common Stock) of the Continental Voting Stock), entered into an agreement (the "Voting Agreement") pursuant to which such stockholders agreed, among other things, to vote all of their shares in the following manner. Such Directors and executive officers of Providence Journal holding Providence Journal Common Stock have agreed to vote (i) in favor of each of the Providence Journal Proposals, (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between Providence Journal or any of the PJC Cable Subsidiaries and any person other than Continental, or any other action which would result in the breach of any covenant, representation or warranty in the Merger Agreement, or cause any conditions to the obligations of Providence Journal under the Merger Agreement not to be fulfilled and
(iii) in favor of any other matter relating to the consummation of the transactions contemplated by the Merger Agreement. The Trust agreed to vote (x) in favor of each of the Continental Proposals, (y) against any action that would result in a breach of any covenant, representation or warranty under the Merger Agreement, or that would result in any of the conditions to the obligations of Continental under the Merger Agreement not being fulfilled and
(z) in favor of any other matter relating to the consummation of the transactions contemplated by the Merger Agreement. Execution of the Voting Agreement was a condition to Continental and Providence Journal entering into the Merger Agreement, and no compensation was paid to any person in consideration for entering into such agreement. (See "The Merger--Ancillary Agreements--Voting Agreement".)

NONCOMPETITION AGREEMENT

  As a condition to the Merger, New Providence Journal must enter into an agreement (the "Noncompetition Agreement") pursuant to which New Providence Journal shall agree that, for a period of three years after the Effective Time, neither it nor any of its subsidiaries will (or will attempt to), on its own behalf or in the service or on behalf of others, (i) solicit for employment, interfere with or entice away any of the Directors, officers, employees or agents of Continental or any person who at any time on or after January 1, 1994 was an officer or employee of Providence Journal or the PJC Cable Subsidiaries and who is employed by Continental following the Effective Time, (ii) subject to certain exceptions, engage in any manner in the operation (in specified geographical areas) of cable television systems providing the services provided by Providence Journal, KBC and the PJC Cable Subsidiaries at the Effective Time other than the business of developing or creating programming (the "Restricted Business") or
(iii) use or permit Providence Journal's or New Providence Journal's name to be used in connection with any Restricted Business in specified geographical locations. (See "The Merger--Ancillary Agreements--Noncompetition Agreement".)

COMPARISON OF RIGHTS OF STOCKHOLDERS

  The rights of holders of Providence Journal Common Stock currently are governed by Rhode Island Law, Providence Journal's Charter (the "Providence Journal Charter") and By-Laws (the "Providence Journal By-Laws") and the Rights Agreement between Providence Journal and The First National Bank of Boston, as Rights Agent (the "Rights Agreement"). Upon the consummation of the Reorganization and the Merger, Providence Journal stockholders who do not exercise and perfect their statutory dissenters' rights will become Continental stockholders and New Providence Journal stockholders, and their rights will be governed by the DGCL, the Continental Amended and Restated Certificate of Incorporation (the "Continental Restated Certificate"), the Continental Amended and Restated By-Laws (the "Continental By-Laws"), the New Providence Journal Certificate of Incorporation (the "New Providence Journal Certificate"), the New Providence Journal By-Laws (the "New Providence Journal By-Laws") and the New Providence Journal Rights Agreement between New Providence Journal and the First National Bank of Boston, as Rights Agent, dated as of February 1, 1995 (the "NPJ Rights Agreement"). (See "Description of New Providence Journal Common Stock--NPJ Rights Agreement", "Comparison of Rights of Stockholders of Providence Journal and New Providence Journal" and "Comparison of Rights of Stockholders of Providence Journal and Continental".)

MARKET PRICES AND DIVIDEND DATA

  CONTINENTAL. No established public trading market exists for the Continental Class A Common Stock or Continental Class B Common Stock, and accordingly, no high and low bid information or quotations are available with respect to the Continental Common Stock. The Continental Series B Preferred Stock is a new issue, and no trading market currently exists for it. Continental has not paid cash dividends on the Continental Common Stock and has no present intention of so doing after the Merger. The payment of future dividends, if any, will be determined by the Continental Board of Directors in light of conditions then existing, including earnings, financial condition and requirements, restrictions in financing agreements, business conditions and other factors. Certain agreements, pursuant to which Continental has borrowed funds, contain provisions that limit the amount of cash dividends and stock repurchases that Continental may make. (See "Description of Continental Indebtedness".)

  NEW PROVIDENCE JOURNAL. No established public trading market exists for the Providence Journal Common Stock, and accordingly no high and low bid information or quotations are available with respect to the Providence Journal Common Stock.

  The quarterly cash dividend per share paid on all Providence Journal Class A Common Stock and Providence Journal Class B Common Stock in 1992, 1993 and 1994 was $23.65, $26.00 and $28.60, respectively. Following completion of the Reorganization and the Merger, New Providence Journal expects to pay quarterly dividends on the New Providence Journal Common Stock at a rate below the rate currently paid with respect to the Providence Journal Common Stock. Although the initial dividend for New Providence Journal Common Stock has not yet been established, management's review of factors being considered in recommending a new dividend level would suggest that following the PJC Spin-Off it would be appropriate to reduce the dividend level significantly. The dividend reduction is intended to make additional funds available for operations and investment in new business opportunities.

CABLE DIVISION SALE BONUS PLAN

  The Board of Directors of Providence Journal is submitting to the stockholders for their approval, the Cable Division Sale Bonus Plan. The Cable Division Sale Bonus Plan is designed to retain certain of Providence Journal's cable executives and to provide incentives to such executives to maximize operating performance of the cable business pending completion of the Merger with bonuses payable only if the Merger is consummated. No beneficiary of such plan is an officer of Providence Journal. New Providence Journal will be responsible for all payments required to be made under the Cable Division Sale Bonus Plan. The amount of the bonuses payable pursuant to the Cable Division Sale Bonus Plan is $5,200,000, an amount that may be reduced by up to 20%, based upon a graduated scale, if the 1995 cash flow objective is not met.

PROVIDENCE JOURNAL SUMMARY CONSOLIDATED FINANCIAL DATA

  The summary consolidated financial data provided below is derived from, and should be read in conjunction with, the Consolidated Financial Statements of Providence Journal Company and Subsidiaries for the years ended December 31, 1992 through December 31, 1994 and the three months ended March 31, 1994 and 1995 contained elsewhere herein. The unaudited summary consolidated financial data for the three months ended March 31, 1994 and 1995 reflect all adjustments of a normal recurring nature that are in the opinion of management necessary for a fair presentation of that information. The Statement of Operations Data for all periods presented has been restated from previously issued financial statements to reclassify the cable television operations and net assets held for sale to discontinued operations. (See "Description of Providence Journal-- Management's Discussion and Analysis of Financial Condition and Results of Operations of Providence Journal--Discontinued Operations".)

                                                                              THREE MONTHS ENDED
                                    YEAR ENDED DECEMBER 31,                        MARCH 31
                          ------------------------------------------------  -----------------------
                            1990      1991      1992      1993      1994         1994        1995
                          --------  --------  --------  --------  --------  --------------- -------
                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA:
 Revenues...............  $169,840  $167,008  $173,579  $180,473  $192,291     $ 43,228     $45,031
 Operating Loss.........   (16,437)  (31,793)   (9,773)  (15,859)  (10,696)      (3,998)     (4,539)
 Other Income (Expense),
  net...................    (5,114)   28,790    28,968    (5,096)   (8,165)      (1,531)         19
 Income (Loss) from
  Continuing Operations
  Before Income Taxes...   (21,551)   (3,003)   19,195   (20,955)  (18,861)      (5,529)     (4,520)
 Income (Loss) from
  Continuing Operations.   (13,248)   (6,619)    7,358   (15,190)  (21,228)      (4,067)     (2,682)
 Income (Loss) Per
  Common Share from
  Continuing Operations.   (132.26)   (75.38)    85.53   (178.08)  (250.09)      (47.72)     (31.67)
                                       AS OF DECEMBER 31,                   AS OF MARCH 31,
                          ------------------------------------------------  ---------------
                            1990      1991      1992      1993      1994         1995
                          --------  --------  --------  --------  --------  ---------------
                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
 Total Assets(1)........  $784,063  $594,098  $793,433  $775,685  $724,713     $715,022
 Net Assets of
  Discontinued Cable
  Operations............    36,924    39,603   380,385   385,165   354,923      350,496
 Long-term Debt.........    28,568    28,608   253,106   276,601   247,173      247,088
 Stockholders' Equity...   460,321   399,938   391,967   359,575   285,887      280,305

- --------
(1) Includes amounts for discontinued operations.

NEW PROVIDENCE JOURNAL SUMMARY PRO FORMA FINANCIAL DATA

  The following information has been derived from the pro forma condensed consolidated balance sheet and statement of operations of Providence Journal and KHC, after giving effect to the Reorganization, the Merger and the transactions contemplated thereby. The pro forma results are not necessarily indicative of the results of operations that would have actually been obtained had the transactions been consummated as of the dates indicated in the pro forma balance sheet and statement of operations.

                                              YEAR ENDED     THREE MONTHS ENDED
                                           DECEMBER 31, 1994   MARCH 31, 1995
                                           ----------------- ------------------
                                            (IN THOUSANDS,
                                           EXCEPT PER SHARE
                                               AMOUNTS)
   STATEMENT OF OPERATIONS DATA:
    Revenues.............................      $309,350           $ 71,248
    Operating Income (Loss)..............         8,805             (2,054)
    Other Expense, Net...................       (20,289)            (5,091)
    Loss from Continuing Operations
     before Income Taxes.................       (11,484)            (7,145)
    Loss from Continuing Operations......       (16,349)            (4,912)
    Loss Per Share from Continuing
     Operations..........................       (192.61)            (58.00)
                                                 AS OF
                                            MARCH 31, 1995
                                           -----------------
                                            (IN THOUSANDS)
   BALANCE SHEET DATA:
    Total Assets.........................      $618,027
    Long-term Debt.......................       208,235
    Stockholders' Equity.................       227,419

PROVIDENCE JOURNAL CABLE SUMMARY COMBINED FINANCIAL DATA

  The following summary combined financial information for Providence Journal's owned and partially owned cable businesses has been derived from the combined financial statements of Providence Journal Cable, which consists of Colony Communications, Inc. ("Colony") (a wholly owned subsidiary of Providence Journal), the Colony Cablevision division ("Colony Cablevision") (a division of Providence Journal), Copley/Colony (a 50% owned joint venture of Colony), and King Videocable Company ("King Videocable") (a 50% owned joint venture of Providence Journal). The combined statement of operations data for the years ended December 31, 1992, 1993 and 1994 and the combined balance sheet data as of December 31, 1992, 1993 and 1994 have been derived from the audited combined financial statements of Providence Journal Cable contained elsewhere herein. The combined statement of operations data for the three months ended March 31, 1994 and 1995 and the combined balance sheet data as of March 31, 1995 have been derived from the unaudited financial statements of Providence Journal Cable that, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for such periods. Operating results for the three months ended March 31, 1995 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1995.

               (IN THOUSANDS, EXCEPT SUBSCRIBER DATA AND RATIOS)

                                                                 THREE MONTHS
                                                                     ENDED
                               YEAR ENDED DECEMBER 31,             MARCH 31,
                              ----------------------------  -----------------------
                                1992      1993      1994         1994        1995
                              --------  --------  --------  --------------- -------
   COMBINED STATEMENT OF
    OPERATIONS DATA:
    Revenues...............   $199,684  $281,593  $284,993     $ 70,356     $72,954
    Operating, Selling,
     General and
     Administrative
     Expenses..............    121,703   167,483   173,020       42,059      44,557
    Depreciation and
     Amortization..........     58,750    99,554    85,783       22,716      20,857
    Allocation of Corporate
     Overhead(1)...........      6,513     9,651    11,034        2,674       2,634
                              --------  --------  --------     --------     -------
    Operating Income.......     12,718     4,905    15,156        2,871       4,906
    Allocated Interest
     Expense from Parent
     Companies(2)..........    (16,516)  (39,938)  (41,318)      (9,899)    (10,501)
    Other, Net.............        591    (1,841)      555          620         822
                              --------  --------  --------     --------     -------
    Income (loss) before
     Income Taxes and
     Cumulative Effect of
     Change in Accounting
     Principle.............     (3,207)  (36,874)  (25,607)      (6,408)     (4,773)
    Provision for Income
     Taxes.................       (694)   11,219     8,182        1,925       1,401
                              --------  --------  --------     --------     -------
    Income (loss) before
     Change in Accounting
     Principle.............     (3,901)  (25,655)  (17,425)      (4,483)     (3,372)
    Cumulative Effect of
     Change in Accounting
     Principle.............      4,831       --        --           --          --
                              --------  --------  --------     --------     -------
    Income (loss) before
     Minority Interests....   $    930  $(25,655) $(17,425)    $ (4,483)    $(3,372)
                              ========  ========  ========     ========     =======

                                  AS OF DECEMBER 31,        AS OF MARCH 31,
                              ----------------------------  ---------------
                                1992      1993      1994         1995
                              --------  --------  --------  ---------------
   COMBINED BALANCE SHEET
    DATA:
    Total Assets...........   $867,150  $813,306  $777,102     $766,602
    Total Debt(3)..........    611,885   593,073   574,821      566,100
    Group Equity...........     89,334    70,403    57,142       54,719

                                                                 THREE MONTHS
                                                                     ENDED
                               YEAR ENDED DECEMBER 31,             MARCH 31,
                              ----------------------------  -----------------------
                                1992      1993      1994         1994        1995
                              --------  --------  --------  --------------- -------
   FINANCIAL RATIOS AND
    OTHER DATA:
    EBITDA(4)..............    $77,981  $114,110  $111,973     $ 28,261     $28,397
    EBITDA as a % of
     Revenues..............      39.1%     40.5%     39.3%        40.2%       38.9%
    Net Cash Provided by
     Operating Activities..     53,753    69,940    68,288       16,093      18,330
    Capital Expenditures...     27,391    49,094    47,766       10,649       9,613

SUBSCRIBER DATA FOR PROVIDENCE JOURNAL CABLE SYSTEMS(5)

                                     AS OF DECEMBER 31,          AS OF MARCH 31,
                                -------------------------------  ---------------
                                  1992       1993       1994          1995
                                ---------  ---------  ---------  ---------------
    Homes Passed by Cable(6).   1,202,000  1,224,000  1,253,000     1,258,000
    Number of Basic
     Subscribers(7)..........     722,000    738,000    771,000       783,000
    Basic Penetration(8).....        60.0%      60.3%      61.5%         62.3%
    Number of Premium
     Subscriptions(9)........     440,000    467,000    510,000       522,000
    Premium Penetration(10)..        61.0%      63.3%      66.2%         66.6%
    Monthly Revenue per
     Average
    Basic Subscriber(11).....      $30.78     $30.63     $29.44        $29.49

- --------
 (1) Parent companies provided certain services to Providence Journal Cable, including cash management, human resources, accounting, legal, tax and other corporate services. Corporate overhead relating to these services has been allocated to Providence Journal Cable. In the opinion of management these charges have been made on a reasonable basis (individual revenue to total revenue); however, these charges are not necessarily indicative of the level of expenses that might have been incurred by Providence Journal Cable on a stand-alone basis.

 (2) Includes allocation of interest expense on amounts due to parent companies.

 (3) Includes long-term debt and amounts due to parent companies.

 (4) Operating income before depreciation, amortization and allocation of corporate overhead (EBITDA). Based on its experience in the cable television industry, Providence Journal Cable believes that EBITDA and related measures of cash flow serve as important financial analysis tools for measuring and comparing cable television companies in several areas, such as liquidity, operating performance and leverage. EBITDA should not be considered by the reader as an alternative to operating or net income (as determined in accordance with generally accepted accounting principles ("GAAP")) as an indicator of Providence Journal Cable's performance or as an alternative to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity.

 (5) Subscriber data reflects 100% ownership of the PJC Cable Subsidiaries.

 (6) Estimated dwelling units located sufficiently close to Providence Journal Cable's cable plant to be practicably connected without any further extension of principal transmission lines.

 (7) A "basic subscriber" means a person who subscribes, at a minimum, to Providence Journal Cable's basic tier, which consists of broadcast television signals available locally off-air, local origination and public, educational and governmental access channels. Bulk subscribers are accounted for on an "equivalent billing unit" basis, by dividing aggregate bulk basic service revenues by the stated basic service rate. Bulk service revenues include charges for bulk basic programming and bulk non-premium cable programming services. Residential subscribers less courtesy accounts are then added to the bulk equivalent to determine the total subscriber number.

 (8) Basic subscribers as a percentage of Homes passed by cable.

 (9) Equals the number of premium services subscribed to by basic subscribers. Premium services include only single channel services offered for a monthly fee per channel and do not include packages of channels offered for a single monthly fee.

(10) Premium subscriptions as a percentage of basic subscribers. A basic subscriber may purchase more than one premium service, each of which is counted as a separate premium subscription. This ratio may be greater than 100% if the average customer subscribes to more than one premium service.

(11) Subscriber revenue divided by the average number of basic subscribers for Providence Journal Cable's combined systems during the twelve month period ended December 31 for each year presented and the three month period ended March 31, 1995.

CONTINENTAL SUMMARY CONSOLIDATED HISTORICAL INFORMATION

  The summary consolidated historical financial information provided below is derived from, and should be read in conjunction with, the Consolidated Financial Statements of Continental for the years ended December 31, 1992 through December 31, 1994 and the three months ended March 31, 1994 and 1995. The unaudited summary historical financial information for the three months ended March 31, 1994 and 1995 reflects all adjustments of a normal recurring nature that are, in the opinion of management, necessary for a fair presentation of that information. Results of operations for the three months ended March 31, 1994 and 1995 are not necessarily indicative for the results that may be expected for any other interim period or the year as a whole.

               (IN THOUSANDS, EXCEPT SUBSCRIBER DATA AND RATIOS)

                                                                     THREE MONTHS
                                                                        ENDED
                                YEAR ENDED DECEMBER 31,               MARCH 31,
                          -------------------------------------  ---------------------
                             1992         1993         1994        1994          1995
                          -----------  -----------  -----------   ------        ------
STATEMENT OF OPERATIONS
 DATA:
 Revenues...............  $ 1,113,475  $ 1,177,163  $ 1,197,977  $290,764     $318,576
 Operating, Selling,
  General and
  Administrative
  Expenses..............      625,145      649,571      672,884   161,184      182,112
 Depreciation and
  Amortization..........      272,851      279,009      283,183    67,458       74,422
 Non-Cash Stock
  Compensation(1).......        9,683       11,004       11,316     2,838        2,850
 Operating Income.......      205,796      237,579      230,594    59,284       59,192
 Interest Expense (Net).      296,031      282,252      315,541    73,675       83,423
 Loss before
  Extraordinary Item and
  Cumulative Effect of
  Accounting Change.....     (102,960)     (25,774)     (68,576)  (13,640)      (6,902)
 Ratio of Earnings to
  Combined Fixed Charges
  and Preferred
  Dividends(2)..........          --           --           --        --           --
                                                                              AS OF
                                  AS OF DECEMBER 31,                        MARCH 31,
                          -------------------------------------            -----------
                             1992         1993         1994                   1995
                          -----------  -----------  -----------              ------
BALANCE SHEET DATA:
 Total Assets...........  $ 2,003,196  $ 2,091,853  $ 2,483,639            $ 2,556,758
 Total Debt.............    3,011,669    3,177,178    3,449,907              3,601,804
 Redeemable Common
  Stock.................      223,716      213,548      232,399                237,504
 Stockholders' Equity
  (Deficiency)..........   (1,486,231)  (1,667,088)  (1,688,334)            (1,706,812)
                                                                     THREE MONTHS
                                                                        ENDED
                                YEAR ENDED DECEMBER 31,               MARCH 31,
                          -------------------------------------  ---------------------
                             1992         1993         1994        1994          1995
                          -----------  -----------  -----------   ------        ------
FINANCIAL RATIOS AND
 OTHER DATA:
 EBITDA(3)..............  $   488,330  $   527,592  $   525,093  $129,580     $136,464
 EBITDA as a % of
  Revenues..............         43.9%        44.8%        43.8%     44.6%        42.8%
 Total Debt to
  EBITDA(3).............         6.17         6.02         6.57      6.10         6.60
 EBITDA to Total
  Interest Expense......         1.65         1.87         1.66      1.76         1.64
 Net Cash Provided from
  Operating Activities..  $   215,045  $   250,504  $   236,304  $ 47,823     $    680
 Capital Expenditures...      145,189      185,691      300,511    47,062      109,559

SUBSCRIBER DATA FOR DOMESTIC CABLE SYSTEMS (4)

                                         AS OF DECEMBER 31,                      AS OF MARCH 31,
                          -----------------------------------------------------  ---------------
                            1990       1991       1992       1993       1994          1995
                          ---------  ---------  ---------  ---------  ---------  ---------------
 Homes Passed by
  Cable(5)..............  4,761,000  4,880,000  4,981,000  5,192,000  5,372,000     5,398,000
 Number of Basic
  Subscribers(6)........  2,690,000  2,784,000  2,856,000  2,895,000  3,081,000     3,104,000
 Basic Penetration(7)...       56.5%      57.0%      57.3%      55.8%      57.4%         57.5%
 Number of Premium
  Subscriptions(8)......  2,702,000  2,603,000  2,545,000  2,454,000  2,635,000     2,658,000
 Premium Penetration(9).      100.4%      93.5%      89.1%      84.8%      85.5%         85.6%
 Monthly Revenue per
  Average Basic
  Subscriber(10)........     $31.29     $32.98     $34.46     $35.76     $35.29        $36.02

- --------
 (1) This is the difference between the consideration paid by employees for shares of Continental Common Stock under Continental's Restricted Stock Purchase Program and the fair market value of such shares at the date of issuance (as determined by Continental's Board of Directors), amortized over such shares' vesting schedule. (See Note 11 to Continental's Consolidated Financial Statements.)

 (2) For purposes of this computation, earnings are defined to be income (loss) from continuing operations before income taxes, minority interests and fixed charges (excluding capitalized interest). Fixed charges are the sum of (i) interest costs, (ii) interest component of rent expense and (iii) amortization of deferred financing costs. The actual ratios of earnings to combined fixed charges and preferred dividends are less than 1 to 1 for each of the years presented. The actual deficiency of earnings to combined fixed charges and preferred dividends was $107,425,000, $53,729,000 and $120,899,000 respectively, for the years ended December 31, 1992, 1993 and 1994 and $22,875,000 and $10,549,000, respectively, for the three months ended March 31, 1994 and 1995.

 (3) Operating income before depreciation, amortization and non-cash stock compensation. Based on its experience in the cable television industry, Continental believes that EBITDA and related measures of cash flow serve as important financial analysis tools for measuring and comparing cable television companies in several areas, such as liquidity, operating performance and leverage. EBITDA should not be considered by the reader as an alternative to operating or net income (as determined in accordance with GAAP) as an indicator of Continental's performance or as an alternative to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Substantially all of Continental's financing agreements contain covenants in which EBITDA is used as a measure of financial performance. (See "Description of Continental--Management's Discussion and Analysis of Financial Condition and Results of Operations of Continental".) For purposes of calculating the ratio of Total Debt to EBITDA for the three months ended March 31, 1994 and 1995, EBITDA has been annualized.

 (4) "Domestic Cable Systems" means Continental's systems owned and operated by Continental in the United States. In reporting subscriber and other data for Domestic Cable Systems not controlled or managed by Continental, only that portion of data corresponding to Continental's percentage interest is included.

 (5) Estimated dwelling units located sufficiently close to Continental's cable plant to be practicably connected without any further extension of principal transmission lines.

 (6) A "basic subscriber" means a person who subscribes, at a minimum, to Continental's basic broadcast tier, which generally consists of broadcast television signals available locally off-air, local origination and public, educational and governmental access channels. Bulk subscribers are accounted for on an "equivalent billing unit" basis, by dividing aggregate bulk-billed revenues by the stated basic broadcast tier rate. In reporting subscriber and other data for systems not controlled or managed by Continental, only that portion of data corresponding to Continental's percentage ownership is included.

 (7) Basic subscribers as a percentage of Homes passed by cable. Continental's basic penetration for the years ended December 31, 1993 and 1994 and the three months ended March 31, 1995, reflects the FCC's rate regulation rules adopted on April 1, 1993, which for the first time provided a standardized definition of "households".

 (8) Equals the number of premium services subscribed to by basic subscribers. Premium services include only single channel services offered for a monthly fee per channel and do not include packages of channels offered for a single monthly fee.

 (9) Premium subscriptions as a percentage of basic subscribers. A basic subscriber may purchase more than one premium service, each of which is counted as a separate premium subscription. This ratio may be greater than 100% if the average customer subscribes to more than one premium service.

(10) Revenue divided by the weighted average number of basic subscribers for Continental's consolidated subsidiaries during the twelve month period ended December 31 for such period presented and the three month period ended March 31, 1995.

CONTINENTAL SUMMARY PRO FORMA FINANCIAL DATA

  The following information has been derived from the unaudited pro forma condensed financial statements included elsewhere herein. The following unaudited Summary Pro Forma Balance Sheet Data has been prepared based upon the historical consolidated balance sheets of Continental and Providence Journal Cable as of March 31, 1995 and gives effect to the Merger and certain related transactions, including the assumption of the $755,000,000 in New Cable Indebtedness, and various other acquisitions of cable television systems completed and pending, in each instance as though each of such events had occurred as of March 31, 1995. The following unaudited Summary Pro Forma Statement of Operations Data for the year ended December 31, 1994 and the three months ended March 31, 1995 gives effect to each of the foregoing as though each of such events had occurred at January 1, 1994 and January 1, 1995, respectively. The pro forma results are not necessarily indicative of the combined results of future operations and do not reflect any synergies and other cost reductions that may result from the Merger.

                                                  YEAR ENDED  THREE MONTHS ENDED
                                                 DECEMBER 31,     MARCH 31,
                                                     1994            1995
                                                 ------------ ------------------
                                                          (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
 Revenues......................................   $1,586,829        $413,818
 Operating Income..............................      279,310          69,811
 Interest Expense..............................      389,006         105,263
 Loss before Extraordinary Item................      (83,711)        (14,056)
                                                                 AT MARCH 31,
                                                                     1995
                                                              ------------------
                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
 Total Assets..................................                  $ 4,771,121
 Total Debt....................................                    4,740,954
 Stockholders' Equity (Deficiency).............                   (1,061,812)
                                                  YEAR ENDED  THREE MONTHS ENDED
                                                 DECEMBER 31,     MARCH 31,
                                                     1994            1995
                                                 ------------ ------------------
                                                          (IN THOUSANDS)
FINANCIAL RATIOS AND OTHER DATA:
 EBITDA(1).....................................     $675,908        $172,976
 EBITDA to Total Interest Expense..............         1.74            1.64
 Total Debt to EBITDA(1).......................         6.83            6.85
 Ratio of Earnings to Combined Fixed Charges
  and Preferred Dividends(2)...................          --              --

- --------
(1) Operating income before depreciation, amortization and non-cash stock compensation. Based on its experience in the cable television industry, Continental believes that EBITDA and related measures of cash flow serve as important financial analysis tools for measuring and comparing cable television companies in several areas, such as liquidity, operating performance and leverage. EBITDA should not be considered by the reader as an alternative to operating or net income (as determined in accordance with GAAP) as an indicator of Continental's performance or as an alternative to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Substantially all of Continental's financing agreements contain covenants in which EBITDA is used as a measure of financial performance. (See "Description of Continental--Management's Discussion and Analysis of Financial Condition and Results of Operations of Continental".)

(2) For purposes of this computation, earnings are defined to be income (loss) from continuing operations before income taxes, minority interests and fixed charges (excluding capitalized interest). Fixed charges are the sum of (i) interest costs, (ii) interest component of rent expenses, and (iii) amortization of deferred financing costs. The pro forma ratio of earnings to combined fixed charges and preferred dividends is less than 1 to 1 for each period presented. The pro forma deficiency of earnings to combined fixed charges and preferred dividends would have been $153,942,000 and $22,588,000 for the year ended December 31, 1994 and the three months ended March 31, 1995, respectively. Such pro forma ratios reflect the consummation of the Merger and the issuance of the Continental Series B Preferred Stock.

            CERTAIN CONSIDERATIONS RELATING TO THE TRANSACTIONS

CERTAIN CONSIDERATIONS RELATED TO THE CONTINENTAL MERGER STOCK

  NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE. The value ascribed under the terms of the Merger Agreement to the Continental Merger Stock is $19.40 per share of Continental Class A Common Stock and Continental Series B Preferred Stock. The Continental Merger Stock valuation was arrived at by Continental and Providence Journal as a result of arm's length negotiations between the parties and does not necessarily reflect the price at which a similar number of such shares would be sold to a third party in a private transaction or the price at which such shares would trade following the consummation of the Merger.

  Although it is a condition to the consummation of the Merger that the Continental Class A Common Stock and the Continental Series B Preferred Stock will be accepted for listing on NASDAQ or a national securities exchange, there can be no assurance that a significant public market for the Continental Class A Common Stock or Continental Series B Preferred Stock will develop or be sustained or that, if such market develops, the market price for the Continental Class A Common Stock or Continental Series B Preferred Stock will equal or exceed the price at which such shares were valued as of the date of the Merger Agreement, which value was determined by arm's length negotiations. In addition, the stock market in recent years has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of a specific company. These fluctuations could adversely affect the market price of the Continental Class A Common Stock and Continental Series B Preferred Stock. (See "The Merger--Certain Covenants--Registration Rights" and "Undertakings Regarding Public Offering".)

  NO INTENTION TO PAY DIVIDENDS. Continental does not intend to pay cash dividends on its common stock in the foreseeable future. In addition, under the terms of certain of Continental's outstanding financing agreements, Continental is subject to certain restrictions on paying cash dividends on its capital stock, including the Continental Series B Preferred Stock. (See "Description of Continental Indebtedness" for a discussion of such restrictions.)

  REGULATION AND COMPETITION IN THE CABLE TELEVISION INDUSTRY. The cable television industry is subject to extensive regulation on the federal, state and local levels. Many aspects of such regulations are currently the subject of judicial proceedings and administrative or legislative proposals. The 1992 Cable Act has significantly expanded the scope of cable television regulation. The Federal Communications Commission ("FCC") was required to complete a number of rule-making proceedings under the 1992 Cable Act, the majority of which, including certain of those related to rate regulation, have been completed. In particular, pursuant to the 1992 Cable Act, the FCC has adopted regulations that permit franchising authorities to set rates for basic service and the provision of cable-related equipment. To the extent that existing rates are found to exceed those permitted by the FCC, franchising authorities will be able to require cable television systems to reduce the rates and provide refunds for up to a one-year period initially calculated from the effective date of the FCC's regulations. The FCC will also, upon a complaint by a customer or franchising authority, determine whether rates for regulated non-basic service tiers (except for services offered on a per-channel or per-program basis) are unreasonable and, if so found, reduce such rates and provide refunds from the date of such complaint. In addition, the FCC's regulations, as they now stand, will limit Continental's ability to increase revenues by increasing rates for regulated services. In addition, it is possible that, pursuant to further review by the franchising authorities and the FCC, certain additional rate reductions may be required. While Continental is currently unable to predict the ultimate effect of this legislation on its business in the future, if the Social Contract that it has negotiated with the FCC becomes effective, it would allow Continental to resolve a variety of significant regulatory issues, resulting in more certainty for Continental. The Social Contract would be a six-year agreement, settling Continental's current rate cases. As part of the resolution of these cases, Continental would agree to (i) invest at least $1.35 billion in domestic system upgrades from 1995 through 2000 to expand channel capacity and improve system reliability and picture quality and (ii) make in-kind refunds to affected subscribers totaling approximately $9.5 million (See "Description of Continental--Regulatory Response" for a more detailed description of the Social Contract.)

  Various cable operators have initiated litigation challenging certain aspects of the 1992 Cable Act. The outcome of this litigation cannot be predicted. Further, Continental believes that the regulation of the cable television industry, including the rates charged for regulated services under present FCC rules and the cable industry's restructuring of rates and services in response to the 1992 Cable Act, remains a matter of interest in Congress, the FCC and other regulatory authorities. There can be no assurance as to what, if any, future actions such legislative and regulatory authorities may take or the effect thereof on Continental or the PJC Cable Business. (See "Description of Continental--Management's Discussion and Analysis of Financial Condition and Results of Operations of Continental", "Description of Providence Journal-- Management's Discussion and Analysis of Financial Condition and Results of Operations of Providence Journal" and "Legislation and Regulation".)

  Cable television companies operate under franchises granted by local authorities which are subject to renewal and renegotiation from time to time. The 1992 Cable Act prohibits franchising authorities from granting exclusive cable television franchises and from unreasonably refusing to award additional competitive franchises; it also permits municipal authorities to operate cable television systems in their communities without a franchise. Therefore, there is a potential for competition with Continental's cable television systems from these sources, as well as from other distribution systems capable of delivering television programming to homes such as Multi-channel Multi-point Distribution Service ("MMDS") and DBS services. Recent court and administrative decisions have removed certain of the restrictions that have limited entry into the cable television business by other potential competitors, such as telephone companies, and proposals recently under consideration by Congress and cases currently pending in the courts could result in the elimination of other such restrictions. Continental cannot predict the extent to which competition will materialize from other cable television operators, other distribution systems for delivering television programming to the home or other potential competitors, or the extent of its effect on Continental or the PJC Cable Subsidiaries. (See "Description of Providence Journal Cable Television Business--Competition", "Description of Continental--Competition" and "Legislation and Regulation".)

  SUBSTANTIAL LEVERAGE AND HISTORY OF LOSSES. Continental is highly leveraged due to the substantial indebtedness it has incurred over time primarily to finance acquisitions and expand its operations and, to a lesser extent, to repurchase shares of its capital stock. As of March 31, 1995, Continental's aggregate debt was $3,601,804,000. After giving effect to the Merger and certain other acquisitions described herein, as of March 31, 1995, Continental's aggregate debt on a pro forma basis would have been $4,740,954,000. Continental may incur additional indebtedness to make investments, acquisitions and capital expenditures in the future and to satisfy its obligations in 1998 and 1999 under its stockholder liquidity program, among other things. (See "Description of Continental--Management's Discussion and Analysis of Financial Condition and Results of Operations of Continental-- Liquidity and Capital Resources--Recent Stock Repurchases and 1998-1999 Share Repurchase Program".) Continental anticipates that, in light of the amount of its existing indebtedness, it will continue to have substantial leverage for the foreseeable future.

  Continental has a history of net losses, which have contributed to its stockholders' deficiency of $1,706,812,000 as of March 31, 1995. Continental reported net losses from continuing operations, before extraordinary items and the cumulative effect of the change in accounting for income taxes, of $25,774,000 and $68,576,000 for the years ended December 31, 1993 and 1994, respectively, and $6,902,000 for the three months ended March 31, 1995. After giving effect to the Merger and certain other acquisitions described herein, Continental would have reported losses from continuing operations before extraordinary item of $83,711,000 and $13,138,000 for the year ended December 31, 1994 and the three months ended March 31, 1995, respectively. (See "Description of Continental--Unaudited Pro Forma Condensed Financial Statements".) The high level of depreciation and amortization associated with Continental's acquisitions and capital expenditures related to continued construction and rebuilding of Continental's systems and interest costs related to its financing activities will cause Continental to continue to report net losses for the foreseeable future. Effective January 1, 1993, Continental implemented the provisions of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109") and recognized an additional charge of $184,996,000 for deferred income taxes for the year ended December 31, 1993. (See "Description of Continental--Selected Consolidated Financial Information of Continental" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Continental".)

  Historically, cash generated from Continental's operating activities in conjunction with borrowings and proceeds from private equity issuances has been sufficient to meet its debt service requirements, stock repurchase obligations and acquisition, investment and capital expenditure requirements. Continental believes that cash generated from operating activities, together with borrowings from existing and future credit facilities and proceeds from future equity issuances, will be sufficient to meet its future debt service requirements and stock repurchase obligations, and to make anticipated acquisitions, investments and capital expenditures. However, there can be no assurances in this regard. Continental anticipates that it will offer shares of its capital stock in a private or public offering in the future. (See "The Merger--Certain Covenants--Undertakings Regarding Public Offering".) There can be no assurances in this regard or that any such future equity issuance would be at a price per share equal to or greater than the price per share ascribed to the Continental Class A Common Stock or the Continental Series B Preferred Stock under the terms of the Merger Agreement. Furthermore, there can be no assurances that the terms available for any future debt financing would be favorable to Continental. (See "Description of Continental--Management's Discussion and Analysis of Financial Condition and Results of Operations of Continental--Liquidity and Capital Resources".)

  POTENTIAL FOR EARLY REDEMPTION OF CERTAIN SECURITIES. Continental is required to repurchase in late 1998 or early 1999 a maximum of 16,684,150 shares of the Continental Common Stock from certain stockholders at a purchase price determined in accordance with a formula based upon the then current fair market value of the Continental Common Stock. (See "Description of Continental-- Management's Discussion and Analysis of Financial Condition and Results of Operations of Continental--Liquidity and Capital Resources--Recent Stock Repurchases and 1998-1999 Share Repurchase Program".) In the event Continental is unable to repurchase such shares, it is obligated at the request of certain of such stockholders to use its best efforts (subject to compliance with applicable laws and regulations) to cause the sale of all or substantially all of the assets of Continental and, following the consummation of such sale, to liquidate Continental. In addition, holders of certain of Continental's outstanding debt securities may, under certain circumstances, require Continental to redeem such securities as a result of any such share repurchase. All shares of Continental Common Stock would share equally in the proceeds of liquidation, after all payments are made or set aside for holders of indebtedness and Continental Preferred Stock (including the Continental Series B Preferred Stock); provided, however, there can be no assurance that any such liquidation proceeds would remain following payments to holders of indebtedness and Continental Preferred Stock.

  SHARES ELIGIBLE FOR FUTURE SALE. Upon the consummation of the Merger, giving effect to the Continental Recapitalization Amendment and the Continental Stock Split, there will be 36,896,209 shares of Continental Class A Common Stock, 109,276,175 shares of Continental Class B Common Stock, 1,142,858 shares of Continental Series A Preferred Stock and 4,987,113 shares of Continental Series B Preferred Stock outstanding. Of such shares, the 28,260,309 shares of Continental Class A Common Stock and 4,987,113 shares of Continental Series B Preferred Stock to be issued to Providence Journal stockholders pursuant to the Merger will be freely tradeable without restriction or registration under the Securities Act, except for shares issued to current "affiliates" of Providence Journal, who are subject to the limitations imposed by Rule 145 under the Securities Act. The remaining shares of Continental Class A Common Stock, all of the shares of Continental Class B Common Stock and all of the shares of Continental Series A Preferred Stock currently outstanding are "restricted securities" as they have not been registered under the Securities Act.

  Only the Continental Class A Common Stock and the Continental Series B Preferred Stock will be listed and traded in the public market. Treating the Continental Class B Common Stock and the Continental Series A Preferred Stock as if all outstanding shares thereof were converted into Continental Class A Common Stock, (i) there would be approximately 143,440,075 shares of restricted Continental Class A Common Stock outstanding (excluding any unvested shares granted as part of incentive compensation to officers of

Continental and its subsidiaries) and, (ii) of such shares, (x) immediately following the effective date (the "Registration Effective Date") of the Registration Statement for the Continental Merger Stock, of which this Joint Proxy Statement-Prospectus forms a part (the "Continental Registration Statement"), approximately 44,789,150 shares would be eligible for sale without regard to volume or certain other limitations under Rule 144 of the Securities Act and (y) beginning 90 days after the Registration Effective Date, approximately 94,499,900 shares would be eligible for sale, subject to compliance with volume and other limitations under Rule 144. The remaining shares of currently outstanding Continental Class A Common Stock or shares of Continental Class A Common Stock issuable upon conversion of currently outstanding convertible securities (including the outstanding shares of Continental Class B Common Stock) would become eligible for sale at various times thereafter. In addition, certain Continental stockholders have demand or "piggyback" registration rights with respect to certain of their shares. (See "Continental Shares Eligible for Future Sale--Outstanding Registration Rights".)

  No predictions can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price for the Continental Class A Common Stock or the Continental Series B Preferred Stock prevailing from time to time. Sales of substantial amounts of shares of Continental Class A Common Stock or Continental Series B Preferred Stock in the public market could adversely affect the market price of the Continental Class A Common Stock and the Continental Series B Preferred Stock.

  VOTING CONTROL OF CONTINENTAL; DILUTION. The Continental Class A Common Stock and Continental Series B Preferred Stock entitle their holders to one vote per share on all matters submitted generally to a vote of Continental's stockholders, while the Continental Class B Common Stock entitles its holders to 10 votes per share. Accordingly, the holders of the Continental Class B Common Stock, including the holders of the Continental Series A Preferred Stock, which vote as if they had converted into Continental Class B Common Stock, will have sufficient voting power to determine the outcome of most matters submitted to the stockholders for approval. After giving effect to the Continental Stock Split, the holders of Continental Series A Preferred Stock will vote as if they had converted each of their shares into 25 shares of Continental Class B Common Stock (i.e., 250 votes per share of Continental Series A Preferred Stock). If the holders of the Continental Series A Preferred Stock transfer their shares to persons other than certain permitted transferees, the new holders will vote as if each of their shares of Continental Series A Preferred Stock had been converted into 25 shares of Continental Class A Common Stock (i.e., 25 votes per share of Continental Series A Preferred Stock). (See "Description of Continental Capital Stock".) Assuming that the Merger and the related transactions were consummated as of the date hereof and all PJC Cable Subsidiaries were wholly owned by Providence Journal, the holders of Providence Journal Common Stock would own approximately 16.2% of the Continental Common Stock (treating the Continental Series A Preferred Stock as if it were converted into Continental Class B Common Stock) and 100% of the Continental Series B Preferred Stock and would hold an aggregate of approximately 2.3% of the voting power of Continental. As a result of these issuances, the existing holders of Continental Common Stock and Continental Series A Preferred Stock will incur dilution in their ownership of Continental and in their voting power. However, management of Continental believes that this dilution in equity ownership is offset by the benefits of expanded operating scale and system clusters and the resultant efficiencies generating therefrom. Nevertheless, there can be no assurances in this regard.

  ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF CONTINENTAL'S RESTATED CERTIFICATE AND BY-LAWS. Certain provisions of the Continental Restated Certificate and the Continental By-Laws could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding capital stock of Continental and could make it more difficult to consummate certain types of transactions involving an actual or potential change in control of Continental, such as a merger, tender offer or proxy contest. The most significant of these is the disparate voting rights of the Continental Class B Common Stock and the Continental Series A Preferred Stock described above. The Continental Restated Certificate also provides for three classes of Directors to be elected on a staggered basis--one class each year--which enables existing management to exercise significant control over Continental's affairs. Certain institutional investors have the right, under certain circumstances, to designate nominees to stand for election to Continental's Board of Directors. (See "Description of Continental--Directors, Executive Officers and Other Officers of Continental".) Pursuant to the Continental Restated Certificate, shares of Continental Preferred Stock may be issued in the future without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine.

  RELIANCE ON KEY PERSONNEL. Continental's success is partially dependent upon the continued availability of the services of certain key individuals, including Amos B. Hostetter, Jr., Chairman of the Board of Directors and Chief Executive Officer of Continental. Continental does not have employment contracts with, nor does it maintain key man insurance on, any of its executive officers.

  RISKS ASSOCIATED WITH INTERNATIONAL INVESTMENTS. Continental has made investments in foreign cable companies and intends to continue to consider investments in companies located outside the United States. (See "Description of Continental--International Operations".) Such investments are subject to risks and uncertainties relating to the indigenous political, social and economic structures of those countries. Risks specifically related to investments in foreign companies may include risks of fluctuations in currency valuation, expropriation, confiscatory taxation and nationalization, increased regulation and approval requirements and governmental policies limiting returns to foreign investors.

CERTAIN CONSIDERATIONS ASSOCIATED WITH THE REORGANIZATION AND THE MERGER

  Consummation of the Reorganization, the Merger and related transactions are conditioned upon the receipt of a favorable ruling from the Service and an opinion of counsel to Providence Journal as to certain of the federal income tax consequences to the transactions. (See "Certain Federal Income Tax Considerations".)

CERTAIN CONSIDERATIONS RELATED TO THE NEW PROVIDENCE JOURNAL COMMON STOCK

  STAND-ALONE COMPANY. New Providence Journal was recently incorporated in Delaware for the purpose of effecting the Reorganization and the Merger and does not have any operating history. However, the PJC Publishing Business and the PJC Broadcasting Business have substantial operating histories. (See "Description of Providence Journal Publishing Business" and "Description of Providence Journal Broadcast Television Business".)

  REDUCTION IN COMMON STOCK DIVIDEND PAYMENT. Following completion of the Reorganization and the Merger, New Providence Journal expects to pay quarterly dividends on the New Providence Journal Common Stock at a rate below the rate currently paid with respect to Providence Journal Common Stock. Although the initial dividend for New Providence Journal has not yet been established, management's review of factors being considered in recommending a new dividend level would suggest that following the Merger it would be appropriate to reduce the dividend level significantly. The dividend reduction is intended to provide additional funds for operations and investment in new business opportunities. New Providence Journal's dividend policy will be subject to the exercise by the New Providence Journal Board of Directors of its fiduciary obligations and the exercise of the Board's business judgment in connection with, among other things, any and all requirements of Delaware or other applicable law, any and all covenants, restrictions or limitations in connection with any financing for New Providence Journal, New Providence Journal's future earnings, capital requirements, financial condition and other factors.

  INDEMNIFICATION FOR TAX LIABILITIES AND TAX MATTERS. The Merger Agreement provides that New Providence Journal will retain responsibility for all federal and state income tax liabilities of Providence Journal and its subsidiaries for periods ending on or before the closing of the transactions contemplated by the Merger Agreement ( the "Closing Date"), including income tax liabilities resulting from any failure of the Reorganization and the Merger to qualify as tax-free reorganizations under the Code, unless such failure to qualify is the result of certain actions by Continental. New Providence Journal will indemnify Continental for all such tax liabilities. (See "Certain Federal Income Tax Considerations".)

  DEPENDENCE ON CERTAIN EXTERNAL FACTORS. The operating results of both the PJC Publishing Business and the PJC Broadcasting Business are primarily dependent on advertising revenues which, in turn, depend on national and local economic conditions, the relative popularity of Providence Journal's publications and programming, the demographic characteristics of Providence Journal's markets, the activities of competitors and other factors which are outside of New Providence Journal's control.

  RELIANCE ON KEY PERSONNEL. New Providence Journal's success will be partially dependent upon the continued availability of the services of certain key individuals, including Stephen Hamblett, Chairman of the Board and Chief Executive Officer of Providence Journal. Providence Journal does not have employment contracts with, nor does it maintain key man insurance, on any of its executive officers.

  SUBSTANTIAL LEVERAGE. After completion of the Reorganization and the Merger, New Providence Journal will have consolidated indebtedness of approximately $209,000,000, an amount that represents a significant portion of New Providence Journal's overall borrowing capacity. The degree to which New Providence Journal is leveraged could have important consequences to holders of the New Providence Journal Common Stock including, but not limited to, the following:
(i) New Providence Journal's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes may be limited; (ii) a significant portion of New Providence Journal's cash flow from operations will be dedicated to the payment of the principal of, and interest on, its debt; (iii) the agreements governing New Providence Journal's long-term debt may contain certain restrictive financial and operating covenants that could limit New Providence Journal's ability to compete and its ability to expand; (iv) as compared to a less leveraged entity, New Providence Journal may be more vulnerable to economic downturns, unable to withstand competitive pressures and less flexible in responding to changing business and economic conditions. The ability of New Providence Journal to satisfy its debt obligations will be dependent on the future operating performance of New Providence Journal, which could be affected by changes in economic conditions and other factors, including factors beyond the control of New Providence Journal. If stockholders seek increases in dividends, share repurchases or other actions to provide stockholder liquidity, such actions would further adversely affect New Providence Journal's operations and growth. New Providence Journal anticipates that it will have substantial leverage for the foreseeable future.

  NO PRIOR OR EXPECTED PUBLIC MARKET FOR COMMON STOCK. Prior to the consummation of the Reorganization and the Merger, there has been no public market for the New Providence Journal Common Stock. The New Providence Journal Common Stock will not be listed on any securities exchange, and New Providence Journal will have a right of first refusal with respect to transfers of New Providence Journal Common Stock (see "Description of New Providence Journal Common Stock--Certain Provisions in the New Providence Journal Certificate.") It is not anticipated that an active trading market will develop for the New Providence Journal Common Stock after completion of the Reorganization and the Merger. If any market develops, prices for the New Providence Journal Common Stock will be determined in the marketplace and may be influenced by many factors, including the operating performance of New Providence Journal, the depth and liquidity of the market for the New Providence Journal Common Stock, investor perception of New Providence Journal and general economic and market conditions.

  DECLINING NEWSPAPER CIRCULATION. Providence Journal's principal newspaper, The Providence Journal-Bulletin, has experienced declining circulation since 1990. Providence Journal believes that this decline is attributable to a number of factors, including growing reliance upon television and other electronic media for news and other current information and an influx of non-English speaking residents into the newspaper's geographic market. There can be no assurance that this decline in circulation will not continue at the same or at an accelerated pace in the future. If this decline continues, the operations and financial condition of New Providence Journal could be materially adversely affected.

  INCREASING NEWSPRINT COSTS. Newsprint costs have historically accounted for between 16% and 24% of the total operating expenses of Providence Journal's newspapers. Newsprint prices move in cycles associated with the capacity of paper mills and newspaper industry demand. Currently newsprint prices are increasing significantly, and industry analysts expect this trend to continue at least through 1995. There can be no assurance as to when or at what level such increases will cease. If such increases continue for a substantial period of time at sufficiently high levels, the operations and financial condition of New Providence Journal could be materially adversely affected.

  NETWORK AFFILIATION; RELIANCE ON NETWORK PROGRAMMING. Four of Providence Journal's nine owned or partially owned television stations are currently affiliated with the National Broadcasting Company Incorporated ("NBC") television network, three are affiliated with the Fox Broadcasting Company ("Fox"), one is affiliated with the American Broadcasting Company ("ABC") television network and one is affiliated with the CBS, Inc. ("CBS") television network. Providence Journal's television viewership levels are materially dependent upon programming provided by these major networks. There can be no assurance that such programming will achieve or maintain satisfactory viewership levels in the future. Each of Providence Journal's stations is a party to an affiliation agreement with one of the networks giving the station the right to rebroadcast programs transmitted by the network. Under the affiliation agreements, the networks possess, in the event of a material breach by the station and in certain other similar circumstances, the right to terminate the agreement on prior written notice. Although New Providence Journal expects that it will be able to renew its network affiliation agreements, no assurance can be given that such renewals will be obtained. The non-renewal or termination of one or more of the network affiliation agreements could have a material adverse effect on New Providence Journal's operations.

  COMPETITION IN THE TELEVISION INDUSTRY; IMPROVEMENTS AND INNOVATIONS IN TECHNOLOGY. The television broadcasting industry has become increasingly competitive in recent years with the growth of cable television, new broadcast networks, satellite dishes, MMDS, pay-per-view programs and the proliferation of video cassette recorders ("VCRs") and VCR movie rentals. These changes have fractionalized television viewing audiences, and this trend is likely to continue in the future. In addition, technological developments such as DBS, "high definition" and "interactive" television may impose additional costs and competitive pressures on New Providence Journal. In addition to competing with other media outlets for audience share, Providence Journal's stations also compete for advertising revenues, which will comprise the primary source of revenues for New Providence Journal. Providence Journal's stations compete for such advertising revenues with other television stations in their respective markets, as well as with other advertising media, such as newspapers, radio stations, magazines, outdoor advertising, transit advertising, yellow page directories, direct mail and local cable television systems. Providence Journal's television stations are located in highly competitive markets. Accordingly, New Providence Journal's results of operations will be dependent upon the ability of each station to compete successfully in its market, and there can be no assurance that any one of New Providence Journal's stations will be able to maintain or increase its current audience share or advertising revenue share. To the extent that certain of its competitors have or may, in the future, obtain greater resources than New Providence Journal, New Providence Journal's ability to compete successfully in its broadcasting markets may be impeded.

  GOVERNMENT REGULATIONS. Providence Journal's television operations are subject to significant regulation by the FCC under the Communications Act of 1934, as amended (the "Communications Act"). A television station may not operate without the authorization of the FCC. Approval of the FCC is required for the issuance, renewal and transfer of station operating licenses. In particular, New Providence Journal's business will be dependent upon its continuing to hold television broadcasting licenses from the FCC, which are issued for terms of five years. While in the vast majority of cases such licenses are renewed by the FCC, there can be no assurance that New Providence Journal's licenses will be renewed at their expiration dates, or, if renewed, that the renewal terms will be for five years. The non-renewal or revocation of one or more of New Providence Journal's FCC licenses could have a material adverse effect on New Providence Journal's operations. Congress and the FCC currently have under consideration and may in the future adopt new laws, regulations and policies regarding a wide variety of matters which could, directly or indirectly, affect the operations and ownership of New Providence Journal's broadcast properties. New Providence Journal is unable to predict the impact which any such laws or regulations may have on its operations.

  RISKS ASSOCIATED WITH NEW BUSINESSES. Providence Journal has invested amounts which are significant in the aggregate in various start-up businesses, including Television Food Network, G.P. (a cable television network ("TVFN")) and Linkatel Pacific, L.P. (an alternate access telephone company ("Linkatel")), and intends to make more of such investments in the future. The prospects of such businesses, which will be held by New Providence Journal, must be considered in light of the risks, expenses and difficulties frequently encountered in the establishment of a new business in an emerging and evolving industry characterized by new market entrants, intense competition and new and rapidly evolving technology.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS

  TREATMENT OF CERTAIN EMPLOYEE STOCK OPTION AND INCENTIVE COMPENSATION ARRANGEMENTS. Effective as of the Effective Time, New Providence Journal will assume the following stock incentive plans of Providence Journal: (i) the 1994 Employee Stock Option Plan; (ii) the 1994 Non-Employee Director Stock Option Plan; and (iii) the Restricted Stock Unit Plan (collectively, the "Providence Journal Stock Incentive Plans"). For a description of certain aspects of the Providence Journal Stock Incentive Plans, see "Description of Providence Journal and New Providence Journal--Stock Incentive Plans of Providence Journal Assumed by New Providence Journal".

  TREATMENT OF OUTSTANDING STOCK OPTIONS. In connection with the Reorganization, New Providence Journal will assume the 1994 Employee Stock Option Plan and the 1994 Non-Employee Director Stock Option Plan (the "Providence Journal Option Plans"). In addition, as of the Effective Time, each stock option outstanding under either of the Providence Journal Option Plans that is not exercised prior to the Effective Time will be assumed by New Providence Journal (the "Assumed Options"). The vesting schedule of Assumed Options will not be affected by the Reorganization and the Merger. All references in the Assumed Options to Providence Journal and Providence Journal Class A Common Stock will be deemed to refer to New Providence Journal and New Providence Journal Class A Common Stock.

  Pursuant to the adjustment provisions of the Providence Journal Option Plans, the aggregate number and class of shares that may be issued under the Providence Journal Option Plans and the number and class of and/or price of shares subject to the Assumed Options will be adjusted, as deemed appropriate in the discretion of the Executive Committee, to prevent the dilution or enlargement of rights of any participant under the Providence Journal Option Plans as a result of the assumption thereof by New Providence Journal.

  TREATMENT OF OUTSTANDING RESTRICTED STOCK. In connection with the Reorganization, New Providence Journal will assume the Providence Journal Restricted Stock Unit Plan and will assume each restricted stock unit award that is subject to vesting conditions under the Providence Journal Restricted Stock Unit Plan (the "Assumed Awards"). All references in the Assumed Awards to Providence Journal and Providence Journal Class A Common Stock will be deemed to refer to New Providence Journal and New Providence Journal Class A Common Stock. The vesting schedule of Assumed Awards will not be affected by the Reorganization and the Merger. Pursuant to certain provisions of the Providence Journal Restricted Stock Unit Plan, participants will be entitled to adjustments in the number of units in order to make the awards for New Providence Journal participants comparable to the awards for current participants, given the structure and size of New Providence Journal.

  TREATMENT OF PROVIDENCE JOURNAL RETIREMENT PLANS. Prior to the Merger, New Providence Journal will assume the following tax-qualified retirement plans maintained by Providence Journal: (i) the Providence Journal Retirement Plan;
(ii) the Journal Guild 401(k) Plan, a qualified profit-sharing plan providing supplementary pension benefits for members of the Providence Journal Newspaper Guild; and (iii) the Journal 401(k) Plan (collectively, the "Providence Journal Retirement Plans"). The foregoing plans cover the employees of most of Providence Journal's operating units. Participants in the Providence Journal Retirement Plans who become employees of New Providence Journal will continue as participants following the Reorganization and the Merger, and their service and salary, if applicable, with Providence Journal prior to the Effective Time will be counted in determining eligibility, benefits and vesting under the Providence Journal Retirement Plans when assumed by New Providence Journal.

  PROVIDENCE JOURNAL INCENTIVE STOCK UNIT PLAN. While not contingent upon the Reorganization or the Merger, the Providence Journal Incentive Stock Unit Plan will be terminated and liquidated upon the next independent appraisal of Providence Journal Class A Common Stock which is anticipated to be in mid-1995, but in any event, prior to the consummation of the Merger. (See "Description of Providence Journal and New Providence Journal--Executive Compensation-- Providence Journal Incentive Stock Unit Plan".)

  TREATMENT OF PROVIDENCE JOURNAL CABLE DIVISION EMPLOYEES. The Cable Division Sale Bonus Plan is designed to retain certain of Providence Journal's cable executives and to provide incentives to such executives to maximize the operating performance of the cable business pending completion of the Merger with bonuses payable only if the Merger is consummated. Those eligible to receive awards under the Cable Division Sale Bonus Plan are certain key officers of the PJC Cable Business. Subject to certain conditions, the participants are eligible to receive a share of a bonus pool in the following amount: (i) $2.1 million if the 1994 cash flow objective of $123.6 million for the PJC Cable Business is achieved, and (ii) 50% of any 1994 cash flow in excess of the 1994 cash flow objective. As of the date hereof, eligible employees would receive $5.2 million, subject to downward adjustment by a maximum of 20%, based upon a graduated scale, if the 1995 cash flow objective of $123.6 million is not met (pro rated for the portion of 1995 which has elapsed at the time of the Closing of the Merger). Any significant unforeseen changes that might positively or negatively affect the cash flow of the PJC Cable Business, such as new statutes or regulations, will be excluded from the performance measurement. Bonus payments will be pro-rated for actual performance with respect to the 1995 objective. The Cable Division Sale Bonus Plan supersedes any other award that the participant may be eligible for pursuant to any other long-term incentive plan of Providence Journal or the PJC Cable Business. New Providence Journal shall be responsible for all payments made under the Cable Division Sale Bonus Plan.

                      BACKGROUND OF THE TRANSACTIONS

CONTINENTAL'S REASONS FOR THE MERGER; RECOMMENDATION OF CONTINENTAL BOARD OF DIRECTORS

  At the meeting of the Board of Directors of Continental held on November 17, 1994, the Continental Board received a presentation by members of Continental management and its legal advisors regarding, and reviewed the terms of, the Merger Agreement and the transactions contemplated thereby. By unanimous vote of Directors, the Continental Board determined that the Merger is fair to, and in the best interests of, Continental and its stockholders, approved the Merger and the Continental Recapitalization Amendment, and resolved to recommend that stockholders of Continental vote FOR approval and adoption of the Merger Agreement and each of the transactions contemplated thereby and FOR approval and adoption of the Continental Recapitalization Amendment.

  In reaching its determination, the members of the Continental Board considered the following factors: (i) the Continental Board's familiarity with and review of Continental's business, operations, financial condition, earnings and prospects; (ii) the business, operations, financial condition and earnings of the PJC Cable Business; (iii) the enhanced prospects and opportunities for growth that the Merger makes possible, including increases in Continental's operating scale, system clustering, and operating income; (iv) the anticipated cost savings and efficiencies arising from the Merger; and (v) the terms of the Merger Agreement.

  Continental was assisted in its deliberations and negotiations with respect to the Merger and the related transactions by its investment advisor, Lazard Freres & Co. LLC ("Lazard"). Lazard advised Continental as to valuation matters concerning both the PJC Cable Business and the Continental Class A Common Stock and Continental Series B Preferred Stock. In considering the value of $19.40 per share ascribed to the Continental Common Stock in the Merger, members of the Continental Board considered that the Continental Class A Common Stock had most recently sold in privately negotiated transactions, including issuances by Continental, at $19.40 per share, giving effect to the Continental Stock Split.

  In reaching its determination, the Continental Board of Directors did not find it practicable to quantify any specific factor such as anticipated cost savings and efficiencies or assign relative weights to the specific factors considered in making its determination. Instead, the Continental Board considered these factors as a whole in reaching its determination that the Merger is fair to, and in the best interests of, Continental and its stockholders.

  THE BOARD OF DIRECTORS OF CONTINENTAL UNANIMOUSLY RECOMMENDS THAT CONTINENTAL STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND FOR APPROVAL AND ADOPTION OF THE CONTINENTAL RECAPITALIZATION AMENDMENT.

PROVIDENCE JOURNAL'S REASONS FOR THE REORGANIZATION AND THE MERGER

  BACKGROUND. Commencing in July 1991, Providence Journal undertook a comprehensive strategic planning process that focused on its corporate structure and the proper positioning of its business units. Goldman, Sachs & Co. ("Goldman Sachs") was retained to assist management and the Board of Directors in this process. By August 1993, the Board of Directors of Providence Journal had determined that the creation of a stand-alone company to house the PJC Cable Business, which would probably be widely owned following an initial public offering, was in the best long-term strategic interest of Providence Journal. This approach was deemed advisable for a number of business, financial and operating reasons, including the following:

  . The PJC Cable Business would require expansion on a relatively near-term basis and would have enhanced operating flexibility.

  . Both debt and equity capital would be more easily raised at the lowest possible cost in a stand-alone cable television company.

  . Taking the cable television company public would open up the cable television company to the public capital markets.

  . A separate cable television company would be more likely to attract strategic investors and would be in a better position to merge with other companies whose operations are compatible.

  . Even if the cable television company were to go public, the newspaper business could remain in private hands and maintain its traditional independence.

  . A public cable television company would provide a marketable security for approximately 60% of the value of Providence Journal.

  An important ingredient in the anticipated success of the separate cable television company was an enhanced ability to attract a strategic investor, particularly a telecommunications company, which would provide capital and expertise in telephony, digital switching and the handling of a continuous stream of rapidly-occurring electronic transactions. In this connection, Providence Journal retained Bear Stearns to concentrate its efforts on finding such a strategic investor for the new cable television company.

  In the fall of 1993, the proposed merger of Bell Atlantic Corporation ("Bell Atlantic") and Tele-Communications, Inc. ("TCI"), as well as a number of other announced cable television industry transactions, confirmed Providence Journal's view that a repositioning of the PJC Cable Business was necessary in order to remain competitive. The cable television industry was undergoing significant change due to factors such as technological advances and increased consumer demand for services. The deployment of fiber-optic cable, advances in the digitization of information and the expected deployment of new technologies, such as "on-demand" programming, video games, home shopping and interactive programming, as well as the opening of telecommunications services to competition from the cable television industry, required new technical expertise and substantial capital to build or upgrade physical plant. At the same time, the adoption of the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") and the regulations subsequently promulgated thereunder, adversely affected the financial characteristics of the industry. In response to these factors, Providence Journal's objective was to position the new cable television company to develop the necessary resources to grow in the rapidly evolving cable television industry environment.

  The effort to find an appropriate partner for the stand-alone cable television company continued throughout late 1993 and the first several months of 1994. The break-up of the Bell Atlantic/TCI deal and the promulgation of increasingly stringent rate regulation by the FCC in early 1994, however, resulted in a dampening of interest by telecommunications companies in cable television investments. In addition, the relatively small size of the PJC Cable Business made it difficult to arrange a suitable transaction with a large telecommunications company. In an effort to address this problem, Providence Journal embarked on a series of negotiations with other medium-sized cable television companies with a view to forming joint ventures controlling enough cable television subscribers to meet the operating scale requirements of the telecommunications companies. These negotiations ultimately were not successful, as the mutual valuations of the respective cable television companies involved proved problematic.

  THE MERGER. In June 1994, the management of Providence Journal decided that any effort to effect an initial public offering of the cable television company was not appropriate and it was decided that a combination of the PJC Cable Business with a strategic partner should be pursued. Apart from the relatively adverse public market conditions that existed at the time, the concept of an initial public offering by a separate company holding the PJC Cable Business was not pursued because management determined that the PJC Cable Business standing alone, whether privately or publicly owned, was not large enough to develop and grow successfully in the newly emerging environment surrounding the cable television industry. Instead, by June 1994, a combination with a larger cable television operator had emerged as the best strategic course of action. With the approval of the Board of Directors, Bear Stearns was retained as financial advisor, and a detailed Confidential Information Memorandum with respect to the PJC Cable Business was prepared by Bear Stearns and Providence Journal's management in June and July, 1994. This Confidential Information Memorandum included a description of various aspects of the PJC Cable Business including operating strategy, systems and technology, sales and marketing, facilities, management, financial statements, franchise information and clustering data. At the same time, Bear Stearns and Providence Journal initiated discussions with the Kelso Partnerships regarding the purchase by Providence Journal of their interest in KHC. Providence Journal wanted to acquire 100% ownership of KHC in order to include the cable television properties owned by KHC within the PJC Cable Business for combination with potential merger partners. The Confidential Information Memorandum was distributed in August 1994 to interested parties. In September 1994, business, financial and legal due diligence was conducted by potential merger partners and a letter was distributed by Bear Stearns setting forth the procedures and timetable for submission by potential merger partners of written indications of interest. Written indications of interest were received from three cable television companies on October 3, 1994, one of which was Continental.

  With the assistance of Bear Stearns, Providence Journal conducted a detailed review of the advantages and disadvantages of each of the three proposals. A special meeting of Providence Journal's Board of Directors was held on Friday, October 7, 1994, attended by a substantial majority of the Board, senior executive officers of Providence Journal, representatives of Bear Stearns and outside counsel for Providence Journal. At the meeting, Providence Journal's management and Bear Stearns' representatives compared the indications of interest from the standpoint of their nominal value, likelihood of closing, certainty that the indicated nominal value would be the actual value received by stockholders, long-term prospects of the potential merger partner and relative marketability of the stock of the potential merger partner. One indication of interest was judged to be inadequate on price and was not discussed in detail. After review of all facets of the remaining two indications of interest, the Board of Directors authorized management to continue its discussions and to select one of the potential merger partners to negotiate with on an exclusive basis over the weekend. Management determined that the Continental proposal best met the criteria Providence Journal sought to fulfill: nominal value and certainty that such nominal value would represent actual value to be received, likelihood of closing, long-term strength and prospects of the merger partner and marketability of the securities to be received. Management thereafter negotiated with Continental throughout the weekend and reached agreement on a letter of intent, which was signed on October 12, 1994. A special meeting of the Board of Directors was held on October 12th at which all Directors were present along with the senior executive officers of Providence Journal, the head of the PJC Cable Business and his financial team and representatives of Bear Stearns. Bear Stearns presented a detailed summary of the proposed transaction and presented various valuation and financial analyses, as detailed under "Opinion of Financial Advisor to Providence Journal" below. The Board of Directors then approved in principle the proposed transaction and, pursuant to the letter of intent, authorized management to negotiate with Continental exclusively for a thirty-day period on a definitive merger agreement.

  As a result of the parallel discussions conducted with the Kelso Partnerships commencing in the summer of 1994, on October 25, 1994, Providence Journal entered into a letter of intent with the Kelso Partnerships to purchase their interest in KHC for $265 million, including $5 million in transaction fees, contingent upon closing the proposed transaction with Continental, and this letter of intent was approved by the Board of Directors at a meeting on October 26, 1994.

  By mid-November, negotiation of the merger agreement with Continental was nearly complete. On November 15, 1994, at a special meeting of the Board of Directors attended by all members of the Board, Bear Stearns again presented to the Board of Directors a thorough review of the business and financial aspects of the proposed transaction with Continental and analysis of the fairness of the transaction from a financial point of view, as detailed under "Opinion of Financial Advisor to Providence Journal" below. Bear Stearns gave its oral opinion (which was subsequently confirmed in writing) that the Providence Journal Transactions in the aggregate were fair, from a financial point of view, to the stockholders of Providence Journal. Pursuant to the Board's authorization, Providence Journal entered into a definitive merger agreement with Continental on November 18, 1994.

  REORGANIZATION. Both Continental and Providence Journal desired to restructure ownership of Providence Journal so that all of the cable television properties owned by Providence Journal, including the King Cable Assets, would be included in the Merger. Providence Journal and Continental, working together with their legal advisors, determined that the internal corporate restructuring set forth in the Plan of Reorganization, as well as the Kelso Buyout and the incurrence of the New Cable Indebtedness, had to be effectuated to accomplish this objective in a tax-advantageous manner.

  Accordingly, at the time it gave final approval to the Merger on November 15, 1994, the Board of Directors of Providence Journal also unanimously approved and adopted an initial Plan of Reorganization providing for the PJC Spin-Off. A more detailed, restated Plan of Reorganization (which is attached hereto as Annex II and will be submitted to the stockholders for approval at the Providence Journal Special Meeting) was approved by the Board of Directors at a meeting on February 22, 1995.

  In approving the Plan of Reorganization, the Board determined that, in the interest of consistency, the structure and characteristics of New Providence Journal should be the same as those of Providence Journal, except that New Providence Journal is incorporated in Delaware rather than Rhode Island, the state of incorporation of Providence Journal. Thus, the New Providence Journal Certificate and New Providence Journal By-laws are virtually identical in all material respects to the Providence Journal Charter and By-laws. In particular, the authorized capitalization of the two corporations is identical, New Providence Journal has the same right of first refusal enjoyed by Providence Journal and the NPJ Rights Agreement is substantially the same as the Rights Agreement. (See "Description of New Providence Journal Common Stock"). Delaware was chosen as the state of incorporation because of the flexibility of the Delaware Corporation Law, the acknowledged expertise of Delaware's Court of Chancery and the efficiency and responsiveness of the Delaware Secretary of State.

RECOMMENDATION OF PROVIDENCE JOURNAL BOARD OF DIRECTORS

  At the meeting of the Board of Directors of Providence Journal held on November 15, 1994, by unanimous vote of Directors, the Providence Journal Board determined that the Merger is fair to, and in the best interests of, Providence Journal and its stockholders, approved the Merger and resolved to recommend that stockholders of Providence Journal vote FOR approval and adoption of the Merger Agreement and each of the transactions contemplated thereby.

  In reaching its determination, the Providence Journal Board considered the following factors:

  . THE PROVIDENCE JOURNAL BOARD'S FAMILIARITY WITH AND REVIEW OF PROVIDENCE JOURNAL'S BUSINESS, OPERATIONS, FINANCIAL CONDITION, EARNINGS AND PROSPECTS. The Providence Journal Board considered the growing capital requirements of continued participation in the cable television business in relation to the financial condition and current and probable future earnings of its various businesses. The Providence Journal Board also took account of the long-standing conservatism of Providence Journal's stockholders with regard to the incurrence of large amounts of debt and their reluctance to support the issuance of shares of capital stock to the public. In light of these factors, the Providence Journal Board determined that its cable operations could best be developed by a large cable television company with greater access to capital.

  . THE PROVIDENCE JOURNAL BOARD'S REVIEW OF THE BUSINESS, OPERATIONS, FINANCIAL CONDITION, EARNINGS AND PROSPECTS OF CONTINENTAL, AND THE ENHANCED OPPORTUNITIES FOR GROWTH THAT THE MERGER MAKES POSSIBLE. In choosing Continental as its merger partner, the Providence Journal Board considered and viewed favorably the excellent quality and reputation of Continental's management, the strategic opportunities resulting from the close clustering of Providence Journal's and Continental's cable television systems, Continental's solid growth over an extended period of time, the potential of Continental's developing foreign operations and Continental's size and related access to capital. The Providence Journal Board also determined that the PJC Cable Business, after combining with

     Continental's cable operations, would be in a better position to attract strategic telecommunications partners. In addition, the Providence Journal Board noted the opportunities for increased profitability of the PJC Cable Business resulting from larger programming discounts and management staffing efficiencies obtained through the Merger.

  . THE VALUE OF THE CONTINENTAL SECURITIES TO BE RECEIVED BY THE STOCKHOLDERS OF PROVIDENCE JOURNAL IN THE MERGER. An integral part of the determination by the Board of Directors that the Merger was in the best interests of, and fair to, Providence Journal's stockholders was a determination of the value of Continental's shares. During calendar years 1993 and 1994, all of the limited trading in shares of Continental Common Stock in which Continental participated as a buyer or seller was at $19.40 per share, the nominal value offered by Continental and on which negotiations were based. This was an important factor considered by the Board in making its determination. Also, as detailed under "Providence Journal's Reasons for the Reorganization and the Merger" above and under "Opinion of Financial Advisor to Providence Journal" below, the Providence Journal Board received detailed presentations at several special Board meetings with respect to the value of the Continental Merger Stock to be received by the stockholders of Providence Journal. Bear Stearns concluded that the Providence Journal Transactions in the aggregate were fair, from a financial point of view, to the stockholders of Providence Journal. During these presentations, members of the Providence Journal Board posed various questions to the Bear Stearns representatives, and the ensuing responses and discussions enhanced the Board's understanding of the Merger and related transactions. These presentations were of critical importance in assisting the Providence Journal Board to assess such value, since the valuation of the securities of Continental and Providence Journal, both of which are privately held, required specialized financial expertise. The Board of Directors was also provided with certain estimated financial results for Continental prepared by Continental's management, described under "Opinion of Financial Advisor to Providence Journal", below.

  . OTHER POSSIBLE TRANSACTIONS AVAILABLE TO PROVIDENCE JOURNAL. As discussed above under "Providence Journal's Reasons for the Reorganization and the Merger", the Providence Journal Board carefully reviewed proposals submitted by three potential merger partners. The Providence Journal Board concluded that the Continental proposal offered the highest price and was superior to the second highest proposal with respect to the likelihood of closing and the long-term prospects of the potential merger partner.

  . THE TERMS OF THE MERGER AGREEMENT. The Providence Journal Board reviewed with its counsel and with Bear Stearns the provisions of the Merger Agreement and determined that its terms permitted Providence Journal to achieve the tax-free disposition of the PJC Cable Business for marketable securities in a manner that is fair to Providence Journal.

  In view of the wide variety of factors considered by the Providence Journal Board of Directors, the Providence Journal Board did not find it practicable to quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination. Consequently, the Providence Journal Board did not quantify the assumptions and results of its analyses in reaching its determination that the Merger is fair to, and in the best interests of, Providence Journal and its stockholders. However, as a general matter, the Providence Journal Board believed that all of the factors set forth above supported its determination.

  THE BOARD OF DIRECTORS OF PROVIDENCE JOURNAL UNANIMOUSLY RECOMMENDS THAT PROVIDENCE JOURNAL STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE PLAN OF REORGANIZATION, FOR EACH OF THE THREE PROPOSALS TO APPROVE THE TRANSACTION THAT COMPRISE THE PLAN OF REORGANIZATION, FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND FOR THE PROPOSAL TO APPROVE AND ADOPT THE CABLE DIVISION SALE BONUS PLAN.

OPINION OF FINANCIAL ADVISOR TO PROVIDENCE JOURNAL

  Providence Journal selected Bear Stearns as its financial advisor in connection with the Providence Journal Transactions and asked Bear Stearns to render its opinion in connection with the Providence Journal Transactions based on Bear Stearns' qualifications, expertise and reputation in providing advice to companies in the media and communications industries as well as its familiarity with Providence Journal. Bear Stearns is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities and in rendering opinions in connection with mergers and acquisitions and other purposes.

  Bear Stearns rendered its oral opinion (which was subsequently confirmed in writing) to the Board of Directors of Providence Journal to the effect that, as of November 15, 1994, the Providence Journal Transactions in the aggregate were fair, from a financial point of view, to the stockholders of Providence
Journal. The full text of Bear Stearns' opinion dated      , 1995, is attached
as Annex III to this Joint Proxy Statement-Prospectus. Providence Journal stockholders are urged to, and should, read such opinion carefully in its entirety in conjunction with this Joint Proxy Statement-Prospectus for assumptions made, matters considered and limits of the review by Bear Stearns. Bear Stearns' opinion addresses only the fairness of the Providence Journal Transactions from a financial point of view and does not constitute a recommendation to any stockholder of Providence Journal as to how such stockholder should vote on the Providence Journal Proposals. The summary of Bear Stearns' opinion set forth in this Joint Proxy Statement-Prospectus is qualified in its entirety by reference to the full text of such opinion.

  In rendering its opinion, Bear Stearns, among other things: (i) reviewed this Joint Proxy Statement-Prospectus in substantially the final form to be sent to the stockholders of Providence Journal; (ii) reviewed the Plan of Reorganization, the Merger Agreement (including the terms of the Continental Merger Stock), the Contribution and Assumption Agreement, the Registration Rights Agreement, the Stock Purchase Agreement with the Kelso Partnerships, the letters of intent or stock purchase agreements with the holders of the minority interests in the PJC Cable Subsidiaries, and the related schedules to such agreements; (iii) reviewed certain audited and unaudited financial statements of Providence Journal, Colony, Copley/Colony, Colony Cablevision and KHC and certain pro forma financial information for the PJC Cable Business and New Providence Journal; (iv) reviewed certain operating and financial information of Providence Journal, the PJC Cable Business and KHC, including projections for the PJC Cable Business and KBC, provided to Bear Stearns by the managements of Providence Journal, the PJC Cable Business and KBC; (v) reviewed Continental's audited financial statements for the years ended December 31, 1991 through 1994; (vi) reviewed certain estimated year end financial results for fiscal years 1994 and 1995 for Continental (excluding the effects of the Merger and other pending acquisitions upon such estimated financial results) provided to Bear Stearns by Continental's management, and, based on such estimated financial results and discussions with Continental's management, extrapolated financial results beyond 1995, which were reviewed by Continental's management; (vii) met with certain members of the senior managements of Providence Journal, the PJC Cable Business, KBC and Continental to discuss each company's or division's respective operations, historical financial statements and prospects, recent actions taken by the FCC and the impact thereof on the PJC Cable Business and Continental, and the amount and timing of potential synergies and/or cost savings to Continental realizable as a result of the Merger; (viii) reviewed the historical prices and volume of Continental's privately-held common stock issued or traded in negotiated transactions, as furnished to Bear Stearns by Continental; (ix) reviewed publicly available financial data and stock market performance of publicly traded companies engaged in businesses that Bear Stearns deemed generally comparable to the PJC Cable Business, Continental and KBC, respectively; (x) reviewed the financial terms of recent acquisitions of companies Bear Stearns deemed generally comparable to the PJC Cable Business and KBC; and (xi) conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

  In rendering its opinion, Bear Stearns relied upon and assumed the accuracy and completeness of the financial and other information provided to Bear Stearns by Providence Journal, the PJC Cable Business and Continental, among others, and the reasonableness of the assumptions made with respect to their respective projected financial results. Bear Stearns did not assume any responsibility for such information and Bear Stearns relied upon the assurances of the managements of Providence Journal, the PJC Cable Business and Continental that they are unaware of any facts that would make the information provided to Bear Stearns incomplete or misleading. With respect to the projected financial results of the PJC Cable Business, KBC and Continental that were furnished to Bear Stearns, Bear Stearns assumed that such financial projections or estimates, as the case may be, had been reasonably prepared by Providence Journal, the PJC Cable Business and Continental, respectively, on bases reflecting the best currently available estimates and good faith judgments of the future competitive, operating and regulatory environments and related financial performance. Bear Stearns also relied, without independent verification, upon the assessment of the senior managements of Providence Journal, the PJC Cable Business and Continental regarding the impact on the PJC Cable Business and Continental, respectively, of recent actions taken by the FCC and the amount and timing of potential synergies and/or cost savings to Continental realizable as a result of the Merger. Bear Stearns, with Providence Journal's approval, assumed that the PJC Spin-Off and the Merger will qualify as tax-free reorganizations as contemplated by the Merger Agreement. In arriving at its opinion, Bear Stearns did not perform, and was not furnished with, any independent appraisal of the assets of Providence Journal, the PJC Cable Business or Continental. Bear Stearns did not express any opinion as to the price or range of prices at which the shares of Continental Merger Stock will trade subsequent to the consummation of the Merger. Bear Stearns' opinion is necessarily based on economic, market and other conditions, and the information made available to it, as of the date of the opinion.

  As part of its engagement, Bear Stearns assisted Providence Journal in identifying and contacting various knowledgeable and qualified buyers which were given the opportunity to make a thorough evaluation of the PJC Cable Business in preparation for the submission of a proposal to acquire the PJC Cable Business. As a result of these efforts, Providence Journal received various indications of interest regarding possible business transactions involving the PJC Cable Business, which Bear Stearns assessed and reviewed with the senior management and the Board of Directors of Providence Journal.

  The following is a summary of certain of the financial and valuation analyses presented by Bear Stearns to the Board of Directors of Providence Journal on November 15, 1994, in connection with Bear Stearns' opinion. Bear Stearns analyzed the Merger based on the consideration to be received by Providence Journal stockholders (taking into account both the Continental Merger Stock and the New Cable Indebtedness to be assumed by Continental), using various methodologies, and the PJC Spin-Off based on the pro forma financial statements of New Providence Journal, giving effect to the Providence Journal Transactions.

  VALUATION OF CONTINENTAL PROPOSAL. The transactions contemplated by the Merger Agreement include, among other things, (i) the merger of Restructured PJC, which will own the PJC Cable Business, with and into Continental in a tax-free reorganization, (ii) Continental's assumption of the New Cable Indebtedness, and (iii) the issuance of the Continental Merger Stock, comprised of 28,260,309 shares of Continental Class A Common Stock having a nominal value of $548,250,000 and 4,987,113 shares of Continental Series B Preferred Stock having a nominal value of $96,750,000 (or 33,247,422 shares of Continental Class A Common Stock having a nominal value of $645,000,000 if Continental elects not to issue Continental Series B Preferred Stock), in exchange for all of the outstanding shares of Restructured PJC Common Stock. For purposes of this summary of Bear Stearns' analyses, the foregoing is referred to as the "Continental Proposed Transaction" and the combination of Continental and the PJC Cable Business pursuant to the Merger Agreement is referred to as the "Combined Company." In connection with its review and analysis of the Continental Proposed Transaction, Bear Stearns estimated the enterprise value of the PJC Cable Business under the Continental Proposed Transaction by adding the estimated public market value of the Continental Merger Stock (i.e., the Continental Class A Common Stock and Continental Series B Preferred Stock) to be issued to Providence Journal stockholders and the New Cable Indebtedness to be assumed by the Combined Company and subtracting the cash payment expected to be made by New Providence Journal to Continental to account for the negative Working Capital of the PJC Cable Business. Bear Stearns was required to estimate the public market value of the Continental Merger Stock on a fully distributed public market trading basis as

Continental did not have any publicly traded equity securities. In performing its valuation analyses, Bear Stearns estimated the public market value of the Combined Company's core domestic cable television systems (including both Continental's existing systems as well as the PJC Cable Business) using a range of enterprise value to EBITDA multiples of 9.0x to 9.5x based on estimated EBITDA for 1994, as adjusted for certain expected effects of the Merger, and estimated the value of Continental's programming investments, international investments, other telecommunications assets and other assets using a variety of methodologies, including multiples of EBITDA and subscribers, other publicly available independent valuations and/or discounted cash flow analyses, as deemed appropriate by Bear Stearns. As a result of these analyses, Bear Stearns estimated that the Continental Class A Common Stock had a fully distributed public market trading value which ranged from $16.50 to $19.40 per share and the Continental Series B Preferred Stock had a fully distributed public market trading value of $19.40 per share. Bear Stearns noted that this analysis was specific to a given point in time and expressed no opinion as to the price or range of prices at which the shares of Continental Merger Stock would trade subsequent to the consummation of the Merger. Based on Bear Stearns' estimated public market valuation of the Continental Merger Stock (i.e., the Continental Class A Common Stock and Continental Series B Preferred Stock), and taking into account the New Cable Indebtedness to be assumed by the Combined Company in the Merger and the cash payment expected to be made by New Providence Journal to Continental to account for the negative Working Capital of the PJC Cable Business, Bear Stearns estimated that the enterprise value of the PJC Cable Business under the Continental Proposed Transaction ranged from $1,306 million to $1,388 million (or $1,291 million to $1,388 million if no shares of Continental Series B Preferred Stock were issued). Bear Stearns estimated that the aggregate market value, on a fully distributed public market trading basis, of the Continental Series B Preferred Stock to be received by Providence Journal stockholders, if issued, was approximately $97 million, or $1,130 per share of Providence Journal Common Stock. Bear Stearns estimated that the aggregate market value, on a fully distributed public market trading basis, of the Continental Class A Common Stock to be received by Providence Journal stockholders ranged from $466 million to $548 million (or $548 million to $645 million if no shares of Continental Series B Preferred Stock were issued), or $5,441 to $6,401 (or $6,401 to $7,531 if no shares of Continental Series B Preferred Stock were issued) per share of Providence Journal Common Stock. Bear Stearns noted that due to the relatively fixed nature of the valuation of the Continental Series B Preferred Stock versus the wider range of valuation of the Continental Class A Common Stock, the valuation of the Continental Proposed Transaction varied based on the form of consideration (i.e., depending on whether or not any shares of Continental Series B Preferred Stock were issued).

  ANALYSIS OF SELECTED PRECEDENT CABLE TELEVISION TRANSACTIONS. Bear Stearns reviewed and analyzed the publicly available financial terms of five selected recent merger and acquisition transactions in the cable television industry which, in Bear Stearns' judgment, were reasonably comparable to the Merger, and compared the financial terms of such transactions to those of the Merger for purposes of this analysis. The five transactions that were then pending were
(i) the acquisition of the cable television assets of The Times Mirror Company by Cox Cable Communications, Inc. ("Cox"); (ii) the acquisition of domestic cable television assets of Maclean Hunter Limited from Rogers Communications by Comcast Corporation ("Comcast"); (iii) the acquisition of the Wisconsin and Alabama cable television assets of the Crown Media subsidiary of Hallmark Cards, Inc. by Marcus Cable Co.; (iv) the acquisition of Wometco Cable (excluding Georgia Cable) by US West Inc.; and (v) the acquisition of TeleCable Corporation by TCI (collectively, the "Precedent CATV Transactions"). Bear Stearns reviewed the prices paid (or to be paid) in the Precedent CATV Transactions and analyzed various operating and financial information and implied valuation multiples and ratios. Bear Stearns noted that none of the Precedent CATV Transactions was identical to the Merger and that, accordingly, any analysis of the Precedent CATV Transactions necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would necessarily affect the acquisition value of the PJC Cable Business versus the acquisition values of the companies to which the PJC Cable Business was being compared. Bear Stearns advised the Board of Directors of Providence Journal that, in considering and analyzing the Precedent CATV Transactions, the Board of Directors of Providence Journal should consider the size, demographic and economic characteristics of the markets of each cable company and the competitive environment in which it operates. Bear Stearns' analysis of the Precedent CATV Transactions indicated that the range of enterprise value to EBITDA multiples was 9.1x to 12.1x with a harmonic mean (the reciprocal of the arithmetic mean of reciprocals) of 11.0x, as compared to a range of imputed enterprise value to EBITDA multiples for the PJC Cable Business of 12.1x to 13.0x based on Bear Stearns' estimate of the enterprise value of the PJC Cable Business under the Continental Proposed Transaction, as described above, and estimated EBITDA for 1994 for the PJC Cable Business. Bear Stearns noted that the Continental Proposed Transaction was valued at a more favorable EBITDA multiple range when compared to the Precedent CATV Transactions' valuation parameters, and this was one of the primary factors in assessing the fairness, from a financial point of view, of the Providence Journal Transactions.

  ANALYSIS OF SELECTED PUBLICLY TRADED CABLE TELEVISION COMPANIES. Bear Stearns compared certain operating and financial information for each of the PJC Cable Business and Continental to certain publicly available operating, financial, trading and valuation information of seven selected cable television companies, which, in Bear Stearns' judgment, were comparable to the PJC Cable Business and Continental for purposes of this analysis. These companies included Adelphia Communications Corporation, Cablevision Systems Corporation, Century Communications Corporation, Comcast, Falcon Cable Systems Company, TCA Cable TV, Inc., and TCI (collectively, the "Comparable Cable Companies"). Bear Stearns' analysis of the Comparable Cable Companies indicated that (i) the Comparable Cable Companies were trading in a range of adjusted enterprise value (enterprise value less the value of non-consolidated cable investments and non-cable assets) to EBITDA multiples for 1994, as estimated from publicly available information, of 8.1x to 9.8x with a harmonic mean of 8.6x and (ii) certain of the Comparable Cable Companies, which, in Bear Stearns' judgment, were more comparable to the PJC Cable Business and Continental based on size, asset quality and markets served (i.e., Comcast and TCI), were trading in a range of adjusted enterprise value to EBITDA multiples for 1994, as estimated from publicly available information, of 9.1x to 9.8x with a harmonic mean of 9.4x. This compared to a range of imputed enterprise value to EBITDA multiples for the PJC Cable Business of 12.1x to 13.0x based on Bear Stearns' estimate of the enterprise value of the PJC Cable Business under the Continental Proposed Transaction, as described above, and estimated EBITDA for 1994 for the PJC Cable Business. Bear Stearns noted that the Continental Proposed Transaction was valued at a significant premium, in terms of its imputed EBITDA multiple range, when compared to the Comparable Cable Companies' trading parameters, and this was one of the primary factors in assessing the fairness, from a financial point of view, of the Providence Journal Transactions. Bear Stearns further stated that the Comparable Cable Companies' trading parameters (particularly those of Comcast and TCI) provided an important benchmark for estimating the public market value of the Continental Merger Stock on a fully distributed basis.

  DISCOUNTED CASH FLOW CALCULATIONS. Bear Stearns performed theoretical discounted cash flow calculations based on the projections provided by the management of the PJC Cable Business. In performing the discounted cash flow calculations, Bear Stearns utilized discount rates reflecting the estimated weighted average cost of capital of the PJC Cable Business (ranging from 10% to 12%) and blended terminal value multiples of EBITDA ranging from 10.2x to 11.7x. Based on these calculations, Bear Stearns derived a theoretical enterprise value for the PJC Cable Business ranging from $1,000 million to $1,200 million, as compared to Bear Stearns' estimate of the enterprise value of the PJC Cable Business under the Continental Proposed Transaction of $1,291 million to $1,388 million. Bear Stearns noted that the aforementioned discounted cash flow calculations were highly dependent on the projections provided by the management of the PJC Cable Business and the assumptions made with regard to terminal value and may be less relevant than other valuation analyses for purposes of valuing the PJC Cable Business.

  RELATIVE CONTRIBUTION ANALYSIS. Bear Stearns reviewed and analyzed the relative contributions of each of the PJC Cable Business and Continental to the Combined Company based on certain historical and projected operating and financial information (based on projections for the PJC Cable Business and estimated year end financial results for fiscal years 1994 and 1995 for Continental prepared by their respective managements) including, among other things, revenue, EBITDA and basic subscribers. Such analysis did not take into account any potential synergies and/or cost savings that might be realized as a result of the

Merger. Such analysis indicated that the PJC Cable Business would contribute approximately 19.1%, 17.0% and 21.4% to the Combined Company's revenue, EBITDA and basic subscribers, respectively, for 1994 on a pro forma basis. Bear Stearns noted that the PJC Cable Business's percentage of the Combined Company's estimated enterprise value (i.e., 18.9%) and the fully diluted percentage of the Combined Company's equity securities to be owned by Providence Journal stockholders after the Merger (i.e., 18.9%) compared reasonably and is in line with the aforementioned contribution percentages.

  OTHER ANALYSES. Bear Stearns conducted such other financial and valuation analyses as it deemed necessary with respect to Providence Journal, the PJC Cable Business, New Providence Journal, Continental and the Combined Company. In addition, Bear Stearns reviewed, analyzed and compared certain operating and financial information and valuation multiples and ratios of selected precedent television broadcasting transactions and selected comparable publicly traded television broadcasting companies to similar data for KBC for purposes of reviewing and analyzing the Kelso Buyout.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying Bear Stearns' opinion. In arriving at its opinion, Bear Stearns considered the results of all such reviews, calculations and analyses. The analyses were prepared solely for purposes of providing its opinion as to the fairness of the Providence Journal Transactions in the aggregate, from a financial point of view, to the stockholders of Providence Journal and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. The foregoing summary does not purport to be a complete description of the analysis performed by Bear Stearns. As described above, Bear Stearns' opinion and presentation to the Board of Directors of Providence Journal was one of many factors taken into consideration by the Board of Directors of Providence Journal in making its determination to approve the Merger Agreement.

  Pursuant to a letter agreement, dated May 20, 1993, and a subsequent amendment to such letter, dated August 2, 1994, Providence Journal agreed to pay Bear Stearns (i) an initial cash fee of $100,000; (ii) a quarterly retainer fee of $75,000; (iii) a fee of $400,000 for rendering its opinion in connection with the Providence Journal Transactions; and (iv) a transaction fee of approximately $7,000,000, payable upon the consummation of the Merger, which will be reduced by the fees paid to date. Providence Journal also has agreed to reimburse Bear Stearns for its reasonable out-of-pocket expenses, including the reasonable fees and disbursements of counsel, and to indemnify Bear Stearns and certain related persons against certain liabilities in connection with the engagement of Bear Stearns, including certain liabilities under the federal securities laws.

OTHER INFORMATION PROVIDED

  Continental provided to Providence Journal and Bear Stearns certain estimated year end financial results for fiscal years 1994 and 1995 for Continental (excluding the effects of the Merger and other pending acquisitions upon such estimated financial results). Continental's management believes that estimated year end financial results for fiscal year 1994 were in line with the actual operating results for such year, and for fiscal year 1995 are in line with recent historical operating results. No assurances can be made that the estimated results for fiscal year 1995 will actually be realized (see "Recommendation of Providence Journal Board of Directors" and "Opinion of Financial Advisor to Providence Journal".)

                              THE SPECIAL MEETINGS

MATTERS TO BE DISCUSSED AT THE SPECIAL MEETINGS

  GENERAL. This Joint Proxy Statement-Prospectus is being furnished by Providence Journal to holders of shares of Providence Journal Common Stock and by Continental to holders of shares of Continental Voting Stock in connection with the solicitation of proxies from such stockholders for use at the Providence Journal Special Meeting and the Continental Special Meeting, respectively.

  CONTINENTAL. At the Continental Special Meeting or any adjournments or postponements thereof, holders of shares of Continental Voting Stock will be asked to approve and adopt the following proposals: (i) the approval and adoption of the Merger Agreement and each of the transactions contemplated thereby relating to Continental, including the Merger of Restructured PJC with and into Continental; (ii) the approval and adoption of the Continental Recapitalization Amendment to increase the number of authorized shares of capital stock of Continental from 17,700,000 to 825,000,000, including an increase in the number of authorized shares of Continental Common Stock from 15,000,000 to 625,000,000, of which 425,000,000 will be shares of Continental Class A Common Stock (with one vote per share) and 200,000,000 will be shares of Continental Class B Common Stock (with ten votes per share), and an increase in the number of authorized shares of Continental Preferred Stock from 2,700,000 to 200,000,000, of which 1,142,858 are currently designated Continental Series A Preferred Stock and, upon consummation of the Merger, 4,987,113 of which will be designated as Continental Series B Preferred Stock;
(iii) the election of four Class C Directors to serve a three-year term; and
(iv) the ratification of the appointment by the Board of Directors of Deloitte & Touche LLP as Continental's independent public accountants for the current fiscal year ending December 31, 1995. The holders of the Continental Series A Preferred Stock currently vote as if they had converted their shares into Continental Class B Common Stock (currently, ten votes per share; after giving effect to the Continental Recapitalization Amendment and the Continental Stock Split, 250 votes per share). Such stockholders will also consider and vote upon such other matters as may properly be brought before the Continental Special Meeting.

  THE BOARD OF DIRECTORS OF CONTINENTAL HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE CONTINENTAL RECAPITALIZATION AMENDMENT AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, FOR APPROVAL AND ADOPTION OF THE CONTINENTAL RECAPITALIZATION AMENDMENT AND FOR APPROVAL AND ADOPTION OF EACH OF THE OTHER PROPOSALS BEING SUBMITTED AT THE CONTINENTAL SPECIAL MEETING.

  PROVIDENCE JOURNAL. At the Providence Journal Special Meeting or any adjournments or postponements thereof, holders of Providence Journal Common Stock will be asked to approve and adopt the following proposals: (i) the Plan of Reorganization, (ii) the dissolution of KHC, (iii) the dissolution of Providence Journal, (iv) the PJC Spin-Off (each of which comprises the Plan of Reorganization), (v) the Merger Agreement and (vi) the Cable Division Sale Bonus Plan. Such stockholders will also consider and vote upon such other matters as may properly be brought before the Providence Journal Special Meeting.

  THE BOARD OF DIRECTORS OF PROVIDENCE JOURNAL HAS UNANIMOUSLY APPROVED THE PLAN OF REORGANIZATION, THE MERGER AGREEMENT AND THE CABLE DIVISION SALE BONUS PLAN AND RECOMMENDS THAT PROVIDENCE JOURNAL STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE PLAN OF REORGANIZATION, FOR EACH OF THE THREE PROPOSALS TO APPROVE THE TRANSACTIONS THAT COMPRISE THE PLAN OF REORGANIZATION, FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND FOR THE PROPOSAL TO APPROVE AND ADOPT THE CABLE DIVISION SALE BONUS PLAN.

RECORD DATES; STOCK ENTITLED TO VOTE; QUORUM

  CONTINENTAL. The Continental Record Date for the determination of shares of those holders of Continental Voting Stock entitled to notice of, and to vote at, the Continental Special Meeting is May 31, 1995. Only holders of record of shares of Continental Voting Stock at the close of business on the Continental Record Date will be entitled to notice of, and to vote at, the Continental Special Meeting or any adjournments or postponements thereof. As of the Continental Record Date (adjusting for the Continental Stock Split), there were 8,635,900 shares of Continental Class A Common Stock, 109,276,175 shares of Continental Class B Common Stock, and 1,142,858 shares of Continental Series A Preferred Stock outstanding, entitled to vote and held by 423 holders of record.

  The presence in person or by proxy of shares representing a majority of votes (693,556,076 votes) entitled to be cast by holders of Continental Voting Stock issued and outstanding and entitled to vote as of the Continental Record Date is required to constitute a quorum for the transaction of business at any meeting of stockholders. Abstentions and broker non-votes are included in the determination of the number of shares of Continental Voting Stock present and voting.

  PROVIDENCE JOURNAL. The Providence Journal Record Date for the determination of shares of those holders of Providence Journal Common Stock entitled to notice of, and to vote at, the Providence Journal Special Meeting is June , 1995. Only holders of record of shares of Providence Journal Common Stock at the close of business on the Providence Journal Record Date will be entitled to notice of, and to vote at, the Providence Journal Special Meeting or any adjournments or postponements thereof. As of the Providence Journal Record Date, there were 37,728 shares of Providence Journal Class A Common Stock (with one vote per share) and 46,961 shares of Providence Journal Class B Common Stock (with four votes per share) outstanding, entitled to vote and held by approximately 470 holders of record.

  The presence in person or by proxy of shares representing a majority of votes (112,787 votes) entitled to be cast by holders of Providence Journal Common Stock issued and outstanding and entitled to vote as of the Providence Journal Record Date is required to constitute a quorum for the transaction of business at any meeting of stockholders.

REQUIRED VOTES

  CONTINENTAL. The affirmative vote of a majority of the votes (693,556,076 votes, adjusting for the Continental Stock Split) of holders of the outstanding shares of the Continental Voting Stock, voting together as a class, are the only votes of Continental stockholders required to approve the Merger under the DGCL, the Continental Restated Certificate and the Continental By-Laws. The affirmative vote or action by written consent of 66 2/3% of the votes (924,741,433 votes, adjusting for the Continental Stock Split) of holders of the outstanding shares of the Continental Voting Stock, voting together as a class, and a separate vote or action by written consent of a majority of the votes (142,857,251 votes, adjusting for the Continental Stock Split) of holders of the outstanding shares of the Continental Series A Preferred Stock are the only votes of Continental stockholders required to approve the Continental Recapitalization Amendment. All of the holders of the Continental Series A Preferred Stock have executed irrevocable proxies in connection with such separate class vote on the Continental Recapitalization Amendment. The affirmative vote or action by written consent of a plurality of the votes cast by holders of Continental Voting Stock at the Continental Special Meeting, voting together as a class, is required to elect Directors. Abstentions and broker non-votes are considered present for purposes of determining a quorum. Abstentions and broker non-votes do not affect the election of the Directors. Abstentions and broker non-votes will have the same effect as a vote against the Merger and the Continental Recapitalization Amendment.

  Each proposal shall be voted upon separately by the Continental stockholders entitled to vote at the Continental Special Meeting; however, failure of either the Merger Agreement or the Continental Recapitalization Amendment to be approved by the Continental stockholders will result in the abandonment by Continental of the Merger.

  PROVIDENCE JOURNAL. The affirmative vote of the holders of a majority of the outstanding shares of both the Providence Journal Class A Common Stock and the Providence Journal Class B Common Stock, with each class voting separately, is required for approval of the Plan of Reorganization and for each of the three components of the Plan of Reorganization as to which Providence Journal stockholders are entitled to vote. The affirmative vote of a majority of the votes of holders of the outstanding shares of the Providence Journal Common Stock, voting together as a single class, is required to approve the Merger. No vote of the stockholders of Providence Journal is required to approve and adopt the Cable Division Sale Bonus Plan; however, Providence Journal is seeking the approval of 75% of such votes because failure to obtain such 75% approval could result in some or all of the payments under the Cable Division Sale Bonus Plan being non-deductible for federal income tax purposes to Providence Journal and in the imposition of an excise tax on the recipients of such payments. Abstentions and broker non-votes are both counted as shares represented in person or by proxy and entitled to vote for purposes of a quorum. While abstentions are counted in the universe of shares represented in person or by proxy and entitled to vote on the Providence Journal Proposals and the other proposals, broker non-votes are not so counted.

  All matters to come before the Providence Journal Special Meeting shall be voted upon separately, including the separate elements of the Providence Journal Proposals. However, failure of the stockholders of Providence Journal to approve any of the elements that comprise the Plan of Reorganization will result in the failure of the Plan of Reorganization to be adopted. Further, failure of the stockholders of Providence Journal to approve either the Plan of Reorganization or the Merger will result in the abandonment by Providence Journal of both the Plan of Reorganization and the Merger.

SOLICITATION AND VOTING OF PROXIES

  CONTINENTAL. Stockholders of record on the Continental Record Date are entitled to cast their votes, in person or by properly executed proxy, at the Continental Special Meeting. All shares represented at the Continental Special Meeting by properly executed proxies received prior to or at the Continental Special Meeting and not properly revoked will be voted at the Continental Special Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR approval of the Continental Proposals and the other proposals. The Board of Directors of Continental does not know of any matters, other than the matters described in the Continental Notice of Special Meeting attached to this Joint Proxy Statement-Prospectus, that will come before the Continental Special Meeting.

  If a quorum is not present at the time the Continental Special Meeting is convened, or if for any other reason Continental believes that additional time should be allowed for the solicitation of proxies or for the satisfaction of conditions to the Merger or the transactions contemplated thereby, Continental may adjourn the Continental Special Meeting with a vote of the holders of a majority of the voting power represented by the Continental Voting Stock present at such meeting. If Continental proposes to adjourn the Continental Special Meeting, the persons named in the enclosed proxy card will vote all shares for which they have voting authority in favor of such adjournment.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted in the following manner. Proxies may be revoked by (i) filing with the Secretary of Continental, at or before the Continental Special Meeting, a written notice of revocation bearing a date later than the date of the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of Continental at or before the Continental Special Meeting or (iii) attending the Continental Special Meeting and voting in person (although attendance at the Continental Special Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be sent to Continental Cablevision, Inc., The Pilot House, Lewis Wharf, Boston, Massachusetts 02110, Attention: P. Eric Krauss, Vice President and Treasurer.

  Proxies are being solicited by and on behalf of the Continental Board of Directors. All expenses of this solicitation, including the cost of preparing and mailing this Joint Proxy Statement-Prospectus (except for printing costs, which will be shared with Providence Journal), will be borne by Continental. In addition to solicitation by use of the mails, proxies may be solicited by Directors, officers and employees of Continental in person or by telephone, telegram or other means of communication. Such Directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of Continental Voting Stock held of record by such persons, and Continental may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

  PROVIDENCE JOURNAL. Stockholders of record on the Providence Journal Record Date are entitled to cast their votes, in person or by properly executed proxy, at the Providence Journal Special Meeting. All shares represented at the Providence Journal Special Meeting by properly executed proxies received prior to or at the Providence Journal Special Meeting and not properly revoked will be voted at the Providence Journal Special Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR approval of the Providence Journal Proposals and FOR approval of the Cable Division Sale Bonus Plan. The Board of Directors of Providence Journal does not know of any matters, other than the matters described in the Providence Journal Notice of Special Meeting attached to this Joint Proxy Statement-Prospectus, that will come before the Providence Journal Special Meeting.

  If a quorum is not present at the time the Providence Journal Special Meeting is convened, or if for any other reason Providence Journal believes that additional time should be allowed for the solicitation of proxies or for the satisfaction of conditions to the Merger or the transactions contemplated thereby, Providence Journal may adjourn the Providence Journal Special Meeting with a vote of the holders of a majority of the voting power represented by the Providence Journal Common Stock present at such meeting. If Providence Journal proposes to adjourn the Providence Journal Special Meeting, the persons named in the enclosed proxy card will vote all shares for which they have voting authority in favor of such adjournment.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted in the following manner. Proxies may be revoked by (i) filing with the Secretary of Providence Journal, at or before the Providence Journal Special Meeting, a written notice of revocation bearing a date later than the date of the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of Providence Journal at or before the Providence Journal Special Meeting or (iii) attending the Providence Journal Special Meeting and voting in person (although attendance at the Providence Journal Special Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be sent to Providence Journal Company, 75 Fountain Street, Providence, Rhode Island 02902, Attention: Harry Dyson, Secretary.

  Proxies are being solicited by and on behalf of the Providence Journal Board of Directors. All expenses of this solicitation, including the cost of preparing and mailing this Joint Proxy Statement-Prospectus (except for printing costs, which will be shared with Continental), will be borne by Providence Journal. In addition to solicitation by use of the mails, proxies may be solicited by Directors, officers and employees of Providence Journal in person or by telephone, telegram or other means of communication. Such Directors, officers and employees will not be additionally compensated but may by reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of Providence Journal Common Stock held of record by such persons, and Providence Journal may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

OWNERSHIP OF CONTINENTAL SECURITIES

  The following table provides information as of April 30, 1995 (giving effect to the Continental Recapitalization Amendment and the Continental Stock Split), with respect to the shares of Continental

Common Stock and the Continental Series A Preferred Stock beneficially owned by
(i) each person known by Continental to own more than 5% of the outstanding Continental Common Stock or Continental Series A Preferred Stock, (ii) each Director of Continental, (iii) each executive officer required to be identified in the Summary Compensation Table of Continental and (iv) by all Directors and executive officers of Continental as a group. The number of shares beneficially owned by each Director or executive officer is determined according to rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity has the right to acquire within 60 days of April 30, 1995 through the exercise of an option, conversion feature or similar right. Except as noted below, each holder has sole voting and investment power with respect to all shares of Continental Common Stock or Continental Series A Preferred Stock listed as owned by such person or entity.

                                                            NUMBER OF
                               NUMBER OF    PERCENTAGE OF   SHARES OF     PERCENTAGE
                               SHARES OF     OUTSTANDING   CONTINENTAL  OF OUTSTANDING
                              CONTINENTAL     SHARES OF     PREFERRED     SHARES OF
                            COMMON STOCK(1)  CONTINENTAL     STOCK(2)    CONTINENTAL   AGGREGATE
                             BENEFICIALLY      COMMON      BENEFICIALLY   PREFERRED     VOTING
           NAME                  OWNED          STOCK         OWNED         STOCK        POWER
           ----             --------------- -------------  ------------ -------------- ---------
Amos B. Hostetter, Jr.(3).    45,272,425        38.40%            --           --        32.64%
Timothy P. Neher(4).......     1,671,725         1.42             --           --         1.21
Michael J. Ritter.........       589,900           *              --           --           *
Roy F. Coppedge, III(5).....   7,514,075         6.37             --           --         5.12
Jonathan H. Kagan(6)......    28,571,450        19.50       1,142,858       100.00%      20.60
Robert B. Luick(7)........       229,575           *              --           --           *
Henry F. McCance(8).......       258,125           *              --           --           *
Lester Pollack(6).........    28,571,450        19.50       1,142,858       100.00       20.60
Vincent J. Ryan(9)........     5,719,825         4.85             --           --         4.12
William T. Schleyer.......       766,200           *              --           --           *
Jeffrey T. Delorme........       391,525           *              --           --           *
Nancy Hawthorne...........       209,325           *              --           --           *
Directors and Executive
 Officers as a Group
 (13 persons)(6)..........    91,373,425        62.38       1,142,858       100.00       65.58
H. Irving Grousbeck(10)...    10,033,000         8.51             --           --         7.23
Boston Ventures Company
 Limited
 Partnership III
 Boston Ventures Limited
  Partnership III(11).....     3,034,525         2.57             --           --         2.19
 Boston Ventures Limited
  Partnership IIIA(11)....       799,825           *              --           --           *
Boston Ventures Company
 Limited
 Partnership IV
 Boston Ventures Limited
  Partnership IV(11)......     2,381,725         2.02             --           --         1.42
 Boston Ventures Limited
  Partnership IVA(11).....     1,298,000         1.10             --           --           *
                              ----------        -----                                    -----
   Total as a group.......     7,514,075         6.37             --           --         5.12
LFCP Corp. and Corporate
 Advisors, L.P.(12)
 Corporate Partners,
  L.P.(12)................    18,223,825        13.39         728,953        63.78       13.14
 Mellon Bank, N.A., as
  Trustee for
  First Plaza Group
   Trust(12)(13)..........     4,285,725         3.51         171,429        15.00        3.09
 The State Board of
  Administration of
  Florida(12).............     1,902,100         1.59          76,084         6.66        1.37
 Vencap Holdings (1992)
  Pte Ltd(12).............     1,785,700         1.49          71,428         6.25        1.29
 Corporate Offshore
  Partners, L.P.(12)......     1,302,675         1.09          52,107         4.56          *
 ContCable Co-Investors,
  L.P.(12)................     1,071,425           *           42,857         3.75          *
                              ----------        -----       ---------       ------       -----
   Total as a group.......    28,571,450        19.50%(14)  1,142,858       100.00%      20.60%

- --------
*Less than 1% of class.

 (1) The number of shares of Continental Common Stock beneficially owned by each listed holder reflects the number of such shares held giving effect to the Continental Recapitalization Amendment and the Continental Stock Split. The number of shares of Continental Common Stock currently beneficially owned by a person identified in the table as of April 30, 1995 (before giving effect to the Continental Recapitalization Amendment and the Continental Stock Split) can be obtained by dividing the number of shares of Continental Common Stock listed in the table as being owned by such person by 25. The Continental Stock Split will not affect the percentage of outstanding shares of Continental Common Stock, the voting power or the number or percentage of outstanding shares of Continental Series A Preferred Stock. The Continental Common Stock includes Continental Class A Common Stock, which has one vote per share, and Continental Class B Common Stock, which has ten votes per share. As the number of shares of Continental Class A Common Stock represents 7.32% of the Continental Common Stock and less than 1% of the voting power of the Continental Common Stock, the Continental Class A Common Stock has not been shown as a separate class of stock, but rather Continental Common Stock has been treated as one class. Every greater than 5% beneficial owner of Continental Class B Common Stock would be a greater than 5% beneficial owner of Continental Class A Common Stock.
(2) Under the rules for determining beneficial ownership promulgated by the Commission, each holder of Continental Series A Preferred Stock is deemed to own currently that number of shares of Continental Common Stock into which the Continental Series A Preferred Stock is convertible. The Continental Series A Preferred Stock is presently convertible into Continental Common Stock on a one-for-one basis and will be convertible into Continental Common Stock on a 25-for-one basis following the Continental Stock Split. The table therefore shows the number of shares of Continental Series A Preferred Stock owned by each holder in the column for the Continental Series A Preferred Stock and includes that number of shares in the column for Continental Common Stock into which the Continental Series A Preferred Stock would be convertible after giving effect to the Continental Recapitalization Amendment and the Continental Stock Split.
(3) Mr. Hostetter has shared voting and investment power as to 42,843,550 shares of Continental Common Stock held by the Trust of which Messrs. Hostetter and Neher are the sole trustees. Mr. Hostetter has shared voting and investment power as to a further 446,400 shares of Continental Common Stock; as to 223,200 of such shares, he disclaims beneficial ownership. Additionally, Mr. Hostetter disclaims beneficial ownership of 550,000 shares of Continental Common Stock with respect to which his wife acts as a trustee with Mr. Neher and 38,950 shares of Continental Common Stock held by him as custodian for four minor children. The shares listed in the table as being beneficially owned by Mr. Hostetter include those as to which Mr. Hostetter has shared voting and/or investment power and those as to which Mr. Hostetter disclaims beneficial ownership. Mr. Hostetter's address is The Pilot House, Lewis Wharf, Boston, Massachusetts 02110.
(4) Mr. Neher has shared voting and investment power as to 550,000 shares of Continental Common Stock with respect to which he acts as a trustee with Mrs. Hostetter, and as to 42,843,550 shares of Continental Common Stock with respect to which he acts as a trustee with Mr. Hostetter. Mr. Neher disclaims beneficial ownership as to such shares, and the table does not indicate such shares as being beneficially owned by Mr. Neher. (See footnote (3) above.) Additionally, Mr. Neher disclaims beneficial ownership as to 165,000 shares with respect to which he acts as trustee and 55,000 shares held by his wife as custodian for their children, which are included in the table as being beneficially owned by Mr. Neher.
(5) All the shares listed in the table as beneficially owned by Mr. Coppedge are held by the four limited partnerships described in footnote (11) below. Mr. Coppedge, a partner of each of the general partners of the limited partnerships and a Director of Boston Ventures Management, Inc., which manages the investments of the four limited partnerships, has shared voting and investment power as to these shares. Mr. Coppedge is entitled to beneficial ownership of an indeterminate number of these shares and disclaims beneficial ownership as to the balance. Mr. Coppedge's address is c/o Boston Ventures Management, Inc., 21 Custom House Street, Boston, Massachusetts 02110.

 (6) All shares listed in the table as being beneficially owned by Mr. Pollack and Mr. Kagan are beneficially owned by Corporate Advisors, L.P. ("Corporate Advisors"). (See footnote (12) below.) Mr. Pollack may be deemed to have shared voting and investment power over such shares as the Chairman and Treasurer and as a Director of LFCP Corp., and Mr. Kagan may be deemed to have shared voting and investment power over such shares as the President of LFCP Corp. LFCP Corp. is the sole general partner of Corporate Advisors and a wholly owned subsidiary of Lazard. Mr. Pollack and Mr. Kagan are both Managing Directors of Lazard. Mr. Pollack's and Mr. Kagan's address is c/o Corporate Advisors, L.P., One Rockefeller Plaza, New York, New York 10020. Mr. Pollack and Mr. Kagan disclaim beneficial ownership of all such shares.
 (7) The shares listed in the table as being beneficially owned by Mr. Luick include 73,800 shares owned by Mr. Luick's daughter and 37,500 shares with respect to which she acts as trustee for Mr. Luick's grandchildren. Mr. Luick disclaims beneficial ownership of these shares.
 (8) The shares listed in the table as being beneficially owned by Mr. McCance include 225,000 shares held by Greylock Limited Partnership, of which Mr. McCance is a general partner. Mr. McCance has shared voting and investment power as to these shares, is entitled to beneficial ownership of an indeterminate number of these shares and disclaims beneficial ownership as to the balance. Of the remaining shares, Mr. McCance disclaims beneficial ownership as to 12,500 shares with respect to which his wife acts as trustee for his daughter and 12,500 shares held by his daughter.
 (9) Mr. Ryan holds 136,250 shares of Continental Common Stock. The remaining shares of Continental Common Stock listed in the table as being beneficially owned by Mr. Ryan are held by Schooner Capital Corporation (and its subsidiaries), over which Mr. Ryan has shared voting and investment power as the Chairman and principal stockholder.
(10) All of these shares are subject to the Stock Liquidation Agreement pursuant to which Mr. Grousbeck must sell such shares to Continental in either 1998 or 1999. (See "Description of Continental--Management's Discussion and Analysis of Financial Condition and Results of Operations of Continental--Liquidity and Capital Resources--Recent Stock Repurchases and 1998-1999 Share Repurchase Program".) Mr. Grousbeck's address is Room 382, Graduate School of Business, Stanford University, Stanford, California 94305.
(11) These four limited partnerships may be deemed to be a "group" of persons acting together for the purpose of acquiring, holding, voting or disposing of shares of Continental Common Stock. Boston Ventures Company Limited Partnership III ("BV Co. III"), as the sole general partner of each of Boston Ventures Limited Partnership III and Boston Ventures Limited Partnership IIIA, is deemed to be the beneficial owner of the shares held by such limited partnerships and to have shared voting and investment power with respect to such shares. Boston Ventures Company Limited Partnership IV ("BV Co. IV"), as the sole general partner of each of Boston Ventures Limited Partnership IV and Boston Ventures Limited Partnership IVA, is deemed to be the beneficial owner of the shares held by such limited partnerships and to have shared voting and investment power with respect to such shares. BV Co. III disclaims beneficial ownership of the shares beneficially owned by BV Co. IV; and BV Co. IV disclaims beneficial ownership of the shares beneficially owned by BV Co.
     III. Mr. Coppedge may be deemed to beneficially own all such shares. (See footnote (5).)
(12) These stockholders may be deemed to be a "group" of persons acting together for the purpose of acquiring, holding, voting or disposing of shares of Continental Series A Preferred Stock. Corporate Advisors is the general partner of Corporate Partners, L.P. ("Corporate Partners") and Corporate Offshore Partners, L.P. ("Corporate Offshore Partners") and has sole voting and investment power as to the shares held by them. Corporate Advisors serves as investment manager over a certain investment management account for The State Board of Administration of Florida ("SBA") and has sole voting and dispositive power with respect to the shares of Continental Series A Preferred Stock held by SBA. Pursuant to a Co-Investment Agreement dated as of April 27, 1992 (the "Co-Investment Agreement") by and among Corporate Advisors, Corporate Partners, Corporate Offshore Partners, First Plaza Group Trust ("FPGT"), Vencap Holdings
     (1992) Pte. Ltd. ("Vencap") and ContCable Co-Investors, L.P. ("ContCable"), Corporate Advisors has sole voting and dispositive power with respect to the shares held by Vencap and ContCable. The address of Corporate Advisors, Corporate Partners, Corporate Offshore Partners, FPGT, SBA, ContCable and Vencap is: c/o Corporate Advisors, L.P., One Rockefeller Plaza, New York, New York 10020. (See footnote (6) above.)

(13) Mellon Bank, N.A. acts as the trustee for FPGT, a trust under and for the benefit of certain employee benefit plans of General Motors Corporation and its subsidiaries. The shares listed in the table may be deemed to be beneficially owned by General Motors Investment Management Corporation ("GMIMC"), a wholly owned subsidiary of General Motors Corporation. GMIMC's principal business is providing investment advice and investment management services with respect to the assets of certain employee benefit plans of General Motors Corporation and its subsidiaries and with respect to the assets of certain direct and indirect subsidiaries of General Motors Corporation and associated entities. GMIMC is serving as FPGT's investment manager with respect to these shares, and, in that capacity, it has the sole power to direct Mellon Bank, N.A. as to the voting and disposition of these shares. Because of its limited role as trustee, Mellon Bank, N.A. disclaims beneficial ownership of these shares. Pursuant to the Co-Investment Agreement, FPGT is obligated, subject to its fiduciary duties under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (i) to transfer shares held by it only in a transaction in which the other parties to the Co-Investment Agreement participate on a pro rata basis and (ii) to exercise all voting and other rights with respect to such shares in the same manner as is done by Corporate Advisors on behalf of Corporate Partners and Corporate Offshore Partners.
(14) The percentage ownership for the group assumes the conversion of shares of Continental Series A Preferred Stock into Continental Common Stock by all members of the group. The percentage ownership for each individual member of the group assumes conversion by only that stockholder.

OWNERSHIP OF PROVIDENCE JOURNAL SECURITIES

  The following table sets forth information as of April 30, 1995 with respect to the shares of Providence Journal Class A Common Stock and Providence Journal Class B Common Stock beneficially owned by (i) each person known by Providence Journal to own beneficially more than 5% of either class of Providence Journal Common Stock; (ii) each Director of Providence Journal; (iii) each executive officer required to be identified in the Summary Compensation Table of Providence Journal and (iv) all Directors and executive officers of Providence Journal as a group. The number of shares beneficially owned by each Director or executive officer is determined according to rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. As a consequence, several persons may be deemed to be the "beneficial owners" of the same shares. Except as noted below, each holder has sole voting and investment power with respect to shares of Providence Journal Class A Common Stock and/or Providence Journal Class B Common Stock listed as owned by such person or entity. When a person is a "co-trustee" or one of a number of Directors of a corporation that owns shares of Providence Journal Common Stock he or she has shared voting and investment power. Each share of Providence Journal Class A Common Stock carries one vote, and each share of Providence Journal Class B Common Stock carries four votes.

                           NUMBER OF   PERCENTAGE OF  NUMBER OF   PERCENTAGE OF
                           SHARES OF    OUTSTANDING   SHARES OF    OUTSTANDING
                           PROVIDENCE   PROVIDENCE    PROVIDENCE   PROVIDENCE
                            JOURNAL       JOURNAL      JOURNAL       JOURNAL
    NAME AND ADDRESS        CLASS A       CLASS A      CLASS B       CLASS B     AGGREGATE
  OF BENEFICIAL OWNER     COMMON STOCK COMMON STOCK  COMMON STOCK COMMON STOCK  VOTING POWER
  -------------------     ------------ ------------- ------------ ------------- ------------
Rhode Island Hospital
 Trust National Bank(1).     9,392         24.9%        12,886        27.4%         27.0%
 One Hospital Trust
 Tower
 Providence, RI 02903
Fiduciary Trust Company
 International (2)......     2,494          6.6%         3,124         6.7%          6.6%
 Two World Trade Center
 New York, NY 10048

                          NUMBER OF   PERCENTAGE OF  NUMBER OF   PERCENTAGE OF
                          SHARES OF    OUTSTANDING   SHARES OF    OUTSTANDING
                          PROVIDENCE   PROVIDENCE    PROVIDENCE   PROVIDENCE
                           JOURNAL       JOURNAL      JOURNAL       JOURNAL
   NAME AND ADDRESS        CLASS A       CLASS A      CLASS B       CLASS B     AGGREGATE
  OF BENEFICIAL OWNER    COMMON STOCK COMMON STOCK  COMMON STOCK COMMON STOCK  VOTING POWER
  -------------------    ------------ ------------- ------------ ------------- ------------
Southland
 Communications, Inc...     2,416          6.4%        2,092          4.5%          4.8%
 127 Dorrance Street
 Providence, RI 02903
Helen D. Buchanan (3)..     2,380          6.3%        2,248          4.8%          5.0%
 c/o Manasett Corpora-
 tion
 127 Dorrance Street
 Providence, RI 02903
Murray S. Danforth, III
 (4)...................     2,428          6.4%        2,308          4.9%          5.2%
 c/o Manasett Corpora-
 tion
 127 Dorrance Street
 Providence, RI 02903
Esther E. M. Mauran
 (5)...................     2,660          7.1%        2,402          5.1%          5.4%
 c/o Manasett Corpora-
 tion
 127 Dorrance Street
 Providence, RI 02903
Frank Mauran (6).......     4,414         11.7%        4,700         10.0%         10.3%
 c/o Manasett Corpora-
 tion
 127 Dorrance Street
 Providence, RI 02903
Pauline C. Metcalf (7).     3,020          8.0%        2,839          6.0%          6.4%
 c/o Manasett Corpora-
  tion
 127 Dorrance Street
 Providence, RI 02903
Jane P. Watkins (8)....     2,353          6.2%        2,476          5.3%          5.4%
 c/o Manasett Corpora-
  tion
 127 Dorrance Street
 Providence, RI 02903
   NAME OF DIRECTOR/
 EXECUTIVE OFFICER (9)
 ---------------------
Stephen Hamblett.......       156          0.4%          148          0.3%          0.3%
Trygve E. Myhren.......         3            0%          --           --              0%
F. Remington Ballou....        24          0.1%           24          0.1%          0.1%
Henry P. Becton........         1            0%          --           --              0%
Fanchon M. Burnham
 (10)..................       358          0.9%          376          0.8%          0.8%
Peter B. Freeman.......       300          0.8%          400          0.9%          0.8%
Benjamin P. Harris,
 III...................        30          0.1%           48          0.1%          0.1%
John W. Rosenblum......         1            0%           --           --             0%
Henry D. Sharpe, Jr.
 (11)..................         4            0%           --           --             0%
W. Nicholas Thorndike
 (12)..................     5,016         13.3%        5,400         11.5%         11.8%
John W. Wall...........        38          0.1%           72          0.2%          0.1%
Patrick R. Wilmerding..       550          1.5%          300          0.6%          0.8%
James F. Stack.........         2            0%           --           --             0%
John A. Bowers.........         1            0%           --           --            --
Jack C. Clifford.......        --           --            --           --            --
Directors and Executive
 Officers as a Group
 (21 Persons)..........     6,610         17.5%        6,704         14.3%         14.8%

- --------

 (1) Rhode Island Hospital Trust National Bank ("Hospital Trust"), as a fiduciary, possesses shared or sole voting and investment power under a number of wills, trusts and agency arrangements. A substantial majority of the shares so held are reflected elsewhere in this table, and include some of the shares reported as beneficially owned by Helen D. Buchanan, Frank Mauran, Esther E. M. Mauran, Pauline C. Metcalf and Jane P. Watkins. Also, Hospital Trust is a co-trustee of several trusts for the benefit of the family of the late Michael P. Metcalf holding 1,325 shares of Providence Journal Class A Common Stock and 1,616 shares of Providence Journal Class B Common Stock.

 (2) Fiduciary Trust Company International holds shares and acts as trustee under trusts created by Henry D. Sharpe, Jr. (a Director of Providence Journal) and his wife, Peggy Boyd Sharpe, for the benefit of members of the Sharpe family and, in certain cases, designated charitable organizations. Fiduciary Trust Company International shares voting and investment power with Mr. Sharpe's children as to 300 shares of Providence Journal Class A Common Stock; as to all other shares, Fiduciary Trust Company International possesses sole voting and investment power.

 (3) Helen D. Buchanan is co-trustee with Hospital Trust and her daughter, Jane
     P. Watkins, of the Helen M. Danforth 1935 Trust, which holds 2,216 shares of Providence Journal Class A Common Stock and 2,216 shares of Providence Journal Class B Common Stock; is co-trustee with Hospital Trust of the Helen M. Danforth 1941 Trust, which holds 27 shares of Providence Journal Class B Common Stock; is one of the directors of two corporations holding 156 shares of Providence Journal Class A Common Stock and 5 shares of Providence Journal Class B Common Stock; and holds 8 shares of Providence Journal Class A Common Stock through a revocable trust.

 (4) Murray S. Danforth, III owns 1,118 shares of Providence Journal Class A Common Stock and 1,050 shares of Providence Journal Class B Common Stock; is sole trustee of a trust for the benefit of his sister, which holds 1,130 shares of Providence Journal Class A Common Stock and 1,062 shares of Providence Journal Class B Common Stock; is co-trustee of a trust for the benefit of his sister which holds 164 shares of Providence Journal Class B Common Stock; is one of four co-trustees of the Murray S. Danforth, Jr. Grantor Trust No. 2 which holds 180 shares of Providence Journal Class A Common Stock and 12 shares of Providence Journal Class B Common Stock; and is co-trustee of the Manasett Corporation Retirement Plan, which holds 20 shares of Providence Journal Class B Common Stock.

 (5) Esther E. M. Mauran is one of the Directors of Southland Communications, Inc., which owns the shares indicated in the foregoing table. In addition, Mrs. Mauran owns 244 shares of Providence Journal Class A Common Stock and 310 shares of Providence Journal Class B Common Stock.

 (6) Frank Mauran, the husband of Esther E. M. Mauran, owns 40 shares of Providence Journal Class B Common Stock; is co-trustee with Hospital Trust (and another individual in one case) of several trusts created by Mrs. Mauran's father, George P. Metcalf, for the benefit of Mrs. Mauran and her sister, Pauline C. Metcalf, which trusts hold 3,484 shares of Providence Journal Class A Common Stock and 3,732 shares of Providence Journal Class B Common Stock; and is co-trustee of the Esther E. M. Mauran Family Trust, which holds 930 shares of Providence Journal Class A Common Stock and 928 shares of Providence Journal Class B Common Stock.

 (7) Pauline C. Metcalf is one of the Directors of Southland Communications, Inc., which owns the shares indicated in the foregoing table. In addition, through a revocable trust, Ms. Metcalf owns 604 shares of Providence Journal Class A Common Stock and 747 shares of Providence Journal Class B Common Stock.

 (8) Jane P. Watkins owns 117 shares of Providence Journal Class A Common Stock and 260 shares of Providence Journal Class B Common Stock; is a co-trustee with Hospital Trust and her mother, Helen D. Buchanan, of the Helen M. Danforth 1935 Trust, which holds 2,216 shares of Providence Journal Class A Common Stock and 2,216 shares of Providence Journal Class B Common Stock; and is co-trustee of a trust created by Mrs. Buchanan which holds 20 shares of Providence Journal Class A Common Stock.

 (9) None of the executive officers or Directors of Providence Journal presently has options or other rights according them power to acquire shares within 60 days; however, see "Description of Providence Journal-- Executive Compensation" with respect to plans for the termination of Providence Journal's Incentive Stock Unit Plan and rights to acquire shares under Providence Journal's Restricted Stock Unit Plan.

(10) Fanchon M. Burnham owns 109 shares of Providence Journal Class A Common Stock and 147 shares of Providence Journal Class B Common Stock. She serves as a co-trustee of trusts for her brother, which hold 211 shares of Providence Journal Class A Common Stock and 189 shares of Providence Journal Class B Common Stock. In addition, Mrs. Burnham's children own a total of 38 shares of Providence Journal Class A Common Stock and 40 shares of Providence Journal Class B Common Stock.

(11) In addition to the shares shown in the table, the shares indicated as beneficially owned by Fiduciary Trust Company International are held by trusts for the benefit of Mr. Sharpe and members of his family.

(12) W. Nicholas Thorndike owns 134 shares of Providence Journal Class A Common Stock and 108 shares of Providence Journal Class B Common Stock. He holds 29 shares of Providence Journal Class A Common Stock and 44 shares of Providence Journal Class B Common Stock as sole custodian for a member of another family. He is a co-trustee of several trusts for the benefit of members of another family holding 2,482 shares of Providence Journal Class A Common Stock and 3,156 shares of Providence Journal Class B Common Stock. Mr. Thorndike is one of the Directors of Southland Communications, Inc., which owns the shares indicated in the foregoing table.

                            PRE-MERGER TRANSACTIONS

  Prior to and as a condition to the Merger, certain transactions, including those that make up the Plan of Reorganization of Providence Journal, must be consummated. Several of the steps stipulated in the Plan of Reorganization are mechanical in nature and are designed to meet conditions imposed in the Merger Agreement or to properly position Providence Journal and its subsidiaries to take advantage of favorable tax treatment.

NEW INDEBTEDNESS

  Prior to the Reorganization, Providence Journal or one or more of the PJC Cable Subsidiaries will incur the New Cable Indebtedness in a minimum principal amount of $755 million. (See "Description of Continental Indebtedness--1995 Credit Facility" for a description of a credit facility proposed to be extended to subsidiaries of Continental, which will be used, in part, to provide the $755 million of New Cable Indebtedness to be incurred by Providence Journal.) Providence Journal anticipates that the proceeds of the New Cable Indebtedness will be used as follows: approximately $243 million will be applied to discharge existing indebtedness of Providence Journal, approximately $287 million will be applied to discharge existing indebtedness of KBC, approximately $265 million (including $5 million in transaction fees) will be used to consummate the Kelso Buyout, approximately $70 million will be used to purchase the interests in certain PJC Cable Subsidiaries not presently wholly owned by Providence Journal and approximately $82 million will be used to pay costs associated with the Merger and certain deferred compensation. (See "The Merger--General Provisions--Share Exchange".) In addition, New Providence Journal will incur the NPJ Indebtedness in the amount of approximately $192 million in order to meet the foregoing obligations, among others. New Providence Journal will have no obligations or liabilities with respect to the New Cable Indebtedness. Continental will have no obligations or liabilities with respect to the NPJ Indebtedness.

KELSO BUYOUT

  The Kelso Partnerships presently own and control 50% of the capital stock of KHC, which in turn owns and controls 100% of the capital stock of KBC. Providence Journal will use $265 million ($260 million of which is for the purchase price and $5 million of which is to cover transaction fees) of the proceeds of the New Cable Indebtedness and the NPJ Indebtedness to consummate the Kelso Buyout. Following the Kelso Buyout, KHC will be a wholly owned subsidiary of Providence Journal.

  The purchase price of the Kelso Partnerships' interest in KHC represents a combined purchase price for both KHC's cable television and broadcast television businesses, net of consolidated debt, expenses related to the Kelso Buyout and a pro rata share of transaction costs for the Merger and the related transactions. The portion of the Kelso Buyout purchase price represented by the King Cable Assets is equal to the pro rata portion of the aggregate purchase price Continental agreed to pay for the PJC Cable Business as a whole (including the King Cable Assets) attributable to such assets. The purchase price of the Kelso Partnerships' interest in KHC also includes a negotiated value for the KHC broadcast television business based on a multiple of cash flow appropriate to that industry in the opinion of Providence Journal management.

PLAN OF REORGANIZATION

  The description below is qualified in its entirety by reference to the complete text of the Plan of Reorganization, a copy of which is attached hereto as Annex II and incorporated herein by reference.

  RESTRUCTURING. In order to protect the tax-free nature of the Merger to the holders of Providence Journal Common Stock, the Plan of Reorganization provides, and the Merger Agreement requires, that Providence Journal reorganize its corporate structure. The actions described in clauses (i) through (iii) below together constitute the Restructuring. (As used in this Joint Proxy Statement-Prospectus, the term "KBC" shall mean King Broadcasting Company before the Restructuring, and the term "Restructured PJC" shall mean King Broadcasting Company after the Restructuring.) Consequently, on or prior to the Effective Time, each of the following transactions will occur in immediate succession:

    (i) KHC will contribute all of its assets (consisting solely of 100% of the outstanding capital stock of KBC) to KBC in exchange for KBC's assumption of all of KHC's liabilities and obligations and for shares of common stock of KBC, which shall be distributed to Providence Journal in exchange for and in redemption of all of KHC's outstanding capital stock. KHC will then be dissolved pursuant to the DGCL. As a result, KBC will become a direct wholly owned subsidiary of Providence Journal;

    (ii) Providence Journal will contribute all of its businesses and assets to KBC in exchange for shares of Restructured PJC Common Stock, and KBC will assume all of the obligations and liabilities of Providence Journal; and

    (iii) Providence Journal will commence dissolution proceedings under Rhode Island Law, and the Restructured PJC Common Stock, which shall then be the sole remaining asset of Providence Journal, will be distributed to the holders of Providence Journal Common Stock in proportion to the class and number of shares of Providence Journal Common Stock so owned by such holders. As a result, subject to exercise by such holders of their dissenters' rights under Rhode Island Law, each holder of Providence Journal Common Stock immediately prior to the Restructuring will own the same number and class of shares of Restructured PJC Common Stock as such holder owned in Providence Journal. (See "Rights of Dissenting Stockholders--Providence Journal".)

  PJC SPIN-OFF. New Providence Journal, which currently is a wholly owned subsidiary of Providence Journal and, after giving effect to the Restructuring, will be a wholly owned subsidiary of Restructured PJC, was recently organized for purposes of the transactions contemplated by the Plan of Reorganization and the Merger Agreement. Before the Restructuring, New Providence Journal will own no assets and will not conduct any business activities other than in connection with the transactions contemplated by the Plan of Reorganization and the Merger Agreement. Immediately after the Restructuring and prior to the Merger (pursuant to the Contribution), Restructured PJC will transfer to New Providence Journal as a capital contribution all of Restructured PJC's right, title and interest in the PJC Non-Cable Business and all other assets of Restructured PJC, but excluding (i) the PJC Cable Business, (ii) sufficient cash to pay Restructured

PJC's expenses relating to the transactions contemplated by the Merger Agreement and (iii) Restructured PJC's rights under the Contribution and Assumption Agreement. In exchange, New Providence Journal will issue to Restructured PJC (a) a number of shares of New Providence Journal Class A Common Stock equal to the number of shares of Restructured PJC Class A Common Stock then outstanding and (b) a number of shares of New Providence Journal Class B Common Stock equal to the number of shares of Restructured PJC Class B Common Stock then outstanding.

  New Providence Journal will assume and hold Restructured PJC and its subsidiaries, officers and Directors harmless from all debts, liabilities and all other obligations of Restructured PJC, excluding the New Cable Indebtedness, substantially all of the liabilities associated with the PJC Cable Business and Restructured PJC's obligations under the Contribution and Assumption Agreement. Pursuant to the Contribution and Assumption Agreement, New Providence Journal has agreed that, for a period of four years from the Effective Time, it will not (i) sell, transfer, assign or otherwise dispose of any material assets or (ii) declare, set aside or pay any dividend or other distribution (with certain exceptions) in respect of its capital stock, or redeem or otherwise acquire any of its capital stock, if, as a result of any such transaction, New Providence Journal would have a fair market value (determined on the basis of a sale on a private market, going concern basis, free and clear of all liabilities) of less than: (x) for the period to and including the first anniversary of the Effective Time, $200,000,000, (y) for the period from the first anniversary of the Effective Time to and including the second anniversary of the Effective Time, $150,000,000 and (z) for the period from the second anniversary of the Effective Time to and including the fourth anniversary of the Effective Time, $50,000,000, provided, however, that New Providence Journal may proceed with any transaction that would otherwise be prohibited by the foregoing if it provides security to Continental in form and amount reasonably acceptable to Continental.

  As part of the Contribution, Restructured PJC will agree to hold New Providence Journal and its subsidiaries, officers and Directors harmless from substantially all debts, liabilities or obligations of Restructured PJC, to the extent they arise out of, or are based upon or otherwise relate to, the PJC Cable Business or its assets or the New Cable Indebtedness.

  Notwithstanding the foregoing, New Providence Journal will be responsible for all federal and state income tax liabilities of Providence Journal and its subsidiaries for periods ending on or before the Closing Date, and Continental will be responsible for all such liabilities pertaining to the PJC Cable Business for periods ending thereafter. (See "The Merger--Tax Matters".) In addition, New Providence Journal will be responsible for certain liabilities associated with the PJC Cable Business relating to employee benefits and the liabilities under the Cable Division Sale Bonus Plan. (See "The Merger--Certain Employee Matters".)

  Immediately after the Contribution, Restructured PJC will distribute one share of New Providence Journal Class A Common Stock to the holder of each share of Restructured PJC Class A Common Stock and one share of New Providence Journal Class B Common Stock to the holder of each share of Restructured PJC Class B Common Stock, each as outstanding immediately prior to the Distribution. As a result, each holder of Providence Journal Common Stock immediately prior to the Restructuring will own the same number and class of shares in New Providence Journal as such holder owned in Providence Journal. The Contribution, the Distribution and the assumption of liabilities by New Providence Journal and Restructured PJC in connection with the Contribution collectively constitute the PJC Spin-Off. The terms of the PJC Spin-Off are set forth in the Plan of Reorganization and, in addition, are to be governed by the Contribution and Assumption Agreement, a copy of which is attached as Exhibit B to the Merger Agreement. For a description of the method of delivery of shares of New Providence Journal Common Stock as a result of the PJC Spin-Off, see "Payments and Distributions to Stockholders".

  In order to facilitate a streamlined exchange of certificates in connection with the PJC Spin-Off and the Merger and to avoid requiring that certificates representing shares of Providence Journal Common Stock be exchanged for certificates representing shares of Restructured PJC Common Stock prior to the PJC Spin-Off and the Merger, the certificates representing shares of Providence Journal Class A Common Stock and Providence Journal Class B Common Stock immediately prior to the dissolution of Providence Journal shall be deemed, without any action on the part of Restructured PJC or its stockholders, to represent the equivalent number of shares of Restructured PJC Class A Common Stock and Restructured PJC Class B Common Stock issued in connection with such dissolution.

CERTAIN INTERCOMPANY TRANSACTIONS

  Providence Journal has agreed to cause one of two alternative intercompany transactions to occur prior to the Effective Time. The determination as to which alternative transaction will be consummated by Providence Journal is dependent upon the scope and substance of the private letter ruling from the Service, which Providence Journal has requested and which ruling is a condition to the obligations of the parties to consummate the Merger. The first alternative consists of the following transactions: (i) the assets of Colony Cablevision and the stock of King Videocable shall be contributed to Colony, a wholly owned subsidiary of Providence Journal, and (ii) Westerly Cable Television, Inc., a wholly owned subsidiary of Colony ("Westerly"), shall be merged with and into Colony. In the second alternative, (i) the assets of Colony Cablevision will be retained by Restructured PJC, (ii) Westerly shall be merged with and into Colony, and (iii) either the cable assets of Westerly shall be distributed to Restructured PJC, or Colony will be merged with and into Restructured PJC. Each of these intercompany transactions is intended to be tax-free to Providence Journal and its stockholders, and consummation of one of these alternatives is necessary for the PJC Spin-Off to be tax-free. (See "Certain Federal Income Tax Considerations" for a description of the ruling requested from the Service relating to the first alternative.) Neither of these internal intercompany transactions will adversely affect Providence Journal or its stockholders.

                                  THE MERGER

  The following description of certain provisions of the Merger Agreement and the exhibits and schedules thereto is only a summary and does not purport to be complete. This description is qualified in its entirety by reference to the complete text of the Merger Agreement, a conformed copy of which is attached hereto as Annex I and incorporated herein by reference.

GENERAL PROVISIONS

  SHARE EXCHANGE. The Merger Agreement provides that, subject to the requisite adoption and approval by Continental's stockholders of the Merger and the Continental Recapitalization Amendment,the requisite adoption and approval by Providence Journal's stockholders of the Plan of Reorganization and the Merger and certain related transactions and the satisfaction or waiver of certain other conditions, at the Effective Time, Restructured PJC (which, at the time of the Merger, will own only the PJC Cable Business) will be merged with and into Continental, the separate existence of Restructured PJC will cease, and Continental will continue as the surviving corporation. As a result of the Merger, Continental will acquire the PJC Cable Business and will assume the New Cable Indebtedness and substantially all of the liabilities of Restructured PJC relating to the PJC Cable Business, and shares of Restructured PJC Common Stock outstanding immediately prior to the Merger shall be converted into shares of Continental Merger Stock.

  Pursuant to the Merger Agreement and after giving effect to the Continental Stock Split, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock:

    (i) Each share of the capital stock of Restructured PJC issued and outstanding immediately prior to the Merger and owned directly or indirectly by Restructured PJC as treasury stock, by New Providence Journal or by any of their respective subsidiaries shall be cancelled, and no consideration shall be delivered in exchange therefor;

    (ii) Each share of the capital stock of Continental issued and outstanding immediately prior to the Merger shall remain outstanding; and

    (iii) Each share of Restructured PJC Common Stock outstanding immediately prior to the Merger shall be converted into and shall become the number of fully paid and nonassessable shares of Continental Class A Common Stock and the number of fully paid and nonassessable shares of Continental Series B Preferred Stock determined in accordance with the following formulas (subject to the effects of the Preferred Stock Election described below):

   Class A Common Stock
    Formula:                                   Maximum Amount
                                          -------------------------------------
                                      $19.40 x PJC Outstanding Shares
   Series B Preferred Stock
    Formula:                                    $96,750,000
                                          -------------------------------------
                                      $19.40 x PJC Outstanding Shares
   "Maximum Amount"........  means $548,250,000, which amount will be reduced by the amount set forth opposite each of the
                             following PJC Cable Subsidiaries (which are not
                             currently wholly owned by Providence Journal) if
                             Restructured PJC does not, directly or indirectly,
                             wholly own such PJC Cable Subsidiary at the
                             Effective Time:
                                           SUBSIDIARY                REDUCTION
                                           ----------               -----------
                               Copley/Colony, Inc.                  $42,610,000
                               Dynamic Cablevision of
                                Florida, Ltd.                       $11,300,000
   "PJC Outstanding          means the shares of Providence Journal Common
    Shares"................  Stock outstanding immediately prior to the
                             Restructuring (other than shares owned directly or
                             indirectly by Providence Journal as treasury stock
                             or by any of its subsidiaries).

  As of the date of this Joint Proxy Statement-Prospectus, Providence Journal owns, directly or indirectly, 50% of Copley/Colony and 89.8% of the Dynamic Partnership. Providence Journal anticipates that, as of the Effective Time, it will have purchased the minority interests in each such subsidiary, and each such subsidiary will be wholly owned by Restructured PJC, although there can be no assurances in this regard. Pursuant to the Merger Agreement, Providence Journal has already purchased a 7% interest in Vision Cable Company of Rhode Island, Inc. and a 50% interest in California CATV Partners. Providence Journal has signed a purchase agreement for the 50% interest in Copley/Colony and closed the purchase in escrow, pending receipt of franchise authority approvals for the transfer. It is anticipated that such purchase will be completed in the second quarter of 1995. The limited partner in the Dynamic Partnership and Providence Journal are currently in litigation concerning the transactions contemplated by the Merger Agreement. (See "Description of Providence Journal Cable Television Business--Legal Proceedings".) The value derived from the Continental Merger Stock to be received by the Providence Journal stockholders is the same as the values assigned to the minority interests in the PJC Cable Subsidiaries discussed above, based on a multiple of cash flow analysis. No affiliates of Providence Journal or Continental owned or own minority interests in the above-discussed PJC Cable Subsidiaries.

  The holder of any shares of Providence Journal Common Stock outstanding immediately prior to the Reorganization that has validly exercised such holder's dissenters' rights under applicable Rhode Island Law shall not be entitled to receive, in respect of the shares of Providence Journal Common Stock as to which such holder has validly exercised dissenters' rights, shares of Restructured PJC Common Stock or, in turn, Continental Merger Stock and New Providence Journal Common Stock unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to payment for such holder's shares of Providence Journal Common Stock under such Rhode Island Law. In such event, such holder shall be entitled to receive the Continental Merger Stock and the New Providence Journal Common Stock such holder would have been entitled to had such holder not exercised dissenters' rights. Providence

Journal, Continental and New Providence Journal have reached certain agreements relating to any such exercise of dissenters' rights, including Continental's agreement, as the surviving corporation of the Merger, to pay any amount payable to any such stockholder who becomes entitled under Rhode Island Law to payment for such holder's shares of Providence Journal Common Stock and New Providence Journal's agreement to reimburse Continental for all such payments. After New Providence Journal has so reimbursed Continental, any Continental Merger Stock that would have been issued to the stockholder receiving payment from Continental shall be issued to New Providence Journal. (See "Rights of Dissenting Stockholders--Providence Journal" for further information concerning Providence Journal's stockholders' rights to dissent, including a discussion of the mechanics of perfecting such rights.)

  The Merger Agreement provides that no fractional shares of Continental Merger Stock will be issued in connection with the Merger. In lieu of any such fractional interests, each holder of Restructured PJC Common Stock entitled to receive Continental Merger Stock pursuant to the Merger will be entitled to receive an amount in cash (without interest), rounded to the nearest cent, determined by multiplying $19.40 by the fractional interest in the share of Continental Class A Common Stock or Continental Series B Preferred Stock, as the case may be, to which such holder would otherwise be entitled (after taking into account all shares of Continental Class A Common Stock and Continental Series B Preferred Stock being issued to such holder pursuant to the Merger Agreement).

  After giving effect to the Continental Stock Split and assuming that no adjustment is made to the Maximum Amount, holders of Providence Journal Common Stock will receive an aggregate of 28,260,309 shares of Continental Class A Common Stock and 4,987,113 shares of Continental Series B Preferred Stock. (See "Description of Continental Capital Stock".)

  The number of shares of Continental Merger Stock to be issued shall be further adjusted if between November 18, 1994 and the Effective Time the outstanding shares of Continental Class A Common Stock, Continental Series B Preferred Stock or Providence Journal Common Stock shall have been further changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

  Continental has reserved the right in the Merger Agreement not to issue any shares of Continental Series B Preferred Stock to which the stockholders of Restructured PJC would otherwise be entitled. If it elects not to issue Continental Series B Preferred Stock, the Maximum Amount will be increased by $96,750,000 (and the maximum number of shares of Continental Class A Common Stock to be issued in the Merger would be 33,247,422). The Merger Agreement provides that no later than 30 days prior to the date of mailing of this Joint Proxy Statement-Prospectus to the stockholders of Providence Journal, Continental will notify Providence Journal of its election to issue or not issue shares of Continental Series B Preferred Stock in connection with the Merger. (See "Ancillary Agreements--Certain Effects of Voting Agreement" for a description of certain agreements between Continental and Providence Journal affecting the Voting Agreement if Continental elects to issue Continental Series B Preferred Stock pursuant to the Merger.) The number of shares of Continental Class A Common Stock and Continental Series B Preferred Stock to be exchanged for each share of Restructured PJC Common Stock will be determined in accordance with the procedure described below.

  If Continental Series B Preferred Stock is to be issued in connection with the Merger, accompanying this Joint Proxy Statement-Prospectus to Providence Journal's stockholders will be a form of election (the "Preferred Stock Election Form") to be completed and returned to Providence Journal by each such stockholder on or prior to the date of the Providence Journal Special Meeting. The Preferred Stock Election Form will permit each holder of Providence Journal Common Stock to elect between the percentage of Continental Class A Common Stock and Continental Series B Preferred Stock that such holder of Providence Journal Common Stock shall be entitled to receive pursuant to the Merger in respect of each share of Restructured PJC Common Stock held by such holder of Providence Journal Common Stock. For example, a holder of Providence Journal

Common Stock may elect to receive 100% Continental Class A Common Stock or 100% Continental Series B Preferred Stock in respect of each share of Providence Journal Common Stock owned by such holder on the date of the Providence Journal Special Meeting. Any holder of Providence Journal Common Stock who fails to complete the Preferred Stock Election Form will be deemed to have elected to receive 100% Continental Class A Common Stock in respect of each share of Providence Journal Common Stock held by such holder. The amount of Continental Class A Common Stock and Continental Series B Preferred Stock that would otherwise be issued to each holder of Providence Journal Common Stock in accordance with the formula described above shall be adjusted to give effect to the election by such holder (which election shall be irrevocable and binding upon any and all subsequent transferees of such shares and the holder of the shares of Restructured PJC Common Stock issued in respect of such shares) and the other holders of Providence Journal Common Stock; provided, however, (i) if the holders of Providence Journal Common Stock elect to receive less than 4,987,113 shares of Continental Series B Preferred Stock (the difference between such amounts being referred to herein as the "Shortfall Amount"), then, in addition to any shares of Continental Series B Preferred Stock issued to each such stockholder as a result of such stockholder's election, shares of Continental Series B Preferred Stock equal to the Shortfall Amount shall be issued to all holders of Restructured PJC Common Stock, pro rata in accordance with the percentage of Restructured PJC Common Stock held by each such holder at the Effective Time, and (ii) the maximum number of shares of Continental Series B Preferred Stock to be issued by Continental pursuant to the Merger shall in no event exceed 4,987,113, so that if the holders of Providence Journal Common Stock elect to receive in excess of 4,987,113 shares of Continental Series B Preferred Stock, then the shares of Continental Series B Preferred Stock a holder of Providence Journal Common Stock will receive in the Merger shall be reduced proportionately (based upon the amount of Continental Series B Preferred Stock elected by such stockholder as compared to the amount of Continental Series B Preferred Stock elected by all holders of Providence Journal Common Stock) and the shares of Continental Class A Common Stock such stockholder shall receive shall be correspondingly increased.

  For a description of the method of delivery of shares of Continental Class A Common Stock and Continental Series B Preferred Stock to be issued in the Merger and New Providence Journal Common Stock to be issued in the PJC Spin-Off, see "Payments and Distributions to Stockholders". PROVIDENCE JOURNAL STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

  WORKING CAPITAL ADJUSTMENT. Immediately prior to the Effective Time and after giving effect to the PJC Spin-Off, Restructured PJC will deliver to Continental a schedule setting forth Restructured PJC's best estimate of the Working Capital of the PJC Cable Subsidiaries as of the Effective Time. If such schedule indicates that such Working Capital is greater than zero, Continental shall pay the excess to New Providence Journal in immediately available funds; if the schedule indicates that such Working Capital is less than zero, New Providence Journal shall pay the difference to Continental in immediately available funds. Within 90 days after the Effective Time, Continental shall deliver to New Providence Journal its determination of the Working Capital as of the Effective Time and after giving effect to the PJC Spin-Off. Within 10 days thereafter (or within 10 days of the resolution of any dispute regarding such determination, which dispute, if not resolved by Continental and New Providence Journal, will be resolved by an independent certified public accounting firm mutually acceptable to Continental and New Providence Journal, the decision of which shall be final and binding on Continental and New Providence Journal), Continental shall pay to New Providence Journal, or New Providence Journal shall pay to Continental, as the case may be, in immediately available funds, any additional payment to which such party would have been entitled at the Effective Time based on the final determination of Working Capital. Based upon the financial statements of Providence Journal Cable as of March 31, 1995, the Working Capital deficit is estimated to be approximately $10,000,000 as of such date. There can be no assurances that the actual Working Capital adjustment will equal or approximate this amount.

  CERTIFICATE OF INCORPORATION AND BY-LAWS; DIRECTORS. The Merger Agreement provides that the Continental Restated Certificate and the Continental By-Laws, each as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-Laws of the surviving corporation. In addition, the Directors of Continental immediately prior to the Effective Time and Messrs. Stephen Hamblett and Trygve Myhren (or such replacement nominees reasonably acceptable to Continental that Providence Journal may designate) will be the Directors of the surviving corporation and the officers of Continental immediately prior to the Effective Time will be the officers of the surviving corporation. From and after the Effective Time, the Merger will have all the effects provided by applicable law. (See "Certain Covenants--Certain Rights with Respect to Continental's Board of Directors".)

  EFFECTIVE TIME OF MERGER. The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware and articles of merger with the Secretary of State of the State of Washington in accordance with applicable law, or at such later date as the certificate of merger and articles of merger may specify.

CONDITIONS PRECEDENT

  CONDITIONS TO THE OBLIGATIONS OF ALL PARTIES. The respective obligations of Providence Journal, New Providence Journal, KHC and KBC, on the one hand, and Continental, on the other hand, to consummate the transactions contemplated by the Merger Agreement are subject to the requirements that:

    (i) the Providence Journal Proposals shall have been approved and adopted by the stockholders of Providence Journal;

    (ii) the Continental Proposals shall have been approved and adopted by the stockholders of Continental;

    (iii) the New Cable Indebtedness shall have been incurred by Providence Journal or one or more of the PJC Cable Subsidiaries; the NPJ Indebtedness shall have been incurred; the Restructuring and the PJC Spin-Off shall have been consummated in accordance with the terms of the Merger Agreement, and the Kelso Buyout shall have been consummated in accordance with the terms of the agreement between Providence Journal and the Kelso Partnerships;

    (iv) all notices to, or permits, consents, waivers, approvals, authorizations and orders of, third parties that are material to the conduct of the business of the surviving corporation and its subsidiaries after the Effective Time and governmental authorizations and approvals required with respect to the transactions contemplated by the Merger Agreement shall have been filed or obtained and be in full force and effect; provided, however, that this condition shall not apply with respect to any authorization, consent, waiver, order or approval necessary for the transfer of control of any cable television franchise if the condition described in subparagraph (vi) set forth below under the caption "Conditions to Obligations of Continental" shall have been satisfied or waived by Continental;

    (v) no federal, state or foreign governmental authority or other agency or commission or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that remains in effect and has the effect of making the transactions contemplated by the Merger Agreement illegal or otherwise prohibiting such transactions or questions the validity or the legality of the transactions contemplated by the Merger Agreement and could reasonably be expected to materially and adversely affect the value of the PJC Cable Business or Continental taken as a whole;

    (vi) the Continental Registration Statement and New Providence Journal's Registration Statement (of which this Joint Proxy Statement-Prospectus forms a part) shall have been declared effective under the Securities Act, and no stop orders with respect thereto shall have been issued;

    (vii) Providence Journal shall have received (a) from the Service a private letter ruling that the transactions constituting the Reorganization will qualify as tax-free reorganizations and dissolutions under the applicable Sections of the Code and that the PJC Spin-Off will qualify as a tax-free reorganization under Sections 368(a)(1)(D) and 355 of the Code, and (b) an opinion of Edwards & Angell, counsel to Providence Journal, that the Merger will qualify as a tax-free reorganization under Section 368 of the Code; and

    (viii) no nationwide moratorium on commercial banking activities and no general suspension of trading for more than one business day in securities on any United States national securities exchange or over-the-counter market shall have occurred and be continuing.

  CONDITIONS TO OBLIGATIONS OF PROVIDENCE JOURNAL, NEW PROVIDENCE JOURNAL, KHC AND KBC. The obligations of Providence Journal, New Providence Journal, KHC and KBC to effect the transactions contemplated by the Merger Agreement are subject to the satisfaction, on or prior to the date upon which the closing (the "Closing") of the transactions contemplated by the Merger Agreement shall occur, of the following additional conditions:

    (i) the representations and warranties of Continental in the Merger Agreement or in any other document delivered pursuant thereto shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date, and at the Closing, Continental shall have delivered to New Providence Journal a certificate to that effect;

    (ii) each of the obligations of Continental to be performed on or before the Closing Date pursuant to the terms of the Merger Agreement shall have been duly performed in all material respects on or before the Closing Date, and at the Closing, Continental shall have delivered to New Providence Journal a certificate to that effect;

    (iii) Providence Journal and New Providence Journal shall have received an opinion from Sullivan & Worcester, counsel to Continental, dated the Closing Date, in form and substance reasonably satisfactory to Providence Journal, New Providence Journal and their counsel; and

    (iv) the Continental Class A Common Stock and Continental Series B Preferred Stock shall have been approved for listing on NASDAQ or a national securities exchange, subject to official notice of issuance.

  Notwithstanding the foregoing, any failure of any representation or warranty of Continental to be true and correct as of the Closing Date will not excuse Providence Journal, New Providence Journal, KHC and KBC from their obligations under the Merger Agreement (a) if (i) the aggregate amount of all damages, liabilities, obligations, losses, deficiencies, demands, claims, penalties, assessments, judgments, actions, proceedings and suits of whatever kind and nature (including reasonable attorneys' fees and expenses, "Losses and Expenses") that could reasonably be expected to arise as a result of the failure of such representations and warranties to be true and correct as of the Closing Date would not exceed $10 million or (ii) in the event such Losses and Expenses exceed $10 million but are less than $100 million, Continental indemnifies New Providence Journal against all such Losses and Expenses in excess of $10 million on terms and conditions reasonably satisfactory to New Providence Journal, and (b) if such failure relates to any subsidiary or any system acquired by Continental after November 18, 1994, unless such failure, individually or in the aggregate, would have a material adverse effect on Continental and its subsidiaries taken as a whole.

  CONDITIONS TO OBLIGATIONS OF CONTINENTAL. The obligations of Continental to effect the transactions contemplated by the Merger Agreement are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

    (i) the representations and warranties of Providence Journal and New Providence Journal contained in the Merger Agreement or in any other document delivered pursuant thereto shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date, and at the Closing, New Providence Journal shall have delivered to Continental a certificate to that effect;

    (ii) each of the obligations of Providence Journal, New Providence Journal, KHC and KBC to be performed on or before the Closing Date pursuant to the terms of the Merger Agreement shall have been duly performed in all material respects on or before the Closing Date, and at the Closing, New Providence Journal shall have delivered to Continental a certificate to that effect;

    (iii) Restructured PJC shall have no assets except (a) all of the capital stock of the PJC Cable Subsidiaries, (b) the contractual rights created under the Contribution and Assumption Agreement, (c) cash sufficient to pay Providence Journal's, KHC's and KBC's expenses related to the transactions contemplated by the Merger Agreement, (d) the assets of Colony Cablevision and Westerly or Colony to the extent that the second alternative under "Pre-Merger Transactions--Certain Intercompany Transactions" is consummated, and (e) other immaterial assets related to the PJC Cable Business;

    (iv) Restructured PJC shall have no liabilities except (a) liabilities associated with the operations of the PJC Cable Subsidiaries or the cable operations of Restructured PJC, (b) the New Cable Indebtedness and (c) the contractual obligations created under the Contribution and Assumption Agreement;

    (v) Continental shall have received an opinion of Edwards & Angell, dated as of the Closing Date, in form and substance reasonably satisfactory to Continental and its counsel;

    (vi) Providence Journal shall have obtained the consent, waiver or other approval of governmental authorities having authority over at least 95% of Providence Journal's and the PJC Cable Subsidiaries' basic subscribers; provided, however, that basic subscribers served under franchises that do not require any such consent, waiver or other approval are to be included in such percentage, and provided, further, that such condition shall not be deemed to be satisfied until the earlier to occur of (a) 30 days following the date such percentage is obtained, (b) the date on which the condition would be satisfied if the required percentage were 100% or (c) December 31, 1995;

    (vii) Restructured PJC and New Providence Journal shall have entered into the Noncompetition Agreement with Continental;

    (viii) New Providence Journal shall have delivered to Continental a certificate signed by the Chief Executive Officer and the Chief Financial Officer of New Providence Journal certifying that there are no outstanding options to acquire any capital stock of New Providence Journal, KHC and KBC and, as to the number of PJC Outstanding Shares, indicating the class and series of such shares; and

    (ix) Neither Restructured PJC nor Continental shall be required to assume or otherwise be liable for any obligation or duty of Providence Journal under the Rights Agreement and the holders of the rights thereunder shall not have any rights to acquire any shares of Restructured PJC Common Stock or Continental Merger Stock pursuant thereto. The Rights Agreement is identical in substance to the NPJ Rights Agreement. For a description of the NPJ Rights Agreement, see "Description of New Providence Journal Common Stock--NPJ Rights Agreement".

  Notwithstanding the foregoing, any failure of any representation or warranty of Providence Journal or New Providence Journal to be true and correct as of the Closing Date (other than a representation or warranty as to capitalization) will not excuse Continental from its obligations under the Merger Agreement if
(i) the aggregate amount of all Losses and Expenses that could reasonably be expected to arise as a result of the failure of such representations and warranties to be true and correct would not exceed $5 million or (ii) in the event such Losses and Expenses exceed $5 million but are less than $50 million, New Providence Journal indemnifies Continental against all such Losses and Expenses in excess of $5 million on terms and conditions reasonably satisfactory to Continental.

CERTAIN COVENANTS

  INTERIM OPERATIONS OF PROVIDENCE JOURNAL, KHC AND KBC. Pursuant to the Merger Agreement, Providence Journal has agreed, among other things, that from the date thereof to the Effective Time (except as contemplated by the Merger Agreement and except for Providence Journal's operation of Colony Cablevision, which is governed by the provisions relating to the operation of the PJC Cable Subsidiaries described below) none of Providence Journal, KHC or KBC will, without the prior written consent of Continental:

    (i) amend the Providence Journal Charter, the Providence Journal By-Laws, the Rights Agreement, KHC's Certificate of Incorporation or By-laws or KBC's Articles of Incorporation or By-laws;

    (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its capital stock, except for (A) on the part of Providence Journal, dividends declared and paid, or redemptions or other acquisitions made, consistent with the terms described in a schedule to the Merger Agreement, or in connection with certain stock and option plans of Providence Journal and (B) KHC and KBC may declare cash dividends to their respective stockholders; provided, however, that if Continental elects to issue Continental Series B Preferred Stock pursuant to the Merger, then no such redemption or acquisition may be made after the Preferred Stock Election;

    (iii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution of any shares of its capital stock;

    (iv) except to the extent transferred to or assumed by New Providence Journal pursuant to the PJC Spin-Off, make any acquisition of the assets of third parties, except through a subsidiary other than a PJC Cable Subsidiary;

    (v) except to the extent any of the following are transferred to or assumed by New Providence Journal pursuant to the PJC Spin-Off, (a) create, incur or assume any long-term debt not currently outstanding (including obligations in respect of capital leases), (b) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person or entity, (c) enter into any material agreement, commitment or understanding, (d) make any acquisition of the stock or other equity interests, by means of merger, consolidation or otherwise, of any person or entity or (e) make any loans, advances or capital contributions to, or investments in, any person or entity other than a subsidiary;

    (vi) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other equity securities or amend any of the terms of any such securities or agreements outstanding on the date of the Merger Agreement; provided that up to 9,000 shares of Providence Journal Common Stock may be issued in connection with certain stock and option plans of Providence Journal;

    (vii) terminate, amend, modify or waive compliance with any of the provisions, terms or conditions of the Contribution and Assumption Agreement directly or indirectly respecting the assets or the liabilities retained by Restructured PJC or affecting the rights or obligations of Restructured PJC from and after the Effective Time; or

    (viii) take or agree to take any of the foregoing actions or any actions that would (a) make any representation or warranty of Providence Journal or New Providence Journal contained in the Merger Agreement untrue or incorrect as of the date made or as of the Closing Date, (b) result in any of the conditions to Closing in the Merger Agreement not being satisfied or
  (c) be inconsistent with the terms of the Merger Agreement or the transactions contemplated thereby.

  In addition, Providence Journal has agreed in the Merger Agreement that it will use its best efforts to cause all of the PJC Cable Subsidiaries to be wholly owned by Providence Journal and its subsidiaries as of the Closing Date.

  INTERIM OPERATIONS OF PJC CABLE SUBSIDIARIES. Pursuant to the Merger Agreement, Providence Journal has agreed that, except as contemplated by the Merger Agreement, from the date thereof to the Effective Time, it will conduct its operation of Colony Cablevision and will cause each of the PJC Cable Subsidiaries to conduct its operations, according to the ordinary and usual course of business and consistent with past practices. Providence Journal has also agreed that (without the prior written consent of Continental) it shall not (with respect to its systems) and it shall not permit any of the PJC Cable Subsidiaries to:

    (i) amend its charter or bylaws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the ownership of any PJC Cable Subsidiary, except as permitted by the Merger Agreement;

    (ii) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other equity securities or amend any of the terms of any securities or agreements outstanding on the date of the Merger Agreement;

    (iii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities; provided, however, that (a) any such subsidiary may declare and pay dividends that are payable to any other such subsidiary and (b) any such subsidiary may declare and pay dividends to Providence Journal in an aggregate amount not to exceed the consolidated adjusted net income of the PJC Cable Subsidiaries for the period from November 18, 1994 to the Closing Date (for purposes of this covenant, the PJC Cable Subsidiaries' consolidated adjusted net income for such period means their consolidated net income determined in accordance with GAAP and (a) increased by the sum of (1) the amount of depreciation and amortization deductions taken during such period and (2) the amount of accrued but unpaid consolidated income taxes deducted in calculating such consolidated net income to the extent not otherwise paid pursuant to tax sharing arrangements, and (b) decreased by the sum of (1) the greater of (X) the amount of capital expenditures to be made during such period in accordance with the capital expenditure budget attached as a schedule to the Merger Agreement or (Y) the amount of capital expenditures actually made by the PJC Cable Subsidiaries during such period);

    (iv) (a) create, incur or assume any long-term debt not currently outstanding (including obligations in respect of capital leases), (b) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person or entity, or (c) make any loans, advances or capital contributions to, or investments in, any person or entity other than a PJC Cable Subsidiary;

    (v) acquire, sell, lease or dispose of any assets material to such PJC Cable Subsidiary, other than sales of inventory and equipment in the ordinary and usual course of business consistent with past practice;

    (vi) mortgage, pledge or subject to any lien, lease, security interest or other charge or encumbrance any of its properties or assets, tangible or intangible, material to such PJC Cable Subsidiary;

    (vii) subject to certain exceptions, fail to make expenditures in an aggregate of at least $4,583,334 per month (of which no less than $3,160,667 per month shall be expended on PJC Cable Subsidiaries other than King Videocable and its subsidiaries) on capital improvements to the systems owned and operated by the PJC Cable Subsidiaries in accordance with Providence Journal's past practices;

    (viii) without the prior consent of Continental, which is not to be withheld or delayed unreasonably, (a) except as required by applicable law or as disclosed to Continental in writing prior to the date of the Merger Agreement, implement any rate change, retiering or repackaging of cable television programming offered by any such subsidiary, (b) except as disclosed to Continental in writing prior to the date of the Merger Agreement, make any cost-of-service or hardship election under the rules and regulations adopted under the 1992 Cable Act or (c) amend any franchise or agree to make any payments or commitments, including commitments to make future capital improvements or provide future services, in connection with obtaining any authorization, consent, order or approval or any governmental authority necessary for the transfer of control of any franchise;

    (ix) (a) grant any material increases in the compensation of any of its Directors, officers or key employees, except in the ordinary course of business consistent with past practice, (b) pay or agree to pay any pension, retirement allowance or other material employee benefit not required or contemplated by any of the existing benefit, severance, pension or employment plans, agreements or arrangements as in effect on the date of the Merger Agreement to any such Director, officer or key employee, whether past or present, (c) enter into any new or materially amend any existing employment agreement with any such Director, officer or key employee, except for employment agreements with new employees entered into in the ordinary course of business consistent with past practice, (d) enter into any new or materially amend any existing severance agreement with any such Director, officer or key employee or

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

  (e) except as may be required to comply with applicable law, become obligated under any new pension plan or arrangement, welfare plan or arrangement, multi-employer plan or arrangement, employee benefit plan or arrangement, severance plan or arrangement, benefit plan or arrangement, or similar plan or arrangement, which was not in existence on the date of the Merger Agreement, or amend any such plan or arrangement in existence on the date of the Merger Agreement, if such amendment would have the effect of enhancing or accelerating any benefits thereunder; provided, however, that Providence Journal shall not be deemed to have breached subparagraphs (b),
  (c) or (d) of this provision if any such payment, agreement or amendment prohibited thereby is, in the case of a prohibited payment, paid in its entirety by Providence Journal prior to the Closing Date or, in the case of a prohibited amendment or agreement, such amendment or agreement will not impose continuing obligations on Continental or any of its subsidiaries after the effectiveness of the Merger;

    (x) enter into any contract, arrangement or understanding requiring the purchase of equipment, materials, supplies or services for the expenditure of greater than $1 million per year, which is not cancellable without penalty on 30 days' or less notice;

    (xi) enter into any collective bargaining agreement or any successor collective bargaining agreement to any existing collective bargaining agreement; or

    (xii) take or agree to take any of the foregoing actions or any actions that would (a) make any representation or warranty of Providence Journal or New Providence Journal contained in the Merger Agreement untrue or incorrect as of the date when made or as of the Closing Date, (b) result in any of the conditions in the Merger Agreement not being satisfied or (c) be inconsistent with the terms of the Merger Agreement or the transactions contemplated thereby.

  INTERIM OPERATIONS OF CONTINENTAL. Except as contemplated by the Merger Agreement, during the period from the date thereof to the Effective Time, Continental has agreed to conduct its operations according to its ordinary and usual course of business and consistent with past practices, keep available the services of its current officers and employees and preserve its relationships with customers, franchising authorities, suppliers and others having business dealings with it with the objective that the goodwill and on-going business of Continental shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, except as otherwise contemplated by the Merger Agreement, Continental has agreed it will not, without the prior written consent of Providence Journal:

    (i) amend the Continental Restated Certificate or the Continental By-
  Laws;

    (ii) declare, set aside or pay any dividend or other distribution (except
  (a) in the form of shares of capital stock of Continental or (b) any dividend required to be paid by the terms of any preferred stock of Continental which was not outstanding on November 18, 1994) in respect of its capital stock, or redeem or otherwise acquire any of its equity securities other than (I) repurchases of up to 16,684,150 shares of Continental Common Stock which are subject to Continental's 1998-1999 Share Repurchase Program or (II) other repurchases of shares of Continental capital stock for an aggregate amount not to exceed $50,000,000; or

    (iii) take or agree to take any of the foregoing actions or any actions that would (a) except as otherwise permitted under the Merger Agreement, make any representation or warranty of Continental contained in the Merger Agreement untrue or incorrect as of the date when made or as of the Closing Date, (b) result in any of the conditions to Closing in the Merger Agreement not being satisfied or (c) be inconsistent with the terms of the Merger Agreement or the transactions contemplated thereby.

  CERTAIN RIGHTS WITH RESPECT TO CONTINENTAL'S BOARD OF DIRECTORS. The Merger Agreement provides that at the Effective Time, Continental's Board of Directors will be expanded by two persons and the Providence Journal Nominees will be designated as Directors of Continental with a term of approximately three years. Providence Journal has designated Stephen Hamblett and Trygve Myhren as the Providence Journal Nominees; however, the Merger Agreement permits Providence Journal to change the Providence Journal Nominees from time to time prior to the Reorganization. In addition, Continental has agreed that, at the

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

expiration of the initial term of such nominees, Continental's Board of Directors will exercise all authority under applicable law to nominate for membership on such Board for an additional three year term two persons designated by New Providence Journal who are reasonably acceptable to Continental and its Board of Directors. New Providence Journal also has the right to designate a successor reasonably satisfactory to Continental and its Board of Directors to fill any vacancy resulting from the inability of any of its designees to serve on such Board for any reason.

  The Merger Agreement provides that, until the Effective Time (at which time the Providence Journal Nominees will become Continental Directors), the Providence Journal Nominees shall be entitled to notice of and to attend all meetings of Continental's Board of Directors and shall be given copies of all materials prepared for and distributed at or prior to such meetings. The Merger Agreement further provides that prior to the Effective Time (i) if any resolution is approved by the Continental Board by only one vote or (ii) if any resolution pertaining to an Extraordinary Transaction (as defined below) is approved by the Continental Board and at least two members of such Board vote against such resolution, then, if the Providence Journal Nominees state in writing that they would have voted against such resolution if they had been members of Continental's Board of Directors, Continental will act upon such resolution as though it had not been approved by its Board of Directors. An "Extraordinary Transaction" is defined in the Merger Agreement to mean (x) any proposed issuance by Continental of Continental Class A Common Stock (other than certain issuances to Continental's employees) at a price per share less than $485.00 (or, after giving effect to the Continental Stock Split, $19.40) or (y) any proposed acquisition or disposition by Continental or any of its subsidiaries of assets having a fair market value of more than $500,000,000 that, in the reasonable judgment of the Providence Journal Nominees and Providence Journal's investment banker, is reasonably likely to cause the per share value of the Continental Class A Common Stock to be less than $485.00 (or, after giving effect to the Continental Stock Split, $19.40).

  COMMISSION FILINGS. The Merger Agreement provides that, as promptly as practicable after the date thereof, Providence Journal, New Providence Journal and Continental shall prepare and file any filings required to be filed by each under the Securities Act, the Exchange Act or any other federal or state laws relating to the transactions contemplated by the Merger Agreement and will use their best efforts to respond to any comments of the Commission or any other appropriate government official with respect thereto. In addition, Providence Journal, New Providence Journal and Continental have agreed to cooperate with each other and provide to each other all information necessary in order to prepare such filings, including this Joint Proxy Statement-Prospectus, Continental's and New Providence Journal's Registration Statements, as to which this Joint Proxy Statement-Prospectus forms a part, and any other registration statement of Continental under the Securities Act and the Exchange Act in connection with any other registered public offering by Continental.

  REGISTRATION RIGHTS. Continental and New Providence Journal have agreed that, on or prior to the consummation of the Merger, they will enter into a registration rights agreement relating to the Continental Class A Common Stock to be issued pursuant to the Merger, the form of which has been agreed to by the parties. Such agreement will provide for two demand registrations and unlimited (subject to certain exceptions) "piggyback" registrations with respect to primary public issuances by Continental of Continental Class A Common Stock; provided, however, that such registration rights will not be available to any Registration Rights Holder to the extent that shares of Continental Class A Common Stock are then freely transferable by the Registration Rights Holder requesting a registration in the manner contemplated by such request without violation of the registration requirements of the Securities Act. Registration Rights Holders will not be entitled to assign their rights under such registration rights agreement. (See "Continental Shares Eligible for Future Sale".)

  UNDERTAKINGS REGARDING PUBLIC OFFERING. Continental has agreed in the Merger Agreement that, except as described in the immediately following sentence, it will use its best efforts to consummate an Offering of shares of Continental Class A Common Stock (which, at Continental's option, may be a primary offering and/or a secondary offering) prior to the first anniversary of the Effective Time for aggregate consideration (before underwriting discounts) of not less than $150,000,000. Continental will not be required to consummate the Offering if it has issued, on or before the first anniversary of the Effective Time, shares of its capital stock for aggregate consideration of at least $1,000,000,000 pursuant to a binding agreement or agreements. The Merger Agreement further provides that if Continental has failed (i) to enter into such an agreement by the 180th day following the Effective Time or (ii) to commence the Offering prior to such date, Continental will file a registration statement with respect to such Offering with the Commission within 60 days of receipt of the written request of New Providence Journal, unless Continental's investment banker advises Continental in writing, following receipt of such written request, that because of market conditions it is not advisable for Continental to conduct the Offering at that time, in which case Continental's obligation to use its best efforts to conduct the Offering shall be extended until such time as Continental's investment banker advises it in writing that market conditions no longer render it inadvisable to conduct the Offering.

  AMENDMENT TO PROVIDENCE JOURNAL'S RIGHTS AGREEMENT. Providence Journal's Rights Agreement provides that if at any time after a Stock Acquisition Date (as such term is defined in the Rights Agreement), Providence Journal is acquired in a merger, each holder of a right under the Rights Agreement shall have the right to receive stock in the acquiring company, based on an allocation set forth in the Rights Agreement. Every holder of Providence Journal Common Stock holds rights in a proportionate amount equal to his, her or its ownership of Providence Journal Common Stock.

  In accordance with the Merger Agreement, Providence Journal entered into an amendment to the Rights Agreement to provide that (i) the Merger Agreement and the consummation of the transactions contemplated thereby (including, without limitation, the Reorganization and the Merger) are not events that would (a) permit the Rights Holders to exercise the rights to acquire shares of Providence Journal Common Stock or (b) require Providence Journal to exchange any or all of the outstanding rights for shares of Providence Journal Common Stock; (ii) certain sections of the Rights Agreement will not apply to the Merger or the transactions contemplated thereby and (iii) effective upon the Restructuring, the Rights Agreement will be terminated and will have no further force and effect. Providence Journal has further agreed not to take any action resulting in the application of the provisions of the Rights Agreement to the Merger and the transactions contemplated thereby. (See "Description of New Providence Journal Common Stock--NPJ Rights Agreement" for a description of the NPJ Rights Agreement, which is identical in substance to the Rights Agreement.)

  ACQUISITION PROPOSALS. The Merger Agreement prohibits Providence Journal, its subsidiaries and their respective officers, Directors, representatives and agents from, directly or indirectly, knowingly encouraging, soliciting, initiating or participating in any way in discussions or negotiations with, or knowingly providing any confidential information to, any person (other than Continental or any affiliate or associate of Continental and their respective Directors, officers, employees, representatives and agents) concerning any merger, consolidation, share exchange or similar transaction involving Providence Journal or any of the PJC Cable Subsidiaries or any purchase (other than in the ordinary course of business) of any portion of the operating assets of, or any equity interests in, the PJC Cable Subsidiaries. However, Providence Journal's Board of Directors may (i) take and disclose to Providence Journal's stockholders a position with respect to a tender offer for Providence Journal Common Stock by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, (ii) make such disclosure to Providence Journal's stockholders as, in the judgment of Providence Journal's Board of Directors with the written advice of outside counsel, may be required under applicable law, (iii) respond to any unsolicited proposal or inquiry by advising the person making such proposal or inquiry of the terms of the provision summarized in this paragraph, and (iv) participate in discussions or negotiations resulting from an unsolicited proposal if Providence Journal's Board of Directors determines, with the written advice of outside counsel, that it is required to do so in the exercise of its fiduciary duties.

  Providence Journal has agreed to notify Continental promptly if any such proposal or inquiry is received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated

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

with, Providence Journal and to furnish Continental with a copy of any proposal that Providence Journal's Board of Directors has determined is a "Superior Proposal" (as defined below). Providence Journal's Board of Directors may respond to any Superior Proposal and may provide information to, and negotiate with, any person in connection therewith if Providence Journal's Board of Directors determines, with the advice of outside counsel, that it is required to do so in the exercise of its fiduciary duties. A "Superior Proposal" is defined in the Merger Agreement to mean a bona fide, written, unsolicited proposal relating to a possible transaction described in the preceding paragraph by any person other than Continental that, in the reasonable good faith judgment of Providence Journal's Board of Directors, with the advice of outside financial advisers, is reasonably likely to be consummated and is financially more favorable to the stockholders of Providence Journal than the terms of the transactions contemplated by the Merger Agreement.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties of Providence Journal, New Providence Journal and Continental. The representations and warranties of the parties shall not survive beyond the Closing Date, except that the representations and warranties made by Providence Journal and New Providence Journal with respect to capitalization shall survive indefinitely.

  The representations of Providence Journal and New Providence Journal are made with respect to those companies, KHC, KBC and the PJC Cable Subsidiaries and relate generally to: due organization, qualification and authority; absence of violations of, among other things, their respective charter documents, by-laws, certain contracts, and law; required consents and approvals of governmental authorities; approval by the Boards of Directors of Providence Journal, New Providence Journal, KHC and KBC of the Merger Agreement and the transactions contemplated thereby and, in the case of Providence Journal, receipt of the opinion of Bear Stearns as to the fairness of the PJC Spin-Off and the Merger; the capital structure of Providence Journal, New Providence Journal, KHC and KBC; the accuracy of information, including financial statements, contained in the Merger Agreement; the absence of certain material changes or undisclosed liabilities; compliance with applicable laws, franchises and material agreements; taxes; litigation; employee benefits; labor matters; title to properties; and brokers and finders.

  The representations of Continental are made with respect to itself and its subsidiaries and relate generally to: due organization, qualification and authority; absence of violations of, among other things, their respective charter documents, by-laws, certain contracts and law; required consents and approvals of governmental authorities; approval by the Board of Directors of Continental of the Merger Agreement and the transactions contemplated thereby; the capital structure of Continental; the accuracy of information, including financial statements, contained in the Merger Agreement; the absence of certain material changes or undisclosed liabilities; compliance with applicable laws, franchises and material agreements; taxes; litigation; title to properties; employee benefits; labor matters; and brokers and finders.

INDEMNIFICATION

  Pursuant to the Merger Agreement:

  (a) Continental will indemnify, defend and hold harmless New Providence Journal, each of its subsidiaries, and their respective successors-in-interest, and each of their respective past and present officers and Directors against Losses and Expenses to the extent they are based upon or arise out of any untrue or inaccurate representation made by Continental in the Merger Agreement relating to its capitalization, or any untrue or allegedly untrue statement of material fact contained, or any omission or alleged omission to state a material fact required to be stated, or necessary to make any such statements, in the light in which they were made, not misleading, in any document filed with the Commission in connection with the Merger Agreement or any of the transactions contemplated thereby, provided that Continental was responsible for such statement or omission;

  (b) Providence Journal (and from and after the Effective Time, New Providence Journal) will indemnify, defend and hold harmless Continental, each of its subsidiaries, and their respective successors-in-interest, and each of their respective past and present officers and Directors against Losses or Expenses to the extent they (i) arise out of or relate to any of the assets received or liabilities assumed by New Providence Journal in connection with the PJC Spin-Off or the operations of any of the PJC Non-Cable Businesses contributed to New Providence Journal pursuant to the PJC Spin-Off, (ii) are based upon any untrue or inaccurate representation made by Providence Journal and New Providence Journal in the Merger Agreement relating to the capitalization of Providence Journal, New Providence Journal, KHC, KBC, or any of the PJC Cable Subsidiaries, (iii) are based upon inaccurate information in the officers certificates relating to capitalization to be delivered by New Providence Journal, (iv) arise from the failure of Providence Journal to comply with its covenant relating to capital expenditures described under paragraph (vii) of "Certain Covenants-- Interim Operations of the PJC Cable Subsidiaries" or to comply with certain other covenants in the Merger Agreement regarding its stock and option plans or (v) are based upon or arise out of any untrue or allegedly untrue statement of material fact contained, or any omission or alleged omission to state a material fact required to be stated, or necessary to make any such statements, in the light in which they were made, not misleading, in any document filed with the Commission in connection with the Merger Agreement or any of the transactions contemplated thereby, or any other registration statement filed on behalf of Continental, provided that New Providence Journal or Providence Journal was responsible for such statement or omission;

  (c) Restructured PJC will indemnify, defend and hold harmless New Providence Journal, each of its subsidiaries and their respective successors-in-interest and each of their respective past and present officers and Directors against Losses and Expenses arising out of or in connection with the business operations of the PJC Cable Subsidiaries and the assets and liabilities retained by Restructured PJC pursuant to the PJC Spin-Off;

  (d) except in certain circumstances, Providence Journal (and from and after the Effective Time, New Providence Journal) and Continental have each agreed to indemnify and hold harmless the other against all Losses and Expenses to the extent they are based upon or arise out of any suit, action or proceeding by the holders of the indemnifying party's debt or equity securities as a result of, or in connection with, the Merger Agreement and the transactions contemplated thereby; and

  (e) Providence Journal (and from and after the Effective Time, New Providence Journal) has agreed to indemnify and hold harmless Continental against any and all Losses or Expenses to the extent they are based upon or arise out of any action or claim of any nature whatsoever asserted by (i) any holder of any of the equity securities of the PJC Cable Subsidiaries or (ii) any holder of any of the equity securities of KHC or KBC, including, without limitation, any action or claim asserted in connection with or relating to the purchase by Providence Journal or the PJC Cable Subsidiaries of the equity securities of any such holder.

TAX MATTERS

  New Providence Journal will be responsible for all federal and state income tax liabilities of Providence Journal and its subsidiaries for periods ending on or before the Closing Date including, generally, such income tax liabilities resulting from the failure of various components of the Reorganization and the Merger to qualify as tax-free reorganizations under the Code, unless such failure to qualify is the result of certain actions by Continental. Continental will be responsible for all federal and state income tax liabilities of Continental and its subsidiaries for periods ending both before and after the Closing Date. (See "Certain Federal Income Tax Considerations".)

CERTAIN EMPLOYEE MATTERS

  Providence Journal, New Providence Journal or Restructured PJC, as applicable, have agreed to continue coverage of employees thereof under existing group health plans through the Effective Time and to

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

reimburse covered employees thereof for eligible health care expenses and services incurred through the Effective Time in accordance with the terms of any such plan.

  As a result of the transactions contemplated by the Merger Agreement, as of the Effective Time, Continental will become the employer of all employees of the PJC Cable Subsidiaries as of the Effective Time (other than any corporate, regional or divisional employee that Continental has informed Restructured PJC not less than 30 days prior to the Effective Time it does not wish to employ following the Effective Time), including any such employee who is on an approved leave of absence or short-term disability leave as of the Effective Time ("Cable Employees") and will continue current benefits to their covered dependents. As such, Continental shall be responsible for:

  (i) payments under the so-called "Employee Continuation Plans" adopted by the PJC Cable Subsidiaries to the extent such payments are owed to system level employees formerly employed by any PJC Cable Subsidiary (and New Providence Journal will be responsible for (a) any benefits payable under any such Employee Continuation Plan to any corporate, regional and divisional personnel, or to any other person not described in this clause (i) and (b) all other severance benefits and payments which may be owed to any Cable Employee);

  (ii) establishing, to the extent it does not already maintain, a defined contribution plan that is intended to meet the qualification requirements of Code Section 401(a), to provide for elective deferrals under the rules of Section 401(k) ("a 401(k) Plan"), and that covers the Cable Employees, subject to minimum eligibility service requirements permitted under the Code (and New Providence Journal shall cause each Cable Employee to be able to choose between a distribution to such employee of such employee's account balance as of the Effective Time in any 401(k) Plan or the direct transfer of such account balance to the Continental 401(k) Plan, and the Continental 401(k) Plan shall accept all such direct transfers, including any such direct transfer subject to any loan to the Cable Employee who is a participant, which loan shall thereafter be treated under Continental's 401(k) Plan, except to the extent the terms of such loan are not compatible with applicable law, including ERISA);

  (iii) subject to reasonable eligibility requirements, providing coverage under a comprehensive group health care plan (which plan, subject to certain conditions, shall provide benefits that are comparable to those provided to such Cable Employees under an existing group health plan prior to the Effective Time or comparable to Continental's existing plans), which health plan shall give credit to Cable Employees for deductibles, co-payments and similar amounts which any such Cable Employee had paid or satisfied for the fiscal year in which the Effective Time occurs; and

  (iv) subject to reasonable eligibility requirements, providing coverage under retirement plans qualified under Code Section 401(a) and welfare benefit plans, within the meaning of ERISA, providing other than health benefits, including life insurance, vacation, accidental death and dismemberment insurance and short and long-term disability benefits, to all Cable Employees, taking into account for eligibility and vesting purposes under such plans the service accrued by any such Cable Employee while an employee of Providence Journal or any of its affiliates as determined under ERISA ("ERISA Affiliates"), in each case providing benefits that are comparable to those provided to Cable Employees prior to the Effective Time or comparable to Continental's existing plans.

  Except as otherwise assumed by Continental as described above, effective as of the Effective Time, New Providence Journal will accept all past, present and future liabilities and responsibilities as plan sponsor, within the meaning of ERISA, of any Company Employee Plan (as defined in the Merger Agreement), and as employer under any other benefit arrangement, including employment and consulting agreements, arrangements providing for insurance coverage and workers' compensation benefits, incentive bonus and deferred bonus arrangements (including, without limitation, the Cable Division Sales Bonus Plan), arrangements providing for termination allowance, severance, and similar benefits, equity compensation plans, deferred compensation plans, and compensation policies and practices maintained by Providence

Journal or any of its ERISA Affiliates covering employees of Providence Journal and their beneficiaries as of the Effective Time. In addition, New Providence Journal shall assume and be solely responsible for:

  (i) payment of all retiree medical benefits to Cable Employees who, as of the Effective Time, are receiving or who are entitled to receive retiree medical or life insurance benefits;

  (ii) the provision of benefits required under the provisions of COBRA to any Cable Employees or other qualified beneficiaries, within the meaning of Section 4980B(g) of the Code, with respect to whom a qualifying event within the meaning of Section 4980B(f)(3) of such Code has occurred prior to the Effective Time;

  (iii) payment of all long-term disability income benefits to all Cable Employees who, as of the Effective Time, are receiving long-term disability benefits or are disabled as of the Effective Time and as a result of such disability become eligible for long-term disability income benefits as determined in accordance with long-term disability coverage provisions that on or prior to the Effective Time are applicable to the Cable Employees; and

  (iv) the provision and payment of the following benefits for any Cable Employee who is on a leave of absence or short-term disability leave as of the Effective Time until such Cable Employee returns to active employment from such leave: (A) medical and dental benefits for the period after the Effective Time until such benefits are no longer required to be made available under COBRA; (B) life and accidental death benefits for a period of not more than six months following the Effective Time; and (C) short and long-term disability benefits for a period of not more than three months following the Effective Time; provided, that Continental shall from time to time, within 30 days of receipt by Continental of invoices and other documentation reasonably satisfactory to Continental, reimburse New Providence Journal for the reasonable, direct costs incurred in providing the benefits referred to in this clause (iv).

  Continental and New Providence Journal have agreed to cooperate, and to cause their respective subsidiaries to cooperate, in a complete, diligent and timely manner to provide each other with such compensation, service and other pertinent census data as may be required by either of them for purposes of calculating or effecting the distribution of benefits to which any Cable Employee may be entitled under any employee benefit plan established, maintained or contributed to by either of them.

TERMINATION

  GENERAL. The Merger Agreement may be terminated and the transactions contemplated thereby, including the Merger, abandoned at any time prior to the Closing Date (i) by mutual written consent duly authorized by the Boards of Directors of Providence Journal, New Providence Journal and Continental, (ii) by either Continental or Providence Journal if the stockholders of Continental fail to approve the Continental Proposals or if the stockholders of Providence Journal fail to approve the Providence Journal Proposals, (iii) by either Providence Journal or Continental, provided the terminating party has not breached its obligations under the Merger Agreement, if the Merger is not consummated by December 31, 1995 (the "Termination Date"), (iv) by Providence Journal, provided it has not breached any of its obligations under the Merger Agreement, if Continental fails to perform any covenant in the Merger Agreement and fails to cure such failure within 20 business days after written notice by Providence Journal of such failure, or if any condition to the obligations of Providence Journal and New Providence Journal has not been satisfied prior to the Termination Date, (v) by Continental, provided it has not breached any of its obligations under the Merger Agreement, if (1) Providence Journal or New Providence Journal fails to perform any covenant in the Merger Agreement and fails to cure such failure within 20 business days after written notice by Continental of such failure, (2) any condition to the obligations of Continental has not been satisfied prior to the Termination Date, or (3) the Providence Journal Board of Directors materially modifies or withdraws its approval of the Providence Journal Proposals or its recommendation of the Providence Journal Proposals to the stockholders of Providence Journal and (vi) by Providence Journal, whether or not the conditions to its obligations under the Merger Agreement have been satisfied, if its Board of Directors determines, with the written advice of counsel provided to Continental, that it may be required to do so in the exercise of its fiduciary duties.

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

  If the Merger Agreement is terminated for any reason set forth above, the Merger Agreement will become null and void and there will be no liability on the part of any party thereto, or the Directors, officers or stockholders of any such party, except that (a) the parties' indemnification obligations with respect to misstatements or omissions in filings or in any other registration filed with the Commission on behalf of Continental, (b) certain provisions with respect to the reimbursement of expenses and (c) the payment by Providence Journal of a termination fee and Continental's option to acquire the Palm Springs System under certain circumstances, as described below, shall survive.

  TERMINATION FEES AND EXPENSES; OPTION TO PURCHASE PALM SPRINGS SYSTEM. If the Merger Agreement is terminated (a) by Continental after the Board of Directors of Providence Journal has either materially modified or withdrawn its approval and recommendation of the Providence Journal Proposals, (b) by Providence Journal after its Board of Directors has determined with the written advice of counsel, that it may be required to terminate the Merger Agreement in the exercise of its fiduciary duties or (c) by Continental or Providence Journal if the Providence Journal Proposals are not approved by the stockholders of Providence Journal after the Board of Directors of Providence Journal has materially modified or withdrawn its approval and recommendation of any of such transactions, then Providence Journal will pay to Continental the Break-up Fee plus up to an additional $10,000,000 to reimburse Continental for reasonable fees and expenses it has incurred in connection with the Merger Agreement and each of the transactions contemplated thereby. In addition, if the Merger Agreement is terminated by Continental (provided it has not breached any of its obligations under the Merger Agreement) (i) if Providence Journal or New Providence Journal fails to perform any of its covenants thereunder and such failure remains uncured for 20 business days after written notice thereof from Continental or (ii) as a result of the failure of any condition to its obligations under the Merger Agreement (other than as a result of the failure of a condition to all parties' obligations to proceed with the Merger or (except in certain circumstances) the failure of the condition requiring certain governmental consents to the transfer to Continental of the franchises held by Providence Journal or its subsidiaries), then Providence Journal will pay Continental an amount (not to exceed $10,000,000) equal to the actual reasonable fees and expenses paid or payable by or on behalf of Continental in connection with the Merger or any of the transactions contemplated thereby.

  If the Merger Agreement is terminated (a) by Providence Journal (provided it has not breached any of its obligations under the Merger Agreement) (i) if Continental fails to perform any of its covenants thereunder and such failure remains uncured for 20 business days after written notice by Providence Journal thereof or (ii) as a result of the failure of any condition to the obligations of Providence Journal or New Providence Journal to be satisfied prior to the Termination Date (other than as a result of the failure of a condition to all parties' obligations to proceed with the Merger) or (b) by Continental as a result of the refusal of one or more governmental authorities to consent to the transfer of control of one or more franchises of Providence Journal or its subsidiaries to Continental for reasons relating to the qualifications or fitness of Continental, Continental will pay Providence Journal an amount (not to exceed $10,000,000) equal to the actual reasonable fees and expenses paid or payable by or on behalf of Providence Journal and New Providence Journal in connection with the PJC Spin-Off, the Merger and the transactions contemplated thereby.

  In the event that Continental becomes entitled to the Break-Up Fee, Providence Journal has granted to Continental or any nominee of Continental an option to purchase all of the right, title and interest of Providence Journal and its subsidiaries in and to the Palm Springs System, together with all associated assets, free and clear of all liabilities and obligations of Providence Journal and its subsidiaries. The purchase price payable by Continental for the Palm Springs System shall be $68,500,000, and the option must be exercised by Continental no later than 45 days following the date on which Continental becomes entitled to a Break-Up Fee. In connection with any such exercise, Providence Journal has agreed to (i) indemnify Continental or its nominee for breaches of representations and warranties made by Providence Journal pertaining to title to the Palm Springs System (which indemnification obligation shall survive indefinitely) and (ii) use its best efforts to obtain all authorizations, consents, orders, waivers or approvals necessary or desirable for the transfer of the Palm Springs System to Continental or such nominee and to make any filings required by any governmental authority or applicable law.

  Notwithstanding the foregoing, in certain circumstances Continental's right to a Break-Up Fee and to purchase the Palm Springs System will be deemed void and of no force or effect, subject to reinstatement ab initio if certain other events occur. (See "Ancillary Agreements--Certain Effects of Voting Agreement" below.)

REGULATORY AND OTHER THIRD PARTY APPROVALS

  Consummation of the Merger requires (a) consents and/or waivers from the relevant governmental authorities under certain franchises issued to Providence Journal and its subsidiaries and (b) consent of the FCC to the transfer of control of certain licenses issued by the FCC to Providence Journal or its subsidiaries.

AMENDMENT; WAIVER

  Subject to applicable law, (a) the Merger Agreement may be amended at any time (including after the approval of the Providence Journal Proposals and after the approval of the Continental Proposals) by an instrument in writing signed on behalf of all of the parties thereto and (b) the parties may extend the time for performance of any of the obligations of the other parties to the Merger Agreement and may waive inaccuracies in the representations and warranties or compliance with any of the agreements or conditions for their respective benefit therein.

ANCILLARY AGREEMENTS

  In accordance with the terms of the Merger Agreement, the following ancillary agreements have been or will be entered into.

  NONCOMPETITION AGREEMENT. As a condition to the Merger, New Providence Journal must enter into the Noncompetition Agreement, pursuant to which New Providence Journal will agree that, for a period of three years after the Effective Time, neither it nor any of its subsidiaries will (or will attempt to), on its own behalf or in the service or on behalf of others, (i) solicit for employment, interfere with or endeavor to entice away any of the Directors, officers, employees or agents of Continental or any person who at any time on or after January 1, 1994 was an officer or employee of Providence Journal or the PJC Cable Subsidiaries and who is employed by Continental following the Effective Time, (ii) subject to certain exceptions, engage in any manner (including as a stockholder, partner, principal, agent, consultant or otherwise) in the operation of any Restricted Business in the franchise areas served by Continental or Restructured PJC at the Effective Time (provided, however, that New Providence Journal or any subsidiary thereof may hold 5% or less of any class of securities registered pursuant to the Exchange Act of any corporation which is engaged in the Restricted Business, or passive investments in partnerships or joint ventures representing 5% or less of any class of any equity interests therein), or (iii) use or permit Providence Journal's or New Providence Journal's name to be used in connection with any Restricted Business in such franchise areas.

  VOTING AGREEMENT. In connection with the execution of the Merger Agreement, Directors and executive officers of Providence Journal entitled to exercise voting power with respect to an aggregate of 323 shares of Providence Journal Common Stock (approximately 0.3% of the voting power of the outstanding Providence Journal Common Stock), and Amos B. Hostetter, Jr. and Timothy P. Neher, as the trustees of the Trust entitled to exercise voting power with respect to an aggregate of 42,843,550 shares of Continental Class B Common Stock (approximately 30.89% of the voting power of the Continental Voting Stock), entered into the Voting Agreement pursuant to which such stockholders agreed, among other things, to vote all of their shares in the following manner: Certain of the Directors and executive officers holding Providence Journal Common Stock agreed to vote (i) in favor of each of the Providence Journal Proposals, (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between Providence Journal or any of the PJC Cable Subsidiaries and any person other than Continental, or any other action which would result in the breach of any covenant, representation or warranty in the Merger Agreement, or cause any conditions to the obligations of Providence Journal under the Merger Agreement not to be fulfilled and (iii) in favor of any other matter relating to the consummation of the transactions contemplated by the Merger Agreement. The Trust agreed to vote (x) in favor of each of the Continental Proposals, (y) against any action that would result in a breach of any covenant, representation or warranty under the Merger Agreement, or that would result in any of the conditions to the obligations of Continental under the Merger Agreement not being fulfilled and
(z) in favor of any other matter relating to the consummation of the transactions contemplated by the Merger Agreement. In addition, such Providence Journal stockholders and the Trust each agreed not to enter into any voting agreement or grant a proxy or power of attorney that is inconsistent with the Voting Agreement, and each such Providence Journal stockholder has agreed not to transfer ownership of any of its Providence Journal Common Stock unless the transferee agrees in writing to be bound by the terms and conditions of the Voting Agreement. The Trust agreed not to transfer ownership of more than 10% of its Continental Class B Common Stock unless the transferee agrees in writing to be bound by the terms and conditions of the Voting Agreement. In addition, if, at any time prior to the Effective Time, the holders of at least 50.1% of the combined voting power of the Continental Voting Stock have become parties to the Voting Agreement, no Continental stockholder party thereto may transfer ownership of its shares of Continental Voting Stock if, after giving effect to such transfer, such percentage of stockholders of Continental would no longer be bound by the terms of the Voting Agreement.

  Execution of the Voting Agreement was a condition to Continental and Providence Journal entering into the Merger Agreement, and no compensation was paid to any person in consideration for entering into such agreement.

  CERTAIN EFFECTS OF VOTING AGREEMENT. The Merger Agreement further provides that, if Continental elects to issue shares of Continental Series B Preferred Stock in connection with the Merger, then after the Registration Statement of which this Joint Proxy Statement-Prospectus forms a part becomes effective, Providence Journal will use its best efforts to cause the holders of not less than an aggregate of 50.1% of the voting power of each class of Providence Journal Common Stock to agree to be bound by the terms of the Voting Agreement. If (a) Providence Journal is successful in obtaining such agreements and (b) stockholders of Continental holding not less than an aggregate of 66 2/3% of the combined voting power of Continental Voting Stock have agreed to be bound by the terms of the Voting Agreement then, from and after such date, the provisions of the Merger Agreement described above under the caption "Termination--Termination Fees and Expenses; Option to Purchase Palm Springs System" shall be deemed null and void and of no further force and effect, provided, however, that if, at any time prior to the approval by Providence Journal's stockholders of the Providence Journal Proposals, (i) the enforceability of the Voting Agreement or any of the joinder agreements thereto by any of the Providence Journal stockholders is challenged in any respect,
(ii) any provision of any such agreement is breached in any respect, or (iii) such agreements, taken in the aggregate, cease to represent the obligations of the holders of at least 50.1% of the voting power of each class of Providence Journal Common Stock, then such provisions shall be reinstated ab initio into the Merger Agreement.

OWNERSHIP OF CONTINENTAL STOCK AFTER THE MERGER

  Assuming that the Merger was consummated on the date hereof (and assuming there are no adjustments to the Maximum Amount), holders of shares of Restructured PJC Common Stock would own Continental Class A Common Stock constituting approximately 16.2% of the outstanding Continental Common Stock (treating the Continental Series A Preferred Stock as if it were converted into Continental Class B Common Stock) and 100% of the Continental Series B Preferred Stock, representing an aggregate of approximately 2.3% of the voting power of Continental. Continental has reserved the right to issue additional shares of its capital stock between the date hereof and the consummation of the Merger, including, without limitation, in connection with other acquisitions by Continental.

OWNERSHIP OF NEW PROVIDENCE JOURNAL STOCK AFTER THE REORGANIZATION AND THE
MERGER

  Following the Reorganization and the Merger, holders of shares of Providence Journal Common Stock immediately prior to the Reorganization who have not exercised and perfected statutory dissenters' rights under the RIBCA will own shares of New Providence Journal Common Stock constituting 100% of the equity and voting power of New Providence Journal, in the same proportion (and of the same class) as shares of Providence Journal Common Stock held as of such date. (See "Rights of Dissenting Stockholders-- Providence Journal" for a description of dissenters' rights available to Providence Journal's stockholders.)

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following is a discussion of the material federal income tax consequences of the Reorganization, the Merger and the transactions contemplated thereby. The tax treatment of a stockholder may vary depending upon his particular situation, and certain stockholders (including individuals who hold restricted stock of Providence Journal, individuals who hold options in respect of Providence Journal Common Stock, insurance companies, tax-exempt organizations, financial institutions or broker-dealers, and persons who are neither citizens nor residents of the United States, or who are foreign corporations, foreign partnerships or foreign estates or trusts as to the United States) may be subject to special rules not discussed below.

  EACH STOCKHOLDER IS URGED TO CONSULT HIS, HER OR ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM, HER OR IT OF THE TRANSACTIONS DESCRIBED HEREIN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF CHANGES IN APPLICABLE TAX LAWS.

FEDERAL INCOME TAX CONSEQUENCES OF CERTAIN TRANSACTIONS

  Consummation of the Reorganization, the Merger and the transactions contemplated thereby are conditioned upon the receipt of a favorable ruling from the Service as to certain of the federal income tax consequences of certain transactions in connection with the Reorganization and the receipt of an opinion of Edwards & Angell, counsel to Providence Journal, as to the qualification of the Merger as a tax-free reorganization under Section 368(a)(1)(A). Specifically, Providence Journal has requested rulings to the following effect (and related rulings as to the tax basis of assets) from the Service (the "Requested Rulings"):

  (1) The transfer of all assets of KHC to KBC in exchange for stock of KBC, followed by the dissolution of KHC (so that Providence Journal will own all of the stock of KBC), will be a reorganization described in Code
      Section 368(a)(1)(C).

  (2) The transfer of all assets of Providence Journal to KBC in exchange for stock of KBC, followed by the dissolution of Providence Journal (so that former Providence Journal stockholders will own shares of Restructured PJC), will be a reorganization described in Code Section 368(a)(1)(C).

  (3) The transfer of Colony Cablevision, which represents the systems that were acquired by Providence Journal in 1992 from Palmer Communications, Inc. ("Palmer") serving the areas in and around Naples, Florida and Palm Springs, California (the "Palmer Systems"), and the stock of King Videocable to Colony will be a transaction described in Code Section 351.

  (4) The PJC Spin-Off will be a reorganization described in Code Sections 368(a)(1)(D) and 355.

  (5) Stockholders of Providence Journal will recognize no gain or loss (and will not have to include any amounts in income) in the transactions described above. They will apportion the basis of their Providence Journal shares between the New Providence Journal shares and Restructured PJC shares received in proportion to their relative fair market values. The holding period for New Providence Journal shares and Restructured PJC shares received in exchange for or with respect to Providence Journal shares will include the holding period for the Providence Journal shares, provided the Providence Journal shares were held as a capital asset.

  (6) No gain or loss will be recognized by Providence Journal, KHC, KBC, Westerly, New Providence Journal or Colony in the transactions described above or by Westerly or Colony as a result of the liquidation of Westerly into Continental.

  It is a condition to the parties' obligations to consummate the transaction contemplated by the Merger Agreement that Providence Journal receive the Requested Rulings from the Service (except with respect to the Requested Ruling set forth in Clause (3) above). A ruling from the Service, while generally binding on the Service, may under certain circumstances be revoked or modified by the Service retroactively. Providence Journal is currently not aware of any facts or circumstances that would cause the Service, in the event that it gives the Requested Rulings, to revoke or modify the Requested Rulings received by Providence Journal from the Service as to the federal income tax consequences of the transactions described above.

  The Requested Rulings received from the Service are based on the assumption that the Merger will qualify as a tax-free reorganization under Section 368(a)(1)(A) of the Code. The Service takes the position that the consequences of a transaction such as the Merger are adequately established in the tax law, and it therefore will not issue a "comfort" ruling as to whether such a transaction qualifies as a reorganization under Section 368(a)(1)(A). Therefore, Providence Journal has not requested a ruling that the Merger will qualify as a tax-free reorganization under Section 368(a)(1)(A). Instead, consummation of the Reorganization, the Merger and the transactions contemplated thereby is conditioned upon the receipt of the opinion of Edwards & Angell, counsel to Providence Journal, to the effect that:

    (i) The Merger will qualify as a reorganization under Section 368
  (a)(1)(A) of the Code.

    (ii) Except for any cash received in lieu of fractional shares, a stockholder will not recognize any income, gain or loss as a result of the receipt of Continental Class A Common Stock or Continental Series B Preferred Stock in the Merger.

    (iii) A stockholder's tax basis for shares of Continental Class A Common Stock and Continental Series B Preferred Stock received in the Merger, including any fractional share interest for which cash is received, will equal the allocable portion of such stockholder's basis in the Providence Journal Common Stock held immediately before the Merger.

    (iv) A stockholder's holding period for the shares of Continental Class A Common Stock and Continental Series B Preferred Stock received in the Merger, including any fractional share interest for which cash is received, will include the period during which the shares of Providence Journal Common Stock were held, provided such shares were held as capital assets.

  An opinion of counsel is not binding on the Service or the courts. Further, the opinion of Edwards & Angell will be based on, among other things, current law and certain representations as to factual matters made by, among others, Providence Journal, New Providence Journal and Continental which, if incorrect in certain material respects, would jeopardize the conclusions reached by counsel in its opinion. Neither Providence Journal, New Providence Journal nor Continental is currently aware of any facts and circumstances which would cause any such representations made by it to Edwards & Angell to be untrue or incorrect in any material respect. In addition, Continental has agreed to certain restrictions on its future actions to provide further assurances that the Reorganization and the Merger will be tax-free.

  If the Merger were not to qualify under Section 368(a)(1)(A) of the Code, or if the PJC Spin-Off were not to qualify under Sections 368(a)(1)(D) and 355 of the Code, Restructured PJC would recognize gain equal to the excess of the fair market value of the New Providence Journal Common Stock distributed to its stockholders over Restructured PJC's basis in the assets transferred to New Providence Journal in the Contribution. Any resulting corporate income tax on such gain would be payable by Continental, as the successor to Restructured PJC. New Providence Journal has agreed to indemnify Continental for such tax liability unless the failure of the PJC Spin-Off and the Merger to qualify under those sections of the Code is the result of Continental's breach of the covenants referred to in the preceding paragraph. In addition, if the PJC Spin-Off and the Merger fail to qualify under those sections of the Code, each Restructured PJC stockholder who received shares of New Providence Journal Common Stock would be generally treated as if it had received a taxable distribution in an amount equal to the fair market value on the date of distribution of the New Providence Journal Common Stock it received. Further, if the Merger fails to qualify as a tax-free reorganization, each Restructured PJC stockholder who receives shares of Continental Merger Stock would recognize gain or loss equal to the difference between the fair market value of the Continental Merger Stock received and its basis in the shares of Restructured PJC Common Stock surrendered.

BACKUP WITHHOLDING

  Under the backup withholding rules, a holder of New Providence Journal Common Stock and Continental Merger Stock may be subject to backup withholding at the rate of 31% with respect to dividends and proceeds of redemption, unless such stockholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under these rules will be credited against the stockholder's federal income tax liability. New Providence Journal or Continental may require holders of New Providence Journal Common Stock or Continental Merger Stock to establish an exemption from backup withholding or to make arrangements satisfactory to New Providence Journal or Continental with respect to the payment of backup withholding. A stockholder who does not provide New Providence Journal or Continental with his or her current taxpayer identification number may be subject to penalties imposed by the Service.

   PROPOSAL TO APPROVE AND ADOPT THE CONTINENTAL RECAPITALIZATION AMENDMENT,
      ELECTION OF CONTINENTAL DIRECTORS AND RATIFICATION OF APPOINTMENT OF
                                  ACCOUNTANTS

  One of the purposes of the Continental Special Meeting is the approval of the Continental Recapitalization Amendment. The Board of Directors of Continental approved the Continental Recapitalization Amendment at a meeting held on November 17, 1994 and found that it was in the best interests of Continental and its stockholders. The Continental Recapitalization Amendment provides for an increase in the total number of authorized shares of capital stock of Continental from 17,700,000 to 825,000,000, including an increase in the number of authorized shares of Continental Common Stock from 15,000,000 to 625,000,000, of which 425,000,000 will be shares of Continental Class A Common Stock (with one vote per share) and 200,000,000 will be shares of Continental Class B Common Stock (with ten votes per share), and an increase in the number of authorized shares of Continental Preferred Stock from 2,700,000 to 200,000,000, of which 1,142,858 are currently designated Continental Series A Preferred Stock. Approval of the Continental Recapitalization Amendment by the Continental stockholders is a condition to the Merger and required by the Merger Agreement. If the Continental Recapitalization Amendment is approved by the Continental stockholders, the Board of Directors of Continental will declare a stock dividend of 24 shares of Continental Class A Common Stock for each outstanding share of Continental Class A Common Stock outstanding on the record date for such stock dividend and 24 shares of Continental Class B Common Stock for each outstanding share of Continental Class B Common Stock outstanding on the record date for such stock dividend, resulting in every share of Continental Common Stock currently outstanding becoming 25 shares of Continental Common Stock prior to the consummation of the Merger. Shares of Continental Series A Preferred Stock will not receive any stock dividend, but their conversion feature and voting rights will be adjusted to reflect the Continental Stock Split.

  Another purpose of the Continental Special Meeting is the election of four persons to serve a three-year term as Class C Directors in accordance with the Continental Restated Certificate and the Continental By-Laws. It is proposed that proxies for the Continental Special Meeting not limited to the contrary will be voted to elect Amos B. Hostetter, Jr., Henry F. McCance, Lester Pollack and Roy F. Coppedge, III as the Class C Directors. Messrs. Hostetter, McCance, Pollack and Coppedge are presently Class C Directors. If some unexpected occurrence should make necessary, in the judgment of the Board of Directors, the substitution of some other person for any of the nominees, it is the intention of the persons named in the proxy for the Continental Special Meeting to vote for the election of such other person as may be designated by the Board of Directors. Each of the Class C Directors elected at the Continental Special Meeting shall serve until the 1998 Annual Meeting and until his successor is elected and qualified.

  Finally, at the Continental Special Meeting, the Continental stockholders will be asked to ratify the selection by the Board of Directors of Deloitte & Touche LLP as Continental's independent auditors for the current fiscal year ending December 31, 1995. The firm has been the accountants for Continental since 1974. Although Continental is not required to submit the ratification and approval of the selection of its accountants to a vote of stockholders, the Board of Directors believes it is a sound policy and in the best interests of the stockholders to do so.

  The 1996 Annual Meeting of Continental is expected to be held on or about May 16, 1996. Stockholder proposals must be received by Continental on or before January 17, 1996 to be considered for inclusion in the proxy statement and presented at the 1996 Annual Meeting of Continental.

                         PROPOSAL TO APPROVE AND ADOPT
                       THE CABLE DIVISION SALE BONUS PLAN

  The Board of Directors of Providence Journal is submitting to the stockholders for their approval, the Cable Division Sale Bonus Plan. The Cable Division Sale Bonus Plan was designed to retain certain of Providence Journal's cable executives and to provide incentives to such executives to maintain the operating performance of the PJC Cable Business pending completion of the Merger with bonuses payable only if the Merger is consummated. No beneficiary of the Cable Division Sale Bonus Plan is an officer of Providence Journal. The text of the Cable Division Sale Bonus Plan is annexed hereto as Annex VI, and the following summary is qualified in its entirety by the actual provisions of the Cable Division Sale Bonus Plan. New Providence Journal will be responsible for all payments required to be made under the Cable Division Sale Bonus Plan.

ADMINISTRATION

  The Cable Division Sale Bonus Plan will be administered by the Vice President of Human Resources of Providence Journal, who shall not be a participant in such plan. The administrator shall have authority to interpret the provisions of the Cable Division Sale Bonus Plan and to decide all questions of fact arising in its application, to provide all necessary information to the Executive Committee of the Board of Directors of Providence Journal, and to communicate to plan participants concerning the administration of the Cable Division Sale Bonus Plan. The administrator, with the concurrence of the Chief Executive Officer, shall make recommendations for awards under the Cable Division Sale Bonus Plan to the Executive Committee of the Providence Journal Board.

REVIEW AND AUTHORIZATION

  All recommendations for awards to be made by the administrator pursuant to the provisions of the Cable Division Sale Bonus Plan are subject to review and approval by the Executive Committee of the Providence Journal Board.

ELIGIBILITY TO RECEIVE AWARDS

  Participants in the Cable Division Sale Bonus Plan shall be limited to those officers and other key executive employees of the PJC Cable Business who continue to be employed by the PJC Cable Business through the Merger and are in positions in which their decisions, actions and counsel significantly affect the operation of the PJC Cable Business. Subject to achieving certain objectives and meeting certain conditions, participants will share in a "bonus pool" based upon a weighing of salary and years of service. As of May 1, 1995, 14 persons were eligible to receive awards under the Cable Division Sale Bonus Plan.

BONUS POOL

  Subject to certain conditions described below, the participants are eligible to receive a share of a bonus pool in the following amount: (i) $2.1 million if the 1994 cash flow objective of $123.6 million for the PJC

Cable Business is achieved, and (ii) 50% of any 1994 cash flow in excess of the 1994 cash flow objective. The amount of the bonus pool is currently $5,200,000. The bonus pool may be reduced by a maximum of 20%, based upon a graduated scale, if the 1995 cash flow objective of $123.6 million is not met (pro rated for the portion of 1995 which has elapsed at the time of the Closing).

CONDITIONS

  Any bonus awards earned out of the bonus pool will be distributed to the participants only upon satisfaction of the following additional conditions:

    (i) The closing of a sale, merger or other disposition of the PJC Cable Business; and

    (ii) The participant remaining in the employment of the PJC Cable Business through the date of the closing of such sale, merger or other disposition.

GENERAL RESTRICTIONS

  (a) Individuals receiving awards pursuant to the Cable Division Sale Bonus Plan may not receive any other awards pursuant to any other long-term incentive plan of Providence Journal or the PJC Cable Business.

  (b) Significant unforeseen changes, such as new statutes or regulations that positively or negatively affect the cash flow of the PJC Cable Business, will be excluded from the performance measurements used in determining achievement of the 1995 objective.

  (c) Nothing in the Cable Division Sale Bonus Plan shall confer upon any person the right to continue in the employment of the PJC Cable Business nor shall any right that Providence Journal or the PJC Cable Business may have to terminate the employment of such person be affected.

AMENDMENT

  The Board may terminate or amend the Cable Division Sale Bonus Plan at any time. The termination or amendment of the Cable Division Sale Bonus Plan shall not, without the consent of a participant, adversely affect the participant's rights under an award previously granted.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL AND THE ADOPTION OF THE CABLE DIVISION SALE BONUS PLAN. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY TO THE CONTRARY IN THEIR PROXIES.

             DESCRIPTION OF PROVIDENCE JOURNAL PUBLISHING BUSINESS

  In the event the Providence Journal Proposals described in this Joint Proxy Statement-Prospectus receive the requisite vote of stockholders of Providence Journal, the PJC Non-Cable Business, including the PJC Publishing Business, will be transferred to New Providence Journal. Accordingly, the discussion set forth below of the PJC Publishing Business also serves as a discussion of the publishing business of New Providence Journal in the event the Reorganization, the Merger and the transactions contemplated thereby are consummated.

GENERAL

  Providence Journal publishes (i) Monday through Friday, the morning Providence Journal and The Evening Bulletin, (ii) the Saturday Providence Journal-Bulletin, and (iii) The Providence Sunday Journal (collectively the "Journal") in Providence, Rhode Island. The Journal is primarily distributed by home delivery throughout Rhode Island and Southeastern Massachusetts. Founded in 1820, the morning Providence Journal is the oldest continuously published daily newspaper in the United States. The largest newspaper in the Rhode Island and Southeastern Massachusetts market, the Journal maintains its market position through effective reporting, dedication to public service, quality printing and efficient distribution. The Journal has received numerous awards over the years for its coverage of both local and national issues, including a Pulitzer Prize in 1994, its fourth.

  On March 22, 1995, Providence Journal announced that the morning Providence Journal and The Evening Bulletin will be consolidated as the Providence Journal-Bulletin, a morning newspaper. The consolidated newspaper will first appear on June 5, 1995. Initially, a substantial portion of the anticipated $6 million in savings from this consolidation will be reinvested to improve local news coverage. Circulation is expected to drop temporarily but recover once readers become aware of the expanded local news, although there can be no assurances in this regard.

CIRCULATION AND PRICING

  The following table shows the average net paid daily, Saturday and Sunday circulation of the Journal for the twelve-month periods ended March 31 in each of the years 1990 through 1994, as reported by the Audit Bureau of Circulation (the "Audit Bureau"), an independent agency that audits the circulation of most U.S. newspapers and magazines on an annual basis. The figures for the twelve-month period ended March 31, 1995 are unaudited figures internally generated by the Journal.

                                 AVERAGE NET PAID CIRCULATION
                                ------------------------------
                                  DAILY    SATURDAY   SUNDAY
                                --------- --------------------
         1990..................   203,600   189,600    264,700
         1991..................   202,200   188,900    265,000
         1992..................   197,100   186,400    268,100
         1993..................   192,500   182,700    269,100
         1994..................   188,200   179,600    268,800
         1995..................   184,700   177,000    266,400

Approximately 75% of the Monday through Saturday circulation was home-delivered in calendar year 1994. Approximately 68% of the Sunday circulation was home-delivered in calendar year 1994. (See "Certain Considerations Relating to the Transactions--Certain Considerations Related to New Providence Journal Common Stock".)

  The suggested newsstand price of the Journal is $.50 on weekdays and Saturday and $1.75 on Sunday. The rate charged to subscribers for home delivery of the daily and Sunday newspapers is $3.60 per week.

ADVERTISING

  Approximately three-quarters of the revenue of the Journal is derived from the sale of advertising (historically between 70% and 80% of the Journal's revenues).

  The following table sets forth the Journal's advertising linage for fiscal years 1990 through 1994.

                          RETAIL         CLASSIFIED       NATIONAL
                     ----------------- --------------- --------------
                      WEEKDAY  SUNDAY  WEEKDAY SUNDAY  WEEKDAY SUNDAY   TOTAL
                     --------- ------- ------- ------- ------- ------ ---------
1990................ 1,200,900 389,300 463,900 233,600 50,300  38,100 2,376,100
1991................   997,400 296,000 403,300 173,500 41,300  34,100 1,945,600
1992................ 1,082,100 364,500 366,700 168,500 34,200  31,000 2,047,000
1993................ 1,113,700 381,100 371,600 168,900 37,000  32,600 2,104,900
1994................ 1,069,500 331,100 310,000 209,800 47,600  31,800 1,999,800

  Historically, retail advertising has accounted for approximately 60%, classified advertising approximately 30%, and national advertising approximately 10% of the total advertising revenue for the Journal. Retail advertising appears throughout the Journal and is comprised of display advertising from local merchants, such as grocery and department stores, and national retail advertisers that have local outlets. Classified advertising is comprised of display and agate line advertisements which are listed together in sequence by the nature of the advertisement, such as automobile, employment and real estate and appear in the classified section of the Journal. National advertising is comprised of advertisements from national distributors and manufacturers that appear throughout the Journal. The Journal also contains preprint advertisements which are advertising inserts that are provided to the Journal for distribution both in the Journal and through the mail. Preprint advertising revenue is derived primarily from retail and national advertisers and accounted for approximately 20% of the total Journal advertising revenue in calendar year 1994.

  The Journal increased advertising rates for most major categories of retail and classified advertising by at least 3% in 1993 and 3% in 1994.

PRODUCTION AND RAW MATERIALS

  In 1987, Providence Journal opened a new newspaper flexographic printing and distribution plant in Providence, Rhode Island. The use of flexography, a water-based printing process, improves printing quality and prevents newspaper ink from rubbing off onto the reader's hands. The facility is also equipped with computer control-driven systems, which shut down presses within five copies of the specified production number, thereby significantly reducing the number of unusable copies.

  Direct expenses, which consist primarily of newsprint costs, have historically accounted for between 16% to 24% of the Journal's total operating expenses. In 1994, the Journal used approximately 34,000 metric tons of newsprint. Management reduced the number of newsprint suppliers to five from eight in 1992 and has entered into contracts with these suppliers resulting in favorable pricing and continuity of supply. The Journal currently receives discounts of up to 20% off list price for newsprint supplies. Additional cost savings have been achieved by the implementation of quality controls, reductions in inventory and the positioning of Providence Journal as a just-in-time inventory customer.

  Newsprint expenses are considered variable to the extent that usage varies depending on advertising linage. Newsprint prices move in cycles associated with the capacity of paper mills and newspaper demand. When national advertising linage levels declined beginning in 1988, suppliers began offering substantial discounts of between 10% and 18% from list price, which grew over time to 40% discounts. Newsprint prices are now once again increasing significantly because of increased demand and constricted supply. Industry analysts expect newsprint pricing increases to continue through 1996. (See "Certain Considerations Relating to the Transactions--Certain Considerations Relating to the New Providence Journal Common Stock".)

OTHER PUBLISHING ACTIVITIES

  TOWN CRIER. In 1993, Providence Journal launched the Town Crier, a weekly newspaper referred to in the industry as a "shopper," containing coupons and advertisements directed at consumers, in two suburban communities adjacent to Providence, Rhode Island. In connection with this project, Providence Journal entered into a multi-year management contract with Shopper Enterprises, Inc., a firm based in Minnesota which specializes in operating shoppers, to develop, operate and manage the Town Crier and other shoppers for Providence Journal in and near the Rhode Island market.

  LOWELL SUN. In 1990, Providence Journal provided financing to Lowell Sun Publishing Company (the publisher of the Sun, a daily newspaper serving the Lowell, Massachusetts area) and Lowell Sun Realty Company (collectively, the "Lowell Sun Companies") in the amount of approximately $26 million, and agreed to provide a $6.5 million revolving credit facility to the Lowell Sun Companies, secured by a lien on the assets of Lowell Sun Companies, plus a pledge of a controlling interest in their stock. In connection with this financing, Providence Journal received a warrant to acquire up to a 41.67% interest in the Lowell Sun Companies. The warrant is exercisable by Providence Journal between September, 1993 and September, 1995. The warrant exercise price is calculated based on the maximum amount advanced by Providence Journal to the Lowell Sun Companies. Providence Journal's management has made no determination as to whether it will exercise this warrant.

  ELECTRONIC PUBLISHING. During 1994, Providence Journal entered into a two year agreement with Prodigy Services Company providing for the creation of a local on-line service owned by Providence Journal to be offered in conjunction with the national Prodigy service. The local on-line service will include, on an exclusive basis for Rhode Island and certain areas in Massachusetts, news, features and advertising similar to that appearing in the Journal. The new service began operations in the second quarter of 1995.

  The Journal has also developed a number of fax-on-demand services providing material ranging from old Journal newspaper articles to current information on sports, weather and other subjects of general interest. The Journal has also developed and expanded Journal Line, a voice information service, the New England Wire Service, which electronically provides editorial content to area newspapers, and Journal Telemarketing, a telemarketing sales division providing services to a range of customers.

ACQUISITIONS

  The PJC Publishing Business plans to pursue attractive acquisition opportunities as they become available. In addition to expansion into electronic publishing, referred to above, the PJC Publishing Business is interested in, and actively reviews, potential acquisitions of daily and weekly newspapers and shoppers.

COMPETITION

  The Journal has five daily newspaper competitors in the state, whose names, circulation levels and headquarter locations are provided below. None of these competitors has a market share (based on circulation) greater than 6% of the Rhode Island market.

  The following table shows the net paid circulation in Rhode Island of the Journal and its five competitors for 1993 and the percentage such Rhode Island circulation represents of each newspaper's total circulation. The table is derived from information supplied by the Audit Bureau except for the entries relating to the Kent County Daily Times which are unaudited and derived from sources other than the Audit Bureau.

                                           RHODE ISLAND NEWSPAPERS
                                    1993 NET PAID CIRCULATION STATISTICS
                             ---------------------------------------------------
                                       DAILY                    SUNDAY
                             ------------------------- -------------------------
                                          RHODE ISLAND              RHODE ISLAND
                                              AS A                      AS A
                               NET PAID    % OF TOTAL    NET PAID    % OF TOTAL
          NEWSPAPER          RHODE ISLAND    DAILY     RHODE ISLAND    SUNDAY
         AND LOCATION        CIRCULATION  CIRCULATION  CIRCULATION  CIRCULATION
         ------------        ------------ ------------ ------------ ------------
   The Journal ............    172,500         92%       242,500         90%
   Providence, RI
   The Times...............     20,700         92%           N/A
   Pawtucket, RI
   Woonsocket Call.........     20,000         78%        20,400         78%
   Woonsocket, RI
   Daily News..............     15,000         99%           N/A
   Newport, RI
   Westerly Sun............      8,900         73%         9,100         74%
   Westerly, RI
   Kent County Daily Times.      9,000        100%           N/A
   W. Warwick, RI

  The Journal also encounters competition in varying degrees from Boston and other Massachusetts newspapers, nationally circulated newspapers, television, radio, magazines and other advertising media, including direct mail advertising and yellow pages.

EMPLOYEES

  As of March 31, 1995, the PJC Publishing Business employs 817 persons on a full time basis and 679 on a part-time and/or temporary basis, the equivalent of 1,257 full time persons. Approximately 40% of such employees are represented by labor unions under collective bargaining agreements. A new collective bargaining agreement with one of these unions, the Providence Newspaper Guild, was recently executed after protracted negotiations. This agreement is effective retroactively to January 1, 1994 and will expire on December 31, 1996. The Newspaper Printing Pressman's Union is in the fourth year of a ten-year contract. The Providence Typographical Union is in the ninth year of a ten-year contract. Providence Journal contributes to and maintains various employee benefit or retirement plans for employees of its publishing business and contributes to some union plans pursuant to its collective bargaining agreements.

PROPERTIES

  The Journal owns and occupies the following buildings in Providence, Rhode
Island:

                          LOCATION AND USE                        SQUARE FOOTAGE
                          ----------------                        --------------
    75 Fountain Street--Corporate Headquarters...................    205,635
   210 Kinsley Avenue--Production/Printing.......................    168,000
   119 Harris Avenue--Printing & Storage.........................    119,700
   135 Harris Avenue--Storage....................................     81,000
   196 Kinsley Avenue--Paper Warehouse...........................     32,558
   280 Kinsley Avenue--Inserting.................................     25,440
   288 Kinsley Avenue--Circulation...............................     22,573

  The Corporate Headquarters at 75 Fountain Street also provides general and administrative support and serves as headquarters for Providence Journal's broadcast television division. The Journal also leases various regional distribution centers and news and advertising offices. The Journal considers its owned and leased properties suitable and adequate for its current activities.

        DESCRIPTION OF PROVIDENCE JOURNAL BROADCAST TELEVISION BUSINESS

  In the event the Providence Journal Proposals described in this Joint Proxy Statement-Prospectus receive the requisite vote of stockholders of Providence Journal, the PJC Non-Cable Business, including the PJC Broadcasting Business, will be transferred to New Providence Journal. Accordingly, the discussion set forth below of the PJC Broadcasting Business also serves as a discussion of the broadcast television business of New Providence Journal in the event the Reorganization, the Merger and the transactions contemplated thereby are consummated.

GENERAL

  Providence Journal owns or partially owns and operates nine network-affiliated television stations (the "Stations") in geographically diverse markets, including five in the fifty largest domestic television markets, as measured by the number of television households. On a pro forma basis, for the year ended December 31, 1994, Providence Journal had net revenues from its broadcast operations of $171 million. Providence Journal has been involved in the PJC Broadcasting Business since 1978 when it acquired an independent station in Philadelphia, Pennsylvania.

INDUSTRY BACKGROUND

  There are a limited number of channels available for broadcasting in any one geographic area, and the license to operate a television station is granted by the FCC. Television stations can be distinguished by the frequency over which they broadcast. Television stations that broadcast over the very high frequency ("VHF") band (channels 2-13) of the radio spectrum generally have some competitive advantage over television stations that broadcast over the ultra-high frequency ("UHF") band (channels above 13) of the spectrum because VHF stations usually have better signal coverage and lower transmission costs. However, the improvement of UHF transmitters and receivers, the complete elimination from the marketplace of VHF-only receivers and the expansion of cable television systems have reduced the VHF signal advantage.

  Television station revenues are primarily derived from local, regional and national advertising and, to a lesser extent, from network compensation and revenues from studio rental and commercial production activities. Advertising rates are set based upon a variety of factors, including a program's popularity among the demographic groups that an advertiser wishes to attract, the number of advertisers competing for the available time, the size and demographic make-up of the market served by the station and the availability of alternative advertising media in the market area. Because broadcast television stations rely on advertising revenues, they are sensitive to cyclical changes in the economy. The size of advertisers' budgets, which are affected by broad economic trends, affect the broadcast industry in general and the revenues of individual broadcast television stations.

  All television stations in the country are grouped into approximately 204 generally recognized television markets that are ranked in size according to various formulae based upon actual or potential audience. Each market is designated as an exclusive geographic area consisting of all counties in which the home-market commercial stations receive the greatest percentage of total viewing hours. The National Association of Broadcasters (the "NAB"), periodically publishes data on estimated audiences for television stations in various markets throughout the country. The estimates are expressed in terms of the percentage of the total potential audience in the market viewing a particular station (referred to in the industry as the station's "rating") and of the percentage of households using television, that are actually viewing the particular station (referred to in the industry as the station's "share"). The NAB provides such data on the basis of total television households and selected demographic groupings in the market. Each specific geographic market is called a designated market area ("DMA") by the NAB.

  Until recently, three major broadcast networks, CBS, ABC, and NBC, dominated broadcast television. Fox has established a "network" of independent stations whose operating characteristics are similar to those of the major network-affiliated stations, although the hours of network programming produced by Fox for its affiliates are less than those produced by CBS, ABC and NBC. In recent years, Fox has effectively evolved into the fourth major broadcast network. Warner Brothers and Paramount have each launched new television networks.

  The affiliation by a television station with one of the four major networks has a significant impact on the composition of the station's programming, revenues, expenses and operations. A typical network affiliate receives the majority of each day's programming from the network. This programming, along with cash payments (referred to in the industry as "network compensation"), is provided to the affiliate by the network in exchange for a substantial majority of the advertising time sold during the airing of network programs. The network then sells this advertising time for its own account. The affiliate retains the revenues from advertising time sold adjoining network programs and during programs produced by the affiliate or purchased from non-network sources. In acquiring programming to supplement programming supplied by the affiliated network, network affiliates compete primarily with other affiliates and independent stations in their markets. Cable systems generally do not compete with local stations for programming, although various national cable networks from time to time have acquired programs that would have otherwise been offered to local television stations.

  In contrast to a station affiliated with one of the major networks, an independent station purchases or produces all of the programming that it broadcasts, resulting in generally higher programming costs. The independent station may, however, retain its entire inventory of advertising time and all of the revenues obtained therefrom. However, under barter arrangements, which are becoming increasingly popular with network affiliates and independents alike, a national program distributor may receive advertising time in exchange for the programming it supplies, with the station paying a reduced fee for such programming.

  In May 1994, New World Communications Group announced plans to switch up to twelve of its current or planned network-affiliated stations to the Fox network. Eight of such stations were affiliated with CBS, representing approximately 10% of the CBS viewing audience. A great deal of switching activity then ensued among the networks to regain lost markets. Scripps-Howard Broadcasting Co. entered into a ten-year affiliation agreement with ABC for five of its stations, including two of its UHF stations in markets that were lost by ABC to Fox. Meredith Corp. switched two of its stations, one an independent and one an NBC affiliate, to CBS as part of CBS's effort to replace lost markets. In July 1994, CBS entered into ten-year affiliation agreements with three stations owned by Westinghouse Electric Corp.'s Group W broadcasting unit in the cities of Boston, Philadelphia and Baltimore, replacing two NBC affiliates and one ABC affiliate, respectively, in those markets. These developments are part of a continuing trend of affiliation realignments and long-term strategic relationships occurring in various markets around the country. Providence Journal believes that these developments have increased the willingness of certain networks to extend the term of, or provide other benefits in connection with, affiliation agreements. Providence Journal has recently reached agreement with NBC to extend its affiliation agreements (covering five of the Stations) for seven years. This realignment has had no direct effect on any of the Stations.

THE STATIONS

  The following table sets forth general information for each of the Stations and the markets they serve, based on the NAB 1994 "Television Market Analysis" and the NAB 1995 "Market By Market Review". The Stations are listed in order of their 1993 market revenues.

                                                         NUMBER OF                           1993
                                                       COMMERCIAL TV  STATION               MARKET
                                     CHANNEL/    DMA    STATIONS IN   RANK IN  STATION    REVENUE(5)
STATION/MARKET AREA      AFFILIATION FREQUENCY RANK(1)   MARKET(2)   MARKET(3) SHARE(4) (IN THOUSANDS)
- -------------------      ----------- --------- ------- ------------- --------- -------- --------------
KING*...................     NBC       5/VHF      12         10           1       23       $213,831
Seattle, WA
KGW*....................     NBC       8/VHF      25          8           3       24        117,020
Portland, OR
WCNC....................     NBC      36/UHF      28          7           4       13         92,267
Charlotte, NC
WHAS....................     ABC      11/VHF      50          5           1       29         66,829
Louisville, KY
KHNL*...................     Fox      13/VHF      69          9           3       16         56,912
Honolulu, HI
KASA....................     Fox       2/VHF      49         10           4       15         56,246
Albuquerque, NM
KMSB....................     Fox      11/VHF      81          6           3       15         39,975
Tucson, AZ
KREM*...................     CBS       2/VHF      75          4           1       29         36,930
Spokane, WA
KTVB*...................     NBC       7/VHF     125          5           1       39       $ 19,762
Boise, ID

- --------

  * These Stations are 50% owned by the Kelso Partnerships, the interest of which will be purchased by Providence Journal in the Kelso Buyout. (See "Pre-Merger Transactions--Kelso Buyout".)
(1) Ranking of DMA served by the Station among all DMAs, measured by the number of television households.
(2) Represents the number of television stations broadcasting in the DMA, excluding public stations. Does not include national cable channels.

(3) Ranking of the Stations among all commercial television broadcast stations in its DMA, measured by the NAB.

(4) Represents the number of television sets tuned to the Station as a percentage of the number of television sets in use for Sunday-Saturday 6:00 a.m.-2:00 a.m.

(5) Represents gross national, local, regional and political revenues, excluding network and barter revenues, for all commercial television stations in the DMA, based on actual local market reporting, as compiled by independent public accounting firms and reported by the NAB.

  KING-SEATTLE, WA. KING operates in the Seattle/Tacoma market, the twelfth largest television market in the United States, with approximately 1.48 million television households and a population of approximately

3.8 million. In 1993, the Seattle/Tacoma market totaled approximately $32 billion in retail sales. There are ten licensed commercial television stations in Seattle/Tacoma (six VHF stations and four UHF stations) and two public stations. All four network affiliates are VHF (including KING), two independents are VHF and the other four independents are UHF. KING has been an NBC affiliate since 1959, and its current affiliation agreement expires in 2001.

  KING maintains a strong community focus, which is demonstrated through an unusually high level of locally-produced programming, editorials and public affairs programs and campaigns. The quality of these programs has earned KING numerous national and local awards in the areas of entertainment, news, education and public service. In 1992, KING was recognized as "Station of the Year" by the Broadcast Pioneers, an organization of broadcasters.

  Seattle is experiencing steady growth. The greater Seattle area continues to attract a healthy and diverse mix of economic entities that employ an equally diverse workforce in all trades, professions and positions. The headquarters of numerous major companies, including the Boeing Company, Microsoft Corporation and the Weyerhaeuser Company, are located in Seattle.

  KGW-PORTLAND, OR. KGW operates in the Portland market, the twenty-fifth largest television market in the United States, with approximately 923,000 television households and a population of approximately 2.4 million. In 1993, the Portland market totaled approximately $21 billion in retail sales. There are eight licensed commercial television stations in the Portland market (four VHF stations and four UHF stations) and one public station. Three network affiliates are VHF (including KGW), the Fox station is UHF, one independent station is VHF and the other three independent stations are UHF. KGW has been an NBC affiliate since 1959, and its current affiliation agreement expires in 2001.

  KGW's news, public affairs, documentaries and special campaigns are well recognized. The Station's tradition of community service has resulted in the receipt of numerous awards. In 1994, KGW won five regional Associated Press awards, including being named as having the Best News Program in the Portland area.

  Portland's strategic location, growing and diversified economy, superior transportation services and abundant low-cost land zoned for business all contribute to the growing number of businesses moving to the area. More than 3,000 manufacturing firms and 400 high technology companies are located in the Portland area. The Port of Portland is also a leading international trade port, importing and exporting a wide range of goods.

  WCNC-CHARLOTTE, NC. WCNC operates in the Charlotte market, the twenty-eighth largest television market in the United States, with approximately 789,000 television households and a population of approximately 2.1 million. In 1993, the Charlotte market totaled approximately $16 billion in retail sales. There are seven licensed commercial television stations in Charlotte (two VHF and five UHF stations) and one public station. Two network affiliates are VHF stations, two network affiliates are UHF stations (including WCNC), and three independent stations are UHF stations. WCNC has been an NBC affiliate since 1967, and its current affiliation agreement expires in 2001.

  WCNC has received numerous awards for service to its community, including the Salvation Army Media Award, the Leukemia Society Excellence Award and the Mothers Against Drunk Driving Community Education and Information Award.

  Charlotte is a regional banking and insurance center, with NationsBank and First Union Bank headquartered there. The Carolina Panthers, a new National Football League franchise team, will be in Charlotte starting in August of 1995. A new stadium for the team will be opened in August, 1996 in downtown Charlotte. The Station may carry a limited number of the Panther games.

  WHAS-LOUISVILLE, KY. WHAS operates in the Louisville market, the fiftieth largest television market in the United States, with approximately 540,000 television households and a population of approximately 1.4 million. In 1993, the Louisville market totaled approximately $11 billion in retail sales. There are seven licensed commercial television stations in Louisville (two VHF and five UHF stations) and one public station. Two network stations are VHF (including WHAS), three network stations are UHF and the two independent stations are UHF. WHAS has been an ABC affiliate since 1990, and its current affiliation agreement expires in September 1995.

  WHAS is a market leader in community service as well as in news ratings and programming success. The WHAS Crusade for Children, the Station's fund-raiser for agencies which help special needs children, raised a record $3.7 million in 1994. The Station's news department won nearly every first place Associated Press award in 1994, including Best Overall News Operation for the third year in a row.

  The Louisville economy continues its rapid growth, rising steadily since 1991. Louisville continues to attract service industry headquarters to enhance its traditional manufacturing base.

  KHNL-HONOLULU, HI. KHNL operates in the Honolulu market, the sixty-ninth largest market in the United States, with approximately 384,000 television households and a population of approximately 1.2 million. In 1993, the Honolulu market totaled approximately $13.2 billion in retail sales. There are nine licensed commercial television stations in Honolulu (five VHF stations and four UHF stations) and one public station. All four network stations are VHF. One independent station is VHF (KFVE) and four independent stations are UHF. KHNL has been a Fox affiliate since 1987 but expects to become an NBC affiliate in 1995, and its affiliation agreement with NBC will expire in 2002.

  KHNL began to carry local news in April 1995 and serves the Hawaiian market with regular specials and documentaries, programs and campaigns directed toward youth and a strong focus on the cultural heritage of the Hawaiian Islands.

  Honolulu's economy is supported principally by tourism, sugar refining, pineapple plantations and defense. The climate and natural environment make the Hawaiian Islands a premier vacation destination. The tourist industry is Hawaii's primary source of external income.

  For a description of the local marketing agreement relating to KHNL, see "Local Marketing Agreements".

  KASA-ALBUQUERQUE/SANTA FE, NM. KASA operates in the Albuquerque/Santa Fe market, the forty-ninth largest television market in the United States, with approximately 550,000 television households and a population of 1.5 million. In 1993, the Albuquerque/Santa Fe market totaled approximately $11.7 billion in retail sales. There are nine licensed commercial television stations in Albuquerque/Santa Fe (five VHF stations and four UHF stations) and three public stations. All four network affiliates are VHF stations (including KASA), one independent is a VHF station and four independents are UHF stations. KASA has been a Fox affiliate since 1986, and its current affiliation agreement expires in 1998.

  KASA is the Fox affiliate for New Mexico and Southern Colorado. KASA provides entertainment, sports and information programming for the greater Albuquerque television market.

  The Albuquerque economy is growing at a solid pace, with retail sales up significantly. Major employers include Sandia National Laboratory and Los Alamos National Laboratory. In addition, Intel Corporation has a microchip plant in the area. Tourism is also important to the economy, particularly in Santa Fe.

  KMSB-TUCSON, AZ. KMSB operates in the Tucson market, the eighty-first largest television market in the United States, with approximately 333,000 television households and a population of approximately 860,000. In 1993, the Tucson market totaled approximately $7 billion in retail sales. There are six licensed commercial television stations in Tucson (four VHF stations and two UHF stations) and two public stations. All four network affiliates are VHF stations (including KMSB), and two independent stations are UHF stations. KMSB has been a Fox affiliate since 1986, and its current affiliation agreement expires in 1998.

  KMSB is the FOX affiliate with programming targeted toward adults 18-49 and children/teens. The Station's sports commitment includes the NFC Conference of the NFL, Arizona Cardinals pre-season, and selected NHL games. The Station's community commitment includes the GoalGetters program which rewards student performance with free product or prize-drawings supplied by advertisers and a Let's Make a Difference campaign which encourages volunteerism. The Station was honored for producing and airing a telethon which raised 650,000 hours in pledges from companies and individuals for volunteer activities which would strengthen families and the community.

  The Tucson economy is enjoying strong growth, spurred by the relocation of more than three thousand employees of the Hughes Missile Division to the Tucson market, but also supported by growth in the health/biochemical, optics, computer software and environmental technology industries.

  For a description of the local marketing agreement relating to KMSB, see "Local Marketing Agreements".

  KREM-SPOKANE, WA. KREM operates in the Spokane market, the seventy-fifth largest television market in the United States, with approximately 357,000 television households and a population of approximately 925,000. In 1993, the Spokane market totaled approximately $7 billion in retail sales. There are four licensed commercial television stations in Spokane (three VHF stations and one UHF station) and three public stations. Three network affiliates are VHF stations (including KREM) and the Fox affiliate is a UHF station. KREM has been a CBS affiliate since 1977, and its current affiliation agreement expires in 1996.

  KREM has a strong tradition of service to the Spokane market and the vast additional area that it serves, known as the Inland Northwest. KREM is Spokane's news leader and presents the market's only noon newscast.

  Spokane is the largest city in the United States between Seattle and Minneapolis and north of Salt Lake City. Since its founding, Spokane has been the economic and civic capital of the geographic region known as the Inland Northwest Empire. Spokane has long been a leading presence in agriculture. In 1989, an International Ag-Trade Center opened focusing the international marketplace's attention on Spokane and Inland Empire commodities. The Spokane economy is also dependent on service industries, wholesale and retail trade.

  KTVB-BOISE, ID. KTVB operates in the Boise market, the one hundred twenty-fifth largest television market in the United States, with approximately 176,000 television households and a population of 475,000. In 1993, the Boise market totaled approximately $3.6 billion in retail sales. There are five licensed commercial television stations in Boise (all VHF stations) and one public station. KTVB has been an NBC affiliate since 1953, and its current affiliation agreement expires in 2001. KTVB's programming is simulcast through its low power television station, KTFT-LP, located in Twin Falls, Idaho.

  KTVB is the market leader in Boise, with news ratings and audience shares which are nearly double those of its nearest competitor as reported by the NAB. The Station also has an ambitious public affairs schedule with weekly viewpoint programs and quarterly town hall live telecasts. KTVB's accomplishments in news and public service are regularly recognized with local and regional awards by the United Press, the Idaho Press Club and the Idaho State Broadcasters Association.

  Located in Southwest Idaho, Boise offers a unique balance of business, government, cultural, and recreational opportunities. Several major national and international corporations have chosen Boise for their headquarters. These companies represent approximately $20.0 billion in annual sales and employ over 8,000

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people. The city also has many other supporting and related businesses. The
Boise economy is dependent on agriculture, mining, timber products, services, government, and corporate headquarters of various companies.

COMPETITION IN THE TELEVISION INDUSTRY

  Competition in the television industry takes place on several levels: competition for audience, competition for programming (including news) and competition for advertisers. Additional factors that are material to a television station's competitive position include signal coverage and assigned frequency. The broadcasting industry is continually faced with technological change and innovation, the possible rise in popularity of competing entertainment and communications media, and governmental restrictions or actions of federal regulatory bodies, including the FCC and the Federal Trade Commission, any of which could have a material effect on the PJC Broadcasting Business.

  AUDIENCE. Stations compete for audience on the basis of program popularity, which has a direct effect on advertising rates. A majority of the daily programming on the Stations is supplied by the network with which each Station is affiliated. In those time periods, the Stations are totally dependent upon the performance of the network programs in attracting viewers. There can be no assurance that such programming will achieve or maintain satisfactory viewership levels in the future. Non-network time periods are programmed by the Station with a combination of self-produced news, public affairs and other entertainment programming, including news and syndicated programs purchased for cash, cash and barter, or barter only.

  Independent stations, whose number has increased significantly over the past decade, have also emerged as viable competitors for television viewership. Each of Warner Brothers and Paramount has launched a new television network. Providence Journal is unable to predict the effect, if any, that either network will have on the future operating results of the PJC Broadcasting Business.

  In addition, the development of methods of television transmission of video programming other than over-the-air broadcasting, and in particular the growth of cable television, has significantly altered competition for audience in the television industry. These other transmission methods can increase competition for a broadcasting station by bringing into its market distant broadcasting signals not otherwise available to the station's audience and also by serving as a distribution system for non-broadcast programming originated on the cable system. Through the 1970s, television broadcasting enjoyed virtual dominance in viewership and television advertising revenues because network-affiliated stations competed only with each other in most local markets. Although cable television systems were initially used to retransmit broadcast television programming to paid subscribers in areas with poor broadcast signal reception, significant increases in cable television penetration occurred throughout the 1970s and 1980s in areas that did not have signal reception problems. As the technology of satellite program delivery to cable systems advanced in the late 1970s, development of programming for cable television accelerated dramatically, resulting in the emergence of multiple, national-scale program alternatives and the rapid expansion of cable television and higher subscriber growth rates. Historically, cable operators have not sought to compete with broadcast stations for a share of the local news audience. Recently, however, certain cable operators have elected to compete for such audiences, and the increased competition could have an adverse effect on the advertising revenues of the PJC Broadcasting Business.

  Other sources of competition include home entertainment systems (including VCR's and playback systems, videodiscs and television game devices), "wireless cable" services, satellite master antenna television systems, low power television stations, television translator stations and low-powered DBS video distribution services. The stations also face competition from medium and high-powered DBS services, which transmit programming directly to homes equipped with special receiving antennas.

  Further advances in technology may increase competition for household audiences and advertisers. Video compression techniques, now under development for use with current cable channels and high-powered DBS (which commenced operations in 1994), are expected to reduce the bandwidth required for television

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signal transmission. These compression techniques, as well as other technological developments, are applicable to all video delivery systems, including over-the-air broadcasting, and have the potential to provide vastly expanded programming to highly targeted audiences. Reduction in the cost of creating additional channel capacity could lower entry barriers for new channels and encourage the development of increasingly specialized "niche" programming. This ability to reach very narrowly defined audiences is expected to alter the competitive dynamics for advertising expenditures. Providence Journal is unable to predict the effect that these or other technological changes will have on the broadcast television industry or the future results of Providence Journal's operations.

  PROGRAMMING. Competition for programming involves negotiating with national program distributors or syndicators which sell first-run and rerun packages of programming. The Stations compete against in-market broadcast station competitors for exclusive access to off-network reruns (such as Roseanne) and first-run product (such as Oprah) in their respective markets. Cable systems generally do not compete with local stations for programming, although various cable networks from time to time have acquired programs that might have otherwise been purchased by local television stations. Competition for exclusive news stories and features is also endemic to the television industry.

  ADVERTISING. Advertising rates are based upon the size of the market in which the Station operates, a program's popularity among the viewers that an advertiser wishes to attract, the number of advertisers competing for the available time, the demographic makeup of the market served by the Station, the availability of alternative advertising media in the market area, aggressive and knowledgeable sales forces, and development of projects, features and programs that tie advertiser messages to programming. In addition to competing with other media outlets for audience share, the Stations also compete for advertising revenues, which comprise their primary source of revenues. The Stations compete for such advertising revenues with other television stations in their respective markets, as well as with other advertising media, such as newspapers, radio stations, magazines, outdoor advertising, transit advertising, yellow page directories, direct mail and local cable systems. Competition for advertising dollars in the broadcasting industry occurs primarily within individual markets. The Stations are located in competitive markets.

PROGRAMMING INVESTMENTS

  Due in part to its position as a large commercial television group broadcaster, Providence Journal has been provided with opportunities to invest in programming joint ventures that it believes are not widely available. Providence Journal has invested, and in the future intends to continue selectively to invest, in programming joint ventures with the goal of gaining greater control over sources of non-network programming, generating additional profits and, in certain situations, obtaining successful non-network programming on more attractive terms than would otherwise be available.

  Providence Journal is a limited partner with four other television group broadcasters in Partners Stations Network, L.P. ("PSN"), a limited partnership formed in 1994 to develop and produce television programming for broadcast on their own stations and for potential national distribution to other television broadcast stations. The four other limited partners are Malrite Communications Group Inc., Pappas Telecasting Companies, LIN Television Corporation and River City Broadcasting, L.P. Each limited partner has a 16% interest, and the general partner, Lambert Television Management, Inc., has a 20% interest in PSN. The stations owned by PSN's five limited partners serve markets accounting for approximately 20% of the television households in the United States. Each of PSN's limited partners has a right of first access in its respective television markets to the programs produced by PSN. Providence Journal believes PSN to be a cost-effective testing ground for new programs and a launch vehicle for successful syndicated programming. Before making a full-season commitment to production, PSN will conduct short trials on its partners' stations. Promising shows can then be introduced to a broader national audience. PSN has produced and is currently testing several programs. As of March 31, 1995, Providence Journal's total commitment, consisting of amounts paid to date and current obligations, with respect to PSN, was approximately $1.2 million. While the amount of its investments in programming joint ventures has not been significant to date, Providence

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Journal anticipates that its overall commitment to the production of television programming will increase in the future.

  Although Providence Journal's partners in PSN include experienced and successful television program producers, Providence Journal has little experience in selecting, developing, producing or investing in television programs outside of local news and purchasing established syndicated programming. The competition to produce successful television programming is fierce, and many competitors in this area have substantially greater experience and financial, creative and marketing resources than Providence Journal. Often television programs created do not survive the pilot and testing phases and, even among those that do, many do not attract sufficient audience share to be successfully syndicated. There is no assurance that Providence Journal's investment in PSN or future programming joint ventures will be profitable or will result in lower overall programming costs. To the extent Providence Journal commits broadcasting resources to air programming produced by such joint ventures, Providence Journal may attract a lower audience share compared to programming that would otherwise have been broadcast, which could adversely affect Providence Journal's revenues attributable to the PJC Broadcasting Business.

LOCAL MARKETING AGREEMENTS

  Independent stations sometimes do not have the management expertise or operating efficiencies available to Providence Journal as a multiple-station group broadcaster. Accordingly, these stand-alone stations often operate at minimal profit or at a loss. In two of its markets, Providence Journal has entered into local marketing agreements ("LMA's") with the owners of such stand-alone stations pursuant to which Providence Journal provides operational and marketing services and programming to such stations for its own account (subject to certain FCC requirements regarding licensee control of the station) and pays the station owner an agreed upon fee. In addition to providing Providence Journal with an additional revenue stream, Providence Journal's LMA strategy is intended to permit stations that otherwise might "go dark" or operate marginally to add programming and public affairs coverage and contribute to diversity in their respective markets.

  Providence Journal entered into 10-year LMA's, pursuant to which it provides marketing services and programming with KFVE-TV in Honolulu, Hawaii and KTTU-TV in Tucson, Arizona in 1993 and 1991, respectively. Under its LMA in Tucson, Providence Journal is required to pay a fixed periodic fee and incur programming and operating costs relating to the LMA station, but retains all advertising revenues. Under its LMA in Honolulu, Providence Journal incurs programming and most operating costs and is required to pay a percentage of revenue to KFVE. KFVE has a strong sports orientation and averages over one hundred live telecasts, many of which are satellite-fed to the mainland and presented on Prime Ticket or Sports Channel. The Station has an exclusive contract for the presentation of University of Hawaii sports events. Providence Journal believes that it can significantly increase the likelihood of financial viability of the stations served pursuant to an LMA by using Providence Journal's negotiating expertise, operating efficiencies, including shared employees, and an experienced and skilled management team, which will provide programming and marketing support to the LMA stations. Providence Journal may also benefit from the cross-marketing of programming, or the ability to time-shift certain programming, for example, to rebroadcast a local news program at an earlier or later time to appeal to additional viewers. In consultation with the LMA station owners, Providence Journal in 1994 arranged for these stations to become affiliates of the new Paramount network.

OPERATING STRATEGY

  Providence Journal's operating strategy for the PJC Broadcasting Business focuses on increasing the operating income of the Stations through advertising revenue growth and strict control of programming and operating costs. The components of this strategy include the following:

  TARGETED MARKETING. Providence Journal seeks to increase its advertising revenues and broadcast operating income by expanding relationships with local and national advertisers and attracting new

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advertisers through targeted marketing techniques and carefully tailored programming. Providence Journal works closely with advertisers to develop campaigns that match specifically targeted audience segments with the advertisers' overall marketing strategies. With this information, Providence Journal regularly refines its programming mix among network, syndicated and locally-produced shows in a focused effort to attract audiences with demographic characteristics desirable to advertisers.

  STRONG LOCAL PRESENCE. Each Station seeks to achieve a distinct local identity principally through the quality of its local news programming (except for its three Fox affiliates, which do not provide news programming) and by targeting specific audience groups with special programs and marketing events. Each Station's local news franchise is the foundation of Providence Journal's strategy to strengthen audience loyalty and increase revenue and broadcast operating income for each Station. Strong local news generates high viewership and results in higher ratings both for programs preceding and following the news. In addition to local news, each Station utilizes special programming and marketing events, such as prime time programming of local interest or sponsored community events, to strengthen community relations and increase advertising revenues. Providence Journal places a special emphasis on developing and training its local sales staff to promote involvement in community affairs and stimulate growth of local advertising sales.

  PROGRAMMING. Providence Journal continually reviews its existing programming inventory and seeks to purchase the most profitable and cost-effective syndicated programs available for each time period. In developing its selection of syndicated programming, management balances the cost of available syndicated programs, their potential to increase advertising revenue and the risk of reduced popularity during the term of the program contract. Providence Journal seeks to purchase only those programs with contractual periods that permit programming flexibility and which complement a Station's overall programming strategy and counter competitive programming. Programs that can perform successfully in more than one time period are more attractive due to the long lead time and multi-year commitments inherent in program purchasing.

  COST CONTROLS. Each Station emphasizes strict control of its programming and operating costs as an essential factor in increasing broadcast operating income. Providence Journal relies primarily on its in-house capabilities and seeks to minimize its use of outside firms and consultants. Providence Journal's size benefits each Station in negotiating favorable terms with programming suppliers and other vendors. In addition, each Station reduces its corporate overhead costs by utilizing the group benefits provided by Providence Journal for all of the Stations, such as insurance and other employee group benefit plans. Through strategic planning and annual budget processes, Providence Journal continually seeks to identify and implement cost saving opportunities at each of the Stations. Providence Journal closely monitors the expenses incurred by each of the Stations and continually reviews the performance and productivity of station personnel. Providence Journal has been successful in reducing its costs without sacrificing revenues through efficient use of its available resources.

ACQUISITION STRATEGY

  Providence Journal believes that its ability to manage costs effectively while enhancing the quality demanded by station viewers gives Providence Journal an important advantage in acquiring and operating new stations. In assessing acquisitions, Providence Journal targets stations for which it has identified line item expense reductions that can be implemented upon acquisition. Providence Journal emphasizes strict controls over operating expenses as it expands a Station's revenue base with the goal of improving a Station's broadcast operating income. Typical cost savings arise from reducing staffing levels, substituting employee benefit programs, reducing dependence on outside consultants and research firms and reducing travel and other non-essential expenses. Providence Journal also develops specific proposals for revenue enhancement utilizing management's significant experience in local and national advertising.

  Providence Journal plans to pursue favorable acquisition opportunities as they become available. At such time that Providence Journal has acquired the full number of stations it is permitted to own pursuant to FCC regulations, Providence Journal's continued growth will be a function of its development of its existing

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Stations, the substitution of stations in larger markets for Providence
Journal's smaller market Stations as a result of acquisitions and divestitures, and additional acquisitions that may occur if the FCC expands the number of stations that an operator may own. (See "Licensing and Regulation".) There can be no assurances that further acquisitions will be consummated.

LICENSING AND REGULATION

  The following is a brief discussion of certain provisions of the Communications Act and of FCC regulations and policies that affect the PJC Broadcasting Business. Reference should be made to the Communications Act, FCC rules and the public notices and rulings of the FCC, on which this discussion is based, for further information concerning the nature and extent of FCC regulation of television broadcasting stations.

  LICENSE RENEWAL, ASSIGNMENTS AND TRANSFERS. Television broadcasting licenses are granted for a maximum of five years and are subject to renewal upon application to the FCC. The FCC prohibits the assignment of a license or the transfer of control of a broadcasting license without prior FCC approval. In determining whether to grant or renew a broadcasting license, the FCC considers a number of factors pertaining to the applicant, including compliance with limitations on alien ownership, common ownership of broadcasting, cable and newspaper properties, and compliance with character and technical standards. During certain limited periods when a renewal application is pending, competing applicants may file applications with the FCC for authorization to broadcast on the television frequency being used by the renewal applicant. During the same periods, petitions to deny license renewal may be filed by interested parties, including members of the public. Such petitions may raise various issues before the FCC. The FCC is required to hold evidentiary, trial-type hearings on renewal applications if a competing application is filed against a renewal application, or if a petition to deny renewal of such license raises a "substantial and material question of fact" as to whether the grant of the renewal application would be inconsistent with the public interest, convenience and necessity.

  MULTIPLE OWNERSHIP RULES AND CROSS OWNERSHIP RESTRICTIONS. On a national level, the FCC rules generally prevent an entity or individual from having an attributable interest in more than 12 regular television stations. On a local level, the "duopoly" rules prohibit such interests in two or more television stations with overlapping service areas. Additional cross-ownership restrictions generally prohibit new television/radio, broadcast/daily newspaper or television/cable combinations in the same market. The FCC generally applies its ownership limits to "attributable" interests held by an individual, corporation, partnership or other association. In the case of corporations holding broadcast licenses, the interests of officers, directors and those who, directly or indirectly, have the right to vote 5% or more of the corporation's voting stock (or 10% or more of such stock in the case of insurance companies, mutual funds, bank trust departments and certain other passive investors that are holding stock for investment purposes only) are generally deemed to be attributable, as are positions as an officer or director of a corporate parent of a broadcast licensee.

  Because of these multiple ownership rules and cross-ownership restrictions, a purchaser of Providence Journal Common Stock who acquires an attributable interest in Providence Journal may violate the FCC's rules if that purchaser also has an attributable interest in other television or radio stations, or in daily newspapers, depending on the number and location of those radio or television stations or daily newspapers. Such a purchaser also may be restricted in the companies in which it may invest to the extent that those investments give rise to an attributable interest. If an attributable stockholder of Providence Journal violates any of these ownership rules or if a proposed acquisition by Providence Journal would cause such a violation, Providence Journal may be unable to obtain from the FCC one or more authorizations needed to conduct the PJC Broadcasting Business and may be unable to obtain FCC consents for certain future acquisitions. These multiple ownership rules and cross-ownership restrictions will impose the same restrictions on holders of New Providence Journal Common Stock as those imposed on holders of Providence Journal Common Stock.

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  The FCC has initiated rule-making proceedings to consider proposals to relax its television ownership restrictions, including ones that would permit the ownership in some circumstances of two television stations with overlapping services areas. The FCC may also consider in these proceedings whether to adopt new restrictions on television LMAs. If the FCC were to decide that the provider of services under an LMA should be treated as the owner of the station and if it did not relax the duopoly rules, or if the FCC were to announce new restrictions on LMAs, Providence Journal would be required to modify or terminate its LMAs. Further, if the FCC were to find that one of Providence Journal's LMA stations failed to maintain control over its operations, the licensee of the LMA station and/or Providence Journal could be subject to sanctions. Providence Journal is unable to predict the ultimate outcome of possible changes to these FCC rules and the impact such changes may have on its broadcasting operations.

  ALIEN OWNERSHIP. Under the Communications Act, broadcast licenses may not be granted to or held by any corporation having more than one-fifth of its capital stock owned of record or voted by non-U.S. citizens (including a non-U.S. corporation), foreign governments or their representatives (collectively, "Aliens") or having an Alien as an officer or director. The Communications Act also prohibits a corporation, without an FCC public interest finding, from holding a broadcast license if that corporation is controlled, directly or indirectly, by another corporation, any officer of which is an Alien, or more than one-fourth of the directors of which are Alien, or more than one-fourth of the capital stock of which is owned of record or voted by Aliens. The FCC has issued interpretations of existing law under which these restrictions in modified form apply to other forms of business organizations, including general and limited partnerships. As a result of these provisions, Providence Journal, which serves as a holding company for its various television station licensee subsidiaries, cannot have more than 25% of its capital stock owned of record or voted by Aliens, cannot have an officer who is an Alien and cannot have more than one-fourth of the Providence Journal Board consisting of Aliens.

  PROGRAMMING AND OPERATION. The Communications Act requires broadcasters to serve the "public interest." Since the late 1970s, the FCC gradually relaxed or eliminated many of the more formalized procedures it had developed to promote the broadcast of certain types of programming responsive to the needs of a station's community of license. Broadcast station licensees continued, however, to be required to present programming that is responsive to community problems, needs and interests and to maintain certain records demonstrating such responsiveness. Complaints from viewers concerning a station's programming may be considered by the FCC when it evaluates license renewal applications, although such complaints may be filed, and generally may be considered by the FCC, at any time. Stations also must follow various rules promulgated under the Communications Act that regulate, among other things, children's television programming, political advertising, sponsorship identifications, contest and lottery advertising, obscene and indecent broadcasts, and technical operations, including limits on radio frequency radiation. In addition, broadcast licensees must develop and implement affirmative action programs designed to promote equal employment opportunities, and must submit reports to the FCC with respect to these matters on an annual basis and in connection with a license renewal application.

  SYNDICATED EXCLUSIVITY/TERRITORIAL EXCLUSIVITY. Effective January 1, 1990, the FCC reimposed syndicated exclusivity rules and expanded the existing network non-duplication rules. The syndicated exclusivity rules allow local broadcast stations to require that cable operators black out certain syndicated, non-network programming carried on "distant signals" (i.e., signals of broadcast stations, including so-called superstations, that serve areas substantially removed from the local community). The network non-duplication rules allow local broadcast network affiliates to demand that cable television operators black out duplicative network broadcast programming carried on more distant signals.

  PRIME TIME ACCESS RULE. The FCC's prime time access rule (the "PTAR") also places programming restrictions on affiliates of "networks". The PTAR restricts affiliates of "networks" in the 50 largest television markets (as defined by the PTAR) from broadcasting more than three hours of network programming during the four hours of prime time. Five of the Stations are located in the nation's 50 largest television markets.

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The FCC has commenced a rule-making proceeding to modify the PTAR so as to permit the broadcast, during prime time, of programs originally broadcast by television networks. The FCC has not yet decided whether it will modify the PTAR. Providence Journal cannot predict whether the PTAR will be modified or eliminated or the effect any modification or elimination of the PTAR would have on Providence Journal's programming or operations.

  RESTRICTIONS ON BROADCAST ADVERTISING. The advertising of cigarettes on broadcast stations has been banned for many years. The broadcast advertising of smokeless tobacco products has more recently been banned by Congress. Certain Congressional committees have examined legislative proposals to eliminate or severely restrict the advertising of beer and wine. Providence Journal cannot predict whether any or all of the present proposals will be enacted into law and, if so, what the final form of such law might be. The elimination of all beer and wine advertising would have an adverse effect on the Stations' revenues and operating income as well as the revenues and operating income of other stations that carry beer and wine advertising.

  OTHER PROGRAMMING RESTRICTIONS. Several bills previously introduced in Congress have proposed to regulate or limit television programming involving the depiction of violence. Such proposals would regulate such programming by, for example, restricting the hours within which it can be broadcast, penalizing broadcasters for excessive broadcasting of violence, or requiring the insertion of a "chip" in television receivers that would permit television viewers to block the reception of any program containing a required code indicating violent content. Providence Journal cannot predict whether any such legislation will become law or whether the passage of such laws would have any significant effect on the operations of the PJC Broadcasting Business.

  CABLE "MUST-CARRY" OR "RETRANSMISSION CONSENT" RIGHTS. The 1992 Cable Act requires television broadcasters to make an election to exercise either certain "must-carry" or "retransmission consent" rights in connection with their carriage by cable television systems in the station's local market. If a broadcaster chooses to exercise its must-carry rights, it may demand carriage on a specified channel on cable systems within its DMA. Must-carry rights are not absolute, and their exercise is dependent on variables such as the number of activated channels on and the location and size of the cable system and the amount of duplicative programming on a broadcast station. Under certain circumstances, a cable system may decline to carry a given station. If a broadcaster chooses to exercise its retransmission consent rights, it may prohibit cable systems from carrying its signal, or permit carriage under a negotiated compensation arrangement.

  On April 8, 1993, a three-judge panel of the United States District Court for the District of Columbia upheld the constitutionality of the must-carry provisions of the 1992 Cable Act. In 1994, the Supreme Court ruled that the must-carry provisions were "content neutral" and thus not subject to strict scrutiny and that Congress' stated interests in preserving the benefits of free, over-the-air local broadcast television, promoting the widespread dissemination of information from a multiplicity of sources and promoting fair competition in the market for television programming all qualify as important governmental interests. However, the Court remanded the case to a lower federal court with instructions to hold further proceedings with respect to evidence that lack of the must-carry requirements would harm local broadcasting.

  Failure to observe FCC rules and policies, including, but not limited to, those discussed above, can result in the imposition of various sanctions, including monetary forfeitures, the grant of short (i.e., less than the full five-year) license renewal terms or, for particularly egregious violations, the denial of a license renewal application or the revocation of a license.

  PROPOSED LEGISLATION AND REGULATIONS. The FCC has proposed the adoption of rules for implementing Advanced Television ("ATV") in the United States. Implementation of ATV will improve the technical quality of over-the-air broadcast television. Under certain circumstances, however, conversion to ATV operations may reduce a station's geographical coverage area. The FCC is considering the implementation of a proposal that would allot a second broadcast channel to each regular commercial television station for ATV

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operation. Stations would be required to phase in their ATV operations on the second channel, with a three-year period to build necessary ATV facilities and a consecutive three-year period in which to begin operations. Such stations would be required to surrender their non-ATV channel 15 years after the commencement of the first three-year period. Implementation of ATV will impose additional costs on television stations providing the new service due to increased equipment costs. Providence Journal estimates that the adoption of ATV would require average capital expenditures of approximately $2 million per Station to provide facilities necessary to broadcast an ATV signal. The conversion of a Station's equipment enabling it to produce and transmit ATV programming would be substantially more expensive. The introduction of this new technology will require that consumers purchase new receivers (television sets) for ATV signals or, if available by that time, adapters for their existing receivers. While Providence Journal believes that the FCC will authorize ATV in the United States, Providence Journal cannot predict when such authorization might be given or the effect such authorization might have on the PJC Broadcasting Business.

  In addition, the FCC is conducting an inquiry to consider proposals to increase broadcasters' obligations under its rules implementing the Children's Television Act of 1990, which requires television stations to present programming specifically directed to the "educational and informational" needs of children. The FCC also is conducting a rule-making proceeding to consider the adoption of more restrictive standards for the exposure of the public and workers to potentially harmful radio frequency radiation emitted by broadcast station transmitting facilities. Other matters that could affect the Stations include technological innovations affecting the mass communications industry such as technical allocation matters, including assignment by the FCC of channels for additional broadcast stations, low-power television stations and wireless cable systems and their relationship to and competition with full-power television broadcasting service.

  The FCC has initiated a Notice of Inquiry proceeding seeking comment on whether the public interest would be served by establishing limits on the amount of commercial matter broadcast by television stations. No prediction can be made at this time as to whether the FCC will impose any commercial limits at the conclusion of its deliberations. Providence Journal is unable to determine what effect, if any, the imposition of limits on the commercial matter broadcast by television stations would have on the operations of the PJC Broadcasting Business.

  Congress and the FCC also have under consideration, or may in the future consider and adopt, new laws, regulations and policies regarding a wide variety of matters that could, directly or indirectly, affect the operation, ownership and profitability of the PJC Broadcasting Business and the Stations, result in the loss of audience share and advertising revenues of the Stations, and affect Providence Journal's ability to acquire additional broadcast stations or finance such acquisitions. Such matters include, for example, (i) changes to the license renewal process; (ii) imposition of spectrum use or other governmentally imposed fees upon a licensee; (iii) proposals to expand the FCC's equal employment opportunity rules and other matters relating to minority and female involvement in broadcasting; (iv) proposals to increase the benchmarks or thresholds for attributing ownership interest in broadcast media;
(v) proposals to change rules or policies relating to political broadcasting;
(vi) technical and frequency allocation matters, including those relative to the implementation of ATV; (vii) proposals to restrict or prohibit the advertising of beer, wine and other alcoholic beverages on broadcast stations;
(viii) changes in the FCC's cross-interest, multiple ownership, alien ownership and cross-ownership policies; (ix) changes to broadcast technical requirements;
(x) proposals to allow telephone companies to deliver video programming to the home; and (xi) proposals to limit the tax deductibility of advertising expenses by advertisers.

  Providence Journal cannot predict what other matters might be considered in the future, nor can it judge in advance what impact, if any, the implementation of any of these proposals or changes might have on the PJC Broadcasting Business.

  The foregoing does not purport to be a complete discussion of all of the provisions of the Communications Act or other Congressional Acts or the regulations and policies promulgated by the FCC thereunder. Reference is made to the Communications Act, other Congressional Acts, such regulations, and the public notices promulgated by the FCC, on which the foregoing discussion is based, for further information. There are additional FCC regulations and policies, and regulations and policies of other federal agencies, that govern political broadcasts, public affairs programming, equal employment opportunities and other areas affecting the Station's businesses and operations.

EMPLOYEES

  As of March 31, 1995, the operations of the PJC Broadcasting Business had approximately 980 full-time employees and 128 part-time employees, of which 12 were employed as corporate headquarters staff members and the balance were employed at the operating subsidiary level in connection with the operation and management of the Stations. Two hundred eighty six of such employees are represented by labor unions. Providence Journal considers its relations with the employees of the PJC Broadcasting Business to be good.

PROPERTIES

  Providence Journal maintains its corporate headquarters in Providence, Rhode Island. Each of the Stations has facilities consisting of offices, studios, sales offices and transmitter and tower sites. Transmitter and tower sites are located to provide coverage of each Station's market. Providence Journal owns the offices where its Stations are located and owns the property where its towers and primary transmitters are located. Providence Journal leases the remaining properties, consisting primarily of sales office locations and microwave transmitter sites. While none of the properties owned or leased by Providence Journal is individually material to the operations of the PJC Broadcasting Business, if Providence Journal were required to relocate any of its towers the cost could be significant because the number of sites in any geographic area that permit a tower of reasonable height to provide good coverage of the market is limited, and zoning and other land use restrictions, as well as Federal Aviation Administration regulations, limit the number of alternative sites or increase the cost of acquiring such properties for tower sites.

  Providence Journal believes that its properties are generally in good condition and adequate and suitable for the operations of the Stations and the PJC Broadcasting Business. Providence Journal has not received any notice that it is in default under any of its property leases.

         DESCRIPTION OF PROVIDENCE JOURNAL AND NEW PROVIDENCE JOURNAL

  If the Providence Journal Proposals described in this Joint Proxy Statement-Prospectus receive the requisite vote of stockholders of Providence Journal and the other conditions to the Reorganization and the Merger are satisfied or waived, the PJC Non-Cable Business (including both the PJC Publishing Business and the PJC Broadcasting Business) will be transferred to New Providence Journal, and the shares of New Providence Journal will be transferred to the present stockholders of Providence Journal in the PJC Spin-Off. The discussion set forth below regarding Providence Journal also serves as a discussion of New Providence Journal in the event the Reorganization, the Merger and the transactions contemplated thereby are consummated.

OTHER INVESTMENTS AND ASSETS

  THE FOOD CHANNEL. On August 16, 1993, Providence Journal, through various subsidiaries, successfully organized TVFN. TVFN is a Delaware general partnership consisting of eight cable television operators and programmers and one broadcast television partner. As of April 1, 1995, Providence Journal had a 20.4% interest in TVFN and is a general partner in the managing general partner of TVFN. TVFN owns and operates The Food Channel, a 24-hour cable programming channel devoted to food, its preparation and related topics. As of May 31, 1995, The Food Channel was available to approximately 12.4 million cable subscribers throughout the United States.

  LINKATEL. Providence Journal, through a subsidiary, owns a 42% interest in Linkatel, a California partnership formed in 1993 to build, own and operate a fiber-optic telecommunications alternate access network in the Los Angeles basin. The construction of the Linkatel network has commenced and the first segment of this network is expected to be operational in the first half of 1995.

  STARSIGHT. In 1993 Providence Journal purchased a 4.85% interest in StarSight Telecast, Inc., ("StarSight") a company engaged in developing and marketing an on-screen interactive television program guide designed to facilitate the identification, selection and recording of television programming. Jack C. Clifford, Vice President--Broadcasting and Cable Television of Providence Journal, is a member of the Board of Directors of StarSight. StarSight's shares are listed on NASDAQ.

  VIDEO PROGRAMMING. Providence Journal is actively reviewing opportunities to participate in the creation and development of new cable television programming services. In general, New Providence Journal will seek to enter into partnerships and other relationships with companies or individuals having specialized expertise with regard to the content of the programming. On April 5, 1995, Providence Journal entered into an agreement to purchase an interest of up to 37% in America's Health Network, a planned new cable television programming service providing health information and products. In connection with transaction, warrants were issued to Providence Journal which, if exercised, would increase Providence Journal's interests to approximately 52%.

  BILTMORE HOTEL. Providence Journal also owns the Omni Biltmore Hotel and the adjoining Washington Street Garage, two operating properties located in Providence, Rhode Island. On May 16, 1995, Providence Journal entered into an agreement to sell the Omni Biltmore Hotel for $7 million to the Grand Heritage Hotels organization.

LEGAL PROCEEDINGS

  Providence Journal currently and from time to time is involved in litigation incidental to the conduct of its businesses. Providence Journal is not a party to any lawsuit or proceeding that, in management's opinion, is likely to have a material adverse effect on the financial condition or results of operations of Providence Journal taken as a whole.

CAPITALIZATION OF PROVIDENCE JOURNAL AND PRO FORMA CAPITALIZATION OF NEW PROVIDENCE JOURNAL

  The following table sets forth the capitalization of Providence Journal and the pro forma capitalization of New Providence Journal at March 31, 1995 after giving effect to the Reorganization, the Merger and the transactions contemplated thereby described in the Notes to the Pro Forma Condensed Consolidated Balance Sheet and Statement of Operations included elsewhere in this Joint Proxy Statement-Prospectus. This table should be read in conjunction with the Notes referred to above and Providence Journal's historical consolidated financial statements and related notes thereto in this Joint Proxy Statement-Prospectus.

                                                       MARCH 31, 1995
                                              ---------------------------------
                                                                 NEW PROVIDENCE
                                              PROVIDENCE JOURNAL    JOURNAL
                                                  HISTORICAL       PRO FORMA
                                              ------------------ --------------
                                                       (IN THOUSANDS)
Debt, including current installments.........      $260,658         $209,305
Stockholders' Equity:
 Providence Journal Common Stock:
  Class A Common Stock, par value $2.50 per
   share; authorized 600,000 shares; issued
   38,495 shares.............................            96
  Class B Common Stock, par value $2.50 per
   share; authorized 300,000 shares; issued
   47,155 shares.............................           118
  Treasury Stock, at cost, 961 shares........        (7,448)
New Providence Journal Common Stock:
 Pro Forma:
  Class A Common Stock, par value $1.00 per
   share; authorized 600,000 shares; issued
   and outstanding 38,815 shares.............                             38
  Class B Common Stock, par value $1.00 per
   share; authorized 300,000 shares; issued
   and outstanding 46,835....................                             47
  Additional Capital.........................         1,225            7,354
  Retained Earnings..........................       286,686          220,352
  Unrealized Loss on Securities held for
   sale, net.................................          (372)            (372)
                                                   --------         --------
    Total Stockholders' Equity...............       280,305          227,419
                                                   --------         --------
      Total Capitalization...................      $540,963         $436,724
                                                   ========         ========

SELECTED CONSOLIDATED FINANCIAL DATA OF PROVIDENCE JOURNAL

  The following selected consolidated financial data has been derived from the consolidated financial statements of Providence Journal. The data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Providence Journal" and the consolidated financial statements and notes thereto. The Statement of Operations for the years ended December 31, 1990, 1991, 1992, 1993 and 1994 and the Balance Sheet Data as of the same dates have been derived from the audited consolidated financial statements of Providence Journal. The Statement of Operations for the three months ended March 31, 1994 and 1995 and the balance sheet data as of March 31, 1995 have been derived from the unaudited consolidated financial statements of Providence Journal, which, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of financial position and results of operations for such periods. Operating results for the three months ended March 31, 1995 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1995.

                                                                              THREE MONTHS
                                     YEAR ENDED DECEMBER 31                  ENDED MARCH 31,
                          ------------------------------------------------  ------------------
                            1990      1991      1992      1993      1994      1994      1995
                          --------  --------  --------  --------  --------  ---------  -------
                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA:
 Revenues...............  $169,840  $167,008  $173,579  $180,473  $192,291   $43,228   $45,031
 Operating Loss.........   (16,437)  (31,793)   (9,773)  (15,859)  (10,696)   (3,998)   (4,539)
 Interest, Fees and
  Other Income..........    11,900    38,964    46,751     4,832     5,223     1,236     1,061
 Interest Expense.......   (15,701)  (10,102)   (6,455)   (2,578)   (2,426)     (821)     (643)
 Equity in Loss of
  Affiliates............    (1,313)      (72)  (11,328)   (7,350)  (10,962)   (1,946)     (399)
 Income (Loss) from
  Continuing Operations
  before Income Taxes...   (21,551)   (3,003)   19,195   (20,955)  (18,861)   (5,529)   (4,520)
 Income (Loss) from
  Continuing Operations.   (13,248)   (6,619)    7,358   (15,190)  (21,228)   (4,067)   (2,682)
 Income (Loss) Per
  Common Share From
  Continuing Operations.   (132.26)   (75.38)    85.53   (178.08)  (250.09)   (47.72)   (31.67)
 Cash Dividends Paid Per
  Common Share..........     39.00     86.00     94.60    104.00    114.40     26.00     28.60

                                          DECEMBER 31
                          ------------------------------------------------  MARCH 31,
                            1990      1991      1992      1993      1994      1995
                          --------  --------  --------  --------  --------  ---------
                                         (IN THOUSANDS)
BALANCE SHEET DATA:
 Total Assets...........  $784,063  $594,098  $793,433  $775,685  $724,713  $715,022
 Net Assets of
  Discontinued Cable
  Television Operations
  included in Total
  Assets................    36,924    39,603   380,385   385,165   354,923   350,496
 Long-term Debt.........    28,568    28,608   253,106   276,601   247,173   247,088
 Stockholders' Equity...   460,321   399,938   391,967   359,575   285,887   280,305

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS OF PROVIDENCE JOURNAL

  GENERAL. Providence Journal's continuing operations consist primarily of two business segments--the PJC Publishing Business and the PJC Broadcasting Business. The PJC Publishing Business publishes a seven-day metropolitan newspaper with an average daily and Sunday circulation of 184,700 and 266,400, respectively. The newspaper serves Rhode Island and Southeastern Massachusetts. The PJC Broadcasting Business owns or partially owns the nine Stations, which are in nine different markets. Four of the Stations are wholly owned, and five are partially owned through the Providence Journal's 50% interest in KHC, which owns KBC. (See "Description of Providence Journal Broadcast Television Business--The Stations".)

  In November 1994, Providence Journal announced a definitive agreement, pursuant to which it agreed to consummate the Merger with Continental in a tax-free transaction valued at approximately $1.4 billion.

The Merger, which requires various regulatory approvals, is expected to be completed in the second half of 1995. Accordingly, the PJC Cable Business has been classified as a discontinued operation for all periods presented.

  In order to complete the Merger, Providence Journal will purchase the 50% interest in KHC owned by the Kelso Partnerships for $265 million (including transaction costs), thus resulting in KHC being wholly owned by Providence Journal. (See "Pre-Merger Transactions--Kelso Buyout".) Control of KHC's cable systems will then be transferred to Continental in the Merger, and KHC's broadcast stations will be owned entirely by New Providence Journal. The unaudited pro forma condensed consolidated statement of operations for New Providence Journal contained herein has been prepared assuming these transactions occurred on January 1, 1993 and, accordingly, reflect the combined results of Providence Journal and KHC's broadcast stations for all pro forma periods presented.

  Other investments in affiliated companies include a 21% interest in TVFN, which develops cable television programming related to food, its preparation and related topics; a 42% interest in Linkatel, formed to pursue the development of alternative access networks; and a 50% interest in Copley/Colony, engaged in cable television operations. Providence Journal's interest in Copley/Colony will be transferred to Continental in the Merger. These and other smaller investments have been accounted for using the equity method and, combined with Providence Journal's 50% interest in KHC, represented a combined investment of $94.4 million as of March 31, 1995.

  The following table summarizes the equity in income (loss) of affiliated companies on a disaggregated basis:

                                                                                        THREE MONTHS
                                                                                            ENDED
                                            YEAR ENDED DECEMBER 31,                       MARCH 31,
                            ---------------------------------------------------------  ----------------
                                %                   %                  %
                            OWNERSHIP   1992    OWNERSHIP  1993    OWNERSHIP   1994     1994     1995
                            --------- --------  --------- -------  --------- --------  -------  -------
                                                        (IN THOUSANDS)
   KHC.....................     50    $(12,602)     50    $(7,245)     50    $ (8,326) $(1,273) $   299
   Copley/Colony...........     50       1,314      50        438      50       1,192      159      130
   TVFN....................                         20     (1,391)     21      (3,848)    (951)  (1,023)
   Linkatel................                         33       (128)     42        (509)    (260)    (200)
   Other...................                (40)               976                 529      379      395
                                      --------            -------            --------  -------  -------
     Total.................           $(11,328)           $(7,350)           $(10,962) $(1,946) $  (399)
                                      ========            =======            ========  =======  =======

  DISCONTINUED OPERATIONS. As noted above, the PJC Cable Business is expected to be acquired by Continental. Income (loss) from the PJC Cable Business, along with allocated interest expense and income taxes, but excluding equity in losses of KHC's and Copley/Colony's cable businesses, is therefore reported as a discontinued operation for all periods presented. No corporate overhead has been allocated to discontinued operations. Additionally, Providence Journal sold its remaining investments in its cellular system and its paging subsidiary in April 1994 for $10.7 million, recording a gain of $1.4 million net of taxes. Income (loss) from these businesses is reported as a discontinued operation.

  Operating results of these discontinued operations were as follows:

                                                     YEAR ENDED DECEMBER 31,
                                                    ---------------------------
                                                      1992     1993      1994
                                                    -------- --------  --------
                                                          (IN THOUSANDS)
   Revenues........................................ $112,334 $177,417  $177,953
   Income (Loss) Before Income Taxes...............    4,510   (8,581)   (2,644)
   Income Taxes (Benefits).........................    2,955   (1,087)    1,155
   Income (Loss) from Discontinued Operations......    1,555   (7,494)   (3,799)

  OTHER ASSETS. In September 1990, Providence Journal loaned the Lowell Sun Companies approximately $26 million and agreed to provide a $6.5 million revolving credit facility. The loan and revolving credit facility are available through March 1996 and bear interest at a floating rate of prime plus 1.25%. The loan is secured by all the assets of the Lowell Sun Companies and a pledge of the Lowell Sun Companies' stock. Providence Journal does not manage the Lowell Sun Companies. As additional consideration for making the loan, the Lowell Sun Companies granted Providence Journal a warrant to acquire a 41.67% interest in the Lowell Sun Companies. The warrant is exercisable through September 1995. Providence Journal's management has made no determination as to whether it will exercise this warrant.

  Providence Journal also owns the Omni Biltmore Hotel and the adjoining Washington Street Garage, two operating properties located in Providence, Rhode Island. The carrying amount of these properties totaled $17.2 million at December 31, 1994. On May 16, 1995, an agreement was signed to sell the Omni Biltmore Hotel to Grand Heritage Hotels for $7 million which approximates book value for this property.

  CONSOLIDATED RESULTS OF OPERATIONS. The following table summarizes Providence Journal's financial results.

                                                         THREE MONTHS ENDED
                             YEAR ENDED DECEMBER 31           MARCH 31
                           ----------------------------  ------------------
                             1992      1993      1994     1994     1995
                           --------  --------  --------  -------  -------
                                         (IN THOUSANDS)
Revenues:
Publishing...............  $120,516  $124,914  $127,893  $29,742  $30,300
Broadcast Television (1)
 ........................    43,281    45,506    54,024   11,185   12,687
Other....................     9,782    10,053    10,374    2,301    2,044
                           --------  --------  --------  -------  -------
                            173,579   180,473   192,291   43,228   45,031
                           --------  --------  --------  -------  -------
Operating Income (Loss):
Publishing...............    10,590     9,891     9,233    1,194     (551)
Broadcast Television (1)
 ........................    (5,276)   (2,213)    5,576     (537)     830
Other....................      (646)   (2,651)      881       63     (300)
Corporate................   (14,441)  (20,886)  (26,386)  (4,718)  (4,518)
                           --------  --------  --------  -------  -------
                             (9,773)  (15,859)  (10,696)  (3,998)  (4,539)
Other Income (Expense):
Interest, Fees and Other
 Income..................    46,751     4,832     5,223    1,236    1,061
Interest Expense.........    (6,455)   (2,578)   (2,426)    (821)    (643)
Equity in Loss of
 Affiliates..............   (11,328)   (7,350)  (10,962)  (1,946)    (399)
                           --------  --------  --------  -------  -------
                             28,968    (5,096)   (8,165)  (1,531)      19
Income (Loss) from
 Continuing Operations
 Before Income Taxes.....    19,195   (20,955)  (18,861)  (5,529)  (4,520)
Income Taxes (Benefits)..    11,837    (5,765)    2,367   (1,462)  (1,838)
                           --------  --------  --------  -------  -------
Income (Loss) from
 Continuing Operations...     7,358   (15,190)  (21,228)  (4,067)  (2,682)
Income (Loss) from
 Discontinued Operations,
 Net of Tax..............     1,555    (7,494)   (3,799)  (1,409)     --
Loss on disposal of
 segments, net of tax....       --        --    (34,764)     --       --
                           --------  --------  --------  -------  -------
Income (Loss) Before
 Extraordinary Item and
 Changes in Accounting
 Methods.................     8,913   (22,684)  (59,791)  (5,476)  (2,682)
Extraordinary Item, Net
 of Tax .................       --      1,551       --       --       --
Cumulative Effect of
 Changes in Accounting
 Methods, Net of Tax.....     1,257       --        --       --       --
                           --------  --------  --------  -------  -------
Net Income (Loss)........  $ 10,170  $(21,133) $(59,791) $(5,476) $(2,682)
                           ========  ========  ========  =======  =======

- --------
(1) Includes only those subsidiaries which are wholly owned.

  The PJC Publishing Business and the PJC Broadcasting Business experience both seasonal and cyclical fluctuations in their respective quarterly and annual operating results. Net revenues are generally highest in the fourth quarter of each year because of increased expenditures by advertisers in anticipation of holiday retail spending. Expenses are generally spread evenly throughout the year. On a year-to-year basis, political revenues are cyclical, with the highest revenues generally occurring during major election years. In addition, special events such as the summer or winter Olympics may benefit the PJC Broadcasting Business through an increased amount of advertising during or adjacent to such events at increased rates. The impact of such events will depend on which network carries them and which of the Stations are affiliated with that network. In general, the PJC Broadcasting Business benefits from geographic diversity while the PJC Publishing Business is dependent upon the Southeastern New England region.

  First Three Months 1994 Compared with First Three Months 1995. Revenues increased 4.2% for the first three months of 1995, while operating loss increased 13.5% to $(4.5) million. Significant improvements in the PJC Broadcasting Business were partially offset by a decrease in operating profit for the PJC Publishing Business. Corporate expenses were 4.2% lower for the first quarter of 1995.

  For the first three months, loss from continuing operations decreased from $(4.1) million in 1994 to $(2.7) million in 1995, reflecting primarily an improvement in the performance of KHC's broadcasting business. Providence Journal's equity in income (loss) of this affiliate was $.3 million equity income in 1995 as compared to $(1.3) million equity loss in 1994, or a $1.6 million improvement. Accounting for KHC's discontinued cable operations in 1994 also impacted the equity in loss fluctuation of this affiliate since a provision for KHC's loss in its cable operations during the phase out period had been provided for in the fourth quarter of 1994 as a cost of business disposal.

  1994 Compared with 1993. Revenues increased 6.5% during 1994 showing modest growth in the PJC Publishing Business and significant growth in the PJC Broadcasting Business. Operating loss decreased 32.6% from $(15.9) million to $(10.7) million. The PJC Broadcasting Business showed an operating profit of $5.6 million in 1994, as compared with an operating loss of $(2.2) million in 1993, while the PJC Publishing Business showed a $0.7 million, or 6.7% decline in operating profit during the comparable period.

  Corporate overhead increased from $20.9 million to $26.4 million, primarily because of increases associated with executive compensation programs. During the fourth quarter of 1994, a charge to corporate overhead of $13 million for executive compensation related stock and incentive unit plans was recorded. Additional deferred compensation expense was accrued with respect to the Incentive Stock Unit Plan for senior executives. The increased accrual resulted from an increase in the amount reflected for the value of the Providence Journal Class A Common Stock and the Providence Journal Class B Common Stock from $8,700 per share (based on a November 1993 appraisal) to $12,000 per share in November 1994 (an estimated value for accounting purposes without specific appraisal support). (See "Executive Compensation--Providence Journal Incentive Stock Unit Plan" and "--Aggregated SAR Exercises in Last Fiscal Year and Year-End SAR Values" table, footnote (1)).

  Other expense, net increased from $(5.1) million in 1993 to $(8.2) million in 1994, resulting primarily from a $(3.6) million increase in equity in loss of affiliates. During 1994, equity in loss of affiliates of $(11) million included $(4.4) million in losses from two development operations--TVFN and Linkatel--as compared to $(1.5) million in losses from these affiliates in 1993. These start-up businesses are expected to be unprofitable for the foreseeable future. (See the table under "General".)

  Interest expense charged to continuing operations was $2.4 million, net of allocation to discontinued operations of $20.7 in 1994. Interest allocated to discontinued operations was limited to the associated interest on debt to be repaid in connection with the Merger.

  Loss from continuing operations was $(21.2) million in 1994 compared to $(15.2) million in 1993, reflecting the fluctuations discussed above and an increase in income taxes of $8.1 million. During the fourth quarter of 1994, Providence Journal agreed to a final settlement with the Service relating to examinations of its income tax returns for the years 1984 through 1986. In connection with this settlement, Providence Journal provided for an additional income tax expense of $6 million, relating primarily to interest on settlements and various contingencies on income tax exposures identified during on-going examinations.

  Income (loss) from discontinued operations consists primarily of the operating results of the majority owned cable businesses, which are expected to be acquired by Continental in the Merger. The decrease from a loss of $(7.5) million in 1993 to $(3.8) million in 1994 reflects improved operating results, mainly due to lower depreciation and amortization charged on recently acquired cable television businesses. Loss on disposal of segments of $(34.8) million net of tax includes severance, transaction costs and a provision for loss during the phase-out period, including allocated interest.

  1993 Compared with 1992. Revenues grew 4.0% between years showing modest growth in both the PJC Publishing Business and the PJC Broadcasting Business. Operating loss increased 62.2% from $(9.8) to $(15.9) million. The PJC Broadcasting Business showed a substantial decrease in operating loss, from $(5.3) million in 1992 to $(2.2) million in 1993, while the PJC Publishing Business showed a $0.7 million or 6.6% decline in operating profit during the comparable period. Also in 1992 and 1993, valuation adjustments based upon appraised property values and discounted cash flow analyses were recorded totaling $(.6) million and $(2.7) million respectively, which related to the Omni Biltmore Hotel and adjoining Washington Street Garage.

  Also contributing to the increase in operating loss was a $6.4 million or 44.6% increase in corporate overhead associated primarily with executive compensation programs. During the fourth quarter of 1993, a charge to corporate overhead of $4.8 million for executive compensation related stock and retirement plans was recorded. Providence Journal established a Restricted Stock Unit Plan for key executives in the fourth quarter of 1993. Also, additional deferred compensation was accrued in connection with the Incentive Stock Unit Plan for senior executives because the appraised value of Providence Journal Class A Common Stock and Providence Journal Class B Common Stock increased from $7,200 per share in November 1992 to $8,700 per share in November 1993.

  Interest, fees and other income decreased $41.9 million from 1992 to 1993. In 1992, Providence Journal earned $31.5 million in interest income on a six-year term loan of $205.5 million advanced to Palmer. This note was settled in full in connection with the acquisition of the Palmer Systems in December 1992. (Operations from this acquisition have been classified as discontinued operations in the accompanying financial statements from the date of purchase forward.) In addition, other income decreased $5.8 million in 1993 as compared to 1992 primarily as a result of decreased management and transaction fees paid to Providence Journal by KHC.

  Equity in loss of affiliates decreased from $(11.3) million in 1992 to $(7.4) million in 1993, primarily reflecting the improvement in KHC's financial results.

  Interest expense charged to continuing operations decreased from $6.5 million in 1992 to $2.6 million in 1993. Interest expense totaled $17.5 million and $24.4 million for 1992 and 1993, respectively, of which $11 million and $21.8 million has been reclassified to discontinued operations in 1992 and 1993, respectively. Interest expense has been allocated to discontinued operations based upon amounts borrowed to fund the PJC Cable Subsidiaries' acquisitions. Such debt is intended to be repaid as part of the transactions contemplated herein.

  Loss from continuing operations was $(15.2) million in 1993 as compared to income of $7.4 million in 1992. This significant change in net income (loss) between years reflects the fluctuations discussed above, but primarily the reduction in interest income on the Palmer note receivable. Effective income tax rates fluctuated from a tax rate of 61.7% in 1992 compared to a benefit rate of 27.5% in 1993. Effective rates fluctuated from 34% primarily because of state income taxes and equity in loss of KHC which is not deductible for tax purposes.

  Income (loss) from discontinued operations decreased from income of $1.6 million in 1992 to a loss of $(7.5) million in 1993 because of the acquisition of the Palmer Systems in December 1992.

  In 1992, net income of $10.2 million includes the net cumulative effect of changes in accounting for post-retirement benefits ($2.1 million charge) and accounting for income taxes ($3.4 million benefit). Net loss in 1993 of $(21.1) million includes the extraordinary gain of $1.6 million on early extinguishment of debt.

 ANALYSIS BY SEGMENT

  Publishing Segment. The following table sets forth certain operating and other data for the years ended December 31, 1992, 1993 and 1994 and for the three months ended March 31, 1994 and 1995.

                                                                 THREE MONTHS
                                                                    ENDED
                                       YEAR ENDED DECEMBER 31     MARCH 31,
                                     -------------------------- --------------
                                       1992     1993     1994    1994   1995
                                     -------- -------- -------- ------ -------
                                        (IN THOUSANDS, EXCEPT CIRCULATION)
Revenues:
  Advertising....................... $ 87,879 $ 93,149 $ 95,078 21,779  21,740
  Circulation.......................   32,263   31,028   30,887  7,539   7,889
  Other.............................      374      737    1,928    424     671
                                     -------- -------- -------- ------ -------
                                      120,516  124,914  127,893 29,742  30,300
Operating Expense...................   99,539  103,597  107,462 25,717  28,129
Depreciation........................   10,387   11,426   11,198  2,831   2,722
                                     -------- -------- -------- ------ -------
Operating Income (loss)............. $ 10,590 $  9,891 $  9,233 $1,194 $  (551)
                                     ======== ======== ======== ====== =======
Average Net Paid Circulation(1)
  Daily.............................  197,100  192,500  188,200        184,700
  Sunday............................  268,100  269,100  268,800        266,400

- --------
(1) For the twelve-month periods ended March 31 in each of the years presented, as reported by the Audit Bureau. (See "Description of Providence Journal Publishing Business--Circulation and Pricing".)

  The PJC Publishing Business publishes seven days a week: the Providence Journal and The Evening Bulletin Monday through Friday; the Providence Journal-Bulletin on Saturday; and The Providence Sunday Journal on Sunday. Advertising revenue represents 72% to 75% of total revenue for the PJC Publishing Business, including retail and classified advertising. Advertising revenues have increased a compound average growth rate of 4% annually over the last two years, mostly due to price increases.

  Average net paid daily circulation has declined 4.5% since 1992. This decline has primarily been in The Evening Bulletin. Average net paid Sunday circulation has remained relatively flat. The modest increases in advertising revenue and declines in circulation revenue have, in part, been a function of the local Rhode Island economy, particularly impacted in 1991 by the nationwide recession and the Rhode Island credit union crises.

  The PJC Publishing Business has taken steps to address the declining readership of its newspapers by improving customer service and continued improvement in content, especially local news coverage. New on-line services and advertising media services are also continually being designed and developed. During 1994, a development effort was started to offer a local on-line news service in conjunction with Prodigy Services Company. The new service began operations in the second quarter of 1995. Additionally, the PJC Publishing Business launched the Town Crier in 1993, a weekly newspaper for shoppers composed entirely of advertising. Other user-fee based services include Journal library research services, fax information services and telemarketing. Revenue from these new development efforts has increased to $1.9 million for 1994 as compared to $.7 million in the prior year.

  Operating expenses increased 3.7% in 1994 as compared with 1993, primarily as a result of the development efforts discussed above. Operating expenses in 1993 compared to 1992 increased 4.1% and were impacted by a 10% increase in newsprint and ink (which represents approximately 13% of total operating expenses). Newsprint prices are expected to increase significantly in 1995. The Journal implemented newsprint conservation programs to help offset price increases.

  Depreciation and amortization increased in 1993 compared with 1992, reflecting a capital improvement program targeted toward cost reduction improvements; e.g., energy efficiency, automation, additional press capacity. Additionally, several of the Journal's operating facilities were renovated during these years.

  Publishing Outlook. Publishing results in 1995 are expected to be impacted by two critical factors: the Rhode Island economy and the sharp increases in newsprint prices anticipated throughout the industry. Newsprint expense, which is the largest single expense item for the PJC Publishing Business, currently represents approximately 13% of operating costs. The average newsprint price per ton is expected to rise more than 27% in 1995. Modest newsprint price increases over the prior year began in the third quarter of 1994 but are not expected to significantly impact fourth quarter results. Newsprint price increases could limit profitability improvement in 1995.

  The PJC Publishing Business faces many industry changes, including growth of electronic media. In addition, advertising revenue growth over the long term may be limited by structural shifts in the retail marketplace both nationally and locally, including retailer consolidations, changing consumer buying habits and growth in discount stores which use little newspaper advertising.

  First Three Months 1994 compared with first three months 1995. Revenues for the PJC Publishing Business remained relatively flat for the first three months of 1995 compared with 1994 while operating expenses increased from $25.7 million to $28.1 million, or 9.3%. The primary reasons for the increase in operating expenses were newsprint price increases, increased postage costs and labor increases. Flat revenues combined with increasing operating expenses led to an operating loss of $(551,000) in the first three months of 1995 as compared to profit of $1.2 million in the comparable prior period.

  On March 22, 1995, Providence Journal announced that the morning Providence Journal and The Evening Bulletin will be consolidated as the Providence Journal-Bulletin, a morning newspaper. The consolidated newspaper will first appear on June 5, 1995. Initially, a substantial portion of the anticipated $6 million in savings from this consolidation will be reinvested to improve local news coverage. Circulation is expected to drop temporarily but recover once readers become aware of the expanded local news, although there can be no assurances in this regard. Providence Journal has announced an early retirement program associated with this newspaper consolidation which is expected to cost the PJC Publishing Business $4.3 million to $6.7 million to implement. Such costs will be accrued as early retirement offers are accepted by employees (expected to be during the second and third quarters of 1995.)

  Broadcast Television Segment. The PJC Broadcasting Business operating results are primarily dependent on advertising revenues. The Stations record revenues primarily in two categories: local/regional revenues and national revenues, less agency commissions. The Stations also earn barter, network compensation and various other revenues.

  Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) is considered a good indicator in evaluating performance. It represents operating income or loss plus depreciation and amortization. EBITDA should not be considered by the reader as an alternative to operating or net income computed in accordance with GAAP as an indicator of the PJC Broadcasting Business performance or as an alternative to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity.

  The following table sets forth certain operating and other data for the years ended December 31, 1992, 1993 and 1994 and for the three months ended March 31, 1994 and 1995. The actual results for all periods presented represent the operating data for the four wholly owned Stations. Pro forma results for the three months ended March 31, 1994 and 1995 and for the year ended December 31, 1994 also include the operating results of the five Stations jointly owned with the Kelso Partnerships as if these Stations had been wholly owned and consolidated as of January 1, 1994.

                                              THREE MONTHS ENDED MARCH 31,
                                           -------------------------------------
                                                             PRO FORMA PRO FORMA
                                            1994     1995      1994      1995
                                           -------  -------  --------- ---------
                                                 (AMOUNTS IN THOUSANDS)
   OPERATING DATA:
   Revenues:
   National Revenues.....................  $ 4,871  $ 5,568   $17,335   $18,208
   Local and Regional Revenues...........    6,743    7,812    20,528    23,646
   Other Revenue.........................    1,242    1,234     3,001     2,982
   Agency Commissions....................   (1,671)  (1,927)   (5,351)   (5,932)
                                           -------  -------   -------   -------
   Net Revenues..........................   11,185   12,687    35,513    38,904
   Operating and Administrative Expenses.    9,744   10,305    28,233    29,782
   Depreciation and Amortization.........    1,978    1,552     5,016     4,487
                                           -------  -------   -------   -------
   Total Operating Expenses..............   11,722   11,857    33,249    34,269
                                           -------  -------   -------   -------
   Operating Income (Loss)...............  $  (537) $  830    $ 2,264   $ 4,635
                                           =======  =======   =======   =======
   OTHER DATA:
   Earnings before Interest, Taxes,
    Depreciation and Amortization........  $ 1,441  $ 2,382   $ 7,280   $ 9,122
                                           =======  =======   =======   =======

                                                YEAR ENDED DECEMBER 31,
                                           ------------------------------------
                                                                        1994
                                            1992     1993     1994    PRO FORMA
                                           -------  -------  -------  ---------
                                                (AMOUNTS IN THOUSANDS)
   OPERATING DATA:
   Revenues:
   National Revenues...................... $20,181  $19,475  $24,487  $ 88,691
   Local and Regional Revenues............  23,827   27,180   32,909    96,268
   Other Revenue..........................   5,588    5,510    4,924    12,538
   Agency Commissions.....................  (6,315)  (6,659)  (8,296)  (26,414)
                                           -------  -------  -------  --------
   Net Revenues...........................  43,281   45,506   54,024   171,083
   Operating and Administrative Expenses..  38,395   39,037   40,592   118,320
   Depreciation and Amortization..........  10,162    8,682    7,856    21,602
                                           -------  -------  -------  --------
   Total Operating Expenses...............  48,557   47,719   48,448   139,922
                                           -------  -------  -------  --------
   Operating Income (Loss)................ $(5,276) $(2,213) $ 5,576  $ 31,161
                                           =======  =======  =======  ========
   OTHER DATA:
   Earnings before Interest, Taxes,
    Depreciation and Amortization......... $ 4,886  $ 6,469  $13,432  $ 52,763
                                           =======  =======  =======  ========

  First Three Months 1994 Compared with First Three Months 1995. Revenues for PJC Broadcasting's wholly owned businesses increased 13.4% for the first three months of 1995 compared with 1994. Likewise revenues for PJC Broadcasting on a pro forma basis increased 9.5%. The increase resulted from continuing improvement in local and regional marketing conditions combined with expanded sports coverage in certain markets. Operating and administrative expenses on a pro forma basis increased 5.5% primarily as a result of program development and promotional incentive programs. Operating income on a pro forma basis increased $2.4 million to $4.6 million for the first three months of 1995.

  1994 Compared with 1993. General improvement in the local and national economies and increased retail spending were the major factors in increasing net revenues for 1994 compared with 1993. Actual net revenues were $54.0 million for 1994 as compared with actual net revenues of $45.5 million for 1993, an increase of $8.5 million or 18.7%. Also contributing to these increases were changes in certain network affiliations, the impact for Fox affiliates in gaining the rights to broadcast National Football League coverage, advertising during the 1994 Winter Olympics coverage, increased political advertising and a general strengthening of the commitment of the PJC Broadcasting Business to purchase quality programming and follow an aggressive marketing campaign.

  Relatively flat actual operating and administrative expenses over these years is attributed to the elimination of excess overhead, the effective centralization of various functions and responsibilities and a general reduction in the number of employees. These expenses were also affected by a change in the approach to negotiating the purchase of programming rights. The PJC Broadcasting Business is effectively using its position as a multiple station broadcaster to control and/or reduce the costs of purchased programming. Actual operating and administrative expenses were $40.6 million for 1994, as compared to $39.0 million for 1993, an increase of 4.1%.

  The decrease in depreciation and amortization reflects management's effort to control capital spending.

  The combined effect of these factors resulted in actual operating income of $5.6 million for 1994, as compared to an operating loss of $2.2 million in 1993, an increase of $7.8 million.

  1993 Compared with 1992. The increase in net revenue for this period was 5.1%. Local and regional revenues experienced an increase of 14.1%, while national revenues decreased. These numbers were indicative of the entire industry. A sagging national economy and decreased spending levels caused a shift in advertising dollars from national campaigns, to local and regional campaigns.

  Management's commitment to control costs and rising overhead resulted in a small increase in operating and administrative expenses. Depreciation and amortization expense decreased 14.6% to $8.7 million from 1992 to 1993. This is a direct reflection of management's effort to control capital expenditures.

  Broadcast Television Outlook. Local network affiliated television stations are expected to remain the dominant provider and distributor of local news and entertainment programming. The launch during January 1995 of two new additional national networks, Paramount and Warner Brothers, is evidence of the strength and viability of broadcast television.

  Competition for the attention of television is increasing. It is the strategy of the PJC Broadcasting Business to protect and increase audience share and revenue of each of its markets by maintaining a strong relationship with its networks and producing local programs which create an identity to its viewers and advertisers.

  During 1995, the PJC Broadcasting Business will continue to take advantage of news and local programming and other cost effective approaches available to management. KHNL, the Station in Hawaii, will switch to NBC and launch local news. This is expected to create new revenue sources for the Station and may produce higher audience levels resulting in increased sales opportunities.

                                    * * * *

  INFLATION. Certain of Providence Journal's expenses, such as those for wages and benefits increase with general inflation. However, Providence Journal does not believe that its results of operations have been, or will be, adversely affected by inflation, provided that it is able to increase its advertising rates periodically.

  RECENT ACCOUNTING PRONOUNCEMENTS. In May 1993, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for

Impairments of a Loan" ("SFAS 114"), which is effective for fiscal years beginning after December 15, 1994. SFAS 114, as amended, addresses the accounting for certain loans which may be deemed impaired. The effect of implementing SFAS 114 will be immaterial to Providence Journal's financial position and results of operations.

  Effective January 1, 1994, Providence Journal was required to adopt Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115"). Under this standard, Providence Journal's marketable equity securities are classified as "available for sale" and unrealized gains, net of related tax effect, are recorded as a separate component of stockholders' equity. At December 31, 1994, stockholders' equity has been increased by $.1 million, net of taxes, resulting from the adoption of this standard.

  In March 1995, the FASB issued SFAS 121, which is effective for fiscal years beginning after December 31, 1995. SFAS 121 addresses the accounting for potential impairment of long-lived assets. The effect of implementing SFAS 121 is expected to be immaterial to Providence Journal's financial position and results of operations.

  LIQUIDITY AND CAPITAL RESOURCES. Providence Journal's cash requirements are funded primarily by its operating activities. If additional funds are needed, Providence Journal draws upon a revolving credit facility, of which $93.9 million was available at March 31, 1995. This credit facility was amended in 1995 to require payment in full on June 30, 1996. Management expects to discharge this indebtedness in conjunction with the Merger.

  Providence Journal has entered into an interest rate swap agreement to reduce the impact of changes in interest rates on its revolving credit and term loan facility. The interest rate under the swap agreement is equal to 6.71% plus an applicable margin as defined in the revolving credit and term loan facility which effectively sets the interest rate at 8.1% on the first $200 million of outstanding debt.

  Cash Flow. During 1994, Providence Journal generated $24.9 million in cash from continuing operations, compared with $23.4 million in 1993.

  Cash used in investing activities of continuing operations during 1994 totaled $(5.0) million, as compared to $(15.8) million in 1993. The decrease reflects lower capital expenditures and a decrease in investment securities held for sale.

  Cash used for financing activities of continuing operations was $(40.1) million in 1994, as compared to cash provided of $.3 million in 1993. The cash provided in 1993 included $30 million in proceeds from the revolving credit facility which was used in part for early extinguishment of debt held by discontinued cable businesses. Providence Journal paid dividends to stockholders of $9.7 million and $8.9 million in 1994 and 1993, respectively.

  Future cash flow from operating activities of New Providence Journal is expected to be sufficient to meet capital investment and debt repayment requirements. However, future cash flow from operating activities is not expected to be sufficient to pay dividends or repurchase outstanding stock at historical levels without adversely affecting New Providence Journal's operations and growth.

  The Merger and Related Transactions. On November 18, 1994, Providence Journal entered into an Agreement and Plan of Merger with Continental, whereby Continental would acquire all of the PJC Cable Business in a tax-free merger. This original Agreement and Plan of Merger has been superseded by the Merger Agreement, which amended and restated the former agreement. In order to facilitate the tax-free nature of the Merger, Providence Journal will reorganize its corporate structure in a series of transactions, the end result of which will be the PJC Spin-Off. Upon completion of the PJC Spin-Off, stockholders of Providence Journal will also own the equivalent number and class of New Providence Journal Common Stock. For a description of the internal transactions that will occur before the Merger can be consummated, see "Pre-Merger Transactions".

  Prior to the Reorganization, Providence Journal or one or more of the PJC Cable Subsidiaries will incur the New Cable Indebtedness in the principal amount of $755 million. Providence Journal anticipates that the proceeds of the New Cable Indebtedness will be used as follows: approximately $243 million will be applied to discharge existing indebtedness of Providence Journal, approximately $287 million will be applied to discharge existing indebtedness of KBC, approximately $265 million (including $5 million in transaction fees) will be used to consummate the Kelso Buyout, approximately $70 million will be used to purchase the interest in certain PJC Cable Subsidiaries not presently wholly owned by Providence Journal or KHC, and to pay expenses associated with the Merger and certain deferred compensation totalling $82 million. In addition, New Providence Journal will incur the NPJ Indebtedness in the principal amount of approximately $192 million in order to meet the foregoing obligations, among others. (See "The Merger--General Provisions--Share Exchange".) New Providence Journal will have no obligations or liabilities with respect to the New Cable Indebtedness.

  Providence Journal will indemnify Continental from any and all liabilities arising from the PJC Non-Cable Businesses (including, without limitation, the NPJ Indebtedness), and will be responsible for all federal and state income tax liabilities for periods ending on or before the Closing Date. Pursuant to such indemnification, New Providence Journal has agreed that for a period of four years subsequent to the Closing, it will not sell or otherwise dispose of assets, nor will it pay dividends or make other distributions such that the fair market value of New Providence Journal falls below specified levels.

                    PRO FORMA CONDENSED FINANCIAL STATEMENTS

  PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET. The pro forma condensed consolidated balance sheet of New Providence Journal has been derived from the historical consolidated balance sheets of Providence Journal and KHC, after giving effect to the Reorganization, the Merger and the transactions contemplated thereby. The pro forma condensed consolidated balance sheet of New Providence Journal has been prepared assuming these transactions occurred on March 31, 1995.

  The pro forma condensed consolidated balance sheet should be read in conjunction with each of the historical consolidated financial statements and the notes thereto of Providence Journal and KHC for the year ended December 31, 1994 included herein. The pro forma condensed consolidated balance sheet is not necessarily indicative of the financial position of New Providence Journal that would have actually been obtained had these transactions been consummated on March 31, 1995.

  The pro forma condensed consolidated statements of operations of New Providence Journal have been derived from the historical consolidated statements of operations of Providence Journal and KHC adjusted for interest expense, which is expected to increase as a result of these transactions, the consolidation of the continuing operations of KHC (including eliminating entries), and the increase in amortization expense as a result of the acquisition by Providence Journal of the 50% minority ownership in KHC. The pro forma condensed consolidated statements of operations of New Providence Journal have been prepared assuming that the transactions occurred on January 1, 1994.

  On May 16, 1995, Providence Journal entered into an agreement to sell the Omni Biltmore Hotel for $7 million. This pending transaction has not been reflected in the Pro Forma Condensed Consolidated Balance Sheet and Statements of Operations as it is not material to the Pro Forma Condensed Financial Statements.

  The pro forma condensed consolidated statement of operations should be read in conjunction with each of the historical consolidated financial statements and the notes thereto of Providence Journal and KHC for the year ended December 31, 1994 included herein. The pro forma condensed consolidated statement of operations is not necessarily indicative of the financial results of New Providence Journal that would have actually been obtained had the transactions been consummated on January 1, 1994.

                       PRO FORMA CONDENSED BALANCE SHEET

                          AS OF MARCH 31, 1995
                          ---------------------
                                        KING                                     NEW
                          PROVIDENCE  HOLDING   PRO FORMA ADJUSTMENTS         PROVIDENCE
                           JOURNAL     CORP.    --------------------------     JOURNAL
                          HISTORICAL HISTORICAL   DEBIT          CREDIT       PRO FORMA
                          ---------- ---------- ----------     -----------    ----------
                                              (IN THOUSANDS)
         ASSETS
Current Assets
 Cash and cash
  equivalents...........   $    959   $  1,207  $  947,202(1)  $  265,000(2)   $  2,166
                                                                  530,202(3)
                                                                   57,000(6)
                                                                   70,000(5)
                                                                   25,000(7)
 Accounts receivable,
  net...................     21,585     20,671                                   42,256
 Television program
  rights................      4,099      5,159                                    9,258
 Deferred income taxes..     20,526                                              20,526
 Prepaid expenses and
  other current assets..      9,107      2,355                                   11,462
                           --------   --------                                 --------
   Total Current Assets.     56,276     29,392                                   85,668
Investments in and
 advances to affiliated
 companies..............     94,379                265,000(2)     342,000(4)      8,163
                                                                    9,216(5)
Notes receivable........     19,060                                              19,060
Television program
 rights, net............      1,566        725                                    2,291
Property, plant and
 equipment, at cost less
 accumulated
 depreciation...........    128,053     58,180                                  186,233
Intangible assets and
 goodwill, net..........     34,477    122,389     132,000(4)                   288,866
Other assets............     30,715     13,031                     16,000(6)     27,746
Net assets of
 discontinued cable
 operations.............    350,496    252,763      94,009(4)     798,484(9)          0
                                                    22,000(6)
                                                     9,216(5)
                                                    70,000(5)
                           --------   --------                                 --------
                           $715,022   $476,480                                 $618,027
                           ========   ========                                 ========
 LIABILITIES AND STOCK-
     HOLDERS' EQUITY
Current Liabilities
 Accounts payable and
  accrued expenses......   $ 99,275   $  5,716      35,000(6)                  $ 38,991
                                                    31,000(7)
 Current installments
  of long-term debt.....     13,570     31,205      12,500(3)                     1,070
                                                    31,205(3)
 Current portion of
  television program
  rights payable........      3,834      5,294                                    9,128
                           --------   --------                                 --------
   Total Current Liabil-
    ities...............    116,679     42,215                                   49,189
Long-term debt..........    247,088    255,442     231,055(3)     947,202(1)    208,235
                                                   255,442(3)
                                                   755,000(9)
Television program
 rights payable.........      2,027      1,300                                    3,327
Deferred income taxes...     11,682     17,202                     38,000(4)     66,884
Other liabilities and
 deferrals..............     57,241      5,732                                   62,973
                           --------   --------                                 --------
   Total Liabilities....    434,717    321,891                                  390,608
                           --------   --------                                 --------
Continental class A com-
 mon stock and series B
 preferred stock........                           645,000(9)     645,000(10)         0
Stockholders' Equity:
 Class A common stock...         96                     58(10)                       38
 Class B common stock...        118         21          21(4)                        47
                                                        71(10)
 Additional paid-in
  capital...............      1,225    210,314     210,314(4)         129(10)     7,354
                                                                    6,000(7)
 Retained earnings
  (deficit).............    286,686    (55,746)                    56,344(4)    220,352
                                                   645,000(10)    601,516(9)
                                                     7,448(8)
                                                    16,000(6)
 Unrealized holding
  loss on securities
  available for resale..       (372)                                               (372)
 Treasury Stock.........     (7,448)                                7,448(8)          0
                           --------   --------                                 --------
   Total Stockholders'
    equity..............    280,305    154,589                                  227,419
                           --------   --------                                 --------
   Total Liabilities and
    Stockholders' Equi-
    ty..................   $715,022   $476,480                                 $618,027
                           ========   ========                                 ========

            See accompanying notes to pro forma financial statements

                  PRO FORMA CONDENSED STATEMENT OF OPERATIONS

                                       YEAR ENDED DECEMBER 31, 1994
                          ---------------------------------------------------------------
                                        KING                                      NEW
                          PROVIDENCE  HOLDING   PRO FORMA ADJUSTMENTS          PROVIDENCE
                           JOURNAL     CORP.    ---------------------           JOURNAL
                          HISTORICAL HISTORICAL   DEBIT          CREDIT        PRO FORMA
                          ---------- ---------- ----------     -----------     ----------
                                              (IN THOUSANDS)
Revenues................   $192,291   $117,059         --             --        $309,350
Operating, selling,
 general, and
 administrative.........    182,279     78,537         --           3,525(11)    257,291
Depreciation and
 amortization...........     20,708     13,746       8,800(12)        --          43,254
                           --------   --------                                  --------
Operating income (loss).    (10,696)    24,776         --             --           8,805
Interest expense........     (2,426)    (8,694)      7,063(13)        --         (18,183)
Other income, net.......      5,223         24       3,525(11)        --           1,722
Equity in loss of
 affiliates.............    (10,962)       --          --           7,134(11)     (3,828)
                           --------   --------                                  --------
Income (loss) from
 continuing operations,
 before income taxes....    (18,861)    16,106         --             --         (11,484)
Income taxes............      2,367      8,843         --           3,520(12)      4,865
                                                       --           2,825(13)
                           --------   --------                                  --------
Income (loss) from
 continuing operations..   $(21,228)  $  7,263                                  $(16,349)
                           ========   ========                                  ========
Loss per share from
 continuing operations..   $(250.09)                   --             --        $(192.61)
                           ========                                             ========
Weighted Average shares
 outstanding............     84,882                                               84,882
                           ========                                             ========

                                     THREE MONTHS ENDED MARCH 31, 1995
                          ----------------------------------------------------------------
                                        KING                                       NEW
                          PROVIDENCE  HOLDING   PRO FORMA ADJUSTMENTS           PROVIDENCE
                           JOURNAL     CORP.    ---------------------            JOURNAL
                          HISTORICAL HISTORICAL   DEBIT           CREDIT        PRO FORMA
                          ---------- ---------- -----------     -----------     ----------
                                              (IN THOUSANDS)
Revenues................   $45,031    $26,217                                    $71,248
Operating, selling,
 general, and
 administrative.........    44,770     19,028                          881(11)    62,917
Depreciation and
 amortization...........     4,800      3,385         2,200(12)                   10,385
                           -------    -------                                    -------
Operating income (loss).    (4,539)     3,804                                     (2,054)
Interest expense........      (643)    (2,103)        1,800(13)                   (4,546)
Other income, net.......     1,061        102           881(11)                      282
Equity in loss of
 affiliates.............      (399)                     428(11)                     (827)
                           -------    -------                                    -------
Income (loss) from
 continuing operations,
 before income taxes
 (benefits).............    (4,520)     1,803                                     (7,145)
Income taxes (benefits).    (1,838)     1,205                          880(12)    (2,233)
                                                                       720(13)
                           -------    -------                                    -------
Income (loss) from
 continuing operations..   $(2,682)   $   598                                    $(4,912)
                           =======    =======                                    =======
Loss per share..........   $(31.67)                                              $(58.00)
                           =======                                               =======
Weighted Average shares
 outstanding............    84,689                                                84,689
                           =======                                               =======



            See accompanying notes to pro forma financial statements

NOTES TO PRO FORMA CONDENSED BALANCE SHEET AND STATEMENT OF OPERATIONS

(1) To record the incurrence by Providence Journal prior to the Merger of the New Cable Indebtedness and the NPJ Indebtedness in the amounts of $755 million and $192 million, respectively.

(2) To record the purchase by Providence Journal of the minority 50% ownership in KHC for $265 million (including $5 million in transaction fees), $132.5 million was allocated to KBC and $132.5 million was allocated to KHC's cable systems.

(3) To record the repayment of outstanding borrowings of $243 million and $286.6 million under the Providence Journal and KHC revolving credit and term loan facilities, respectively.

(4) To record eliminating entries for the consolidation of KHC into Providence Journal. Also, to record the allocation of the purchase price for KHC based upon the fair market value of KHC's cable systems as agreed upon by Providence Journal and Continental. The resulting excess of the purchase price over book value of $188 million for KBC and KHC's cable systems was allocated $94 million to increase the intangible assets of PJC Broadcasting Business and $94 million to the discontinued cable operations. Also, to adjust goodwill and deferred taxes by $38 million for the tax effect of the difference between the assigned values and the tax bases of the assets and liabilities associated with the purchase of KBC as required by FAS 109.

(5) To record the purchase by Providence Journal of the minority interests in Copley/Colony, the Dynamic Partnership, and California CATV Partners for an aggregate of $70 million and record the reclassification of investments in affiliates to net assets of discontinued cable operations.

(6) To record payment of expenses incurred in connection with the transactions, which are estimated at approximately $57 million, consisting of the Working Capital adjustment of $10 million, capital expenditures adjustment of $12 million and legal, accounting, investment banking and severance expenses of $35 million. Also to record the write-off of unamortized deferred financing costs amounting to $16 million associated with debt of Providence Journal and KHC to be repaid with the proceeds of the New Cable Indebtedness and the NPJ Indebtedess.

(7) To record the payment of deferred compensation of $31 million, which is an estimate of $25 million to be paid in cash and $6 million to be paid in stock in 1995.

(8) To retire treasury stock outstanding as of the Effective Time.

(9) To record the disposition of Providence Journal Cable. Proceeds of $1.4 billion are comprised of approximately $645 million of Continental Class A Common Stock and Continental Series B Preferred Stock to be received by Providence Journal stockholders and the assumption of $755 million of the New Cable Indebtedness by Continental. The excess of the purchase price over the net assets of discontinued cable operations is estimated to be $602 million.

(10) To reflect the deemed distribution of approximately $645 million of the proceeds from the sale of Providence Journal Cable and the PJC Spin-Off. Proceeds of $645 million are in the form of Continental Class A Common Stock and Continental Series B Preferred Stock to be distributed by Continental directly to Providence Journal stockholders in the Merger. 38,815 shares of New Providence Journal Class A Common Stock and 46,835 shares of New Providence Journal Class B Common Stock, both at par values of $1.00 per share, will be distributed to the stockholders of Providence Journal in the PJC Spin-Off.

(11) To record the elimination of equity in loss of cable television affiliates and the consolidation of KHC into Providence Journal, including the elimination of affiliated company management fees.

(12) To record additional amortization for the increase in goodwill resulting from the purchase of KBC. Goodwill is being amortized over 15 years.

(13) To increase interest expense as a result of additional indebtedness incurred upon the purchase of the KHC 50% minority interest, other costs and expenses of the Merger and deferred compensation payment. Interest expense was determined by assuming outstanding debt on New Providence Journal would have been $209 million at the beginning of the period, carrying an effective interest rate of 8.7%, which is the weighted average effective interest rate of all outstanding debt of Providence Journal for the year ended December 31, 1994.

MARKET PRICE OF NEW PROVIDENCE JOURNAL COMMON STOCK AND DIVIDEND POLICY OF NEW PROVIDENCE JOURNAL

  No established public trading market exists for the Providence Journal Common Stock, and accordingly no high and low bid information or quotations are available with respect to the Providence Journal Common Stock. As of March 15, 1995, there were approximately 424 holders of record of Providence Journal Class A Common Stock and 256 holders of record of Providence Journal Class B Common Stock. Since a number of holders own shares of both Providence Journal Class A Common Stock and Providence Journal Class B Common Stock, the number of Providence Journal stockholders is approximately 470.

  Following completion of the Reorganization and the Merger, New Providence Journal expects to pay quarterly dividends on the New Providence Journal Common Stock at a rate below the rate currently paid with respect to Providence Journal Common Stock. Although the initial dividend for New Providence Journal has not yet been established, management's review of factors being considered in recommending a new dividend level would suggest that following the Merger it would be appropriate to reduce the dividend level significantly. The dividend reduction is intended to provide additional funds for operations and investment in new business opportunities. New Providence Journal's dividend policy will be subject to the exercise by the New Providence Journal Board of Directors of its fiduciary obligations and the exercise of the Board's business judgment in connection with, among other things, any and all requirements of Delaware Law or other applicable law, and all covenants, restrictions or limitations in connection with any financing for New Providence Journal, New Providence Journal's future earnings, capital requirements, financial condition and other factors.

EXECUTIVE OFFICERS AND DIRECTORS OF PROVIDENCE JOURNAL AND NEW PROVIDENCE
JOURNAL

  The executive officers and Directors of New Providence Journal immediately following the Reorganization are expected to be identical to the executive officers and Directors of Providence Journal prior to the Reorganization. It is expected that, immediately prior to the Reorganization, each of the present executive officers of Providence Journal will be appointed as executive officers of New Providence Journal. It is also expected that, immediately prior to the Reorganization, Providence Journal, as sole stockholder of New Providence Journal, will elect each of the Providence Journal Directors to serve as Directors of New Providence Journal. The names of and positions held by each Director and executive officer are listed below. There are no family relationships among the following persons.

  NAME OF DIRECTOR OR EXECUTIVE   POSITION WITH PROVIDENCE JOURNAL COMPANY AND
             OFFICER                     NEW PROVIDENCE JOURNAL COMPANY
  -----------------------------   --------------------------------------------
Stephen Hamblett(1)..............   Chairman of the Board, Chief Executive
                                     Officer, Publisher and Director
Trygve E. Myhren.................   President, Chief Operating Officer and
                                     Director
F. Remington Ballou..............   Director
Henry P. Becton, Jr.(2)..........   Director
Fanchon M. Burnham(2)............   Director
Peter B. Freeman(2)..............   Director
Benjamin P. Harris, III..........   Director
John W. Rosenblum(2).............   Director
Henry D. Sharpe, Jr.(1)..........   Director
W. Nicholas Thorndike(1).........   Director
John W. Wall(1)..................   Director
Patrick R. Wilmerding(1).........   Director
James F. Stack...................   Vice President--Finance and Chief
                                     Financial Officer
John A. Bowers...................   Vice President--Human Resources
Jack C. Clifford.................   Vice President--Broadcasting and Cable
                                     Television
John L. Hammond..................   Vice President--Legal
Joanne L. Yestramski.............   Vice President--Comptroller
Howard G. Sutton.................   Vice President--General Manager
Joel N. Stark....................   Vice President--Publishing Development
                                     and Marketing
James V. Wyman...................   Vice President and Executive Editor
Harry Dyson......................   Treasurer and Secretary

- --------
(1) Member of the Executive Committee
(2) Member of the Audit Committee

  As in the case of Providence Journal, New Providence Journal will have three classes of Directors, Class I, Class II and Class III, the terms of office of which will expire, respectively, at the annual meetings of stockholders in 1998, 1997 and 1996. The term of the current Class I Directors, Messrs. Hamblett, Wilmerding and Rosenblum and Ms. Burnham, will expire at the 1998 Annual Meeting of New Providence Journal. The term of current Class II Directors, Messrs. Wall, Thorndike, Becton and Myhren, will expire at the 1997 Annual Meeting of New Providence Journal. The term of current Class III Directors, Messrs. Sharpe, Freeman, Ballou and Harris, will expire at the 1996 Annual Meeting of New Providence Journal. Successors to any Directors whose terms are expiring are elected to three-year terms and hold office until their successors are elected and qualified. Executive officers of New Providence Journal will be elected to serve until they resign or are removed or are otherwise disqualified to serve.

  The following is a description of the business experience during the past five years of each Director and executive officer of Providence Journal and New Providence Journal and includes, as to Directors, other directorships held in companies required to file periodic reports with the Commission and registered investment companies.

  Stephen Hamblett, 60, is Chairman of the Board and Chief Executive Officer of Providence Journal and Publisher of the Journal-Bulletin newspapers and has been since 1987. Mr. Hamblett was first employed by Providence Journal in 1957 in its advertising department and has been continuously employed by Providence Journal since that time, serving as Assistant Vice President for Administration, Vice President Marketing, Vice President Marketing and Corporate Development, Executive Vice President and President and Chief Operating Officer before assuming his current positions. He has been a Director of Providence Journal since 1985. Mr. Hamblett also serves on the Board of Directors of the Associated Press and the Inter American Press Association.

  Trygve E. Myhren, 58, has been President and Chief Operating Officer of Providence Journal since 1990. From 1981 to 1988, Mr. Myhren was Chairman and Chief Executive Officer of American Television and Communications Corporation. Mr. Myhren was a member of the Board of Directors of the National Cable Television Association from 1980 to 1991 and served as its Chairman in 1986 and 1987. Prior to joining Providence Journal, Mr. Myhren served as President and Chief Executive Officer of Myhren Media and General Partner of Arizona & Southwest Cable from 1989 to 1990. Mr. Myhren is currently a Director of Advanced Marketing Services, Inc. Mr. Myhren has been a Director of Providence Journal since 1994.

  F. Remington Ballou, 66, is the President and Chief Executive Officer of B.
A. Ballou & Co., Inc. a jewelry manufacturing company and has been since 1965. Mr. Ballou has served as a Director of Providence Journal since 1985. He is also a Director of Keyport Life Insurance Co.

  Henry P. Becton, Jr., 51, has been President and General Manager of WGBH Education Foundation, the operator of public television and radio stations in Massachusetts and producer of educational broadcast and non-broadcast programming and software, since 1984. Mr. Becton has been a Director of Providence Journal since 1992. He is also a Director of Becton Dickinson and Company and is a trustee or Director of the following investment companies managed by Scudder, Stevens & Clark: Scudder Cash Investment Trust; Scudder California Tax Free Trust; Scudder Municipal Trust; Scudder State Tax Free Trust; Scudder Investment Trust; and Scudder Portfolio Trust.

  Fanchon M. Burnham, 50, has been a partner in the accounting firm of F.M. Burnham and Associates (formerly Brooks/Burnham) in Washington, D.C., since 1985. Ms. Burnham has been a Director of Providence Journal since 1992.

  Peter B. Freeman, 62, has been a Director of Providence Journal since 1981. During the past five years Mr. Freeman has been self-employed as a corporate director and trustee, including serving as a Director of Blackstone Valley Electric Company, AMICA Mutual Insurance Company and AMICA Life Insurance Company, a trustee of Eastern Utilities Associates, as well as a trustee or director of the following investment companies managed by Scudder, Stevens &
Clark: Scudder Fund, Inc.; Scudder Institutional Fund, Inc.; Scudder Cash Investment Trust; Scudder California Tax Free Trust; Scudder Municipal Trust; Scudder State

Tax Free Trust; Scudder Tax Free Money Fund; Scudder Tax Free Trust; Scudder Funds Trust; and Scudder Variable Life Investment Fund.

  Benjamin P. Harris, III, 58, has been a partner in the law firm of Edwards & Angell, Providence, Rhode Island, since 1969 and has practiced law with the firm since 1961. Mr. Harris has been a Director of Providence Journal since 1985. Mr. Harris is also a director of The Providence Mutual Fire Insurance Company.

  John W. Rosenblum, 51, became the Taylor Murphy Professor of Business Administration at the Darden School of Business, University of Virginia, in 1993. From 1982 to 1993, Mr. Rosenblum was the Dean of the Darden School of Business. Mr. Rosenblum serves on the Board of Directors of Cadmus Communications Corp., Chesapeake Corporation, Comdial Corporation, Cone Mills Corporation and T. Rowe Price Associates. He has been a Director of Providence Journal since 1992.

  Henry D. Sharpe, Jr., 72, has been a Director of Providence Journal since 1964. Mr. Sharpe is currently Chairman of Brown & Sharpe Manufacturing Company, a position he has held since 1954. From 1951 to 1980 Mr. Sharpe was the Chief Executive Officer of Brown & Sharpe Manufacturing Company.

  W. Nicholas Thorndike, 62, has been a Director of Providence Journal since 1984. Mr. Thorndike serves as a corporate Director or trustee of a number of organizations, including Bradley Real Estate, Inc., Courier Corporation, Data General, Eastern Utilities Associates and The Putnam Funds. He also serves as a trustee of Massachusetts General Hospital, having served as Chairman of the Board from 1987 to 1992 and President from 1992 to 1994. In February 1994 he accepted appointment as a successor trustee of private trusts in which he has no beneficial interest, and concurrently became, serving until October 1994, Chairman of the Board of two privately owned corporations controlled by such trusts that filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in August 1994.

  John W. Wall, 70, retired as Vice-Chairman of Hospital Trust, Providence, Rhode Island in 1986. Mr. Wall had been with Hospital Trust since 1946. He returned to Hospital Trust at management's request to serve as Chairman and Chief Executive Officer from 1991 to 1992. Since 1992 Mr. Wall has served as Vice-Chairman of Hospital Trust. Mr. Wall has served as a Director of Providence Journal since 1975.

  Patrick R. Wilmerding, 52, has been a Director of Providence Journal since 1979. Mr. Wilmerding has been chairman of Private Signals, Inc., an import/export company since 1994. Prior to that, he served as a Division Executive with The First National Bank of Boston. Mr. Wilmerding is a Director of the Indian Opportunities Fund.

  James F. Stack, 56, has been Vice President--Finance and Chief Financial Officer since July, 1991. From 1988 to 1991 Mr. Stack served as Vice President of Finance and Chief Financial Officer of Meredith Corp. Prior to that, Mr. Stack held a number of positions with General Electric Company over a 25 year period including Vice President and General Manager of GE Capital Housing Finance Department and Chief Financial Officer of GE Lighting Business Group.

  John A. Bowers, 42, has been Vice President--Human Resources since November, 1990. Prior to that time, Mr. Bowers served in various Human Resources positions with Providence Journal and its subsidiaries since 1980.

  Jack C. Clifford, 61, has been Vice President--Broadcasting and Cable Television since 1982.

  John L. Hammond, 49, has been Vice President--Legal since October 1992. Mr. Hammond was Vice President, General Counsel and Secretary of Landstar System, Inc. from 1989 to 1992. Prior to that, Mr. Hammond was employed by The Singer Company for ten years and was Deputy General Counsel at the time of his departure.

  Joanne L. Yestramski, 41, has been Vice President--Comptroller since April 1994. From 1991 to 1994, Ms. Yestramski served as Vice President--Treasurer of the Museum of Science, Boston, Massachusetts. From 1985 to 1991, Ms. Yestramski served as Vice President, Treasurer of Biotechnica International, Inc.

  Howard G. Sutton, 45, is currently Vice President--General Manager, a position he has held since 1987.

  Joel N. Stark, 50, is currently Vice President--Publishing Development and Marketing, a position he has held since 1988.

  James V. Wyman, 71, is currently Vice President and Executive Editor, a position he has held since 1989.

  Harry Dyson, 58, is currently Treasurer and Secretary, a position he has held since 1986.

  Committees of the Board of Directors of New Providence Journal. The standing committees of the Board of Directors of New Providence Journal will be an Executive Committee, an Audit Committee, an Executive Compensation Committee and a Nominating Committee. The functions of each of these four committees are described and the members of each are listed below.

  The Executive Committee may exercise substantially all authority of the Board of Directors with specific exceptions provided by law and the New Providence Journal By-Laws. The members of the Executive Committee will be Henry D. Sharpe, Jr., Chairman, Patrick R. Wilmerding, W. Nicholas Thorndike, John W. Wall and Stephen Hamblett.

  Each year the Audit Committee will review New Providence Journal's audit plan, the scope of activities of the independent auditors and of internal auditors, the results of the audit after completion, and the fees for services performed during the year, and recommend to the Board of Directors the firm to be appointed as independent auditors. During portions of some meetings this Committee will meet with representatives of the independent auditors without any officers or employees of New Providence Journal present. The members of the Audit Committee will be Peter B. Freeman, Chairman, Fanchon M. Burnham, John W. Rosenblum and Henry P. Becton, Jr.

  The Executive Compensation Committee will administer New Providence Journal's Incentive Compensation Plan, its Stock Option Plans and all its retirement and benefit plans, will determine the compensation of key officers of New Providence Journal, will authorize and approve bonus-incentive compensation programs for executive personnel, and will oversee management succession and promotions. The members of the Executive Compensation Committee will be
        .

  The Nominating Committee will consider and recommend to the Board nominees for possible election to the Board of Directors and will consider other matters pertaining to the size and composition of the Board of Directors and its Committees. The members of the Nominating Committee will be F. Remington Ballou, Chairman, Henry P. Becton, Jr. and Fanchon M. Burnham. The Nominating Committee will give appropriate consideration to qualified persons recommended by stockholders if such recommendations are accompanied by information sufficient to enable the Nominating Committee to evaluate the qualifications of the persons recommended.

COMPENSATION OF NEW PROVIDENCE JOURNAL DIRECTORS

  The Board of Directors of New Providence Journal will be comprised of twelve Directors, two of whom will be salaried employees of New Providence Journal. The members of the New Providence Journal Board of Directors who are not officers of New Providence Journal will receive an annual retainer of $10,000 and a fee of $950 for each meeting attended. New Providence Journal will also pay each Director who is not an officer of New Providence Journal a fee of $750 for each New Providence Journal Board committee meeting attended. In addition, the Chairmen of the Executive Committee, Audit Committee, the Executive

Compensation Committee and Nominating Committee of the New Providence Journal Board of Directors will receive an annual retainer of $3,000, $2,500, $2,500 and $1,000, respectively. Directors who reside outside the Providence area will be reimbursed for their travel expenses incurred in connection with attendance at meetings of the New Providence Journal Board of Directors.

  The Directors of Providence Journal are participants in the Providence Journal Incentive Stock Unit Plan (the "IUP"). (See "Executive Compensation-- Providence Journal Incentive Stock Unit Plan.") At December 31, 1994, such Directors held 658 units in the IUP ("Stock Units"). Upon the termination and liquidation of the IUP, which is expected to occur in mid-1995, such Directors will be paid 2/3 of their payout in cash and 1/3 in stock, net of taxes. Based upon a Stock Unit value of $11,489 per unit (determined as described in footnote (1) to the table, Aggregate SAR Exercises in last Fiscal Year and Year-End SAR Values included herein), the amount of the total payout to Providence Journal Directors is estimated to be $3.8 million. The IUP will be terminated prior to the completion of the Plan of Reorganization and the Merger and will not be assumed by New Providence Journal.

  New Providence Journal will be assuming the 1994 Non-Employee Director Stock Option Plan. Each Director received a stock option to purchase five shares of Providence Journal Class A Common Stock on October 1, 1994, and will receive a stock option to purchase five additional shares of New Providence Journal Class A Common Stock on each subsequent October 1st. (See "Stock Incentive Plans of Providence Journal Assumed by New Providence Journal".)

EXECUTIVE COMPENSATION

  The following table sets forth for the fiscal years ended December 31, 1994, 1993 and 1992 information regarding compensation paid by Providence Journal to the Chief Executive Officer and Providence Journal's other four most highly compensated executive officers (the "Providence Journal Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                    ANNUAL COMPENSATION            COMPENSATION
                          --------------------------------------- ---------------
   NAME AND PRINCIPAL                              OTHER ANNUAL     RESTRICTED       ALL OTHER
        POSITION          YEAR  SALARY   BONUS   COMPENSATION (1) STOCK AWARDS(2) COMPENSATION (3)
   ------------------     ---- -------- -------- ---------------- --------------- ----------------
Stephen Hamblett........  1994 $600,000 $360,000         --         $      --         $    702
 Chairman, Chief          1993  600,000  360,000         --          1,013,800          30,702
 Executive Officer        1992  600,000  300,000         --                --              702
 and Publisher
Trygve E. Myhren........  1994  500,000  300,000         --                --         $    702
 President and            1993  500,000  300,000      51,949           762,200          25,702
 Chief Operating Officer  1992  500,000  200,000      55,180               --            1,301
James F. Stack..........  1994  275,000  165,000         --                --         $    702
 Vice President--Finance  1993  275,000  165,000      49,478           503,200          20,771
 and Chief Financial      1992  270,000  132,500         --                --              --
 Officer
Jack C. Clifford........  1994  260,000  171,000      47,481               --         $544,702
 Vice President--         1993  260,000  156,000         --            407,000             702
 Broadcast and Cable      1992  240,000  120,000         --                --              702
 Television
John A. Bowers..........  1994  180,000  108,000      52,544               --         $    702
 Vice President--         1993  180,000  108,000         --            273,800           9,702
 Human Resources          1992  173,000  110,201         --                --              702

- --------
(1) This column includes the aggregate incremental cost to Providence Journal of providing various perquisites and personal benefits. Includes automobile purchase allowances in 1994 for Mr. Clifford and

   Mr. Bowers of $21,702 and $31,540, respectively. During 1993 Mr. Myhren and Mr. Stack were granted allowances to purchase vehicles including tax reimbursement for $23,148 and $25,119, respectively. Includes relocation expenses totaling $21,273 for Mr. Myhren in 1992.
(2) This column shows the market value of restricted stock unit awards made pursuant to the Providence Journal Restricted Stock Unit Plan on the date of grant, which was October 1, 1993, to senior officers of Providence Journal including the executives listed on the table above. Restricted stock shares will be completely vested at the end of a three year period. The number of restricted stock holdings at the end of 1994 were for Mr. Hamblett, 137 shares; Mr. Myhren, 103 shares; Mr. Stack, 68 shares; Mr. Clifford, 55 shares; and Mr. Bowers, 37 shares. Dividends are added to the awards as and when declared, but have not been accrued in the listed valuation. For further information concerning the Restricted Stock Unit Plan, see "Stock Incentive Plans of Providence Journal Assumed by New Providence Journal-Restricted Stock Unit Plan".
(3) The amount shown for Mr. Clifford in 1994 includes a payout of $544,000 pursuant to a previous deferred bonus arrangement. The amounts shown for 1993 include Providence Journal Class A Common Stock granted in lieu of salary increases in 1993 to Mr. Hamblett, Mr. Myhren, Mr. Stack and Mr. Bowers in the amounts of $30,000, $25,000, $19,250 and $9,000, respectively. The remaining amounts shown in the table are amounts contributed under the Journal 401(k) Plan as described below under the caption "Retirement Benefits".

                     OPTION/SAR GRANTS IN FISCAL YEAR 1994

                             INDIVIDUAL GRANTS
- ---------------------------------------------------------------------------
                                                                            POTENTIAL REALIZABLE
                                                                              VALUE AT ASSUMED
                                                                            ANNUAL RATES OF STOCK
                         NUMBER OF   PERCENT OF                              PRICE APPRECIATION
                         SECURITIES TOTAL OPTIONS                                    FOR
                         UNDERLYING  GRANTED TO                                OPTION TERM(2)
                          OPTIONS   EMPLOYEES IN     EXERCISE    EXPIRATION ---------------------
          NAME            GRANTED    FISCAL YEAR  PRICE($/SH)(1)    DATE      5%($)     10%($)
          ----           ---------- ------------- -------------- ---------- --------- -----------
Stephen Hamblett........    150         21.1%         $7,700      9/30/04   $ 726,300 $ 1,840,800
Trygve E. Myhren........    115         16.2%          7,700      9/30/04     556,830   1,411,280
James F. Stack..........     65          9.1%          7,700      9/30/04     314,730     797,680
Jack C. Clifford........     55          7.7%          7,700      9/30/04     266,310     674,960
John A. Bowers..........     35          4.9%          7,700      9/30/04     169,470     429,520

- --------
(1) The per share option exercise price represents the fair market value of Providence Journal Class A Common Stock at the date of grant. A May 1994 valuation by an independent appraisal firm was used as the principal basis to determine the fair market value inasmuch as Providence Journal shares are not traded on a public market. The options granted become exercisable in four equal annual installments beginning one year after the grant date. For further information concerning the 1994 Employee Stock Option Plan, see "Stock Incentive Plans of Providence Journal Assumed by New Providence Journal--1994 Stock Option Plans".
(2) The dollar amounts under these columns result from calculations at the 5% and 10% assumed appreciation rate set by the Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Providence Journal Class A Common Stock price. At the 5% and 10% assumed appreciation rate the price per share of Providence Journal Class A Common Stock would be $12,542 and $19,972, respectively.

  PROVIDENCE JOURNAL INCENTIVE STOCK UNIT PLAN. The following table relates to the Providence Journal IUP, created in 1971. The IUP provides incentive compensation to key officers and to all Directors of Providence Journal. The purpose of the IUP is to attract and retain persons of outstanding competence and to promote stockholder interests. The IUP is administered by the Executive Committee of the Board, which is authorized, under the IUP, to (a) select those employees and Directors to be granted Stock Units; (b) determine the number of Stock Units to be granted; (c) determine the time or times when Stock Units may be granted; (d) determine the time or times when amounts may become payable with respect to the Stock Units; (e) determine the fair market value of the stock of Providence Journal for purposes of the IUP; (f) determine the appropriate interest rate for installment payments under the IUP; and (g) approve purchases of Stock Units through the voluntary deferral of compensation.

  The Executive Committee is to maintain an account for each grantee of Stock Units under the IUP with the number of Stock Units granted and their fair market value on the date granted. Any dividends declared and paid by Providence Journal on its outstanding common stock shall be credited to the account of each grantee of the IUP with respect to the Stock Units in such grantee's account, with dividend equivalents converted into additional Stock Units at the end of each calendar year.

  For purposes of the IUP, the fair market value of the Stock Units is 100% of the fair market value of the common stock of Providence Journal determined by reference to the most recent price offered by Providence Journal to purchase shares under its quarterly stock repurchase program, or, if no such program is in effect, by reference to an appropriate measure of current value as determined by the Executive Committee, historically, the appraised fair market value as determined by an independent appraisal firm selected by the Board.

  Employee grants under the IUP are subject to a five year vesting schedule at the rate of 20% per calendar year of employment after the calendar year in which the grant was made. Director grants vest immediately.

  The measure of benefit payable to any grantee upon termination of grantee's participation in the IUP is the vested portion of the excess, if any, of the total fair market value of the Stock Units in such grantee's account on the date of such termination over the fair market value on the date of grant.

  Termination of participation in, and valuation under, the IUP occur upon termination of grantee's employment or service as a director, total disability or retirement. Amounts payable under the IUP may be made in installments over a period not to exceed ten years or in one sum, as determined in the discretion of the Executive Committee. Interest on the unpaid balance of installment payouts shall be earned at a rate determined by the Executive Committee.

  Any grantee who has attained the age of 55 may request liquidation of up to 20% of his or her vested Stock Units in any calendar year. Such special request may be granted in the sole discretion of the Executive Committee. During 1994, Mr. Hamblett was granted liquidations of vested Stock Units in the amount of $3,957,894. In addition, any grantee may elect to convert his or her vested Stock Units to fixed dollar deferred compensation beginning at age 55 of up to 10% per year or such other rate as the Executive Committee may approve.

  The Executive Committee has determined that the IUP will be terminated and liquidated upon the next independent appraisal of Providence Journal Class A Common Stock, which is anticipated to be in mid-1995, but in any event, prior to the Closing of the Merger. Such liquidation will be paid 2/3 in cash and 1/3 in stock net of taxes. Based upon an estimated Stock Unit value of $11,489 per unit (determined as described in the footnote to the table immediately below), the estimated payout upon termination of the IUP would be approximately $25.6 million. (See the Providence Journal Pro Forma Condensed Balance Sheet, footnote (7), included herein.)

      AGGREGATED SAR EXERCISES IN LAST FISCAL YEAR AND YEAR-END SAR VALUES

                                                           APPRECIATED VALUE OF
                                                                   IUP
                                         ACCUMULATED UNITS AT DECEMBER 31, 1994
     NAME                                VESTED/NON-VESTED VESTED/NON-VESTED(1)
     ----                                ----------------- --------------------
Stephen Hamblett........................     1,417/55      $12,882,671/$753,348
Trygve E. Myhren........................      625/173       3,775,991/1,213,803
Jack C. Clifford........................       512/15        4,218,154/ 216,761
James F. Stack..........................      181/124          939,736/ 704,979
John A. Bowers..........................       110/76          428,376/ 333,531

- --------
(1) IUP values are based upon an estimated stock unit value of $11,489 per unit as of December 31, 1994. Given the absence of a current independent appraisal and the lack of an established trading market, the Executive Committee established this estimated value by reference to the nominal value attributed by Bear Stearns to the Continental Merger Stock and the Providence Journal's estimate of the pro forma equity value of New Providence Journal, both as determined in November 1994.

  RETIREMENT BENEFITS. The following table illustrates the maximum annual benefits payable as a single life annuity under the basic benefit formula in the Providence Journal Pension Plan (see below) to an officer retiring at age 65 with the specified combination of final average salary and years of credited service.

                               PENSION PLAN TABLE

       EARNINGS CREDITED
         FOR RETIREMENT
            BENEFITS                     YEARS OF SERVICE AT RETIREMENT
       -----------------                 ------------------------------
                                   10          15              20          25
                                 ------- --------------- --------------- -------
  150,000.......................  28,177          42,265          53,353  70,442
  200,000.......................  38,177          57,265          76,353  95,442
  300,000.......................  58,177          87,265         116,353 145,442
  400,000.......................  78,177         117,265         156,353 195,442
  500,000.......................  98,177         147,265         196,353 245,442
  600,000....................... 118,177         177,265         236,353 295,442
  700,000....................... 138,177         207,265         276,353 345,442
  800,000....................... 158,177         237,265         316,353 395,442
  900,000....................... 178,177         267,265         356,353 445,442
1,000,000....................... 198,177         297,265         396,353 495,442
1,100,000....................... 218,177         327,265         436,353 545,442
1,200,000....................... 238,177         357,265         476,353 595,442

  Providence Journal maintains a retirement income plan (the "Providence Journal Pension Plan") which is a funded, qualified, non-contributory, defined benefit plan that covers all employees, including executive officers, of Providence Journal and its subsidiaries. The Providence Journal Pension Plan provides benefits based on the participant's highest average salary for the 60 consecutive months within the ten years last served with Providence Journal prior to retirement and the participant's length of service. The amounts payable under the Providence Journal Pension Plan are in addition to any Social Security benefit to be received by a participant. The Providence Journal Pension Plan benefit vests upon completion of five years of service with Providence Journal.

  As of December 31, 1994, the Providence Journal Named Executive Officers have the following years of credited service with Providence Journal: Mr. Hamblett, 37 years; Mr. Myhren, 4 years; Mr. Stack, 3 years; Mr. Clifford, 16 years; and Mr. Bowers, 15 years. However, for purposes of calculating their retirement benefit in the above table, Mr. Myhren, Mr. Stack and Mr. Clifford are deemed to have been employed with Providence Journal since age 35. The resulting benefit for each of these three executive officers would be reduced by an amount which represents the estimate of benefits under the provisions of the Providence Journal Retirement Plan based upon the executive officer's years of service with prior employers. (See discussion of Supplemental Retirement Plan, below.)

  The amounts shown in the table above have been calculated without reference to the maximum limitations imposed by the Code on benefits which may be paid, or on compensation that may be recognized, under a qualified defined benefit plan. The amounts include the estimated total annual retirement benefits that would be paid from the Providence Journal Pension Plan and, if applicable, the Excess Benefit Plan and the Supplemental Retirement Plan.

  Providence Journal has established an Excess Benefit Plan to provide pension benefits for certain employees, including the Providence Journal Named Executive Officers. The Excess Benefit Plan provides that each participant will receive benefits thereunder equal to the difference between the amount such participant is entitled to receive under the Providence Journal Pension Plan and the amount he or she would have been entitled to receive without regard to the maximum limitations imposed by the Code. Participants will be vested under the Excess Benefit Plan according to the same vesting provisions as the Providence Journal Pension Plan. The Excess Benefit Plan is unfunded.

  Providence Journal has also established a Supplemental Retirement Plan to provide full retirement benefits (less an imputed benefit for service with previous employers) for any of the five top executive officers of Providence Journal who retire as employees of Providence Journal and who would not otherwise receive full pension benefits because of a shortened length of service with Providence Journal. The Supplemental Retirement Plan is unfunded. "Covered Compensation" for the Providence Journal Named Executive Officers under the Supplemental Retirement Plan is the total of their salary and bonus payments shown in the Summary Compensation Table, above.

  Providence Journal has established the Journal Qualified Compensation Deferral Plan (the "Journal 401(k) Plan") to provide a savings incentive for employees. The Journal 401(k) Plan involves a contribution of up to $10.50/week by Providence Journal for each participating employee and a matching contribution of $3 per week for each participant who deducts from 2% to 15% of pre-tax income. Employees who have completed six months of service with Providence Journal, including the Providence Journal Named Executive Officers, are eligible to participate in the Journal 401(k) Plan.

  CHANGE OF CONTROL AGREEMENTS. On October 11, 1993, Providence Journal entered into an agreement with each of Messrs. Hamblett, Myhren, Stack, Clifford and Bowers, which agreements become effective upon a change in control of Providence Journal.

  In the event of a change in control, each of the agreements with the Providence Journal Named Executive Officers provides a three-year term of employment with responsibilities, compensation and benefits at least commensurate with those experienced by such officer during the prior six (6) months. If terminated involuntarily, the individual is entitled to 299% of the highest annual base salary and average bonus received during the prior three years (the "Maximum Severance") as a lump sum severance payment. In the event of a voluntary resignation, the agreement provides a severance benefit equal to six months of base salary. Dismissal of the officer for cause results in no severance payment to the individual.

  Also on October 11, 1993, Providence Journal agreed to pay the Maximum Severance in the event any of the above officers was involuntarily terminated as a result of a corporate restructuring, such as the Plan of Reorganization and the Merger, even if prior to a change of control. However, the Maximum Severance will not apply in the case of any termination for cause, for unsatisfactory performance or as a result of a reduction in staff for economic reasons. The agreement specifies that if Providence Journal seeks to retain the officer subsequent to the restructuring, even with diminished responsibilities, and such executive declines, a severance payment from Providence Journal to the officer would be discretionary.

  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. Providence Journal has no compensation committee of its Board of Directors but its Executive Committee performs the functions thereof. The members of the Executive Committee during 1994 were Messrs. Hamblett, Sharpe, Thorndike, Wall and Wilmerding. Mr. Hamblett is the Chairman of the Board and Chief Executive Officer of Providence Journal.

STOCK INCENTIVE PLANS OF PROVIDENCE JOURNAL ASSUMED BY NEW PROVIDENCE JOURNAL

  Providence Journal maintains the following Stock Incentive Plans, which, upon approval of the Providence Journal Proposals by the stockholders of Providence Journal, will be assumed by New Providence Journal: (i) the 1994 Employee Stock Option Plan; (ii) the 1994 Non-Employee Director Stock Option Plan; and (iii) the Restricted Stock Unit Plan. In connection with the Plan of Reorganization and the Merger, New Providence Journal will assume the 1994 Employee Stock Option Plan, the 1994 Non-Employee Director Stock Option Plan and the Restricted Stock Unit Plan and the options and awards outstanding under such plans. All references therein to Providence Journal and Providence Journal Class A Common Stock will be deemed to refer to New Providence Journal and New Providence Journal Class A Common Stock.

  1994 EMPLOYEE STOCK OPTION PLAN. The 1994 Employee Stock Option Plan was adopted by the Board of Directors of Providence Journal effective as of October 1, 1994 and is being submitted for approval by the stockholders of Providence Journal at its Annual Meeting in June 1995. If such approval has not occurred by August 31, 1995, the 1994 Employee Stock Option Plan shall be terminated, and any option grants previously made shall be void. Assuming that such stockholder approval is obtained prior to August 31, 1995, and assuming stockholder approval of the Plan of Reorganization and the Merger at the Providence Journal Special Meeting, the 1994 Employee Stock Option Plan shall remain in effect until the earlier of five years from October 1, 1994 or termination of the 1994 Employee Stock Option Plan by the Board of Directors of New Providence Journal.

  The 1994 Employee Stock Option Plan is intended to provide long-term incentive compensation and share ownership opportunities to selected key employees, thereby allowing Providence Journal to attract and retain high quality key employees. These incentives will contribute to the success of Providence Journal by further aligning the participants' and stockholders' interests.

  Under the terms of the 1994 Employee Stock Option Plan, key employees recommended by the Executive Committee of the Board (or by any other committee appointed by the Board consisting of two or more non-employee Directors), are eligible to receive grants of stock options. According to the provisions of the 1994 Employee Stock Option Plan, such committee has a wide degree of flexibility in selecting the participants in the 1994 Employee Stock Option Plan, determining the size of grants of options, establishing the terms and conditions of such option grants, amending the terms and conditions of any outstanding option brought about by any adjustments and reorganizations, as discussed below (see "Adjustments and Reorganizations"), and otherwise making such determinations and/or interpretations and establishing such procedures as may be necessary or advisable for the administration of the 1994 Employee Stock Option Plan.

  Shares Subject to the 1994 Employee Stock Option Plan. The maximum number of shares of Providence Journal Class A Common Stock that can be used for purposes of the 1994 Employee Stock Option Plan is 3,750 shares. Of these, no more than 750 such shares may be issued to any one individual. Shares may be awarded from authorized and unissued shares or from treasury shares, as determined by the Executive Committee.

  Stock Options. Stock options granted under the 1994 Employee Stock Option Plan are Non-Qualified Stock Options that do not satisfy the criteria of
Section 422 of the Code. The exercise price of any stock option granted under the 1994 Employee Stock Option Plan shall be the fair market value on the date of the grant. Subject to the maximum number of shares issuable under the 1994 Employee Stock Option Plan, the Executive Committee shall have discretion in determining the number of options and shares subject to such options.

  The options shall vest and be exercisable at such times and according to such terms and conditions as determined by the Executive Committee, and the Executive Committee shall have the authority to accelerate the vesting of any stock options as it deems appropriate for the 1994 Employee Stock Option Plan or Providence Journal. The Executive Committee shall also set forth at the time of grant the terms and conditions of the treatment of any outstanding stock options in the event of a termination of employment.

  All options granted become exercisable in four equal annual installments beginning one year after the grant date. The option term is ten years.

  Change of Control Benefits. Upon a "Change of Control" of Providence Journal (defined in the 1994 Employee Stock Option Plan to include (i) a change of control of Providence Journal of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or similar schedule) of the Exchange Act; (ii) Providence Journal becoming a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which the then-current Directors constitute less than a majority of the Board thereafter; (iii) a series of events over a period of 24 consecutive months in which Directors at the beginning of that time do not constitute at least a majority of the Board; or (iv) any person becomes beneficial owner of securities of Providence Journal representing 20% or more of the combined voting power of Providence Journal's then outstanding securities, unless the Board has approved such acquisition, but not in excess of 50% of the combined voting power) stock options granted under the 1994 Employee Stock Option Plan will become immediately vested and exercisable, irrespective of the original vesting schedule or any attempt by the Executive Committee to alter this right of immediate vesting. The Plan of Reorganization does not constitute a Change of Control for purposes of the 1994 Employee Stock Option Plan. Upon consummation of the Merger, the 1994 Employee Stock Option Plan will be assumed by New Providence Journal.

  Adjustments and Reorganization. In the event of a merger, reorganization, consolidation, recapitalization, share combination, stock dividend, stock split, spin-off or other distribution (other than normal cash dividends) of Providence Journal's assets to its stockholders, or other change in the structure of Providence Journal affecting its shares, such appropriate adjustments shall be made (i) in the aggregate number and class of shares which may be issued under the 1994 Employee Stock Option Plan, and (ii) the number and class of and/or price of shares subject to outstanding options granted under the 1994 Employee Stock Option Plan, as deemed appropriate by the Executive Committee in its discretion, to prevent the dilution or enlargement of rights to any participant.

  Tax Aspects. The following is a brief description of the federal tax treatment that will generally apply to awards made under the 1994 Employee Stock Option Plan, based on federal income tax laws in effect on the date hereof. The exact federal income tax treatment of awards will depend on the specific nature of any such award.

  The 1994 Employee Stock Option Plan allows for grants of Non-Qualified Stock Options that do not satisfy the criteria of Section 422 of the Code. The grant of such an option to acquire stock is generally not a taxable event for the optionee. Upon exercise of the option, the optionee will generally recognize ordinary income in an amount equal to the excess of the fair market value of the stock acquired upon exercise (determined as of the date of exercise) over the exercise price of such option, and Providence Journal will be entitled to a deduction equal to such amount.

  Special rules will apply, however, if, upon registration of New Providence Journal's stock, the optionee is subject to Section 16 of the Exchange Act and the option is exercised during the period within six months after the time the option is granted (the "Section 16(b) Period"), when a sale of stock acquired upon exercise of the option could subject such optionee to suit under Section
16. In such case, the optionee would not recognize ordinary income, and New Providence Journal would not be entitled to a deduction until the expiration of the Section 16(b) Period. Upon such expiration, the optionee would recognize ordinary income, New Providence Journal would be entitled to a deduction, equal to the excess of the fair market value of the stock (determined as of the expiration of the Section 16(b) Period) over the option exercise price. Such an optionee may elect under Section 83(b) of the Code to recognize ordinary income on the date of exercise, in which case New Providence Journal would be entitled to a deduction at that time equal to the amount of the ordinary income recognized.

  Upon registration of New Providence Journal stock under Section 12 of the Exchange Act, Section 162(m) of the Code limits to $1 million the deductibility of compensation received in a year by New Providence Journal's chief executive officer or by any one of the other four most highly compensated officers, unless such compensation qualifies as "performance-based" or falls within other exemptions under Section 162(m). Awards under the 1994 Employee Stock Option Plan will be deemed to qualify as "performance-based compensation," in which case New Providence Journal would be entitled to a deduction for compensation paid in the same amount as income is realized by the employee without any reduction under Section 162(m) of the Code.

  Rule 16b-3. Upon registration of New Providence Journal stock under Section 12 of the Exchange Act, pursuant to Section 16(b) of the Exchange Act, Directors, certain officers and 10% stockholders of New Providence Journal would be generally liable to New Providence Journal for repayment of any "short-swing" profits realized from any non-exempt purchase and sale of New Providence Journal stock occurring within a six-month period. Rule 16b-3, promulgated under the Exchange Act, provides an exemption from Section 16(b) liability for certain transactions by an officer or director pursuant to an employee benefit plan that complies with such Rule. Specifically, the grant of an option under an employee benefit plan that complies with Rule 16b-3 will not be deemed a purchase of a security and the actual or deemed sale of shares in connection with certain option exercises will not be deemed a sale for Section 16(b) purposes. The 1994 Employee Stock Option Plan is designed to comply with Rule 16b-3.

  THE 1994 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN. The 1994 Non-Employee Director Stock Option Plan was adopted by the Board of Directors of Providence Journal effective on October 1, 1994 and is being submitted for approval by the stockholders of Providence Journal at its Annual Meeting in June 1995. If such approval has not occurred by August 31, 1995, the 1994 Non-Employee Director Stock Option Plan shall be terminated, and any option grants previously made shall be void. Assuming that such stockholder approval is obtained prior to August 31, 1995, and assuming stockholder approval of the Plan of Reorganization and the Merger at the Providence Journal Special Meeting, the 1994 Non-Employee Director Stock Option Plan shall remain in effect until the earlier of five years from October 1, 1994 or termination of the 1994 Non-Employee Director Stock Option Plan by the Board of Directors of New Providence Journal.

  The 1994 Non-Employee Director Stock Option Plan is intended to provide long-term incentive compensation and share ownership opportunities to non-employee Directors, thereby helping Providence Journal to attract and retain high quality directors. These incentives will contribute to the success of Providence Journal by providing a greater identity of interest between the Directors and stockholders.

  Under the terms of the 1994 Non-Employee Director Stock Option Plan, the non-employee Directors are eligible to receive grants of stock options. All ten non-employee Directors participate in the plan automatically and will continue to participate in the 1994 Non-Employee Director Stock Option Plan immediately after October 1, 1994.

  Shares Subject to the 1994 Non-Employee Director Stock Option Plan. The maximum number of shares of Providence Journal Class A Common Stock that can be used for purposes of the 1994 Non-Employee Director Stock Option Plan is 250 shares. Shares may be awarded from authorized and unissued shares or from treasury shares, as determined by the Executive Committee.

  Stock Options. Stock options granted under the 1994 Non-Employee Director Stock Option Plan are non-qualified stock options that do not satisfy the criteria of Section 422 of the Code. Each non-employee Director received a stock option to purchase five shares of Providence Journal Class A Common Stock on

October 1, 1994 and will receive a stock option to purchase five additional shares of New Providence Journal Class A Common Stock on each subsequent October 1st each year the plan is in effect. The exercise price of any stock option granted under the 1994 Non-Employee Director Stock Option Plan will be 100% of the fair market value on the date of grant. Each stock option shall have a term of ten years and shall become initially exercisable on the first anniversary of the grant date.

  When a Director ceases to be a member of the Board, each option held by such Director shall continue to be exercisable for a period of three years or the end of the original term, whichever is first to occur.

  Change of Control Benefits. Upon a "Change of Control" of Providence Journal (defined in the 1994 Non-Employee Director Stock Option Plan to include (i) a change of control of Providence Journal of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or similar schedule) of the Exchange Act; (ii) Providence Journal becoming a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which the then-current Directors constitute less than a majority of the Board thereafter; (iii) a series of events over a period of 24 consecutive months in which Directors at the beginning of that time do not constitute at least a majority of the Board; or (iv) any person becomes beneficial owner of securities of Providence Journal representing 20% or more of the combined voting power of Providence Journal's then outstanding securities, unless the Board has approved such acquisition, but not in excess of 50% of the combined voting power) stock options granted under the 1994 Non-Employee Director Stock Option Plan will become immediately exercisable. The Plan of Reorganization does not constitute a Change of Control for purposes of the 1994 Non-Employee Director Stock Option Plan. Upon consummation of the Merger, the 1994 Non-Employee Director Stock Option Plan will be assumed by New Providence Journal.

  Adjustments and Reorganization. In the event of a merger, reorganization, consolidation, recapitalization, share combination, stock dividend, stock split, spin-off or other distribution (other than normal cash dividends) of Providence Journal's assets to its stockholders, or other change in the structure of Providence Journal affecting its shares, such appropriate adjustments shall be made (i) in the aggregate number and class of shares which may be issued under the 1994 Non-Employee Director Stock Option Plan, and (ii) the number and class of and/or price of shares subject to outstanding options granted under the 1994 Non-Employee Director Stock Option Plan, as deemed appropriate by the Executive Committee in its discretion, to prevent the dilution or enlargement of rights to any participant.

  Tax Aspects. The tax consequences of options granted under the 1994 Non-Employee Director Stock Option Plan are the same as those of options granted under the 1994 Employee Stock Option Plan, as discussed above under the heading "1994 Employee Stock Option Plan--Tax Aspects".

  Rule 16b-3.The 1994 Non-Employee Director Stock Option Plan is designed to comply with Rule 16b-3. (See "1994 Employee Stock Option Plan--Rule 16b-3".)

  RESTRICTED STOCK UNIT PLAN. The Board of Directors of Providence Journal approved awards under the Restricted Stock Unit Plan on October 1, 1993. The purpose of the Restricted Stock Unit Plan is to provide a significant incentive opportunity based on stockholder value to retain key management during the reorganization of Providence Journal.

  Administration. The Restricted Stock Unit Plan is administered by the Executive Committee of the Board of Directors.

  Shares. A maximum of 680 shares of Providence Journal Class A Common Stock may be awarded under the Restricted Stock Unit Plan. Shares awarded under the Restricted Stock Unit Plan may be either shares reacquired by Providence Journal, including shares purchased in the open market, or authorized but previously unissued shares. Shares forfeited by participants under the Restricted Stock Unit Plan may be awarded to other participants under such plan.

  Participation. Shares under the Restricted Stock Unit Plan may be awarded to key employees, including officers of Providence Journal and its subsidiaries.

  Restricted Stock Unit Awards. Grants under the Restricted Stock Unit Plan are structured so that each award is equivalent to one share of Providence Journal Class A Common Stock. Dividend equivalents accrue on the awards prior to payout and are deemed to be reinvested in additional shares.

  Vesting. Grants under the Restricted Stock Unit Plan, including additional awards accrued as a result of dividends and the reinvestment of dividends will be 100% vested at the end of three years, except in the case of certain acceleration provisions. Upon vesting, the awards will be paid out, net of withholding, in actual shares of New Providence Journal Class A Common Stock.

  Acceleration of Vesting. Vesting of the awards under the Restricted Stock Unit Plan will be accelerated in the event of death, total disability, or retirement (with pro rata distribution) and upon termination of employment of the participant when initiated by Providence Journal other than for cause. Termination for any other reason will result in forfeiture of the unvested grants.

  Deferral of Payment. Participants will be offered the opportunity to defer receipt of the payout of vested awards. Participants may elect this voluntary deferral prior to the commencement of the third year of the vesting period. Deferred amounts will be paid out in actual shares at the time of retirement, termination of employment, or after a specific period of time, at the election of the participant. During the deferral period, the grants under the Restricted Stock Unit Plan free of restrictions will continue to accrue and reinvest dividends.

  Federal Income Tax Features. Under current law, no taxable income for federal income tax purposes will be realized by participants who receive awards of shares during the year in which they are awarded. At the time the shares are vested and received by the participant free of restrictions, the participant is subject to federal income tax for the fair market value of the stock at the time of the vesting. The participant will receive a reduced number of shares to account for the payment of his or her income tax obligation. Participants who defer receipt of the awards under the Restricted Stock Unit Plan free of restrictions will delay the recognition of the shares' value as ordinary income until such time as the shares are received.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Providence Journal's compensation of senior executives is administered by the five member Executive Committee of the Board of Directors. Four members of the Executive Committee are non-employee Directors. The sole employee member, Mr. Hamblett, makes recommendations to the Executive Committee but does not vote on compensation matters. The Executive Committee, with the assistance of an external compensation consultant, develops and adopts executive compensation policy, as well as annual compensation for senior management, subject, in some cases, to ratification by Providence Journal's Board of Directors.

  Compensation policy is structured to attract, motivate and retain high quality management talent. Principal components of executive compensation include: base salary, annual performance-based bonus, and long-term incentive compensation, which historically has been in the form of incentive stock units.

  Compensation for the Chief Executive Officer, as well as other corporate executive officers, is established annually by recommendation of the Executive Committee to the Board of Directors. Base salary is established based upon similar positions at other media companies of a comparable size. A comprehensive media industry salary survey is utilized in addition to weighing such factors as an individual's qualifications, experience, responsibilities, and performance.

  Incentive compensation focuses on both short and long-term performance:

    a. The annual bonus plan is based upon Providence Journal's earnings before interest, depreciation, and taxes (EBIT). In addition, the Executive Committee has discretion to increase or decrease the bonus earned for EBIT performance based upon accomplishment of individual non-financial objectives.

    b. Long-term incentive opportunity has been provided by the Incentive Stock Unit Plan. An explanation of the plan is provided as part of the Incentive Stock Unit Plan table. This long-term plan is intended to encourage ownership and have executives share stockholder interests in Providence Journal's performance. The plan also promotes long-term retention of participating executives.

  In the past three years, several actions (described below) were taken by the Executive Committee to increase the performance-based component of total compensation for the CEO and top four corporate executives. Frederic W. Cook & Company, Inc., an independent compensation consulting firm, was retained by the Executive Committee to evaluate all aspects of executive compensation.

  a. base salaries were not increased in 1993, 1994, and 1995.

  b. shares of Providence Journal stock were awarded in lieu of base salary increases in 1993 only.

  c. since 1993, the annual bonus opportunity was increased from 50 percent to 60 percent of salary, to be earned based upon Providence Journal's actual EBIT as compared to EBIT objectives.

  d. in 1993, a restricted stock unit plan was implemented to further stockholder interests and in a particular effort to retain management during the reorganization of Providence Journal. At the end of three years, compensation is paid in company stock, net of taxes.

  e. in 1994, Providence Journal implemented non-qualified stock option plans as a more relevant and competitive long-term incentive. The plans will replace the IUP. These plans, the "Providence Journal 1994 Stock Option Plan" and the "Providence Journal 1994 Non-Employee Director Stock Option Plan" will be presented for stockholder approval at the 1995 Annual Meeting.

  This report has been submitted by the members of the Executive Committee:

    Henry D. Sharpe, Jr. (Chairman)
    Stephen Hamblett
    W. Nicholas Thorndike
    John W. Wall
    Patrick R. Wilmerding

STOCKHOLDER RETURN PERFORMANCE GRAPH

  The following line graph is a comparison based on an initial $100 investment of the yearly percentage change in Providence Journal's cumulative total stockholder return with the cumulative total return of the Standard & Poor's 500 Stock Index and the cumulative total return of a group of peer issuers. Providence Journal Common Stock is not traded on a public exchange. Valuations for this graph for the years 1989 through 1993 have been based upon an annual fair market appraisal of an independent appraisal firm. The value for 1994 is based upon an estimated stock price of $11,489 per share as of December 31, 1994. Given the absence of a current independent appraisal and the lack of an established trading market, the Executive Committee established this estimated value by reference to the nominal value attributed by Bear Stearns to the Continental Merger Stock and Providence Journal's estimate of the pro forma equity values of New Providence Journal both as determined in November 1994. The peer group includes Meredith Corporation, Multimedia Corporation, The New York Times Company, Times Mirror Company, Tribune Company and The Washington Post Company.

                             [GRAPH APPEARS HERE]

                            $100 invested 12/31/89


                                              Industry
              Year-end               PJC       Index      S&P*
              --------               ---       -----      ----
                   1988               NA           NA     $    NA
                   1989          $100.00      $100.00     $100.00
                   1990          $102.57      $ 75.68     $ 96.83
                   1991          $131.34      $ 85.72     $126.41
                   1992          $127.12      $ 98.43     $136.11
                   1993          $156.42      $112.87     $149.70
                   1994          $207.55      $106.12     $151.68

For purposes of the graph, it was assumed that $100 was invested in Providence Journal Common Stock, the S & P 500 Stock Index and the Peer Group which is also weighted by market capitalization. Dividends are assumed to be reinvested.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The law firm of Edwards & Angell, of which Mr. Harris is a partner, regularly performs legal services for Providence Journal. Edwards & Angell has acted as Providence Journal's principal counsel for over 60 years.

OWNERSHIP OF PROVIDENCE JOURNAL CAPITAL STOCK AND NEW PROVIDENCE JOURNAL CAPITAL STOCK

  Information relating to the ownership of Providence Journal Common Stock is set forth in "The Special Meetings--Ownership of Providence Journal Securities". Following the Reorganization and the Merger, holders of shares of Providence Journal Common Stock immediately prior to the Reorganization who have not exercised and perfected dissenters' rights under the RIBCA will own shares of New Providence Journal Common Stock constituting 100% of the equity and voting power of New Providence Journal, in the same proportion (and of the same class and amount) as shares of Providence Journal Common Stock which had been held as of such date.

               DESCRIPTION OF NEW PROVIDENCE JOURNAL COMMON STOCK

  Immediately prior to the PJC Spin-Off, New Providence Journal will be authorized to issue 900,000 shares of capital stock consisting of: (i) 600,000 shares of New Providence Journal Class A Common Stock, 38,689 of which will be issued pursuant to the PJC Spin-Off and 450,000 shares of which may be issued upon the exercise of rights issued pursuant to the NPJ Rights Agreement and
(ii) 300,000 shares of New Providence Journal Class B Common Stock, 46,961 of which will be issued pursuant to the PJC Spin-Off and 225,000 of which may be issued upon the exercise of rights issued pursuant to the NPJ Rights Agreement.

NEW PROVIDENCE JOURNAL COMMON STOCK

  GENERAL. The New Providence Journal Certificate is set forth as Exhibit I to the Plan of Reorganization, which is Annex II hereto, and is identical in all material respects to the Providence Journal Charter. The rights, privileges and preferences of New Providence Journal Class A Common Stock and New Providence Journal Class B Common Stock are identical in all material respects to the rights, privileges and preferences of Providence Journal Class A Common Stock and Providence Journal Class B Common Stock, respectively.

  VOTING. Each share of New Providence Journal Class A Common Stock entitles the holder thereof to one vote on all matters submitted to the stockholders and each share of New Providence Journal Class B Common Stock entitles the holder thereof to four votes on all such matters. Except as set forth below and except as may otherwise be required by law, all actions submitted to a vote of New Providence Journal's stockholders will be voted on by holders of New Providence Journal Class A Common Stock and New Providence Journal Class B Common Stock together as a single class. The affirmative vote of the holders of a majority of the outstanding shares of New Providence Journal Class A Common Stock and New Providence Journal Class B Common Stock, voting separately as a class, is required (i) to approve any amendment to the New Providence Journal Certificate that would alter or change the powers, preferences or special rights of such series so as to affect it adversely and (ii) to approve such other matters as may require class votes under the DGCL.

  DIVIDENDS AND OTHER DISTRIBUTIONS (INCLUDING DISTRIBUTIONS UPON LIQUIDATION OR SALE). Each share of New Providence Journal Class A Common Stock and New Providence Journal Class B Common Stock will be equal in respect of dividends and other distributions in cash, stock or property (including distributions upon liquidation of New Providence Journal and consideration to be received upon a merger or consolidation of New Providence Journal or a sale of all or substantially all of New Providence Journal's assets), except a dividend payable in shares of New Providence Journal Class B Common Stock to holders of New Providence Journal Class B Common Stock and in shares of New Providence Journal Class A Common Stock to the holders of New Providence Journal Class A Common Stock shall be deemed to be shared equally among both classes. No dividend shall be declared or paid in shares of New Providence Journal Class B Common Stock except to holders of New Providence Journal Class B Common Stock, but dividends may be declared and paid, as determined by the Board of Directors, in shares of New Providence Journal Class A Common Stock to all holders of New Providence Journal Common Stock.

  TRANSFERABILITY OF SHARES. New Providence Journal Class A Common Stock is freely transferable, subject to New Providence Journal's right of first refusal. (See "Right of First Refusal".) New Providence Journal Class B Common Stock is also subject to a right of first refusal, and is not transferable by a stockholder except to or among, principally, such holder's spouse, parents or a lineal descendant of a parent, certain trusts established for their benefit and certain corporations (collectively, "NPJ Permitted Transferees". Further, any securities convertible into shares of New Providence Journal Class B Common Stock or which carry a right to subscribe to or acquire shares of New Providence Journal Class B Common Stock are subject to the same restrictions on transfer applicable to New Providence Journal Class B Common Stock described above. Any purported transfer of New Providence Journal Class B Common Stock other than to a NPJ Permitted Transferee shall be null and void and of no effect and the purported transfer by a holder of New Providence Journal Class B Common Stock, other than to a NPJ Permitted Transferee, will result in the immediate and automatic conversion of such holder's shares of New Providence Journal Class B Common Stock into shares of New Providence Journal Class A Common Stock. In addition, the New Providence Journal Class B Common Stock is convertible at the holder's option at all times, without cost to the stockholder, into New Providence Journal Class A Common Stock on a share-for-share basis.

  PREEMPTIVE RIGHTS. Stockholders of New Providence Journal will have preemptive rights to acquire authorized but unissued shares or securities convertible into shares or carrying a right to subscribe to or acquire shares to the extent provided in, and as limited by, the DGCL and the New Providence Journal Certificate, as in effect from time to time, but in no event shall stockholders (i) have preemptive rights to acquire treasury shares of New Providence Journal upon their reissuance, (ii) have any rights to acquire New Providence Journal Class A Common Stock issued upon conversion of New Providence Journal Class B Common Stock as discussed above, or (iii) have rights to acquire shares which are contrary to the provisions of the NPJ Rights Agreement, or another agreement which New Providence Journal's Board of Directors determines to be substantially similar to the NPJ Rights Agreement.

  RIGHT OF FIRST REFUSAL. The sale of any New Providence Journal Common Stock, or the sale of securities convertible into, or which carry a right to subscribe to or acquire, shares of New Providence Journal Common Stock, is subject to New Providence Journal's right of first refusal to purchase the shares or securities at the lowest price at which the stockholder is willing to sell such stock. In order to implement such provisions, New Providence Journal stockholders are required by the New Providence Journal Certificate to give notice to New Providence Journal of such stockholder's desire to sell such shares or other securities, which notice must include the price at which such stockholder is willing to sell and the other pertinent terms of such proposed sale. New Providence Journal has fifteen days after receipt of such notice to exercise its right to acquire such shares or other securities and, if it so elects, will acquire such shares or other securities upon the terms and conditions specified in the stockholder's notice. If New Providence Journal does not elect to acquire the shares or other securities within such fifteen-day period, the selling stockholder may, within thirty days of the expiration of such fifteen-day period, sell such shares at a price not lower than that specified in the notice and on other terms no more favorable to the purchaser than those offered to New Providence Journal. In certain circumstances, the vote of 80% of New Providence Journal's combined voting power of the then outstanding shares of voting capital stock is required to amend, repeal or adopt provisions inconsistent with the right of first refusal provisions.

CERTAIN PROVISIONS IN THE NEW PROVIDENCE JOURNAL CERTIFICATE

  The New Providence Journal Certificate and the New Providence Journal By-Laws are substantially identical to the Providence Journal Charter and the Providence Journal By-Laws, except for requirements under Delaware Law. Accordingly, the New Providence Journal Certificate and the New Providence Journal By-Laws provide for indemnification of Directors and officers to the fullest extent permitted by applicable law, and contain various antitakeover provisions intended to (i) promote stability of New Providence Journal's stockholder base and (ii) render more difficult certain unsolicited or hostile attempts to take over New Providence Journal, which could disrupt New Providence Journal, divert the attention of New Providence Journal's Directors, officers and employees and adversely affect the independence and integrity of New Providence Journal's media operations. A summary of the principal antitakeover provisions is set forth below.

  CLASSIFIED BOARD OF DIRECTORS, REMOVAL OF DIRECTORS AND RELATED
MATTERS. Pursuant to the New Providence Journal Certificate, the Board shall consist of twelve members and will be divided into three classes, each class to be equal in number. The terms of office of Directors will expire, respectively, at the annual meetings of stockholders in 1996, 1997 and 1998. Successors to any Directors whose terms are expiring are elected to three-year terms and hold office until their successors are elected and qualified. The New Providence Journal Certificate also provides that Directors of New Providence Journal may be removed at any time, without cause, and only by an affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of stock of all classes entitled to vote generally in the election of

Directors cast at a meeting of stockholders called for the purpose of such removal; provided, however, such 80% vote shall not be required for any such removal recommended to the stockholders by the vote of not less than two-thirds of the whole Board of Directors.

  INCREASED STOCKHOLDER VOTE REQUIRED IN CERTAIN BUSINESS COMBINATIONS AND OTHER TRANSACTIONS. The New Providence Journal Certificate provides that in addition to any vote ordinarily required under Delaware Law, the affirmative vote of (i) not less than two-thirds of the whole Board of Directors or (ii) if subsection (i) above is not fully complied with, the holders of at least 80% of the combined voting power of the then outstanding shares of stock of all classes entitled to vote generally in the election of Directors would be required to approve certain business combinations.

  RELEVANT FACTORS TO BE CONSIDERED BY THE BOARD. The New Providence Journal Certificate provides that prior to voting with regard to any business combination, the Board shall consider all relevant factors, including, but not limited to, (i) freedom of the press, (ii) the independence and integrity of New Providence Journal's ability to publish an independent, high quality, comprehensive newspaper and to freely conduct its other operations to the advantage of the customers and markets served, (iii) the social and economic effects of the transactions on stockholders, employees, customers, suppliers and other constituents of New Providence Journal and its subsidiaries, (iv) the economic strength, business reputation, managerial ability and recognized integrity of the party proposing the business combination and (v) the effects on the communities served by New Providence Journal's newspapers and by its other operations.

  AMENDMENT OF CERTAIN CHARTER AND BY-LAW PROVISIONS. The New Providence Journal Certificate provides that any alteration, amendment, repeal or rescission of certain sections of the New Providence Journal Certificate must be approved by the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of stock of all classes entitled to vote generally in the election of Directors, cast at a meeting of the stockholders called for the purpose of amending, altering, changing, repealing or adopting any provisions inconsistent with the existing section; provided, however, such requirement shall not apply if the amendment, alteration, change, repeal or adoption shall be recommended to the stockholders by the vote of not less than two-thirds of the entire Board of Directors and shall instead require only the vote, if any, required by the applicable provisions of Delaware Law.

NPJ RIGHTS AGREEMENT

  Immediately after the PJC Spin-Off, New Providence Journal will become a party to the NPJ Rights Agreement with The First National Bank of Boston, as Rights Agent, pursuant to which the Board of Directors of New Providence Journal will authorize the issuance of one Class A right (a "Class A Right") with respect to each share of New Providence Journal Class A Common Stock and one Class B right (a "Class B Right") with respect to each share of New Providence Journal Class B Common Stock to the holders of record at the close of business on the date of the PJC Spin-Off. In addition a Right shall be issued with respect to any share of New Providence Journal Common Stock that shall become outstanding between the PJC Spin-Off and the earlier of a Distribution Date or the Expiration Date (both as hereinafter defined). The Class A Rights and the Class B Rights (collectively, the "Rights") will be transferrable only in connection with the transfer of the New Providence Journal Common Stock.

  As soon as practicable after a Distribution Date, the Rights Agent shall send to the record holders of New Providence Journal Common Stock at the close of business on the Distribution Date a Rights certificate. "Distribution Date" means the earlier of (i) the tenth business day after the commencement of a tender or exchange offer under the Exchange Act for a number of shares of the New Providence Journal Common Stock having 15% or more of the voting power, unless during such ten business day period the Board of Directors of New Providence Journal declares that the tenth business day following such tender or exchange offer shall not be a Distribution Date, or (ii) the tenth business day after a Stock Acquisition Date. A "Stock Acquisition Date" means the first date of public announcement (or determination by New Providence Journal, whether or not announced publicly) by an acquiror (unless approved by the New Providence Journal

Board of Directors or having certain prior relationships with New Providence Journal) that it has become the beneficial owner of 10% or more of the voting power of New Providence Journal.

  The Board of Directors of New Providence Journal may elect to redeem all but not less than all of the then outstanding Rights at a redemption price of $.01 per Right, as such amount may be adjusted to reflect any combination or subdivision of the outstanding New Providence Journal Common Stock or any similar transaction, at any time up to and including the tenth business day after a Stock Acquisition Date. Subject to certain conditions, the holder of any Rights certificate may exercise the Rights evidenced thereby at any time after the date on which New Providence Journal's right to redeem has expired upon surrender of the Rights certificate to the Rights Agent, together with payment of the purchase price, on or prior to January 31, 2005 (the "Expiration Date"). The initial purchase price to a holder for a share of New Providence Journal Class A Common Stock or New Providence Journal Class B Common Stock pursuant to the exercise of either a Class A Right or Class B Right will be fixed at a number which is approximately one half of the market value of the New Providence Journal Common Stock, subject to adjustment from time to time as provided in Sections 11 and 13 of the NPJ Rights Agreement. The purchase price may be adjusted as a result of, among other things, the declaration of a dividend, the combination of outstanding New Providence Journal Class A Common Stock and New Providence Journal Class B Common Stock into a smaller number of shares or the issuance of shares in connection with a reclassification.

  In the event that on or after a Stock Acquisition Date:

    (i) any company shall merge into New Providence Journal or any of its subsidiaries or otherwise combine with New Providence Journal or any of its subsidiaries and New Providence Journal or such subsidiary shall be the continuing and surviving corporation of such merger or combination; or

    (ii) any person shall sell or otherwise transfer assets to New Providence Journal in exchange for 50% or more of the shares of any class of capital stock of New Providence Journal or any of its subsidiaries, and any class of New Providence Journal Common Stock shall remain outstanding and unchanged; or

    (iii) any person shall become the beneficial owner of a number of shares of the outstanding New Providence Journal Common Stock having 15% or more of the voting power of New Providence Journal;

and in certain other circumstances, the Board of Directors of New Providence Journal shall order an exchange of New Providence Journal Common Stock for all or part of the then outstanding and exercisable Rights at an exchange ratio of three shares of New Providence Journal Class A Common Stock per Class A Right and three shares of New Providence Journal Class B Common Stock per Class B Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction. Pursuant to the New Providence Journal Certificate, approximately 75% of the shares of each of New Providence Journal Class A Common Stock and New Providence Journal Class B Common Stock are reserved for issuance under the NPJ Rights Agreement.

  If at any time on or after a Stock Acquisition Date, New Providence Journal merges into another company or another company merges into New Providence Journal or if New Providence Journal shall sell or transfer assets or earning power aggregating more than 50% of the assets or earning power of New Providence Journal, each holder of a Right shall have the right to receive such number of shares of common stock of the acquiring company as shall have a value equal to twice the value of New Providence Journal Common Stock held by such holder.

  The acquiring company shall be liable for, and shall assume by virtue of the merger, all obligations and duties of New Providence Journal pursuant to the NPJ Rights Agreement. Under the NPJ Rights Agreement, the acquiring company shall take the necessary steps to reserve sufficient authorized but unissued capital stock to permit the exercise by New Providence Journal stockholders of their rights under the NPJ Rights Agreement.

  The Rights certificates can be transferred, split up, combined or exchanged; however, no person holding Class B Rights may transfer such Rights except to a NPJ Permitted Transferee. Any purported transfer of Class B Rights other than to a NPJ Permitted Transferee shall be null and void and of no effect and the purported transfer by the holder of the Class B Rights will result in immediate and automatic conversion of the Class B Rights purported to be transferred by such holder to Class A Rights.

  New Providence Journal shall have the right of first refusal to purchase any Rights at the lowest price said holder is willing to sell before the same shall be sold by such party to another party.

                    COMPARISON OF RIGHTS OF STOCKHOLDERS OF
                 PROVIDENCE JOURNAL AND NEW PROVIDENCE JOURNAL

  If the PJC Spin-Off contemplated by the Plan of Reorganization is completed, holders of Providence Journal Class A Common Stock and Providence Journal Class B Common Stock will become holders of the same number of shares of New Providence Journal Class A Common Stock and New Providence Journal Class B Common Stock and the rights of the former Providence Journal stockholders will be governed by Delaware Law, the New Providence Journal Certificate and the New Providence Journal By-Laws. In addition, the holders of rights under the Rights Agreement will hold the same number and class of rights under the NPJ Rights Agreement. The New Providence Journal Certificate will be identical in all material respects to the Providence Journal Charter. The rights, privileges and preferences of New Providence Journal Class A Common Stock and New Providence Journal Class B Common Stock specified in the New Providence Journal Certificate will be identical in all material respects to the rights, privileges and preferences of Providence Journal Class A Common Stock and Providence Journal Class B Common Stock specified in the Providence Journal Charter, respectively. For a discussion of a comparison of rights of stockholders under Rhode Island Law and stockholders under Delaware Law, see "Comparison of Rights of Stockholders of Providence Journal and Continental".

          DESCRIPTION OF PROVIDENCE JOURNAL CABLE TELEVISION BUSINESS

BUSINESS

  As measured by basic cable subscribers, Providence Journal Cable is currently the 16th largest cable system operator in the United States. As of March 31, 1995, Providence Journal Cable owned and managed cable television systems passing approximately 1,258,000 Homes and serving approximately 783,000 basic subscribers/1/ in nine states.

  Providence Journal Cable's goal is to acquire and retain customers that will subscribe to a broad range of video services. This is achieved through the formation of regional system clusters, development of technologically advanced systems and a strong commitment to customer service and community relations.

CABLE TELEVISION BUSINESS

  Cable television delivers a wide variety of channels of television programming, primarily video entertainment and informational programming, to subscribers who pay a monthly fee for the service they receive. Television and radio signals are received off-air or via satellite delivery by antennas, microwave relay stations and satellite earth stations and are modulated, amplified and distributed over a network of coaxial and fiber-optic cable to the subscribers' television sets. Cable television systems typically are constructed and operated pursuant to non-exclusive franchises awarded by local governmental authorities for specified periods of time.

  Providence Journal Cable's systems offer subscribers choices of services, any of which may include television signals available off-air in any locality, television signals from distant cities (so-called "super stations"), non-broadcast channels (such as Entertainment and Sports Programming Network ("ESPN"), Cable News Network ("CNN"), Cable Satellite Public Affairs Network ("C-SPAN"), The USA Network ("USA") and MTV: Music Television ("MTV")), displays of information such as time, news, weather and stock market reports and public, educational and governmental access channels. Providence Journal Cable's systems also provide premium television services to their subscribers for an extra monthly charge. These services (including Home Box Office ("HBO"), Cinemax, Showtime, The Movie Channel, The Disney Channel and regional sports channels) feature full-length motion pictures without commercial interruption, sporting events, concerts and other entertainment programming. In addition, many of Providence Journal Cable's systems offer digital audio services as a separate premium service.

  Providence Journal Cable, like other cable television operators, offers to its subscribers multiple channels of television programming, consisting primarily of video entertainment, sports and news, as well as informational services, locally originated programming and digital audio programming. Although services vary from system to system because of differences in channel capacity and viewer interest, each of Providence Journal Cable's systems typically offers a basic package, a second tier of cable programming services, four a la carte services which are also offered in a grouping which Providence Journal Cable considers a "new product tier" under recent FCC rulings, four to six optional premium services, 30 channels of digital audio programming and two to four pay-per-view channels. Subscribers are required by federal law to purchase the basic service package in order to be able to purchase any other services. (See "Legislation and Regulation--Federal Regulation".)
- --------
/1/A "basic subscriber" means a person who subscribes, at a minimum, to Providence Journal Cable's basic tier, which consists of broadcast television signals available locally off-air, local origination and public, educational and governmental access channels. Bulk subscribers are accounted for on an "equivalent billing unit" basis, by dividing aggregate bulk-billed service revenues by the stated basic service rate. Bulk service revenues include charges for bulk basic programming and bulk non-premium cable programming services. The number of residential subscribers minus the number of courtesy accounts is added to the bulk equivalent to determine the total subscriber number. The number shown includes 100% of subscribers from certain systems that are currently partially owned, but which are anticipated to be wholly owned at the Effective Time.

  Providence Journal Cable offers basic services generally consisting of television signals available locally off-air, some superstations and local origination and public, educational and governmental access channels. Advertiser-supported cable programming services are available typically on an additional tier. In furtherance of Providence Journal Cable's strategy of providing maximum choice to its subscribers, Providence Journal Cable offers a variety of tiers and premium services. See "Legislation and Regulation" for a description of recent legislation and pending regulation that limit Providence Journal Cable's ability to price and tier its programming services.

  Providence Journal Cable's revenues are derived principally from monthly subscription fees. Rates charged to subscribers vary from market to market. At March 31, 1995, Providence Journal Cable's monthly rates for basic cable service averaged $10.64 company-wide with a low of $7.20 and a high of $19.46, second tier cable programming service rates averaged $9.46 with a range of $3.04 to $15.89, a la carte rates averaged $0.88 per channel with a low of $0.30 and a high of $1.54, and premium service rates ranged from $6.95 to $12.55 per service. Providence Journal Cable also offers combinations of selected services at discounted prices. Providence Journal Cable generally charges monthly fees for converters, program guides, and descrambling and remote control tuning devices. Subscribers are free to terminate service at any time without additional charge, but are charged a reconnection fee to resume service.

  In addition to subscriber fees, Providence Journal Cable derives revenues from the sale of advertising time on advertising-supported, satellite-delivered networks such as ESPN, MTV and CNN, as well as on locally originated programming. Providence Journal Cable's advertising revenues increased from $8.6 million in 1989 to $17.4 million in 1994, representing a compound growth rate of 15%. Providence Journal Cable's advertising revenues in the first quarter of 1995 were $4.0 million, an increase of 14% over the first quarter of 1994. Another source of revenues is the sale of pay-per-view movies and events to Providence Journal Cable's basic subscribers in systems where such service is offered. Revenues from pay-per-view movies and events increased 5.3% to $5.1 million during 1994. During the first quarter of 1995, pay-per-view movie and event revenue was $1.1 million compared to $1.2 million in the first quarter of 1994, a decrease of 10%. Providence Journal Cable also receives a percentage of the proceeds from subscribers' purchases of merchandise offered on "home shopping" programs. Although Providence Journal Cable believes that these and other services could become more substantial sources of income over time, there can be no assurance in this regard.

  Providence Journal Cable's cable operations are conducted through Colony and Colony Cablevision as well as its Copley/Colony and King Videocable joint ventures.

DEVELOPMENT OF PROVIDENCE JOURNAL CABLE

  From Providence Journal Cable's inception through the early 1990's, the majority of Providence Journal Cable's growth was attributable to constructing, operating and marketing new cable television systems. Providence Journal Cable's growth since then is largely attributable to intensive marketing of its basic and premium services, to line extensions within its existing franchise areas and to the purchase and development of existing cable television systems, which are usually in close proximity to Providence Journal Cable's existing systems. In particular, Providence Journal Cable's acquisition of King Videocable and the former Palmer Systems (now Colony Cablevision) in 1992 more than doubled the number of Providence Journal Cable's basic subscribers. More recently, Providence Journal Cable's growth has been supplemented by ancillary revenue sources, including advertising, pay-per-view movies and events and home shopping revenues.

  The following table summarizes the growth of Providence Journal Cable since December 31, 1992.

                                    AS OF DECEMBER 31            AS OF MARCH 31
                             ----------------------------------  --------------
                                1992        1993        1994          1995
                             ----------  ----------  ----------  --------------
Homes Passed by Cable(1)....  1,202,000   1,224,000   1,253,000     1,258,000
Number of Basic
 Subscribers(2).............    722,000     738,000     771,000       783,000
Basic penetration(3)........       60.0%       60.3%       61.5%         62.3%
Number of Premium
 Subscriptions(4)...........    440,000     467,000     510,000       522,000
Premium Penetration(5)......       61.0%       63.3%       66.2%         66.6%
Monthly Revenue per Average
 Basic Subscriber(6)........     $30.78      $30.63      $29.44        $29.49

- --------
(1) Estimated dwelling units located sufficiently close to Providence Journal Cable's cable plant to be practicably connected without any further extension of principal transmission lines.
(2) A "basic subscriber" means a person who subscribes, at a minimum, to Providence Journal Cable's basic tier, which consists of broadcast television signals available locally off-air, local origination and public, educational and governmental access channels. Bulk subscribers are accounted for on an "equivalent billing unit" basis by dividing aggregate bulk-billed service revenues by the stated basic service rate. Bulk service revenues include charges for bulk basic programming and bulk non-premium cable programming services. The number of residential subscribers minus the number of courtesy accounts is added to the bulk equivalent to determine the total subscriber number. The number shown includes 100% of subscribers from certain systems that are currently partially owned, but which are anticipated to be wholly owned at the Effective Time.
(3) Basic subscribers as a percentage of Homes passed by cable.
(4) Equals the number of premium services subscribed to by subscribers. Premium services include only single channel services offered for a monthly fee per channel and do not include packages of channels offered for a single monthly fee.
(5) Premium subscriptions as a percentage of basic subscribers. A subscriber may purchase more than one premium service, each of which is counted as a separate premium subscriber. This ratio may be greater than 100% if the average customer subscribes to more than one premium service.

(6) Subscriber revenue divided by the average number of basic subscribers for Providence Journal Cable's combined systems during the twelve month period ended December 31 for each year presented and the three month period ended March 31, 1995.

PROVIDENCE JOURNAL CABLE'S SYSTEMS

  The following table sets forth information relating to Providence Journal Cable's systems as of December 31, 1994.

                                         COMBINED SUMMARY SUBSCRIBER DATA
                                        NUMBER OF                NUMBER OF
                          HOMES PASSED    BASIC       BASIC       PREMIUM      PREMIUM
                            BY CABLE   SUBSCRIBERS PENETRATION SUBSCRIPTIONS PENETRATION
                          ------------ ----------- ----------- ------------- -----------
COLONY:
Southeastern, MA........      99,201      64,990      65.5%        42,811       65.9%
Lowell, MA..............      66,574      44,473      66.8%        37,537       84.4%
Pawtucket, RI...........      33,069      18,396      55.6%        15,408       83.8%
Westerly, RI............      21,902      14,244      65.0%         8,946       62.8%
New York................      70,854      58,046      81.9%        40,004       68.9%
Florida.................     144,572      78,623      54.4%        50,174       63.8%
Lakewood, CA............      27,620      14,257      51.6%        12,592       88.3%
                           ---------     -------      -----       -------      ------
TOTAL COLONY............     463,792     293,029      63.2%       207,472       70.8%
                           ---------     -------      -----       -------      ------
COLONY CABLEVISION:
Naples, FL..............     174,682     122,477      70.1%        61,609       50.3%
Palm Desert, CA.........     106,429      66,707      62.7%        45,874       68.8%
                           ---------     -------      -----       -------      ------
TOTAL COLONY CABLEVI-
 SION...................     281,111     189,184      67.3%       107,483       56.8%
                           ---------     -------      -----       -------      ------
COPLEY/COLONY(1):
Costa Mesa, CA..........      40,274      21,613      53.7%        23,213      107.4%
Harbor, CA..............      53,976      21,783      40.4%        24,885      114.2%
Cypress, CA.............      19,777      10,785      54.5%        10,989      101.9%
                           ---------     -------      -----       -------      ------
TOTAL COPLEY/COLONY.....     114,027      54,181      47.5%        59,087      109.1%
                           ---------     -------      -----       -------      ------
KING VIDEOCABLE(2):
Tujunga, CA.............      44,367      31,654      71.3%        17,629       55.7%
Santa Clarita, CA.......      32,739      27,903      85.2%        16,250       58.2%
Riverside, CA...........      36,572      23,943      65.5%        16,702       69.8%
Placerville, CA.........      26,762      18,203      68.0%        11,501       63.2%
Lodi, CA................      26,710      14,114      52.8%         9,651       68.3%
San Andreas, CA.........      17,349      11,336      65.3%         4,393       38.8%
Mammoth Lakes, CA.......       8,534       7,423      87.0%         2,881       38.8%
Mt. Shasta, CA..........       8,280       5,424      65.5%         2,821       52.0%
Menifee, CA.............       1,982       1,758      88.7%         1,019       58.0%
Ellensburg, WA..........       9,215       5,924      64.3%         2,250       38.0%
Twin Falls, ID..........      25,791      16,114      62.5%         8,811       54.7%
Brooklyn Park/St. Croix,
 MN.....................     160,298      82,830      51.7%        53,793       64.9%
                           ---------     -------      -----       -------      ------
TOTAL KING..............     398,599     246,626      61.9%       147,701       59.9%
                           ---------     -------      -----       -------      ------
TOTAL PROVIDENCE JOURNAL
 CABLE..................   1,257,529     783,020      62.3%       521,743       66.6%
                           =========     =======      =====       =======      ======

- --------
(1) Copley/Colony is presently owned 50% by Colony and 50% by Copley Press Electronics Company. The information provided includes all of Copley/Colony, which Providence Journal anticipates will be wholly owned at the Effective Time.
(2) King Videocable is presently an indirect wholly owned subsidiary of KHC, which is owned 50% by Providence Journal and 50% by the Kelso Partnerships. The information provided includes all of King Videocable, which Providence Journal anticipates will be wholly owned at the Effective Time.

  COLONY. Colony consists of seven systems, representing forty-one franchise areas serving subscribers in Rhode Island, Massachusetts, New York, Florida, and California. Approximately 88% of Colony's basic subscribers are served by systems with at least 54-channel capacity. All of the Colony systems have addressable capability.

  COLONY CABLEVISION. Colony Cablevision consists of two systems, representing sixteen franchise areas serving subscribers in California and Florida. Approximately 69% of Colony Cablevision's basic subscribers are served by systems with at least 54-channel capacity. All of the Colony Cablevision systems have addressable capability.

  COPLEY/COLONY. Copley/Colony consists of three systems, representing eight franchise areas serving subscribers in California. All of Copley/Colony's basic subscribers are served by systems with at least 54-channel capacity. All of the Copley/Colony systems have addressable capability.

  KING VIDEOCABLE. King Videocable consists of fourteen systems, representing seventy-three franchise areas serving subscribers in Minnesota, Wisconsin, California, Washington and Idaho. Approximately 81% of King Videocable's basic subscribers are served by systems with at least 54-channel capacity. Approximately 68% of the King Videocable systems have addressable capability.

TECHNOLOGICAL DEVELOPMENTS

  Providence Journal Cable continues to upgrade the technical quality of its cable plant and to increase channel capacity for the delivery of additional programming and new services. Providence Journal Cable anticipates that system upgrades will enable it to provide customers with greater programming diversity, better picture quality and alternative communications delivery systems made possible by the introduction of fiber-optic technology and by the future application of digital compression.

  The use of fiber-optic cable as a supplement to coaxial cable is playing a major role in expanding channel capacity and improving the performance of cable television systems. Fiber-optic cable is capable of carrying hundreds of video, data and voice channels and, accordingly, its use is essential to the enhancement of a cable television system's technical capabilities. Providence Journal Cable's current policy to use fiber-optic technology in substantially all rebuild projects is based upon the benefits that fiber-optic technology provides over traditional coaxial cable distribution plant, the elimination of headends, lower ongoing maintenance and utility costs and improved picture quality and reliability.

  As of December 31, 1994, approximately 51% of Providence Journal Cable's subscribers were served by addressable converters. Addressable technology enables the cable operator to activate from a central control point cable television services to be delivered to each customer. As a result, Providence Journal Cable can upgrade or downgrade services to a customer immediately, without the delay or expense associated with dispatching a technician to the home. Addressable technology also reduces premium service theft, is an effective enforcement tool in collecting delinquent payments and allows Providence Journal Cable to offer pay-per-view services. Approximately 74% of Providence Journal Cable's subscribers are served by systems having at least 54-channel capacity.

FRANCHISES

  Cable television systems are generally constructed and operated under non-exclusive franchises granted by local governmental authorities. These franchises typically contain many conditions, such as time limitations on commencement and completion of construction; conditions of service, including number of channels, types of programming and the provision of free service to schools and certain other public institutions; and the maintenance of insurance and indemnity bonds. The provisions of local franchises are subject to federal regulation under the Cable Communications Policy Act of 1984 (the "1984 Cable Act"), as amended. (See "Legislation and Regulation--Cable Communications Policy Act of 1984" and "Federal Regulation".)

  As of March 31, 1995, Providence Journal Cable held 138 franchises. These franchises, all of which are non-exclusive, generally provide for the payment of fees to the franchising authority. Annual franchise fees imposed on Providence Journal Cable's systems range up to 5.0% of gross revenues. For the past three years, total franchise fee payments made by Providence Journal Cable have averaged approximately 4.4% of total revenues. The 1984 Cable Act prohibits franchising authorities from imposing annual franchise fees in excess of 5.0% of gross revenues and also permits the cable system operator to seek renegotiation and modification of franchise requirements if warranted by changed circumstances. Most of Providence Journal Cable's franchises can be terminated by the applicable franchising authority prior to their stated expiration for breach of material provisions. Providence Journal Cable has never had a franchise revoked and, to date, all of Providence Journal Cable's franchises have been renewed or extended at or prior to their stated expirations, frequently on modified but satisfactory terms.

  The 1984 Cable Act provides, among other things, for an orderly franchise renewal process in which franchise renewal will not be unreasonably withheld or, if renewal is withheld and the system is acquired by the franchise authority or a third party, the franchise authority must pay the operator the "fair market value" for the system covered by such franchise. In addition, the 1984 Cable Act establishes comprehensive renewal procedures which require that an incumbent franchisee's renewal application be assessed on its own merit and not as part of a comparative process with competing applications. (See "Legislation and Regulation-- Federal Regulation" and "Renewal of Franchises".) Franchises representing approximately 161,549 basic subscribers (approximately 20.6% of basic subscribers of Providence Journal Cable as of March 31, 1995) are scheduled to expire through 1998.

PROGRAMMING

  Providence Journal Cable provides programming to its subscribers pursuant to contracts with programming suppliers. Providence Journal Cable generally pays a monthly fee per subscriber for the right to distribute programming through all activated outlets in a subscriber's premises for Providence Journal Cable's second tier of cable programming services and for its premium services. Providence Journal Cable's programming contracts are generally for fixed periods of time and are subject to negotiated renewal. The costs to Providence Journal Cable to provide cable programming have increased in recent years and are expected to continue to increase due to additional programming being provided to subscribers, increased costs to produce or purchase cable programming, inflationary increases, regulation and other factors. Under the 1992 Cable Act, local broadcasting stations may require cable television operators to pay a fee for the right to continue to carry their local television signals. Alternatively, a local broadcaster may demand carriage under the 1992 Cable Act's "must-carry" provisions. Providence Journal Cable did not pay any fees to local broadcasting stations for local carriage but did enter into various in-kind compensation arrangements. (See "Legislation and Regulations--Federal Regulation" and "Carriage of Broadcast Television Signals".)

COMPETITION

  Providence Journal Cable competes with other communications and entertainment media, including conventional off-air television broadcast services, newspapers, movie theaters, live sporting events and home video products. Cable television service was first offered as a means of improving television reception in markets where terrain factors or remoteness from major cities limited the availability of off-air television. In some of the areas served by Providence Journal Cable, a substantial variety of television programming can be received off-air. For the last several years, the FCC has been authorizing the creation of additional low-power (UHF) television stations, which will increase the number of television signals in the country and provide off-air television programs to limited local areas. The extent to which cable television service is competitive depends upon a cable television system's ability to provide, on a cost effective basis, an even greater variety of programming than that available off-air or through other alternative delivery sources.

  Since Providence Journal Cable's systems operate under non-exclusive franchises, other companies may obtain permission to build cable television systems in areas where Providence Journal Cable presently operates. While Providence Journal Cable believes that the current level of overbuilding is not material, Providence Journal Cable is currently unable to predict the extent to which overbuilds may occur in Providence Journal Cable's franchise areas and the impact, if any, such overbuilds may have on Providence Journal Cable in the future.

  Additional competition may come from satellite master antenna television ("SMATV") systems servicing condominiums, apartment complexes and certain other private residential developments. The operators of these private systems often enter into exclusive agreements with apartment building owners or homeowners' associations that preclude operators of franchised cable television systems from serving residents of such private complexes. The widespread availability of reasonably priced earth stations enables private cable television systems to offer both improved reception of local television stations and many of the same satellite-delivered program services that are offered by franchised cable television systems. FCC regulations permit SMATV operators to use point-to-point microwave service to distribute video entertainment programming to their SMATV systems. A private cable television system normally is free of the regulatory burdens imposed on franchised cable television systems. Although a number of states have enacted laws to afford operators of franchised systems access to private complexes, the U.S. Supreme Court has held that cable companies cannot have such access without compensating the property owner. The access statutes of several states have been challenged successfully in the courts, and others are currently being challenged, including statutes in states in which Providence Journal Cable operates.

  In recent years, the FCC has initiated new policies and authorized new technologies to provide a more favorable operating environment for certain existing technologies and to create substantial additional competition to cable television systems. These technologies include, among others, DBS services which transmit signals by satellite to receiving facilities located on customers' premises. Although satellite-delivered programming is currently available to backyard earth stations, new, high-powered direct-to-home satellites make possible the wide-scale delivery of programming to individuals throughout the United States using roof-top or wall-mounted antennas. Companies offering DBS services plan to use video compression technology to increase satellite channel capacity and to provide a package of movies, broadcast stations and other program services competitive with those of cable television systems. Several companies are preparing to have DBS systems in place during this decade, and two companies began offering high-powered DBS service in 1994 in competition with cable television operators. Several companies intend to offer more than 100 channels of service over high-powered satellites using video compression technology. DBS service providers may be able to offer new and highly specialized services using a national base of subscribers. The ability of DBS service providers to compete with the cable television industry will depend on, among other factors, the availability of reception equipment at reasonable prices. Although it is not possible at this time to predict the likelihood of success of any DBS service ventures, DBS may offer substantial competition to cable television operators.

  Cable television systems also may compete with wireless program distribution services such as MMDS, commonly called wireless cable systems, which are licensed to serve specific areas. MMDS uses low power microwave frequencies to transmit pay television programming over-the-air to subscribers. MMDS systems' ability to compete with cable television systems has previously been limited by a lack of channel capacity, the inability to obtain programming and regulatory delays. Recently, NYNEX Corp. and Bell Atlantic Corp., agreed to invest up to $100,000,000 in CAI Wireless Systems Inc., a MMDS operator. In addition, Pacific Telesis Group announced that it would acquire Cross Country Wireless Inc., a MMDS operator. A series of actions taken by the FCC, including reallocating certain frequencies to the wireless services, are intended to facilitate the development of wireless cable television systems as an alternative means of distributing video programming. The FCC also initiated a new rule-making proceeding to allocate frequencies in the 28 GHz band for a new multi-channel wireless video service. Providence Journal Cable is unable to predict the extent to which additional competition from these services will materialize in the future or the impact such competition would have on Providence Journal Cable's operations.

  Other new technologies may become competitive with non-entertainment services that cable television systems can offer. The FCC has authorized television broadcast stations to transmit textual and graphic information useful both to consumers and to businesses. The FCC also permits commercial and non-commercial FM stations to use their subcarrier frequencies to provide non-broadcast services, including data transmissions. The FCC established an over-the-air Interactive Video and Data Service that will permit two-way interaction with commercial and educational programming along with informational and data services. Telephone companies and other common carriers also provide facilities for the transmission and distribution of data and other non-video services.

  In the past, federal cross-ownership restrictions have limited entry into the cable television business by potentially strong competitors such as telephone companies. Proposals recently adopted by the FCC and pending litigation and future legislation, could make it possible for companies with considerable resources, and consequently a potentially greater willingness or ability to overbuild, to enter the business. The FCC recently amended its rules to permit local telephone companies to offer "video dialtone" service for video programmers, including channel capacity for the carriage of video programming and certain non-common carrier activities such as video processing, billing and collection and joint marketing agreements. Furthermore, several federal district courts have struck down as unconstitutional a provision in the 1984 Cable Act which prevents local telephone companies from offering video programming on a non-common carrier basis directly to subscribers in their local telephone service areas. Two such district court decisions have been upheld by the United States Courts of Appeals for the Fourth Circuit and the Ninth Circuit. Other decisions have been appealed or will be appealed. Similar lawsuits have been filed by telephone companies in other states. Separate legislation to repeal the telco/cable cross-ownership ban, subject to certain regulatory requirements, has been introduced in the United States House of Representatives and the United States Senate and approved by the Senate Commerce, Science and Transportation Committee and the House Commerce Committee. Under the terms of these bills, a telephone company could build and operate a cable television system within its region or acquire an in-region cable operator, under certain circumstances. These bills would also, inter alia, preempt state and locally-imposed barriers to the provision of intrastate and interstate telecommunications services by cable system operators in competition with local telephone companies. Even in the absence of further changes in the cross-ownership restrictions, the expansion of telephone companies' fiber-optic systems may facilitate entry by other video service providers in competition with cable systems. (See "Legislation and Regulation-- Federal Regulation".)

PROPERTIES

  A cable television system consists of four principal operating components. The first component, known as the headend, receives television, radio and information signals by means of special antennas and satellite earth stations. The second component, the distribution network, which originates at the headend and extends throughout the system's service area, consists of microwave relays, coaxial or fiber-optic cables placed on utility poles or buried underground and associated electronic equipment. The third component of the system is a "drop cable," which extends from the distribution network into each customer's home and connects the distribution system to the customer's television set. The fourth component, a converter, is the home terminal device that expands channel capacity to permit reception of more programming. In recent years, Providence Journal Cable has begun to install in its systems converters than can be "addressed" by sending coded signals from the headend over the cable network. Addressable converters enable the system operator automatically to change the customer's level of service without visiting the customer's home. Addressable converters improve system programming flexibility, enable the operator to simplify its billing procedures, allow customers the option of changing levels of service on short notice and enable customers to select and pay for pay-per-view programming events.

  Providence Journal Cable's fiber-optic and coaxial cables generally are attached to utility poles under pole rental agreements with local public utilities, although in some areas the distribution cable is buried in underground ducts or trenches in the public right-of-way. The physical components of Providence Journal Cable's systems require maintenance and periodic upgrading to keep pace with technological advances.

  Providence Journal Cable leases office space for its corporate headquarters located in Providence, Rhode Island. Providence Journal Cable owns or leases parcels of real property for signal reception sites (antenna towers and headends), microwave facilities and business offices, and owns almost all of its service vehicles. Providence Journal Cable believes that its properties, both owned and leased, are in good condition and are suitable and adequate for Providence Journal Cable's business operations.

EMPLOYEES

  At March 31, 1995, Providence Journal Cable had 1,268 full-time and 216 part-time employees. Providence Journal Cable considers its relations with its employees to be good. There is one collective bargaining agreement relating to twelve employees in Twin Falls, Idaho.

LEGAL PROCEEDINGS

  On January 17, 1995, Cable LP I, Inc. ("Cable LP") brought a declaratory judgment action against Providence Journal, Colony and Dynamic Cablevision of Florida, Inc. ("Dynamic") in the Circuit Court of the Eleventh Judicial Circuit in and for Dade County, Florida. This case relates to the Dynamic Partnership, in which Dynamic is the general partner with an 89.8% interest, and Cable LP is the limited partner with a 10.2% interest. In this action, Cable LP claims that Dynamic was obligated to offer to sell to Cable LP Dynamic's general partnership interest before Providence Journal entered into the Merger Agreement with Continental. Cable LP further claims that Dynamic's offer to purchase Cable LP's limited partnership interest for $13.1 million triggered a right of first refusal entitling Cable LP to purchase the general partnership interest for $115 million. Cable LP seeks a declaration by the court that the right of first refusal it is asserting applies and supplemental relief in the form of an injunction barring consummation of the sale of the general partner's interest in the Dynamic Partnership to Continental.

  Providence Journal, Colony and Dynamic made a motion to strike allegations against them of bad faith and breach of fiduciary duty, which motion was granted by the court, and they filed an Answer to the Complaint and a Counterclaim on March 16, 1995. In their counterclaim, Colony and Dynamic seek a declaratory judgment that Cable LP unreasonably refused consent to the transfer of the general partner's interest to Continental and that a purported transfer of Cable LP's interest in the Dynamic Partnership to a partnership to be managed by Adelphia Communications, Inc. violates Dynamic's right of first refusal under the Dynamic Partnership Agreement. Discovery is well underway, and the case may be tried this summer.

  Providence Journal's management believes that the claims asserted by Cable LP are without merit and intends to vigorously defend this matter.

  Providence Journal Cable is a party to various other legal proceedings that are ordinary and incidental to its business. Management does not believe that any legal proceedings currently pending will have a material adverse effect on the combined financial condition or results of operation of Providence Journal Cable.

SELECTED COMBINED FINANCIAL DATA OF PROVIDENCE JOURNAL CABLE

  The following selected combined financial information for Providence Journal's owned and partially owned cable businesses has been derived from the combined financial statements of Providence Journal Cable which consists of Colony (a wholly owned subsidiary of Providence Journal), Colony Cablevision (a wholly owned division of Providence Journal since December 1992), Copley/Colony (a 50% owned joint venture of Colony), and King Videocable (a 50% owned joint venture of Providence Journal since February 1992). The data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Providence Journal Cable" and the combined financial statements and notes thereto included elsewhere herein for Providence Journal Cable. The combined statement of operations data for the years ended December 31, 1992, 1993 and 1994 and the combined balance sheet data as of December 31, 1992, 1993 and 1994 have been derived from the audited combined financial statements of Providence Journal

Cable. The combined statement of operations data for the two years ended December 31, 1990 and 1991 and the combined balance sheet data as of December 31, 1990 and 1991 have been derived from the separate audited financial statements of Colony and Copley/Colony. The combined statement of operations data for the three months ended March 31, 1994 and 1995 and the combined balance sheet data as of March 31, 1995 have been derived from the unaudited financial statements of Providence Journal Cable that, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for such periods. Operating results for the three months ended March 31, 1995 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1995.

                                                                             THREE MONTHS ENDED
                                   YEAR ENDED DECEMBER 31,                        MARCH 31,
                         ------------------------------------------------  -----------------------
                           1990      1991      1992      1993      1994         1994        1995
                         --------  --------  --------  --------  --------  --------------- -------
                                            (IN THOUSANDS, EXCEPT RATIOS)
STATEMENT OF OPERATIONS
 DATA:
Total Revenue........... $114,937  $118,791  $199,684  $281,593  $284,993     $ 70,356     $72,954
Operating expenses......   50,049    48,554    76,523   105,037   114,868       27,526      29,963
Selling, general and
 administrative
 expenses...............   27,396    28,951    45,180    62,446    58,152       14,569      14,594
Depreciation and
 amortization...........   23,179    24,640    58,750    99,554    85,783       22,716      20,857
Allocation of corporate
 overhead (1)...........    5,947     7,751     6,513     9,651    11,034        2,674       2,634
                         --------  --------  --------  --------  --------     --------     -------
Operating income........    8,366     8,895    12,718     4,905    15,156        2,871       4,906
Allocated interest
 expense from parent
 companies (2)..........      --        --    (16,516)  (39,938)  (41,318)      (9,899)    (10,501)
Other, net..............   (1,139)    3,466       591    (1,841)      555          620         822
                         --------  --------  --------  --------  --------     --------     -------
Income (loss) before
 income taxes and
 cumulative effect of
 change in accounting
 principle..............    7,227    12,361    (3,207)  (36,874)  (25,607)      (6,408)    (4,773)
Provision for income
 taxes..................    3,648     6,166       694   (11,219)   (8,182)      (1,925)     (1,401)
                         --------  --------  --------  --------  --------     --------     -------
Income (loss) before
 change in accounting
 principle..............    3,579     6,195    (3,901)  (25,655)  (17,425)      (4,483)     (3,372)
Cumulative effect of
 change in accounting
 principle..............      --        --      4,831       --        --           --          --
                         --------  --------  --------  --------  --------     --------     -------
Income (loss) before
 minority interests..... $  3,579  $  6,195  $    930  $(25,655) $(17,425)    $ (4,483)    $(3,372)
                         ========  ========  ========  ========  ========     ========     =======

                                      AS OF DECEMBER 31,
                         ------------------------------------------------  AS OF MARCH 31,
                           1990      1991      1992      1993      1994         1995
                         --------  --------  --------  --------  --------  ---------------
BALANCE SHEET DATA:
Total assets............ $140,747  $133,921  $867,150  $813,306  $777,102     $766,602
Long term debt..........   22,500    17,500    15,000       --        --           --
Amounts due to parent
 companies..............    5,915     1,235   596,885   593,073   574,821      568,813
Group equity............   45,662    51,929    89,334    70,403    57,142       54,719

                                                                             THREE MONTHS ENDED
                                   YEAR ENDED DECEMBER 31,                        MARCH 31,
                         ------------------------------------------------  -----------------------
                           1990      1991      1992      1993      1994         1994        1995
                         --------  --------  --------  --------  --------  --------------- -------
FINANCIAL RATIOS AND
 OTHER DATA:
EBITDA (3).............. $ 37,492  $ 41,286  $ 77,981  $114,110  $111,973     $ 28,261     $28,397
EBITDA as a Percentage
 of Revenue.............     32.6%     34.8%     39.1%     40.5%     39.3%        40.2%       38.9%
Net Cash Provided by
 Operating Activities...   20,741    28,932    53,753    69,940    68,288       16,093      18,330
Capital Expenditures....   22,605    18,722    27,391    49,094    47,766       10,649       9,613

- --------
(1) Parent companies provided certain services to Providence Journal Cable, including cash management, human resources, accounting, legal, tax and other corporate services. Corporate overhead relating to these services has been allocated to Providence Journal Cable. In the opinion of management these charges have been made on a reasonable basis (individual business revenue to total revenue), however, these charges are not necessarily indicative of the level of expenses that might have been incurred by Providence Journal Cable on a stand-alone basis.
(2) Represents allocation of interest expense on amounts due to parent companies.
(3) Operating income plus depreciation, amortization and allocation of parent company corporate overhead. Based on its experience in the cable television industry, Providence Journal believes that EBITDA and related measures of cash flow serve as important financial analysis tools for measuring and comparing cable television companies in several areas, such as liquidity, operating performance and leverage. EBITDA should not be considered by the reader as an alternative to operating or net income (computed in accordance with GAAP) as an indicator of Providence Journal Cable's performance, or as an alternative to cash flows from operating activities (computed in accordance with GAAP) as a measure of liquidity.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PROVIDENCE JOURNAL CABLE

  Four cable entities comprise all of the cable television systems of Providence Journal Cable owned or partially owned by Providence Journal. These entities are Colony (a wholly owned subsidiary of Providence Journal), Colony Cablevision (a division of Providence Journal), Copley/Colony (a 50% owned joint venture of Colony), and King Videocable (a 50% owned joint venture of Providence Journal). The selected financial data contained in the text and tables herein was prepared on a combined basis for Providence Journal Cable with appropriate elimination of intercompany transactions, allocation of corporate overhead and interest expense.

  Although Providence Journal accounted for the operations of investments in the 50% joint ventures under the equity method, the operations of such ventures have been fully combined on the basis that they are managed, together with all wholly owned and majority owned cable television businesses, by Providence Journal and its subsidiaries. In connection with the aforementioned Merger, Providence Journal will purchase the 50% interest of the Kelso Partnerships and, therefore, at the Effective Time, all acquired cable television businesses will be wholly owned.

  Providence Journal Cable's revenue growth has been primarily achieved by internal subscriber growth, acquisitions and increases in rates for services provided. Recent significant acquisitions include the purchase of a 50% ownership interest in King Videocable (as a part of Providence Journal's investment in KHC on February 25, 1992) and the purchase of cable systems of Colony Cablevision (formerly owned by Palmer) in November and December 1992. These two acquisitions more than doubled the number of basic subscribers serviced by Providence Journal Cable.

  Federal laws reregulating the cable television industry were implemented by the FCC effective September 1, 1993 and have limited Providence Journal Cable's ability to increase rates for certain subscriber services and to restructure its rates for certain services. The reregulation activities, which are further discussed under "Recent Legislation" herein, were designed to reduce subscriber rates and limit rate increases for certain cable services.

  Substantially all of Providence Journal Cable's revenues are earned from subscriber fees for basic cable programming and premium television services, the rental of converters and remote control devices, and installation fees. Additional revenues are generated by pay-per-view programming fees, the sale of advertising, and payments received as a result of revenue sharing agreements for products sold through home shopping networks.

  RESULTS OF OPERATIONS. This discussion should be read in conjunction with the accompanying audited financial statements and notes thereto. The results of operations for Providence Journal Cable represent the combined operations of all of the cable television systems owned or partially owned by Providence Journal. These historical financial results do not necessarily reflect the results of operations that would have existed had Providence Journal Cable been an independent company.

  The following table summarizes Providence Journal Cable's financial results:

                                                           THREE MONTHS ENDED
                              YEAR ENDED DECEMBER 31,           MARCH 31,
                             ----------------------------  --------------------
                               1992      1993      1994      1994       1995
                             --------  --------  --------  ---------  ---------
                                   (IN THOUSANDS)
STATEMENT OF OPERATIONS DA-
 TA:
Revenues:
Basic cable service........  $141,262  $205,846  $202,654   $ 50,910   $ 52,689
Premium cable service......    38,193    44,643    45,395     11,207     11,388
Advertising sales..........     9,946    14,042    17,410      3,486      3,963
Pay-per-view...............     3,727     4,887     5,145      1,258      1,130
Other......................     6,556    12,175    14,389      3,495      3,784
                             --------  --------  --------  ---------  ---------
  Total Revenues...........   199,684   281,593   284,993     70,356     72,954
Operating expenses.........    76,523   105,037   114,868     27,526     29,963
Selling, general and
 administrative expenses...    45,180    62,446    58,152     14,569     14,594
Depreciation and
 amortization..............    58,750    99,554    85,783     22,716     20,857
Allocation of corporate
 overhead..................     6,513     9,651    11,034      2,674      2,634
                             --------  --------  --------  ---------  ---------
  Operating income.........    12,718     4,905    15,156      2,871      4,906
Allocated interest expense
 from parent companies.....   (16,516)  (39,938)  (41,318)    (9,899)   (10,501)
Other, net.................       591    (1,841)      555        620        822
                             --------  --------  --------  ---------  ---------
Loss before income taxes
 and cumulative effect of
 change in accounting
 principle.................    (3,207)  (36,874)  (25,607)    (6,408)    (4,773)
Provision for income taxes.       694   (11,219)   (8,182)    (1,925)    (1,401)
                             --------  --------  --------  ---------  ---------
Loss before change in
 accounting principle......    (3,901)  (25,655)  (17,425)    (4,483)    (3,372)
Cumulative effect of change
 in accounting principle...     4,831       --        --         --         --
                             --------  --------  --------  ---------  ---------
Income (loss) before
 minority interests........  $    930  $(25,655) $(17,425) $  (4,483) $  (3,372)
                             ========  ========  ========  =========  =========
                                 AS OF DECEMBER 31,          AS OF MARCH 31,
                             ----------------------------  --------------------
                               1992      1993      1994      1994       1995
                             --------  --------  --------  ---------  ---------
SUBSCRIBER INFORMATION:
Basic Subscribers..........   722,000   738,000   771,000    754,000    783,000
Premium Subscriptions......   440,000   467,000   510,000    481,000    522,000
Premium Penetration........      61.0%     63.3%     66.2%      63.8%      66.6%
Monthly Revenue per Average
 Basic Subscriber..........  $  30.78  $  30.63  $  29.44  $   29.80  $   29.49
Average Monthly Premium
 Revenue per Subscription..  $   8.80  $   8.22  $   7.70  $    7.85  $    7.35

  Three Months Ended March 31, 1995 Compared with Three Months Ended March 31, 1994. Revenues rose 3.7% in the first three months of 1995 compared with the same period in 1994, reflecting higher basic subscriber levels. Basic subscribers were up 1.6% in the first three months to 783,000 from the December 31, 1994 level with the highest growth in basic subscribers in Hialeah, Florida, Los Angeles, California and Minneapolis, Minnesota. Monthly revenue per average basic subscriber was $29.49 in the first three months of 1995 compared with $29.80 in the comparable period of 1994. Revenue per subscriber decreased because of the FCC mandated rate reductions implemented on July 14, 1994. (See "Recent Legislation".)

  Premium cable service revenue increased 1.6% while premium subscriptions increased from 481,000 at March 31, 1994 to 522,000 as of March 31, 1995. The 522,000 premium subscriptions represent a 2.4% increase from the December 31, 1994 level, as new promotional programs attracted more subscribers. The premium penetration percentage increased from 63.8% to 66.6% during the three months ended March 31, 1995. Average monthly premium revenue per subscription was $7.85 in last year's first three months compared with $7.35 in 1995's first three months. This decline is due to promotional programs used to attract new premium subscribers at discounted rates.

  First three months' operating, selling, general and administrative expenses in 1995, excluding depreciation and amortization and allocated corporate overhead, rose 5.8%. The overall increase in expenses was primarily due to higher programming costs and technical costs related to increased basic subscriber levels. Depreciation and amortization expense decreased over the prior year's three months, reflecting a lower asset base.

  Operating loss before minority interests declined from $(4.5) million in the first three months of 1994 to $(3.4) million in the comparable period of 1995 reflecting primarily the improved operating results.

  1994 Compared with 1993. Revenues rose 1.2% compared with 1993, reflecting higher basic subscriber levels. The highest growth in basic subscribers was in Hialeah, Florida, Los Angeles, California and Minneapolis, Minnesota. Monthly revenue per average basic subscriber was $29.44 in 1994 compared with $30.63 in 1993. Revenue per subscriber decreased because of the FCC mandated rate reductions implemented on September 1, 1993, and again on July 14, 1994. (See "Recent Legislation".)

  Premium cable service revenue increased 1.7%. Premium subscriptions increased from 467,000 at December 31, 1993 to 510,000 as of December 31, 1994. The 9.2%
increase is the result of new promotional programs. The premium penetration percentage increased from 63.3% to 66.2% during the year ended December 31, 1994. Average monthly premium revenue per subscription was $8.22 in 1993 compared with $7.70 in 1994. This decline is due to promotional programs used to attract new premium subscribers at discounted rates.

  Operating, selling, general and administrative expenses in 1994, excluding depreciation and amortization and allocated corporate overhead, rose 3.3%. The overall increase in expenses was primarily due to the following: (1) higher programming costs; (2) technical costs related to increased basic subscriber levels; and (3) a change in the method of accounting to expense rather than capitalize the installation of wiring and additional outlets located in cable customers' homes. Depreciation and amortization expense decreased versus the prior year reflecting this change in capitalization policy as well as full amortization of certain intangible assets associated with the King Videocable and Colony Cablevision acquisitions.

  The increase in allocation of corporate overhead from $9.7 million to $11 million is primarily due to increased compensation costs associated with executive compensation programs. Corporate overhead has been allocated on the basis of revenue of Providence Journal Cable to total Providence Journal owned and managed revenue; however, these charges are not necessarily indicative of the level of expenses that might have been incurred by Providence Journal Cable on a stand-alone basis.

  Loss before minority interests declined from ($25.6) million to $(17.4) million due primarily to lower depreciation and amortization expense.

  1993 Compared with 1992. Revenues rose 41.0% over the prior year as a result of full year impact of the acquisitions of Colony Cablevision and King Videocable. Colony Cablevision added approximately 168,000 basic subscribers to Providence Journal Cable and Providence Journal's purchase of the Palmer Systems in December 1992 amounted to an approximate $56 million increase in revenue from 1992 to 1993. Providence Journal's investment in King Videocable added approximately 222,000 basic subscribers to Providence Journal Cable as of February 25, 1992 amounting to an approximate $18 million increase in revenue from 1992 to 1993. These acquisitions were accounted for as purchases and their results of operations have been included in the combined financial statements from the date of acquisition. As a result of these acquisitions, the number of basic subscribers serviced by Providence Journal Cable more than doubled to 722,000 by the end of 1992. Through further internal growth, basic subscribers grew by 2.2%, to 738,000 at the end of 1993.

  Monthly revenue per average basic subscriber declined from $30.78 in 1992 to $30.63 in 1993, reflecting the impact of FCC mandated rate reductions and lower subscriber rates in acquired companies. Effective September 1, 1993, all of Providence Journal Cable's systems had their rates set using a benchmark approach which compares its rates to those which are in effect for cable systems deemed by the FCC to be facing effective competition. The impact of adjusting rates to the FCC benchmark was a $4.9 million reduction in Providence Journal Cable's revenues for the four months ended December 31, 1993.

  Premium subscriptions increased from 440,000 in 1992 to 467,000 in 1993, and the premium penetration percentage increased from 61.0% to 63.3% over the same period. Average monthly premium revenue per subscription decreased from $8.80 to $8.22 reflecting price discounting in promotional programs targeted to increase premium subscriptions.

  Operating and selling, general and administrative expenses in 1993 increased by 37.6%, consistent with the 41.0% increase in revenue and reflecting the full-year impact of Providence Journal's cable system acquisitions. The increase in operating and selling, general and administrative expenses associated with the King Videocable and Colony Cablevision acquisitions was approximately $42 million from 1992 to 1993. Significantly higher depreciation and amortization expense, which rose 69.5% in 1993, to $99.6 million, reflected increased capital spending levels in 1992 and 1993, a full year of depreciation and amortization from the acquisitions and accelerated depreciation of cable home wiring. Due to provisions of the 1992 Cable Act that effectively transferred to cable customers ownership of wiring and additional outlets located in cable customer's homes, Providence Journal Cable reduced the estimated useful lives of these related assets to reflect customer churn rates and accelerated depreciation on older related assets, resulting in a $6.8 million increase in depreciation expense.

  The increase in allocation of corporate overhead from $6.5 million to $9.7 million in 1993 is primarily due to increased corporate costs associated with executive compensation programs.

  Operating income decreased by 61.4% in 1993. Providence Journal Cable's revenue growth and operating income are expected to continue to be adversely affected in 1994 by the full year effect of the FCC's ongoing reregulation activities.

  The loss in 1993 before minority interest of ($25.7) million included allocated intercompany interest expense of $40 million for the year. The interest is primarily associated with the intercompany financing of the cable system acquisitions in 1992. Advances due to parent companies was $593.1 million at December 31, 1993 with an average effective interest rate of 7.6% for 1993.

  1992 income before minority interest of $.9 million reflected a partial year of intercompany financing charges associated with the King Videocable acquisition as well as a $4.8 million cumulative benefit from the adoption of the new accounting standard for income taxes.

  LIQUIDITY AND CAPITAL RESOURCES. Providence Journal Cable's cash requirements are funded primarily by its operating activities. Cash in excess of day-to-day operating requirements is used to repay intercompany debt as part of shared cash management systems with its parent companies. If funds are required, Providence Journal Cable obtains them through advances from its parent companies. Providence Journal Cable had advances due to parent companies of $593.1 million and $574.8 million at December 31, 1993 and December 31, 1994, respectively.

  Net cash from operations in 1994 decreased $1.7 million from the prior year resulting primarily from the impact of rate regulations.

  Providence Journal Cable invests heavily in its cable plant, continually replacing and modernizing its technology by rebuilding and upgrading its systems, some with fiber-optic cable. Capital expenditures increased 69.6% in 1993, continuing a substantial upward trend that began in 1992 and reflecting the expansion of the PJC Cable Business. Providence Journal Cable spent $49.1 million and $47.8 million on capital expenditures in 1993 and 1994, respectively. Under the terms of the Merger Agreement, Providence Journal Cable is obligated to spend $55.0 million in capital expenditures on an annualized basis between December 1994 and the Closing of the Merger.

  During 1992, Providence Journal Cable acquired cable television systems for an aggregate purchase price of $678 million, all of which were financed through advances from parent companies and other joint-venture financing.

  The following table highlights certain items from the combined Statements of Cash Flows (in thousands):

                                                          THREE MONTHS ENDED
                             YEARS ENDED DECEMBER 31           MARCH 31
                            ----------------------------  --------------------
                              1992      1993      1994      1994       1995
                            --------  --------  --------  ---------  ---------
   Net cash provided by
    operating activities... $ 53,753  $ 69,940  $ 68,288  $  16,093  $ 18,330
   Capital expenditures....  (27,391)  (49,094)  (47,766)   (10,649)   (9,613)
   Principal payments on
    long term debt.........   (5,000)  (15,000)      --         --        --

  EBITDA. This presentation of EBITDA is part of the presentation of liquidity and capital resources. EBITDA is defined herein as operating income plus depreciation, amortization and allocation of corporate overhead. Based on its experience in the cable television industry, Providence Journal Cable believes that EBITDA and related measures of cash flow serve as important financial analysis tools for measuring and comparing cable television companies in several areas, such as liquidity, operating performance and leverage. EBITDA should not be considered by the reader as an alternative to net income as an indicator of Providence Journal Cable's performance or as an alternative to cash flows as a measure of liquidity. EBITDA and the EBITDA Margin (EBITDA to Revenues) for the last three years were as follows:

                                                                   %
                                                      EBITDA    INCREASE  EBITDA
                                                    (MILLIONS) (DECREASE) MARGIN
                                                    ---------- ---------- ------
     1992..........................................   $ 78.0      88.9%    39.1%
     1993..........................................   $114.1      46.3%    40.5%
     1994..........................................   $112.0      (1.8%)   39.3%
     Three months ended March 31, 1995.............   $ 28.4               38.9%

The substantial increases in EBITDA in 1992 and 1993 were due in part to acquisitions of Colony Cablevision and King Videocable in 1992. The decrease in EBITDA for 1994 reflects the impact of recent FCC regulations.

  Effects of Inflation. The net effect of inflation on operations has not been material in the last few years because of the relatively low rate of inflation during this period and because of efforts of Providence Journal Cable to lessen the effect of rising costs through a strategy of improving productivity, particularly through the implementation of incentive bonus plans, controlling costs and, where regulatory and competitive conditions permit, increasing rates.

  Recent Legislation. In October 1992, Congress enacted the 1992 Cable Act. This legislation made significant changes to the legislative and regulatory environment in which the cable industry operates, particularly in the areas of rate regulation and the retransmission of broadcast television signals.

  The FCC was directed to establish regulations to implement various provisions of the 1992 Cable Act, including rate regulation. An FCC mandated basic and cable programming service rate freeze became effective in April 1993 and concluded May 15, 1994. The April 1993 rate regulations also adopted a benchmark price cap system for measuring the reasonableness of existing basic and cable programming service tier rates (other than per-event or per-channel service rates), and a formula for evaluating future rate increases. Alternatively, cost-of-service measurements to justify rates above the applicable benchmarks are also permitted. In general, under the April 1993 rules, the reduction for existing basic and cable programming service tier rates was the greater of the applicable benchmark level or the rates in force as of September 30, 1992, minus 10 percent adjusted forward for inflation. Future rate increases may not exceed an inflation-indexed amount, plus increases in certain costs such as taxes, franchise fees and programming costs that exceed the inflation index. Cost recovery and pricing allowances are also provided for new programming services added to the regulated tiers. The April 1993 rate regulations became effective September 1, 1993. Basic and cable programming service tier rates, related equipment and installation charges, and additional outlet charges were adjusted so as to bring these rates and charges into compliance with the applicable benchmark.

  The FCC's September 1993 guidelines were significantly modified in February 1994. Among other things, the FCC ordered a further reduction of 7% in basic and cable programming service tier rates in effect on September 30, 1992, if those rates exceeded a new per-channel benchmark recomputed by the FCC. This would result in an overall reduction of 17% in basic and cable programming service tier rates in effect on September 30, 1992. The guidelines to implement this most recent modification were released on March 30, 1994 and the regulations became effective May 1994 with allowable extension to July 1994.

  On December 22, 1994, the FCC issued an Order concerning one cable television system of Providence Journal Cable. The Order ruled that certain "a la carte" channels offered by the system were subject to rate regulation and directed the system to recalculate its maximum permitted rates as determined under rules and regulations of the FCC. Providence Journal Cable has filed a petition for reconsideration of this decision with the FCC. If such petition does not result in adequate relief, Providence Journal Cable can, and presently intends to, pursue its remedy of an appeal to the FCC and/or the courts. In addition, during 1995 the FCC issued rate orders on two cable franchises of Providence Journal Cable. The FCC has agreed to stay final action on these orders until resolution of the aforementioned order. It is too early for management to determine whether any rate refunds and prospective rate reductions to subscribers may result from these actions. Accordingly, no amounts have been accrued for rate refund liabilities.

  It is possible that pursuant to further review by the franchising authorities and the FCC, certain additional rate reductions may be required. Various cable operators have pending litigation challenging certain aspects of the 1992 Cable Act. The outcome of this litigation cannot be predicted.

                          DESCRIPTION OF CONTINENTAL

BUSINESS

  Continental is currently the fifth largest cable television system operator in the United States. Continental's five management regions operate cable television systems/1/ in 16 states, principally in suburban areas and mid-sized cities. As of March 31, 1995, Continental's systems and those of its domestic affiliates passed approximately 5,398,000 Homes and provided cable service to approximately 3,104,000 basic subscribers./2/ Giving effect to the Merger and other pending acquisitions described herein, Continental anticipates that it will become the third largest cable television system operator in the United States, passing approximately 7,070,000 Homes and serving approximately 4,101,000 basic subscribers in 20 states. Continental also participates in cable television ventures outside of the United States. Continental owns, subject to receipt of regulatory approvals, an approximate 50% interest in the largest cable television operator in Argentina, which currently serves over 600,000 subscribers; has a 25% equity interest in a joint venture that is constructing a cable television system (which Continental will manage for a period of time) to serve Singapore's approximately 820,000 households; and has entered into an agreement to form a joint venture in Australia in which Continental initially will hold a 46.5% equity interest and which, after receipt of regulatory approvals, will construct a network to provide cable television, local telephone and a variety of advanced broadband interactive services to business and residential customers. Continental continues to pursue other international cable television and telecommunications investments. In addition, Continental has made investments in (i) the telecommunications and technology industries, including companies offering competitive access telephony and DBS service, and
(ii) various programming ventures.

  Continental's objective is to further build its subscriber base by acquiring and retaining customers that will subscribe to a broad range of video and telecommunications services. This objective is achieved through the pursuit of the following key operating principles: (i) the continued expansion of its nationwide operating scale (as measured by Homes passed); (ii) the formation of large regional system clusters in demographically attractive markets; (iii) the continued development of locally responsive management; (iv) the development of technologically advanced networks capable of providing both expanded video and telecommunications services; (v) a focus on targeted marketing; and (vi) a commitment to superior customer service and community relations.

  Continental intends to apply these operating principles, as appropriate, in its international operations as they develop. (See "International
Operations".)

DOMESTIC CABLE TELEVISION BUSINESS

  Cable television is a service that delivers a wide variety of channels of television programming, consisting primarily of video entertainment, sports and news, as well as informational services, locally originated programming and digital radio programming, to the homes of subscribers who pay a monthly fee for the service. Television and radio signals are received by off-air antennas, microwave relay systems and satellite earth stations and then are modulated, amplified and distributed to subscribers' homes over networks of coaxial and fiber-optic cables.

- --------
/1/Each of Continental's systems includes all areas served from a single "headend"; thus, a system may include one or more communities or franchise areas.

/2/A "basic subscriber" means a person who subscribes, at a minimum, to Continental's Basic Broadcast Tier ("BBT"), which generally consists of broadcast television signals available locally off-air, local origination and public, educational and governmental access channels. Bulk subscribers are accounted for on an "equivalent billing unit" basis, by dividing aggregate BBT bulk-billed revenues by the stated BBT rate. In reporting subscriber and other data for systems not controlled or managed by Continental, only that portion of data corresponding to Continental's percentage ownership is included. (See "Description of Continental--Domestic Cable Television Business".)

  Cable television systems typically are constructed and operated under nonexclusive franchises awarded by local governmental authorities for a specified multi-year term. Franchises typically contain many conditions, such as deadlines for the commencement or completion of construction; fees to government authorities; conditions of service to schools and other public institutions; and the maintenance of insurance and indemnity bonds. The provisions of franchises are subject to both the 1984 Cable Act and the 1992 Cable Act. Continental has never had a franchise revoked, and to date, all of Continental's franchises have been renewed or extended at their expirations, frequently on modified but satisfactory terms.

  Continental's systems offer subscribers various levels (or "tiers") of cable services consisting of television signals available off-air in any locality, television signals from so-called "superstations" originating in distant cities (such as WTBS, WGN and WWOR), various satellite-delivered, non-broadcast channels (such as ESPN, CNN, USA, and MTV), displays of information featuring news, weather and stock market reports and programming originated locally by the systems (such as public, educational and governmental access channels). Continental's systems also provide premium services to basic subscribers for an extra monthly charge. These premium services include HBO, Cinemax, Showtime, The Movie Channel, The Disney Channel and certain regional sports networks, which are satellite-delivered channels that consist principally of feature films, live sporting events and other special entertainment features, usually presented without commercial interruption. Certain of Continental's systems also carry "multiplexed" premium services, which are available from certain premium-service providers such as HBO. Multiplexing allows a premium-service provider to offer its programming on two or more channels simultaneously, but scheduled differently, so as to provide the subscriber with an expanded choice of programs at any given time.

  Although services vary from system to system because of differences in channel capacity and viewer interest, each of Continental's systems offers a BBT as the lowest-priced tier (consisting generally of broadcast television signals available locally off-air, local origination and public, educational and governmental access channels), one or more Cable Programming Service ("CPS") tiers (which include satellite-delivered cable programming services) and several premium and pay-per-view channels. Subscribers may choose various combinations of such services. In a limited number of Continental's systems, certain satellite-delivered, non-broadcast services are currently offered as a New Product Tier ("NPT"), which the FCC has indicated it will forebear from regulating. (See "Legislation and Regulation" for a description of recent legislation and regulation which limits Continental's ability to price and tier certain programming services.) Continental may offer such NPTs to subscribers in additional systems as it expands channel capacity in such systems.

  A customer generally pays an initial installation charge and fixed monthly fees for BBT, CPS, NPT and premium programming services. Such monthly service fees constitute Continental's primary source of revenues. In addition to these monthly revenues, Continental's systems generate revenues from additional fees paid by customers for pay-per-view programming of movies and special events and from the sale of available advertising spots on advertiser-supported programming. Continental's systems also offer home shopping services, from which Continental receives a share of revenues from sales of merchandise in its service areas.

DOMESTIC OPERATING STRATEGY

  Continental's objective is to further build its subscriber base by acquiring and retaining customers that will subscribe to a broad range of video and telecommunications services. Continental's key operating principles are:

  OPERATING SCALE. Continental is committed to preserving and further expanding its operating scale, as measured by the number of Homes passed by its systems, through internal growth and strategic acquisitions. Continental believes that operating scale is critical to its ability to meet the growing capital and technical requirements that are vital to its long-term competitiveness and will enable it to realize lower programming costs, enhance its ability to develop and deploy new technologies, provide new services and improve operating margins.

  As of March 31, 1995, Continental's systems and those of its domestic affiliates served approximately 3,104,000 basic subscribers and passed approximately 5,398,000 Homes, making it the fifth largest cable television company in the United States. Giving effect to the Merger and the other pending acquisitions described herein, Continental anticipates that it will become the third largest cable television operator in the United States, passing approximately 7,070,000 Homes and serving approximately 4,101,000 basic subscribers in 20 states.

  LARGE REGIONAL SYSTEM CLUSTERS. Since its inception, Continental has concentrated its operations in large regional system clusters located primarily in suburban communities and mid-sized cities. Continental has built and acquired cable television systems in communities that are contiguous or in close proximity to its existing systems in order to achieve greater operating efficiencies. Continental believes that clustering creates operating efficiencies through reduced marketing and personnel costs and lower capital expenditures, particularly in systems where cable service can be delivered to several communities within a single region through a central headend reception facility. In addition, regional system clusters are attractive to advertisers in that they maximize the scope and effectiveness of advertising expenditures. Continental is also exploring opportunities to enlarge and enhance key regional system clusters by exchanging certain systems with other cable television operators. Such transactions would enable Continental to further realize the benefits of clustering without further commitment of capital.

  Continental's systems have attractive demographics and are geographically diverse. Areas served by Continental's systems have a median household income of approximately $41,400, versus the national median of approximately $34,600/3/. Continental's systems are currently located in 16 states and are divided into five management regions, with no single region accounting for more than 26% of total basic subscribers. This geographic diversity reduces Continental's exposure to an economic downturn in any one particular region.

  LOCALLY RESPONSIVE MANAGEMENT. Continental has developed a decentralized and locally responsive management structure that brings significant management experience and stability to every region and allows Continental to respond effectively to the specific needs of the communities it serves. Broad operating authority has been delegated to the Senior Vice President managing each region, who has, on average, 12 years of experience with Continental and 18 years within the cable industry. Certain employees, including the regional Senior Vice Presidents, are awarded equity compensation in the form of restricted stock grants, which vest over time as an additional incentive to maximize stockholder value. Continental believes that the experience, stability and commitment of its regional management is integral to its ability to provide superior customer service, maintain strong community relations and maximize growth potential.

  TECHNOLOGICALLY ADVANCED SYSTEMS. Continental strives to maintain the highest technological standards in the industry and is continually upgrading its systems. By deploying high-capacity fiber-optic cable and addressable technology in its network, Continental continues to develop the foundation from which to provide a broad range of video and telecommunications services. Fiber-optic cable generates the capacity necessary to provide such services, while addressable technology is essential to realize the full growth potential of pay-per-view, tiered programming offerings, and other interactive services. Continental's continuing investment in its systems enhances picture quality and signal reliability, reduces operating costs, and improves overall customer satisfaction.
- --------

/3/Median household income data in this Joint Proxy Statement-Prospectus are derived from demographic information provided by Equifax Marketing Decision Systems, Inc. The demographic information was provided by zip code area and was averaged by Continental (weighted by the number of households in each zip code area) (i) for all of the zip code areas Continental serves and (ii) for the zip code areas in each of Continental's five domestic cable television management regions. Equifax Marketing Decision Systems, Inc. developed the 1994 demographic information by adjusting 1990 census data to take into account estimated growth rates which were developed by the WEFA Group (formerly Wharton Econometric Forecasting Associates and Chase Econometrics).

  As of March 31, 1995, Continental provided at least 54-channel capacity in systems serving approximately 78% of its basic subscribers. In addition, Continental has addressable technology in systems serving approximately 86% of its basic subscribers.

  Continental believes that it is among the leaders in the cable industry in the deployment of fiber-optic cable. Continental is deploying a fiber-to-the-serving-area architecture (which represents a hybrid network of fiber-optic and coaxial cable) in all of its system rebuilds and upgrades, and has replaced approximately 20% of the total existing trunk cable for its systems with fiber-optic cable. Such a fiber-to-the-serving-area architecture will position Continental to effectively provide a broad range of services in the future, while preserving the flexibility to adapt to changing technologies. In addition, Continental uses fiber-optic cable for point-to-point applications, such as connecting or eliminating headends or microwave relay sites.

  Continental plans to continue to upgrade its systems with addressable technology and fiber-optic cable and anticipates that 80% of its basic subscribers will be served by systems with at least 78-channel capacity by the end of 1997. Continental will also begin to deploy digital converter boxes, as they become commercially available, to certain basic subscribers. Digital compression significantly increases the number of video channels that can be carried on a cable television system and greatly enhances Continental's ability to provide advanced video and telecommunication services. In addition to upgrading its systems, Continental anticipates deploying an information technology system in order to take advantage of the growing success of on-line services, home sales of personal computers and widespread Internet access.

  Continental has recently installed digital advertising insertion systems in seven markets including Boston, Richmond, Jacksonville, Pompano, Dayton, Fresno and Detroit. These digital advertising insertion systems allow Continental to download advertisements electronically to certain headends, thereby significantly enhancing the flexibility and reliability of Continental's advertising sales. Continental's New England region employs high-speed Asynchronous Transfer Mode switches, which, in addition to facilitating its advertising insertion efforts, have other potential uses, including improving Continental's ability to provide expanded video, voice and data offerings.

  TARGETED MARKETING. As part of its operating strategy, Continental seeks to maximize revenues by increasing subscriptions to BBT, CPS, NPT, premium and pay-per-view programming services through targeted marketing, combined with a local focus on customer service and community relations. Continental markets cable television services through telemarketing, direct mail and door-to-door solicitation, reinforced by radio, cable television, off-air television and newspaper advertising. Continental seeks to attract and retain long-term subscribers and increase the percentage of Homes in its service areas that subscribe to expanded service offerings. Continental believes that its marketing efforts, coupled with its technologically advanced systems and the demographic profile of its subscriber base, are essential to its ability to sustain pay-to-basic penetration rates which have consistently exceeded the industry average. As of March 31, 1995, Continental's 85.6% ratio of premium service subscriptions to basic subscribers was one of the highest in the industry, according to Cable TV Investor, a leading industry newsletter published by Paul Kagan & Associates. As a result, Continental's total monthly revenue per average basic subscriber of $36.02 as of March 31, 1995, is among the highest in the cable industry.

  Continental has been recognized repeatedly by the cable industry for its marketing efforts. Each year the Cable Television Administration and Marketing Society, Inc. ("CTAM"), the industry's marketing professional society, presents "MARK" Awards to companies with the best marketing efforts in the industry. Continental has won significantly more MARK awards over the last five years than any other cable company.

  CUSTOMER SERVICE AND COMMUNITY RELATIONS. Continental believes that it is an industry leader in addressing the needs of its local customers. Continental received the "Operator of the Year" Award, which rated it the "most admired company in the cable industry," from Cablevision Magazine for the three years in which the award was based upon a poll of its readers (1988-1990). Through the use of surveys, focus groups, and other research tools, and by continually investing in operating systems and training programs,

Continental believes it has created one of the most extensive customer-service programs in the industry, supported by training centers in each of its regions. To improve its customer-service efforts, Continental is in the process of incorporating wide-area computer networks into its customer-service functions, which will enable it to review customer accounts more easily. In addition, these desktop technologies will bring Continental into closer contact with customers and enable it to provide customer service more efficiently.

  Continental's emphasis on customer service has helped it to foster and sustain good relationships with the communities it serves. With 19 Beacon Awards in the past two years, Continental has received more public service awards from the Cable Television Public Affairs Association ("CTPAA") than any other cable company during that period. In addition, CTPAA awarded to Amos B. Hostetter, Jr., Continental's Chairman and CEO, its 1992 Crystal Beacon Award for his and Continental's commitment to public affairs. In 1993 and 1994, Continental received the Partnership in Education award for its outstanding record in partnering with local schools. In 1991 and 1992, Continental also won Community Action Network Awards for applying the resources of cable television to help solve social problems in various communities. In 1990, Continental received a Broadcasting Award from the National Education Association ("NEA"), for its work in supporting education, the first time the NEA had so recognized a cable operator. Continental is a founder of Cable in the Classroom, an industry-wide initiative providing 525 hours of commercial-free educational programming each month to more than 3,000 public and private schools in the communities it serves. Amos B. Hostetter, Jr. served as the first Chairman of Cable in the Classroom.

  Continental believes that its focus on customer service and community relations will provide a competitive advantage as it plans to market a broader range of video and telecommunications services to Homes in its operating regions, frequently in competition with other providers of these services. (See "Competition".)

  EXPANDED SERVICE OFFERINGS. Continental believes that the operating strategy described above has generated and will continue to enable it to generate additional revenues from numerous sources, as customer demand and regulations permit. Continental believes that the delivery of superior and diverse services to its subscribers is a key component in its continued success and growth.

  Increased channel capacity and addressability will enable Continental to offer expanded programming services such as "tiered" and "multiplexed" services. Continental believes that the "tiering" of programming services, which includes providing NPTs, leads to increased customer acceptance by offering subscribers a wider variety of programming and pricing packages from which to choose. In addition, Continental currently uses "multiplexing" in many systems to enhance the value of certain of its premium service offerings.

  In recent years, Continental has begun to generate revenues from additional sources, including advertising, pay-per-view and home shopping services. Continental derives revenues from the sale of advertising time on advertising-supported, satellite-delivered networks such as ESPN, MTV and CNN, as well as on locally originated programming. Continental's advertising revenues increased from $18 million for the year ended December 31, 1989 to $58 million for the year ended December 31, 1994 (representing a 26% compound annual growth rate in advertising revenues) and accounted for 4.8% and 4.4% of Continental's total revenues for the year ended December 31, 1994 and the three months ended March 31, 1995, respectively. Continental has increased its advertising sales through its participation in several regional cable advertising interconnects (associations of cable companies designed to effectively deliver a large market to advertisers), as well as through the deployment of advanced technologies, including digital advertising insertion systems. Continental also participates in the national development of cable advertising through its ownership interest in National Cable Communications, L.P. ("NCC"), the largest cable advertising representation firm in the country.

  Pay-per-view programming is offered to subscribers on an individual event basis and consists of recently released movies and special events (including boxing matches, other sporting events and concerts). Continental realized 14% compound annual growth in pay-per-view revenues from December 31, 1989 to

December 31, 1994; for the year ended December 31, 1994, and the three months ended March 31, 1995 pay-per-view revenues accounted for approximately 2% of Continental's total revenues of Continental. Continental experienced a 5% decline in pay-per-view revenues for the year ended December 31, 1994 as compared to 1993, due primarily to an industry-wide lack of availability of special events. Continental believes that increased channel capacity and the further deployment of addressable technology in its systems will enable it to expand the number of channels dedicated to pay-per-view services and increase the number of subscribers with access to pay-per-view programming.

  Continental also receives a percentage of the proceeds from subscribers' purchases of merchandise offered on home shopping programming services such as QVC, Inc. ("QVC"), Home Shopping Network ("HSN") and Valuevision. Combined advertising, pay-per-view and home shopping revenues have increased at a compound annual rate of 22% over the past five years. Continental believes that these and other services could become more substantial sources of revenue over time, however, there can be no assurance in this regard.

REGULATORY RESPONSE

  In October 1992, Congress enacted the 1992 Cable Act, which, among other things, authorizes the FCC to set standards for governmental authorities to regulate the rates for certain cable television services and equipment and gives local broadcast stations the option to elect mandatory carriage or require retransmission consent.

  Pursuant to authority granted under the 1992 Cable Act, the FCC in April 1993 promulgated rate regulations that established maximum allowable rates for cable television services, except for services offered on a per-channel or per-program basis. On February 22, 1994, the FCC adopted a revised regulatory scheme which included, among other things, interim cost-of-service standards and a new benchmark formula. In creating the new benchmark formula, the FCC authorized a further reduction in rates for certain regulated services. As a result, rates for certain regulated services currently in effect were then reduced by as much as 17% below their September 30, 1992 levels if they exceeded the new per-channel benchmark. The old benchmark formula called for a reduction of up to 10%. As part of the implementation of the regulations, the FCC froze rates for regulated services from April 1, 1993 through May 15, 1994.

  Under current law both the FCC and local franchise authorities have the ability to regulate cable rates. Local franchise authorities may certify to the FCC in order to regulate the rates charged for BBT services and equipment and installation. Currently, local franchise authorities in systems representing approximately 38% of Continental's BBT subscribers have certified to regulate rates. The rates charged for CPS are regulated by the FCC if a subscriber or other interested party filed a valid complaint with the FCC on or before February 28, 1994, or files a valid complaint within 45 days of a future CPS rate increase. Currently, complaints are pending before the FCC concerning CPS rates covering approximately 52% of Continental's CPS subscribers. Premium services such as HBO and Showtime, NPTs and pay-per-view channels, remain unregulated. In addition, systems serving approximately 2% of Continental's subscribers are subject to effective competition as defined by the 1992 Cable Act and are thereby exempt from regulation. By law, local franchise authorities must observe the rate regulation rules established by the FCC. The primary means established by the FCC for regulating both BBT and CPS rates uses certain formulas or "benchmarks" to establish the applicable tier rate. Equipment rates are set based on actual cost plus a reasonable return and allowance for taxes. The FCC also allows cable operators to use cost-of-service showings to justify rates higher than the otherwise applicable benchmark, if the benchmark formulas do not yield a rate sufficient to cover costs and yield an appropriate return on a cable operator's investment. Companies electing to justify rates using cost-of-service instead of the benchmark methodology initially were required by the FCC to rely on general rate-making principles. After the first round of cost-of-service justifications were filed, the FCC issued interim cost-of-service regulations, but it has not yet adopted final rules.

  After extensive evaluation of cost-of-service principles and economic and legal analyses by experts in the rate regulation area, Continental decided to defend certain of its service rates using the FCC's benchmark methodology in regulated systems serving approximately 20% of its BBT subscribers and 24% of its CPS subscribers, and certain of its service rates using the cost-of-service methodology in regulated systems serving approximately 18% of its BBT subscribers and 29% of its CPS subscribers. The decision to rely on cost-of-service showings was based in part on the fact that Continental's systems generally have substantially higher channel capacities and addressability than the industry as a whole, reflecting greater capital investment on a per subscriber basis. Having decided to pursue the cost-of-service process in some of its systems, Continental has added the resources and availed itself of the expertise needed to support the filings both at the FCC and locally.

  Certain positions taken by Continental in its cost-of-service filings are based on provisions of the FCC's interim cost-of-service rules that allow certain "presumptions" in the rules to be overcome on a case-by-case basis. While Continental believes that its showings in this regard are sufficient, the results of these cases are unknown. As a result, Continental recorded a revenue reserve in its financial statements for the year ended December 31, 1994. (See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Continental--Results of Operations".) If Continental is unsuccessful before the FCC or before local franchise authorities in its cost-of-service filings, it will consider seeking judicial relief.

  Once the rate for service has been established either by the benchmark or cost-of-service methodology, Continental will be able to pass through to its subscribers inflationary cost increases and increases in certain external costs, such as programming.

  On April 3, 1995, a Social Contract between Continental and the FCC (the "Social Contract") was released for public comment. The Social Contract would be a six-year agreement covering all of Continental's existing franchises, including those that are currently unregulated. The Social Contract is designed to (1) assure fair and reasonable rates for Continental's cable service customers; (2) improve Continental's cable service by substantially upgrading the channel capacity and technical reliability of its domestic cable systems; and (3) reduce the administrative burden and costs of regulation for local governments, the FCC and Continental. The Social Contract would settle Continental's pending cost-of-service rate cases and its benchmark CPS tier rate cases. Benchmark BBT cases would be resolved by Continental and local franchising authorities. As part of the Social Contract, Continental would agree to, among other things, (i) invest at least $1.35 billion in domestic system rebuilds and upgrades from 1995 through 2000 to expand channel capacity and improve system reliability and picture quality, (ii) make in-kind refunds to affected subscribers totalling approximately $9.5 million and (iii) reduce all of its BBT regulated and unregulated rates, as described below. The resolution of pending rate cases is without any finding by the FCC of any wrongdoing by Continental.

  Pursuant to the Social Contract, Continental would agree to convert, by no later than January 1, 1996, all its existing BBT services to a "lifeline basic" tier and reduce BBT rates (i) in regulated franchise areas to 15% below the benchmark rate (including rates that are currently calculated using the cost-of-service methodology) and (ii) in unregulated franchise areas to 15% below the current rates. The programming for the "lifeline basic" tier (consisting generally of broadcast television signals locally available off-air, local origination and public, educational and governmental access channels) would be maintained for the life of the Social Contract. The Social Contract would allow Continental to offset BBT revenue reductions resulting in the creation of "lifeline basic" tiers with adjustments to rates on its CPS tiers. In the future, rates for the "lifeline basic" tier could be increased for external cost increases and inflation. Local franchise authorities would be able to opt out of the BBT refund provision of the Social Contract with respect to the cost-of-service BBT cases over which they have jurisdiction and independently resolve with Continental any refund amounts, due for the period from the start of regulation through April 3, 1994.

   By January 1, 1996, (i) all regulated CPS rates that are determined according to the benchmark formula would be set at the benchmark and (ii) all regulated CPS rates that are currently defended using the cost-of-service methodology, as well unregulated CPS rates, would be maintained at current levels. In each case,

Continental would be permitted to adjust its CPS rates to offset the 15% reductions in its BBT and to allow for external cost increases, inflation and channel additions permitted by the FCC's "going forward" rules. Under the going forward rules, Continental, along with other cable operators, during the three-year period beginning January 1, 1995, is permitted, subject to limits prescribed in those rules, to add new services and to reflect the cost of those new services by an amount not to exceed $.20 per added channel, plus the actual license fees for the added channels (the "Going Forward Rules".)

  Pursuant to the Social Contract, Continental would be permitted to conduct a second round of channel additions during the three-year period commencing January 1, 1998 on the same terms as the first round of the Going Forward Rules. Continental is the first cable operator that would be afforded a second round of Going Forward channel additions.

  Pursuant to the Social Contract, Continental would be permitted to average broad categories of equipment and various installation costs for all its systems on a state-wide or region-wide basis, rather than on a franchise by franchise basis.

  Finally, Continental would be permitted on each system to move up to four existing services on CPS tier(s) to a single Migrated Product Tier, provided the Migrated Product Tier is offered without requiring customers to purchase any tier other than the BBT. The rates of the Migrated Product Tier would be regulated in accordance with price limits contained in the Social Contract until January 1, 1997, at which point Continental systems may elect to convert their Migrated Product Tiers into NPTs, as defined by the going forward rules, provided the tiers continue to be offered without requiring customers to purchase any tier other than the BBT. The rates for the NPTs are regulated by market forces. (See "Legislation and Regulation--Federal Regulation--Rate Regulation".) In addition, Continental has the right to add an unlimited number of new channels to its Migrated Product Tier at $.20 per channel, plus the actual license fees for the added channels.

  Continental has the right to petition the FCC to incorporate future acquisitions of cable television systems under the Social Contract. No determination has been made at this time on whether or not to seek to include Providence Journal Cable and other pending acquisitions under the Social Contract. (See "Domestic Acquisitions and Investments--Domestic Acquisitions".)


DEVELOPMENT OF CONTINENTAL AND ITS BUSINESS

  From Continental's inception through the early 1980's, the majority of its growth was attributable to constructing, operating and marketing new cable television systems in the United States. Continental's growth since then is largely attributable to targeted marketing of its basic and premium services, to line extensions within its existing franchise areas and to the purchase and development of existing cable television systems, which have typically been contiguous or in close proximity to Continental's existing systems. More recently, Continental's growth has been supplemented by ancillary revenue sources, including advertising, pay-per-view movies and events and home shopping revenues. In addition, Continental has made investments in
(i) the telecommunications and technology industry, including companies offering competitive access telephony and DBS service; (ii) cable television businesses in certain international markets where growth prospects are attractive; and (iii) programming, including, among others, investments in Turner Broadcasting System, Inc. ("Turner"), E! Entertainment Television, Inc. ("E!") and New England Cable News. (See "International Operations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Continental--Liquidity and Capital Resources".)

  The following table summarizes the growth of Continental and its affiliates within the United States since December 31, 1991.

                                                                             AS OF
                                   AS OF DECEMBER 31,                      MARCH 31,
                         ------------------------------------------  ----------------------
                           1991       1992       1993       1994       1995
                         ---------  ---------  ---------  ---------  ---------
Homes Passed by
 Cable(1)............... 4,880,000  4,981,000  5,192,000  5,372,000  5,398,000
Number of Basic
 Subscribers(2)......... 2,784,000  2,856,000  2,895,000  3,081,000  3,104,000
Basic Penetration(3)....      57.0%      57.3%      55.8%      57.4%      57.5%
Number of Premium
 Subscriptions(4)....... 2,603,000  2,545,000  2,454,000  2,635,000  2,658,000
Premium Penetration(5)..      93.5%      89.1%      84.8%      85.5%      85.6%
Monthly Revenue per
 Average Basic
 Subscriber(6)..........    $32.98     $34.46     $35.76     $35.29     $36.02

- --------
(1) Estimated dwelling units located sufficiently close to Continental's cable plant to be practicably connected without any further extension of principal transmission lines. In reporting Homes passed and subscriber and other data for systems not controlled or managed by Continental, only that portion of data corresponding to Continental's percentage ownership is included.
(2) A "basic subscriber" means a person who subscribes, at a minimum, to Continental's BBT, which generally consists of broadcast television stations available locally off-air, local origination and public, educational and governmental access channels. Bulk subscribers are accounted for on an "equivalent billing unit" basis, by dividing aggregate BBT bulk-billed revenues by the stated BBT rate. In reporting subscriber and other data for systems not controlled or managed by Continental, only that portion of data corresponding to Continental's percentage ownership is included.

(3) Basic subscribers as a percentage of Homes passed by cable. Continental's basic penetration for the years ended December 31, 1993 and 1994, and the three months ended March 31, 1995 reflects the FCC's rate regulation rules adopted on April 1, 1993, which for the first time provided a standardized definition of "households".
(4) Equals the number of premium services subscribed to by subscribers. Premium services include single channel services offered for a monthly fee per channel.
(5) Premium subscriptions as a percentage of basic subscribers. A subscriber may purchase more than one premium service, each of which is counted as a separate premium subscription. This ratio may be greater than 100% if the average customer subscribes to more than one premium service.

(6) Revenue divided by the weighted average number of basic subscribers for Continental's consolidated subsidiaries during the twelve month period ended December 31 for each year presented and the three month period ended March 31, 1995.

DOMESTIC CONTINENTAL SYSTEMS

  The following table sets forth certain information related to Continental's domestic systems and the systems of certain domestic affiliates as of March 31, 1995.

                                      BASIC SERVICE
                            ---------------------------------
                              HOMES    NUMBER OF                NUMBER OF
                             PASSED      BASIC       BASIC       PREMIUM      PREMIUM
   MANAGEMENT REGIONS       BY CABLE  SUBSCRIBERS PENETRATION SUBSCRIPTIONS PENETRATION
   ------------------       --------- ----------- ----------- ------------- -----------
NEW ENGLAND REGION
Eastern New England (MA)..    359,381    241,820     67.3%        199,251       82.4%
Southern New England (MA).    271,576    196,500     72.4%        169,972       86.5%
Northern New England (NH,
 ME)......................    228,768    172,640     75.5%         89,134       51.6%
Western New England (MA,
 CT)......................    221,232    150,941     68.2%        124,945       82.8%
New York
 (Havistraw/Ossining).....     77,460     59,329     76.6%         56,651       95.5%
                            ---------  ---------     ----       ---------      -----
  Total...................  1,158,417    821,230     70.9%        639,953       77.9%
                            =========  =========     ====       =========      =====
WESTERN REGION
Southern California.......  1,042,440    325,940     31.3%        425,699      130.6%
Greater Metropolitan
 Fresno...................    276,848    146,810     53.0%        143,179       97.5%
Greater Metropolitan
 Stockton.................    121,169     66,873     55.2%         55,127       82.4%
Yuba City, California.....     43,850     32,476     74.1%         20,335       62.6%
Reno, Nevada..............     13,560      9,624     71.0%          6,318       65.6%
                            ---------  ---------     ----       ---------      -----
  Total...................  1,497,867    581,723     38.8%        650,658      111.9%
                            =========  =========     ====       =========      =====
SOUTHEAST REGION
Jacksonville, Florida.....    408,471    240,897     59.0%        214,107       88.9%
Pompano, Florida..........    236,383    151,474     64.1%        105,996       70.0%
Richmond, Virginia........    242,561    160,242     66.1%        115,424       72.0%
                            ---------  ---------     ----       ---------      -----
  Total...................    887,415    552,613     62.3%        435,527       78.8%
                            =========  =========     ====       =========      =====
MICHIGAN/OHIO REGION
Greater Dayton............    247,512    168,543     68.1%        100,941       59.9%
Greater Metropolitan
 Cleveland................    120,915     83,748     69.3%         56,521       67.5%
North Central Ohio........    119,948     82,123     68.5%         52,936       64.5%
Greater Metropolitan
 Detroit..................    174,397    121,229     69.5%        125,208      103.3%
Lansing and Greater
 Metropolitan Lansing.....    125,266     87,888     70.2%         43,754       49.8%
                            ---------  ---------     ----       ---------      -----
  Total...................    788,038    543,531     69.0%        379,360       69.8%
                            =========  =========     ====       =========      =====
CENTRAL REGION
Greater Metropolitan
 Chicago (West)...........    413,903    246,937     59.7%        252,694      102.3%
Southern Illinois.........     84,721     60,970     72.0%         33,920       55.6%
St. Louis, Missouri.......    172,216     97,630     56.7%        110,549      113.2%
St. Paul, Minnesota.......    147,217     64,242     43.6%         62,458       97.2%
                            ---------  ---------     ----       ---------      -----
  Total...................    818,057    469,779     57.4%        459,621       97.8%
                            =========  =========     ====       =========      =====
Affiliated Companies(1).....  248,581    134,945     54.3%         93,245       69.1%
                            ---------  ---------     ----       ---------      -----
  Total...................  5,398,375  3,103,821     57.5%      2,658,364       85.6%
                            =========  =========     ====       =========      =====
SYSTEMS DESIGNATION:
Consolidated Systems......  5,149,794  2,968,876     57.7%      2,565,119       86.4%
Affiliated Companies(1)...    248,581    134,945     54.3%         93,245       69.1%
                            ---------  ---------     ----       ---------      -----
  Total...................  5,398,375  3,103,821     57.5%      2,658,364       85.6%
                            =========  =========     ====       =========      =====

- --------

(1) Affiliated Companies are those companies not majority-owned or controlled by Continental. The systems held by Affiliated Companies consist of systems held by five limited partnerships. (See "Domestic Acquisitions and Investments--Domestic Minority Cable Investments".) Continental owns less than 50% of the outstanding limited partnership interests of each such partnership. None of the systems owned by Affiliated Companies are managed by Continental. In reporting subscriber and other data for systems not controlled or managed by Continental, only that portion of data corresponding to Continental's percentage ownership is included. N-COM Limited Partnership II ("N-COM") is currently an Affiliated Company. Continental has entered into an agreement to purchase the remaining partnership interests in N-COM and assume certain liabilities from the other partners. Continental anticipates that this acquisition will close in 1995. No assurances can be made at this time that such transaction will be consummated. (See "Domestic Acquisitions and Investments" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Continental".)

  MANAGEMENT REGIONS: A description of Continental's five domestic cable television management regions and their significant operating clusters is set forth below:

  New England. The New England region is Continental's largest management region, representing approximately 21% of Continental's total Homes passed and 26% of its total basic subscribers as of March 31, 1995. This region includes systems in the New England states of Maine, New Hampshire, Massachusetts and Connecticut, as well as in Westchester County, New York. Significant operating clusters in Massachusetts, which include the Boston suburban communities of Needham, Cambridge, Newton, Wellesley, Watertown and Winchester in the eastern part of the state, and Northfield, Springfield, Longmeadow, and Westfield in the western part of the state, represent approximately 68% of the region's total basic subscribers. The New England region commenced a five year rebuild program in 1994, which upon completion will result in a combination of 550 MHz and 750 MHz capacity for most of the region. The median household income for the communities served by Continental in the New England region is approximately $49,000, versus the national median household income of $34,600.

  Upon the consummation of the Merger, the New England region's basic subscriber base will increase by approximately 25%, to more than 1,000,000 basic subscribers.

  Western. The Western region represented approximately 28% of Continental's total Homes passed and 19% of its total basic subscribers as of March 31, 1995. This region includes its systems in Los Angeles, where Continental is the largest cable operator, with approximately 80% of its basic subscribers clustered in geographically contiguous franchises served by two headends. This region also includes Continental's Northern California systems, which include the cities of Fresno, Visalia, Stockton, and Yuba City, as well as Reno, Nevada. An upgrade of the Los Angeles systems, that will bring capacity to 750 MHz, is currently under way. The median household income for the communities served by Continental in the Western region is approximately $34,500.

  Upon the consummation of the Merger and another pending acquisition, the Western region's basic subscriber base will increase by approximately 50%, to more than 870,000 basic subscribers.

  Southeast. The Southeast region represented approximately 16% of Continental's total Homes passed and 18% of its total basic subscribers as of March 31, 1995. This region includes significant operating clusters serving the communities surrounding Jacksonville and Pompano, Florida and Richmond, Virginia. The Jacksonville cluster is one of Continental's largest, serving over 200,000 basic subscribers. In 1994, the Jacksonville and Pompano systems commenced rebuild projects which will provide 750 MHz capacity to fiber nodes serving approximately 2,000 or fewer homes by 1997. The median household income for the communities served by Continental in the Southeast region is approximately $36,900.

  Upon the consummation of the Merger, the Southeast region's basic subscriber base will increase by approximately 36%, to more than 750,000 basic subscribers.

  Michigan/Ohio. The Michigan/Ohio region represented approximately 15% of Continental's total Homes passed and 18% of its total basic subscribers as of March 31, 1995. This region includes Continental's systems in greater metropolitan Detroit and Lansing, which includes the communities of Southfield, Dearborn Heights, Westland, and Jackson. In Ohio, Continental's systems serve the greater Dayton and Cleveland communities, as well as several communities throughout North Central Ohio. By mid-1995, the Dayton systems will be entirely rebuilt to provide 550 MHz capacity to fiber nodes serving approximately 2,000 or fewer homes. The median household income for the communities served by Continental in the Michigan/Ohio region is approximately $39,000.

  Continental has reached agreement to purchase several cable systems in 1995, which will increase the Michigan/Ohio region's basic subscriber base by approximately 23%, to more than 670,000 total basic subscribers.

  Central. The Central region represented approximately 15% of Continental's total Homes passed and 15% of its total basic subscribers as of March 31, 1995. This region includes Continental's systems in metropolitan Chicago and Southern Illinois, St. Paul, Minnesota, and St. Louis, Missouri. Continental's metropolitan Chicago cluster, which includes the Chicago suburban communities of Elmhurst, Forest Park, Oak Brook, Rosemont, Northfield, Westchester, and Willmette, is one of Continental's largest, with 241,000 basic subscribers served by four headends. All of the Central region's systems are scheduled to be rebuilt or upgraded by 1997, at which time all major markets will have between 600 MHz and 750 MHz capacity. The median household income for the communities served by Continental in the Central region is approximately $47,100.

  In January 1995, Continental reached agreement to purchase an existing cable television system in Chicago, which will increase the Central region's basic subscriber base by approximately 88,000 basic subscribers. These basic subscribers combined with those resulting from the Merger will increase this region's basic subscribers by 36% to more than 640,000 basic subscribers.

  FRANCHISES. Continental believes it has maintained good relations with its local franchise authorities. Continental has never had a franchise revoked, and to date all of its franchises have been renewed or extended at their expirations, frequently on modified but satisfactory terms. Continental's franchises establish the terms and conditions under which its systems are operated. Typically, they establish certain performance and safety standards related to Continental's construction and maintenance of facilities in, under and over public streets and rights of way in the franchise areas. Some, but not all, of these franchises specify the services to be offered. Nearly all of Continental's franchises provide for the payment of fees to the local franchising authorities, which currently average approximately 3% of gross revenues. The 1984 Cable Act prohibits local franchising authorities from imposing annual franchise fees in excess of 5% of gross revenues and also permits the cable system operator to seek renegotiation and modification of franchise requirements if warranted by changed circumstances. Continental's franchises are usually issued for fixed terms ranging from 10 to 15 years and must periodically be renewed. Most of such franchises can be terminated prior to their stated expirations for breach of material provisions.

  Franchises representing approximately 1,548,000 basic subscribers (approximately 50% of the basic subscribers of Continental and its domestic affiliates as of March 31, 1995) are scheduled to expire through 1999. The 1984 Cable Act provides, among other things, for an orderly franchise renewal process in which a franchise renewal will not be unreasonably withheld or, if renewal is withheld and the system is acquired by the franchise authority or a third party, the franchise authority must pay the operator the "fair market value" of the system covered by such franchise. In addition, the 1984 Cable Act establishes comprehensive renewal procedures which require that an incumbent franchisee's renewal application be assessed on its own merit and not as part of a comparative process with competing applications. (See "Legislation and Regulation--Cable Communications Policy Act of 1984".)

  PROGRAMMING. Continental provides programming to its subscribers pursuant to contracts with programming suppliers. Continental generally pays a flat monthly fee per subscriber for programming on its basic and premium services. Some programming suppliers provide volume discount pricing structures and/or offer marketing support to Continental. Continental's programming contracts are generally for fixed periods of time ranging from 3 to 10 years and are subject to negotiated renewal. The costs to Continental to provide cable programming have increased in recent years and are expected to continue to increase due to additional programming being provided to basic subscribers, increased costs to produce or purchase cable programming, inflationary increases and other factors. Increases in the cost of programming services have been offset in part by additional volume discounts as a result of the growth of Continental and its success in selling such services to its customers. Effective in May 1994, the FCC's rate regulations under the 1992 Cable Act permit operators to pass through to customers increases in programming costs in excess of the inflation rate. Management believes that Continental will continue to have access to programming services at reasonable price levels. (See "Legislation and Regulation".)

  MUST CARRY/RETRANSMISSION CONSENT. The 1992 Cable Act contains new broadcast signal carriage requirements, and the FCC has adopted regulations which are currently in force implementing such statutory carriage requirements. These new rules allow local commercial television broadcast stations, commencing on June 17, 1993 and every three years thereafter, either to elect required carriage ("must-carry" status), or to require a cable television system to negotiate for "retransmission consent" rights. A cable television system generally is required to devote up to one-third of its activated channel capacity for the mandatory carriage of local commercial television stations. Local non-commercial television stations are also given mandatory carriage rights on cable television systems under the 1992 Cable Act and the FCC's rules; however, such stations are not given the option to negotiate for retransmission consent rights. Additionally, as of October 6, 1993, cable television systems were required to obtain retransmission consent for all "distant" commercial television stations (except for commercial satellite-delivered independent "superstations" such as WTBS), commercial radio stations and certain low power television stations carried by cable television systems. With its 1993 agreement with Capital Cities/ABC Inc. ("Capital Cities") and The Hearst Corporation ("Hearst"), Continental was the first major cable television company to reach a retransmission consent agreement with a broadcaster not requiring cash compensation in exchange for the right to carry the broadcaster's local television signals. In exchange for permission to carry the local television signals of broadcast stations owned by Capital Cities and Hearst, Continental agreed to carry ESPN2, a national sports programming network owned by Capital Cities and Hearst. Since then, Continental has been successful at reaching retransmission consent agreements, for terms generally ranging from 3 to 7 years, with virtually all of the local broadcast stations that elected retransmission consent (all without payment of cash compensation), and only in a very few instances has Continental been forced to drop a local broadcast signal from its programming. Some of Continental's systems have been required to carry television broadcast stations that they otherwise would not have elected to carry due to must-carry elections. At this time, Continental cannot predict the outcome of any future must-carry elections by and retransmission consent negotiations with local broadcasters.

DOMESTIC ACQUISITIONS AND INVESTMENTS

  Management believes that the telecommunications industry, including the cable television and telephony industries, is in a period of consolidation characterized by mergers, joint ventures, acquisitions, cable system exchanges and similar transactions. Management also believes that Continental is well positioned to participate in this consolidation trend due to its well-clustered systems, the technical quality of its cable plant, its management strengths and its relationships within the cable industry. Continental, like other cable television companies, has participated from time to time and will continue to participate in discussions with third parties regarding a variety of potential transactions, any of which, if consummated might be material to Continental and its stockholders.

  DOMESTIC ACQUISITIONS. Continental seeks to selectively acquire cable television systems that are contiguous or in close proximity to its existing system clusters to expand its operating scale and enlarge and enhance its regional system clusters. Continental generates growth in operating income in such acquired systems through a combination of efficiencies resulting from system consolidation and expansion of the service offerings of the acquired systems. Continental may also make acquisitions of cable television systems that would form the basis for the creation of additional system clusters. In addition, Continental periodically reviews opportunities to exchange its systems for those of other cable television system operators in order to enlarge and enhance its regional system clusters. The following is a summary of recent and pending acquisitions of domestic cable systems, excluding the
Merger:

  In June 1994, Continental acquired a cable television system serving approximately 44,000 basic subscribers in Manchester, New Hampshire and its surrounding communities for a purchase price of approximately $48,000,000. The Manchester system is adjacent to several of Continental's existing systems in the New England region.

  In November 1994, Continental acquired three cable television systems serving approximately 34,000 basic subscribers in Florida for a purchase price of approximately $67,000,000. These systems are in close proximity to Continental's existing systems in the Southeast region.

  In January 1995, Continental entered into a purchase and sale agreement to acquire several cable television systems serving approximately 88,000 basic subscribers in the Chicago, Illinois area for a purchase price of approximately $168,500,000. This transaction is expected to close in 1995. These systems are in close proximity to Continental's existing systems in its Central region.

  Continental has entered into a purchase and sale agreement with Columbia Associates L.P., a Delaware limited partnership, to purchase several cable television systems serving approximately 74,000 basic subscribers in Michigan for approximately $155,000,000. Continental has also entered into an agreement to acquire the remaining partnership interests of N-COM, a limited partnership that operates cable television systems serving approximately 55,000 basic subscribers in the Detroit suburbs. Continental currently owns a 33.77% limited partnership interest in such partnership. The purchase price for the remaining interests is approximately $90,000,000. The Columbia and N-COM systems are in close proximity to Continental's existing systems in its Michigan/Ohio region. The Columbia and N-COM acquisitions are expected to close in 1995.

  In addition, in March 1995, Continental entered into a purchase and sale agreement with Consolidated Cablevision of California to purchase cable television systems serving approximately 12,000 basic subscribers in Northern California for approximately $17,000,000. This acquisition is expected to close in 1995. These systems are in close proximity to Continental's existing systems in California.

  There can be no assurances that any of the foregoing pending transactions will be consummated. (See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Continental--Liquidity and Capital Resources--Capital Expenditures and Domestic Acquisitions".)

  The following table summarizes certain pro forma operating data of Continental's domestic systems and its domestic affiliates and gives effect to the Merger and the other acquisitions described above.

                                                                      MARCH 31,
                                                                        1995
                                                                      ---------
Homes Passed by Cable(1)
  Continental........................................................ 5,398,000
  Providence Journal................................................. 1,258,000
  Other(2)...........................................................   414,000
                                                                      ---------
  Total.............................................................. 7,070,000
                                                                      =========
Number of Basic Subscribers(3)
  Continental........................................................ 3,104,000
  Providence Journal.................................................   783,000
  Other(2)...........................................................   214,000
                                                                      ---------
  Total.............................................................. 4,101,000
                                                                      =========
Basic Penetration(4)
  Continental........................................................      57.5%
  Providence Journal.................................................      62.2%
  Other(2)...........................................................      51.7%
                                                                      ---------
  Total..............................................................      58.0%
                                                                      =========
Number of Premium Subscriptions(5)
  Continental........................................................ 2,658,000
  Providence Journal.................................................   522,000
  Other(2)...........................................................   171,000
                                                                      ---------
  Total.............................................................. 3,351,000
                                                                      =========
Premium Penetration(6)
  Continental........................................................      85.6%
  Providence Journal.................................................      66.7%
  Other(2)...........................................................      79.9%
                                                                      ---------
  Total..............................................................      81.7%
                                                                      =========

- --------

(1) Estimated dwelling units located sufficiently close to Continental's cable plant to be practicably connected without any further extension of principal transmission lines.
(2) "Other" includes the pending acquisitions in Michigan, Illinois and Northern California, which are expected to close in 1995. Approximately 66.3% of N-COM's total Homes passed and subscriber data is included under "Other" with the remaining 33.7% included under "Continental", reflecting Continental's current minority stake in N-COM.
(3) A "basic subscriber" means a person who subscribes, at a minimum, to Continental's BBT, which generally consists of broadcast television signals available locally off-air, local origination and public, educational and governmental access channels. Bulk subscribers are accounted for on an "equivalent billing unit" basis, by dividing aggregate BBT bulk-billed revenues by the stated BBT rate. In reporting subscriber and other data for systems not controlled or managed by Continental, only that portion of data corresponding to Continental's percentage ownership is included.
(4) Basic subscribers as a percentage of Homes passed by cable.
(5) Equals the number of premium services subscribed to by subscribers. Premium services include single channel services offered for a monthly fee per channel.
(6) Premium subscriptions as a percentage of basic subscribers. A subscriber may purchase more than one premium service, each of which is counted as a separate premium subscription. This ratio may be greater than 100% if the average customer subscribes to more than one premium service.

  DOMESTIC MINORITY CABLE INVESTMENTS. The acquisition of minority ownership interests in various domestic cable television companies has contributed to Continental's nationwide operating scale. As of March 31, 1995, through wholly owned subsidiaries, Continental held minority ownership positions in the following domestic cable companies.

                                                          MARCH 31, 1995
                                                  ------------------------------
                                                   HOMES  TOTAL BASIC PERCENTAGE
        INVESTMENT                                PASSED  SUBSCRIBERS OWNERSHIP
        ----------                                ------- ----------- ----------
Insight Communications Company, L.P.............. 295,878   151,939     34.42%
Meredith/New Heritage Strategic Partners, L.P.... 235,691   119,815     37.90%
N-COM Limited Partnership II(1)..................  90,840    54,909     33.77%
Prime Cable of Hickory, L.P......................  51,287    35,625     33.30%
Inland Bay Cable TV Associates...................  19,710    13,940     49.00%
                                                  -------   -------
  Total.......................................... 693,406   376,228
                                                  =======   =======

- --------
(1) Continental anticipates that in 1995 it will acquire the remaining ownership interests in N-COM from the other partners and assume certain liabilities for total consideration of approximately $90,000,000. No assurances can be made at this time that such transaction will be consummated. (See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Continental--Liquidity and Capital Resources--Capital Expenditures and Domestic Acquisitions".)

INTERNATIONAL OPERATIONS

  Continental has made and continues to pursue investments in international video networks and also seeks to make investments in international telephony networks. Such investments represent opportunities for Continental to apply its managerial, technical and marketing expertise in attractive international markets. In addition, Continental receives valuable information and experience operating in lines of business, such as telephony, that have not been open to Continental in the United States. In considering such investments, Continental seeks the following characteristics: (i) favorable demographics and attractive growth prospects, (ii) well-capitalized investment partner(s) with extensive knowledge of the local market(s) and (iii) favorable regulatory and competitive environments. To date, Continental has made investments in cable television systems in Argentina and Singapore, has signed an agreement to form a joint venture in Australia, and has signed a memorandum of understanding relating to a potential joint venture in Japan. Continental is pursuing other international opportunities principally in Latin America, Asia and the Pacific Rim. (See "Certain Considerations Relating to the Transactions--Certain Considerations Relating to the Continental Merger Stock--International Investments".) Continental's international investments include the following:

  ARGENTINA. In 1994, Continental acquired an approximate 50% interest in Fintelco, S.A. ("Fintelco"), an Argentine cable television operator, subject to the receipt of certain governmental approvals permitting Continental to hold an equity interest in an Argentine cable television company (such approvals are pending). Fintelco is the largest cable television operator in Argentina, with over 600,000 subscribers in regional system clusters in the Argentine provinces of Buenos Aires, Cordoba and Santa Fe.

  Fintelco's operating strategy focuses on creating regional system clusters in key markets. As of March 31, 1995, Fintelco had over 311,000 subscribers in the province of Buenos Aires, 195,000 subscribers in the province of Cordoba and 109,000 subscribers in the province of Santa Fe. Average rates for Fintelco's cable television services are the equivalent of approximately US$30 per month. There is currently no regulation of cable subscription rates in Argentina. Most systems in Argentina provide a single package of services, which typically includes premium movie channels such as HBO Ole.

  Fintelco was one of Argentina's first cable television operators through its primary operating subsidiary in Buenos Aires, Video Cable Comunicacion, S.A. ("VCC"). In the late 1980's VCC grew through the construction of cable television systems in Buenos Aires as well as through strategic acquisitions of smaller systems in the region. More recently, Fintelco's growth has come through strategic acquisitions in the provinces of Cordoba and Santa Fe. Sixty-six percent of the country's population is located in the provinces of Buenos Aires, Cordoba and Santa Fe. Fintelco will continue to seek opportunities over time to grow through acquisitions in these regions.

  As of March 31, 1995, Continental had invested approximately US$120 million in Fintelco and its subsidiaries and had committed to invest an additional US$37.6 million. These systems are currently managed by Continental's Argentine partner, with technical assistance provided by Continental.

  Continental and Fintelco are currently seeking approvals for the acquisition of Continental's equity interest in Fintelco from the applicable Argentine regulatory authority which must approve transfers of ownership in any Argentine cable property. While Continental expects to obtain all required governmental approvals, there can be no assurances in this regard.

  Argentina has a population of 33 million, with over 9.1 million television households, and VCR and pay television (which includes wireline cable and MMDS) penetration rates of approximately 32% and 45%, respectively. Argentina has one of the most developed cable television industries in Latin America, with an estimated four million total subscribers nationwide as of December 31, 1994. Total Argentine cable revenues for 1994 are estimated to be over US$1 billion. The television audience in Buenos Aires has access to five major national broadcast "networks" and over 90 satellite-delivered cable channels, including both Argentine and international programming.

  Cable operators in Argentina are issued non-exclusive broadcast licenses for the carriage of their programming services, and may compete with other cable operators for the same subscribers. Fintelco competes in certain areas of Buenos Aires. Other cable operators in the province of Buenos Aires include:
Cablevision (which is currently 51% owned by U.S. cable operator TCI), Grupo Clarin (d/b/a Multicanal) and Fin Cable S.A. (d/b/a Telefe).

  SINGAPORE. In 1994, Continental acquired 25% of the outstanding capital stock of Singapore CableVision Private Limited ("SCV"), which is constructing a cable television system in Singapore, a country with approximately 2.8 million residents. Cable television service is not currently available in Singapore. Continental's partners in this venture are Singapore Technologies Venture Pte. Ltd., Singapore International Media Pte. Ltd. and Singapore Press Holdings Limited, each of which is affiliated with the government of Singapore. SCV is constructing a high capacity system that will serve substantially all of Singapore's approximately 820,000 households. The system expects to activate its first subscribers in the middle of 1995, and by 1999, when construction is expected to be completed, it is anticipated that there will be nearly 1 million households in Singapore. SCV will include both Mandarin and English language programming. Continental is managing the system's construction and ongoing operations under a five year renewable agreement, for which it will receive a management fee based upon the gross revenues generated by the system.

  Continental has made capital contributions of US$8.7 million and has committed to make additional capital contributions to SCV of approximately US$35 million (based upon exchange rates as of March 31, 1995) to be paid through 1996. In addition, Continental has made commitments to SCV to lend up to approximately US$43.6 million (based upon exchange rates as of March 31, 1995) if third party debt financing cannot be obtained. SCV is currently exploring third party debt financing with several financial institutions. Continental anticipates that it may explore additional investments in Asia and the Pacific Rim, including investments with certain of its SCV partners. Randall Coleman, the former Vice President and General Manager of Continental's St. Paul system, serves as President of SCV.

  AUSTRALIA. Continental has entered into an agreement with Optus Communications Pty Limited ("Optus"), a provider of long-distance and cellular telephone services in Australia, Publishing and Broadcasting Limited ("Nine"), the parent company of Kerry Packer's Nine Network, and Seven Network Limited ("Seven") to create a broadband communications network in Australia. The venture, to be called Optus Vision, is expected to be initially owned 46.5% by Continental, 46.5% by Optus, 5% by Nine and 2% by Seven. Each of Nine and Seven has an option to increase its shareholding to 20% and 15%, respectively, at any time prior to July 1, 1997. Optus Vision will provide cable television, local telephone and a variety of advanced broadband interactive services to business and residential customers in Australia's major markets.

  Australia has a population of 17 million, with over 5.6 million television households and VCR penetration of approximately 71%. Construction of the Optus Vision network will commence in 1995, and the venture's construction plan anticipates passing approximately three million households throughout Australia in the venture's first four years, beginning with the major metropolitan centers of Sydney, Melbourne and Brisbane. The planned network will be bi-directional, and is anticipated to be the first of its kind in the world to deliver telephone calls to the home exclusively over a single fiber-coaxial network.

  Optus Vision plans to provide an initial video programming package of over 20 channels, including two movie channels, two sports channels and a variety of local and international programming. Optus Vision anticipates increasing the number of channels of video programming to 50 by mid-1997. The movie channels will be supported by a supply of movies from Warner Brothers, Disney, MGM, Village Roadshow and New Regency. The sports channels will include major Australian sporting events as well as significant international sports sourced through ESPN International. Nine and Seven will provide programming expertise to the sports channels.

  The subscription television industry in Australia has been and is expected to continue to be competitive. Optus Vision expects to compete in Australia with, among others, (i) TNC, the publicly announced joint venture between Telstra Corporation Limited, the government-owned Australian national telecommunications carrier, and The News Corporation Limited, a major international media and entertainment company, which will provide subscription television services under the name FOXTEL over a proposed cable television network and (ii) Australis, which will provide subscription television services via both MMDS and DBS technology.

  The joint venture will employ approximately 3,000 people, including several Continental employees. Frank Anthony, the former Senior Vice President and General Manager of Continental's New England region, will be the Chief Operating Officer of Optus Vision.

  Optus Vision anticipates that the required funding needs of the project will total approximately US$1.5 billion (based upon exchange rates as of March 31, 1995) through 1999, which will be provided by a combination of equity from the joint venture partners and third-party debt. Consummation of the joint venture is subject to the receipt of regulatory approvals. No assurances can be given at this time that such approvals will be forthcoming.

  JAPAN. In March of 1995, Continental and Tomen Corporation, a leading Japanese trading company, signed a memorandum of understanding relating to the provision of cable television, telephony, multimedia and interactive services in Japan. In addition to agreeing to conduct feasibility studies, Continental and Tomen Corporation have agreed to form a new company, CT Telecom, which may, either individually or in conjunction with other Japanese companies, seek to obtain licenses to provide these services to markets with a total of at least one million homes in Japan. At this time, the terms of the joint venture have not been finalized.

  Currently, approximately 1.6 million of Japan's 44 million households receive broadcast and cable networks over cable television systems. However, recent reforms of its cable television and telecommunications laws have encouraged foreign investment in cable television companies and the creation of multiple system operators in Japan, where cable television licenses are awarded on a non-exclusive basis.

  Tomen Corporation has ownership interests in four cable television systems in Japan, one of which is conducting a 300-home technology and market test involving telephony, fax, personal computer and near video on demand services. Tomen Corporation is also the contractor for telecommunications networks in Thailand, the Philippines, Malaysia, Indonesia and Romania.

  Continental's capital commitment to CT Telecom will be dependent upon the licenses received, the associated construction schedule and the other equity partners involved. Additionally, no assurances can be given at this time as to the degree of success that CT Telecom will have in obtaining licenses to provide cable television and telecommunications services in Japan.

STRATEGIC INVESTMENTS

  Continental's investments and potential investments include certain emerging businesses, such as telecommunications and technology, and programming. Continental views lines of business outside of cable television as key markets for the future. All of Continental's strategic investments are currently held by wholly owned subsidiaries and include the following:

  TELECOMMUNICATIONS AND TECHNOLOGY INVESTMENTS. Continental is rebuilding and upgrading its plant to create advanced fiber-optic and coaxial cable networks, which will serve as the infrastructure for the provision of expanded video services and both wireline and wireless telephony services. Continental believes that its fiber-optic plant will position it to provide these new services as they become available. As markets develop for these services, Continental will make the additional capital investments required to provide such services. Although Continental believes that demand exists to support the entry of cable television companies into the wireline and wireless telephony businesses, the offering of these services will require the removal of existing regulatory and legislative barriers to local telephone competition. (See "Competition" and "Legislation and Regulation".)

  Teleport Communications Group Inc. Continental has a 20% equity interest in Teleport Communications Group Inc. ("TCG"), a local telecommunications services provider and a leading fiber-optic-based competitor to local telephone companies nationwide. Continental believes that its involvement in TCG is an effective means of utilizing its existing fiber-optic and coaxial cable network to participate in the growth of the local competitive access telephony business.

  TCG provides local telecommunications services over high-capacity fiber-optic networks (which it owns or leases from cable operators such as Continental) to meet the voice, data and video transmission needs of high-volume business customers in major metropolitan areas throughout the United States. TCG's customers include long-distance carriers and resellers, international telephone carriers, financial services firms, banking and brokerage institutions, media companies and other telecommunications-intensive businesses. In competition with the Regional Bell Operating Companies (the "RBOCs") and other local exchange carriers ("LECs"), TCG offers its customers vendor diversity for local service, superior quality, competitive pricing and state-of-the-art technology.

  Since 1985, TCG has owned and operated the nation's largest non-LEC local telecommunications network in the New York City metropolitan area, the country's leading telecommunications market. Beginning in 1988 with the construction of a Boston network, TCG has actively expanded its network operations to 24 telecommunications markets in the United States, including Los Angeles, Chicago, San Francisco, Dallas, Detroit, Miami, Houston, Seattle, San Diego and Milwaukee. In several of these markets, Continental is a partner and a primary network provider for TCG. As of March 31, 1995, TCG provided service to approximately 3,249 buildings and had networks which spanned over 4,231 route miles.

  TCG has emphasized the expansion of the telecommunications services and products it offers to its customers. TCG was the first competitive access telephony provider to offer local switched services using sophisticated digital switching devices capable of routing a call over different available circuits to reach the intended termination point of the call anywhere on the public switched telephone network. Local dedicated line and special access services represent an available market of approximately $5.9 billion nationally, and switched access services for business represent approximately $20 billion of the $98.7 billion local telecommunications services market in the United States.

  Through March 31, 1995, Continental had invested $111.7 million in TCG and related joint ventures. In addition to these investments, Continental has made commitments to TCG to loan up to $69.9 million through 2003, of which $54 million was outstanding as of March 31, 1995. (See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Continental-- Liquidity and Capital Resources".)

  In addition to Continental, the other partners in TCG currently include Cox, TCI and Comcast, which have interests of approximately 30%, 30% and 20%, respectively.

  The recently announced business arrangement between TCI, Cox and Comcast (the "Cable Partners") and Sprint may contemplate the contribution to the Sprint venture of the Cable Partners' interest in TCG, in the local joint ventures between the Cable Partners and TCG, and in other competitive access assets owned by them. The contribution of the Cable Partners' interest in TCG to the Sprint venture would require the prior consent of Continental. Should it be in its best interest, Continental would negotiate with the Cable Partners regarding the acquisition of Continental's interests in TCG and TCG's local joint ventures. William T. Schleyer, the President and Chief Operating Officer of Continental, and Nancy Hawthorne, a Senior Vice President and Chief Financial Officer of Continental, serve on the Board of Directors of TCG.

  Other Telecommunications Activities. Continental is currently exploring various business arrangements through which to provide wireline and wireless telephony services, although there can be no assurances that any such arrangement will be consummated. Continental's options include: (i) affiliating with other cable television companies; (ii) affiliating with an RBOC or an Interexchange Carrier ("IXC"); (iii) entering the business on its own in certain markets or (iv) market-by-market affiliations. Given its national operating scale, large regional system clusters in demographically attractive markets and technologically advanced systems, Continental believes that it is well positioned to provide both wireline and wireless telephony services in the future (either alone or in conjunction with one or more partners).

  Continental is one of six cable television operators participating in Cable Television Laboratories' ("CableLabs") telecommunications Request for Proposal ("RFP"), which is an initiative to achieve a uniform network architecture for delivery of expanded video and telephony services. CableLabs has received quotes on this RFP from approximately 45 equipment manufacturers.

  The FCC is currently auctioning broadband licenses for wireless personal communications services ("PCS"). The first phase of these auctions, for licenses in the 51 Major Trading Areas ("MTAs") of the United States, was completed recently. A partnership between Continental and Cablevision Systems Corporation bid for PCS licenses in the Boston, Massachusetts and Cleveland, Ohio MTAs, and Continental bid independently for broadband PCS licenses in other MTAs, representing no more than 6.1 million people in the aggregate. Both the partnership and Continental were unsuccessful in their bids. However, Continental, either independently or in partnership, may: (i) continue to pursue direct ownership of licenses in the subsequent phases of the PCS auctions in the 493 Basic Trading Areas of the United States; (ii) acquire PCS licenses from successful bidders after the auctions have been completed; or
(iii) invest in or affiliate with successful bidders. Continental's strategy in pursuing any one or a combination of these options is to enhance its ability to bundle services such as wireless communications with wireline telephony and existing cable services in markets where it has large system clusters.

  PrimeStar Partners L.P. Continental currently owns a 10.4% interest in PrimeStar Partners L.P. ("PrimeStar"), a nationwide provider of DBS service. The remaining interests in PrimeStar are held by GE Americom Services, Inc. (an affiliate of General Electric) with 16.6% and five other cable television operators (TCI and Time Warner Cable own 20.9% each; Comcast, Cox and Newhouse Broadcasting Corp. own 10.4% each). PrimeStar is the primary vehicle for Continental's plan to use DBS to extend beyond the reach of Continental's existing video network and expand the total potential market, and Continental's share of such market. Continental views PrimeStar as an effective response to competition from other DBS service providers in Continental's service areas. Moreover, PrimeStar provides additional programming to cable subscribers with limited programming options. Continental understands that PrimeStar has estimated the potential market for DBS service to be 12 to 15 million households, including 10 to 11 million households that are not currently passed by cable.

  PrimeStar provided medium-powered DBS service to approximately 352,000 subscribers nationwide as of March 31, 1995. PrimeStar acts as a wholesaler of DBS services, securing programming services for eventual resale to consumers and arranging for the transmission of the programming via satellite. PrimeStar does not sell directly to end users, but rather sells the rights to resell programming to local distributors, including Continental and its other cable partners, who in turn sell to, service, and collect monthly fees from consumers. PrimeStar currently offers a wide range of programming, including 70 channels of cable and network television, sports and movies as well as several music channels. In order to expand its service, PrimeStar's partners have committed to support the construction of two high-powered replacement satellites. Recently, however, the FCC voided the construction permit of Advanced Communications Corporation for high-powered DBS service at 110 degrees. PrimeStar had planned to use this orbital location for its high-powered satellites. The FCC's decision is being appealed. If upheld, the decision could cause significant delays or possibly prevent PrimeStar from launching a high-powered DBS service. PrimeStar is currently investigating alternate locations for high-powered satellites. These new satellites would enable PrimeStar to offer up to 200 channels of service. No assurances can be given at this time that PrimeStar will be able to secure an acceptable high-powered orbital slot. In the meantime, PrimeStar will continue to provide medium-powered DBS service.

  Continental's investment in PrimeStar was $14.8 million as of March 31, 1995. In addition, a subsidiary of Continental has issued a $56.3 million standby letter of credit on behalf of PrimeStar to guarantee a portion of the financing that PrimeStar is incurring to construct a successor satellite system. (See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Continental--Liquidity and Capital Resources".) Jeffrey T. DeLorme, an Executive Vice President of Continental, serves on the Partner Committee of PrimeStar.

  The following is a summary of financial and operating statistics for PrimeStar, which commenced operations in 1991 (information is in thousands except for percentage figures):

                                                        1992    1993     1994
                                                       ------  -------  -------
   Revenues........................................... $5,200  $10,900  $27,800
   Growth Rate........................................    643%     110%     155%
   Subscribers........................................   44.2     66.8    230.8
   Growth Rate........................................    235%      51%     246%

  CERTAIN PROGRAMMING AND OTHER INVESTMENTS. Continental has made and continues to make minority investments in programming services, based upon Continental's belief that unique programming is a means of generating additional interest in cable television. To date, Continental has made $44 million in programming investments (excluding Turner, QVC and HSN). The following summarizes certain of Continental's programming investments:

  Turner Broadcasting System and Home Shopping Network, Inc. Continental holds marketable equity securities of Turner and HSN. As of March 31, 1995, the approximate market values of Continental's investments in Turner and HSN were $98.9 million and $3.9 million, respectively. In February 1995, Comcast and TCI consummated a tender offer for all outstanding QVC shares at $46 per share, which resulted in Continental selling all of its QVC shares for $27.4 million and realizing a gain of $23 million. (See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Continental-- Liquidity and Capital Resources".) Timothy P. Neher, Director and Vice Chairman of the Board of Continental, serves on the Board of Directors of Turner.

  E! Entertainment Television, Inc. Continental owns a 10.4% interest in E!, whose programming includes entertainment related news, information and features. E! has agreements with every major domestic cable television operator and, as of December 31, 1994, was distributed to over 27 million customers, representing 48% of U.S. cable television subscribers. Continental's partners in E! are Comcast, Cox, Newhouse Broadcasting Corp. and TCI, each with an approximate 10.4% interest, and Time Warner Cable, with a 48% interest. Robert
A. Stengel, a Senior Vice President of Continental, serves on the Board of Directors of E!.

  The following is a summary of financial and operating statistics for E! (information is in thousands except for percentage figures):

                                                       1992     1993     1994
                                                      -------  -------  -------
     Revenues........................................ $22,100  $31,700  $49,100
     Growth Rate.....................................    53.5%    43.4%    54.9%
     Subscribers.....................................  19,700   25,800   27,800
     Growth Rate.....................................     8.1%    30.1%     7.8%

  National Cable Communications, L.P. Continental has a 12.5% limited partnership interest in NCC, a partnership that represents cable television companies to advertisers. NCC is the largest representation firm in spot cable advertising sales. It enhances affiliated cable television systems' ability to generate advertising sales by enabling advertisers to place spots in selected systems on a regional or national basis. The other limited partners in NCC are Cox, Time Warner Cable and Comcast, each with a 12.5% interest. NCC's managing partner is Katz Cable Corporation, with a 50% interest. (See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Continental--Liquidity and Capital Resources".)

  New England Cable News. Continental and the Hearst Corporation each own 50% of New England Cable News, a regional cable news network featuring news, sports and weather programming on an exclusive basis to cable television systems in the New England area. New England Cable News had revenues of $4.0 million for the year ended December 31, 1994. William T. Schleyer, the President and Chief Operating Officer of Continental, and Nancy Jackson, a Vice President of Marketing in Continental's New England region, serve on the Board of Directors of New England Cable News.

  Viewer's Choice. PPVN Holding Co. ("PPVN"), which operates under the brand-name Viewer's Choice, is a cable operator-controlled buying cooperative and distributor for pay-per-view programming. Continental holds a 10% interest in PPVN.

  The Golf Channel. Continental owns an approximate 20% interest in The Golf Channel, a newly formed cable programming service which, beginning in 1995, will provide golf-related programming 24 hours a day. Timothy P. Neher, Director and Vice Chairman of the Board of Continental, serves on the Board of Directors of The Golf Channel.

  The Food Channel. Continental owns an approximate 15% interest in The Food Channel, a cable operator-owned programming service which offers programs on cooking, food preparation and other related topics. Robert A. Stengel, a Senior Vice President of Continental, serves on the Management Committee of The Food Channel.

  The Sunshine Network Joint Venture ("The Sunshine Network"). Continental owns an approximate 8% interest in The Sunshine Network, a joint venture which provides programming consisting of Florida sporting events, sports news and related programs, as well as local public affairs programs. Jeffrey T. DeLorme, an Executive Vice President of Continental, serves on the Board of Directors of The Sunshine Network.

  Prime Sports Network Upper Midwest. Continental owns an approximate 17% interest in Prime Sports Network Upper Midwest, a joint venture which provides sports, public affairs, and general entertainment programming in Minnesota. Emmett White, the Senior Vice President and General Manager of Continental's Midwest region, serves on the Board of Directors of Prime Sports Network Upper Midwest.

  Digital Cable Radio Associates ("Digital Cable Radio"). Digital Cable Radio, which operates under the brand-name Music Choice, distributes audio programming in digital format via coaxial cable. The service allows cable television customers to receive compact disc quality sound in several music formats. Continental owns an approximate 10% interest in Digital Cable Radio.

  Zing Systems, L.P. ("Zing"). Continental owns an approximate 13% interest in Zing, which develops interactive software and hardware for use in cable television systems. The Zing system package allows cable subscribers to interact with licensed programmers and advertisers. Zing is expected to have a limited introductory consumer launch in 1995.

COMPETITION

  Continental's operating strategy, especially its focus on marketing, customer service and community relations, improves its ability to compete with new providers of video services. Management believes that investing in advanced technologies will further strengthen Continental's competitive position.

  Continental's systems compete with other communications and entertainment media, including conventional off-air television broadcasting services, newspapers, movie theaters, live sporting events and home-video products. Cable television service was first offered as a means of improving television reception in markets where terrain factors or remoteness from major cities limited the availability of off-air television. In some of the areas served by the systems, a substantial variety of television programming can be received off-air. For the last several years, the FCC has been authorizing the creation of additional low-power (UHF) television stations, which will increase the number of television signals in the country and provide off-air television programs to limited local areas. The extent to which cable television service is competitive depends upon a cable television system's ability to provide, on a cost-effective basis, an even greater variety of programming than that available off-air or through other alternative delivery sources.

  Since Continental's domestic cable television systems operate under non-exclusive franchises, other companies may obtain permission to build cable television systems in areas where Continental presently operates. While Continental believes that the current level of overbuilding is not material, it is currently unable to predict the extent to which overbuilds may occur in its franchise areas and the impact, if any, such overbuilds may have on Continental in the future.

  Additional competition may come from SMATV cable television systems serving condominiums, apartment complexes and other private residential developments. The operators of these private systems often enter into exclusive agreements with apartment building owners or homeowners' associations that preclude operators of franchised cable television systems from serving residents of such private complexes. The widespread availability of reasonably priced earth stations enables private cable television systems to offer both improved reception of local television stations and many of the same satellite-delivered program services that are offered by franchised cable television systems. FCC regulations permit SMATV operators to use point-to-point microwave service to distribute video entertainment programming to their SMATV systems. A private cable television system normally is free of the regulatory burdens imposed on franchised cable television systems. Although a number of states have enacted laws to afford operators of franchised systems access to private complexes, the U.S. Supreme Court has held that cable companies cannot have such access without compensating the property owner. The access statutes of several states have been challenged successfully in the courts, and others are currently being challenged, including statutes in states in which Continental operates.

  In recent years, the FCC has initiated new policies and authorized new technologies to provide a more favorable operating environment for certain existing technologies and to create substantial additional competition to cable television systems. These technologies include, among others, DBS services which transmit signals by satellite to receiving facilities located on customers' premises. Although satellite-delivered programming is currently available to backyard earth stations, new, high-powered direct-to-home satellites make possible the wide-scale delivery of programming to individuals throughout the United States using roof-top or wall-mounted antennas. Companies offering DBS services plan to use video compression technology to increase satellite channel capacity and to provide a package of movies, broadcast stations and other program services competitive with those of cable television systems. Several companies are preparing to have DBS systems in place during this decade, and two companies began offering high-powered DBS service in 1994 in competition with cable television operators and PrimeStar. Continental has invested in PrimeStar, a medium-powered DBS service provider, which currently offers up to 77 channels of video and audio service. Several companies, including PrimeStar, intend to offer more than 100 channels of service over high-powered satellites using video compression technology. DBS service providers may be able to offer new and highly specialized services using a national base of subscribers. The ability of DBS service providers to compete with the cable television industry will depend on, among other factors, the availability of reception equipment at reasonable prices. Although it is not possible at this time to predict the likelihood of success of any DBS services venture, DBS may offer substantial competition to cable television operators. (See "Strategic Investments--Telecommunications and Technology Investments".)

  Cable television systems also may compete with wireless program distribution services such as MMDS, commonly called wireless cable systems, which are licensed to serve specific areas. MMDS uses low power microwave frequencies to transmit pay television programming over-the-air to subscribers. MMDS systems' ability to compete with cable television systems has previously been limited by a lack of channel capacity, the inability to obtain programming and regulatory delays. Recently NYNEX Corp. and Bell Atlantic Corp., agreed to invest up to $100,000,000 in CAI Wireless Systems Inc., a MMDS operator. In addition, Pacific Telesis Group announced that it would acquire Cross Country Wireless Inc., a MMDS operator. A series of actions taken by the FCC, including reallocating certain frequencies to the wireless services, are intended to facilitate the development of wireless cable television systems as an alternative means of distributing video programming. The FCC also initiated a new rule-making proceeding to allocate frequencies in the 28 GHz band for a new multi-channel wireless video service. Continental is unable to predict the extent to which additional competition from these services will materialize in the future or the impact such competition would have on Continental's operations.

  Continental believes that as a result of its investment in technologically advanced systems, it is well positioned to offer new services such as video game channels, on-line services, data communications and telephony. Continental believes that the ability to offer interactive services over a high-capacity, two-way network provides a distinct competitive advantage over DBS and MMDS, which are currently one-way services.

  Other new technologies may become competitive with non-entertainment services that cable television systems can offer. The FCC has authorized television broadcast stations to transmit textual and graphic information useful both to consumers and to businesses. The FCC also permits commercial and non-commercial FM stations to use their subcarrier frequencies to provide non-broadcast services, including data transmissions. The FCC established an over-the-air Interactive Video and Data Service that will permit two-way interaction with commercial and educational programming along with informational and data services. Telephone companies and other common carriers also provide facilities for the transmission and distribution of data and other non-video services.

  In the past, federal cross-ownership restrictions have limited entry into the cable television business by potentially strong competitors such as telephone companies. Proposals recently adopted by the FCC, pending litigation and potential legislation, could make it possible for companies with considerable resources, and consequently a potentially greater willingness or ability to overbuild, to enter the business. The FCC recently amended its rules to permit local telephone companies to offer "video-dialtone" service for video programmers, including channel capacity for the carriage of video programming and certain non-common carrier activities such as video processing, billing and collection and joint marketing agreements. Furthermore, several federal district courts have struck down as unconstitutional a provision in the 1984 Cable Act, which prevents local telephone companies from offering video programming on a non-common carrier basis directly to subscribers in their local telephone service areas. Two such district court decisions have been upheld by the United States Courts of Appeals for the Fourth Circuit and the Ninth Circuit. Other decisions have been appealed or will be appealed. Similar lawsuits have been filed by telephone companies in other states. Separate legislation to repeal the telco/cable cross-ownership ban, subject to certain regulatory requirements, has been introduced in the United States House of Representatives and the United States Senate and has been approved by the Senate Commerce, Science and Transportation Committee and the House Commerce Committee. Under the terms of these bills, a telephone company could build and operate a cable television system within its region or acquire an in-region cable operator, under certain circumstances. These bills would also, inter alia, preempt state and locally-imposed barriers to the provision of intrastate and interstate telecommunications services by cable system operators in competition with local telephone companies. Even in the absence of further changes in the cross-ownership restrictions, the expansion of telephone companies' fiber-optic systems may facilitate entry by other video service providers in competition with cable systems. (See "Legislation and Regulation--Federal Regulation".)

PROPERTIES

  Continental's principal physical assets consist of cable television systems, including signal receiving, encoding and decoding apparatus, headends, distribution systems, and subscriber house drop equipment for each of its systems. The signal receiving apparatus typically includes a tower, antenna, ancillary electronic equipment, and earth stations for reception of satellite signals. Headends, consisting of associated electronic equipment necessary for the reception, amplification and modulation of signals, are located near the receiving devices. Continental's distribution systems consist of coaxial and fiber-optic cables and related electronic equipment. Subscriber equipment consists of taps, house drops, converters and analog addressable converters. Continental owns its distribution system, various office and studio fixtures, test equipment and service vehicles. The physical components of Continental's systems require maintenance and periodic upgrading to keep pace with technological advances.

  Continental's coaxial and fiber-optic cables are generally attached to utility poles under pole rental agreements with local public utilities, although in some areas the distribution cable is buried in underground ducts or trenches. The FCC regulates pole attachment rates under the Federal Pole Attachments Act. (See "Legislation and Regulation--Federal Regulation--Pole Attachments".)

  Continental owns or leases parcels of real property for signal reception sites (antenna towers and headends), microwave facilities and business offices. Continental owns the building which houses its headquarters in Boston, Massachusetts.

  Continental believes that its properties, both owned and leased, are in good operating condition and are suitable and adequate for its business operations.

EMPLOYEES

  Continental currently has approximately 7,000 full-time employees, including approximately 100 employees located at Continental's Boston headquarters, who provide staff support in the areas of corporate planning, finance, marketing, program acquisition, employee training and benefits administration, government relations, internal auditing, financial and tax reporting and regulatory compliance. Continental believes that its relations with its employees are good.

LEGAL PROCEEDINGS

  There are no material pending legal proceedings against Continental. Continental is subject to legal proceedings and claims which arise in the ordinary course of business, none of which is material to its consolidated financial condition or results of operations in the opinion of management.

CAPITALIZATION

  The following table sets forth Continental's actual and pro forma consolidated capitalization at March 31, 1995, after giving effect to (i) the Continental Recapitalization Amendment (Pro Forma A) and (ii) the Merger, the Continental Recapitalization Amendment, and other pro forma transactions (Pro Forma B) described in the Notes to Continental's Pro Forma Condensed Consolidated Balance Sheet and Statement of Income included elsewhere in this Joint Proxy Statement-Prospectus. This table should be read in conjunction with the Notes referred to above and the historical consolidated financial statements and related notes included in this Joint Proxy Statement-Prospectus.

                                                      AS OF MARCH 31, 1995
                                               -------------------------------------
                                                 ACTUAL     PRO FORMA A  PRO FORMA B
                                               -----------  -----------  -----------
                                                     (DOLLARS IN THOUSANDS)
Senior Debt:
  8 1/2% Senior Notes......................... $   200,000  $   200,000  $   200,000
  8 5/8% Senior Notes.........................     100,000      100,000      100,000
  8 7/8% Senior Debentures....................     275,000      275,000      275,000
  9% Senior Debentures........................     300,000      300,000      300,000
  9 1/2% Senior Debentures....................     525,000      525,000      525,000
  1994 Credit Facility........................   1,537,440    1,537,440    1,686,590
  1995 Credit Facility(1).....................         --           --       990,000
  Prudential Notes............................     138,250      138,250      138,250
                                               -----------  -----------  -----------
    Total Senior Debt.........................   3,075,690    3,075,690    4,214,840
Subordinated Debt:
  10 5/8% Senior Subordinated Notes...........     100,000      100,000      100,000
  11% Senior Subordinated Debentures..........     300,000      300,000      300,000
  Senior Subordinated Floating Rate
   Debentures.................................     100,000      100,000      100,000
                                               -----------  -----------  -----------
    Total Subordinated Debt...................     500,000      500,000      500,000
                                               -----------  -----------  -----------
Other Debt....................................      26,114       26,114       26,114
                                               -----------  -----------  -----------
    Total Debt................................   3,601,804    3,601,804    4,740,954
                                               -----------  -----------  -----------
Redeemable Common Stock, $.01 par value;
 16,684,150 shares outstanding................     237,504      237,504      237,504
                                               -----------  -----------  -----------
Stockholders' Equity (Deficiency):
  Preferred Stock.............................         --           --           --
  Series A Convertible Preferred Stock........          11           11           11
  Series B Preferred Stock....................         --           --            50
  Class A Common Stock........................           3           86          368
  Class B Common Stock........................          37          926          926
  Additional Paid-In Capital..................     623,716      622,744    1,267,412
  Unearned Compensation.......................     (54,854)     (54,854)     (54,854)
  Net Unrealized Holding Gain on Marketable
   Equity Securities..........................      38,828       38,828       38,828
  Deficit.....................................  (2,314,553)  (2,314,553)  (2,314,553)
                                               -----------  -----------  -----------
    Stockholders' Equity (Deficiency).........  (1,706,812)  (1,706,812)  (1,061,812)
                                               -----------  -----------  -----------
      Total Capitalization.................... $ 2,132,496  $ 2,132,496  $ 3,916,646
                                               ===========  ===========  ===========
Shares Authorized and Outstanding:
  Preferred Stock, $.01 par value:
   Authorized.................................   1,557,142  193,870,029  193,870,029
   Issued.....................................         --           --           --
  Series A Convertible Preferred Stock, $.01
   par value,
   liquidation preference of $497,379,000,
   Authorized and Outstanding.................   1,142,858    1,142,858    1,142,858
  Series B Preferred Stock, $.01 par value:
   Authorized.................................         --     4,987,113    4,987,113
   Outstanding................................         --           --     4,987,113
  Class A Common Stock; $.01 par value:
   Authorized.................................   7,500,000  425,000,000  425,000,000
   Outstanding................................     343,252    8,581,300   36,841,609
  Class B Common Stock; $.01 par value:
   Authorized.................................   7,500,000  200,000,000  200,000,000
   Outstanding................................   3,705,365   92,634,125   92,634,125

- --------

(1) Includes the New Cable Indebtedness and $245,000,000 of borrowings for cable system acquisitions in Michigan, adjusted for the Working Capital deficit of approximately $10,000,000. (See "The Merger--General Provisions--Working Capital Adjustment" and "Management's Discussion and Analysis of Financial Condition and Results of Operation of Continental-- Liquidity and Capital Resources".)

SELECTED CONSOLIDATED FINANCIAL INFORMATION OF CONTINENTAL

  The selected historical financial information provided below is derived from, and should be read in conjunction with, the Consolidated Financial Statements of Continental for the years ended December 31, 1990 through December 31, 1994 and the three months ended March 31, 1994 and 1995. The unaudited selected historical financial information for the three months ended March 31, 1994 and 1995 reflects all adjustments of a normal recurring nature that are, in the opinion of management, necessary for a fair presentation of that information. Results of operations for the three months ended March 31, 1994 and 1995 are not necessarily indicative of the results that may be expected for any other interim period or the year as a whole.

                                                                                    THREE MONTHS ENDED
                                        YEAR ENDED DECEMBER 31,                          MARCH 31,
                         ---------------------------------------------------------  --------------------
                           1990        1991        1992        1993        1994       1994       1995
                         ---------  ----------  ----------  ----------  ----------  ---------  ---------
                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA:
Revenues................ $ 938,032  $1,039,163  $1,113,475  $1,177,163  $1,197,977  $ 290,764  $ 318,576
Costs and Expenses:
 Operating..............   316,199     347,469     365,513     382,195     405,535     98,805    110,732
 Selling, General and
  Administrative........   231,338     246,986     259,632     267,376     267,349     62,379     71,380
 Depreciation and
  Amortization..........   262,703     267,510     272,851     279,009     283,183     67,458     74,422
 Non-Cash Stock
  Compensation(1).......     6,903      10,067       9,683      11,004      11,316      2,838      2,850
                         ---------  ----------  ----------  ----------  ----------  ---------  ---------
   Total................   817,143     872,032     907,679     939,584     967,383    231,480    259,384
                         ---------  ----------  ----------  ----------  ----------  ---------  ---------
Operating Income........   120,889     167,131     205,796     237,579     230,594     59,284     59,192
                         ---------  ----------  ----------  ----------  ----------  ---------  ---------
Interest (Net)..........   313,858     324,976     296,031     282,252     315,541     73,675     83,423
Other (Income)
 Expenses(2)............     1,000       1,936      11,071     (10,978)     24,048      4,901    (13,331)
                         ---------  ----------  ----------  ----------  ----------  ---------  ---------
   Total................   314,858     326,912     307,102     271,274     339,589     78,576     70,092
                         ---------  ----------  ----------  ----------  ----------  ---------  ---------
Loss before Income
 Taxes, Extraordinary
 Item and Cumulative
 Effect of Accounting
 Change.................  (193,969)   (159,781)   (101,306)    (33,695)   (108,995)   (19,292)   (10,900)
(Benefit) Provision for
 Income Taxes...........     1,482       1,861       1,654      (7,921)    (40,419)    (5,652)    (3,998)
                         ---------  ----------  ----------  ----------  ----------  ---------  ---------
Loss before
 Extraordinary Item and
 Cumulative Effect of
 Accounting Change......  (195,451)   (161,642)   (102,960)    (25,774)    (68,576)   (13,640)    (6,902)
Extraordinary Item, Net
 of Income Taxes........       --          --          --          --      (18,265)       --         --
                         ---------  ----------  ----------  ----------  ----------  ---------  ---------
Loss before Cumulative
 Effect of Accounting
 Change.................  (195,451)   (161,642)   (102,960)    (25,774)    (86,841)   (13,640)    (6,902)
Cumulative Effect of
 Accounting Change......       --          --          --     (184,996)        --         --         --
                         ---------  ----------  ----------  ----------  ----------  ---------  ---------
Net Loss................  (195,451)   (161,642)   (102,960)   (210,770)    (86,841)   (13,640)    (6,902)
Preferred Stock
 Preferences............   (61,102)     (5,771)    (16,861)    (34,115)    (36,800)    (8,878)    (9,603)
                         ---------  ----------  ----------  ----------  ----------  ---------  ---------
Loss Available for
 Common Stockholders.... $(256,553) $ (167,413) $ (119,821) $ (244,885) $ (123,641) $ (22,518) $ (16,505)
                         =========  ==========  ==========  ==========  ==========  =========  =========
Loss Per Common Share:
 Before Extraordinary
  Item and Cumulative
  Effect of Accounting
  Change................ $  (54.80) $   (35.61) $   (25.06) $   (13.13) $   (23.04) $   (4.93) $   (3.52)
 Extraordinary Item.....       --          --          --          --        (3.99)       --         --
 Cumulative Effect of
  Accounting Change.....       --          --          --       (40.55)        --         --         --
                         ---------  ----------  ----------  ----------  ----------  ---------  ---------
 Net Loss............... $  (54.80) $   (35.61) $   (25.06) $   (53.68) $   (27.03) $   (4.93) $   (3.52)
                         =========  ==========  ==========  ==========  ==========  =========  =========

                                              AS OF DECEMBER 31,
                          ---------------------------------------------------------------  AS OF MARCH 31,
                             1990         1991         1992         1993         1994           1995
                          -----------  -----------  -----------  -----------  -----------  ---------------
BALANCE SHEET DATA:
Total Assets............  $ 2,175,120  $ 2,082,182  $ 2,003,196  $ 2,091,853  $ 2,483,639    $2,556,758
Total Debt..............    3,127,347    3,338,281    3,011,669    3,177,178    3,449,907     3,601,804
Redeemable Preferred
 Stock..................      157,835          --           --           --           --            --
Redeemable Common Stock.      436,700      445,463      223,716      213,548      232,399       237,504
Stockholder's Equity
 (Deficiency)...........   (1,759,535)  (1,919,525)  (1,486,231)  (1,667,088)  (1,688,334)   (1,706,812)

                                                                            THREE MONTHS ENDED
                                    YEAR ENDED DECEMBER 31,                      MARCH 31,
                          ------------------------------------------------  --------------------
                            1990      1991      1992      1993      1994      1994       1995
                          --------  --------  --------  --------  --------  ---------  ---------
FINANCIAL RATIOS AND
 OTHER DATA:
EBITDA(3)...............  $390,495  $444,708  $488,330  $527,592  $525,093  $ 129,580  $ 136,464
EBITDA to Revenues......      41.6%     42.8%     43.9%     44.8%     43.8%      44.6%      42.8%
Total Debt to EBITDA(3).      8.01      7.51      6.17      6.02      6.57       6.10       6.60
EBITDA to Total Interest
 Expense................      1.24      1.37      1.65      1.87      1.66       1.76       1.64
Net Cash Provided From
 Operating Activities...    82,196   123,543   215,045   250,504   236,304     47,823        680
Capital Expenditures....   166,938   145,846   145,189   185,691   300,511     47,062    109,559

- --------
(1) This is the difference between the consideration paid by employees for purchases of shares of Continental Common Stock under Continental's Restricted Stock Purchase Program and the fair market value of such shares at the date of issuance (as determined by Continental's Board of Directors), amortized over the vesting schedule of such shares. (See Note 11 to Continental's Consolidated Financial Statements.)
(2) Includes equity in net income (loss) of affiliates, minority interest in net loss of subsidiaries, other non-operating income and expenses, and gains of $10,253,000 and $17,067,000 from Continental's sales of its investment in affiliates in 1992 and 1993, respectively. (See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Continental".)

(3) Operating income before depreciation and amortization and non-cash stock compensation. Based on its experience in the cable television industry, Continental believes that EBITDA and related measures of cash flow serve as important financial analysis tools for measuring and comparing cable television companies in several areas, such as liquidity, operating performance and leverage. EBITDA should not be considered by the reader as an alternative to operating or net income (as determined in accordance with GAAP) as an indicator of Continental's performance or as an alternative to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Substantially all of Continental's financing agreements contain certain covenants in which EBITDA is used as a measure of financial performance. (See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Continental".) For purposes of calculating the ratio of Total Debt to EBITDA for the three months ended March 31, 1994 and 1995, EBITDA has been annualized.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CONTINENTAL

  The following table sets forth for the periods indicated certain items in the Selected Consolidated Financial Information.

                                                             THREE MONTHS ENDED
                             YEAR ENDED DECEMBER 31,              MARCH 31,
                         ----------------------------------  --------------------
                            1992        1993        1994       1994       1995
                         ----------  ----------  ----------  ---------  ---------
                                  (IN THOUSANDS, EXCEPT PERCENTAGES)
STATEMENT OF OPERATIONS
 DATA:
Revenues:
 Basic Cable Service.... $  790,508  $  845,213  $  849,889  $ 208,432  $ 225,660
 Premium Cable Service..    249,020     242,956     245,605     60,540     63,064
 Advertising............     43,392      52,618      57,896     12,646     14,089
 DBS....................      1,045       1,755       6,029        421      6,202
 Pay-Per-View...........     22,191      25,746      24,523      6,209      5,158
 Other..................      7,319       8,875      14,035      2,516      4,403
                         ----------  ----------  ----------  ---------  ---------
  Total.................  1,113,475   1,177,163   1,197,977    290,764    318,576
Operating, Selling,
 General and
 Administrative
 Expenses...............    625,145     649,571     672,884    161,184    182,112
Depreciation and
 Amortization...........    272,851     279,009     283,183     67,458     74,422
Non-Cash Stock
 Compensation(1)........      9,683      11,004      11,316      2,838      2,850
                         ----------  ----------  ----------  ---------  ---------
Operating Income........    205,796     237,579     230,594     59,284     59,192
Interest................    296,031     282,252     315,541     73,675     83,423
Other (Income)
 Expenses(2)............     11,071     (10,978)     24,048      4,901    (13,331)
                         ----------  ----------  ----------  ---------  ---------
Loss before Income
 Taxes, Extraordinary
 Item and Cumulative
 Effect of Accounting
 Change.................   (101,306)    (33,695)   (108,995)   (19,292)   (10,900)
(Benefit) Provision for
 Income Taxes...........      1,654      (7,921)    (40,419)    (5,652)    (3,998)
                         ----------  ----------  ----------  ---------  ---------
Loss before
 Extraordinary Item and
 Cumulative Effect of
 Accounting Change......   (102,960)    (25,774)    (68,576)   (13,640)    (6,902)
Extraordinary Item......        --          --      (18,265)       --         --
                         ----------  ----------  ----------  ---------  ---------
Loss before Cumulative
 Effect of
 Accounting Change......   (102,960)    (25,774)    (86,841)   (13,640)    (6,902)
Cumulative Effect of
 Change in
 Accounting Principle...        --     (184,996)        --         --         --
                         ----------  ----------  ----------  ---------  ---------
Net Loss................ $ (102,960) $ (210,770) $  (86,841) $ (13,640) $  (6,902)
                         ==========  ==========  ==========  =========  =========
OTHER DATA:
EBITDA(3)............... $  488,330  $  527,592  $  525,093  $ 129,580  $ 136,464
EBITDA as a % of
 Revenues...............       43.9%       44.8%       43.8%      44.6%      42.8%

- --------
(1) This is the difference between the consideration paid by employees for purchases of shares of Continental Common Stock under Continental's Restricted Stock Purchase Program and the fair market value of such shares at the date of issuance (as determined by Continental's Board of Directors), amortized over the vesting schedule of such shares. (See Note 11 to Continental's Consolidated Financial Statements.)

(2) Includes equity in net income (loss) of affiliates, minority interest in net loss of subsidiaries, other non-operating income and expenses, and gains of $10,253,000, $17,067,000 and $24,067,000 from Continental's sales of its investment in affiliates in 1992 and 1993 and sale of an investment and marketable equity securities during the three months ended March 31, 1995, respectively. (See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Continental".)
(3) Operating income before depreciation and amortization and non-cash stock compensation. Based on its experience in the cable television industry, Continental believes that EBITDA and related measures of cash flow serve as important financial analysis tools for measuring and comparing cable television companies in several areas, such as liquidity, operating performance and leverage. EBITDA should not be considered by the reader as an alternative to operating or net income (as determined in accordance with GAAP) as an indicator of Continental's performance or as an alternative to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Substantially all of Continental's financing agreements contain certain covenants in which EBITDA is used as a measure of financial performance. (See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Continental".)

  RESULTS OF OPERATIONS. Continental's operations consist primarily of domestic cable television systems with complementary operations and investments in three other areas: (i) international cable television systems, (ii) telecommunications and technology and (iii) programming.

  Substantially all of Continental's revenues are earned from customer fees for basic cable programming and premium television services, the rental of converters and remote control devices, and installation fees. Additional revenues are generated by the sale of advertising, pay-per-view programming fees, DBS and payments received as a result of revenue sharing agreements for products sold through home shopping networks. Continental expects that advertising and home shopping revenues (which currently represent approximately 6% of Continental's total revenues) may become a larger percentage of total revenues. These sources of revenues tend to be cyclical and seasonal in nature and could introduce cyclicality and seasonality to Continental's total revenues.

  During the period from January 1, 1991 through December 31, 1993, Continental's revenues increased at a compound annual growth rate of 8% primarily through basic subscriber growth and increases in monthly revenue per average basic subscriber. Revenues for the year ended December 31, 1994 increased only 1.8% compared to 1993 primarily as a result of basic rate reductions and non-cash revenue reserves recorded in connection with the FCC rate regulations. Continental's business is subject to significant regulatory developments, including recent federal laws and regulations, which regulate rates charged by Continental for certain cable services. (See "Legislation and Regulation".) Such laws and regulations will limit Continental's ability to increase or restructure its rates for certain services.

  The high level of depreciation and amortization associated with Continental's acquisitions and capital expenditures and the interest costs related to financing activities, have caused Continental to report net losses. Continental believes that such net losses are common for cable television companies.

  Three Months Ended March 31, 1995 Compared to Three Months Ended March 31, 1994--Revenues increased approximately 9.6% (or $27,812,000) to $318,576,000.
The acquisitions of cable television systems serving approximately 78,000 basic subscribers located in New England and Florida accounted for $6,356,000 of such revenue increase. Excluding the effects of such acquisitions, revenues increased 7.4% (or $21,456,000) as a result of a 3.8% increase in ending basic cable subscribers, an increase in monthly basic cable revenue per average basic subscriber and increases in premium, DBS and other revenues. Excluding the acquisitions, monthly cable (basic, premium and other) revenue per average basic subscriber increased from $34.97 to $35.56. The $.59 increase in monthly cable revenue per average basic subscriber reflects an increase in basic rates during the three months ended March 31, 1995, the recording of non-cash revenue reserves during the three months ended March 31, 1994 in connection with the FCC's rate regulations, (see "Liquidity and Capital Resources--Recent Legislation") and an increase in premium and other revenues. Revenues from premium cable services increased by $1,389,000 (excluding the acquisitions) due primarily to an increase in premium subscriptions from 2,466,000 to 2,610,000. The increase in other revenues (excluding the acquisitions) was also due to a $1,443,000 increase in advertising revenues and a $1,817,000 increase in home shopping revenues, less a $1,140,000 decrease in pay-per-view revenues due, in part, to the lack of availability of special events offered as compared to 1994, reflecting industry wide trends. Revenues from DBS services increased by $5,781,000 to $6,202,000 principally as a result of an increase in DBS subscribers.

  Operating, selling, general and administrative expenses increased 13% to $182,112,000 primarily due to the acquisitions and increases in programming costs and wages. Depreciation and amortization expenses increased 10% to $74,422,000 due to the acquisitions and increased levels of capital expenditures in 1994 and 1995. Operating income decreased 0.2% to $59,192,000. Interest expense increased approximately 13% to $83,423,000 as a result of an 11% increase in average debt outstanding and an increase in the effective interest rate from 9.1% to 9.5%. Other (income) expenses included a gain of $23,032,000 on the sale of Continental's shares of QVC common stock and a gain of $1,035,000 on the partial sale of an investment in

National Cable Communications, L.P. (NCC). Other (income) expenses also includes equity in net loss of affiliates, which increased from $5,058,000 to $10,668,000 primarily due to Continental's recording its proportionate share of losses from the international investments in Argentina and Singapore. As a result of such factors, the net loss before extraordinary item for the three months ended March 31, 1995 compared to March 31, 1994 decreased by $6,738,000 to $6,902,000.

  1994 Compared to 1993. Revenues increased by 1.8% (or $20,814,000) to $1,197,977,000. The acquisitions of cable television systems serving approximately 78,000 basic subscribers accounted for $8,025,000 of such increase. (See "Domestic Acquisitions and Investments--Domestic Acquisitions".) Excluding the effects of these acquisitions, revenue increased 1.1% (or $12,789,000) as a result of a 3.7% increase in ending basic subscribers and an increase in premium and certain other revenue. Monthly revenue per average basic subscriber decreased from $35.76 to $35.41. The $.35 decrease was primarily due to rate reductions and non-cash revenue reserves recorded during 1994 in connection with the FCC's rate regulations; net of a $.12 increase in premium, advertising, DBS and other revenue. (See "Liquidity and Capital Resources--Recent Legislation" and "Legislation and Regulation".) Revenues from premium cable services increased by $1,343,000 (excluding the acquisition of cable television systems) due to an increase in premium subscriptions from 2,454,000 to 2,594,000. The increase in revenues (excluding the acquisition of cable television systems) was also due to a $5,050,000 increase in advertising revenue, a $4,274,000 increase in DBS revenue and a $5,101,000 increase in other revenue due to continued growth in home shopping revenue, less a $1,273,000 decrease in pay-per-view revenue. Pay-per-view revenue decreased due to the lack of availability of special events offered as compared to 1993, reflecting industry-wide trends.

  Operating, selling, general and administrative expenses increased 3.6% to $672,884,000, primarily due to the acquisitions and to increases in programming costs and wages. Depreciation and amortization expenses increased 1.5% to $283,183,000 due to an increase in capital expenditures. Non-cash stock compensation increased 2.8% to $11,316,000 due to the vesting of a greater percentage of shares issued under Continental's Restricted Stock Purchase Program as compared to 1993. Operating income decreased 2.9% to $230,594,000. Interest expense increased approximately 11.8% to $315,541,000 due to a 5% increase in average debt outstanding and an increase in the effective interest rate from 9.1% to 9.7%. Other (Income) Expenses decreased as a result of equity in net loss of affiliates which increased from $12,827,000 to $25,002,000, primarily due to Continental recording its proportionate share of losses from PrimeStar and TCG and its affiliates. Continental also recorded an extraordinary item of $18,265,000 due to the extinguishment of debt.

  As a result of such factors, loss before the cumulative effect of the accounting change for the year ended December 31, 1994, compared to December 31, 1993, increased by $61,067,000 to $86,841,000, and net loss for the year ended December 31, 1994, compared to December 31, 1993, decreased from $210,770,000 to $86,841,000. Continental implemented SFAS 109 as of January 1, 1993. The cumulative effect of this change was a non-recurring increase in net loss of $184,996,000 in 1993.

  1993 Compared to 1992--Revenues increased 6% to $1,177,163,000, as a result of a 1.4% increase in basic subscribers to 2,895,000 and an increase in monthly revenue per average basic subscriber from $34.46 to $35.76. The $1.30 increase reflected primarily (i) an increase of $1.34 due to basic rate increases prior to the imposition of the FCC's rate regulation and revenue growth from other basic services, (ii) an increase of $.29 in advertising and pay-per-view revenue, and (iii) a decrease of $.33 in premium subscription revenue, which was due to the decrease in the pay-to-basic percentage from 88.5% to 84.2%, reflecting industry-wide trends. The total number of premium subscriptions decreased from 2,545,000 to 2,454,000 in 1993.

  Operating, selling, general and administrative expenses increased 4% to $649,571,000, a rate of growth less than that of revenues, reflecting continued operating efficiencies. Depreciation and amortization expenses increased 2.3% to $279,009,000. Non-cash stock compensation increased 14% to $11,004,000 due to the vesting of a greater percentage of shares issued under Continental's Restricted Stock Purchase Program as compared to 1992. Operating income increased 15.4% to $237,579,000. Interest expense decreased 4.7% to $282,252,000 due to a reduction in the average debt outstanding and lower effective interest rates during 1993.

  Other (income) expenses included a gain of $4,322,000 on the sale of marketable equity securities and a gain of $17,067,000 on the sale of investments, which consisted of a gain of $15,919,000 due to the exchange of Continental's equity interest in Insight Communications Company U.K., L.P. for stock representing a minority interest in International CableTel, Incorporated and a gain of $1,148,000 due to a post-closing adjustment in connection with the sale of Continental's interest in North Central Cable Communications Corporation ("North Central Cable"). Other (income) expenses also included a gain of $2,325,000 relating to the reversal of previously accrued liabilities recorded in connection with litigation relating to four partnerships managed by a subsidiary of Continental, which was settled in 1993. Equity in net loss of affiliates increased to $12,827,000 primarily due to Continental recording its proportionate share of losses from TCG and its affiliates. (See "Strategic Investments--Telecommunications and Technology Investments--Teleport Communications Group, Inc.")

  SFAS 109 required a change from the deferred to the liability method for computing deferred income taxes. Continental implemented SFAS 109 as of January 1, 1993, and the cumulative effect of this change was a non-recurring increase in net loss of $184,996,000. The cumulative change resulted from net deferred tax liabilities recognized for the difference between the financial reporting and tax bases of assets and liabilities. Income tax expense (benefit) changed from an expense of $1,654,000 in 1992 to a benefit of $7,921,000 in 1993 due to deferred tax benefits recognized under SFAS 109. The income tax benefit for 1993 was decreased by $4,182,000 as a result of applying the newly enacted federal tax rates to deferred tax balances as of January 1, 1993.

  As a result of such factors, net loss before the cumulative effect of this accounting change for the year ended December 31, 1993 decreased by $77,186,000 to $25,774,000, and net loss for the year ended December 31, 1993 increased from $102,960,000 to $210,770,000.

  EBITDA. Based on its experience in the cable television industry, Continental believes that EBITDA and related measures of cash flow serve as financial analysis tools for measuring and comparing cable television companies in several areas, such as liquidity, operating performance and leverage. EBITDA should not be considered as an alternative to operating or net income (measured in accordance with GAAP) as an indicator of Continental's performance or as an alternative to cash flows from operating activities (measured in accordance with GAAP) as a measure of Continental's liquidity. For the three months ended March 31, 1995, EBITDA increased 5% to $136,464,000, as compared to the same period in 1994, as a result of increases in revenue. EBITDA decreased 0.5% to $525,093,000 for the year ended December 31, 1994, primarily due to rate reductions and non-cash revenue reserves recorded in connection with the FCC's rate regulations. EBITDA increased 8% to $527,592,000 during the year ended December 31,1993, primarily due to increases in revenue.

                                   *  *  *  *

  Inflation. Certain of Continental's expenses, such as those for wages and benefits, for equipment repair and replacement and for billing and marketing, increase with general inflation. However, Continental does not believe that its results of operations have been, or will be, adversely affected by inflation, provided that it is able to increase its service rates periodically. (See "Legislation and Regulation" for a description of recent laws and regulation that may limit Continental's ability to raise its rates for certain services.)

  Recent Accounting Pronouncements. In May 1993, the FASB issued SFAS 115, which is effective for fiscal years beginning after December 15, 1993. SFAS 115 establishes standards for the accounting and reporting of investments in equity securities that have readily determinable fair values and for all investments in debt securities. Effective January 1, 1994, Continental implemented SFAS 115, which resulted in a net unrealized holding gain of $84,650,000 on marketable equity securities after recording deferred income taxes of $56,434,000 and is reported as a reduction of stockholders' deficiency.

  In May 1993, the FASB issued SFAS 114, which is effective for fiscal years beginning after December 15, 1994. SFAS 114 addresses the accounting for certain loans which may be deemed impaired made by

Continental to affiliates and certain employees. The effect of implementing SFAS 114 will be immaterial to Continental's financial position and results of operation.

  In October 1994, the FASB issued SFAS 119, which is effective for fiscal years ending after December 15, 1994 and requires disclosure about amounts, nature and terms of derivative and other financial instruments held.

  In March 1995, the FASB issued SFAS 121, which is effective for fiscal years beginning after December 31, 1995. SFAS 121 addresses the accounting for potential impairment of long-lived assets. The effect of implementing SFAS 121 is expected to be immaterial to Continental's financial position and results of operations.

  LIQUIDITY AND CAPITAL RESOURCES. The cable television business requires substantial financing for the construction, expansion and maintenance of plant and for acquisitions and investments. Continental has historically financed its capital expenditures, acquisitions and investments through long-term debt and, to a lesser extent, through private issuances of equity and cash provided from operating activities. Continental's ability to generate cash adequate to meet its needs depends generally on the results of its operations and the availability of external financing. Continental believes that cash generated from operating activities, together with borrowings from existing and future credit facilities and proceeds from future equity issuances will be sufficient to meet its future debt service requirements and stock repurchase obligations and to make anticipated acquisitions, investments and capital expenditures.

  The following table sets forth for the period indicated certain items from Continental's Statements of Consolidated Cash Flows (in thousands).

                                                             THREE MONTHS ENDED
                                                               MARCH 31, 1995
                                                             ------------------
      NET CASH PROVIDED FROM OPERATING ACTIVITIES..........      $     680
                                                                 =========
      NET CASH PROVIDED FROM (USED FOR) FINANCING
       ACTIVITIES:
        Net Borrowings (Repayments)(1).....................      $ 151,897
        Other..............................................            350
                                                                 ---------
          Total............................................      $ 152,247
                                                                 =========
      NET CASH PROVIDED FROM (USED FOR) INVESTING
       ACTIVITIES:
        Property, Plant and Equipment......................      $(109,559)
        Investments........................................        (37,643)
        Other Assets.......................................        (34,604)
        Proceeds from Sale of Marketable Equity Securities.         27,357
        Proceeds from Sale of Investment...................          1,181
                                                                 ---------
          Total............................................      $(153,268)
                                                                 =========

- --------
(1) Borrowings are shown net of financing fees paid.

  Recent Financing Activities. On October 17, 1994 Continental closed its 1994 Credit Facility, which represents an amendment and restatement of the 1990 Credit Agreement, with a group of financial institutions (the "1994 Credit Facility"). The 1994 Credit Facility is a reducing revolving credit facility with maximum credit availability of $2,200,000,000 (see "Description of Continental--Capitalization"). Credit availability under the 1994 Credit Facility will decrease annually commencing December 31, 1997 with a final maturity in October 2003. As of March 31, 1995, Continental had credit availability of $662,560,000 under the 1994 Credit Facility.

  Continental is currently in the process of arranging a new unsecured revolving credit facility with a group of financial institutions for certain of its subsidiaries (the "1995 Credit Facility"). Continental anticipates that the maximum credit availability of the 1995 Credit Facility will be $1,200,000,000 and that such facility will have terms and conditions which are similar in certain respects to those contained in the 1994 Credit Facility. Continental plans to use the proceeds from the 1995 Credit Facility to fund:
(i) $755,000,000 of assumed liabilities in connection with the Providence Journal Cable merger (see Capital Expenditures and Acquisitions), (ii) approximately $245,000,000 of cable system acquisitions in Michigan and (iii) general corporate purposes, which would include capital expenditures of the acquired cable systems. The closing of the Merger will be a condition to the 1995 Credit Facility. As of May 25, 1995, financial institutions had already committed an aggregate of $950,000,000 to the 1995 Credit Facility. As the 1995 Credit Facility has not been executed, there can be no assurances as to the final terms and conditions thereof. (See "Description of Continental Indebtedness".)

  Credit Arrangements of the Company. On March 31, 1995, Continental had cash on hand of $11,223,000 and the following credit arrangements: (i) $1,537,440,000 outstanding under the 1994 Credit Facility; (ii) $138,250,000 of 10.12% Senior Notes Due 1999 to the Prudential Life Insurance Company; (iii) $200,000,000 of 8 1/2% Senior Notes Due 2001; (iv) $100,000,000 of 8 5/8%
Senior Notes Due 2003; (v) $275,000,000 of 8 7/8% Senior Debentures Due 2005;
(vi) $300,000,000 of 9% Senior Debentures Due 2008; (vii) $525,000,000 of 9
1/2% Senior Debentures Due 2013; (viii) $100,000,000 of 10 5/8% Senior Subordinated Notes Due 2002; (ix) $100,000,000 of Senior Subordinated Floating Rate Debentures Due 2004; and (x) $300,000,000 of 11% Senior Subordinated Debentures Due 2007. Other miscellaneous debt was $26,114,000 as of March 31, 1995.

  In addition, a subsidiary of Continental has issued a standby letter of credit of $56,250,000 on behalf of PrimeStar, which guarantees a portion of the financing PrimeStar incurred to construct a successor satellite system. Continental anticipates that the obligations under such letter of credit will increase next year up to a maximum of $70,625,000. The letter of credit is secured by certain marketable equity securities with a fair market value of $102,838,000 as of March 31, 1995.

  The annual maturities of Continental's indebtedness for the years ending December 31, 1995, 1996, 1997, 1998 and 1999 will be $24,265,000, $27,250,000,
$30,550,000, $33,250,000 and $35,000,000 respectively.

  Interest Rate Protection Products. Continental's policy is to use interest rate protection products (including interest rate exchange agreements and interest rate cap agreements) to hedge its interest rate risk. In accordance with the 1994 Credit Facility, Continental is required to maintain a minimum of 50% of its debt at fixed interest rates, when the ratio of total debt to EBITDA exceeds certain levels.

  . Interest Rate Exchange Agreements ("Swaps") are matched with either fixed or variable rate debt. Continental accounts for outstanding Swaps on a settlement basis as an adjustment to interest expense. Gains or losses resulting from the termination of Swaps are amortized over the remaining life of the underlying debt or the Swap, whichever is less. As of March 31, 1995 Continental had Swaps pursuant to which it pays fixed interest rates averaging 9.2% on notional amounts of $700,000,000 (expiring in 1995 through 2000) and variable interest rates on notional amounts of $1,575,000,000 (expiring in 1998 through 2003). The variable interest rates are based on 6-month LIBOR, which currently is approximately 6.1%.

  . As of March 31, 1995, Continental had $800,000,000 of Interest Rate Cap
    Agreements ("Caps"), which limit 6-month LIBOR to approximately 8%. Continental amortizes the cost of its Caps over the life of the Cap agreement as an adjustment to interest expense.

  As of March 31, 1995, Continental's ratio of fixed interest rate debt (which factors in Swaps, Caps and debt fixed by its terms) to total debt was approximately 52%. Continental's exposure, if the other parties fail to perform under both Swaps and Caps, would be limited to the impact of variable interest rate fluctuations and the periodic settlement of amounts due under these agreements.

  CAPITAL EXPENDITURES AND DOMESTIC ACQUISITIONS. Continental's expenditures for property, plant and equipment totaled $109,559,000 for the three months ended March 31, 1995. Continental anticipates that it will spend up to approximately $350,000,000 for capital expenditures for its existing systems during 1995. In addition, Continental anticipates spending approximately $55,000,000 for DBS home-premises equipment in connection with its role as a distributor for PrimeStar. However, Continental is continually re-evaluating its capital budget. The anticipated increase in capital expenditures for 1995 as compared to 1994 is due principally to Continental's intention to further expand channel capacity and to deploy addressable technology more extensively in its systems. Continental anticipates funding its capital expenditures in 1995 with proceeds from the 1994 Credit Facility and cash provided from operating activities. If the Social Contract becomes effective (see Legislation and Regulation), Continental will be required to invest a certain amount in domestic system rebuilds and upgrades over time to expand channel capacity and improve system reliability and picture quality. (See "Description of Continental--Regulatory Response".)

  In November 1994, Continental entered into a purchase and sale agreement to purchase several cable television systems in Michigan for approximately $155,000,000, of which $7,500,000 was funded in escrow and included in Other Assets in 1994. Subsequent to December 31, 1994, Continental entered into purchase and sale agreements to purchase cable television systems in Chicago, Illinois and Northern California for approximately $168,500,000 (see Other Financing and Investment Activities) and $17,000,000, respectively. Continental also entered into an agreement to acquire the remaining ownership interests and assume certain liabilities of N-Com, a limited partnership that owns and operates cable television systems in Michigan, for total consideration of approximately $90,000,000. Continental currently owns a 33.77% limited partnership interest in N-Com. For the most part, these cable television systems serve communities that are contiguous or in close proximity to Continental's existing systems. These pending acquisitions are expected to close in 1995. Continental anticipates funding the cable system acquisitions in Michigan with proceeds from the 1995 Credit Facility, which it is in the process of arranging. Continental anticipates funding the cable system acquisitions in Chicago, Illinois and Northern California with proceeds from its 1994 Credit Facility. (See "Pro Forma Condensed Financial Statements".) There can be no assurances that all or any of these acquisitions will be consummated (See "Domestic Acquisitions and Investments--Domestic Acquisitions".)

  INVESTMENTS. For purposes of the Statements of Consolidated Cash Flows, investments include investments in telecommunications and technology, international investments and other investments.

  Investments in Telecommunications and Technology. Continental has made numerous investments which are related to its ownership interests in TCG and PrimeStar.

  In 1993, Continental purchased 20% of TCG for a purchase price of $66,020,000. In addition, Continental has committed to lend up to $69,920,000 to TCG through 2003, of which $53,800,000 was advanced as of March 31, 1995. Continental has also invested $45,684,000 in joint ventures involving TCG and other cable operators and may in the future make additional investments in TCG and joint ventures involving TCG. Such future possible investments cannot be quantified at this time and will be evaluated by Continental on a project-by-project basis. Subsequent to March 31, 1995 TCG entered into a $250 million revolving credit facility with a group of financial institutions. Proceeds from the facility may be used to repay TCG's shareholders, including Continental, for certain advances they made to TCG in 1995, and for general corporate purposes of TCG, including capital expenditures. Such facility will reduce the amount of future advances from TCG's shareholders, including Continental.

  Continental also owns an approximate 10% partnership interest in PrimeStar and has an investment of $14,762,000 as of March 31, 1995. (See "Strategic Investments--Telecommunications and Technology Investments".) Continental has made cash investments to fund PrimeStar's ongoing operations and may in the future make additional investments in PrimeStar. Continental anticipates funding any additional investments in PrimeStar with cash provided from operating activities and proceeds from the 1994 Credit Facility.

  International Investments. Continental has advanced US$120,000,000 to Fintelco, a company which owns and operates cable television systems serving over 600,000 subscribers in Argentina. Continental currently holds an approximate 50% interest in Fintelco subject to certain regulatory approvals. (See "International Operations".) In addition, Continental has recorded commitments to contribute an additional US$37,552,000 to Fintelco in order to finance a portion of certain acquisitions of Argentine cable television systems. Continental anticipates funding such commitments with proceeds from its 1994 Credit Facility and cash provided from operating activities.

  In September 1994, Continental acquired a 25% equity interest in SCV which will construct, own and operate an exclusive cable television system in Singapore. In 1994, Continental made capital contributions of US$8,700,000 and committed to contribute up to approximately US$35,000,000 (based on exchange rates as of March 31, 1995) in additional capital through 1996. In addition, Continental has committed to lend up to approximately US$43,600,000 (based on exchange rates as of March 31, 1995) to SCV if third-party debt financing is unavailable. SCV is currently exploring a debt financing with several financial institutions. (See "International Operations".) Continental anticipates funding such commitments with proceeds from its 1994 Credit Facility and cash provided from operating activities.

  Continental has entered into an agreement with Optus, a provider of long-distance and cellular telephone services in Australia, to form a joint venture to create a broadband communications network in Australia. The venture, to be called Optus Vision, is expected to be initially owned 46.5% by Continental, 46.5% by Optus, 5% by Nine and 2% by Seven. Each of Nine and Seven has an option to increase its shareholdings to 20% and 15%, respectively, at any time prior to July 1, 1997. Optus Vision will provide cable television, local telephony and a variety of advanced broadband interactive services to businesses and residential customers in Australia's major markets.

  Optus Vision anticipates that the required funding needs of the project will total approximately US$1.5 billion (based upon exchange rates at March 31, 1995) through 1999, which will be provided by a combination of equity from the joint venture partners and third-party debt. Consummation of the joint venture is subject to the receipt of regulatory approvals. No assurances can be given at this time that such approvals will be granted. If this transaction closes, Continental anticipates funding its share of the equity contributions to Optus Vision with proceeds from its 1994 Credit Facility, cash provided from operating activities, and other capital transactions which could include the issuance of new indebtedness and/or equity. Continental's funding requirements would be reduced if either or both of Nine and Seven exercise their options to increase their equity interests in Optus Vision to 20% and 15%, respectively. There can be no assurances that Nine and/or Seven will exercise their options.

  Other Financing and Investment Activities. Other Assets increased by $34,604,000 during the three months ended March 31, 1995 due primarily to a $16,850,000 deposit in connection with the pending acquisition of a cable system in Chicago, Illinois and approximately $13,000,000 of loans to certain employees to cover tax obligations in connection with the Company's Restricted Stock Purchase Program (see Note 11 to the Company's Consolidated Financial Statements).

  In addition, the Company sold its shares of QVC common stock in a tender offer for approximately $27,357,000 and sold a portion of its investment in NCC for approximately $1,181,000. The proceeds from these sales were used to repay amounts outstanding under the 1994 Credit Facility.

  RECENT STOCK REPURCHASES AND 1998-1999 SHARE REPURCHASE PROGRAM. Continental is a party to a liquidity agreement (the "Stock Liquidation Agreement") with certain stockholders, including H. Irving Grousbeck (a co-founder of Continental), and the partners of certain general investment limited partnerships managed by Burr, Egan, Deleage & Co. (the "BED Partnerships") (collectively, the "Subject Stockholders"), which provides for various liquidity arrangements for its stockholders. Continental extended to its other stockholders the opportunity to participate in such program (all such shares held by stockholders electing to participate in the Stock Liquidation Agreement, including the Subject Stockholders, are referred to as "Continental Redeemable Common Stock"). The Stock Liquidation Agreement required, among other things, that Continental make a tender offer (the "Mandatory Tender Offer") to all of its stockholders, including the Subject Stockholders, to repurchase at least 300,000 shares of Continental Common Stock during 1993 (not giving effect to the Continental Stock Split). On October 1, 1992, Continental purchased 715,761 shares (not giving effect to the Continental Stock Split) of Continental Common Stock pursuant to a tender offer for an aggregate purchase price of approximately $239,852,000, fully satisfying Continental's obligation to make the Mandatory Tender Offer.

  The only remaining obligation of Continental under the Stock Liquidation Agreement is to repurchase the remaining shares of Continental Redeemable Common Stock held by the Subject Stockholders, as well as by the other stockholders who elected to participate in this aspect of the liquidity program (collectively, the "Selling Stockholders"), on December 15, 1998 (or January 15, 1999, at each Selling Stockholder's election). The purchase price for such redemption is equal to the greater of (i) the dollar amount that a holder of Continental Common Stock would receive per share of Continental Common Stock upon a sale of Continental as a whole pursuant to a merger or a sale of stock or, if greater, the dollar amount a holder of Continental Common Stock would then receive per share of Continental Common Stock derived from the sale of Continental's assets and subsequent distribution of the proceeds therefrom (net of corporate taxes, including sales and capital gains taxes in connection with such sale of assets), in either case less a discount of 22.5% or (ii) the dollar amount equal to the net proceeds which would be expected to be received by a stockholder of Continental from the sale of a share of Continental Common Stock in an underwritten public offering after, under certain circumstances, being reduced by pro forma expenses and underwriting discounts.

  In a series of transactions in late 1993 and 1994, Continental repurchased 67,492 shares (not giving effect to the Continental Stock Split) of Continental Common Stock from certain BED Partnerships for $485 per share, which was the same per share price at which shares were sold in private placements of Continental Class A Common Stock which occurred in November 1993 and November 1994. A condition to some of the repurchases by Continental was the release by certain parties of all rights under the Stock Liquidation Agreement as to any shares not sold to Continental.

  As a result of the tender offer in 1992 and subsequent repurchases of Continental Redeemable Common Stock, Continental has reduced its obligations to repurchase shares of Continental Redeemable Common Stock pursuant to the 1998-1999 Share Repurchase Program to 667,366 shares (16,684,150 shares, giving effect to the Continental Recapitalization Amendment and the Continental Stock Split) (representing approximately 9.5% of its outstanding shares of Continental Common Stock on a fully diluted basis, assuming conversion of the outstanding shares of Continental Series A Preferred Stock after giving effect to the Merger and the Continental Recapitalization Amendment and the Continental Stock Split) from the Selling Stockholders pursuant to the 1998-1999 Share Repurchase Program. None of the officers or Directors of Continental elected to participate in the 1998-1999 Share Repurchase Program. The Selling Stockholders have agreed not to acquire any additional shares of Continental Common Stock (or securities convertible into or granting the right to purchase shares of Continental Common Stock).

  The obligation of Continental to repurchase shares of Continental Redeemable Common Stock pursuant to the 1998-1999 Share Repurchase Program is subject to applicable requirements of law, including the relevant Delaware corporate statutes relating to impairment of capital. Section 160 of the DGCL provides that, for the purpose of redeeming or otherwise acquiring outstanding shares of its capital stock, a corporation may use only those surplus funds which represent the amount by which the value of its net assets exceeds the aggregate amount represented by all the shares of its capital stock; to the extent funds used for redemption purposes exceed this amount, a corporation is deemed to have impaired its capital in violation of Section 160. If Continental's financial position is such that it is unable to fulfill its obligations under the Stock Liquidation Agreement while continuing to comply with this statutory requirement, Continental will be prohibited from consummating such transactions. Continental's obligations under the 1998-1999 Share Repurchase Program are also subject to existing and future agreements of Continental, including all existing and future financing agreements. Provisions in such agreements restricting Continental's ability to incur indebtedness or to make distributions to, or redeem or repurchase shares of capital stock from, its stockholders may prevent

Continental from consummating the 1998-1999 Share Repurchase Program. (See Note 7 to Continental's Consolidated Financial Statements.) To the extent such program is thus prohibited, the Stock Liquidation Agreement provides that Continental's obligation to consummate the relevant repurchase or portion thereof will be deferred until such time as the consummation of such repurchase or portion thereof would be in compliance with such requirements of law and agreements.

  In the event Continental is unable to perform its obligation to complete the 1998-1999 Share Repurchase Program within six months of the payment date therefor, Continental is obligated, at the request made within such six month period of any one or more Subject Stockholders or transferees holding an aggregate of at least 100,000 shares (which is equivalent to 2,500,000 shares after giving effect to the Continental Recapitalization Amendment and the Continental Stock Split) of such transferred shares of Continental Redeemable Common Stock, to use its best efforts (subject to compliance with applicable laws and regulations) to cause the sale of all or substantially all of the assets of Continental and, following the consummation of such sale, to liquidate Continental. All shares of Continental Common Stock, including the Continental Redeemable Common Stock, would share equally in the proceeds of any liquidation, after all payments are made or set aside for holders of indebtedness or Continental Preferred Stock.

  CAPITAL RESOURCES. Historically, cash generated from Continental's operating activities in conjunction with borrowings and proceeds from private equity issuances has been sufficient to meet its debt service requirements, stock repurchase obligations and acquisition, investment and capital expenditure requirements. Continental believes that cash generated from operating activities, together with borrowings from existing and future credit facilities (including the 1995 Credit Facility) and proceeds from future equity issuances, will be sufficient to meet its future debt service requirements and stock repurchase obligations and to make anticipated acquisitions, investments and capital expenditures. However, there can be no assurance in this regard. Continental anticipates that it will offer shares of its capital stock in a private or public offering in the future. (See "The Merger--Undertakings Regarding Public Offering".) There can be no assurance in this regard or that any such future equity issuance would be at a price per share equal to or greater than the price per share ascribed to the Continental Class A Common Stock or the Continental Series B Preferred Stock under the terms of the Merger Agreement. Furthermore, there can be no assurance that the terms available for any future debt financing would be favorable to Continental.

  RECENT LEGISLATION. In October 1992, Congress enacted the 1992 Cable Act, which, among other things, authorizes the FCC to set standards for governmental authorities to regulate the rates for certain cable television services and equipment and gives local broadcast stations the option to elect mandatory carriage or require retransmission consent.

  Pursuant to authority granted under the 1992 Cable Act, the FCC in April 1993 promulgated rate regulations that established maximum allowable rates for cable television services, except for services offered on a per-channel or per-program basis. On February 22, 1994, the FCC adopted a revised regulatory scheme which included, among other things, interim cost-of-service standards and a new benchmark formula to determine certain service rates. In creating the new benchmark formula, the FCC authorized a further reduction in rates for certain regulated services. As a result, rates for certain regulated services in effect were then reduced by as much as 17% below their September 30, 1992 levels if they exceeded the new per-channel benchmark rates. The old benchmark formula called for a reduction of up to 10%. As part of the implementation of the regulations, the FCC froze rates for regulated services from April 1, 1993 through May 15, 1994.

  The regulations require rates for equipment to be cost-based and require reasonable rates for regulated cable television services to be established based on, at the election of the cable television operator, either application of the FCC's benchmarks or a cost-of-service showing pursuant to standards adopted by the FCC.

  To the extent that a cable television system's rates are found to exceed the reasonable rate determined by the methodology selected by the cable television operator, the rates will be subject to "rollbacks" and, in some cases, refunds. In addition, if a cable television system's rates for regulated services do not need to be reduced by 17% in order to reach the new benchmark adopted on February 22, 1994, such rates may nonetheless be subject to further reduction, up to a maximum reduction of 17% from the rates in effect on September 30, 1992, based upon the results of a pending FCC study of the operating costs of such cable television systems. (See "Legislation and Regulation".) The timing and amount of such rollbacks, refunds and further reductions, if any, for any system will depend on a number of factors, including the method of rate determination selected by the cable television operator, further clarification of the benchmark and cost-of-service methodologies adopted on February 22, 1994, the ability of the FCC to efficiently process cost-of-service showings submitted by cable television operators, the success on the merits of such cost-of-service showings and the outcome of pending litigation challenging various aspects of the 1992 Cable Act.

  Under current FCC regulations, a rate complaint or certification of a local franchising authority is required to regulate a system. In accordance with the regulations, Continental has either reduced rates under the FCC's benchmark methodology or supported current rates by cost-of-service showings for these regulated franchises. Certain positions taken by Continental in its cost-of-service filings are based on provisions of the FCC's interim cost-of-service rules that allow certain "presumptions" in the rules to be overcome on a case-by-case basis. While Continental believes that its showings in this regard are sufficient, the results of these cases are unknown. As a result Continental recorded a revenue reserve in 1994. In the opinion of management, the ultimate resolution of these existing filings will not have a material adverse effect on Continental's consolidated financial position.

  If the Social Contract becomes effective, Continental will settle all of its pending cost-of-service rate cases and all of its benchmark CPS tier rate cases. Benchmark BBT cases would be resolved by Continental and local franchising authorities. (For a description of the Social Contract, see "Description of Continental--Regulatory Response".)

                    PRO FORMA CONDENSED FINANCIAL STATEMENTS

  The following unaudited Pro Forma Condensed Balance Sheet has been prepared based upon the historical consolidated balance sheets of Continental and Providence Journal Cable as of March 31, 1995, and gives effect to (i) the Merger and certain related transactions, including the assumption of $755,000,000 of New Cable Indebtedness (which represents a portion of the 1995 Credit Facility); (ii) various other acquisitions of domestic cable television systems (Columbia Cable of Michigan, Cablevision of Chicago, N-COM and Consolidated Cablevision of California); and (iii) the Continental Recapitalization Amendment and the Continental Stock Split, in each instance as though each of such events had occurred as of March 31, 1995. The following unaudited Pro Forma Condensed Statement of Operations for the year ended December 31, 1994 and the three months ended March 31, 1995 gives effect to:
(i) each of the above transactions, (ii) the Manchester, New Hampshire and Clay Cablevision acquisitions, (iii) the closing of the 1994 Credit Facility and
(iv) the redemption of the 12 7/8% Senior Subordinated Debentures ("12 7/8% Debt") as though each of such events had occurred as of January 1, 1994. Pro forma adjustments are described in the accompanying notes.

  These pro forma financial statements should be read in conjunction with the Consolidated Financial Statements and related notes of Continental and Providence Journal Cable included elsewhere in this Joint Proxy Statement-Prospectus. The Pro Forma Condensed Statement of Operations is not necessarily indicative of the actual results of operations that would have been reported if the acquisitions and the other transactions described above had occurred as of January 1, 1994, nor do they purport to indicate the results of future operations of Continental. In the opinion of management, all adjustments necessary to present fairly such pro forma financial statements have been made.

                       PRO FORMA CONDENSED BALANCE SHEET

                           AS OF MARCH 31, 1995
                                 (IN THOUSANDS)

                                                                               PRO FORMA
                                                                              ADJUSTMENTS
                                        PRO FORMA                  PROVIDENCE PROVIDENCE
                                       ADJUSTMENTS     PRO FORMA    JOURNAL     JOURNAL        PRO FORMA
                          CONTINENTAL     OTHER       CONTINENTAL    CABLE       CABLE           TOTAL
                          -----------  -----------    -----------  ---------- -----------     -----------
         ASSETS
Cash....................  $    11,223   $  4,811 (1)  $    16,034   $    219  $      --       $    16,253
Accounts Receivable--
 net....................       51,827        864 (1)       52,691     24,940         --            77,631
Prepaid Expenses and
 Other..................        6,782        196 (1)        6,978      5,514         --            12,492
Supplies................       70,453        --            70,453      6,192         --            76,645
Marketable Equity
 Securities.............      102,838        --           102,838        --          --           102,838
Investments.............      367,643        --           367,643        --          --           367,643
Property, Plant and
 Equipment--net.........    1,412,132    142,856 (1)    1,554,988    252,942     155,058 (3)    1,962,988
Other Assets--net.......      533,860    285,182 (1)      819,042    476,795     858,794 (3)    2,154,631
                          -----------   --------      -----------   --------  ----------      -----------
  TOTAL.................  $ 2,556,758   $433,909      $ 2,990,667   $766,602  $1,013,852      $ 4,771,121
                          ===========   ========      ===========   ========  ==========      ===========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
      (DEFICIENCY)
Accounts Payable........  $    67,409   $  2,232 (1)  $    69,641   $ 12,038  $      --       $    81,679
Accrued Interest........       45,496        --            45,496        --          --            45,496
Accrued and Other
 Liabilities............      202,284      3,639 (1)      205,923     35,268         --           241,191
Debt....................    3,601,804    406,150 (1)    4,007,954        --      755,000 (3)    4,740,954
                                                                                 (10,000)(3)
                                                                                 (12,000)(3)
Due to Affiliate--
 Providence Journal.....          --         --               --     568,813    (568,813)(3)          --
Deferred Income Taxes...      105,931     21,888 (1)      127,819     70,686     284,462 (3)      482,967
Minority Interest in
 Subsidiaries...........        3,142        --             3,142     25,078     (25,078)(3)        3,142
Redeemable Common Stock.      237,504        --           237,504        --          --           237,504
Stockholders' Equity
 (Deficiency):
 Series A Convertible
  Preferred Stock.......           11        --                11        --          --                11
 Series B Preferred
  Stock.................          --         --               --         --           50 (3)           50
 Common Stock...........           40        972 (2)        1,012        --          282 (3)        1,294
 Additional Paid-In
  Capital...............      623,716       (972)(2)      622,744        --      644,668 (3)    1,267,412
 Unearned Compensation..      (54,854)       --           (54,854)       --          --           (54,854)
 Net Unrealized Holding
  Gain on Marketable
  Equity Securities.....       38,828        --            38,828        --          --            38,828
 Retained Earnings
  (Deficit).............   (2,314,553)       --        (2,314,553)    54,719     (54,719)(3)   (2,314,553)
                          -----------   --------      -----------   --------  ----------      -----------
  TOTAL.................  $ 2,556,758   $433,909      $ 2,990,667   $766,602  $1,013,852      $ 4,771,121
                          ===========   ========      ===========   ========  ==========      ===========

                See Notes to Pro Forma Condensed Balance Sheets.

                   NOTES TO PRO FORMA CONDENSED BALANCE SHEET

  The following adjustments are presented to reflect the effects of recording the acquisitions and applying purchase accounting to the accounts of the following cable television systems: (i) Columbia Cable of Michigan, purchase price of approximately $155,000,000; (ii) Consolidated Cablevision of California, purchase price of approximately $17,000,000 (iii) Cablevision of Chicago, purchase price of approximately $168,500,000; and (iv) for the remaining non-owned interest in N-COM, purchase price of approximately $90,000,000 (which includes assumed liabilities). (See "Description of Continental--Domestic Acquisitions and Investments".) A summary of the combined purchase adjustment is as follows (in thousands):

Purchase Price:
  Purchase Price of Cable Television Systems......................... $355,441
  Net Working Capital Deficit and Liabilities of Cable Television
   Systems assumed...................................................   75,059
                                                                      --------
    Total                                                             $430,500
                                                                      ========
Allocation of Purchase Price:
  Estimated Fair Value of Property, Plant and Equipment.............. $142,856
  Estimated Fair Value of Acquired Franchises........................  287,644
  Deferred Taxes Related to Property, Plant and Equipment
   and Acquired Franchise Write-up ($430,500-$374,377) X 39%.........  (21,888)
                                                                      --------
                                                                       408,612
                                                                      --------
  Excess of Purchase Price Over Property, Plant and Equipment and
   Acquired Franchises............................................... $ 21,888
                                                                      ========

(1) To record the fair value of property, plant and equipment, franchise costs and certain current assets and current liabilities of the above cable television systems. The adjustment for goodwill and deferred taxes represents the preliminary estimate of the excess of the purchase price plus net liabilities assumed over the fair value of property, plant and equipment and acquired franchises, reduced by the property, plant and equipment and acquired franchises previously recorded by the above cable television systems. Continental will borrow a total of $406,150,000 in debt under the 1994 Credit Facility and 1995 Credit Facility to finance the acquisitions (excluding the Merger) and refinance liabilities assumed (see "Management Discussion and Analysis of Financial Condition and Results of Operations of Continental--Liquidity and Capital Resources--Capital Expenditures and Domestic Acquisitions"). As of March 31, 1995, Continental has funded an escrow deposit of $7,500,000 relating to the acquisition of Columbia Cable of Michigan and an escrow deposit of $16,850,000 relating to the acquisition of Cablevision of Chicago, which were included in Other Assets. The preliminary estimates of the fair value of property, plant and equipment and acquired franchises may change upon final appraisal.

  The following table sets forth as of March 31, 1995 the fair value of the property, plant and equipment, franchise costs and certain assets and current liabilities of the above cable television systems and the debt incurred to finance these acquisitions or refinance the liabilities assumed (in thousands):

                                                                CONSOLIDATED
                                     COLUMBIA CABLE CABLEVISION  CABLEVISION
                             N-COM    OF MICHIGAN   OF CHICAGO  OF CALIFORNIA  TOTAL
                            -------- -------------- ----------- ------------- --------
            ASSETS
   Cash.................... $  4,811    $    --      $    --       $   --     $  4,811
   Accounts Receivable--
    net....................      864         --           --           --          864
   Prepaid Expenses and
    Other..................      196         --           --           --          196
   Property, Plant and
    Equipment--net.........   40,706      46,500       50,550        5,100     142,856
   Other Assets--net.......   71,182     101,000      101,100       11,900     285,182
                            --------    --------     --------      -------    --------
     Total................. $117,759    $147,500     $151,650      $17,000    $433,909
                            ========    ========     ========      =======    ========
         LIABILITIES
   Accounts Payable........ $  2,232    $    --      $    --       $   --     $  2,232
   Accrued and Other
    Liabilities............    3,639         --           --           --        3,639
   Debt....................   90,000     147,500      151,650       17,000     406,150
   Deferred Income Taxes...   21,888         --           --           --       21,888
                            --------    --------     --------      -------    --------
     Total................. $117,759    $147,500     $151,650      $17,000    $433,909
                            ========    ========     ========      =======    ========

(2) To record the increase in Continental Common Stock due to the Continental Recapitalization Amendment and the Continental Stock Split.

(3) To record $755,000,000 of New Cable Indebtedness, which will be made available to Providence Journal and/or a subsidiary under the 1995 Credit Facility prior to the Effective Time and will be assumed by a Continental subsidiary upon consummation of the Merger. To record the estimated fair value of $645,000,000 for the 28,260,309 shares of Continental Class A Common Stock and 4,987,113 shares of the Continental Series B Preferred Stock to be issued to shareholders of Providence Journal in exchange for all the shares of Restructured PJC Common Stock. To record the estimated Working Capital deficit of approximately $10,000,000 and a purchase price adjustment of approximately $12,000,000 both to be paid in cash to Continental. The cash will be utilized to repay amounts outstanding under the 1995 Credit Facility. To adjust property, plant and equipment and acquired franchises of Providence Journal Cable to fair value based on preliminary estimates and to eliminate historical equity accounts. The adjustment for goodwill and deferred taxes represents the preliminary estimate of the excess of the purchase price plus net liabilities assumed over the fair value of the property, plant and equipment and acquired franchises, reduced by the property, plant and equipment and acquired franchises previously recorded by Providence Journal Cable. Such amount may change upon final appraisal.

  The following adjustments are presented to reflect the effects of recording the Merger and applying purchase accounting to the accounts of Providence Journal Cable. A summary of the basis for these adjustments is as follows (in thousands):

  Purchase Price:
    Estimated Fair Value of Shares to be Issued.................... $  645,000
    New Cable Indebtedness of Providence Journal Cable Assumed.....    755,000
                                                                    ----------
                                                                     1,400,000
    Liabilities of Providence Journal Cable Assumed by Continental.     59,127
                                                                    ----------
      Total........................................................ $1,459,127
                                                                    ==========
    Allocation of Purchase Price:
    Estimated Fair Value of Property, Plant and Equipment.......... $  408,000
    Estimated Fair Value of Acquired Franchises....................  1,051,127
    Deferred Taxes Related to Property, Plant and Equipment
     and Acquired Franchise Write-up ([$1,459,127--$729,737] X
     39%)..........................................................   (284,462)
                                                                    ----------
                                                                     1,174,665
                                                                    ----------
    Excess of Purchase Price Over Property, Plant and Equipment
     and Acquired Franchises....................................... $  284,462
                                                                    ==========

                  PRO FORMA CONDENSED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1994
                                 (IN THOUSANDS)

                                                                                 PRO FORMA
                                                                                ADJUSTMENTS
                                          PRO FORMA                  PROVIDENCE PROVIDENCE
                                         ADJUSTMENTS     PRO FORMA    JOURNAL     JOURNAL     PRO FORMA
                         CONTINENTAL        OTHER       CONTINENTAL    CABLE       CABLE        TOTAL
                         -----------     -----------    -----------  ---------- -----------   ----------
Revenues................ $1,197,977       $103,859 (1)  $1,301,836    $284,993    $   --      $1,586,829
Costs and Expenses:
 Operating..............    405,535         42,697 (1)     448,232     114,868        --         563,100
 Selling, General and
  Administrative........    267,349         22,320 (1)     289,669      58,152        --         347,821
 Allocated Corporate
  Overhead from
  Parent Companies......        --             --              --       11,034    (11,034)(4)        --
 Restricted Stock
  Purchase Program......     11,316            --           11,316         --         --          11,316
 Depreciation and
  Amortization..........    283,183         26,513 (1)     309,696      85,783    (10,197)(5)    385,282
                         ----------       --------      ----------    --------    -------     ----------
   Total................    967,383         91,530       1,058,913     269,837    (21,231)     1,307,519
                         ----------       --------      ----------    --------    -------     ----------
Operating Income........    230,594         12,329         242,923      15,156     21,231        279,310
Interest Expense--net...    315,541         35,606 (1)     336,156      41,318     11,532 (6)    389,006
                                           (16,133)(2)
                                             1,142 (3)
Other Expenses--net.....     24,253         (2,341)(1)      21,912        (555)       --          21,357
Minority Interest.......       (205)           --             (205)        --         --            (205)
                         ----------       --------      ----------    --------    -------     ----------
Loss from Operations....   (108,995)        (5,945)       (114,940)    (25,607)     9,699       (130,848)
                         ----------       --------      ----------    --------    -------     ----------
Income Tax (Benefit)
 Expense................    (40,419)        (2,319)(7)     (42,738)     (8,182)     3,783 (7)    (47,137)
                         ----------       --------      ----------    --------    -------     ----------
Net Loss Before
 Extraordinary Item..... $  (68,576)      $ (3,626)     $  (72,202)   $(17,425)   $ 5,916     $  (83,711)
                         ==========       ========      ==========    ========    =======     ==========
Per Share Data:
 Earnings Per Share
  Before
  Extraordinary Item.... $     (.92)(8)                                                       $     (.92)(8)
                         ==========                                                           ==========
 Average Common Shares
  Outstanding...........    114,334 (9)                                                          142,594 (10)
                         ==========                                                           ==========

                     THREE MONTHS ENDED MARCH 31, 1995

                              (IN THOUSANDS)

                                                                              PRO FORMA
                                                                             ADJUSTMENTS
                                         PRO FORMA                PROVIDENCE PROVIDENCE
                                        ADJUSTMENTS    PRO FORMA   JOURNAL     JOURNAL     PRO FORMA
                         CONTINENTAL       OTHER      CONTINENTAL   CABLE       CABLE        TOTAL
                         -----------    -----------   ----------- ---------- -----------   ---------
Revenues................  $318,576        $22,250 (1)  $340,826    $72,954     $  --       $413,780
Costs and Expenses:
 Operating..............   110,732          9,609 (1)   120,341     29,963        --        150,304
 Selling, General and
  Administrative........    71,380          4,526 (1)    75,906     14,594        --         90,500
 Allocated Corporate
  Overhead from
  Parent Companies......                                             2,634     (2,634)(4)       --
 Restricted Stock
  Purchase Program......     2,850            --          2,850        --         --          2,850
 Depreciation and
  Amortization..........    74,422          5,506 (1)    79,928     20,857     (1,961)(5)    98,824
                          --------        -------      --------    -------     ------      --------
   Total................   259,384         19,641       279,025     68,048     (4,595)      342,478
                          --------        -------      --------    -------     ------      --------
Operating Income........    59,192          2,609        61,801      4,906      4,595        71,302
Interest Expense--net...    83,423          7,615 (1)    91,038     10,570      3,655 (6)   105,263
Other Expenses--net.....   (13,331)           628 (1)   (12,703)      (891)                 (13,594)
                          --------        -------      --------    -------     ------      --------
Loss from Operations....   (10,900)        (5,634)      (16,534)    (4,773)       940       (20,367)
                          --------        -------      --------    -------     ------      --------
Income Tax (Benefit)
 Expense................    (3,998)        (2,197)       (6,195)    (1,401)       367        (7,229)
                          --------        -------      --------    -------     ------      --------
Net Loss Before
 Extraordinary Item.....  $ (6,902)       $(3,437)     $(10,339)   $(3,372)    $  573      $(13,138)
                          ========        =======      ========    =======     ======      ========
Per Share Data:
 Earnings Per Share
  Before
  Extraordinary Item....  $   (.14)(8)                                                     $   (.17)(8)
                          ========                                                         ========
 Average Common Shares
  Outstanding...........   117,342 (9)                                                      145,602 (10)
                          ========                                                         ========

           See Notes to Pro Forma Condensed Statement of Operations.

              NOTES TO PRO FORMA CONDENSED STATEMENT OF OPERATIONS

(1) To record the results of operations for the cable television systems acquired in 1994 and to be acquired in 1995. The results of operations for certain cable television systems have been adjusted, where necessary, from a September 30 fiscal year end to a December 31 fiscal year end. The results of operations have been adjusted to reverse historical interest expense of $24,432,000 and record interest expense of $35,606,000 for the year ended December 31, 1994, as a result of approximately $538,000,000 of additional debt incurred to finance the cable television systems acquired in 1994 and to be acquired in 1995. The results of operations have been adjusted to reverse historical interest expense of $6,184,000 and record interest expense of $7,615,000 for the three months ended March 31, 1995, as a result of approximately $406,150,000 of additional debt incurred to finance the cable television systems to be acquired in 1995 (excluding the Merger). The incremental interest rate used to calculate pro forma interest expense for the year ended December 31, 1994 and three months ended March 31, 1995 was 7% and 7.5%, respectively; however, the pro forma interest expense is net of amounts recorded by Continental as a result of cable television systems already acquired and deposits paid. Continental's equity in net loss includes a loss of $2,400,000 and $589,000 for the year ended December 31, 1994 and the three months ended March 31, 1995, respectively, relating to its 33.77% interest in N-COM. This amount has been eliminated to reflect the results of operations of N-COM as if it was wholly owned by Continental during 1994 and 1995. The results of operations have also been adjusted to reverse historical depreciation and amortization expense of $33,280,000 and $7,179,000 for the year ended December 31, 1994 and the three months ended March 31, 1995, respectively, and record depreciation and amortization expense of $26,513,000 and $5,506,000 for the year ended December 31, 1994 and the three months ended March 31, 1995, respectively, based on the fair value of the assets acquired and the current expected lives of these assets. Depreciation and amortization expense for property, plant and equipment has been determined based on an estimated weighted average life of ten years. Costs of acquired franchises and goodwill arising from the acquisitions are amortized over 40 years. Such depreciation and amortization may change upon final appraisal.

  The following table sets forth the historical results of operations of (i) the cable television systems acquired in 1994, for the period in which they were not owned by Continental (Manchester, acquired on June 30, 1994 and Clay Cablevision, acquired in November, 1994) and; (ii) the cable television systems to be acquired in 1995 for the year ended December 31, 1994 and the three months ended March 31, 1995 (in thousands).

                                                        YEAR ENDED DECEMBER 31, 1994
                          ----------------------------------------------------------------------------------------------
                              CABLE TELEVISION                  CABLE TELEVISION SYSTEMS
                          SYSTEMS ACQUIRED IN 1994               TO BE ACQUIRED IN 1995
                          --------------------------   --------------------------------------------
                                                                                       CONSOLIDATED
                                                                             COLUMBIA  CABLEVISION
                                            CLAY                 CABLEVISION CABLE OF       OF       PRO FORMA
                          MANCHESTER    CABLEVISION     N-COM    OF CHICAGO  MICHIGAN   CALIFORNIA  ADJUSTMENTS  TOTAL
                          -----------   ------------   --------  ----------- --------  ------------ ----------- --------
Revenues................         $6,391        $10,404 $ 21,320    $34,395   $26,428     $ 4,921      $   --    $103,859
Costs and Expenses:
 Operating..............          3,950          4,032    7,955     14,402    10,144       2,214          --      42,697
 Selling, General and
  Administrative........            753          1,782    3,828      9,092     5,941         924          --      22,320
 Depreciation and
  Amortization..........            831          2,430   13,001      5,288     7,620       4,110       (6,767)    26,513
                            -----------   ------------ --------    -------   -------     -------      -------   --------
   Total................          5,534          8,244   24,784     28,782    23,705       7,248       (6,767)    91,530
                            -----------   ------------ --------    -------   -------     -------      -------   --------
Operating Income (Loss).            857          2,160   (3,464)     5,613     2,723      (2,327)       6,767     12,329
Interest Expense--net...            --           2,012   10,548     10,281       --        1,591       11,174     35,606
Other (Income)
 Expense--net...........            --              17      --          53        (9)         (2)      (2,400)    (2,341)
                            -----------   ------------ --------    -------   -------     -------      -------   --------
Income/(Loss) From
 Operations Before
 Income Taxes...........    $       857   $        131 $(14,012)   $(4,721)  $ 2,732     $(3,916)     $(2,007)  $(20,936)
                            ===========   ============ ========    =======   =======     =======      =======   ========

                                        THREE MONTHS ENDED MARCH 31, 1995
                          ---------------------------------------------------------------
                                CABLE TELEVISION SYSTEMS TO BE
                                       ACQUIRED IN 1995
                          -------------------------------------------
                                               COLUMBIA CONSOLIDATED
                                   CABLEVISION CABLE OF  CABLEVISION   PRO FORMA
                           N-COM   OF CHICAGO  MICHIGAN OF CALIFORNIA ADJUSTMENTS  TOTAL
                          -------  ----------- -------- ------------- ----------- -------
Revenues................  $55,401    $88,622    $7,035     $1,192         $--     $22,250
Costs and Expenses:
 Operating..............    2,410      3,544     3,099        556          --       9,609
 Selling, General and
  Administrative........      972      2,213     1,140        201          --       4,526
 Depreciation and
  Amortization..........    2,701      1,553     1,958        967       (1,673)     5,506
                          -------    -------    ------     ------       ------    -------
   Total................    6,083      7,310     6,197      1,724       (1,673)    19,641
                          -------    -------    ------     ------       ------    -------
Operating Income (Loss).     (682)     1,312       838       (532)       1,673      2,609
Interest Expense--net...    2,967      2,760       --         457        1,431      7,615
Other (Income)
 Expense--net...........       61          2        (6)       (18)         589        628
                          -------    -------    ------     ------       ------    -------
Income/(Loss) From
 Operations Before
 Income Taxes...........  $(3,710)   $(1,450)   $  844     $ (971)      $ (347)   $(5,634)
                          =======    =======    ======     ======       ======    =======

(2) To record the net decrease in interest expense as a result of the redemption by Continental of the $325,000,000 of 12 7/8% Debt in November 1994. The adjusted interest rate was 6 1/2% for the ten months ended October 31, 1994.
(3) To record the net increase in interest expense associated with the amortization of deferred financing costs of the 1994 Credit Facility and the 12 7/8% Debt.
(4) To reverse Allocated Corporate Overhead from Parent Companies recorded by Providence Journal Cable. These costs relate to allocated corporate overhead such as executive salaries and other corporate departments such as Treasury, Tax and Human Resources. These costs also include a portion of the management fees assessed to KHC by the joint venture partners. As a result of Continental's existing corporate infrastructure, no incremental costs such as these are expected to be incurred upon the acquisition of Providence Journal Cable.

(5) To reverse the historical depreciation and amortization expense of $85,783,000 and $20,857,000 for the year ended December 31, 1994 and the three months ended March 31, 1995, respectively, recorded by Providence Journal Cable and record depreciation and amortization expense of $75,586,000 and $18,896,000 for the year ended December 31, 1994 and the three months ended March 31, 1995, respectively, based on the fair value of the assets acquired based on the current expected lives of these assets. Depreciation and amortization expense for property, plant and equipment has been determined based on an estimated weighted average life of ten years. Cost of acquired franchises and goodwill arising from the Merger are amortized over 40 years. Such depreciation and amortization expense may change upon final appraisal.

(6) To reverse historical interest expense of $41,318,000 and $10,570,000 for the year ended December 31, 1994 and the three months ended March 31, 1995, respectively, as a result of the Providence Journal Cable intercompany debt and record interest expense of $52,850,000 and $14,225,000 for the year ended December 31, 1994 and three months ended March 31, 1995, respectively, due to the $755,000,000 of New Cable Indebtedness. The incremental interest rate used to calculate interest expense on the New Cable Indebtedness was 7% for the year ended December 31, 1994 and 7.5% for the three months ended March 31, 1995.
(7) To record the tax effect at an effective rate of 39%.

(8) Net Loss Before Extraordinary Item has been adjusted for Preferred Stock Preferences and pro forma Preferred Dividends in order to calculate loss per common share.

(9) Represents 4,573,000 and 4,694,000 weighted average shares outstanding during the year ended December 31, 1994 and three months ended March 31, 1995, respectively, adjusted for the Continental Recapitalization Amendment and the Continental Stock Split.

(10) Represents the actual weighted average shares outstanding during the year ended December 31, 1994 and three months ended March 31, 1995 of 4,573,000 shares and 4,694,000, respectively, adjusted for the Continental Recapitalization Amendment and the Continental Stock Split and the issuance of 28,260,309 shares of Continental Class A Common Stock to be issued upon the consummation of the Merger.

MARKET PRICE OF CONTINENTAL COMMON STOCK AND DIVIDEND POLICY OF CONTINENTAL

  No established public trading market exists for the Continental Preferred Stock or the Continental Common Stock, and accordingly no high and low bid information or quotations are available with respect to the Continental Preferred Stock or the Continental Common Stock.

  As of April 30, 1995 there were 110 holders of record of the Continental Class A Common Stock and 305 holders of record of the Continental Class B Common Stock. Continental has not paid cash dividends on the Continental Common Stock and has no present intention of so doing. The payment of future dividends, if any, will be determined by the Board of Directors in light of conditions then existing, including Continental's earnings, financial condition and requirements, restrictions in financing agreements, business conditions and other factors. Certain agreements, pursuant to which Continental has borrowed funds, contain provisions that limit the amount of cash dividends and stock repurchases that Continental may make. (See "Description of Continental Indebtedness".)

DIRECTORS, EXECUTIVE OFFICERS AND OTHER OFFICERS OF CONTINENTAL

  The positions held by each Director, executive officer and other officer of Continental are shown below. There are no family relationships among the following persons. Each Director, executive officer and other officer of Continental will continue to serve in his or her position after the Merger. Two new Directors, nominated by Providence Journal, will be added to the Continental Board, as described below.

 NAME OF DIRECTOR OR EXECUTIVE OFFICER        POSITION WITH CONTINENTAL
 -------------------------------------        -------------------------
                                       Chairman of the Board, Chief Executive
 Amos B. Hostetter, Jr.(1)........     Officer and Director
 Timothy P. Neher.................     Vice Chairman of the Board and Director
 William T. Schleyer..............     President and Chief Operating Officer
 Michael J. Ritter................     Director
 Roy F. Coppedge III..............     Director
 Jonathan H. Kagan(1).............     Director
 Robert B. Luick..................     Director and Secretary
 Henry F. McCance.................     Director
 Lester Pollack...................     Director
 Vincent J. Ryan(1)...............     Director
 Ronald H. Cooper.................     Executive Vice President
 Jeffrey T. DeLorme...............     Executive Vice President
                                       Senior Vice President and Chief
 Nancy Hawthorne..................     Financial Officer
 NAMES OF OTHER OFFICERS                      POSITION WITH CONTINENTAL
 -----------------------                      -------------------------
 Andrew L. Dixon, Jr..............     Senior Vice President--Human Resources
                                       Senior Vice President--Engineering and
 David M. Fellows.................     Technology
                                       Senior Vice President and Corporate
 Richard A. Hoffstein.............     Controller
 Frederick C. Livingston..........     Senior Vice President--Marketing
                                       Senior Vice President--Corporate and
 Robert J. Sachs..................     Legal Affairs
 Robert A. Stengel................     Senior Vice President--Programming
                                       Senior Vice President--Information
 Robert A. Strickland.............     Systems
 P. Eric Krauss...................     Vice President and Treasurer
 Nancy B. Larkin..................     Vice President--Community Relations
 Phyllis A. Traver................     Vice President--Marketing
 R.B. Lerch.......................     Vice President--Programming
 Lawrence F. Christofori..........     Assistant Treasurer
 Benjamin A. Gomez................     Assistant Treasurer
 W. Lee H. Dunham.................     Assistant Secretary
 Patrick K. Miehe.................     Assistant Secretary

- --------
 (1)Members of the Executive Committee

  Continental has a classified Board composed of three classes. Each class serves for three years, with one class being elected each year. The current Class C Directors, Messrs. Hostetter, McCance, Pollack and Coppedge, have been nominated to serve as Directors for an additional three-year term, expiring at the 1998 Annual Meeting of Continental. (See "Proposal to Approve and Adopt the Continental Recapitalization Amendment, Election of Directors and Ratification of Appointment of Accountants".) The term of the Class A Directors, Messrs. Ritter and Luick, will expire at the 1996 Annual Meeting of Continental. The term of the Class B Directors, Messrs. Neher, Ryan and Kagan, will expire at the 1997 Annual Meeting of Continental. Under the terms of certain stock purchase agreements with Continental, Corporate Advisors, on behalf of the investors (the "Continental Preferred Stock Investors") who purchased Continental Series A Preferred Stock, currently has the right to designate two persons, and Boston Ventures Limited Partnership III, on behalf of itself and Boston Ventures Limited Partnership IIIA, Boston Ventures Limited Partnership IV and Boston Ventures Limited Partnership IVA (collectively, the "Boston Ventures Investors"), currently has the right to designate one person, to be nominated as members of the Board of Directors. Lester Pollack and Jonathan H. Kagan are the designees of the Continental Preferred Stock Investors, and Roy
F. Coppedge III is the designee of the Boston Ventures Investors. Under the terms of the Merger Agreement, Providence Journal has the right to designate two persons to be appointed to Continental's Board of Directors as of the Effective Time and, on the expiration of their initial term as nominees, New Providence Journal has the right to designate two individuals to be nominated as members of Continental's Board for another three year term. Providence Journal has notified Continental that Stephen Hamblett and Trygve Myhren will be its initial designees (although Providence Journal has the right to change its designees at any time prior to the Effective Time if reasonably acceptable to Continental.) (See "The Merger--Certain Covenants--Certain Rights with Respect to Continental's Board of Directors".)

  The executive officers and other officers were elected by the Continental Board of Directors on May 19, 1994, with the exception of Messrs. Strickland and Christofori, who were appointed to their present positions by the Board of Directors on November 17, 1994, Messrs. Krauss, Cooper and Lerch and Ms. Traver, who were appointed to their present positions effective January 1, 1995, and Mr. Schleyer, who was appointed to his present position effective as of March 15, 1995 to replace Mr. Ritter, who retired. All executive officers and other officers hold office until the first meeting of the Continental Board following the next annual meeting of stockholders and until their successors are chosen and qualified.

  The following is a description of the business experience during the past five years of each Director and officer and includes, as to Directors, other directorships held in companies required to file periodic reports with the Commission and registered investment companies.

 DIRECTORS AND EXECUTIVE OFFICERS

  Amos B. Hostetter, Jr. (58), a cofounder of Continental, is the Chairman of the Board and Chief Executive Officer of Continental. He has been a Director since 1963. Mr. Hostetter is a past Chairman of the National Cable Television Association ("NCTA") and currently serves on NCTA's Board and Executive Committee. He is past Chairman and serves on the Executive Committee of the Board of Directors of both Cable in the Classroom and C-SPAN and serves as a Director and Chairman of the Audit Committee of Commodities Corporation (USA).

  Timothy P. Neher (47) is the Vice Chairman of the Board of Continental. He has been a Director since 1982 and has been employed by Continental since 1974. Prior to 1991 he was President and Chief Operating Officer of Continental, prior to 1986 he was an Executive Vice President of Continental, and prior to 1982 he was Vice President and Treasurer of Continental. He currently is on the Board of Directors of Turner Broadcasting System, Inc.

  William T. Schleyer (43) is the President and Chief Operating Officer of Continental. Prior to March 15, 1995 he was an Executive Vice President and prior to 1989 he was the Senior Vice President and General Manager of Continental's New England management region. He is a member of the Boards of Directors of

CableLabs, the research and development arm of the cable industry, and TCG. He has been employed by Continental since 1978.

  Michael J. Ritter (53) has been a Director since 1991 and was employed by Continental from 1980 until March 15, 1995, at which time he retired as the President and Chief Operating Officer of Continental. Prior to 1991 he was an Executive Vice President, and prior to 1988 he was the Senior Vice President and General Manager of Continental's Michigan management region.

  Roy F. Coppedge III (47) has been a Director of Boston Ventures Management, Inc. since 1983. He currently is on the Board of Directors of American Media Inc. and Dial Page, Inc. He was elected to serve as a Director of Continental in 1992.

  Jonathan H. Kagan (38) is Managing Director of Corporate Advisors, L.P. and a Managing Director of Lazard. He has been associated with Lazard since 1980. He was elected to serve as a Director of Continental in 1992. Mr. Kagan currently is on the Board of Directors of Tyco Toys, Inc.

  Robert B. Luick (83) is of counsel to the law firm of Sullivan & Worcester, which firm has acted as counsel to Continental since its inception. Mr. Luick has been with Sullivan & Worcester since 1943. He is a member of the Board of Directors of Ionics, Incorporated, a diversified water treatment company. He has been Secretary and a Director of Continental since 1963.

  Henry F. McCance (52) has been general partner of the following venture capital partnerships (either directly or indirectly as the general partner of the general partner of such partnerships) since their formation: Greylock Ventures Limited Partnership (1983), Greylock Investments Limited Partnership
(1985), Greylock Capital Limited Partnership (1987), Greylock Limited Partnership (1990) and Greylock Equity Limited Partnership (1994). He is also President and Treasurer of Greylock Management Corporation, an investment services organization, and a Director of Brookstone, Inc., Manugistics, Inc. and Shiva Corporation Prior to 1990, Mr. McCance was a Vice President and Treasurer of Greylock Management Corporation. Mr. McCance has been a Director of Continental since 1972.

  Lester Pollack (61) is Senior Managing Director of Corporate Advisors, L.P. and Chief Executive Officer of Centre Partners, L.P., investment partnerships affiliated with Lazard, as well as a Managing Director of Lazard. He currently is on the Board of Directors of SunAmerica Inc., Kaufman & Broad Home Corporation, Tidewater, Inc., Loews Corporation, Parlex Corporation, Polaroid Corporation and Sphere Drake Holdings Limited. He was elected to serve as a Director of Continental in 1992.

  Vincent J. Ryan (59) has been Chairman of the Board and a Director of Schooner Capital Corporation, a venture capital organization, since 1971. Mr. Ryan is also Chairman of the Board of Iron Mountain Information Management Company, Inc., an information management company. He has been a Director of Continental since 1980.

  Jeffrey T. DeLorme (42) is an Executive Vice President of Continental. Prior to March 1993, he was the Senior Vice President and General Manager of Continental's Florida/Georgia management region. He was formerly the Director of Corporate Services in Continental's Michigan management region. He has been employed by Continental since 1980.

  Ronald H. Cooper (38) is an Executive Vice President of Continental. Prior to 1995, he was the Senior Vice President of Continental's Southern California management region. Prior to 1990 he was the Senior Vice President of Continental's Northern California management region. He has been employed by Continental since 1982.

  Nancy Hawthorne (44) is the Chief Financial Officer and a Senior Vice President of Continental. Prior to December, 1993, she was also the Treasurer of Continental, in addition to being Chief Financial Officer and a Senior Vice President. Prior to December 1992, she was a Senior Vice President and the Treasurer of

Continental. Prior to 1988, she was a Vice President and the Treasurer of Continental. She is a member of the Boards of Directors of Perini Corporation, a construction company, and TCG. She has been employed by Continental since 1982.

 OTHER OFFICERS

  Andrew L. Dixon Jr. (53) is Senior Vice President--Human Resources of Continental. From 1985 to 1991, he was the Vice President of Human Resources of Continental. He has been employed by Continental since 1982.

  David M. Fellows (42) is Senior Vice President--Engineering and Technology of Continental. Prior to December 1992, he was the Vice President of Strategic Operations and the President of Scientific Atlanta's Transmissions Systems Business Division, where he was responsible for that company's head end, fiber and digital compression products. He is a member of the Board of Directors of Anadigics, Inc.

  Richard A. Hoffstein (47) is a Senior Vice President and the Corporate Controller of Continental. Prior to 1986, he was the Corporate Controller, Assistant Treasurer and Assistant Secretary of Continental. He has been employed by Continental since 1976.

  Frederick C. Livingston (49) is Senior Vice President--Marketing of Continental. Prior to 1988, he was a Vice President of Continental, and prior to 1984 he was the Director of Marketing for Continental. He has been employed by Continental since 1979.

  Robert J. Sachs (46) is Senior Vice President--Corporate and Legal Affairs of Continental. Prior to 1988, he was a Vice President of Continental, and prior to 1983 he was Continental's Director of Corporate Development. He has been employed by Continental since 1979.

  Robert A. Stengel (52) is Senior Vice President--Programming of Continental. Prior to 1988, he was a Vice President of Programming of Continental. He has been employed by Continental since 1980.

  Robert A. Strickland (32) is Senior Vice President--Information Systems of Continental. He has been employed by Continental since August 1994. He was formerly employed by Harvard Business School since 1991.

  P. Eric Krauss (31) is a Vice President and the Treasurer of Continental. Prior to January 1995, he was the Treasurer, and prior to December 1993, he was the Assistant Treasurer of Continental. He has been employed by Continental since January 1990. He was formerly employed by The First National Bank of Boston since 1986.

  R. B. Lerch (34) is a Vice President--Programming of Continental. He has been employed by Continental since October 17, 1988. Prior to January 1995, he was the Director of Programming of Continental.

  Nancy B. Larkin (44) is a Vice President--Community Relations of Continental. She has been employed by Continental since February 1988. She was formerly employed by American Cablesystems Corporation, most recently as Vice President of Corporate Communications and Training.

  Phyllis A. Traver (39) is a Vice President--Marketing of Continental. She has been employed by Continental since January 1995. She was formerly employed by Homeview Realty Centers as a vice president of marketing.

  Lawrence F. Christofori (33) is an Assistant Treasurer of Continental. He has been employed by Continental since October 1994. He was formerly employed by The First National Bank of Boston since 1989.

  Benjamin A. Gomez (29) is an Assistant Treasurer of Continental. He has been employed by Continental since April 1994. He was formerly employed by The Bank of New York since 1990.

  W. Lee. H. Dunham (54) is an Assistant Secretary of Continental. He has been a partner of the law firm of Sullivan & Worcester since 1974.

  Patrick K. Miehe (47) is an Assistant Secretary of Continental. He has been a partner of the law firm of Sullivan & Worcester since 1990.

  Biographical information concerning the Directors, executive officers and other officers is as of May 31, 1995.

EXECUTIVE COMPENSATION

  The following table (the "Summary Compensation Table") discloses compensation received by Continental's Chief Executive Officer and the four most highly compensated other executive officers of Continental (the Chief Executive Officer and the other executive officers are hereinafter referred to as the "Continental Named Executive Officers") for the three fiscal years ended December 31, 1992, 1993 and 1994.

                           SUMMARY COMPENSATION TABLE

                                             ANNUAL COMPENSATION             LONG TERM COMPENSATION
                                  -----------------------------------------  -----------------------
                                                               OTHER ANNUAL   RESTRICTED  ALL OTHER
                                                                 COMPEN-     STOCK AWARDS COMPENSA-
 NAMEAND PRINCIPAL POSITION       YEAR # SALARY($) BONUS($)(1)  SATION ($)    ($)(2)(3)   TION($)(4)
- ---------------------------       ------ --------- ----------- ------------  ------------ ----------
     Amos B. Hostetter, Jr.        1994  $649,876   $ 97,991     $            $             $4,273
      Chairman and Chief           1993   624,961    238,653          --             --      4,273
      Executive Officer            1992   615,154    203,470          --       4,499,850     4,404
     Michael J. Ritter(5)          1994   469,769     99,860                                 3,868
      President and Chief          1993   439,845    146,691          --             --      3,868
      Operating Officer            1992   400,250    123,235          --       2,999,900     3,910
     William T. Schleyer(5)        1994   315,815     30,639                                 3,403
      Executive Vice               1993   291,923     61,418          --             --      3,403
      President                    1992   272,084     52,131          --       1,499,950     3,360
     Jeffrey T. DeLorme            1994   294,846     49,166                                 3,403
      Executive Vice               1993   268,484     56,871      111,608(6)         --      3,403
      President                    1992   197,890     21,846          --       1,437,317     3,361
     Nancy Hawthorne               1994   241,938     18,331                                 3,403
      Chief Financial              1993   224,896     46,590          --             --      3,403
      Officer and Senior           1992   198,000     86,454          --         979,823     3,361
      Vice President

- --------

(1) (See Note 11 to Consolidated Financial Statements.) Continental has made loans to these and other persons in amounts equal to the income taxes incurred by them as a result of their restricted stock purchases. Such loans were financed through cash provided from operating activities and long-term borrowings. Continental charges interest on these loans generally at rates ranging from 5% to 8% per annum and declares bonuses to each of these persons in the amount of the interest due each year. Continental declared no other bonus to any Continental Named Executive Officer during the years presented (other than a $50,000 bonus to Nancy Hawthorne in 1992 which is reflected in the Summary Compensation Table). As of May 31, 1995, the amounts of the loans outstanding to certain of the Continental Named Executive Officers and one other Executive Officer were as follows: William
    T. Schleyer ($1,751,974), Jeffrey T. DeLorme ($1,311,077), Ronald H. Cooper ($261,500) and Nancy Hawthorne ($1,100,277). The outstanding principal balance of each such loan is generally payable upon the earlier to occur of
    (i) the fifth anniversary of such loan or (ii) the termination of such person's employment with Continental. Each of Mr. DeLorme and Mr. Cooper has an additional loan from an Unrestricted Subsidiary of Continental, of which the current amounts outstanding are: Mr. DeLorme ($400,000) and Mr. Cooper ($278,680). Since the beginning of the fiscal year ended December 31, 1992, the largest aggregate amounts of indebtedness of the following executive officers were as follows: William T. Schleyer ($1,751,974), Jeffrey T. DeLorme ($1,711,077), Ronald H. Cooper ($1,270,997) and Nancy Hawthorne ($1,100,277). (See "Compensation Committee Interlocks and Insider Participation" for loan amounts to certain other Continental Named Executive Officers.)
(2) Shares of restricted stock are entitled to dividends at the same rate as all other shares of Continental Common Stock.
(3) Shown below are (i) the total number of unvested shares and current market value of such shares as of December 31, 1994 and (ii) the vesting schedule of such shares for each of the Continental Named Executive Officers (the shares will be fully vested in two years):

                            TOTAL RESTRICTED SHARES
                              HELD AS OF 12/31/94       VESTING OVER THREE YEARS FROM 12/31/94
                            ------------------------ ---------------------------------------------
             NAME             SHARES       VALUE     SHARES VESTING IN 1995 SHARES VESTING IN 1996
             ----           ------------------------ ---------------------- ----------------------
   Amos B. Hostetter, Jr...    123,750 $   2,400,750         82,500                 41,250
   Michael J. Ritter.......    107,500     2,085,500         80,000                 27,580
   William T. Schleyer.....     41,250       800,250         27,500                 13,750
   Jeffrey T. DeLorme......     46,475       901,615         26,400                 20,075
   Nancy Hawthorne.........     28,525       553,385         17,975                 10,550

(4) Includes payment by Continental in the fiscal years ended December 31, 1992, 1993 and 1994, respectively, of premiums for term life insurance on behalf of the Continental Named Executive Officers: Amos B. Hostetter, Jr. ($1,350, $1,125 and $1,125), Michael J. Ritter ($856, $720 and $720),
    William T. Schleyer ($306, $255 and $255), Jeffrey T. DeLorme ($307, $255 and $255) and Nancy Hawthorne ($307, $255 and $255). The remaining amounts for the Continental Named Executive Officers represents the employer matching contribution under Continental's matched savings plan.
(5) Mr. Ritter retired as the President and Chief Operating Officer, and was replaced with Mr. Schleyer, effective March 15, 1995.
(6) Represents a one-time reimbursement of moving and related expenses incurred by Mr. DeLorme in connection with his relocation to Continental's Boston, Massachusetts office (grossed up for income taxes incurred by Mr. DeLorme).

  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. Base annual compensation for executive officers was determined during the last fiscal year by the Chairman, the Vice Chairman and the President of Continental. Pursuant to authority delegated by the Continental Board of Directors, the Chairman also awarded grants of restricted stock in 1992 and 1995 to key employees designated by the Continental Board in accordance with Continental's Restricted Stock Purchase Program. Amos B. Hostetter, Jr., Timothy P. Neher and Michael J. Ritter, the Chairman, Vice Chairman and President (until March 14, 1995) of Continental, respectively, are Directors and participate in deliberations concerning executive officer compensation.

  Continental has made loans to these three executive officers and other persons in amounts equal to the income taxes incurred by them as a result of their restricted stock purchases. Such loans were financed through cash provided from operating activities and long-term borrowings. Continental charges interest on these loans generally at rates ranging from 5% to 8% per annum and declares bonuses to each of these persons in the amount of the interest due each year. As of May 31, 1995, the amounts of the loans outstanding to the three executive officers named above were as follows: Amos
B. Hostetter, Jr. ($3,379,546), Timothy P. Neher ($2,669,856) and Michael J. Ritter ($1,689,612). Since the beginning of the fiscal year ended December 31, 1992, the largest aggregate amounts of indebtedness of such executive officers were as follows: Amos B. Hostetter, Jr. ($3,379,546), Timothy P. Neher ($4,057,356) and Michael J. Ritter ($2,020,797). The outstanding principal balance of each such loan is generally payable upon the earlier to occur of (i) the fifth anniversary of such loan or (ii) the termination of such person's employment with Continental. For information regarding loans to other executive officers, see footnote (1) to the Summary Compensation Table.

  On December 31, 1993, Continental accepted payment for loans incurred in connection with restricted stock purchases pursuant to Continental's 1989 Restricted Stock Purchase Agreement ("RSPA III") which became due on such date by (i) transfer to Continental and cancellation of vested shares of Continental Common Stock with a value equal to the loan outstanding, valued at $485 per share, which would have been equivalent to $19.40 per share after giving effect to the Continental Recapitalization Amendment and the Continental Stock Split (the "Stock-for-Loan Exchange"), (ii) payment in cash or (iii) a combination of the two. Continental also made an offer (the "RSPA Offer") in January 1994 to purchase shares of Continental Common Stock up to a maximum of 53,399 (not giving effect to the Continental Recapitalization Amendment and Continental Stock Split) shares at a purchase price of $485 per share. The persons who were eligible to participate in the Stock-for-Loan Exchange and to accept the RSPA Offer were persons who held shares of Continental Common Stock issued pursuant to RSPA III (current or former employees and family members of employees and former employees). The valuation of the shares at $485 was equal to the price last paid in a private placement of shares of Continental Class A Common Stock, which was consummated in November, 1993. (See "Management's Discussion and Analysis of Financial Position and Results of Operations of Continental-- Liquidity and Capital Resources".) The three executive officers named above repaid the following loan amounts in shares of Continental Common Stock in the Stock-for-Loan Exchange: Amos B. Hostetter, Jr. ($1,471,936), Timothy P. Neher ($1,387,500) and Michael J. Ritter ($331,185), and sold the following number of shares of Continental Common Stock (not giving effect to the Continental Recapitalization Amendment and Continental Stock Split) to Continental pursuant to the RSPA Offer: Amos B. Hostetter, Jr. (0), Timothy P. Neher (1,192) and Michael J. Ritter (397). (For information regarding other executive officers, see "Certain Transactions".) In addition, the Hostetter Foundation, an entity controlled by Mr. Hostetter, sold 1,184 shares of Continental Class B Common Stock (not giving effect to the Continental Recapitalization Amendment and the Continental Stock Split) to Continental in January, 1994 for a purchase price of $485 per share.

  RETIREMENT PLANS. The following table sets forth, as computed in accordance with the basic benefit formula employed for purposes of Continental's Retirement Plan (the "Continental Retirement Plan") and its Supplemental Executive Retirement Plan ("SERP"), the estimated annual benefits payable upon retirement to employees of Continental in the following compensation and years-of-service classifications. Such benefits are before offset in recognition of the employer contribution toward social security benefits.

                                                  YEARS OF SERVICE
                                    --------------------------------------------
COMPENSATION                          10      15       20       25    30 OR MORE
- ------------                        ------- ------- -------- -------- ----------
$150,000........................... $14,250 $21,375 $ 28,500 $ 35,625  $ 42,750
$200,000...........................  19,000  28,500   38,000   47,500    57,000
$300,000...........................  28,500  42,750   57,000   71,250    85,500
$400,000...........................  38,000  57,000   76,000   95,000   114,000
$500,000...........................  47,500  71,250   95,000  118,750   142,500
$600,000...........................  57,000  85,500  114,000  142,500   171,000
$700,000...........................  66,500  99,750  133,000  166,250   199,500

  Actual benefits are computed on the basis of (1) .95% of the employee's average annual compensation less .37% of average annual compensation (limited to social security covered compensation) multiplied by (2) the number of years of service (not to exceed thirty years). Average annual compensation is the average of a participant's compensation for the five consecutive years in which compensation was the highest.

  The SERP, effective in 1995, provides additional retirement benefits for any employee of Continental whose accrued benefits under the Continental Retirement Plan are limited by the Code's limit (currently $150,000) on compensation which may be taken into account under that plan or by the Code's Section 415 limit on the size of retirement benefits which may be funded under that plan. The SERP is an unfunded, non tax-qualified plan which is intended to create for each participant a benefit upon termination of employment generally equal in value to the excess of what his accrued vested benefit in the Continental Retirement Plan would have been without the $150,000 compensation limit and the Section 415 limit on benefits which may be funded, over the actual benefit under that plan. The benefit under the SERP is payable upon termination of employment, at the participant's election, in a lump sum or in equal annual installments (with interest) over 2, 5 or 10 years. A participant may designate a beneficiary under the SERP to receive his benefit should he die before its complete pay-out.

  The covered compensation for each Continental Named Executive Officer is based upon the amounts shown in the "Salary" column of the Summary Compensation Table. For each Continental Named Executive Officer, the current compensation covered by the Continental Retirement Plan does not differ substantially (by more than 10%) from the aggregate compensation set forth in the Summary Compensation Table.

  The Continental Named Executive Officers have been credited with the following years of service: Mr. Hostetter, 32 years; Mr. Ritter, 14 years; Mr. Schleyer, 17 years; Mr. DeLorme, 15 years; and Ms. Hawthorne, 13 years.

COMPENSATION OF DIRECTORS

  The members of the Continental Board of Directors who are not officers of Continental currently receive an annual retainer of $10,000 and a fee of $2,500 for each meeting attended. In addition, Directors who reside outside the Greater Boston Area are reimbursed for their travel expenses incurred in connection with attendance at meetings of the Continental Board of Directors.

CERTAIN TRANSACTIONS

  On June 22, 1992, Continental sold 1,142,858 shares of Continental Series A Preferred Stock to a group of investors, including 728,953 shares to Corporate Partners for a purchase price of $255,133,550 and 52,107 shares to Corporate Offshore Partners for a purchase price of $18,237,450, both of which are investment partnerships affiliated with Lazard. Lester Pollack, a Director of Continental, is Senior Managing Director of Corporate Advisors and a Managing Director of Lazard. Jonathan H. Kagan, a Director of Continental, is Managing Director of Corporate Advisors and a Managing Director of Lazard.

  Corporate Advisors is the sole general partner of Corporate Partners and Corporate Offshore Partners. A wholly owned subsidiary of Lazard is the sole general partner of Corporate Advisors. Corporate Advisors is also an investment manager for the SBA which purchased 76,084 shares of Continental Series A Preferred Stock in a private placement subject to its investment management agreement with Corporate Advisors. Certain entities controlled by Lazard also own limited partnership interests in Corporate Partners and Corporate Advisors.

  On June 22, 1992, Continental sold 42,857 shares of Continental Series A Preferred Stock to ContCable for a purchase price of $14,999,950. ContCable is an affiliate of Chemical Bank, a co-agent of the 1994 Credit Facility, an agent of the 1995 Credit Facility and provides other banking services to Continental.

  On July 15, 1992, Continental sold 121,381 shares of Continental Class B Common Stock (not giving effect to the Continental Recapitalization Amendment and the Continental Stock Split) to Boston Ventures Limited Partnership III for a purchase price of $39,570,206 and 31,993 shares to Boston Ventures Limited Partnership IIIA for $10,429,718. On November 17, 1992, Continental sold 76,934 shares of Continental Class B Common Stock (not giving effect to the Continental Recapitalization Amendment and the Continental Stock Split) to Boston Ventures Limited Partnership IV for $26,134,480 and 70,255 shares to Boston Ventures Limited Partnership IVA for $23,865,623. Roy F. Coppedge III, a Director of Continental, is a general partner of each of the general partners of these four limited partnerships and a Director of Boston Ventures Management, Inc., which manages their investments.

  Lazard received fees from Continental in an aggregate amount of approximately $9,000,000 for its services as an underwriter of $400 million of senior subordinated notes and debentures and as agent in connection with private placements involving the Continental Preferred Stock Investors and the Boston Ventures Investors, and for certain other investment banking services during the year ended December 31, 1992. (See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Continental--Liquidity and Capital Resources".)

  Lazard also received fees and underwriting discounts from Continental in an aggregate amount of $7,748,400 for its services as an underwriter to Continental of $1.4 billion of senior notes and debentures during the year ended December 31, 1993.

  Lazard has acted as a financial advisor to Continental in connection with the negotiations and the consummation of the Merger and the related transactions, and, for such services, will receive a fee of $5,500,000, payable upon the Closing.

  For a discussion of loans made to executive officers of Continental in connection with Continental's Restricted Stock Purchase Program, see footnote
(1) to the Summary Compensation Table and "Compensation Committee Interlocks and Insider Participation". For a description of Continental's Stock-for-Loan Exchange and the RSPA Offer to repurchase shares of Continental Common Stock, and information regarding certain executive officers who are Directors participating therein, see "Compensation Committee Interlocks and Insider Participation". The following executive officers who are not Directors of Continental participated in the Stock-for-Loan Exchange in the following amounts: William T. Schleyer ($291,000), Jeffrey T. DeLorme ($155,000), Ronald
H. Cooper ($159,497) and Nancy Hawthorne ($274,464). In addition, William T. Schleyer made a cash payment for the remaining $141,063 of his outstanding loan incurred in connection with restricted stock purchases pursuant to RSPA III.

  All of the share numbers listed above are before the Continental Recapitalization Amendment and the Continental Stock Split.

BENEFICIAL OWNERSHIP OF CONTINENTAL CAPITAL STOCK AFTER THE MERGER

  The following table provides information as of April 30, 1995 (giving effect to the Merger, the Continental Recapitalization Amendment and the Continental Stock Split), with respect to the shares of Continental Common Stock and Continental Series A Preferred Stock beneficially owned by each person known by Continental to own more than 5% of the outstanding Continental Common Stock or Continental Series A Preferred Stock, each Director of Continental, each Continental Named Executive Officer and by all Directors and executive officers of Continental as a group. (For information relating to percentage beneficial ownership prior to the Merger and certain defined terms used in the following table, see "The Special Meetings--Ownership of Continental Securities".) Ownership of Continental Series B Preferred Stock cannot be calculated at this time since each Providence Journal stockholder is entitled, under certain circumstances, to elect the percentage of Continental Series B Preferred Stock and Continental Class A Common Stock that he, she or it wishes to receive pursuant to the Merger. (See "The Merger--General Provisions".) For this same reason, a determination of 5% beneficial owners of Continental Class A Common Stock is not possible at this time. The number of shares beneficially owned by each Director or executive officer is determined according to rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity has the right to acquire within 60 days of April 30, 1995 through the exercise of an option, conversion feature or similar right. Except as noted below, each holder has sole voting and investment power with respect to all shares of Continental Common Stock or Continental Series A Preferred Stock listed as owned by such person or entity.

                                                          NUMBER OF
                                          PERCENTAGE OF   SHARES OF   PERCENTAGE OF
                             NUMBER OF     OUTSTANDING   CONTINENTAL   OUTSTANDING
                             SHARES OF      SHARES OF      SERIES A    CONTINENTAL
                            CONTINENTAL    CONTINENTAL    PREFERRED     SERIES A
                          COMMON STOCK(1)    COMMON        STOCK(2)     SHARES OF   PERCENTAGE
                           BENEFICIALLY    STOCK AFTER   BENEFICIALLY   PREFERRED     VOTING
          NAME                 OWNED       THE MERGER       OWNED         STOCK       POWER
          ----            --------------- -------------  ------------ ------------- ----------
Amos B. Hostetter,
 Jr.(3).................    45,272,425        30.97%            --          --        31.87%
Timothy P. Neher(4).....     1,671,725         1.14             --          --         1.18%
Michael J. Ritter.......       589,900           *              --          --           *
Roy F. Coppedge III(5)..     7,514,075         5.14             --          --         5.00%
Jonathan H. Kagan(6)....    28,571,450        16.35       1,142,858      100.00       20.12%
Robert B. Luick(7)......       229,575           *              --          --           *
Henry F. McCance(8).....       258,125           *              --          --           *
Lester Pollack(6).......    28,571,450        16.35       1,142,858      100.00       20.12%
Vincent J. Ryan(9)......     5,719,825         3.91             --          --         4.03%
William T. Schleyer.....       766,200           *              --          --           *
Jeffrey T. Delorme......       391,525           *              --          --           *
Nancy Hawthorne.........       209,325           *              --          --           *
Stephen Hamblett(6).....       100,305           *              --          --           *
Trygve E. Myhren(6).....           990           *              --          --           *
Directors and Executive
 Officers as a Group (15
 persons)(6)............    91,474,720        52.35       1,142,858      100.00       64.05%
H. Irving Grousbeck(10).    10,033,000         6.86             --          --         7.06%
Boston Ventures Company
 Limited Partnership III
  Boston Ventures
   Limited
   Partnership III(11)..     3,034,525         2.08             --          --         2.14%
  Boston Ventures
   Limited
   Partnership IIIA(11).       799,825           *              --          --           *
Boston Ventures Company
 Limited Partnership IV
  Boston Ventures
   Limited
   Partnership IV(11)...     2,381,725         1.63             --          --         1.39%
  Boston Ventures
   Limited
   Partnership IVA(11)..     1,298,000           *              --          --           *
                            ----------        -----
    Total as a group....     7,514,075         5.14             --          --         5.00%
LFCP Corp. and Corporate
 Advisors, L.P.(12)
  Corporate Partners,
   L.P.(12).............    18,223,825        11.09         728,953       63.78       12.83%
  Mellon Bank, N.A. as
   Trustee for First
   Plaza Group
   Trust(12)(13)........     4,285,725         2.85         171,429       15.00        3.02%
  The State Board of
   Administration of
   Florida(12)..........     1,902,100         1.28          76,084        6.66        1.34%
  Vencap Holdings (1992)
   Pte Ltd(12)..........     1,785,700         1.21          71,428        6.25        1.26%
  Corporate Offshore
   Partners, L.P.(12)...     1,302,675           *           52,107        4.56         *
  ContCable Co-
   Investors, L.P.(12)..     1,071,425           *           42,857        3.75         *
                            ----------        -----       ---------      ------       -----
    Total as a group....    28,571,450        16.35%(14)  1,142,858      100.00       20.11%

- --------
*Less than 1% of class.

 (1) The number of shares of Continental Common Stock beneficially owned by each listed holder reflects the number of such shares held after giving effect to the Merger, the Continental Recapitalization Amendment and the Continental Stock Split. The Continental Common Stock includes Continental Class A Common Stock, which has one vote per share, and Continental Class B Common Stock, which has ten votes per share. As the number of shares of Continental Class A Common Stock represents 25.23% of the Continental Common Stock and approximately 2.6% of the voting power of the Continental Common Stock, the Continental Class A Common Stock has not been shown as a separate class of stock, but rather Continental Common Stock has been treated as one class. Every greater than 5% beneficial owner of Continental Class B Common Stock would be a greater than 5% beneficial owner of Continental Class A Common Stock.
 (2) Under the rules for determining beneficial ownership promulgated by the Commission, each holder of Continental Series A Preferred Stock is deemed to own currently that number of shares of Continental Common Stock into which the Continental Series A Preferred Stock is convertible. The Continental Series A Preferred Stock will be presently convertible into Continental Common Stock on a 25-for-one basis as a result of the Continental Recapitalization Amendment and the Continental Stock Split. The table therefore shows the number of shares of Continental Series A Preferred Stock owned by each holder in the column for the Continental Series A Preferred Stock and includes that number of shares in the column for Continental Common Stock into which the Continental Series A Preferred Stock would be convertible taking into effect the Continental Recapitalization Amendment and the Continental Stock Split.
 (3) Mr. Hostetter has shared voting and investment power as to 42,843,550 shares of Continental Common Stock held by the Trust of which Messrs. Hostetter and Neher are the sole trustees. Mr. Hostetter has shared voting and investment power as to a further 446,400 shares of Continental Common Stock; as to 223,200 of such shares, he disclaims beneficial ownership. Additionally, Mr. Hostetter disclaims beneficial ownership of 550,000 shares of Continental Common Stock with respect to which his wife acts as a trustee with Mr. Neher and 38,950 shares of Continental Common Stock held by him as custodian for four minor children. The shares listed in the table as being beneficially owned by Mr. Hostetter include those as to which Mr. Hostetter has shared voting and/or investment power and those as to which Mr. Hostetter disclaims beneficial ownership. Mr. Hostetter's address is The Pilot House, Lewis Wharf, Boston, Massachusetts 02110.
 (4) Mr. Neher has shared voting and investment power as to 550,000 shares of Continental Common Stock with respect to which he acts as a trustee with Mrs. Hostetter, and as to 42,843,550 shares of Continental Common Stock with respect to which he acts as a trustee with Mr. Hostetter. Mr. Neher disclaims beneficial ownership as to such shares, and the table does not indicate such shares as being beneficially owned by Mr. Neher. (See footnote (3) above.) Additionally, Mr. Neher disclaims beneficial ownership as to 165,000 shares with respect to which he acts as trustee and 55,000 shares held by his wife as custodian for their minor children, which are included in the table as being beneficially owned by Mr. Neher.
 (5) All the shares listed in the table as beneficially owned by Mr. Coppedge are held by the four limited partnerships described in Footnote (11) below. Mr. Coppedge, a partner of each of the general partners of the limited partnerships and a Director of Boston Ventures Management, Inc., which manages the investments of the four limited partnerships, has shared voting and investment power as to these shares. Mr. Coppedge is entitled to beneficial ownership of an indeterminate number of these shares and disclaims beneficial ownership as to the balance. Mr. Coppedge's address is c/o Boston Ventures Management, Inc., 21 Custom House Street, Boston, Massachusetts 02110.

 (6) All shares listed in the table as being beneficially owned by Mr. Pollack and Mr. Kagan are beneficially owned by Corporate Advisors. (See footnote
     (12) below.) Mr. Pollack may be deemed to have shared voting and investment power over such shares as the Chairman and Treasurer and as a Director of LFCP Corp. and Mr. Kagan may be deemed to have shared voting and investment power over such shares as the President of LFCP Corp. LFCP Corp. is the sole general partner of Corporate Advisors and a wholly owned subsidiary of Lazard. Mr. Pollack and Mr. Kagan are both Managing Directors of Lazard. Mr. Pollack's and Mr. Kagan's address is c/o Corporate Advisors, L.P., One Rockefeller Plaza, New York, New York 10020. Mr. Pollack and Mr. Kagan disclaim beneficial ownership of all such shares. The shares listed in the table as being owned by Mr. Hamblett and Mr. Myhren are shares that will be issued to them in the Merger as stockholders of Providence Journal and are not currently owned. For purposes of beneficial ownership calculation, it was assumed that Messrs. Hamblett and Myhren would receive only shares of Continental Class A Common Stock in the Merger. Mr. Hamblett and Mr. Myhren are not presently Directors of Continental but will be appointed upon the Closing.

 (7) The shares listed in the table as being beneficially owned by Mr. Luick include 73,800 shares owned by Mr. Luick's daughter and 37,500 shares with respect to which she acts as trustee for Mr. Luick's grandchildren. Mr. Luick disclaims beneficial ownership of these shares.
 (8) The shares listed in the table as being beneficially owned by Mr. McCance include 225,000 shares held by Greylock Limited Partnership, of which Mr. McCance is a general partner. Mr. McCance has shared voting and investment power as to these shares, is entitled to beneficial ownership of an indeterminate number of these shares and disclaims beneficial ownership as to the balance. Of the remaining shares, Mr. McCance disclaims beneficial ownership as to 12,500 shares with respect to which his wife acts as trustee for his daughter and 12,500 shares held by his daughter.
 (9) Mr. Ryan holds 136,250 shares of Continental Common Stock. The remaining shares of Continental Common Stock listed in the table as being beneficially owned by Mr. Ryan are held by Schooner Capital Corporation (and its subsidiaries), over which Mr. Ryan has shared voting and investment power as the Chairman and principal stockholder.
(10) All of these shares are subject to the Stock Liquidation Agreement pursuant to which Mr. Grousbeck must sell such shares to Continental in either 1998 or 1999. (See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Continental--Liquidity and Capital Resources--Recent Stock Repurchases and 1998-1999 Share Repurchase Program".) Mr. Grousbeck's address is Room 382, Graduate School of Business, Stanford University, Stanford, California 94305.
(11) These four limited partnerships may be deemed to be a "group" of persons acting together for the purpose of acquiring, holding, voting or disposing of shares of Continental Common Stock. BV Co. III, as the sole general partner of each of Boston Ventures Limited Partnership III and Boston Ventures Limited Partnership IIIA, is deemed to be the beneficial owner of the shares held by such limited partnerships and to have shared voting and investment power with respect to such shares. BV Co. IV, as the sole general partner of each of Boston Ventures Limited Partnership IV and Boston Ventures Limited Partnership IVA, is deemed to be the beneficial owner of the shares held by such limited partnerships and to have shared voting and investment power with respect to such shares. BV Co. III disclaims beneficial ownership of the shares beneficially owned by BV Co. IV; and BV Co. IV disclaims beneficial ownership of the shares beneficially owned by BV Co. III. Mr. Coppedge may be deemed to beneficially own all such shares. (See footnote (5).)
(12) These stockholders may be deemed to be a "group" of persons acting together for the purpose of acquiring, holding, voting or disposing of shares of Continental Series A Preferred Stock. Corporate Advisors, as the general partner of Corporate Partners and Corporate Offshore Partners, has sole voting and investment power as to the shares held by them. Corporate Advisors serves as investment manager over a certain investment management account for SBA and has sole voting and dispositive power with respect to the shares of Continental Series A Preferred Stock held by SBA. Pursuant to the Co-Investment Agreement, Corporate Advisors has sole voting and dispositive power with respect to the shares held by Vencap and ContCable. The address of Corporate Advisors, Corporate Partners, Corporate Offshore Partners, FPGT, SBA, ContCable and Vencap is: c/o Corporate Advisors, L.P., One Rockefeller Plaza, New York, New York 10020. (See footnote (6) above.)
(13) Mellon Bank, N.A. acts as the trustee for FPGT, a trust under and for the benefit of certain employee benefit plans of General Motors Corporation and its subsidiaries. The shares listed in the table may be deemed to be beneficially owned by GMIMC, a wholly owned subsidiary of General Motors Corporation. GMIMC's principal business is providing investment advice and investment management services with respect to the assets of certain employee benefit plans of General Motors Corporation and its subsidiaries and with respect to the assets of certain direct and indirect subsidiaries of General Motors Corporation and associated entities. GMIMC is serving as FPGT's investment manager with respect to these shares and, in that capacity, it has the sole power to direct Mellon Bank, N.A. as to the voting and disposition of these shares. Because of its limited role as trustee, Mellon Bank, N.A. disclaims beneficial ownership of these shares. Pursuant to the Co-Investment Agreement, FPGT is obligated, subject to its fiduciary duties under the Employee Retirement Income Security Act of 1974, as amended, (i) to transfer shares held by it only in a transaction in which the other parties to the Co-Investment Agreement participate on a pro rata basis and (ii) to exercise all voting and other rights with respect to such shares in the same manner as is done by Corporate Advisors on behalf of Corporate Partners and Corporate Offshore Partners.
(14) The percentage ownership for the group assumes the conversion of shares of Continental Series A Preferred Stock into Continental Common Stock by all members of the group. The percentage ownership for each individual member of the group assumes conversion by only that stockholder.

                    DESCRIPTION OF CONTINENTAL CAPITAL STOCK

  The following description of the capital stock of Continental and certain provisions of the Continental Restated Certificate and Continental By-Laws is a summary and is qualified in its entirety by the Continental Restated Certificate and the Continental By-Laws, which documents are incorporated herein by reference.

  After the effectiveness of the Continental Recapitalization Amendment and the filing of a Certificate of Designation pertaining to the Continental Series B Preferred Stock (the "Series B Certificate of Designation"), the authorized capital stock of Continental will consist of 425,000,000 shares of Continental Class A Common Stock, 200,000,000 shares of Continental Class B Common Stock and 200,000,000 shares of Continental Preferred Stock, of which 1,142,858 shares have been designated Continental Series A Preferred Stock and 4,987,113 of which will have been designated Continental Series B Preferred Stock. As of April 30, 1995, there were outstanding 8,635,900 shares of Continental Class A Common Stock and 109,276,175 shares of Continental Class B Common Stock (giving effect to the Continental Recapitalization Amendment and the Continental Stock Split).

CONTINENTAL COMMON STOCK

  DIVIDENDS. Holders of shares of Continental Common Stock are entitled to receive such dividends as may be declared by Continental's Board of Directors out of funds legally available for such purpose, but only after payment of dividends required to be paid on outstanding shares of any other class or series of stock having preference over Continental Common Stock as to dividends, including the Continental Series A Preferred Stock and, if the Merger is consummated, the Continental Series B Preferred Stock. No dividend may be declared or paid in cash or property on either class of Continental Common Stock unless simultaneously the same dividend is declared or paid on each share of the other class of Continental Common Stock. In the case of a stock dividend, holders of Continental Class A Common Stock are entitled to receive the same dividends, payable in Continental Class A Common Stock, as the holders of Continental Class B Common Stock receive, payable in Continental Class B Common Stock. Continental's ability to pay cash dividends on its capital stock is subject to certain restrictions set forth in its credit agreements. (See "Description of Continental Indebtedness".)

  VOTING RIGHTS. Subject to voting rights granted to holders of the Continental Preferred Stock, including (i) the holders of the Continental Series A Preferred Stock who currently vote as if they had converted each of their shares into 25 shares of Continental Class B Common Stock (after giving effect to the Continental Stock Split) and (ii) if the Merger is consummated, the holders of the Continental Series B Preferred Stock who will have one vote per share, holders of Continental Class A Common Stock and Continental Class B Common Stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of Continental Class A Common Stock entitled to one vote and each share of Continental Class B Common Stock entitled to ten votes. For a detailed description of voting rights of the Continental Preferred Stock, see "Continental Series A Preferred Stock" and "Continental Series B Preferred Stock".

  Under the Continental Restated Certificate, the vote of holders of at least 66 2/3% of the total votes of all Continental Voting Stock (including, after the Merger, the Continental Series B Preferred Stock) is required for the amendment or repeal of, or the adoption of any provision inconsistent with, provisions in the Continental Restated Certificate establishing a classified Board of Directors, or provisions of the Continental Restated Certificate authorizing the Continental Preferred Stock and Continental Common Stock or specifying the terms of the Continental Class A Common Stock and the Continental Class B Common Stock (including an amendment to increase any shares of authorized capital stock, except that the Continental Series B Preferred Stock will not be entitled to vote on such an increase or a decrease in the number of authorized shares of any class or classes of stock). In addition to voting together with all other shares of Continental Voting Stock and in addition to any special rights that the Continental Series A Preferred Stock has as a series the Continental Preferred Stock has, under Delaware Law, a separate majority class vote with respect to any amendment to the Continental Restated Certificate to increase or decrease the authorized shares of

Continental Preferred Stock, increase or decrease the par value of the shares of such class or alter or change the powers, preferences or special rights of such class so as to adversely affect it. Certain other provisions also require a 66 2/3% vote. (See "DGCL and Certain Provisions of the Continental Restated Certificate and the Continental By-Laws".) There are no cumulative voting rights in the election of the Continental Board of Directors.

  LIQUIDATION RIGHTS. Upon liquidation, dissolution or winding up of Continental, the holders of Continental Class A Common Stock are entitled to share ratably with the holders of Continental Class B Common Stock in all assets available for distribution after payment in full of amounts owing to creditors and holders of the Continental Preferred Stock. Thereafter, any remaining amount would be shared ratably by both classes of Continental Common Stock. Continental Redeemable Common Stock shares ratably with other Continental Common Stock. (See "Description of Continental--Management's Discussion and Analysis of Financial Condition and Results of Operations of Continental--Liquidity and Capital Resources".)

  RESTRICTIONS ON TRANSFER OF CONTINENTAL CLASS B COMMON STOCK AND CONVERTIBILITY OF CONTINENTAL CLASS B COMMON STOCK. The Continental Class B Common Stock is not transferable by a stockholder except to a "Permitted Class B Transferee" (which term is defined generally below) of a "Class B Holder" (which term is defined below). Accordingly, no trading market has or will develop in the Continental Class B Common Stock, and the Continental Class B Common Stock will not be listed or traded on any exchange or in any market. Any purported transfer of the economic, record or beneficial ownership of shares of Continental Class B Common Stock not permitted under the Continental Restated Certificate will result in the automatic conversion of such shares into shares of Continental Class A Common Stock, effective on the date of such purported transfer. Each share of Continental Class B Common Stock is convertible at any time at the option of the holder into one share of Continental Class A Common Stock.

  Other than pursuant to conversions of Continental Class B Common Stock into Continental Class A Common Stock as described above, shares of Continental Class B Common Stock may be transferred only to a Permitted Class B Transferee of the economic owner of such shares of Continental Class B Common Stock (the "Class B Holder"). An "economic owner" is defined as a person who has a direct or indirect pecuniary interest in the shares. "Permitted Class B Transferees" of a Class B Holder are generally defined as certain affiliates of Class B Holders, such as family members, family and other trusts controlled by the Class B Holder and other entities controlled or owned by a Class B Holder or a Permitted Class B Transferee of such Class B Holder.

  CONVERSION OF CONTINENTAL CLASS B COMMON STOCK UPON CERTAIN OTHER EVENTS. If at any time (i) the number of outstanding shares of Continental Class B Common Stock falls below 7 1/2% of the aggregate number of issued and outstanding shares of Continental Common Stock or (ii) the Continental Board of Directors and the holders of a majority of the outstanding shares of Continental Class B Common Stock approve the conversion of all of the Continental Class B Common Stock into Continental Class A Common Stock, then each outstanding share of Continental Class B Common Stock shall be converted into one share of Continental Class A Common Stock without further action by Continental or its stockholders.

  OTHER PROVISIONS. The Continental Board of Directors has the power to issue shares of authorized but unissued Continental Class A Common Stock, Continental Class B Common Stock and Continental Preferred Stock without further stockholder action. Neither the holders of Continental Common Stock nor the holders of the Continental Series A Preferred Stock are entitled to preemptive or similar rights. Holders of any Continental Series B Preferred Stock issued pursuant to the Merger will similarly not be entitled to preemptive rights.

UNISSUED CONTINENTAL PREFERRED STOCK

  The 193,870,029 shares of authorized and unissued Continental Preferred Stock (after giving effect to the Continental Recapitalization Amendment and the issuance of the Continental Series B Preferred Stock) may be issued with such designations, powers, preferences and other rights and qualifications, limitations and restrictions thereon as the Continental Board of Directors may authorize without further action by Continental's stockholders, including but not limited to: (i) the designation of each series and the number of shares that will constitute such series; (ii) the voting rights, if any, of shares of such series; (iii) the dividend rate on the shares of such series; restrictions, limitations or conditions upon the payment of such dividends; and whether dividends shall be cumulative and the dates on which dividends are payable; (iv) the prices at which, and the terms and conditions on which, the shares of such series may be redeemed, if such shares are redeemable; (v) the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of such series; (vi) any preferential amount payable upon shares of such series in the event of the liquidation, dissolution or winding up of Continental or the distribution of its assets; and (vii) the prices or rates of conversion at which, and the terms and conditions on which, the shares of such series may be converted into other securities, if such shares are convertible. The rights of holders of shares of Continental Common Stock as described above will be subject to, and may be adversely affected by, the rights of holders of any Continental Preferred Stock that may be issued in the future. The issuance of Continental Preferred Stock may also have the effect of delaying, deferring or preventing a change of control of Continental or other corporate action.

CONTINENTAL SERIES A PREFERRED STOCK

  The terms of the Continental Series A Preferred Stock are set forth in a Certificate of Designation that constitutes part of the Continental Restated Certificate (the "Series A Certificate of Designation"). All of the 1,142,858 shares of Continental Preferred Stock that have been designated Continental Series A Preferred Stock were issued in a private placement that closed on June 22, 1992 for a purchase price per share of $350 pursuant to a Stock Purchase Agreement by and between Continental and the Continental Preferred Stock Investors (the "Preferred Stock Purchase Agreement") and are still held by the Continental Preferred Stock Investors.

  DIVIDENDS. The Continental Series A Preferred Stock participates in all dividends (other than dividends payable in shares of Continental Common Stock) declared by the Continental Board of Directors on the Continental Common Stock as if such shares had been converted into shares of Continental Common Stock. The Continental Series A Preferred Stock and the Continental Series B Preferred Stock are entitled to receive payment of any dividend declared on a pari passu basis, (other than dividends payable in shares of Continental Common Stock) before any payment of such dividend is made to the holders of Continental Common Stock.

  VOTING RIGHTS. The shares of Continental Series A Preferred Stock are entitled to vote together as a single class with the Continental Common Stock on all matters voted on by holders of Continental Common Stock; each holder of Continental Series A Preferred Stock is entitled to cast the number of votes equal to the number of votes that could be cast by the shares of Continental Common Stock into which such holder's shares of Continental Series A Preferred Stock are then convertible. At the Effective Time and giving effect to the Continental Recapitalization Amendment and the Continental Stock Split, and for so long as each Continental Preferred Stock Investor or its Allowed Transferees (as defined in "Conversion" below) continues to hold its shares and to meet certain other requirements, each share of Continental Series A Preferred Stock will be entitled to 250 votes per share. (See "Conversion" below.) If shares of Continental Series A Preferred Stock are transferred to persons other than Allowed Transferees, or if, under certain circumstances, Corporate Advisors ceases to have voting and dispositive power over such shares, such shares will be entitled to only 25 votes per share and will be convertible at any time only into Continental Class A Common Stock. (See "Conversion" below.)

  The Continental Series A Preferred Stock has separate voting rights as a series with respect to certain matters. The affirmative vote of 66 2/3% of the Continental Series A Preferred Stock is necessary (A) to increase the authorized number of or issue any additional shares of Continental Series A Preferred Stock, (B) to change by amendment to the Continental Restated Certificate the aggregate authorized number or par value of the Continental Series A Preferred Stock or the powers, preferences or special rights of the Continental Series A Preferred Stock so as to affect the Continental Series A Preferred Stock adversely, or (C) to purchase any Continental Series A Preferred Stock when dividends on the Continental Series A Preferred Stock are in arrears or there is a redemption default.

  The Continental Series A Preferred Stock also has separate class voting rights under Delaware Law as to (i) an increase or decrease in authorized shares of Continental Preferred Stock, (ii) an increase or decrease in the par value of shares of Continental Preferred Stock and (iii) an alteration or change in the powers, preferences or special rights of Continental Preferred Stock that would have an adverse effect on such class.

  BOARD REPRESENTATION. Corporate Advisors, on behalf of the Continental Preferred Stock Investors has the right to designate two persons to be nominated to serve on Continental's Board of Directors. (See "Description of Continental--Directors, Executive Officers and Other Officers of Continental".) Mr. Hostetter has contractually agreed to vote all shares of Continental Common Stock owned by him in favor of such nominees. The number of Directors Corporate Advisors is entitled to designate for election is reduced to one if the Continental Preferred Stock Investors do not beneficially own at least a 10 percent economic ownership interest in Continental's then outstanding voting stock and to zero if the Continental Preferred Stock Investors' economic ownership interest is less than 5 percent of Continental's then outstanding voting securities (unless such reduction is caused by Continental's issuance of additional voting stock).

  In addition, holders of Continental Series A Preferred Stock have the right (voting separately as a class or as a class with the holders of Continental Series B Preferred Stock and the holders of shares of any other capital stock of Continental ranking on parity, either as to dividends or upon liquidation, dissolution or winding up with the Continental Series A Preferred Stock if such holders are then entitled to elect additional Directors pursuant to any similar provision of the Certificate of Designation for such stock) to elect two additional Directors to the Continental Board of Directors ("Directors Upon Default") in the event of (a) a breach by Continental of the Preferred Stock Purchase Agreement or (b) a failure to declare or pay dividends or distributions on the Continental Series A Preferred Stock in accordance with "Dividends" above or to redeem shares of Continental Series A Preferred Stock when required. Upon such election, if the Continental Preferred Stock Investors have two designees already serving on the Continental Board of Directors one such designee must resign. Such right to designate two Directors Upon Default continues until such time as Continental has cured the default, at which time such Directors Upon Default must resign. Upon such resignation, the Continental Preferred Stock Investors are entitled to designate an additional Director to the extent they are entitled otherwise then to nominate two representatives to the Continental Board of Directors.

  LIQUIDATION PREFERENCE. Upon any liquidation, dissolution or winding up of Continental, holders of shares of Continental Series A Preferred Stock are entitled to receive an amount per share equal to the greater of (i) the Accreted Value (as defined in "Redemption Rights" below) determined as of the date of such liquidation, dissolution or winding up and (ii) the aggregate amount that would be distributable to holders of Continental Common Stock in respect of the number of shares of Continental Common Stock into which a share of Continental Series A Preferred Stock is then convertible, plus, in either case, unpaid dividends, if any, that have been declared and are payable on the Continental Series A Preferred Stock.

  REDEMPTION RIGHTS. On June 22, 2002, any holder of the Continental Series A Preferred Stock has the right to cause Continental to redeem its Continental Series A Preferred Stock at a price per share (the "Series A Redemption Price") equal to $350 plus an amount calculated to provide such holder with a yield of 8% thereon from June 22, 1992, compounded semi-annually in arrears, as adjusted to reflect any cash dividends paid on the Continental Series A Preferred Stock (the "Accreted Value"). Continental has the right to redeem all (but not less than all) of the Continental Series A Preferred Stock at the Series A Redemption Price by

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

notifying the holders of the Continental Series A Preferred Stock of such election not more than 30 or less than 20 trading days prior to June 22, 2002. Continental may elect to pay all or any portion of the Series A Redemption Price (other than unpaid dividends) in cash or in shares of Continental Common Stock based on the then current market value (determined in accordance with the provisions set forth in the Continental Restated Certificate) of the Continental Common Stock. If Continental does not exercise its redemption rights prior to June 22, 2002, Continental will have the right on such date to redeem all (but not less than all) of the Continental Series A Preferred Stock not put to Continental by the holders thereof on June 22, 2002, at a price per share equal to the Accreted Value up to and including the date of redemption, which may be paid at Continental's election, in cash or in shares of Continental Common Stock or any combination thereof.

  At any time after June 22, 1997, provided that the current market value (determined in accordance with the provisions set forth in the Continental Restated Certificate) of the number of shares of Continental Common Stock into which a share of Continental Series A Preferred Stock is then convertible exceeds 137.5% of the then Accreted Value (as of the date notice of conversion is given), Continental may cause all (but not less than all) of the outstanding shares of Continental Series A Preferred Stock to be converted into Continental Common Stock.

  CONVERSION. Giving effect to the Continental Recapitalization Amendment and the Continental Stock Split, each share of Continental Series A Preferred Stock is currently convertible at the option of the holder at any time into 25 shares of Continental Common Stock. If the holder is one of the Continental Preferred Stock Investors (i.e. one of the original purchasers) or an Allowed Transferee of a Continental Preferred Stock Investor (which term has the same meaning as that ascribed to a Permitted Class B Transferee, see "Restrictions on Transfer of Class B Common Stock and Convertibility of Class B Common Stock"), such holder is entitled to receive shares of Continental Class B Common Stock upon conversion; otherwise the holder will receive shares of Continental Class A Common Stock. The shares of Continental Series A Preferred Stock are not transferable except among the Continental Preferred Stock Investors and their Allowed Transferees and their limited partners until June 22, 1995, unless Continental consummates an initial public offering prior to such date, in which case the restrictions on transfer are terminated.

  If a capital reorganization or certain reclassification of Continental Common Stock or the consolidation or merger of Continental with any other entity or the sale or conveyance of all or substantially all the assets of Continental occurs, each share of Continental Series A Preferred Stock will thereafter be convertible into the kind and amount of securities and property (including cash) receivable upon such event by a holder of that number of shares of Continental Common Stock into which such share of Continental Series A Preferred Stock was convertible immediately prior to such event.

  CHANGE OF CONTROL. If a Change of Control (as defined below) of Continental occurs and at such time the current market value of the number of shares of Continental Common Stock into which the Continental Series A Preferred Stock is then convertible is less than the then Accreted Value of the Continental Series A Preferred Stock, the holders of Continental Series A Preferred Stock have the right to require Continental to redeem the Continental Series A Preferred Stock at a per share price equal to the then Series A Redemption Price.

  Continental may elect to redeem the Continental Series A Preferred Stock by paying the Series A Redemption Price in cash or Continental Common Stock which, for purposes of determining the number of shares to be issued, will be valued at 90% of its then current market value (as determined in accordance with provisions set forth in the Continental Restated Certificate).

  "Change of Control" means: (a) the acquisition by any individual, entity or group of 50% or more of the combined voting or economic power of the then outstanding Continental voting securities, but excluding, for this purpose, any such acquisition by (i) Continental or any of its subsidiaries or (ii) any corporation with respect to which, following such acquisition, more than 50% of the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of Directors is then beneficially owned, directly or indirectly, by individuals and entities who were the beneficial owners of

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Continental voting securities in substantially the same proportion as their ownership, immediately prior to such acquisition; or (b) approval by the stockholders of Continental of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all the individuals and entities who were the respective beneficial owners of the voting securities of Continental immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of the combined voting or economic power of the then outstanding Continental voting securities of the combined corporation; or (c) the sale or other disposition of all or substantially all the assets of Continental in one transaction or series of related transactions.

  RESTRICTIONS ON CONTINENTAL. If (a) Continental breaches its obligations under the Preferred Stock Purchase Agreement, (b) any dividends or distributions payable on the Continental Series A Preferred Stock have not been declared or paid or (c) shares of Continental Series A Preferred Stock have not been redeemed as required, neither Continental nor any of its affiliates, subject to certain exceptions, can (i) declare or pay dividends or make any distribution on any capital stock ranking junior to (including the Continental Common Stock) or on a parity with the Continental Series A Preferred Stock and Continental Series B Preferred Stock, (ii) redeem or otherwise acquire any capital stock ranking junior to or on a parity with the Continental Series A Preferred Stock or make any sinking fund or similar payment thereon or (iii) make any loan or advance to any stockholder of Continental or any affiliates or associates thereof.

  RANKING WITH OTHER PREFERRED STOCK. Continental may not issue a series or class of convertible Continental Preferred Stock that ranks prior to the Continental Series A Preferred Stock with respect to dividends, liquidation preference, or rights upon dissolution and winding up. The Continental Series A Preferred Stock ranks pari passu with the Continental Series B Preferred Stock with respect to dividends, liquidation preference or rights upon dissolution and winding up.

CONTINENTAL SERIES B PREFERRED STOCK

  The terms of the Continental Series B Preferred Stock will be set forth in the Series B Certificate of Designation. The form of the Series B Certificate of Designation is attached as an exhibit to the Merger Agreement, which is attached hereto as Annex I, and the summary of the terms of the Series B Certificate of Designation set forth below is qualified in its entirety by reference thereto. All of the shares of Continental Preferred Stock that will be designated by Continental's Board of Directors as Continental Series B Preferred Stock are to be issued to the holders of Restructured PJC Common Stock pursuant to the Merger Agreement.

  DIVIDENDS. The holders of record of Continental Series B Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of Continental, out of the assets of Continental legally available therefor, cash dividends at an annual rate which will equal 100 basis points over the average yield for the ten Trading Day (as defined below) period ending five Trading Days prior to the Effective Time on Continental's 8 7/8% Senior Debentures due 2005; provided, however, that such rate shall equal 50 basis points over such average yield if, between November 18, 1994 and the Effective Time, Continental issues in excess of $1,000,000,000 of capital stock. The average yield on such Senior Debentures for the ten Trading Day period ending on March 31, 1995 was 9.53%. As a result, assuming the Effective Time occurred on March 31, 1995 and that Continental did not issue in excess of $1,000,000,000 in capital stock between November 18, 1994 and the Effective Time, dividends would accrue on the Continental Series B Preferred Stock at an annual rate equal to 10.53%. However, there can be no assurances that the actual dividend rate on the Continental Series B Preferred Stock will be greater or less than 10.53%. Such dividends (i) shall be payable semi-annually on the first day of June and December in each year commencing on the first such date to occur after shares of the Continental Series B Preferred Stock are issued pursuant to the Merger Agreement (the "Issue Date"), (ii) shall be cumulative and (iii) shall accrue on each share of Continental Series B Preferred Stock from the Issue Date, whether or not declared by Continental's Board of Directors. Dividends payable on the Continental Series B Preferred Stock for any period of less than a full six months shall be computed on the basis of the actual number of days elapsed and a 365-day year.

  Dividends paid on the shares of Continental Series B Preferred Stock (and on any other series of Continental Preferred Stock ranking on a parity as to dividends with the Continental Series B Preferred Stock) in an amount less than the total amount of such dividends at the time payable on such shares shall be made pro rata in proportion to the total amount of unpaid dividends then due and payable on the Continental Series B Preferred Stock and such other series of Continental Preferred Stock. The Continental Board of Directors shall fix a record date, which shall be no more than 60 days prior to the date fixed for payment, for the determination of holders of shares of Continental Series B Preferred Stock entitled to receive payment of a dividend declared thereon. The holders of Continental Series B Preferred Stock will be entitled to receive payment of any such dividend before any payment of dividends is made to the holders of Continental Common Stock or any other class or series of the capital stock of Continental ranking junior to the Continental Series B Preferred Stock in payment of dividends. The holders of Continental Series B Preferred Stock shall not be entitled to receive any dividends or other distributions except as described herein.

  VOTING RIGHTS. Each share of Continental Series B Preferred Stock will be entitled to one vote per share and to vote together as a single class with the Continental Class A Common Stock on all matters voted on by holders of Continental Class A Common Stock and any other class of capital stock of Continental which votes as a single class with the Continental Class A Common Stock; provided, however, that holders of Continental Series B Preferred Stock will not be entitled to vote on any decrease or increase in the number of any authorized shares of any class of the capital stock of Continental. If Continental shall at any time or from time to time after the Issue Date declare or pay any dividend on Continental Class A Common Stock in shares of Continental Class A Common Stock, or effect a subdivision or combination or consolidation of the Continental Class A Common Stock (other than by payment of a dividend in shares of Continental Class A Common Stock) into a greater or lesser number of shares of Continental Class A Common Stock without making an identical subdivision, combination or consolidation of the outstanding shares of Continental Series B Preferred Stock, then in each such case the number of votes to which each share of Continental Series B Preferred Stock will be entitled immediately after such event shall be adjusted by multiplying the number of votes to which each such share was entitled immediately prior to such event by a fraction, the numerator of which is the number of shares of Continental Class A Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Continental Class A Common Stock that were outstanding immediately prior to such event. In each case of such an adjustment, Continental at its expense will promptly compute the adjustment to be made in accordance with the preceding sentence to the voting rights of the Continental Series B Preferred Stock and will promptly mail to each holder of record of Continental Series B Preferred Stock notice of such adjustment, which notice shall set forth (i) the computation described above,
(ii) the number of vote(s) per share to which each share of Continental
Series B Preferred Stock was entitled before giving effect to such adjustment, and (iii) the number of vote(s) per share to which each share of Continental Series B Preferred Stock will be entitled after giving effect to such adjustment.

  Adverse Amendment. The affirmative vote of at least a majority of the Continental Series B Preferred Stock (or, if any other series of Continental Preferred Stock would be similarly affected, the affirmative vote of at least a majority of the voting power represented by the outstanding shares of Continental Series B Preferred Stock and such other series of Continental Preferred Stock, voting together as single class) will be necessary to change by amendment to the Continental Restated Certificate the powers, preferences or special rights of the Continental Series B Preferred Stock (and, if applicable, the powers, preferences or special rights of such other series of Continental Preferred Stock) so as to affect the Continental Series B Preferred Stock (or such other series of Continental Preferred Stock) adversely.

  Board Representation. Holders of Continental Series B Preferred Stock will have the right (voting separately as a single class or as a class with the holders of Continental Series A Preferred Stock and the holders of shares of any other class of capital stock ranking on a parity, either as to dividends or upon liquidation, dissolution or winding up, with the Continental Series B Preferred Stock ("Parity Stock") if such holders are then entitled to elect additional Directors pursuant to any similar provision of the Certificate of Designation for such stock) to elect two Directors to the Continental Board of Directors in the event of a failure by Continental to pay dividends or distributions on a series of Continental Preferred Stock (including, without limitation, the dividends payable with respect to the Continental Series B Preferred Stock, as described under the caption "Dividends" above), for three consecutive semi-annual periods (provided, however, that if such Directors would represent more than 25% of the total number of Directors of Continental, then such stockholders shall have the right to elect only one Director Upon Default). Such right to elect Directors Upon Default will continue until such time as Continental has cured the default, at which time such Directors Upon Default will no longer be Directors of Continental; provided, however, that the right of the holders of Continental Series B Preferred Stock to elect Directors Upon Default shall revest in the event of each and every subsequent failure of Continental to pay dividends or distributions on the Continental Series B Preferred Stock and all other Series of Continental Preferred Stock for three consecutive semi-annual periods.

  In case any vacancy shall occur among the Directors Upon Default, such vacancy may be filled for the unexpired portion of the term by vote of the remaining Director Upon Default (if there is a remaining Director), or such Director Upon Default's successor in office. If any such vacancy is not so filled within 20 days after the creation thereof, or (if applicable) if both Directors Upon Default shall cease to serve as Directors before their terms shall expire, the holders of the Continental Series B Preferred Stock or the holders of Continental Series B Preferred Stock and the holders of any other series of Continental Preferred Stock which, together with the holders of the Continental Series B Preferred Stock, elected such Directors Upon Default then entitled to vote for such Directors may, by written consent or at a special meeting of such holders called as provided in the Series B Certificate of Designation, elect successors to hold office for the unexpired terms of the Directors Upon Default whose places shall be vacant. Any Director Upon Default may be removed from office with or without cause by the vote or written consent of the holders of at least a majority of the voting power represented by the outstanding shares of Continental Series B Preferred Stock and the Parity Stock which, together with the holders of the Continental Series B Preferred Stock, elected such Directors Upon Default.

  MEETINGS, QUORUM, ETC. The special voting rights of holders of Series B Preferred Stock described in "Adverse Amendments" and "Board Representation" may be exercised at any annual or special meeting of the stockholders of Continental or by written consent. So long as such right to vote continues (unless action has been taken pursuant to written consent), the Chairman of the Board of Directors may call, and upon the written request addressed to the Secretary of Continental of holders of record of at least 20% of the voting power represented by the Continental Series B Preferred Stock and such other series of Continental Preferred Stock, if any, entitled to vote on such matter, the Chairman of the Board shall call, a special meeting of such holders in order to exercise such rights. The special meeting must be held within 30 days after the delivery of such request to the Secretary. At any such annual or special meeting at which the holders of the Continental Series B Preferred Stock are to vote as a separate class or as a class with such other series of Continental Preferred Stock, the presence in person or by proxy of the holders of record of one-third of the voting power represented by the Continental Series B Preferred Stock and such other series of Continental Preferred Stock shall constitute a quorum for purposes of the actions to be taken by the holders of Continental Series B Preferred Stock and such other series of Continental Preferred Stock.

  If the holders of Continental Series B Preferred Stock are to vote as a class with the holders of any other series of Continental Preferred Stock as to any matter described under "Adverse Amendments" and "Board Representation", (i) each holder of Continental Series B Preferred Stock and such other series of Continental Preferred Stock which is not convertible into Continental Common Stock shall have one vote per share and (ii) each holder of a share of such other series of Continental Preferred Stock which is convertible into Continental Common Stock shall have the number of votes as may be cast by the holder of the number of shares of Continental Common Stock into which such share of Continental Preferred Stock is then convertible.

  LIQUIDATION PREFERENCE. Upon any liquidation, dissolution or winding up of Continental, no distribution shall be made (i) to the holders of shares of any capital stock of Continental ranking junior, either as to dividends or upon liquidation, distribution or winding up, to the Continental Series B Preferred Stock

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

("Junior Stock") unless, prior thereto, the holders of shares of Continental Series B Preferred Stock shall have received $19.40 with respect to each share of Continental Series B Preferred Stock together with all unpaid dividends thereon, whether or not declared, to the date of such liquidation, dissolution or winding up, or (ii) to the holders of shares of Parity Stock, except distributions made ratably on all such Parity Stock and the Continental Series B Preferred Stock in proportion to the total amounts to which the holders of all shares of such Parity Stock and the Continental Series B Preferred Stock are entitled upon such liquidation, dissolution or winding up. Upon any such liquidation, dissolution or winding up of Continental, after the holders of the Continental Series B Preferred Stock shall have been paid in full the amounts to which they shall be entitled, the remaining net assets of Continental shall be distributed to the holders of Junior Stock, and the holders of Continental Series B Preferred Stock shall not be entitled to participate in such distribution. Neither the consolidation, merger or other business combination of Continental with or into any other person or entity nor the sale of all or substantially all of the assets of Continental shall be deemed to be such a liquidation, dissolution or winding up.

  REDEMPTION RIGHTS. At any time after the fifth anniversary of the Issue Date, by written notice delivered to the record holders of the Continental Series B Preferred Stock, Continental, at its sole option, may elect to redeem, in whole or from time to time in part, the shares of Continental Series B Preferred Stock held by such holders at a price per share equal to $19.40 (the "Stated Amount") plus (i) an amount per share equal to all unpaid dividends thereon, whether or not declared, to the date of redemption and (ii) if applicable, a premium equal to (a) if redeemed prior to the sixth anniversary of the Issue Date, 2% of the Stated Amount, and (b) if redeemed on or after the sixth anniversary date and prior to the seventh anniversary date of the Issue Date, 1% of the Stated Amount, and (c) if redeemed on or after the seventh anniversary date of the Issue Date, 0% of the Stated Amount (the "Series B Redemption Price"). Notice of such redemption of shares of Continental Series B Preferred Stock shall be mailed at least 30, but not more than 60, Trading Days (as defined below) prior to the date fixed for redemption to each record holder of shares of Continental Series B Preferred Stock to be redeemed, at such holder's address as it appears on the transfer books of Continental. If at any time less than all of the shares of Continental Series B Preferred Stock then outstanding are to be redeemed, the shares so to be redeemed may be selected
(I) by lot, (II) on a pro rata basis among the holders of all such shares, or
(III) in such other manner as the Continental Board of Directors in its sole discretion may determine to be fair and equitable. The term "Trading Day", as defined in the Series B Certificate of Designation, means a day on which the principal national securities exchange on which the Continental Class A Common Stock is listed or admitted to trading is open for the transaction of business or, if the Continental Class A Common Stock is not listed or admitted to trading on any national securities exchange, a business day.

  In addition, on the tenth anniversary of the Issue Date and on each such anniversary date thereafter so long as any shares of Continental Series B Preferred Stock are outstanding, any holder of the Continental Series B Preferred Stock will have the right to cause Continental to redeem any or all of its shares of Continental Series B Preferred Stock at a price per share equal to the Series B Redemption Price. Pursuant thereto, not more than 60 nor less than 30 Trading Days prior to any such anniversary date, Continental shall give notice (the "Redemption Notice") to each record holder of shares of Continental Series B Preferred Stock, at such holder's address as it appears on the transfer books of Continental, that each holder has the right to require Continental to redeem any or all shares of Continental Series B Preferred Stock held by such holder at a price per share equal to the Series B Redemption Price. The notice shall also specify the redemption date (which date shall be not more than 60, nor less than 45, days from the date of such notice) and the procedures to be followed by such holder in exercising such holder's right to cause such redemption and to receive payment of the Series B Redemption Price (if such holder elects to cause such redemption). Failure by Continental to give the Redemption Notice, or the formal insufficiency of any such notice, shall not prejudice the rights of any holder of shares of Continental Series B Preferred Stock to cause Continental to redeem any such shares held by such holder. If a record holder of shares of Continental Series B Preferred Stock shall elect to require Continental to redeem any or all such shares of Continental Series B Preferred Stock in the manner provided in this paragraph, such holder shall deliver, within 30 days of the mailing to such holder of the Redemption Notice, or, if no Redemption Notice is given, within 30 days following the last day Continental was required to give a Redemption Notice in accordance with the terms of the Series B Certificate of Designation (in which case the date of redemption shall be the date which is 45 business days following the last day Continental was required to give such notice), a written notice, in the form specified by Continental (if Continental did in fact give the required Redemption Notice), to Continental stating such election and specifying the number of shares to be so redeemed. Continental shall redeem the number of shares so specified on the date fixed for redemption in accordance with the provisions of the Series B Certificate of Designation.

  Continental, at its sole option, may satisfy its obligation to pay all or any portion of the Series B Redemption Price for any redemption of the Continental Series B Preferred Stock described above by making an election on or prior to the date set for redemption to issue shares of Continental Class A Common Stock in respect of all or any portion of the Series B Redemption Price. Such election shall be set forth in a certificate signed on behalf of Continental by the Chairman of the Board, the Vice Chairman of the Board, the President or any Vice President of Continental and delivered to the Secretary of Continental and shall be deemed to have been made on the date on which such certificate is delivered to the Secretary. Notice of such election and of the portion of the Series B Redemption Price as to which such election was made shall be given to the holders of the Continental Series B Preferred Stock by Continental promptly upon making such election. The number of shares of Continental Class A Common Stock to be issued pursuant thereto shall be determined by dividing the Series B Redemption Price per share of Continental Series B Preferred Stock (or portion thereof to be paid in shares of Continental Class A Common Stock) by the Current Market Price (as defined below) of a share of Continental Class A Common Stock valued, if the Continental Class A Common Stock is not publicly traded, on the date of redemption or, if the Continental Class A Common Stock is publicly traded, for the period of 15 Trading Days ending two Trading Days prior to the date of redemption (the "Base Price"). The term "Current Market Price", as defined in the Series B Certificate of Designation in relation to the Continental Class A Common Stock, means (i) if the Continental Class A Common Stock is publicly held, the closing price per share of Continental Class A Common Stock on any date in question and, when used with reference to shares of Continental Class A Common Stock for any period, shall mean the average of the daily closing prices per share of Continental Class A Common Stock for such period (the calculation of the closing price for any day will vary depending upon whether there has been a sale on such date and depending upon the national securities exchange, if any, on which the Continental Class A Common Stock is listed, all as is more fully set forth in the Series B Certificate of Designation) or (ii) if the Continental Class A Common Stock is not publicly held or so listed or publicly traded, the amount determined by investment bankers mutually agreeable to Continental and the holders of a majority of the outstanding shares of Continental Series B Preferred Stock to be equal to the net proceeds that would be expected to be received by a holder of Continental Class A Common Stock from the sale of a share of Continental Class A Common Stock in an underwritten public offering after being reduced by pro forma expenses and underwriting discounts.

  In connection with any such redemption, unless, in the reasonable determination of Continental, the exchange of shares of Continental Class A Common Stock for Continental Series B Preferred Stock is exempt from the registration requirements of the Securities Act, Continental shall register such exchange under such Act, and such exchange shall not be completed until such registration is effective.

  No fractional shares of Continental Class A Common Stock shall be issued upon any exchange of shares of Continental Series B Preferred Stock redeemed as described above. In lieu thereof, Continental shall pay a cash adjustment equal to such fractional interest multiplied by the Base Price. If more than one share of Continental Series B Preferred Stock shall be surrendered for exchange by the same holder, the number of full shares of Continental Class A Common Stock issuable upon exchange thereof shall be computed on the basis of the total number of shares of Continental Series B Preferred Stock so surrendered.

  In case Continental shall at any time or from time to time after the Issue Date effect a capital reorganization, reclassification, subdivision, combination or consolidation of outstanding shares of Continental Common Stock (other than by payment of a dividend in shares of Continental Common Stock) so that, after giving effect to such capital reorganization, reclassification, subdivision, combination or consolidation, Continental shall no longer have authorized shares of Continental Class A Common Stock, Continental shall be entitled, at its sole option and in lieu of shares of Continental Class A Common Stock, to issue shares of voting Continental Common Stock which, at such time, have the fewest votes per share as compared to other classes of voting Continental Common Stock in payment of all or any portion of the Series B Redemption Price.

  On the date of any redemption of the Continental Series B Preferred Stock, Continental shall, and at any time before the date of redemption, may: (i) deposit for the benefit of the holders of shares of Continental Series B Preferred Stock to be redeemed the funds and/or shares of Continental Class A Common Stock, as applicable, necessary for such redemption with a bank or trust company in the Borough of Manhattan, the City of New York, or in the City of Boston, in either case having a capital and surplus of at least $50,000,000; or
(ii) if Continental so elects, segregate and hold in trust for the benefit of the holders of shares of Continental Series B Preferred Stock to be redeemed the funds and/or shares of Continental Class A Common Stock, as applicable, necessary for such redemption. Any moneys and/or shares so deposited or segregated and held in trust by Continental and unclaimed at the end of two years from the date designated for such redemption shall be released from any such deposit or trust and revert to the general funds of Continental. After such reversion, any such bank or trust company shall, upon demand, pay over to Continental such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof and any holder of shares of Continental Series B Preferred Stock to be redeemed shall look only to Continental for the payment of the Series B Redemption Price. Any interest and/or shares accrued on such funds and/or such shares deposited shall be paid from time to time to Continental for its own account. Upon the deposit or segregation in trust of such funds and/or such shares, notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, from and after the date of redemption designated in the notice of redemption (or, if no such notice is given by Continental, the date of redemption), (i) the shares represented thereby shall no longer be deemed outstanding, (ii) the rights to receive dividends thereon shall cease to accrue and (iii) all rights of the holders of shares of Continental Series B Preferred Stock to be redeemed shall cease and terminate, excepting only the right to receive the Series B Redemption Price therefor.

  CONVERSION. The Continental Series B Preferred Stock will not be convertible into any other securities of Continental, provided, however, that Continental may elect to satisfy its redemption obligations with respect to the Continental Series B Preferred Stock with shares of Continental Class A Common Stock. (See "Redemption Rights" above.)

  RESTRICTIONS ON CONTINENTAL. If any dividends or distributions payable on the Continental Series B Preferred Stock have not been paid in full then, until such time as all such unpaid dividends or distributions shall have been paid in full or declared and set aside for payment, without the consent of either (i) not less than a majority of the shares of Continental Series B Preferred Stock then outstanding, or (ii) if dividends or distributions on any other class or series of Continental Preferred Stock are not then paid in full and the consent of the holders of such class or series is required for Continental to take any of the actions set forth below, not less than a majority of the voting power represented by shares of Continental Series B Preferred Stock and such other series of Continental Preferred Stock, voting together as a single class, Continental may not (i) declare or pay dividends or make any other distributions on the Continental Common Stock or on any Junior Stock or Parity Stock (other than (x) dividends or distributions payable in Continental Common Stock or in any other capital stock of Continental ranking junior (both as to dividends and upon liquidation, dissolution or winding up) to the Continental Series B Preferred Stock or (y) dividends paid pro rata on Continental Series B Preferred Stock and Parity Stock in accordance with the second paragraph of "Dividends" above), or (ii) redeem, purchase or otherwise acquire for consideration any shares of Junior Stock or Parity Stock pursuant to any mandatory redemption, put, sinking fund or other similar obligation; provided, however, that Continental may at any time (a) redeem, purchase or otherwise acquire shares of Junior Stock or Parity Stock in exchange for shares of Continental Common Stock or for other capital stock of Continental ranking junior (both as to dividends and upon liquidation, dissolution or winding up) to the

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Continental Series B Preferred Stock, and (b) accept shares of Junior Stock or
Parity Stock for conversion. As a result, Continental's obligations under the 1998-1999 Share Repurchase Program would be junior to any arrearage on dividends to be paid on the Continental Series B Preferred Stock existing at the time Continental repurchases shares of Continental Common Stock pursuant to the 1998-1999 Share Repurchase Program. Continental will not permit any of its subsidiaries to purchase or otherwise acquire for consideration any shares of capital stock of Continental unless Continental could purchase such shares without violation of the restrictions described in this paragraph.

  RANKING WITH OTHER PREFERRED STOCK; LISTING. The Continental Series B Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution or winding up, rank pari passu with the Continental Series A Preferred Stock and prior to all classes of Continental Common Stock. Continental has agreed to use its reasonable best efforts to cause the shares of Continental Series B Preferred Stock to be approved for listing on NASDAQ or on a national securities exchange upon issuance thereof.

  MERGER OR SALE OF CONTINENTAL. If at any time there shall be a merger or consolidation of Continental with or into another person or entity such that Continental is not the surviving corporation of such merger or consolidation, or a sale of all or substantially all of the assets of Continental to any other person or entity (either, a "Preferred Extraordinary Transaction"), then, as part of such Preferred Extraordinary Transaction and at the election of Continental, either: (i) the successor entity resulting from such Preferred Extraordinary Transaction shall issue or deliver to each holder of Continental Series B Preferred Stock either (a) certificates representing shares of preferred stock of such successor entity of a class or series having substantially similar terms as those of the Continental Series B Preferred Stock in exchange for such holders' shares of Continental Series B Preferred Stock, or (b) such shares of stock, securities or other assets of such successor entity to which the holders of Continental Series B Preferred Stock would have been entitled pursuant to such Preferred Extraordinary Transaction if, immediately prior thereto, each share of Continental Series B Preferred Stock had been redeemed by Continental with shares of Continental Class A Common Stock (as described under "Redemption Rights" above); or (ii) immediately prior to the consummation of such Preferred Extraordinary Transaction, Continental shall redeem all, but not less than all, of the shares of Continental Series B Preferred Stock then outstanding in the manner described above under the caption "Redemption Rights".

DGCL AND CERTAIN PROVISIONS OF THE CONTINENTAL RESTATED CERTIFICATE AND THE CONTINENTAL BY-LAWS

  The Continental Restated Certificate and the Continental By-Laws contain certain provisions that could delay or make more difficult the acquisition of Continental by means of a tender offer, a proxy contest or otherwise. These provisions, as described below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Continental first to negotiate with Continental. Continental believes that the benefits of increased protection of Continental's ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Continental outweigh the disadvantages of discouraging such proposals because, among other things, negotiations with respect to such proposals could result in an improvement of their terms.

  CLASSIFIED BOARD OF DIRECTORS. The Continental Restated Certificate and the Continental By-Laws provide for a Board of Directors that is divided into three classes of Directors, with the term of each class expiring in a different year. (See "Description of Continental--Directors, Executive Officers and Other Officers of Continental".) The Continental By-Laws provide that the number of Directors will be fixed from time to time exclusively by the Continental Board, but shall consist of not less than three Directors. The classified Board is intended to promote continuity and stability of Continental's management and policies since a majority of the Directors at any given time will have prior experience as Directors of Continental. Such continuity and stability facilitates long-range planning of Continental's business and ensures the quality of Continental's business operations. The classification of Directors has the effect of making it more difficult to change the composition of the Continental Board of Directors. At least two annual stockholder meetings, instead of one, would be required to effect a change in the majority control of the Continental Board, except

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

in the event of vacancies resulting from removal (in which case the remaining Directors will fill the vacancies so created). (See "Removal of Directors; Filling Vacancies on the Continental Board of Directors".)

  REMOVAL OF DIRECTORS; FILLING VACANCIES ON THE CONTINENTAL BOARD OF DIRECTORS. Pursuant to the DGCL, a member of the Board of Directors of a corporation with a classified board may be removed by the stockholders only for cause, at any time during his term of office by affirmative vote of the holders of a majority of the shares then entitled to vote at an election of Directors.

  The Continental By-Laws and the Continental Restated Certificate both provide that a vacancy on the Continental Board, including a vacancy created by an increase in the size of the Continental Board by the Directors, may be filled by a majority of the remaining Directors or by a sole remaining Director, and if no Directors remain, then by the stockholders. The Continental Restated Certificate also provides that any Director elected by the Continental Board to replace another Director of a given class of Directors will hold office until the next election of such class of Directors. These provisions are to ensure that a third-party would be precluded from removing incumbent Directors and simultaneously gaining control of the Continental Board by filling the vacancies created by such removal with its own nominees. Moreover, even if a majority of the holders of the outstanding Continental voting securities were to vote to remove Directors for cause, only the remaining Directors would have the power to fill the vacancies created by such removal, unless such vote provided for the removal of the entire Continental Board of Directors for cause.

  AMENDMENT OF CERTAIN PROVISIONS OF THE CONTINENTAL RESTATED CERTIFICATE AND THE CONTINENTAL BY-LAWS. The Continental Restated Certificate and the Continental By-Laws contain provisions requiring the affirmative vote of the holders of at least 66 2/3% of the Continental voting securities (including, after the Merger, the Continental Series B Preferred Stock), voting together as a single class, to amend certain provisions of the Continental Restated Certificate and the Continental By-Laws. In addition to the provisions described under "Continental Common Stock--Voting Rights" above, this super-majority voting provision also applies to (i) the provisions of the Continental Restated Certificate authorizing Continental to release the Directors of Continental from any liability for monetary damages as a result of any breach of their fiduciary duties, with certain exceptions mandated by the DGCL, (ii) the provisions allowing for the indemnification of officers and Directors of Continental, and (iii) the provisions imposing certain restrictions on Continental's stock to prevent any violations of governmental regulations. Finally, the Continental Restated Certificate provides that the Continental By-Laws may be amended only by a majority of the full Continental Board of Directors or by the holders holding at least 66 2/3% of the total votes of all outstanding Continental voting securities (including, after the Merger, the Continental Series B Preferred Stock). The DGCL provides that by-laws may not be amended by a corporation's Board of Directors unless the corporation's certificate of incorporation expressly authorizes such amendments by the Board of Directors; the Continental Restated Certificate includes such a provision.

  PROVISIONS RELATING TO GOVERNMENTAL REGULATIONS. The Continental Restated Certificate includes provisions designed to ensure that the ownership or purchase of Continental's shares in the public market or otherwise will not result in a violation of any laws or regulations that would materially adversely affect Continental's business. Specifically, Continental may seek information from stockholders and persons to whom shares of Continental's capital stock are proposed to be transferred in order to ascertain whether ownership of Continental's shares by such persons would violate such laws or regulations. If any person refuses to provide such information or Continental concludes in its good faith judgment that such ownership would result in the violation of such laws and regulations, Continental may (a) refuse to transfer shares to such person, (b) refuse to allow such stockholder to exercise such rights with respect to Continental's shares as would result in such violation or (c) redeem such shares for cash or certain other securities, as provided in the Continental Restated Certificate.

  Continental may redeem shares of Continental's capital stock to the extent necessary to prevent the loss or secure the reinstatement of any license or franchise from any governmental agency held by Continental to

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

conduct any material portion of Continental's business in accordance with the terms that are summarized in general as follows:

    (1) the redemption price of the price of the shares to be redeemed would be equal to the lesser of (x) fair market value (as defined in the Continental Restated Certificate) or (y) if such stock was purchased by the stockholder within one year of the redemption date, then the price such stockholder paid for such shares;

    (2) the redemption price of such shares may be paid in cash, or certain securities of Continental, or any combination thereof; and

    (3) Continental shall give thirty (30) days' written notice of such redemption.

Each certificate representing shares of Continental Preferred Stock, Continental Class A Common Stock and Continental Class B Common Stock must bear a legend indicating that the shares are subject to these restrictions on their transfer and these redemption rights.

  ANTI-TAKEOVER STATUTE. Subject to certain exceptions set forth therein,
Section 203 of the DGCL provides that a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless (a) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (c) on or subsequent to such date, the business combination is approved by the Board of Directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified therein, an interested stockholder is defined to mean any person that (i) is the owner of 15% or more of the outstanding voting stock of the corporation, or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date, or any affiliate or associate of such person referred to in (i) or (ii) of this sentence. Under certain circumstances, Section 203 of the DGCL makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation's certificate of incorporation or by-laws, elect not to be governed by this section, effective twelve months after adoption. The Continental Restated Certificate and the Continental By-Laws do not exclude Continental from the restrictions imposed under Section 203 of the DGCL. It is anticipated that the provisions of Section 203 of the DGCL may encourage companies interested in acquiring Continental to negotiate in advance with the Continental Board.

TRANSFER AGENT

  The Bank of New York will serve as the Transfer Agent and Registrar for the Continental Class A Common Stock, Continental Class B Common Stock and the Continental Series B Preferred Stock.

                  CONTINENTAL SHARES ELIGIBLE FOR FUTURE SALE

GENERAL

  Upon the consummation of the Merger, giving effect to the Continental Recapitalization Amendment and the Continental Stock Split, there will be 36,896,209 shares of Continental Class A Common Stock, 109,276,175 shares of Continental Class B Common Stock, 1,142,858 shares of Continental Series A Preferred Stock and 4,987,113 shares of Continental Series B Preferred Stock outstanding.

  Of these shares, the 28,260,309 shares of Continental Class A Common Stock and the 4,987,113 shares of Continental Series B Preferred Stock (otherwise referred to collectively as the Continental Merger Stock)

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

registered and sold to the Providence Journal stockholders pursuant to the Continental Registration Statement will be freely tradeable without restriction or registration under the Securities Act, except for shares of Continental Merger Stock issued to current "affiliates" of Providence Journal, which must be sold in accordance with the provisions of Rule 145 promulgated under the Securities Act. (See "Rule 144 and 145 Restrictions" below.)

  The remaining shares of Continental Class A Common Stock, all of the shares of Continental Class B Common Stock and all of the shares of Continental Series A Preferred Stock outstanding are "restricted securities", as that term is defined in Rule 144 promulgated under the Securities Act. Only the Continental Class A Common Stock and the Continental Series B Preferred Stock will be listed and traded in the public market. Treating the Continental Class B Common Stock and the Continental Series A Preferred Stock as if all outstanding shares thereof were converted into Continental Class A Common Stock, (i) there would be approximately 143,440,075 shares of restricted Continental Class A Common Stock outstanding (excluding any unvested shares granted as part of incentive compensation to officers of Continental and its subsidiaries) and, (ii) of such shares, (x) immediately following the Registration Effective Date, approximately 44,789,150 shares would be eligible for sale in the public market without regard to volume or other limitations pursuant to Rule 144(k) of the Securities Act and (y) beginning 90 days after the Registration Effective Date, approximately 94,499,900 shares would be eligible for sale, subject to compliance with volume and other limitations under Rule 144. The remaining shares of currently outstanding Continental Class A Common Stock or shares of Continental Class A Common Stock issuable upon currently outstanding convertible securities would become eligible for sale at various times thereafter.

RULE 144 AND 145 RESTRICTIONS

  Restricted securities may not be sold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, including Rule 144. In general, under Rule 144 as currently in effect, beginning 90 days after the Registration Effective Date, a person (or persons whose shares are required to be aggregated) who has beneficially owned shares of Continental Common Stock or shares of Continental Series A Preferred Stock (which is convertible into shares of Continental Common Stock) that have been outstanding and not held by any "affiliate" of Continental for a period of at least two years is entitled to sell within any three-month period a number of shares that does not exceed the greater of (a) one percent of the then outstanding shares of the Continental Class A Common Stock (approximately 368,952 shares, based on the number of shares of Continental Common Stock that will be outstanding after the Merger), or (b) the average weekly reported trading volume of the Continental Class A Common Stock during the four calendar weeks preceding the date on which notice of such sale is given, subject to certain manner of sale provisions, notice requirements and the availability of current public information (which requirement as to the availability of current public information is expected to be satisfied commencing 90 days after the date of this Joint Proxy Statement-Prospectus). As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly, through the use of one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.

  Affiliates of Continental are also subject to the restrictions and requirements of Rule 144 with respect to restricted securities of Continental beneficially owned by them. In addition, sales by affiliates of Continental of shares of Continental Common Stock that are not "restricted securities" (such as shares acquired by affiliates in the public market following the Merger) are subject to the Rule 144 restrictions and requirements, other than the two-year holding period requirement.

  Under Rule 144(k), a person who is not an affiliate of Continental at any time during the three months preceding a sale, and who has beneficially owned shares of Continental Common Stock that were not acquired from Continental or an affiliate of Continental within the previous three years, is entitled to sell such shares without regard to volume limitations, manner of sale provisions, notification requirements or the availability of current public information concerning Continental.

  The shares of Continental Class A Common Stock and Continental Series B Preferred Stock issued and sold pursuant to the Continental Registration Statement in connection with the Merger are registered securities, and thus not restricted securities. Non-affiliates of Providence Journal will be able to freely sell the Continental Merger Stock after the Merger in the public market, subject only to any lock-up, standstill or other contractual restrictions to which such holders may agree.

  Persons who are currently affiliates of Providence Journal and who are not affiliates of Continental, for two years after the Effective Time, may only sell the Continental Merger Stock subject to the Rule 144 volume limitations, manner of sale provisions, notification requirements and requirements as to current public information concerning Continental. For the period from two years after the Effective Time until three years after the Effective Time, such persons are subject only to the Rule 144 requirement as to current public information regarding Continental. After three years, such persons may sell their shares of Continental Merger Stock freely.

  Persons who are currently affiliates of Providence Journal and will become affiliates of Continental after the Merger are subject to the same Rule 144 requirements as an affiliate of Continental with respect to non-restricted shares, except that no notification of sale is required to be filed with respect to such shares. (See "Description of Continental--Directors, Executive Officers and Other Officers of Continental" for a description of the rights of Providence Journal to appoint two persons to serve on the Board of Directors of Continental.)

RULE 701

  Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to an exemption from the registration requirements of the Securities Act for the resale of shares originally purchased from an issuer by its employees, directors, officers, consultants or advisers pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons before such issuer becomes subject to the reporting requirements of the Exchange Act. Securities issued in reliance on Rule 701 are "restricted"; however, beginning 90 days after the Registration Effective Date, such shares may be sold (i) by persons other than affiliates of Continental subject only to the manner of sale provisions of Rule 144 and (ii) by affiliates of Continental under Rule 144 without compliance with its two-year minimum holding period requirements, but subject to all other requirements of Rule 144.

  In January 1995, Continental issued 2,381,250 shares of Continental Class B Common Stock to certain of its officers and employees pursuant to its 1995 Restricted Stock Purchase Program V, including 832,500 shares to persons deemed to be affiliates of Continental and 1,548,750 shares to non-affiliates of Continental. Such shares are subject to vesting over a period of seven years at 6-month intervals, beginning on June 30, 1995. The vesting is not straight-line and commences slowly, peaks in the middle years of the vesting schedule and then slows again at the end of the vesting schedule. These shares of Continental Class B Common Stock are convertible into shares of Continental Class A Common Stock and may be sold in reliance on Rule 701 once they vest.

OUTSTANDING REGISTRATION RIGHTS

  Certain persons and entities (the "Continental Rightsholders") are entitled to certain rights with respect to the registration under the Securities Act of a total of 1,760,499 shares of Continental Common Stock (which is equivalent to 44,012,475 shares of Continental Common Stock after giving effect to the Continental Recapitalization Amendment and the Continental Stock Split and assuming conversion of the Continental Series A Preferred Stock into Continental Common Stock) (the "Registrable Shares") under the terms of agreements among Continental and the Continental Rightsholders (the "Registration Agreements"). The Continental Preferred Stock Investors have the right to request that Continental register the 1,142,858 shares of Continental Series A Preferred Stock outstanding or the Continental Common Stock into which the Continental Series A Preferred Stock is convertible upon five occasions, with Continental paying certain

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

expenses of such registration upon four occasions. The Boston Ventures Investors have the right to request that Continental register the 300,563 shares of Continental Class A Common Stock (which is equivalent to 7,514,075 shares after giving effect to the Continental Recapitalization Amendment and the Continental Stock Split) shares of Continental Common Stock that they own or would own upon conversion, upon two occasions, certain expenses of which are to be paid by Continental. The other purchasers who purchased Continental Class B Common Stock at the same time as the Boston Ventures Investors do not have the right to demand registration; however they have the right to participate with respect to 168,712 shares (which is equivalent to 4,217,800 shares after giving effect to the Continental Recapitalization Amendment and the Continental Stock Split) in any registration requested by the Continental Preferred Stock Investors or the Boston Ventures Investors. Each of the Registration Agreements also provides that in the event Continental proposes to register any of its securities under the Securities Act for its own account or upon the demand of a Continental Rightsholder, the Continental Rightsholders shall be entitled, with certain exceptions, to include Registrable Shares in such registration, unless the managing underwriters of such offering recommended excluding for marketing reasons some or all of such Registrable Shares from such registration.

  In addition to the rights of the Continental Rightsholders described above, MD Co. has the right to demand registration of the shares of Continental Class A Common Stock into which the 148,366 shares (which is equivalent to 3,709,150 shares after giving effect to the Continental Recapitalization Amendment and the Continental Stock Split) of Continental Class B Common Stock held by it are convertible; however, such rights do not continue after an initial public offering of Continental Class A Common Stock and, therefore would not exist after the consummation of the Merger. MD Co. does have rights which survive the Merger to participate, in certain circumstances, in registrations; however, its rights are junior in priority to those of the Continental Preferred Stock Investors, the Boston Ventures Investors and the other investors who purchased shares of Continental Class B Common Stock in a private placement. Continental is required to use its best efforts to effect such registrations, subject to certain conditions and limitations.

  Prior to the Effective Time, there will be no public market for the Continental Class A Common Stock and no predictions can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price for the Continental Class A Common Stock prevailing from time to time. Sales of substantial amounts of Continental Class A Common Stock in the public market could adversely affect prevailing market prices.

                    DESCRIPTION OF CONTINENTAL INDEBTEDNESS

  The following is a summary description of the various material credit arrangements which Continental has entered into with its lenders or, in the case of the 1995 Credit Facility, which it is in the process of arranging on behalf of certain of its subsidiaries. The summary does not purport to be complete and is qualified in its entirety by reference to such agreements which have been executed. Copies of such agreements have been filed as exhibits or are incorporated by reference as exhibits to the Continental Registration Statement of which this Joint Proxy Statement-Prospectus forms a part (other than the agreement which will evidence the 1995 Credit Facility, which currently is being negotiated).

  "Restricted Subsidiaries" are subsidiaries that Continental has designated as such for purposes of certain of Continental's credit arrangements, including the 1994 Credit Facility but excluding the 1995 Credit Facility. Restricted Subsidiaries as a group are subject to the covenants and obligations imposed by the agreements representing such indebtedness to the same extent as Continental, and their relevant financial measures are taken into account in computing the various ratios and tests imposed by such agreements. To be eligible for such designation, Continental or one or more other Restricted Subsidiaries must own at least 80% of the voting stock or the equity, partnership or other beneficial interests of such subsidiary, and such subsidiary must conduct its business so as to derive its revenues from the cable television or telecommunications businesses and related activities. Upon designation, Restricted Subsidiaries typically become guarantors of the obligations of Continental under the 1994 Credit Facility and the Prudential Notes. All subsidiaries of Continental that currently own and operate systems located in the United States have been designated Restricted Subsidiaries. Upon consummation of the Merger, the PJC Cable Subsidiaries initially will not be designated as Restricted Subsidiaries for purposes of the 1994 Credit Facility or the Prudential Notes.

  "Unrestricted Subsidiaries" are subsidiaries that have not been so designated as Restricted Subsidiaries. The Unrestricted Subsidiaries are not currently parties to any of Continental's credit agreements. Such agreements give Continental the ability to terminate the designation of a Restricted Subsidiary under certain circumstances. The borrowers and guarantors under the 1995 Credit Facility will be Unrestricted Subsidiaries for purposes of the 1994 Credit Facility and the Prudential Notes.

  1994 CREDIT FACILITY. Continental and its Restricted Subsidiaries (the "Restricted Group") are parties to the 1994 Credit Facility with various financial institutions (the "Credit Agreement Lenders"), which provides for revolving credit availability to Continental of $2,200,000,000. Credit availability under the 1994 Credit Facility will decrease on a schedule commencing December 31, 1997 with annual reductions on each December 31 thereafter, with a final maturity of October 10, 2003. As of March 31, 1995, Continental had credit availability of $662,550,000 under the 1994 Credit Facility. Continental's obligations under the 1994 Credit Facility are guaranteed by substantially all of the Restricted Subsidiaries. /

  The 1994 Credit Facility permits Continental to elect interest rates from time to time, as to all or a portion of the borrowings made thereunder, which rates are composed of two elements: (i) the reference rate and (ii) the margin (or "spread") over such reference rate. The reference rate is, subject to certain exceptions, based on the "base" rate of the agent, as from time to time in effect, or may be fixed for periods of up to 60 months for each fixing by reference to interest rates prevailing at the date of fixing in selected interbank Eurodollar markets ("Eurodollar" rates). The "spread" over the reference rate is determined by the ratio of the consolidated total debt of the Restricted Group, minus cash and certain cash equivalents held by the Restricted Group ("Consolidated Total Debt"), to annualized consolidated operating income, including income on account of management fees, before depreciation, amortization, non-cash regulatory reserves and non-operating expenses, interest and income taxes of the Restricted Group ("Consolidated Operating Income"). The margins currently in effect are .25% for base rate borrowings and 1.5% for Eurodollar borrowings.

  In accordance with the 1994 Credit Facility, Continental is required to maintain a minimum of 50% of its debt at fixed interest rates when the ratio of total debt to EBITDA exceeds certain levels. As of March 31, 1995, Continental's ratio of fixed interest rate debt (which factors in Swaps, Caps and debt fixed by its terms) to total debt was approximately 52%. Continental's policy is to use interest rate protection products in order to hedge its interest rate risk.

  Swaps are matched with layers of either fixed or variable rate debt. Continental accounts for outstanding Swaps on a settlement basis as an adjustment to interest expense. Gains or losses resulting from the termination of Swaps are amortized over the remaining life of the underlying debt or the Swap, whichever is less. As of March 31, 1995 Continental had Swaps, pursuant to which it pays fixed interest rates averaging 9.2% on notional amounts of $700,000,000 (expiring in 1995 through 2000) and variable interest rates on notional amounts of $1,575,000,000 (expiring in 1998 through 2003). The variable interest rates are based on 6-month LIBOR, which currently is approximately 6.1%. As of March 31, 1995, Continental had $800,000,000 of Caps, which limit 6-month LIBOR to approximately 8%. Continental amortizes the cost of a Cap over the life of the Cap agreement as an adjustment to interest expense. Continental's exposure, if the other parties fail to perform under both Swaps and Caps, would be limited to the impact of variable interest rate fluctuations and the periodic settlement of amounts due under these agreements.

  Prepayments of outstanding borrowings under the 1994 Credit Facility are required in certain circumstances out of a portion of the proceeds of certain sales of Restricted Group assets.

  In addition to customary financial covenants, covenants restricting the incurrence of debt, investments and encumbrances on assets, and covenants limiting mergers and acquisitions, the 1994 Credit Facility provides that (i) the Restricted Group may not purchase or redeem, or pay cash dividends on, capital stock of Continental and (ii) a Restricted Subsidiary may not pay cash dividends on its capital stock (other than dividends paid to Continental or another Restricted Subsidiary that is a guarantor of Continental's obligations under the 1994 Credit Facility) if, at the time of such payment and giving effect thereto, (i) there exists any default under the 1994 Credit Facility (including defaults arising because of the existence of defaults under other instruments relating to indebtedness) or
(ii) the aggregate of all amounts spent since June 30, 1994 for such repurchases of and dividends on capital stock would exceed the sum of (a) $400,000,000 plus (b) the excess, if any, of (I) Consolidated Operating Income after June 30, 1994 over (II) 120% of consolidated interest expense (all interest accruable or paid in cash by the Restricted Group, including payments in the nature of interest under capitalized leases) incurred after that date, plus (c) the aggregate net proceeds received by Continental since June 30, 1994 from the issuance or sale of capital stock of Continental. Approximately $551,512,000 was available as of March 31, 1995 for payments subject to this test. In addition to the foregoing limitations, Continental is prohibited from paying cash dividends on its capital stock outstanding on October 17, 1994 until Continental has received in exchange for its capital stock, cash or certain operating assets having an aggregate value (after deducting certain underwriting discounts and expenses) of at least $100,000,000.

  In addition to customary events of default it is an event of default under the 1994 Credit Facility if Amos B. Hostetter, Jr., certain of his permitted transferees and the other officers of Continental and its subsidiaries (collectively, the "Management Group") fail to own at least 25% of the voting power of Continental's capital stock; provided that such percentage may fall below 25% after an offering and sale of capital stock of Continental so long as the Management Group maintains a block of voting power larger than any block of voting power held by any other person, together with such person's affiliates and any members of a group with such person. After giving effect to the issuance of Continental Class A Common Stock pursuant to the Merger, Continental anticipates that the Management Group will hold greater than 25% of the voting power of Continental's capital stock.

  INDENTURES FOR NOTES AND DEBENTURES. Continental is currently party to indentures for the following debt securities (collectively, the "Notes and Debentures"):

    (i) $300,000,000 of 9% Debentures due September 1, 2008; $100,000,000 of
  8 5/8% Notes due August 15, 2003; $200,000,000 of 8 1/2% Notes due
  September 15, 2001; and $275,000,000 of 8 7/8% Debentures due September 15, 2005 (collectively, the "Non-Callable Notes and Debentures"); and

    (ii) the Prudential Notes; $300,000,000 of 11% Debentures due June 1, 2007; $100,000,000 of 10 5/8% Notes due June 15, 2002; $525,000,000 of 9
  1/2% Debentures due August 1, 2013 and $100,000,000 of floating rate Debentures (the "Floating Rate Debentures") which currently bear interest at a rate per annum equal to three-month LIBOR, adjusted quarterly, plus 300 basis points (collectively, the "Callable Notes and Debentures").

  The Non-Callable Notes and Debentures are not redeemable at the option of Continental prior to their maturity. At any time after June 1, 1999 for the 11% Debentures, June 15, 1997 for the 10 5/8% Notes, and August 1, 2005 for the 9 1/2% Debentures, Continental may prepay all or any part of each such class of securities at a premium (which differs for each class and which decreases on an annual basis after the date on which a particular class becomes callable). The Prudential Notes and the Floating Rate Debentures may be prepaid at the option of Continental at any time, in whole or in part, at a premium.

  The holders of each class of the Notes and Debentures are entitled to demand prepayment of such securities, plus a premium (which differs for each class and which decreases on an annual basis), if Continental, under certain defined circumstances, proposes to (a) incur additional indebtedness or (b) repurchase shares of its Continental Common Stock which are subject to the 1998-1999 Share Repurchase Program. Such holders (other than holders of the Floating Rate Debentures) are also entitled to demand prepayment, without a premium, if Continental, in certain circumstances, proposes to redeem shares of its Continental Series A Preferred Stock in connection with a change of control of Continental. (See "Description of Continental Capital Stock".)

  Continental is required to prepay the principal amount of the Prudential Notes on a semi-annual amortization schedule with a final principal repayment of $17,500,000 due on July 1, 1999. Continental's

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


obligations under the Prudential Notes are guaranteed by substantially all of the Restricted Subsidiaries. As of March 31, 1995, $138,250,000 in aggregate principal amount of the Prudential Notes was outstanding.

  The Floating Rate Debentures are subject to mandatory prepayments at the election of the holders if, under certain circumstances, Amos B. Hostetter, Jr. and certain of his permitted transferees fail to own, directly or indirectly, at least 30% of Continental Common Stock. Upon a Change of Control Event, each holder of the Floating Rate Debentures has the right to tender all, but not less than all, of such holder's Floating Rate Debentures to Continental for redemption at the principal amount thereof, plus (i) accrued interest and (ii) certain other amounts relating to breakage costs and certain taxes. Continental is required to give notice of the Change of Control Event and the right of the holders to have their Floating Rate Debentures redeemed within 10 days of the occurrence thereof by publishing a notice in certain specified newspapers to that effect, which notice must include the date on which payment will be made by Continental in respect of all Floating Rate Debentures tendered for redemption (which must be at least 31 and no more than 60 days after the date of Continental's notice). Any holder of Floating Rate Debentures who elects to have its Floating Rate Debentures redeemed as a result of the Change of Control Event must give notice to such effect to Continental within 30 days after Continental's notice.

  The indentures for the Notes and Debentures contain customary financial and other covenants, as well as a restriction against the redemption or repurchase of, or the payment of cash dividends on, the capital stock of Continental similar to those contained in the 1994 Credit Facility, as described above.

  1995 CREDIT FACILITY. Continental is currently negotiating the 1995 Credit Facility on behalf of certain of its subsidiaries. It is anticipated that the 1995 Credit Facility will provide such subsidiaries, which will include Colony after the Effective Time (collectively, the "Borrowers"), with maximum credit availability of $1,200,000,000. As of May 31, 1995, financial institutions had committed an aggregate of $950,000,000 to the 1995 Credit Facility. The following discussion summarizes certain material terms of the 1995 Credit Facility, which will generally contain terms and conditions similar to those contained in the 1994 Credit Facility. Neither Continental nor any other member of the Restricted Group will have any obligations in respect of the 1995 Credit Facility.

  Proceeds of advances under the 1995 Credit Facility will be used to fund (1) the $755,000,000 of the New Cable Indebtedness to be incurred by Providence Journal prior to the Reorganization as described below (see "Pre-Merger Transactions--New Cable Indebtedness"), (2) approximately $245,000,000 of cable system acquisitions in Michigan (see "Description of Continental--Domestic Acquisitions"), and (3) general corporate purposes of the Borrowers and their subsidiaries (collectively, the "New Borrowing Group"), which will include capital expenditures of the PJC Cable Business after the Effective Time and of the Michigan cable systems after they are acquired. Each Borrower will guarantee each other Borrower's obligations under the 1995 Credit Facility and all wholly owned subsidiaries of the Borrowers will also guarantee such obligations. Immediately prior to the Closing, a subsidiary of Continental organized for purposes of borrowing funds under the 1995 Credit Facility in connection with the Merger will borrow approximately $755,000,000 under the 1995 Credit Facility and will immediately loan such funds to Providence Journal and/or one of the PJC Cable Subsidiaries. After consummation of the Merger, it is anticipated that such subsidiary will merge into Colony, whereby Colony will become a Borrower under the 1995 Credit Facility.

  Borrowings under the 1995 Credit Facility will be available to the Borrowers on a revolving basis. Credit availability will decrease on a schedule commencing December 31, 1998 with annual reductions each December 31 thereafter, and a final maturity of September 30, 2004. Credit availability will also be reduced by up to $290,000,000 if the Michigan cable system acquisitions are not consummated.

  As with the 1994 Credit Facility, the 1995 Credit Facility will permit the Borrowers to elect interest rates from time to time, as to all or a portion of the borrowings made thereunder, which rates will be composed of the reference rate and the "spread" over such reference rate. The reference rate will be, subject to certain exceptions, based on the "base" rate of the agent, as from time to time in effect, or may be fixed for periods of up to 60 months for each fixing by reference to Eurodollar rates. The "spread" over the reference rate will be determined by the ratio of the combined total debt of the New Borrowing Group, minus cash and certain cash equivalents of the New Borrowing Group ("Combined Total Debt"), to annualized

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


combined operating income of the New Borrowing Group, before depreciation, amortization, non-cash regulatory reserves and non-operating expenses, interest and income taxes of the New Borrowing Group ("Combined Operating Income").

  As with the 1994 Credit Facility, the Borrowers will be required to maintain a minimum of 50% of Combined Total Debt at fixed interest rates when the ratio of Combined Total Debt to EBITDA exceeds certain levels. The Borrowers will use interest rate protection products consistent with Continental's existing policy to hedge their interest rate risk and to comply with such covenant.

  In addition to customary financial covenants similar to those found in the 1994 Credit Facility, the 1995 Credit Facility will prohibit the New Borrowing Group from purchasing or redeeming, or paying cash dividends on, its capital stock (other than the purchase of minority interests in any member of the New Borrowing Group and dividends paid to another member of the New Borrowing Group that is a guarantor under the 1995 Credit Facility) when the New Borrowing Group's ratio of Combined Total Debt to Combined Operating Income exceeds 5.0 to 1. The 1995 Credit Facility will not impose any restrictions (other than that no default exists) on any such dividend, purchase or redemption at any time when the New Borrowing Group's ratio of Combined Total Debt to Combined Operating Income is less than 5.0 to 1; provided, however, that the Borrowers will be required to permanently reduce the 1995 Credit Facility in an amount equal to the amount of any cash dividends or stock repurchases or redemptions made by the Borrowers.

  Prepayments of outstanding borrowings under the 1995 Credit Facility will be required out of a portion of the proceeds of certain sales of New Borrowing Group assets.

  In addition to customary events of default, it will be an event of default under the 1995 Credit Facility (1) if Continental fails to own directly or indirectly at least eighty percent of the combined voting power of the Borrowers and (2) if the Management Group fails to own at least 25% of the voting power of Continental's capital stock; provided that such percentage may fall below 25% after an offering and sale of capital stock of Continental so long as the Management Group maintains a block of voting power larger than any block of voting power held by any other person, together with such person's affiliates and any members of a group with such person.

  The closing under the 1995 Credit Facility will be subject to usual and customary conditions for credit facilities of such size. In addition, such closing will be conditioned upon a contemporaneous closing of the Merger. As the 1995 Credit Facility has not been executed, there can be no assurances as to the final terms and conditions thereof.

   COMPARISON OF RIGHTS OF STOCKHOLDERS OF PROVIDENCE JOURNAL AND CONTINENTAL

  Continental and Providence Journal are incorporated in Delaware and Rhode Island, respectively. Stockholders of Providence Journal, whose rights as stockholders are currently governed by Rhode Island Law, the Providence Journal Charter, and the Providence Journal By-Laws, upon consummation of the Plan of Reorganization and the Merger will (in addition to being stockholders of New Providence Journal), automatically become stockholders of Continental, holding shares of Continental Class A Common Stock and Continental Series B Preferred Stock, and, as stockholders of Continental, their rights will be governed by the DGCL, the Continental Restated Certificate and the Continental By-Laws. Although it is impractical to note all of the differences, the following is a summary of certain material differences between the rights of holders of Providence Journal Class A Common Stock and Providence Journal Class B Common Stock on the one hand and those of holders of Continental Class A Common Stock and Continental Series B Preferred Stock on the other. The following does not purport to be a complete description of the differences between the rights of Continental and Providence Journal stockholders. Such differences may be determined in full by reference to the RIBCA, the DGCL, the Continental Restated Certificate, the Providence Journal Charter, the respective Continental and Providence Journal By-Laws and the Rights Agreement.

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

RIGHTS TO PURCHASE OR REDEEM SHARES

  PROVIDENCE JOURNAL. The Providence Journal Charter contains a provision granting Providence Journal the right to purchase any shares offered by the holder of such shares for sale to a third party at the lowest price at which the holder is willing to sell such shares.

  CONTINENTAL. The Continental Restated Certificate does not contain a similar provision granting a right of first refusal with respect to third party purchases of shares of its capital stock. However, the Continental Restated Certificate includes provisions designed to ensure that the ownership or purchase of shares of Continental's capital stock will not result in a violation of laws or regulations. Specifically, Continental may redeem shares to the extent necessary to prevent the loss or secure the reinstatement of any license or franchise from any governmental authority at a price equal to the lesser of (a) fair market value or (b) if the shares were purchased within one year of the redemption date, the price paid for such shares.

REQUIRED VOTE FOR CERTAIN BUSINESS COMBINATIONS

  Both the RIBCA and the DGCL generally require approval of a merger, consolidation, dissolution or sale of all or substantially all of a corporation's assets by the affirmative vote of the holders of a majority of the outstanding shares of stock of the corporation entitled to vote thereon. In certain instances, a charter may require super-majority stockholder approval of a transaction if it is a "Business Combination" as described below. In addition, under Rhode Island Law, if any class of stock is entitled to vote separately, approval of the plan of merger or consolidation, dissolution or sale of all or substantially all assets also requires the affirmative vote of the holders of a majority of the shares of each class of stock entitled to vote as a class thereon. The DGCL, absent a charter provision to the contrary, does not require such a class vote.

  PROVIDENCE JOURNAL. Rhode Island Law provides that, unless the corporate charter provides otherwise, the vote of the stockholders of a surviving corporation is not required to approve a merger if (a) the plan of merger does not amend the corporation's charter and (b) the number of shares of common stock to be issued or transferred in the merger, plus the number of shares of common stock into which any other securities to be issued in the merger are convertible within one year, does not exceed one-third of the total combined voting power of all classes of stock then entitled to vote for the election of directors which would be outstanding immediately after the merger.

  The Providence Journal Charter provides that with regard to: (a) the sale, lease, exchange, transfer, or other disposition by Providence Journal or any of its subsidiaries of all or substantially all of its assets to or with any person participating in the Business Combination, as defined in the Business Combination Act of 1990 (Section 7-5.2-1 et seq.); (b) any merger or consolidation of Providence Journal or any of its subsidiaries into or with a corporation, irrespective of which corporation is the surviving corporation in such merger or consolidation; or (c) any reclassification of securities, recapitalization, or other transaction which has the effect, directly or indirectly, of any partial or complete liquidation or spin-off of Providence Journal (each of clauses (a) through (c) is hereinafter referred to as a "Providence Journal Business Combination"), such Providence Journal Business Combination must either (x) receive the approval by affirmative vote of not less than two-thirds of the whole Board of Directors of Providence Journal plus any affirmative vote of stockholders required under Rhode Island Law; or (y) receive the prior approval of 80% or more of the outstanding capital stock of Providence Journal entitled to vote thereon and must satisfy certain enumerated qualification tests relating to the adequacy of price and procedure including solicitation of stockholder approval of the Providence Journal Business Combination pursuant to a proxy statement that must include any recommendations of the Providence Journal Board and any fairness opinion (or lack of fairness) from a selected investment banking firm. The Providence Journal Charter adopts the provisions set forth in the Business Combination Act of 1990 (Section 7-5.2-1 et seq.). (See "State Anti-Takeover Statutes".) The Merger would constitute a Providence Journal Business Combination, and accordingly, the voting requirements set forth above must be satisfied.

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


  CONTINENTAL. Pursuant to the DGCL, unless the corporate charter provides otherwise, no vote of the stockholders of a surviving corporation is required to approve a merger if (a) the agreement of merger does not amend in any respect the surviving corporation's charter; (b) each share of the corporation's stock outstanding immediately prior to the effective date of the merger is to remain outstanding; and (c) the number of shares of the surviving corporation's common stock (including shares issuable upon conversion of any convertible securities) to be issued or delivered under the plan of merger does not exceed 20% of the surviving corporation's common stock outstanding immediately prior to the effective date of the merger. For transactions falling outside the enumerated exceptions, majority stockholder approval is required. The Merger must be approved by the affirmative vote of a majority of the outstanding shares of Continental Voting Stock.

  The DGCL sets forth specific requirements for certain business combinations. (See "Description of Continental Capital Stock--DGCL and Certain Provisions of the Continental Restated Certificate and the Continental By-Laws--Anti-Takeover Statute".)

CHARTER AMENDMENTS

  GENERAL LAW. To authorize an amendment to the corporate charter, both Delaware and Rhode Island Law generally require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon. Both Delaware and Rhode Island Law provide for any class or series of stock to vote as a class for the proposed amendment if the amendment would increase or decrease the number of authorized shares or change the number or par value of the aggregate authorized shares of a class or series, unless the charter provides otherwise. The DGCL also provides for class voting if the amendment would alter or modify the powers, preferences or special rights of the shares of such class to affect such class adversely. Rhode Island Law similarly requires separate class voting if the amendment would, among other things, change the designations, preferences, limitations, or relative rights of the class, effect an exchange, or create a right of exchange of all or any part of the shares of another class into shares of the class, or create a new class of shares having rights and preferences prior and superior to the shares of the class.

  PROVIDENCE JOURNAL. The Providence Journal Charter provides that any amendment, alteration, change, repeal or adoption of the provisions of the Providence Journal Charter relating to election and service of Directors, liability of Directors, Providence Journal Business Combinations, and Providence Journal's right of first refusal requires either the affirmative vote of 80% of the outstanding capital stock entitled to vote thereon, or the approval by a two-thirds vote of the Providence Journal Board and any stockholder vote required by law.

  CONTINENTAL. Under the Continental Restated Certificate, the approval of 66 2/3% of the votes entitled to be cast by the holders of Continental Voting Stock is required for the amendment of certain provisions of the Continental Restated Certificate. A separate majority vote of the Continental Series A Preferred Stock is also required as to certain amendments affecting the Continental Preferred Stock. The Continental Restated Certificate overrides certain separate class votes of the Continental Class A Common Stock and Class B Common Stock that would otherwise be required under the DGCL. (See "Description of Continental Capital Stock--Continental Common Stock--Voting Rights" and "DGCL and Certain Provisions of the Continental Restated Certificate and the Continental By-Laws--Amendment of Certain Provisions of the Continental Restated Certificate and the Continental By-Laws".)

BY-LAW AMENDMENTS

  GENERAL LAW. The RIBCA generally, and the DGCL if so provided in the charter, provides that the by-laws of a corporation may be amended by the vote of a majority of the Board of Directors. The DGCL similarly permits the Board to amend a corporation's certificate of incorporation if so provided. The Board of Directors' authority to adopt, amend or repeal the by-laws of a corporation does not divest or limit the power of stockholders to adopt, amend or repeal by-laws. Any amendment by the Board of Directors to the by-laws may be subsequently changed by the affirmative vote of holders of a majority of the shares entitled to vote thereon.

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

  PROVIDENCE JOURNAL. The Providence Journal By-Laws generally provide that the affirmative vote of a majority of shares entitled to vote or an affirmative vote of a majority of the Providence Journal Board may alter, amend or repeal provisions of the Providence Journal By-Laws. However, the Providence Journal By-Law provisions relating to the number, election, classes, or removal and replacement, and indemnification of Directors may only be amended, altered or repealed by either (a) an affirmative vote of 80% of the holders of the outstanding shares of capital stock entitled to vote thereon or (b) the affirmative vote of two-thirds of the whole Providence Journal Board and majority stockholder approval.

  CONTINENTAL. The Continental Restated Certificate provides that the Continental By-Laws may only be amended by a majority vote of the entire Continental Board or by the approval of 66 2/3% of the votes entitled to be cast by the holders of Continental Voting Stock.

VOTING RIGHTS

  PROVIDENCE JOURNAL. Holders of Providence Journal Class A Common Stock are entitled to one vote per share, and holders of Providence Journal Class B Common Stock are entitled to four votes per share. Holders of Providence Journal Class A Common Stock and Providence Journal Class B Common Stock vote together as a single class, except as otherwise required by Rhode Island Law. Any proposed increase in the number of authorized shares of Providence Journal Class A Common Stock or Providence Journal Class B Common Stock requires the approval of a majority of the then outstanding shares of Providence Journal Class A Common Stock and Providence Journal Class B Common Stock, voting together as a single class.

  CONTINENTAL. Holders of Continental Class A Common Stock are entitled to one vote per share, and holders of Continental Class B Common Stock are entitled to ten votes per share. Holders of Continental Class A Common Stock and Continental Class B Common Stock vote together as a single class, except as otherwise required by the DGCL. Each share of Continental Series A Preferred Stock entitles the holder to vote on all matters voted on by the holders of Continental Common Stock into which such Continental Series A Preferred Stock is convertible. The Continental Series A Preferred Stock is convertible into either Continental Class A Common Stock or Continental Class B Common Stock and has certain class voting rights. (See "Description of Continental Capital Stock--Continental Series A Preferred Stock--Voting Rights" and "Board Representation".) The holders of the Continental Series B Preferred Stock, when it is issued in connection with the Merger, will have one vote per share and will vote together with the Continental Common Stock and the Continental Series A Preferred Stock on all matters except that such holders will not be entitled to vote on any increase or decrease in the number of authorized shares of any class or classes of Continental capital stock. BOTH THE HOLDERS OF PROVIDENCE JOURNAL CLASS A COMMON STOCK AND PROVIDENCE JOURNAL CLASS B COMMON STOCK WILL RECEIVE THE SAME CONSIDERATION PURSUANT TO THE MERGER FROM CONTINENTAL, THEREFORE THE CURRENT DISPARATE VOTING RIGHTS OF SUCH HOLDERS WILL NOT BE PRESERVED UPON RECEIPT OF THE CONTINENTAL MERGER STOCK.

RIGHTS AGREEMENT

  PROVIDENCE JOURNAL. Pursuant to the Providence Journal Charter, approximately 75% of the shares of each of Providence Journal Class A Common Stock and Providence Journal Class B Common Stock are set aside for issuance under the Rights Agreement. FOR A DESCRIPTION OF TERMS OF THE PROVIDENCE JOURNAL RIGHTS AGREEMENT SEE "DESCRIPTION OF NEW PROVIDENCE JOURNAL COMMON STOCK--NPJ RIGHTS AGREEMENT" WHICH IS IDENTICAL IN SUBSTANCE TO THE RIGHTS AGREEMENT.

  CONTINENTAL. Continental does not have a Rights Agreement or any similar arrangement.

PREEMPTIVE RIGHTS

  PROVIDENCE JOURNAL. The Providence Journal Charter grants stockholders preemptive rights to acquire authorized but unissued shares to the extent permitted by Rhode Island Law. Such preemptive rights do not

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

extend to (a) the acquisition of treasury shares upon reissuance; (b) any right to acquire Providence Journal Class A Common Stock issued upon conversion of Providence Journal Class B Common Stock; or (c) any rights inconsistent with the Rights Agreement.

  CONTINENTAL. The Continental Restated Certificate contains no provision relating to preemptive rights.

TRANSFERABILITY OF SHARES

  PROVIDENCE JOURNAL. The Providence Journal Charter prohibits transfer of shares of Providence Journal Class B Common Stock except to permitted transferees (as such term is defined in the Providence Journal Charter), which generally includes the spouse, parent and children of the transferor, as well as trusts for the benefit of and corporations owned by such family members of the transferor.

  CONTINENTAL. Although the Continental Restated Certificate similarly restricts transfer of Continental Class B Common Stock, no such restrictions are imposed on shares of Continental Class A Common Stock or Continental Series B Preferred Stock, which will be acquired in the Merger by Providence Journal stockholders.

SPECIAL MEETINGS

  PROVIDENCE JOURNAL. Rhode Island Law permits a special meeting of stockholders to be called by the President, the Board of Directors, or by the holders of 10% or more of the shares entitled to vote at such meeting, or such other officers or persons specified by the charter or by-laws. The Providence Journal By-Laws permit a special meeting of the stockholders to be called at any time for any purpose by the Chairman of the Board, the President, the Providence Journal Board, or by a stockholder or stockholders holding of record at least 20% of the voting power of the outstanding shares of Providence Journal entitled to vote at such meeting.

  CONTINENTAL. Under the DGCL, a special meeting of stockholders may be called by the Board of Directors or such other persons as are authorized by the certificate of incorporation or by-laws. The Continental By-Laws provide special meetings may be called for any purpose, unless otherwise prescribed by law, by the Chairman, or Vice Chairman of the Continental Board, or by a majority of the Continental Board then in office, and shall be called by the President or Secretary at the written request of the stockholders holding of record a majority of the shares of stock of Continental issued and outstanding and entitled to vote. Additionally, the Series A Certificate of Designation provides that the Chairman shall call a special meeting upon receipt of the written request of the holders of record of 20% of the voting power represented by the outstanding shares of Continental Series A Preferred Stock, if the holders of the Continental Series A Preferred Stock are entitled to vote separately as a single class for Directors upon Default, or the holders of record of 20% of the voting power represented by the outstanding shares of Continental Series A Preferred Stock and any series of preferred stock with rights on parity with the Continental Series A Preferred Stock or Continental Series B Preferred Stock, if Continental is in default under the terms of such stock.

CORPORATE ACTION WITHOUT A MEETING

  PROVIDENCE JOURNAL. Except for corporate action relating to a merger or consolidation, acquisition or disposition, Rhode Island Law permits corporate action without a meeting if the charter or by-laws of a corporation authorizes such action, and the stockholders consenting to such action would be entitled to vote thereon and comprise at least the minimum number of votes which would be required to take such action. Rhode Island Law further provides that corporate action relating to a merger, consolidation, acquisition or disposition may be taken without a meeting if all stockholders entitled to vote thereon consent in writing. The Providence Journal By-Laws authorize corporate action without a meeting by unanimous written consent, or by less than unanimous consent to the extent permitted by Rhode Island Law and the Providence Journal Charter.

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

  CONTINENTAL. The DGCL permits corporate action without a stockholder's meeting, without prior notice and without a vote of stockholders upon receipt of the written consent of that number of shares that would be necessary to authorize the proposed corporate action at a meeting at which all shares entitled to vote thereon were present and voting, unless the charter expressly provides otherwise. Prompt notice of the taking of action without a meeting by less than unanimous written consent must be given to all stockholders who have not consented in writing. The Continental By-Laws permit corporate action without a meeting of the stockholders in accordance with the parameters set forth in the DGCL.

DIVIDENDS

  PROVIDENCE JOURNAL. Under Rhode Island Law, the Board of Directors has the power to declare and pay dividends in cash, property or securities of the corporation unless (a) such corporation is or would be thereby made insolvent or (b) the declaration or payment of such dividends would be contrary to any restrictions contained in the charter. Rhode Island Law further provides that no distribution may be made (i) if the corporation would become unable to pay its debts as they become due in the usual course of business or (ii) the corporation's total assets would be less than the sum of its liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose rights are superior to those receiving the distribution. The Providence Journal Charter provides for the ratable payment of dividends to holders of shares of Providence Journal Class A Common Stock and Providence Journal Class B Common Stock in accordance with Rhode Island Law.

  CONTINENTAL. Under the DGCL, the directors of a corporation are generally permitted to declare and pay dividends out of surplus or out of net profits for the current and/or preceding fiscal year, provided that such dividends will not reduce capital below the amount of capital represented by all classes of issued and outstanding stock having a preference upon the distribution of assets. Also under the DGCL, a corporation may generally redeem or purchase shares of its stock if such redemption or purchase will not impair the capital of the corporation. Pursuant to the Continental Restated Certificate, the holders of shares of Continental Class A Common Stock and Continental Class B Common Stock share ratably in dividends, but the right of holders of either Continental Class A Common Stock or Continental Class B Common Stock to receive dividends is subject to the rights of the Continental Series A Preferred Stock (and, after the Merger, the rights of the Continental Series B Preferred Stock).

LIQUIDATION

  GENERAL LAW. Pursuant to both Rhode Island Law and the DGCL, upon the winding up, dissolution or liquidation of a corporation, the stockholders of such corporation are entitled to share in any of the assets distributable to the holders of the respective corporation's stock upon such liquidation, dissolution or winding up in accordance with their respective rights and interests.

  PROVIDENCE JOURNAL. The Providence Journal Charter provides for the ratable distribution to holders of Providence Journal Class A Common Stock and Providence Journal Class B Common Stock in the event of any liquidation, dissolution or winding up. The Plan of Reorganization, however, provides for a non-ratable distribution in connection with the Reorganization (one step of which is the dissolution of Providence Journal). The approval of the Plan of Reorganization by the stockholders of Providence Journal will have the same effect as an amendment of the Providence Journal Charter by providing that each stockholder of Providence Journal Class A Common Stock will receive, in the Reorganization, one share of Restructured PJC Class A Common Stock in exchange for and in redemption of each share of Providence Journal Class A Common Stock held and one share of Restructured PJC Class B Common Stock in exchange for and in redemption of each share of Providence Journal Class B Common Stock held.

  CONTINENTAL. Similarly, the Continental Restated Certificate provides for the ratable distribution to holders of Continental Class A Common Stock and Continental Class B Common Stock in the event of a

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

liquidation, dissolution or winding up. However, the rights of holders of Continental Class A Common Stock and Continental Class B Common Stock (or any other capital stock, if issued, ranking junior to Continental Series A Preferred Stock) are subject to the preferential rights of the holders of Continental Series A Preferred Stock (and, after the Merger, the Continental Series B Preferred Stock).

APPRAISAL OR DISSENTERS' RIGHTS

  PROVIDENCE JOURNAL. Under Rhode Island Law, dissenters' rights are available only in connection with (a) a plan of merger or consolidation (unless the corporation is the surviving corporation and stockholder approval is not required); (b) acquisitions that require stockholder approval; and (c) sales or exchanges of all or substantially all of the property and assets of a corporation in a transaction requiring stockholder approval. In addition, unless otherwise provided in the articles of incorporation, no dissenters' rights are available to holders of shares of any class of stock which, as of the date fixed to determine the stockholders entitled to receive notice of the proposed transaction, is either (i) listed on a national securities exchange or included as national market securities on NASDAQ or any successor system or
(ii) held of record by 2,000 or more stockholders. There are no provisions in the Providence Journal Charter relating to dissenters' rights. Pursuant to Rhode Island Law, the stockholders of Providence Journal will have dissenters' rights in connection with the Merger. (See "Rights of Dissenting Stockholders-- Providence Journal".)

  CONTINENTAL. Under the DGCL, appraisal rights are available in connection with a statutory merger or consolidation in certain specified situations. Appraisal rights are not available when a corporation is to be a surviving corporation, and no vote of its stockholders is required to approve the merger. In addition, unless otherwise provided in the charter, no appraisal rights are available to holders of shares of any class of stock which, as of the record date, is either: (a) listed on a national securities exchange or designated as a national market system security and quoted on NASDAQ or (b) held of record by more than 2,000 stockholders, unless such stockholders are required by the terms of the merger to accept anything other than: (i) shares of stock of the surviving corporation; (ii) shares of stock of another corporation which are or will be so listed on a national securities exchange or designated as a national market system security and quoted on NASDAQ or held of record by more than 2,000 stockholders; (iii) cash in lieu of fractional shares of such stock; or
(iv) any combination thereof. The Continental Restated Certificate has no provision relating to appraisal rights. (See "Rights of Dissenting Stockholders--Continental".)

PROVISIONS RELATING TO DIRECTORS AND OFFICERS

  GENERAL LAW. Under both Rhode Island Law and Delaware Law, a corporation must have a Board of Directors consisting of at least one director. Under Rhode Island Law and the DGCL, a corporation's charter may (i) confer upon holders of any class or series of stock the right to elect one or more directors to serve for such term and to have such voting powers as may be specified therein, (ii) permit classification of the Board of Directors, and (iii) permit cumulative voting for the election of directors.

  PROVIDENCE JOURNAL. The Providence Journal Charter provides for a Board of Directors consisting of no fewer than nine and no more than 15 Directors. The exact number of Directors is to be determined from time to time by an affirmative vote of a majority of the whole Board of Directors. Currently, the Providence Journal Board consists of 12 members and is divided into three equal classes with staggered terms. Any vacancies on the Providence Journal Board, however caused, shall be filled solely by a majority vote of the Directors then in office, whether or not a quorum, and any Director so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which the Director has been chosen expires. The Providence Journal Charter does not provide for cumulative voting or class voting for election of Directors.

  CONTINENTAL. The Continental Restated Certificate provides that the number of Directors is determined by the Continental Board (exclusive of Directors to be elected, if any, by holders of shares of Continental Series A Preferred Stock). (See "Voting Rights--Continental".) Currently, the Continental Board consists of

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nine members and is divided into three classes with staggered terms. Any vacancy on the Continental Board shall be filled by a majority of the remaining Directors or by a sole remaining Director, and if no Directors remain, then by the stockholders. The Continental Restated Certificate does not provide for cumulative voting. The Continental Restated Certificate permits class voting only with respect to holders of shares of Continental Series A Preferred Stock in the event of certain dividend arrearages, breaches of specific obligations owed to such holders or with respect to any proposed action which would result in a modification of their rights as holders of Continental Series A Preferred Stock. (See "Description of Continental Capital Stock--Continental Series A Preferred Stock--Board Representation".)

STOCKHOLDER NOMINATIONS AND RIGHTS OF PREFERRED STOCKHOLDERS TO ELECT
DIRECTORS

  PROVIDENCE JOURNAL. Neither the Providence Journal Charter nor the Providence Journal By-Laws sets forth the procedure for nominating individuals for election to the Providence Journal Board.

  CONTINENTAL. The Continental By-Laws require nominations of persons for election to the Continental Board to be made at a meeting of stockholders by or at the direction of the Continental Board, by any nominating committee or person appointed by the Continental Board or by any stockholder of Continental entitled to vote for the election of Directors at the meeting. However, in the event any holder of Continental Series A Preferred Stock is entitled to elect Directors at the annual meeting, the number of Directors of Continental shall be increased as required under the Preferred Stock Purchase Agreement. (See "Description of Continental Capital Stock--Continental Series A Preferred Stock--Voting Rights" and "Board Representation".)

REMOVAL

  PROVIDENCE JOURNAL. Under Rhode Island Law, a director may be removed by the stockholders without cause, if the charter or by-laws so provide. The Providence Journal Charter provides that any director or the entire Providence Journal Board may be removed at any time, but only for cause and only by the affirmative vote of (a) the holders of 80% of the outstanding shares of capital stock entitled to vote in the election of directors; or (b) the holders of a majority of outstanding shares and upon the recommendation of not less than two-thirds of the whole Providence Journal Board.

  CONTINENTAL. Under the DGCL, any director or the entire Board of Directors of a corporation may be removed, with or without cause, by the holders of a majority of the shares then entitled to elect Directors. In the case of a corporation whose Board of Directors is classified, stockholders may effect such removal only for cause unless the charter provides otherwise. The Continental Restated Certificate does not contain any provision setting forth an alternative standard for removal of directors. (See "Description of Continental Capital Stock--DGCL and Certain Provisions of the Continental Restated Certificate and the Continental By-Laws".)

DERIVATIVE SUITS

  Under both Rhode Island Law and the DGCL, stockholders may bring suit on behalf of the corporation to enforce the rights of a corporation. Under both Rhode Island Law and the DGCL, a person may institute and maintain a suit only if such person was a stockholder at the time of the transaction which is the subject of the suit.

  RHODE ISLAND LAW. Under Rhode Island Law, upon final judgment and a finding that the commencement of a derivative action by a stockholder was without reasonable cause, a court may require the plaintiff(s) to pay to the parties named as defendant(s) the reasonable expenses including legal fees incurred by them in defense of such action.

  DGCL. Additionally, under the DGCL, the plaintiff generally must be a stockholder not only at the time of the transaction which is the subject of the suit, but also through the duration of the derivative suit.

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The DGCL also requires that the derivative plaintiff make demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile.

CONFLICT OF INTEREST TRANSACTIONS

  Both Rhode Island Law and the DGCL provide that contracts or other transactions between a corporation and one or more or its directors or officers or between a corporation and any other corporation or other entity with respect to which any of the corporation's directors or officers are directors, officers or financially interested persons, are permitted if: (a) the material facts as to the contract or transaction and the director's relationship or interest are disclosed to the Board of Directors or committee thereof, and the Board of Directors or committee authorizes the contract in good faith by the affirmative vote of a majority of disinterested directors (even though less than a quorum);
(b) if the material facts as to the contract or transaction and the director's relationship or interest are disclosed to the stockholders entitled to vote thereon and it is approved in good faith by vote of the stockholders; or (c) if the contract or transaction is fair and reasonable as to the corporation as of the time it is approved by the Board of Directors, a committee, or the stockholders. Neither the Providence Journal Charter nor Providence Journal By-Laws nor the Continental Restated Certificate or Continental By-Laws contain additional provisions governing transactions involving interested directors.

STATE ANTI-TAKEOVER STATUTES

  PROVIDENCE JOURNAL. Pursuant Sections 7-5.2-1 et seq. of the RIBCA, a corporation shall not engage in any business combination with an interested stockholder (generally defined as the beneficial owner of 10% or more of the corporation's outstanding voting stock or an affiliate of the corporation who within five years prior to the date in question was the beneficial owner of 10% or more of the corporation's outstanding voting stock) for a period of five years following the date the stockholder became an interested stockholder unless (a) the Board of Directors of the corporation approved the business combination or transaction prior to the date the stockholder became an interested stockholder; (b) holders of two-thirds of the outstanding voting stock, excluding any stock owned by the interested stockholder or any affiliate or associate of the interested stockholder, have approved the business combination at a meeting called for such purpose no earlier than five years after the interested stockholder's stock acquisition date; or (c) the business combination meets each of the following conditions: (i) the nature, form and adequacy of the consideration to be received by the corporation's stockholders in the business combination transaction satisfies certain specific enumerated criteria; (ii) the holders of all the outstanding shares of stock of the corporation not beneficially owned by the interested stockholder are entitled to receive the specified consideration in the business combination transaction; and (iii) the interested stockholder shall not acquire additional shares of voting stock of the corporation except in certain specifically identified transactions.

  The restrictions prescribed by the statute will not be applicable to any business combination (a) involving a corporation that does not have a class of voting stock registered under the Exchange Act unless the charter provides otherwise; (b) involving a corporation which did not have a class of voting stock registered under the Exchange Act at the time the corporation's charter was amended to provide that the corporation shall be subject to the statutory restriction provisions and the interested stockholder's stock acquisition date is prior to the effective date of the charter amendment; (c) involving a corporation whose original charter contains a provision expressly electing not to be subject to the statutory restrictions or which adopted an amendment expressly electing not to be subject to the statutory restrictions either to its by-laws prior to March 31, 1991 or to its charter if such charter amendment is approved by the affirmative vote of holders, other than the interested stockholders, and their affiliates and associates, of two-thirds of the outstanding voting stock, excluding the voting stock of the interested stockholders; provided, that the amendment to the charter shall not be effective until 12 months after the vote of the stockholders and shall not apply to any business combination of the corporation with an interested stockholder whose stock acquisition date is on or prior to the effective date of the amendment; or (d) involving a corporation with an interested stockholder who became

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

an interested stockholder inadvertently, if the interested stockholder divests itself of such number of shares so that it is no longer the beneficial owner of 10% of the outstanding voting stock and, but for such inadvertent ownership, was not an interested stockholder within the five-year period preceding the announcement of the business combination. The Providence Journal Charter explicitly adopts the terms of this Rhode Island statute. For specific voting requirements applicable to the Merger, see "Required Vote For Certain Business Combinations".

  CONTINENTAL. (For a discussion of Section 203 of the DGCL, see "Description of Continental Capital Stock--DGCL and Certain Provisions of the Continental Restated Certificate and the Continental By-Laws--Anti-Takeover Statute".) Although Continental is not presently subject to the restrictions prescribed by the statute, it will be so following the consummation of the Merger.

                           LEGISLATION AND REGULATION

  The cable television industry is regulated by the FCC, some state governments and substantially all local governments. In addition, various legislative and regulatory proposals under consideration from time to time by Congress and various federal agencies may materially affect the cable television industry. The following is a summary of federal laws and regulations affecting the growth and operation of the cable television industry and a description of certain state and local laws.

CABLE COMMUNICATIONS POLICY ACT OF 1984

  The 1984 Cable Act became effective in December 1984. This federal statute, which amended the Communications Act of 1934, creates uniform national standards and guidelines for the regulation of cable television systems. Violations by a cable television system operator of provisions of the 1984 Cable Act, as well as of FCC regulations, can subject the operator to substantial monetary penalties and other sanctions. Among other things, the 1984 Cable Act affirmed the right of franchising authorities (state or local, depending on the practice in individual states) to award one or more franchises within their jurisdictions. It also prohibited non-grandfathered cable television systems from operating without a franchise in such jurisdictions. In connection with new franchises, the 1984 Cable Act provides that in granting or renewing franchises, franchising authorities may establish requirements for cable-related facilities and equipment, but may not establish or enforce requirements for video programming or information services other than in broad categories.

CABLE TELEVISION CONSUMER PROTECTION AND COMPETITION ACT OF 1992

  OVERVIEW. In October 1992, Congress enacted the 1992 Cable Act. This legislation made significant changes to the legislative and regulatory environment in which the cable industry operates. It amended the 1984 Cable Act in many respects. The 1992 Cable Act became effective in December 1992, although certain provisions, most notably those dealing with rate regulation and retransmission consent, became effective at later dates. The legislation required the FCC to initiate a number of rule-making proceedings to implement various provisions of the statute, the majority of which, including certain of those related to rate regulation, have been completed. The 1992 Cable Act allows for a greater degree of regulation of the cable industry with respect to, among other things: (i) cable system rates for both basic and certain cable programming services; (ii) programming access and exclusivity arrangements;
(iii) access to cable channels by unaffiliated programming services; (iv) leased access terms and conditions; (v) horizontal and vertical ownership of cable systems; (vi) customer service requirements; (vii) franchise renewals;
(viii) television broadcast signal carriage and retransmission consent; (ix) technical standards; (x) customer privacy; (xi) consumer protection issues;
(xii) cable equipment compatibility; (xiii) obscene or indecent programming; and (xiv) subscription to tiers of service other than basic service as a condition of purchasing premium services. Additionally, the legislation encourages competition with existing cable television systems by: allowing municipalities to own and operate their own cable television systems without a franchise; preventing franchising authorities from granting

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

exclusive franchises or unreasonably refusing to award additional franchises covering an existing cable system's service area; and prohibiting the common ownership of cable systems and co-located MMDS or SMATV systems. The 1992 Cable Act also precludes video programmers affiliated with cable television companies from favoring cable operators over competitors and requires such programmers to sell their programming to other multi-channel video distributors.

  Various cable operators have filed actions in the United States District Court in the District of Columbia challenging the constitutionality of several sections of the 1992 Cable Act. Pursuant to special jurisdictional provisions in the 1992 Cable Act, a challenge to the must-carry provisions of the Act was heard by a three-judge panel of the district court. In April 1993, the three-judge court granted summary judgment for the government, upholding the constitutional validity of the must-carry provisions of the 1992 Cable Act. That decision was appealed directly to the United States Supreme Court. In June 1994, the United States Supreme Court remanded the case to the district court. Pending the outcome of further proceedings before the district court, the must-carry statutes and the FCC regulations remain in place.

  The cable operators' constitutional challenge to the balance of the 1992 Cable Act provisions was heard by a single judge of the district court. In September 1993, the court rendered its decision upholding the constitutionality of all but three provisions of the statute (multiple ownership limits for cable operators, advance notice of free previews for certain programming services, and channel set-asides for DBS operators). This decision has been appealed to the United States Court of Appeals for the District of Columbia Circuit. Appeals have also been filed in that court from the FCC's rate regulation rule-making decisions.

FEDERAL REGULATION

  The FCC, the principal federal regulatory agency with jurisdiction over cable television, has promulgated regulations covering such areas as the registration of cable television systems, cross-ownership between cable television systems and other communications businesses, carriage of television broadcast programming, consumer education and lockbox enforcement, origination, cablecasting and sponsorship identification, children's programming, the regulation of basic cable service rates in areas where cable television systems are not subject to effective competition, signal leakage and frequency use, technical performance, maintenance of various records, equal employment opportunity, and antenna structure notification, marking and lighting. The FCC has the authority to enforce these regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate certain transmission facilities often used in connection with cable operations. The 1992 Cable Act required the FCC to adopt additional regulations covering, among other things, cable rates, signal carriage, consumer protection and customer service, leased access, indecent programming, programmer access to cable television systems, programming agreements, technical standards, consumer electronics equipment compatibility, ownership of home wiring, program exclusivity, equal employment opportunity, and various aspects of DBS system ownership and operation. A brief summary of certain of these federal regulations as adopted to date follows.

  RATE REGULATION. The 1984 Cable Act codified existing FCC preemption of rate regulation for premium channels and optional cable programming service tiers. The 1984 Cable Act also deregulated basic cable rates for cable television systems determined by the FCC to be subject to effective competition. The 1992 Cable Act substantially changed the 1984 Cable Act and FCC rate regulation standards then in existence. The 1992 Cable Act replaced the FCC's old standard for determining effective competition, under which most cable systems were not subject to local rate regulation, with a statutory provision that results in nearly all cable television systems becoming subject to local rate regulation of basic service. Additionally, the legislation eliminates the 5% annual rate increase for basic service previously allowed by the 1984 Cable Act without local approval; requires the FCC to adopt a formula, for franchising authorities to enforce, to assure that basic cable rates are reasonable; allows the FCC to review rates for cable programming service tiers (other than per-channel or per-event services) in response to complaints filed by franchising authorities and/or cable customers; prohibits cable television systems from requiring subscribers to purchase service tiers above basic

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service in order to purchase premium services if the system is technically capable of doing so; requires the FCC to adopt regulations to establish, on the basis of actual costs, the price for installation of cable service, remote controls, converter boxes and additional outlets; and allows the FCC to impose restrictions on the retiering and rearrangement of cable services under certain limited circumstances. The FCC issued rule-making decisions designed to implement these rate regulation provisions in April 1993.

  The FCC's regulations adopted in April 1993 set standards for the regulation of basic and cable programming service tier rates. The FCC also ordered an interim 120-day freeze on these rates effective April 5, 1993, which was extended until May 15, 1994. The FCC's rules governing rates became effective for cable systems serving more than 1,000 subscribers in September 1993. The FCC had granted a temporary stay of its rate regulation rules for small systems serving 1,000 or fewer subscribers, but the stay was lifted when the FCC revised its rate regulations on February 22, 1994, to be effective on the effective date of those revised regulations, May 15, 1994.

  The April 1993 rate regulations adopted a benchmark price cap system for measuring the reasonableness of existing basic and cable programming service rates. Regulated services include: (i) the basic service tier required to be established by the 1992 Cable Act, consisting, at a minimum, of all broadcast signals carried by such system except those imported by satellite from another market (i.e., superstations) and all public, educational and governmental access programming and (ii) other cable programming (service tiers above the basic service tier, excluding per-channel and per-program programming). Alternatively, cable operators are given the opportunity to make a cost-of-service showing to justify rates above the applicable benchmarks. If a cost-of-service showing is unsuccessful, the rates for a system may be reduced below the applicable benchmark. As discussed below, the FCC has published regulations setting forth the procedures to be utilized in such a cost-of-service showing; however, the rules are not yet final. The rules regarding rate regulation also require that charges for cable-related equipment (e.g., converter boxes and remote control devices) and installation services be unbundled from the provision of cable service and based upon actual costs plus a reasonable profit and established a formula for evaluating future rate increases. Local franchising authorities (if certified by the FCC) and/or the FCC are empowered to order a reduction of existing rates. Refund liability for basic cable rates is limited to a one-year period, initially calculated from the effective date of the FCC's regulations. Refund liability for cable programming service rates is calculated from the date a complaint is filed with the FCC until the refund is implemented. A complaint alleging an unreasonable rate for a cable programming service in effect on September 1, 1993, must have been filed by February 28, 1994. After that date, a complaint regarding a rate increase for a cable programming service must be filed with the FCC within 45 days from the date that the complainant receives the bill. In general, in order to avoid refund liability, cable operators whose rates were above FCC benchmark levels were required, absent a successful cost-of-service showing, to reduce those rates to the benchmark level or by up to 10% of the rates in effect on September 30, 1992, whichever reduction was less, adjusted for inflation and channel modifications occurring subsequent to September 30, 1992. The FCC, however, reserved the right to raise or lower the benchmarks that it established. The regulations also provided that future rate increases could not exceed an inflation-indexed amount, plus increases in certain costs beyond the cable operator's control, such as taxes, franchise fees and increased programming costs that exceed the inflation index.

  On February 22, 1994, the FCC adopted a revision of its benchmark regulations effective May 15, 1994. The FCC allowed a sixty day transition period for implementing the new rates to July 15, 1994. The new benchmarks subject cable television systems to rate reductions, absent a successful cost-of-service showing, of up to 17% of the rates in effect on September 30, 1992, adjusted for inflation, channel modifications, equipment costs and certain increases in programming costs. Further rate reductions for cable systems whose rates are below the revised benchmark levels will be held in abeyance pending completion by the FCC of cable system cost studies, as will reductions that would require operators to reduce rates below benchmark levels in order to achieve a 17% rate reduction. These additional rate reductions below the new benchmarks would be required only if validated by the studies. The FCC also announced its intention to investigate cable systems whose rates are substantially above the permitted benchmark levels.

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

  Also on February 22, 1994, the FCC adopted interim rules for cost-of-service showings that establish a regulatory framework pursuant to which a cable television operator may attempt to justify rates in excess of the new benchmarks. Such justifications are based upon (i) the operator's costs in operating a cable television system (including certain operating expenses, depreciation and taxes) and (ii) a return on the investment the operator has made to provide regulated cable television services in such system (such investment being referred to as its "rate base"). The guidelines disallow from a cable operator's rate base "excess acquisition costs" beyond the original construction costs or "book value" of a cable system but include in the rate base the costs associated with certain intangibles such as franchise rights and customer lists. The uniform rate of return for regulated cable television service is 11.25%, after taxes, on a cable system's rate base. The interim guidelines originally included a "productivity offset feature" that could reduce otherwise justifiable rate increases based on a claimed increase in a cable television system's operational efficiencies. The FCC dropped this proposal in September, 1994.

  Some cable operators, relying on provisions in the 1992 Cable Act that exempt programming offered on an individual per-channel basis from rate regulation, offered a group of such per-channel (or "a la carte") offerings at a discounted package price. On February 22, 1994, the FCC adopted rules that revised its treatment of a la carte programming offerings by applying various criteria to determine whether a cable operator's a la carte packages should be subject to rate regulation. Local franchising authorities were given the authority under FCC rules, subject to review by the FCC, to determine whether an a la carte offering should be subject to rate regulation. If a cable operator is found to have bundled channels in an a la carte package to evade rate regulations, the FCC may impose forfeitures or other sanctions.

  The FCC on November 10, 1994 reversed its policy regarding rate regulation of packages of a la carte services. A la carte services that are offered in a package will now be subject to rate regulation by the FCC. In light of the uncertainty created by the various criteria that the FCC previously applied to a la carte packages, the FCC, in those cases in which it was not clear how the FCC's previous criteria should have been applied to the package at issue, and where only a "small number" of channels were moved from a previously regulated tier to the package, will allow cable operators to treat existing packages as NPTs as discussed below.

  The FCC, in addition to revising its rules governing a la carte channels, also on November 10, 1994 revised its regulations governing the manner in which cable operators may charge subscribers for new cable programming services. (These are commonly referred to as the Going Forward Rules.) The FCC instituted a three-year flat fee mark-up plan for charges relating to new channels of cable programming services in addition to the present formula for calculating the permissible rate for new services. Commencing on January 1, 1995, operators may charge for new channels of cable programming services added after May 14, 1994 at a markup of up to 20 cents per channel over actual programming costs, but may not make adjustments to monthly rates totalling more than $1.20, plus an additional 30 cents solely for programming license fees, per subscriber over the first two years of the three-year period for these new services. Cable operators may charge an additional 20 cents in the third year only for channels added in that year. Cable operators electing to use the 20 cent per channel adjustment may not take a 7.5% mark-up on programming cost increases, which is permitted under the FCC's current rate regulations. The FCC requested further comment on whether cable operators should continue to receive the 7.5% mark-up on increases in license fees on existing programming services.

  Additionally, the FCC will permit cable operators to offer NPTs at rates which they elect so long as, among other conditions, other service tiers that are subject to rate regulation are priced in conformity with applicable FCC regulations, and cable operators do not remove programming services from existing service tiers and offer them on the NPT.

  Many franchising authorities have become certified by the FCC to regulate the rates charged by Continental and Providence Journal for basic cable service and associated basic cable service equipment. In addition, a number of the Continental and Providence Journal customers have filed complaints with the FCC

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

regarding the rates charged for cable programming services. Some local franchising authority decisions have been rendered that were adverse to Continental and Providence Journal. Several of these have been appealed to the FCC, and it is likely that some refunds will be ordered in the future. Either Continental and Providence Journal revenues could be materially and adversely affected if either Continental or Providence Journal was required to reduce its rates and pay refunds, or if the ability to implement rate increases consistent with past practices were materially limited by the regulations that the FCC has adopted.

  The FCC also has publicly announced that it will consider "social contracts" as an alternative form of rate regulation for cable operators. Continental has negotiated a social contract with the FCC, which, if approved, will settle all of its pending cost-of-service rate cases and all of its benchmark cable programming service tier rate cases. Benchmark BBT cases would be resolved by Continental and local franchising authorities. (See "Description of Continental--Regulatory Response".)

  Legislation recently approved by the U.S. Senate Commerce, Science and Transportation Committee would significantly modify the rate regulation provisions of the 1992 Cable Act. Neither Continental nor Providence Journal can predict the likelihood of passage of this or other legislation that would reduce the regulatory restrictions on the ability of Continental or Providence Journal to market and price their services.

  OTHER REGULATIONS UNDER THE 1992 CABLE ACT. In addition to the foregoing rate regulations, the FCC has adopted regulations pursuant to the 1992 Cable Act which require cable systems to permit customers to purchase video programming on a per-channel or a per-event basis without the necessity of subscribing to any tier of service, other than the basic service tier, unless the cable system is technically incapable of doing so. Generally, this exemption from compliance with the statute for cable systems that do not have such technical capability is available until a cable system obtains the capability, but not later than December 2002. The FCC also has adopted a number of measures for improving compatibility between existing cable systems and consumer equipment. In conjunction therewith, the FCC rules prohibit cable operators from scrambling program signals carried on the basic tier, absent a waiver. The FCC also is proposing to extend this prohibition to cover all regulated tiers.

  The FCC also has adopted regulations in connection with its cost-of-service proceedings which govern programming charges for affiliated entities. These rules apply to systems subject to regulation under both the benchmark and cost-of-service regulations. The cost of programming to affiliated entities must be the prevailing company price, based on the sale of programming to third parties, or a price equal to the lower of the programming service's net book cost and its estimated fair market value.

  CARRIAGE OF BROADCAST TELEVISION SIGNALS. The 1992 Cable Act contains new signal carriage requirements. These new rules allow commercial television broadcast stations which are "local" to a cable system, i.e., the system is located in the station's Area of Dominant Influence, to elect every three years whether to require the cable system to negotiate for "retransmission consent" to carry the station. The first such election was made in June 1993. A recent amendment to the Copyright Act will in some cases increase the number of stations that may elect must-carry status on cable systems located within such stations' Areas of Dominant Influence. Local non-commercial television stations are given mandatory carriage rights, subject to certain exceptions, within the larger of: (i) a 50 mile radius from the station's city of license or (ii) the station's Grade B contour (a measure of signal strength). Unlike commercial stations, noncommercial stations are not given the option to negotiate retransmission consent for the carriage of their signal. In addition, cable systems have to obtain retransmission consent for the carriage of all "distant" commercial broadcast stations, except for certain "superstations" (i.e., commercial satellite-delivered independent stations such as WTBS). The must-carry provisions for non-commercial stations became effective in December 1992. Implementing must-carry rules for non-commercial and commercial stations and retransmission consent rules for commercial stations were adopted by the FCC in March 1993. All commercial stations entitled to carriage were to have been carried by June 1993, and any non-must-carry stations (other than superstations) for which retransmission consent had not been obtained could no longer be carried after October 5, 1993.

  NONDUPLICATION OF NETWORK PROGRAMMING. Cable television systems that have 1,000 or more customers must, upon the appropriate request of a local television station, delete the simultaneous or nonsimultaneous network programming of a distant station when such programming has also been contracted for by the local station on an exclusive basis.

  DELETION OF SYNDICATED PROGRAMMING. FCC regulations enable television broadcast stations that have obtained exclusive distribution rights for syndicated programming in their market to require a cable system to delete or "black out" such programming from other television stations which are carried by the cable system. The extent of such deletions will vary from market to market and cannot be predicted with certainty. However, it is possible that such deletions could be substantial and could lead the cable operator to drop a distant signal in its entirety. The FCC also has commenced a proceeding to determine whether to relax or abolish the geographic limitations on program exclusivity contained in its rules, which would allow parties to set the geographic scope of exclusive distribution rights entirely by contract, and to determine whether such exclusivity rights should be extended to noncommercial educational stations. It is possible that the outcome of these proceedings will increase the amount of programming that cable operators are required to black out. Finally, the FCC has declined to impose equivalent syndicated exclusivity rules on satellite carriers who provide services to the owners of home satellite dishes similar to those provided by cable systems.

  FRANCHISE FEES. Although franchising authorities may impose franchise fees under the 1984 Cable Act, such payments cannot exceed 5% of a cable system's annual gross revenues. Franchising authorities are also empowered in awarding new franchises or renewing existing franchises to require cable operators to provide cable-related facilities and equipment and to enforce compliance with voluntary commitments. In the case of franchises in effect prior to the effective date of the 1984 Cable Act, franchising authorities may enforce requirements contained in the franchise relating to facilities, equipment and services, whether or not cable-related. The 1984 Cable Act, under certain limited circumstances, permits a cable operator to obtain modifications of franchise obligations.

  RENEWAL OF FRANCHISES. The 1984 Cable Act established renewal procedures and criteria designed to protect incumbent franchises against arbitrary denials of renewal. While these formal procedures are not mandatory unless timely invoked by either the cable operator or the franchising authority, they can provide substantial protection to incumbent franchisees. Even after the formal renewal procedures are invoked, franchising authorities and cable operators remain free to negotiate a renewal outside the formal process. Nevertheless, renewal is by no means assured, as the franchisee must meet certain statutory standards. Even if a franchise is renewed, a franchising authority may impose new and more onerous requirements such as upgrading facilities and equipment, although the municipality must take into account the cost of meeting such requirements.

  The 1992 Cable Act makes several changes to the process under which a cable operator seeks to enforce its renewal rights that could make it easier in some cases for a franchising authority to deny renewal. While a cable operator must still submit its request to commence renewal proceedings within 30 to 36 months prior to franchise expiration to invoke the formal renewal process, the request must be in writing and the franchising authority must commence renewal proceedings not later than six months after receipt of such notice. The four-month period for the franchising authority to grant or deny the renewal now runs from the submission of the renewal proposal, not the completion of the public proceeding. Franchising authorities may consider the "level" of programming service provided by a cable operator in deciding whether to renew. Franchising authorities are no longer precluded from denying renewal based on failure to substantially comply with the material terms of the franchise where the franchising authority has "effectively acquiesced" to such past violations. However, the franchising authority is estopped from denying renewal if, after giving the cable operator notice and opportunity to cure, it fails to respond to a written notice from the cable operator of its failure or inability to cure. Courts may not reverse a denial of a renewal based on procedural violations found to be "harmless error."

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

  CHANNEL SET-ASIDES. The 1984 Cable Act permits local franchising authorities to require cable operators to set aside certain channels for public, education and governmental access programming. The 1984 Cable Act further requires cable television systems with 36 or more activated channels to designate a portion of their channel capacity for commercial leased access by unaffiliated third parties. While the 1984 Cable Act allowed cable operators substantial latitude in setting leased access rates, the 1992 Cable Act required leased access rates to be set according to an FCC-prescribed formula. The FCC adopted such a formula and implemented regulations in April 1993, but various parties have filed petitions requesting the FCC to reconsider its decision.

  COMPETING FRANCHISES. Questions concerning the right of a municipality to award de facto exclusive cable television franchises and to impose certain franchise restrictions upon cable television companies are under consideration in Preferred Communications, Inc. v. City of Los Angeles, involving a proposed applicant for a franchise in one of Continental's service areas, in which the United States Supreme Court declared that cable television operators have First Amendment rights which cannot be abridged in the absence of overriding governmental interests. While establishing this broad judicial standard, the Supreme Court remanded the case to a lower federal court for trial on the factual issues surrounding a cable television operator's use of public rights-of-way and a municipality's interest in awarding a de facto exclusive franchise, or placing a limit on the number of franchisees. Recently, the United States Supreme Court denied a petition to review the Ninth Circuit's January 1994 decision reaffirming that a municipality may not constitutionally restrict the award of a cable franchise to a single entity. Until the United States Supreme Court rules definitively on the scope of cable television's First Amendment protections, the legality of the franchising process and of various specific franchise requirements is likely to be in a state of flux. It is not possible at the present time to predict the constitutionally permissible bounds of cable franchising and particular franchise requirements. However, the 1992 Cable Act, among other things, prohibits franchising authorities from unreasonably refusing to grant franchises to competing cable television systems and permits franchising authorities to operate their own cable television systems without franchises.

  OWNERSHIP AND CROSS-OWNERSHIP LIMITATIONS. The 1984 Cable Act codified existing FCC cross-ownership regulations, which, in part, prohibit LECs from providing video programming directly to customers within their local exchange telephone service areas, except in rural areas or by specific waiver of FCC rules. Several federal district courts have struck down the 1984 Cable Act's cable/telco cross-ownership prohibition as facially invalid and inconsistent with the First Amendment. Two district court decisions have been upheld by the United States Courts of Appeals for the Fourth Circuit and the Ninth Circuit. Other decisions have been appealed or will be appealed. Similar litigation by other telephone companies has commenced in several other district courts. The FCC in 1992 amended its rules to permit local telephone companies to offer "video dialtone" service for video programmers, including channel capacity for the carriage of video programming and certain noncommon carrier activities such as video processing, billing and collection and joint marketing arrangements. The FCC recently issued an order on reconsideration reaffirming its initial decision, and this order has been appealed. Several LECs in the service areas of Continental's cable systems have applied to the FCC for permission to offer video-dialtone service, and some of these applications have been granted. In its video dialtone order, the FCC concluded that neither the 1984 Cable Act nor its rules apply to prohibit the IXC's (i.e., long distance telephone companies such as AT&T) from providing such services to their customers. Additionally, the FCC also concluded that where a LEC makes its facilities available on a common carrier basis for the provision of video programming to the public, the 1984 Cable Act does not require the LEC or its programmer customers to obtain a franchise to provide such service. This aspect of the FCC's video dialtone order was upheld on appeal by the U.S. Court of Appeals for the D.C. Circuit. Because cable operators are required to bear the costs of complying with local franchise requirements, including the payment of franchise fees, the FCC's decision could place cable operators at a competitive disadvantage vis-a-vis services offered on a common carrier basis over local telephone company-provided facilities. The FCC is currently examining whether a LEC is required to obtain a franchise, and meet other regulatory requirements of cable systems, if and when a LEC acts as a programmer over its own video dialtone facilities because of a court's removal of the statutory prohibition on such programming activities.

  As part of the same proceeding in which it approved "video dialtone", the FCC recommended that Congress amend the 1984 Cable Act to allow LECs to provide their own video programming services over their facilities in competition with their customers' services. The FCC also decided to loosen ownership and affiliation restrictions currently applicable to telephone companies, and has proposed to increase the numerical limit on the population of areas qualifying as "rural" and in which LECs can provide cable service without FCC waiver.

  Separate legislation to repeal the telco/cable cross-ownership ban, subject to certain regulatory requirements, has been introduced in the United States House of Representatives and the United States Senate and approved by the Senate Commerce, Science and Transportation Committee and the House Commerce Committee. Under the terms of these bills, a telephone company could build and operate a cable television system within its region or acquire an in-region cable operator, under certain circumstances. These bills would also, inter alia, preempt state and locally-imposed barriers to the provision of intrastate and interstate telecommunications services by cable system operators in competition with local telephone companies. The outcome of these FCC legislative or court proceedings and proposals or the effect of such outcome on cable system operations cannot be predicted.

  The 1984 Cable Act and the FCC's rules also prohibit the common ownership, operation, control or interest in a cable system and a local television broadcast station whose predicted grade B contour (a measure of a television station's significant signal strength as defined by the FCC's rules) covers any portion of the community served by the cable system. Common ownership or control has historically also been prohibited by the FCC (but not by the 1984 Cable Act) between a cable system and a national television network, although the FCC has adopted an order that substantially relaxes the network/cable cross-ownership prohibitions subject to certain national and local ownership limits. As a part of the same action, the FCC also voted to recommend to Congress that the broadcast/cable cross-ownership restrictions contained in the 1984 Cable Act be repealed. Finally, in order to encourage competition in the provision of video programming, the FCC adopted a rule prohibiting the common ownership, affiliation, control or interest in cable television systems and MDS facilities having overlapping service areas, except in very limited circumstances. The 1992 Cable Act codified this restriction and extended it to co-located SMATV systems. Permitted arrangements in effect as of October 5, 1992 were grandfathered. In January 1995, the FCC loosened its previously stringent interpretation of the lack of ability of a cable operator to purchase a SMATV system in the same franchise area. The 1992 Cable Act permits states or local franchising authorities to adopt certain additional restrictions on the ownership of cable television systems. Many of these cross-ownership limitations would be eliminated or modified by a bill recently approved by the U.S. Senate Commerce, Science and Transportation Committee.

  Pursuant to the 1992 Cable Act, the FCC has imposed limits on the number of cable systems which a single cable operator can own. In general, no cable operator can have an attributable interest in cable systems which pass more than 30% of all homes nationwide. Attributable interests for these purposes include voting interests of 5% or more (unless there is another single holder of more than 50% of the voting stock), officerships, directorships and general partnership interests. The FCC has stayed the effectiveness of these rules pending the outcome of the appeal from the United States District Court decision holding the multiple ownership limit provision of the 1992 Cable Act unconstitutional.

  The FCC has also adopted rules which limit the number of channels on a cable system which can be occupied by programming in which the entity that owns the cable system has an attributable interest. The limit is 40% of all activated channels.

  BROADBAND PCS AUCTIONS. PCS represents mobile radio communications services that can be integrated with a variety of networks. The FCC has allocated 120 MHz of spectrum in the 2GHz band to be licensed to competing broadband PCS providers, who it is anticipated will offer advanced digital wireless services in competition with current cellular and specialized mobile radio services as well as with landline telephone service. Broadband PCS spectrum will be auctioned by the FCC in three separate auctions that began in December 1994. Six licenses will be auctioned in each service area, and FCC rules permit some aggregation

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


of PCS spectrum by PCS operators. The first broadband PCS auction, which was completed in the first quarter of 1995 included 30 MHz frequency blocks of spectrum (Blocks "A" and "B") licensed by MTA. The next auction will commence on August 2, 1995 and will be for spectrum Block C, a 30 MHz frequency block which is available only to parties that meet specific FCC eligibility criteria and will be licensed using Basic Trading Areas. The final auctions will include three Basic Trading Area 10 MHz blocks of spectrum, Blocks D, E and F, which may not be subject to the additional eligibility requirements imposed on Block C.

  EQUAL EMPLOYMENT OPPORTUNITY. The 1984 Cable Act includes provisions to ensure that minorities and women are provided equal employment opportunities within the cable television industry. The statute requires the FCC to adopt reporting and certification rules that apply to all cable system operators with more than five full-time employees. Pursuant to the requirements of the 1992 Cable Act, the FCC has imposed more detailed annual Equal Employment Opportunity ("EEO") reporting requirements on cable operators and has expanded those requirements to all multi-channel video service distributors. Failure to comply with the EEO requirements can result in the imposition of fines and/or other administrative sanctions, or may, in certain circumstances, be cited by a franchising authority as a reason for denying a franchisee's renewal request.

  PRIVACY. The 1984 Cable Act imposes a number of restrictions on the manner in which cable system operators can collect and disclose data about individual system customers. The statute also requires that the system operator must periodically provide all customers with written information about its policies regarding the collection and handling of data about customers, their privacy rights under federal law and their enforcement rights. In the event that a cable operator is found to have violated the customer privacy provisions of the 1984 Cable Act, it could be required to pay damages, attorneys' fees and other costs. Under the 1992 Cable Act, the privacy requirements are strengthened to require that cable operators take such actions as are necessary to prevent unauthorized access to personally identifiable information.

  ANTI-TRAFFICKING. The 1992 Cable Act precludes cable operators from selling or otherwise transferring ownership of a cable television system within 36 months after acquisition or initial construction, except for: resales required by the terms of a contract covering the acquisition of multiple systems; tax-free sales or reorganizations; governmentally required divestitures; or internal transfers to a commonly controlled entity. The anti-trafficking restriction applies to systems acquired prior to the effective date of the new law (i.e., December 4, 1992) as well as subsequent acquisitions. The FCC may waive the foregoing restrictions where generally consistent with the public interest, unless the franchising authority has refused to grant any required approval. The 1992 Cable Act also requires franchising authorities to act on any franchise transfer request submitted after December 4, 1992 within 120 days after receipt of all information required by FCC regulations and by the franchising authority. Approval is deemed to be granted if the franchising authority fails to act within such period.

  REGISTRATION PROCEDURE AND REPORTING REQUIREMENTS. Prior to commencing operation in a particular community, all cable television systems must file a registration statement with the FCC listing the broadcast signals they will carry and certain other information. Additionally, cable operators periodically are required to file various informational reports with the FCC. Cable operators who operate in certain frequency bands are required on an annual basis to file the results of their periodic cumulative leakage testing measurements. Operators who fail to make this filing or who exceed the FCC's allowable cumulative leakage index risk being prohibited from operating in those frequency bands in addition to other sanctions.

  TECHNICAL REQUIREMENTS. Historically, the FCC has imposed technical standards applicable to the cable channels on which broadcast stations are carried, and has prohibited franchising authorities from adopting standards that were in conflict with or more restrictive than those established by the FCC. The FCC has recently revised such standards and made them applicable to all classes of channels which carry downstream National Television System Committee video programming. Local franchising authorities are permitted to enforce the FCC's new technical standards. The FCC also has adopted additional standards applicable to cable television systems using frequencies in the 108-137 MHz and 225-400 MHz bands in order to prevent harmful interference with aeronautical navigation and safety radio services and has also established limits on cable system signal leakage. The 1992 Cable Act requires the FCC to periodically update its technical standards to take into account changes in technology and to entertain waiver requests from franchising authorities who would seek to impose more stringent technical standards upon their franchised cable television systems. Although the 1992 Cable Act requires the FCC to establish "minimum technical standards relating to cable televisions systems' technical operation and signal quality," the FCC has announced that its recently completed cable television technical standards rule-making satisfies the new statutory mandate.

  POLE ATTACHMENTS. The FCC currently regulates the rates and conditions imposed by certain public utilities for use of their poles, unless under the Federal Pole Attachments Act state public utility commissions are able to demonstrate that they regulate rates, terms and conditions of the cable television pole attachments. A number of states and the District of Columbia have certified to the FCC that they regulate the rates, terms and conditions for pole attachments. In the absence of state regulation, the FCC administers such pole attachment rates through use of a formula which it has devised and from time to time revises. Legislation pending before the United States Congress (See "Description of Continental--Competition") could, if enacted, significantly increase the costs of pole attachments for cable operators that offer voice and data services as well as video services.

  OTHER MATTERS. FCC regulation also includes matters regarding a cable system's carriage of local sports programming; restrictions on origination and qcablecasting by cable system operators; application of the rules governing political broadcasts; customer service; home wiring and limitations on advertising contained in nonbroadcast children's programming.

  Implementing provisions of the 1993 Budget Act, the FCC adopted requirements for payment of 1994 annual "regulatory fees." Cable television systems were required to pay regulatory fees of $0.37 per subscriber, which may be passed on to subscribers as "external cost" adjustments to rates for basic cable service. This amount is proposed to be increased to $0.51 per subscriber in 1995. Fees are also assessed for other licenses, including licenses for business radio, cable television relay systems and earth stations, which, however, may not be collected directly from subscribers.

COPYRIGHT REGULATION

  Cable television systems are subject to federal copyright licensing covering carriage of broadcast signals. In exchange for making semi-annual payments to a federal copyright royalty pool and meeting certain other obligations, cable operators obtain a statutory license to retransmit broadcast signals. The amount of this royalty payment varies, depending on the amount of system revenues from certain sources, the number of distant signals carried and the location of the cable system with respect to over-the-air television stations. Cable operators are liable for interest on underpaid and unpaid royalty fees, but are not entitled to collect interest on refunds received for the overpayment of copyright fees. Originally, the Federal Copyright Royalty Tribunal was empowered to make and, in fact, did make several adjustments in copyright royalty rates. This tribunal was eliminated by Congress in 1993. Any future adjustment to the copyright royalty rates will be done through an arbitration process to be supervised by the U.S. Copyright Office. Present rates will remain in place through 1995, barring the successful filing of a new petition for ratemaking with the Copyright Office and any changes in the FCC's signal carriage, syndicated exclusivity or sports blackout rules.

  Various bills have been introduced into Congress over the past several years that would eliminate or modify the cable television compulsory license. The FCC has recommended to Congress that it repeal the cable industry's compulsory copyright license. The FCC determined that the statutory compulsory copyright license for local and distant broadcast signals no longer serves the public interest and that private negotiations between the applicable parties would better serve the public. Without the compulsory license, cable operators might need to negotiate rights from the copyright owners for each program carried on each broadcast station in the channel lineup. Such negotiated agreements could increase the cost to cable operators of carrying broadcast signals. The 1992 Cable Act's retransmission consent provisions expressly provide that retransmission consent agreements between television broadcast stations and cable operators do not obviate the need for cable operators to obtain a copyright license for the programming carried on each broadcaster's signal.

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

  Copyright music performed in programming supplied to cable television systems by pay cable networks (such as HBO) and cable programming networks (such as the USA Network) has generally been licensed by the networks through private agreements with the American Society of Composers and Publishers ("ASCAP") and BMI, Inc. ("BMI"), the two major performing rights organizations in the United States. ASCAP and BMI offer "through to the viewer" licenses to the cable networks, which cover the retransmission of the cable networks' programming by cable television systems to their customers. The cable industry has not yet concluded negotiations on licensing fees with music performing rights societies for the use of music performed in programs locally originated by cable television systems.

STATE AND LOCAL REGULATIONS

  Because cable television systems use local streets and rights-of-way, cable television systems are subject to state and local regulation, typically imposed through the franchising process. State and/or local officials are usually involved in franchise selection, system design and construction, safety, service rates, consumer relations, billing practices and community related programming and services.

  Cable television systems generally are operated pursuant to nonexclusive franchises, permits or licenses granted by a municipality or other state or local government entity. Franchises generally are granted for fixed terms and in many cases are terminable if the franchise operator fails to comply with material provisions. Although the 1984 Cable Act provides for certain procedural protection, there can be no assurance that renewals will be granted or that renewals will be made on similar terms and conditions. Franchises usually call for the payment of fees, often based on a percentage of the system's gross customer revenues, to the granting authority. Upon receipt of a franchise, the cable system owner usually is subject to a broad range of obligations to the issuing authority directly affecting the business of the system. The terms and conditions of franchises vary materially from jurisdiction to jurisdiction, and even from city to city within the same state, historically ranging from reasonable to highly restrictive or burdensome. The 1984 Cable Act places certain limitations on a franchising authority's ability to control the operation of a cable system, and the courts have from time to time reviewed the constitutionality of several general franchise requirements, including franchise fees and access channel requirements, often with inconsistent results. On the other hand, the 1992 Cable Act prohibits exclusive franchises, and allows franchising authorities to exercise greater control over the operation of franchised cable television systems, especially in the areas of customer service and rate regulation. The 1992 Cable Act also allows franchising authorities to operate their own multi-channel video distribution system without having to obtain a franchise and permits states or local franchising authorities to adopt certain restrictions on the ownership of cable television systems. Moreover, franchising authorities are immunized from monetary damage awards arising from regulation of cable television systems or decisions made on franchise grants, renewals, transfers and amendments.

  The specific terms and conditions of a franchise and the laws and regulations under which it was granted directly affect the profitability of the cable television system. Cable franchises generally contain provisions governing charges for basic cable television services, fees to be paid to the franchising authority, length of the franchise term, renewal, sale or transfer of the franchise, territory of the franchise, design and technical performance of the system, use and occupancy of public streets and number and types of cable services provided.

  Various proposals have been introduced at the state and local levels with regard to the regulation of cable television systems, and a number of states have adopted legislation subjecting cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulations of a character similar to that of a public utility.

  The attorneys general of approximately 25 states have announced the initiation of investigations designed to determine whether cable television systems in their states have acted in compliance with the FCC's rate regulations.

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

REGULATION OF TELECOMMUNICATIONS ACTIVITIES

  As noted above under "Description of Continental--Strategic Investments-- Telecommunications and Technology Investments", Continental provides in certain of its systems alternate access local telecommunications services over a portion of its fiber-optic cable facilities, and Continental owns a 20% interest in TCG. Local telecommunications activities are regulated by either the FCC or state public utility commissions, or both. In some instances, Continental or TCG may be required to obtain regulatory permission to offer such services, and may be required to file tariffs for its service offerings, depending on whether particular alternate access activities of Continental or TCG are classified as common carriage or private carriage. (See "Federal Regulation--Ownership and Cross-Ownership Limitations".)

  The foregoing does not purport to be a summary of all present and proposed federal, state and local regulations and legislation relating to the cable television industry. Other existing federal regulations, copyright licensing, and, in many jurisdictions, state and local franchise requirements, currently are the subject of a variety of judicial proceedings, legislative hearings, and administrative and legislative proposals which could change, in varying degrees, the manner in which cable television systems operate. Neither the outcome of these proceedings nor their impact upon the cable industry or Providence Journal or Continental can be predicted at this time.

                       RIGHTS OF DISSENTING STOCKHOLDERS

CONTINENTAL

  The Continental Merger Stock to be received by holders of Providence Journal Common Stock will exceed 20% of the aggregate number of shares of Continental Class A Common Stock and Continental Class B Common Stock outstanding immediately prior to the Effective Time. Accordingly, each holder of Continental Voting Stock may demand and perfect appraisal rights in accordance with the conditions established by Section 262. All of the Directors of Continental have waived their appraisal rights with respect to shares of Continental Voting Stock that they own.

  SECTION 262 IS REPRINTED IN ITS ENTIRETY AS ANNEX IV TO THIS JOINT PROXY STATEMENT-PROSPECTUS. THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW RELATING TO APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ANNEX IV. THIS DISCUSSION AND ANNEX IV SHOULD BE REVIEWED CAREFULLY BY ANY HOLDER WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO, AS FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH HEREIN OR THEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

  A holder of record of Continental Voting Stock as of the Continental Record Date who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the Effective Time, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the Merger Agreement nor consents thereto in writing may be entitled to an appraisal by the Delaware Court of Chancery (the "Delaware Court") of the fair value of his or her shares of stock. All references in this summary of appraisal rights to a "stockholder" is to the record holder or holders of shares of Continental Voting Stock. Except as set forth herein, stockholders of Continental will not be entitled to appraisal rights in connection with the Merger.

  Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the Continental Special Meeting, not less than 20 days prior to the meeting, each constituent corporation must notify each of the holders of its stock for which appraisal rights are available that such appraisal rights are available and include in each such notice a copy of
Section 262. This Joint Proxy Statement-Prospectus shall constitute such notice to the record holders of Continental Voting Stock.

  Continental voting stockholders who desire to exercise their appraisal rights must not vote in favor of the Merger Agreement or the Merger and must deliver a separate written demand for appraisal to Continental prior to the vote by the stockholders of Continental on the Merger Agreement and the Merger. A stockholder who signs and returns a proxy without expressly directing by checking the applicable boxes on the reverse side of the proxy card enclosed herewith that his or her shares of Continental Voting Stock be voted against the proposal or that an abstention be registered with respect to his or her shares of Continental Voting Stock in connection with the proposal will effectively have thereby waived his or her appraisal rights as to those shares of Continental Voting Stock because, in the absence of express contrary instructions, such shares of Continental Voting Stock will be voted in favor of the proposal. (See "The Special Meetings--Solicitation and Voting of Proxies-- Continental".) Accordingly, a stockholder who desires to perfect appraisal rights with respect to any of his or her shares of Continental Voting Stock must, as one of the procedural steps involved in such perfection, either (i) refrain from executing and returning the enclosed proxy card and from voting in person in favor of the proposal to approve the Merger Agreement or (ii) check either the "Against" or the "Abstain" box next to the proposal on such card or affirmatively vote in person against the proposal or register in person an abstention with respect thereto. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform Continental of the identity of the stockholder of record and that such record stockholder intends thereby to demand appraisal of the Continental Voting Stock. A person having a beneficial interest in shares of Continental Voting Stock that are held of record in the name of another person, such as a broker, fiduciary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect whatever appraisal rights are available. If the shares of Continental Voting Stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian) or other nominee, such demand must be executed by or for the record owner. If the shares of Continental Voting Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

  A record owner, such as a broker, fiduciary or other nominee, who holds shares of Continental Voting Stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Continental Voting Stock outstanding in the name of such record owner.

  A stockholder who elects to exercise appraisal rights, if available, should mail or deliver his or her written demand to: Continental Cablevision, Inc., The Pilot House, Lewis Wharf, Boston, Massachusetts, 02110, Attention: P. Eric Krauss, Vice President and Treasurer.

  The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of Continental Voting Stock owned, and that the stockholder is thereby demanding appraisal of his or her shares. A proxy or vote against the Merger Agreement will not by itself constitute such a demand. Within ten days after the Effective Time, the surviving corporation must provide notice of the Effective Time to all stockholders who have complied with Section 262.

  Within 120 days after the Effective Time, either the surviving corporation or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. Accordingly, Continental stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. If appraisal rights are available, within 120 days after the Effective Time, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of Continental Voting Stock not voting in favor of the Merger Agreement and with respect to which demands for appraisal were received by Continental and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by the surviving corporation.

  If a petition for an appraisal is timely filed and assuming appraisal rights are available, at the hearing on such petition, the Delaware Court will determine which stockholders, if any, are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of Continental Voting Stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court is to take into account all relevant factors. In Weinberger v. UOP Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts ascertainable as of the date of the merger that throw light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262, however, provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

  The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. Upon application of a dissenting stockholder of Continental, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

  Any holder of shares of Continental Voting Stock who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

  At any time within 60 days after the Effective Time, any stockholder will have the right to withdraw such demand for appraisal; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the surviving corporation. If no petition for appraisal is filed with the Delaware Court within 120 days after the Effective Time, stockholders' rights to appraisal shall cease. Any stockholder may withdraw such stockholder's demand for appraisal by delivering to the surviving corporation a written withdrawal of his or her demand for appraisal and acceptance of the Merger, except that
(i) any such attempt to withdraw made more than 60 days after the Effective Time will require written approval of the surviving corporation and (ii) no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

PROVIDENCE JOURNAL

  Each stockholder of Providence Journal has the right to dissent from the Plan of Reorganization and the Merger and, in lieu of receiving Restructured PJC Common Stock and, in turn, Continental Merger Stock pursuant to the Merger and New Providence Journal Common Stock pursuant to the PJC Spin-Off, to seek the "fair value" of all of his, her or its Providence Journal Common Stock, as determined in accordance with the applicable provisions of the RIBCA. In order to perfect such dissenters' rights, a stockholder is required to follow the procedures set forth in Section 74.

  SECTION 74 IS REPRINTED IN ITS ENTIRETY AS ANNEX V TO THIS JOINT PROXY STATEMENT-PROSPECTUS. THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW RELATING TO DISSENTERS' RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ANNEX V. THIS DISCUSSION AND ANNEX V SHOULD BE REVIEWED CAREFULLY BY ANY HOLDER WHO WISHES TO EXERCISE STATUTORY DISSENTERS' RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO, AS FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH HEREIN OR THEREIN WILL RESULT IN THE LOSS OF DISSENTERS' RIGHTS.

  A Providence Journal stockholder may only elect to dissent from the Plan of Reorganization and the Merger with respect to all of the Providence Journal Common Stock registered in his, her or its name. A stockholder who votes in favor of either the Plan of Reorganization or the Merger, whether in person at the Providence Journal Special Meeting or by proxy, will waive his, her or its dissenters' rights. However, a stockholder is not required to vote against the Plan of Reorganization or the Merger in order to qualify to exercise dissenters' rights.

  Any stockholder electing to exercise the right to dissent must file with Providence Journal, prior to or at the Providence Journal Special Meeting, a written objection to the Plan of Reorganization and the Merger. If the Plan of Reorganization and the Merger are approved by the required vote, and the stockholder shall not have voted in favor of either, the stockholder must, within ten days after the date on which the vote was taken, make written demand on Continental for payment of the fair value of the stockholder's shares, and, if the proposed Reorganization and Merger are effected, Continental shall pay to the stockholder, upon surrender of the certificate or certificates representing the shares, the fair value thereof as of the day prior to the date on which the vote was taken approving the Plan of Reorganization and the Merger, excluding any appreciation or depreciation in anticipation of the Reorganization and the Merger. Any stockholder failing to make demand within such ten day period shall be bound by the terms of the Plan of Reorganization and the Merger. Pursuant to Section 74, "fair value" is measured as of the day prior to the date on which a vote is taken approving the Plan of Reorganization and the Merger, in this case the day before the date of the Providence Journal Special Meeting. Any stockholder making the demand shall thereafter be entitled only to payment as provided in Section 74 and shall not be entitled to vote or to exercise any other rights of a stockholder.

  FAILURE TO MAKE SUCH WRITTEN DEMAND WILL CONSTITUTE A WAIVER OF THE STOCKHOLDER'S DISSENTERS' RIGHTS. VOTING AGAINST THE PLAN OF REORGANIZATION AND THE MERGER, WHETHER IN PERSON AT THE PROVIDENCE JOURNAL SPECIAL MEETING OR BY PROXY, OR ABSTAINING FROM VOTING ON THE PLAN OF REORGANIZATION AND THE MERGER, DOES NOT BY ITSELF CONSTITUTE A PROPER WRITTEN OBJECTION OR WRITTEN DEMAND.

  A stockholder may not dissent as to less than all the shares registered in his or her name which are owned beneficially by him or her. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of the owner registered in the name of the nominee or fiduciary.

  No demand may be withdrawn unless Continental shall consent thereto. If, however, the demand shall be withdrawn upon consent, or if the Plan of Reorganization and the Merger shall be abandoned or the stockholders shall revoke the authority to effect the Plan of Reorganization and the Merger, or if, on the date of the filing of the articles of merger, Continental is the owner of all the outstanding shares of the other corporations, domestic and foreign, that are parties to the Merger, or if no demand or petition for the determination of fair value by a court shall have been made or filed within the time provided in Section 74, or if a court of competent jurisdiction shall determine that the stockholder is not entitled to the relief provided by Section 74, then the right of the stockholder to be paid the fair value of his or her shares shall cease and his or her status as a stockholder shall be restored, without prejudice to any corporate proceedings which may have been taken during the interim. In such event, the stockholder will be entitled to receive the shares of Continental Merger Stock and New Providence Journal Common Stock such stockholder would have been entitled to receive had he, she or it not exercised dissenters' rights.

  Within ten (10) days after the Reorganization, Continental shall give written notice thereof to each dissenting stockholder who has made demand as herein provided and shall make a written offer to each dissenting stockholder to pay for the shares at a specified price deemed by Continental to be the fair value thereof. The dissenters' notice and offer shall be accompanied by a balance sheet of Providence Journal, as of the latest available date and not more than twelve (12) months prior to the making of the offer, and a profit and loss statement of Providence Journal for the twelve (12) months' period ended on the date of the balance sheet.

  If within thirty (30) days after the date on which the Reorganization was effected the fair value of the shares is agreed upon between any dissenting stockholder and Continental, payment therefor shall be made within ninety (90) days after the date on which the Reorganization was effected, upon surrender of the certificate or certificates representing the shares. Upon payment of the agreed value, the dissenting stockholder shall cease to have any interest in the shares.

  If within the period of thirty (30) days a dissenting stockholder and Continental do not so agree, then Continental, within thirty (30) days after receipt of a written request for the filing from any dissenting stockholder given within sixty (60) days after the date on which the Reorganization was effected, shall, or at its election at any time within the period of sixty
(60) days may, file a petition in any court of competent jurisdiction in Providence County in Rhode Island praying that the fair value of the shares be found and determined. If Continental shall fail to institute the proceeding as provided in Section 74, any dissenting stockholder may do so in the name of Continental. All dissenting stockholders, wherever residing, shall be made parties to the proceeding as an action against their shares quasi in rem. A copy of the petition shall be served on each dissenting stockholder who is a resident of Rhode Island and shall be served by registered or certified mail on each dissenting stockholder who is a nonresident.

  Service on nonresidents shall also be made by publication as provided by law. The jurisdiction of the court shall be plenary and exclusive. All stockholders who are parties to the proceeding shall be entitled to judgment against Continental for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as shall be specified in the order of their appointment or an amendment thereof. The judgment shall be payable only upon and concurrently with the surrender to Continental of the certificate or certificates representing the shares. Upon payment of the judgment, the dissenting stockholder shall cease to have any interest in the shares.

  The judgment shall include an allowance for interest at such rate as the court may find to be fair and equitable in all the circumstances, from the date on which the vote was taken on the Merger to the date of payment.

  The costs and expenses of any proceeding shall be determined by the court and shall be assessed against Continental, but all or any part of the costs and expenses may be apportioned and assessed as the court may deem equitable against any or all of the dissenting stockholders who are parties to the proceeding to whom Continental shall have made an offer to pay for the shares if the court shall find that the action of the stockholders in failing to accept the offer was arbitrary or vexatious or not in good faith. The expenses shall include reasonable compensation for and reasonable expenses of the appraisers, but shall exclude the fees and expenses of counsel for and experts employed by any party; but if the fair value of the shares as determined materially exceeds the amount which Continental offered to pay therefor, or if no offer was made, the court in its discretion may award to any stockholder who is a party to the proceeding such sum as the court may determine to be reasonable compensation to any expert or experts employed by the stockholder in the proceeding.

  Within twenty (20) days after demanding payment for his, her or its shares of Providence Journal Common Stock, each stockholder demanding payment shall submit the certificate or certificates representing his, her or its shares of Providence Journal Common Stock to Continental for notation thereon that the demand has been made. His, her or its failure to do so shall, at the option of Continental, terminate his, her or its rights under Section 74 unless a court of competent jurisdiction, for good and sufficient cause shown, shall otherwise direct. If shares of Providence Journal Common Stock represented by a certificate on which notation has been so made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of the shares, and a transferee of the shares shall acquire by the transfer no rights in Providence Journal other than those which the original dissenting stockholder had after making demand for payment of the fair value thereof.

  Any notice, objection, demand or other written communication required to be given to Providence Journal or Continental by a dissenting stockholder should be delivered to the Secretary of such respective corporation at the address set forth on the cover of this Joint Proxy Statement-Prospectus for the respective corporation or should be delivered as otherwise permitted by law. Although not specifically required, Providence Journal and Continental recommend that such written communications be sent by registered or certified mail, return receipt requested.

  Pursuant to the Merger Agreement, New Providence Journal has agreed to reimburse Continental for any payments Continental makes to any dissenting Providence Journal stockholder who becomes entitled under Section 74 to payment for such holder's shares of Providence Journal Common Stock and for any other payments and expenses incurred by Continental in connection with the exercise by Providence Journal stockholders of their dissenters' rights under Section
74. The Merger Agreement further provides that any Continental Merger Stock that would have been issued to such dissenting stockholders had they not exercised their dissenters' rights will be issued to New Providence Journal after its reimbursement of all payments made by Continental to such dissenting stockholders.

  Stockholders should be aware that in the absence of contrary directions, any proxy that is not revoked prior to being voted at the Providence Journal Special Meeting will be voted in favor of the Plan of Reorganization and the Merger Agreement, and the holder of any shares represented by a proxy that is so voted will not be entitled to exercise dissenters' rights, even though such holder may have filed a written objection to the Plan of Reorganization and Merger Agreement.

  IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF RHODE ISLAND LAW, ANY STOCKHOLDER WHO IS CONSIDERING DISSENTING FROM THE MERGER AND EXERCISING DISSENTERS' RIGHTS SHOULD CONSULT HIS OR HER LEGAL ADVISOR.

                PAYMENTS AND DISTRIBUTIONS TO STOCKHOLDERS

  In order to receive the New Providence Journal Common Stock to which stockholders will be entitled as a result of the PJC Spin-Off and shares of Continental Merger Stock, together with any cash in lieu of fractional interests, pursuant to the Merger (collectively, the "Transaction
Consideration"), each stockholder of Restructured PJC (the former stockholders of Providence Journal) will be required to surrender the certificates evidencing the shares of Restructured PJC Common Stock (which formerly evidenced shares of Providence Journal Common Stock) to such bank or trust company as is agreed to by Continental and

Providence Journal, which shall act as exchange agent (the "Exchange Agent"). Promptly after the Effective Time, the Exchange Agent will mail or make available to each stockholder a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the shares of Restructured PJC Common Stock shall pass, only upon proper delivery of the shares to the Exchange Agent) advising such stockholder of the effectiveness of the Reorganization and the Merger and the procedures to be used in effecting the surrender of shares for payment therefor. Promptly after surrender of such shares the stockholder will receive the Transaction Consideration. Stockholders should surrender shares only with a letter of transmittal. Please do not send shares with the enclosed proxy.

  If payment of the Transaction Consideration is to be made to a person other than a person in whose name the shares are registered, it shall be a condition of payment that the shares so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the shares, or shall establish to the satisfaction of Restructured PJC that such tax either has been paid or is not applicable.

  Until surrendered and exchanged in accordance with the Merger Agreement, after the Effective Time each share of Restructured PJC Common Stock shall represent only the right to receive the Transaction Consideration to which such shares are entitled. At the close of business on the day prior to the date of the Effective Time, the stock transfer books shall be closed and no further transfers shall be made. If, thereafter, any shares are presented for transfer, such shares shall be canceled and exchanged for the Transaction Consideration; provided however, that no party shall be liable to any holder of certificates formerly representing Restructured PJC Common Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                 LEGAL MATTERS

  Certain legal matters relating to the validity of the shares of New Providence Journal Series A Common Stock and New Providence Journal Class B Common Stock will be passed upon by Edwards & Angell. Certain legal matters relating to the validity of the shares of Continental Class A Common Stock, and Continental Series B Preferred Stock will be passed upon by Sullivan & Worcester.

                                    EXPERTS

  The portions of this Joint Proxy Statement-Prospectus under the caption "Description of Continental Business--Competition" and "Legislation and Regulation" have been reviewed by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Washington, D.C., and the statements therein have been included herein in reliance upon their opinion.

  The consolidated financial statements and schedule of Providence Journal Company and Subsidiaries as of December 31, 1993 and 1994 and for each of the years in the three-year period ended December 31, 1994 have been included in this Joint Proxy Statement-Prospectus in reliance upon the reports of KPMG Peat Marwick LLP and Deloitte & Touche LLP, independent auditors, appearing herein and elsewhere in this registration statement, given upon the authority of said firms as experts in accounting and auditing. The report of KPMG Peat Marwick LLP, refers to a change in accounting for income taxes and a change in accounting for postretirement benefits in 1992.

  The consolidated financial statements of King Holding Corp. as of December 31, 1993 and 1994 and the ten-month period ended December 31, 1992 and the years end December 31, 1993 and 1994 included in this Joint Proxy Statement-Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The combined financial statements of Providence Journal Cable as of December 31, 1993 and 1994 and for each of the years in the three-year period ended December 31, 1994 have been included in this Joint Proxy Statement-Prospectus in reliance upon the reports of KPMG Peat Marwick LLP and Deloitte & Touche LLP, independent auditors, appearing herein and elsewhere in this registration statement and upon the authority of said firms as experts in accounting and auditing. The report of KPMG Peat Marwick LLP, refers to a change in accounting for income taxes in 1992.

  The consolidated financial statements of King Videocable Company as of December 31, 1993 and 1994 and the ten-month period ended December 31, 1992 and the years ended December 31, 1993 and 1994 (not included herein) have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The consolidated financial statements of Continental Cablevision, Inc. and subsidiaries as of December 31, 1993 and 1994 and for each of the three years in the period ended December 31, 1994 included in this Joint Proxy Statement-Prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which reports express an unqualified opinion and includes an explanatory paragraph referring to a change in the method of accounting for income taxes and investments in 1993 and 1994, respectively) appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

  The financial statements as of December 31, 1993 and 1994 and for each of the two years ended December 31, 1994 of Columbia Cable of Michigan (a division of Columbia Associates, L.P.) included in this Joint Proxy Statement-Prospectus have been audited by Arthur Andersen LLP, independent auditors, as stated in their report appearing herein.

  The financial statements as of September 30, 1994 and for the nine months ended September 30, 1994 of Clay Cablevision (a division of Rifkin Cable Income Partners, L.P.) included in this Joint Proxy Statement-Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The consolidated financial statements of N-Com Limited Partnership II at September 30, 1993 and 1994, and for each of the two years ended September 30, 1994, appearing in this Joint Proxy Statement-Prospectus have been audited by Ernst & Young, LLP, independent auditors, as stated in their report appearing herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of Cablevision of Chicago (a limited partnership) as of December 31, 1993 and 1994 and for each of the two years ended December 31, 1994 have been included in this Joint Proxy Statement-Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, appearing herein, and upon the authority of said firm as experts in accounting and auditing.

  The financial statements described above are included in reliance upon such applicable reports as given upon the authority of such firms as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES
  Independent Auditors' Reports...........................................  F-3
  Consolidated Balance Sheets, December 31, 1993, and 1994 and (Unaudited)
   March 31, 1995.........................................................  F-4
  Consolidated Statements of Operations, for the Years Ended December 31,
   1992, 1993, and 1994 and (Unaudited) Three Months Ended March 31, 1994
   and 1995...............................................................  F-5
  Consolidated Statements of Cash Flows for the Years Ended December 31,
   1992, 1993, and 1994 and (Unaudited) Three Months Ended March 31, 1994
   and 1995...............................................................  F-6
  Consolidated Statements of Stockholders' Equity for the Years Ended
   December 31, 1992, 1993, and 1994 and (Unaudited) Three Months Ended
   March 31, 1995.........................................................  F-7
  Notes to Consolidated Financial Statements..............................  F-8
KING HOLDING CORP. AND SUBSIDIARIES
  Independent Auditors' Report............................................ F-27
  Consolidated Balance Sheets, December 31, 1993 and 1994 and (Unaudited)
   March 31, 1995......................................................... F-28
  Consolidated Statements of Operations for the Period February 25, 1992
   to December 31, 1992 and the years ended December 31, 1993 and 1994 and
   (Unaudited) Three Months Ended March 31, 1994 and 1995................. F-29
  Consolidated Statements of Stockholders' Equity for the Period February
   25, 1992 to December 31, 1992 and the years ended December 31, 1993 and
   1994 and (Unaudited) Three Months Ended March 31, 1994 and 1995........ F-30
  Consolidated Statements of Cash Flows, for the Period February 25, 1992
   to December 31, 1992 and the years ended December 31, 1993 and 1994 and
   (Unaudited) Three Months Ended March 31, 1995.......................... F-31
  Notes to Consolidated Financial Statements.............................. F-32
PROVIDENCE JOURNAL CABLE
  Independent Auditors' Reports........................................... F-42
  Combined Balance Sheets, December 31, 1993 and 1994 and (Unaudited)
   March 31, 1995......................................................... F-44
  Combined Statements of Operations for the Years Ended December 31, 1992,
   1993, and 1994 and (Unaudited) Three Months Ended March 31, 1994 and
   1995................................................................... F-45
  Combined Statements of Changes in Group Equity for the Years Ended
   December 31, 1992, 1993, and 1994 and (Unaudited) Three Months Ended
   March 31, 1995......................................................... F-46
  Combined Statements of Cash Flows, for the Years Ended December 31,
   1992, 1993, and 1994 and (Unaudited) Three Months Ended March 31, 1994
   and 1995............................................................... F-47
  Notes to Combined Financial Statements.................................. F-48
CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES:
  Independent Auditors' Report............................................ F-57
  Consolidated Balance Sheets, December 31, 1993 and 1994 and (Unaudited)
   March 31, 1995......................................................... F-58
  Statements of Consolidated Operations, for the Years Ended December 31,
   1992, 1993, and 1994 and (Unaudited) Three Months Ended March 31, 1994
   and 1995............................................................... F-59
  Statements of Consolidated Shareholders' Equity (Deficiency), for the
   Years Ended December 31, 1992, 1993 and 1994 and (Unaudited) Three
   Months Ended March 31, 1995............................................ F-60
  Statements of Consolidated Cash Flows, for the Years Ended December 31,
   1992, 1993 and 1994 and (Unaudited) Three Months Ended March 31, 1994
   and 1995............................................................... F-61
  Notes to Consolidated Financial Statements.............................. F-62

                                                                          PAGE
                                                                          -----
COLUMBIA CABLE OF MICHIGAN (A DIVISION OF COLUMBIA ASSOCIATES, L.P.)
  Report of Independent Public Accountants...............................  F-77
  Statements of Assets, Liabilities and Control Account, December 31,
   1993 and 1994 and (Unaudited) March 31, 1995..........................  F-78
  Statements of Operations and Control Account, for the Years Ended
   December 31, 1993 and 1994 and (Unaudited) Three Months Ended March
   31, 1994 and 1995.....................................................  F-79
  Statements of Cash Flows, for the Years Ended December 31, 1993 and
   1994 and (Unaudited) Three Months Ended March 31, 1994 and 1995.......  F-80
  Notes to Financial Statements..........................................  F-81
CLAY CABLEVISION (A DIVISION OF RIFKIN CABLE INCOME PARTNERS, L.P.)
  Report of Independent Accountants......................................  F-84
  Balance Sheet, September 30, 1994......................................  F-85
  Statement of Operations, for the Nine Months Ended September 30, 1994..  F-86
  Statements of Cash Flows, for the Nine Months Ended September 30, 1994.  F-87
  Notes to Financial Statements..........................................  F-88
N-COM LIMITED PARTNERSHIP II
  Report of Independent Auditors.........................................  F-91
  Consolidated Balance Sheet, September 30, 1993 and 1994 and (Unaudited)
   March 31, 1995........................................................  F-92
  Consolidated Statement of Operations and Partners' Net Capital
   Deficiency, for the Year Ended
   September 30, 1993 and 1994 and (Unaudited) Six Months Ended March 31,
   1994 and 1995.........................................................  F-93
  Consolidated Statement of Cash Flows, for the Year Ended September 30,
   1993 and 1994 and (Unaudited) Six Months Ended March 31, 1994 and
   1995..................................................................  F-94
  Notes to Consolidated Financial Statements.............................  F-95
CABLEVISION OF CHICAGO (A LIMITED PARTNERSHIP)
  Independent Auditors' Report...........................................  F-99
  Balance Sheets, December 31, 1993 and 1994 and (Unaudited) March 31,
   1995.................................................................. F-100
  Statements of Operations and Partners' Deficiency, for the Years ended
   December 31, 1993 and 1994 and (Unaudited) Three Months Ended March
   31, 1994 and 1995..................................................... F-101
  Statements of Cash Flows, for the Years Ended December 31, 1993 and
   1994 and (Unaudited) Three Months Ended March 31, 1994 and 1995....... F-102
  Notes to Financial Statements.......................................... F-103

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Providence Journal Company:

  We have audited the accompanying consolidated balance sheets of Providence Journal Company and Subsidiaries (the Company) as of December 31, 1993 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the consolidated financial statements of King Holding Corp. a 50% owned investee company. The Company's investment in King Holding Corp. at December 31, 1993 and 1994 was $85,154,000 and $76,829,000, respectively and its equity in losses of King Holding Corp. was $12,602,000 for the period from February 25, 1992 through December 31, 1992 and $7,244,000 and $8,325,000 for the year ended December 31, 1993 and 1994, respectively. The consolidated financial statements of King Holding Corp. were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for King Holding Corp. is based solely on the report of the other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

  As discussed more fully in note 2 to the consolidated financial statements, the Company entered into an Agreement and Plan of Merger, dated November 18, 1994, whereby it will sell all owned and partially owned cable television businesses to Continental Cablevision, Inc.

  In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Providence Journal Company and Subsidiaries as of December 31, 1993 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

  As discussed in notes 1 and 7 to the consolidated financial statements, the Company changed its method of accounting for income taxes, and as discussed in notes 1 and 11 to the consolidated financial statements, the Company also changed its method of accounting for certain postretirement benefits in 1992.

                                                  KPMG Peat Marwick LLP

Providence, Rhode Island
February 10, 1995

                  PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                   DECEMBER 31,
                                                 ------------------   MARCH 31,
                                                   1993      1994       1995
                                                 --------  --------  -----------
                                                                     (UNAUDITED)
                                   ASSETS
                                   ------
Current assets:
  Cash.........................................  $  1,017  $  1,319   $    959
  Accounts receivable, net of allowance for
   doubtful accounts of $2,134 in 1993, and
   $1,950 in 1994..............................    24,432    24,916     21,585
  Television program rights, net (note 9)......     5,006     4,699      4,099
  Inventories, prepaid expenses and other
   current assets..............................     2,725     4,593      5,700
  Federal and state income taxes receivable....       667     1,661      3,407
  Deferred income taxes (note 7)...............     5,159    20,526     20,526
                                                 --------  --------   --------
    Total current assets.......................    39,006    57,714     56,276
Investments in affiliated companies (note 3)...   101,780    93,053     94,379
Notes receivable (note 4)......................    22,599    19,513     19,060
Television program rights, net (note 9)........     3,093     2,670      1,566
Property, plant and equipment, net (note 5)....   142,320   130,287    128,053
License costs, goodwill and other intangible
 assets, net...................................    51,420    35,222     34,477
Other assets (note 11).........................    30,302    31,331     30,715
Net assets of discontinued operations (note 2).   385,165   354,923    350,496
                                                 --------  --------   --------
                                                 $775,685  $724,713   $715,022
                                                 ========  ========   ========
                    LIABILITIES AND STOCKHOLDERS' EQUITY
                    ------------------------------------
Current liabilities:
  Accounts payable.............................  $  7,657  $ 10,202   $  8,440
  Accrued expenses and other current
   liabilities (note 6)........................    25,782    92,840     90,835
  Current installments of long-term debt (note
   8)..........................................     3,505    13,588     13,570
  Current portion of television program rights
   payable (note 9)............................     5,251     4,542      3,834
                                                 --------  --------   --------
    Total current liabilities..................    42,195   121,172    116,679
Long term debt (note 8)........................   276,601   247,173    247,088
Television program rights payable (note 9).....     2,246     2,822      2,027
Other liabilities (note 11)....................    45,984    44,428     45,162
Deferred income taxes (note 7).................    14,271    11,944     11,682
Deferred compensation (note 11)................    34,813    11,287     12,079
                                                 --------  --------   --------
    Total liabilities..........................   416,110   438,826    434,717
                                                 --------  --------   --------
Commitments and contingencies (notes
 3,10,11,14)
Stockholders' equity (notes 11,15):
  Class A common stock, par value $2.50 per
   share; authorized 600,000 shares; issued
   38,353 shares, and 38,369 shares in 1993 and
   1994, respectively..........................        96        96         96
  Class B common stock, par value $2.50 per
   share; authorized 300,000 shares; issued
   47,297 shares, and 47,281 shares in 1993 and
   1994, respectively..........................       118       118        118
  Additional capital...........................     1,225     1,225      1,225
  Retained earnings............................   361,293   291,791    286,686
  Unrealized gain (loss) on securities held for
   sale, net...................................       --        105       (372)
  Treasury stock at cost--427 shares and 961
   shares in 1993 and 1994, respectively.......    (3,157)   (7,448)    (7,448)
                                                 --------  --------   --------
    Total stockholders' equity.................   359,575   285,887    280,305
                                                 --------  --------   --------
                                                 $775,685  $724,713   $715,022
                                                 ========  ========   ========

          See accompanying notes to consolidated financial statements

                  PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                THREE MONTHS
                                  YEARS ENDED DECEMBER 31,     ENDED MARCH 31,
                                 ----------------------------  ----------------
                                   1992      1993      1994     1994     1995
                                 --------  --------  --------  -------  -------
                                                                 (UNAUDITED)
Revenues:
 Newspaper advertising.........  $ 88,253  $ 93,886  $ 97,006  $22,203  $22,411
 Circulation...................    32,263    31,028    30,887    7,539    7,889
 Broadcasting..................    43,281    45,506    54,024   11,185   12,687
 Other.........................     9,782    10,053    10,374    2,301    2,044
                                 --------  --------  --------  -------  -------
   Total net revenues..........   173,579   180,473   192,291   43,228   45,031
                                 --------  --------  --------  -------  -------
Expenses:
 Operating.....................    98,338    96,571    97,607   26,649   29,489
 Selling, general and
  administrative...............    62,787    74,986    83,656   15,366   15,279
 Depreciation and
  amortization.................    21,566    21,412    20,708    5,211    4,802
 Provision for impairment of
  assets.......................       661     3,363     1,016      --       --
                                 --------  --------  --------  -------  -------
   Total expenses..............   183,352   196,332   202,987   47,226   49,570
                                 --------  --------  --------  -------  -------
Operating loss.................    (9,773)  (15,859)  (10,696)  (3,998)  (4,539)
Other income (expense):
 Interest income from related
  parties (note 12)............    31,452       --        --       --       --
 Management fees from related
  parties (note 3).............     9,592     3,781     3,525      881      881
 Interest expense (note 2).....    (6,455)   (2,578)   (2,426)    (821)    (643)
 Equity in loss of affiliated
  companies (note 3)...........   (11,328)   (7,350)  (10,962)  (1,946)    (399)
 Other income (note 4).........     5,707     1,051     1,698      355      180
                                 --------  --------  --------  -------  -------
   Total other income
    (expense)..................    28,968    (5,096)   (8,165)  (1,531)      19
                                 --------  --------  --------  -------  -------
Income (loss) from continuing
 operations, before income
 taxes (benefits), discontinued
 operations, extraordinary item
 and cumulative effect of
 accounting changes............    19,195   (20,955)  (18,861)  (5,529)  (4,520)
Income taxes (benefits) (note
 7)............................    11,837    (5,765)    2,367   (1,462)  (1,838)
                                 --------  --------  --------  -------  -------
Income (loss) from continuing
 operations, before
 discontinued operations,
 extraordinary item and
 cumulative effect of
 accounting changes............     7,358   (15,190)  (21,228)  (4,067)  (2,682)
Discontinued operations (note
 2):
 Income (loss) from operations
  of discontinued segments,
  net of income taxes..........     1,555    (7,494)   (3,799)  (1,409)     --
 Loss on disposal of segments,
  net of income tax benefits...       --        --    (34,764)     --       --
                                 --------  --------  --------  -------  -------
Income (loss) before
 extraordinary item and
 cumulative effect of
 accounting changes............     8,913   (22,684)  (59,791)  (5,476)  (2,682)
Extraordinary item, net........       --      1,551       --       --       --
Cumulative effect of changes in
 accounting principles, net....     1,257       --        --       --       --
                                 --------  --------  --------  -------  -------
Net income (loss)..............  $ 10,170  $(21,133) $(59,791) $(5,476) $(2,682)
                                 ========  ========  ========  =======  =======
Net income (loss) per common
 share:
 From continuing operations....  $  85.53  $(178.08) $(250.09) $(47.72) $(31.67)
 From discontinued operations..     18.08    (87.85)  (454.31)  (16.53)     --
 Extraordinary item and
  changes in accounting
  principles...................     14.61     18.18       --       --       --
                                 --------  --------  --------  -------  -------
Net income (loss) per common
 share.........................  $ 118.22  $(247.75) $(704.40) $(64.25) $(31.67)
                                 ========  ========  ========  =======  =======
Weighted average shares
 outstanding...................    86,026    85,302    84,882   85,220   84,689
                                 ========  ========  ========  =======  =======

          See accompanying notes to consolidated financial statements

                  PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                               THREE MONTHS
                               YEARS ENDED DECEMBER 31,       ENDED MARCH 31,
                              -----------------------------  ------------------
                                1992       1993      1994      1994      1995
                              ---------  --------  --------  --------  --------
                                                                (UNAUDITED)
Operating activities:
 Income (loss) from
  continuing operations.....  $   7,358  $(15,190) $(21,228) $ (4,067) $ (2,682)
 Adjustments to reconcile
  income (loss) from
  continuing operations to
  cash flows provided by
  continuing operations:
   Depreciation and
    amortization............     21,566    21,412    20,708     5,211     4,802
   Program rights
    amortization............      8,080     7,674     7,356     1,670     1,704
   Provision for impairment
    of assets...............        661     3,363     1,016       --        --
   Equity in loss of
    affiliated companies....     11,328     7,350    10,962     1,946       399
   Interest income on notes
    receivable..............    (22,611)      --        --        --        --
   Deferred income taxes....     (1,093)   (4,846)   (3,258)      --       (262)
   Provision (payments) for
    deferred compensation...     (2,952)    5,767     7,740     1,548       792
 Changes in assets and
  liabilities:
   Accounts receivable......     (2,456)   (1,451)     (484)    4,521     3,330
   Inventories, prepaid
    expenses and other
    current assets..........      4,187      (660)   (1,868)   (2,884)   (2,855)
   Accounts payable.........     (5,988)   (3,128)    2,545     1,606    (1,762)
   Accrued expenses and
    other current
    liabilities.............       (153)    1,961      (280)   (1,945)   (2,005)
 Other, net.................      1,326     1,131     1,718       266     1,033
                              ---------  --------  --------  --------  --------
     Cash flows provided by
      continuing operations.     19,253    23,383    24,927     7,872     2,494
Income (loss) from
 discontinued operations....      1,555    (7,494)  (38,563)   (1,409)      --
Adjustments to reconcile
 income (loss) from
 discontinued operations to
 cash flows provided by
 discontinued operations....     28,174    52,220    86,045    12,741    14,105
                              ---------  --------  --------  --------  --------
     Cash flows provided by
      operating activities..     48,982    68,109    72,409    19,204    16,599
Investing activities:
 Investment securities held
  for sale..................        --     (5,551)      --        --        --
 Investments in and
  advances to affiliated
  companies.................   (105,820)   (5,783)   (6,555)   (3,351)   (2,150)
 Dividends from affiliates..      2,939     3,301     4,320       --        --
 Additions to property,
  plant and equipment.......    (20,030)  (11,597)   (6,481)   (1,206)   (1,800)
 Collections on notes
  receivable................     15,959     2,751     3,086       659       453
 Proceeds from sale of
  assets....................      3,501     1,073       594       132        24
                              ---------  --------  --------  --------  --------
 Cash flows used in
  investing activities of
  continuing operations.....   (103,451)  (15,806)   (5,036)   (3,766)   (3,473)
 Investment in discontinued
  operations................    (97,062)  (37,555)  (26,964)   (7,403)   (9,458)
                              ---------  --------  --------  --------  --------
     Cash flows used in
      investing activities..   (200,513)  (53,361)  (32,000)  (11,169)  (12,931)
Financing activities:
 Proceeds from long-term
  debt......................    234,100    30,000       --        --        --
 Principal payments on
  long-term debt and
  financing costs...........    (50,699)  (11,153)  (19,345)   (1,299)     (102)
 Payments on television
  program rights payable....     (8,112)   (7,296)   (6,760)   (1,816)   (1,504)
 Dividends paid.............     (8,128)   (8,872)   (9,711)   (2,437)   (2,422)
 Purchase of treasury
  stock.....................    (10,014)   (2,387)   (4,291)   (2,445)      --
                              ---------  --------  --------  --------  --------
 Cash flows provided by
  (used in) financing
  activities of continuing
  operations................    157,147       292   (40,107)   (7,997)   (4,028)
 Financing activities of
  discontinued operations...     (5,000)  (15,000)      --        --        --
                              ---------  --------  --------  --------  --------
     Cash flows provided by
      (used in) financing
      activities............    152,147   (14,708)  (40,107)   (7,997)   (4,028)
                              ---------  --------  --------  --------  --------
Increase (decrease) in cash.        616        40       302        38      (360)
Cash at beginning of year...        361       977     1,017     1,017     1,319
                              ---------  --------  --------  --------  --------
Cash at end of year.........  $     977  $  1,017  $  1,319     1,055       959
                              =========  ========  ========  ========  ========

          See accompanying notes to consolidated financial statements

                  PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                             CLASS A        CLASS B                           UNREALIZED
                          COMMON STOCK   COMMON STOCK                         GAIN (LOSS)  TREASURY STOCK
                          -------------- -------------- ADDITIONAL RETAINED  ON SECURITIES ---------------
                          SHARES  AMOUNT SHARES  AMOUNT  CAPITAL   EARNINGS  HELD FOR SALE SHARES  AMOUNT    TOTAL
                          ------  ------ ------  ------ ---------- --------  ------------- ------  -------  --------
Balances at December 29,
 1991...................  38,986   $ 97  47,975   $120    $1,225   $399,267         --       (100) $  (770) $399,939
Treasury stock activity:
 Purchases..............     --     --      --     --        --         --          --     (1,311) (10,014)  (10,014)
 Retirement.............  (1,021)    (2)   (290)    (1)      --     (10,011)        --      1,311   10,014       --
Conversion upon sale of
 Class B to Class A
 common stock...........      14    --      (14)   --        --         --          --        --       --        --
Dividends declared,
 $94.60 per share.......     --     --      --     --        --      (8,128)        --        --       --     (8,128)
Net income..............     --     --      --     --        --      10,170         --        --       --     10,170
                          ------   ----  ------   ----    ------   --------     -------    ------  -------  --------
Balances at December 31,
 1992...................  37,979     95  47,671    119     1,225    391,298         --       (100)    (770)  391,967
Treasury stock activity:
 Tender offer and other
  purchases.............     --     --      --     --        --         --          --       (337)  (2,460)   (2,460)
 Issuance of common
  stock from treasury...     --     --      --     --        --         --          --         10       73        73
Conversion upon sale of
 Class B to Class A
 common stock...........     374      1    (374)    (1)      --         --          --        --       --        --
Dividends declared, $104
 per share..............     --     --      --     --        --      (8,872)        --        --       --     (8,872)
Net loss................     --     --      --     --        --     (21,133)        --        --       --    (21,133)
                          ------   ----  ------   ----    ------   --------     -------    ------  -------  --------
Balances at December 31,
 1993...................  38,353     96  47,297    118     1,225    361,293         --       (427)  (3,157)  359,575
Purchases of treasury
 stock..................     --     --      --     --        --         --          --       (534)  (4,291)   (4,291)
Conversion upon sale of
 Class B to Class A
 common stock...........      16    --      (16)   --        --         --          --        --       --        --
Dividends declared,
 $114.40 per share......     --     --      --     --        --      (9,711)        --        --       --     (9,711)
Cumulative effect of
 change in accounting
 principle (note 1(c))..     --     --      --     --        --         --        5,120       --       --      5,120
Decrease in unrealized
 gain on securities held
 for sale...............     --     --      --     --        --         --       (5,015)      --       --     (5,015)
Net loss................     --     --      --     --        --     (59,791)        --        --       --    (59,791)
                          ------   ----  ------   ----    ------   --------     -------    ------  -------  --------
Balances at December 31,
 1994...................  38,369   $ 96  47,281   $118    $1,225   $291,791     $   105      (961) $(7,448) $285,887
Conversion upon sale of
 Class B to Class A
 Common Stock...........     126    --     (126)   --        --         --          --        --       --        --
Dividends declared,
 $28.60 per share
 (unaudited)............     --     --      --     --        --      (2,423)        --        --       --     (2,423)
Decrease in unrealized
 gain on securities held
 for sale (unaudited)...     --     --      --     --        --         --         (477)      --       --       (477)
Net loss (unaudited)....     --     --      --     --        --      (2,682)        --        --       --     (2,682)
                          ------   ----  ------   ----    ------   --------     -------    ------  -------  --------
Balances at March 31,
 1995 (unaudited).......  38,495   $ 96  47,155   $118    $1,225   $286,686     $  (372)     (961) $(7,448) $280,305
                          ======   ====  ======   ====    ======   ========     =======    ======  =======  ========

        See accompanying notes to consolidated financial statements

                  PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1992, 1993 AND 1994

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The accounting policies of Providence Journal Company and Subsidiaries (the "Company") are:

 (a) Description of Business and Basis of Consolidation

  The consolidated financial statements present the financial position and results of operations of Providence Journal Company and its wholly-owned and majority-owned subsidiaries:

 . Providence Journal Company, the parent company, engaged in newspaper operations and its wholly-owned subsidiaries ("Providence Journal").

 . Colony Communications, Inc. and its wholly-owned and majority-owned cable television subsidiaries ("Colony"). As discussed in note 2, these cable television operations have been presented as discontinued operations.

 . Providence Journal Broadcasting Corp. and its wholly-owned television broadcasting subsidiaries ("Broadcasting").

  Investments in affiliates in which the Company has significant influence (generally 20% to 50% owned) are accounted for using the equity method. Other investments (generally less than 20% owned) are carried at the lower of cost or net realizable value. The results of operations of wholly-owned and majority-owned subsidiaries acquired or disposed of during the year are included in the consolidated statements of operations since the date of acquisition or up to the date of disposal. All significant intercompany balances and transactions have been eliminated in consolidation.

  Certain prior year amounts have been reclassified to conform with the current year presentation.

 (b) Cash

  The Company has a cash management program whereby outstanding checks in excess of cash in the concentration account are not accounted for as reductions of cash until presented to the bank for payment. At December 31, 1993 and 1994, the Company reclassified $3,991 and $2,805, respectively, of net outstanding checks to accounts payable.

  Supplemental cash flow information is as follows:

                                                      YEARS ENDED DECEMBER 31,
                                                     --------------------------
                                                       1992     1993     1994
                                                     -------- -------- --------
   Income taxes paid during the year................ $  9,823 $  9,815 $  2,588
                                                     ======== ======== ========
   Interest paid during the year, net of amounts
    capitalized..................................... $ 10,686  $20,285  $20,911
                                                     ======== ======== ========
   Obligations incurred for acquisition of
    television program rights (non-cash
    transactions)................................... $  5,428 $  5,898 $  6,627
                                                     ======== ======== ========

  During 1992, the Company acquired certain assets and assumed certain liabilities in connection with various purchase business combinations, as follows:

   Tangible assets (primarily property, plant and equipment) acquired.  $ 86,388
                                                                        ========
   Intangible assets acquired.........................................  $270,325
                                                                        ========
   Liabilities assumed................................................  $ 24,214
                                                                        ========
   Exchange of note receivable in connection with purchase business combination.......................................................  $250,555
                                                                        ========

                  PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
 (c) Marketable Equity Securities

  Marketable equity securities consist of one common stock investment, which is included in other assets on the accompanying consolidated balance sheets. Prior to January 1, 1994, marketable equity securities were stated at cost.

  Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Under this standard, the Company's marketable equity securities are considered to be "held for sale" and unrealized gains, net of the related tax effect, are recorded as a separate component of stockholders' equity. At December 31, 1993 and 1994, the cost of marketable equity securities totaled $5,873 and $5,552, respectively; fair market value totaled $14,406 and $5,727, respectively.

  A decline in the market value of any marketable equity security below cost that is deemed other than temporary results in an adjustment to the cost basis of the security which is charged to the statement of operations.

 (d) Inventories

  Inventories, principally comprising raw materials, are stated at the lower of cost or market. Cost is determined principally on the last-in, first-out (LIFO) basis. Replacement cost of inventories was $1,433 and $1,945 at December 31, 1993 and 1994, respectively.

 (e) Television Program Rights

  Television program rights acquired under license agreements are recorded as assets at the gross value of the related liabilities at the time the programs become available for showing. The rights are amortized using accelerated methods over the term of the applicable contract. Amortized costs are included in operating expenses in the accompanying statements of operations.

  Program rights classified as a current asset represent the total amount estimated to be amortized within a year. Related liabilities due to licensers are classified as current or long-term in accordance with the payment terms.

 (f) Property, Plant and Equipment

  Property, plant and equipment are stated at cost. Expenditures for maintenance and repairs are charged to income as incurred; significant improvements are capitalized. The Company provides for depreciation using the straight-line method over the following estimated useful lives:

     Buildings and improvements...................................... 2-45 years
     Machinery and equipment......................................... 3-15
     Furniture and fixtures.......................................... 5-11
     Broadcast equipment............................................. 6-15

  When the Company determines that certain property, plant and equipment is impaired, a loss for impairment is recorded for the excess of the carrying value over the fair value of the asset. Fair value is determined by independent appraisal, if an active market exists for the related asset. Otherwise, fair value is estimated through forecasts of expected cash flows.

 (g) License Costs, Goodwill and Other Intangible Assets

  License costs and other intangible assets are stated at cost. Goodwill represents the excess of purchase price over fair value of net assets acquired. The Company provides for amortization using the straight-line method over periods ranging from 5 to 40 years.

                  PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

  Amortization expense on intangible assets charged to continuing operations totaled $3,851, $3,649 and $3,366 in 1992, 1993, and 1994, respectively.
Accumulated amortization on intangible assets totaled $33,440 and $36,002 at December 31, 1993 and 1994, respectively.

  The Company continually reviews its intangible assets to determine whether any impairment has occurred. The Company assesses the recoverability of intangible assets by reviewing the performance of the underlying operations, in particular the future operating cash flows (earnings before income taxes, depreciation, and amortization) of the acquired operation.

  Costs of obtaining debt financing have been deferred and are being amortized using the straight-line method over the period of the related debt. Deferred financing costs totaled $7,097 at December 31, 1993 and 1994. Accumulated amortization at December 31, 1993 and 1994 aggregated $985 and $1,876, respectively.

 (h) Income Taxes

  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

  Effective January 1, 1992, the Company adopted Statement 109 and it has reported the cumulative effect of that change in the method of accounting for income taxes in the 1992 consolidated statement of operations (see note 7).

 (i) Pension and Other Postretirement Benefits

  The Company has defined benefit pension plans covering substantially all employees of Providence Journal and certain employees of Broadcasting. The plans are funded in accordance with the requirements of the Employee Retirement Income Security Act.

  The Company sponsors a defined life insurance and medical plan for its newspaper and one of its broadcast operations, respectively. Effective January 1, 1992, the Company adopted Statement of Financial Accounting Standards No. 106, "Employer's Accounting for Postretirement Benefits Other than Pensions", which establishes a new accounting principle for the cost of retiree health care and other postretirement benefits (see note 11). The cumulative effect of the change in method of accounting for postretirement benefits other than pensions is reported in the 1992 consolidated statement of operations.

 (j) Derivative Financial Instruments

  The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. Derivative financial instruments are used only to manage well-defined interest rate risks.

  The Company has entered into interest rate swap agreements which are accounted for as a hedge of the obligation and, accordingly, the net swap settlement amount is recorded as an adjustment to interest expense in the period incurred (see note 8). Gains and losses upon settlement of a swap agreement are deferred and amortized over the remaining term of the agreement.

                  PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

 (k) Net Income Per Share

  Net income (loss) per share is based on the weighted average number of Class A and Class B shares of common stock outstanding. Restricted stock units and stock options are both considered common stock equivalents. Common stock equivalents were anti-dilutive for all periods in which the common stock equivalents were outstanding.

 (l) Unaudited Interim Consolidated Financial Statements

  The consolidated financial statements as of and for the three months ended March 31, 1994 and 1995 are unaudited, however, they include all adjustments (consisting of normal recurring adjustments) considered necessary by management for presentation of the financial position and results of operations for these periods. The results of operations for interim periods are not necessarily indicative of the results that may be expected for the entire year.

(2) DISCONTINUED OPERATIONS

  On November 18, 1994, the Company entered into an Agreement and Plan of Merger (the Merger Agreement) with Continental Cablevision, Inc. (Continental), whereby Continental will acquire all of the Company's cable television businesses in a tax-free merger. In order to facilitate the tax-free nature of the merger, the Company will reorganize its corporate structure in a series of transactions, the end result of which will be to spin-off all non-cable television businesses into a new company (New Providence Journal). Upon completion of the spin-off, shareholders of the Company will also own the equivalent number and class of common shares of New Providence Journal.

  The Merger Agreement provides that, as a condition to the merger, each of the following transactions shall have been completed prior to the closing:

    a) The Company will have completed its corporate reorganization described in the preceding paragraph;

    b) The Company will incur additional indebtedness in a minimum principal amount of $755,000. Such indebtedness will be used to repay existing indebtedness of the Company and King Holding Corp., complete the King acquisition (see (c) below), and purchase minority interests in other cable television subsidiaries/investments; and,

    c) The Company will acquire all of the capital stock of King Holding Corp. (as discussed in note 3(a)), the Company presently owns 50% of such capital stock). The Company has signed an agreement, dated January 18, 1995 with its joint venture partner, whereby both parties have agreed to the acquisition by the Company of all capital stock of King Holding Corp. at a purchase price of $265,000 (including transaction costs).

  The merger will be completed by an exchange of shares of the Company (after spin-off of all non-cable television businesses) for shares of capital stock of Continental with a value equal to approximately $645,000. The number of Continental shares exchanged may be reduced to the extent the Company is unable to acquire minority interests in existing cable television subsidiaries/investments.

  In addition, Continental will assume substantially all liabilities of the Company's cable television businesses, including $755,000 of the additional indebtedness described in (b) above. However, the Company will indemnify Continental from any and all liabilities arising from the non-cable television businesses, and will be responsible for all Federal and state income tax liabilities for periods ending on or before the closing date. Pursuant to such indemnification, New Providence Journal has agreed that for a period of four years subsequent to the closing it will not sell or otherwise dispose of assets, nor will it pay dividends or make other distributions such that the fair market value of New Providence Journal falls below specified levels.

                  PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

  The Company is obligated to make capital improvements to all cable systems being sold, totaling $55,000 on an annualized basis, from November 18, 1994, until the closing of the merger.

  If the Merger Agreement is terminated under certain limited circumstances, the Company may be required to pay Continental a termination fee of $42,000, plus up to an additional $10,000 to reimburse Continental for reasonable fees and expenses it incurred in connection with the merger transaction.

  Consummation of the merger requires approval by the shareholders of the Company and Continental, consent of the FCC to the transfer of control of certain licenses issued to the Company, and consent and/or waiver from relevant governmental authorities under certain franchises issued to the Company. As such, closing of the merger is not expected to be completed until the second half of 1995.

  The net assets of the cable television businesses to be acquired by Continental are presented in the accompanying consolidated balance sheets as "net assets of discontinued operations". Discontinued assets consist primarily of plant and equipment, and intangible assets. Liabilities to be assumed consist primarily of accounts payable and accrued expenses.

  The results of operations of the cable television segment, the cellular system and the paging subsidiary have been reported as discontinued in the accompanying consolidated statements of operations. Prior year financial statements have been reclassified to present these businesses as discontinued operations. Operating results of these discontinued operations were as follows:

                                                  YEARS ENDED DECEMBER 31,
                                                ------------------------------
                                                  1992      1993       1994
                                                --------  ---------  ---------
   Revenues.................................... $112,334  $ 177,417  $ 177,953
   Costs and expenses.......................... (107,824)  (185,998)  (180,597)
                                                --------  ---------  ---------
   Income (loss) before income taxes...........    4,510     (8,581)    (2,644)
   Income tax expense (benefit)................    2,955     (1,087)     1,155
                                                --------  ---------  ---------
   Net income (loss)........................... $  1,555  $  (7,494) $  (3,799)
                                                ========  =========  =========

  Income (loss) from operations of discontinued segments includes allocated interest expense totaling $8,774, $19,807 and $20,674 in 1992, 1993 and 1994, respectively. Interest allocated to discontinued segments was limited to the associated interest on debt that is to be repaid in connection with the merger. The estimated loss on disposal of segments of $34,764, which is net of income tax benefits of $8,038, includes severance packages, transaction costs and a provision for loss during the phase-out period of approximately $6,800 (which includes allocated interest of $21,671). In addition, in 1994 the Company sold its remaining cellular system investment and its paging subsidiary. As a result of these transactions, the Company recorded gains of $1,390 (net of phase-out period operating losses and income taxes).

(3) INVESTMENTS IN AFFILIATED COMPANIES

 (a) King Holding Corp.

  In February 1992 Providence Journal acquired 50% of King Holding Corp. for $105,000. King Holding Corp. subsequently acquired all of the common stock of King Broadcasting Company ("King"), a company engaged in broadcast and cable television operations, for $547,000. The Company has accounted for this investment under the equity method.

  In connection with this investment the Company received a transaction fee in 1992 totaling $6,000. The transaction fee paid to the Company in 1992 was for time and effort incurred to structure the merger, secure debt financing, and related matters. The Company also receives annual governance fees of $1,000, all of which have been included with management fees from related parties in the accompanying consolidated statements

                  PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA) of operations. Providence Journal has a management agreement with King to operate its broadcast stations and cable systems and charged King base contracted management fees of $2,104, $2,525 and $2,525 in 1992, 1993 and 1994, respectively, which has also been included in management fees from related parties. The Company charged King $300 and $1,130 for accounting services in 1993 and 1994,respectively, and was also reimbursed $2,202, $2,842 and $3,240, by King for expenses in its capacity as manager in 1992, 1993 and 1994, respectively. No fee for accounting services was charged in 1992.

  As part of the initial financing of the King transaction, the Company was awarded a warrant allowing for the purchase of 2,102 shares of Class B nonvoting common stock at $0.10 per share. In addition, the management agreement provides for the awarding of certain warrant bonuses, both on an annual and cumulative basis, based on operating cash flow during defined periods. The Company was awarded a warrant bonus providing for the purchase of 1,050, 339 and 163 shares, during 1992, 1993 and 1994, respectively, of King's Class B nonvoting common stock at $0.10 per share. It is not management's intention to exercise any outstanding warrants.

  The Company can also earn cash bonuses based on operating cash flow achieved during defined periods. The Company recorded a cash bonus under the management agreement equal to $488 and $257 in 1992 and 1993, respectively. No cash bonus was earned in 1994.

 (b) Copley/Colony, Inc.

  Colony owns 50% of Copley/Colony, Inc. ("Copley/Colony") a joint venture, with Copley Press Electronics Company (Copley), engaged in cable television operations. Colony has a management agreement with Copley/Colony, which pays it 3% of revenues, to operate its cable television systems and charged Copley/Colony management fees of $744, $738 and $719 in 1992, 1993 and 1994, respectively.

  Colony and Copley have entered into a letter of intent agreement dated November 29, 1994, whereby Copley would sell one thousand (1,000) shares of Class A common stock to Colony for a fixed aggregate purchase price of $47,790 in cash. The purchase and sale of these shares will be consummated in connection with the acquisition by Continental of all the cable television businesses of the Company.

 (c) Television Food Network, G.P.

  In August 1993, the Company, through its wholly owned subsidiaries PJ Programming, Inc. and Colony Cable Networks, Inc., acquired a 21% interest in Television Food Network, G.P. The Company controls 20% of the voting interest in the partnership, which was formed specifically to own and operate the Television Food Network channel (TVFN). TVFN develops cable television programming related to food, its preparation and other related topics. The Company invested $5,001 and $2,500 in the partnership in 1993 and 1994, respectively. In addition, it has agreed to invest $3,900 in 1995. The investment is accounted for under the equity method.

  Effective March 1994 the Company entered into a sub-lease agreement with TVFN for use of the Company's C-band primary transponder. The lease is effective through March 1999. Monthly lease payments received by the Company were $200 through September 1994 and $100, thereafter. The monthly lease payment will be reduced for each additional sublease agreement the Company enters into. The Company received $1,700 in rental payments from TVFN in 1994. The Company also grants TVFN carriage rights on its cable networks.

 (d) Linkatel Pacific, L.P.

  In July 1993, the Company, through its wholly-owned subsidiary
Colony/Linkatel Networks, Inc., invested in Linkatel Pacific, L.P. (a development stage enterprise), with two other communications

                  PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA) companies. The Company has a 42% limited interest in the partnership, which was formed to pursue the development of alternative access networks.

  Through December 31, 1994, the Company had invested $4,507 in Linkatel Pacific, L.P. In addition, the Company has committed to invest an additional $4,500 during 1995. The investment is accounted for under the equity method.

  Summary combined financial information for King Holding Corp.; Copley/Colony, Inc.; Television Food Network, G.P.; and Linkatel Pacific, L.P. as of December 31, 1993 and 1994, and for the years ended December 31, 1992, 1993 and 1994 is as follows:

                                                             1993       1994
                                                           ---------  ---------
   Current assets......................................... $  61,160  $  53,009
   Current liabilities....................................   (39,703)   (55,225)
                                                           ---------  ---------
     Working capital......................................    21,457     (2,216)
   Property, plant and equipment, net.....................    72,772     80,755
   Intangible and other assets............................   161,893    146,841
   Net assets of discontinued operations..................   286,931    255,902
   Long-term liabilities..................................  (329,743)  (290,140)
                                                           ---------  ---------
     Net assets........................................... $ 213,310  $ 191,142
                                                           =========  =========

                                                    1992      1993      1994
                                                  --------  --------  ---------
   Revenues...................................... $109,128  $126,795  $ 142,981
                                                  ========  ========  =========
   Operating income.............................. $ 15,725  $ 10,671  $   7,473
                                                  ========  ========  =========
   Loss from continuing operations............... $(12,827) $ (5,255) $ (10,858)
                                                  ========  ========  =========
   Net loss...................................... $(22,575) $(20,644) $ (34,773)
                                                  ========  ========  =========

(4) NOTES RECEIVABLE

  In September 1990, Providence Journal advanced the Lowell Sun Publishing Company and Lowell Sun Realty Company (collectively the "Lowell Sun") $25,650 and agreed to provide a $6,500 revolving credit facility. The loan and revolving credit facility are available through March 1996. As of December 31, 1994 amounts outstanding bear interest at a floating rate of prime plus 1.25%. The advance is collateralized by all assets of the Lowell Sun and an interest in Lowell Sun stock.

  As additional consideration for making the advance, the Lowell Sun granted Providence Journal a warrant to acquire a 41.67% interest in the Lowell Sun. The warrant is exercisable by Providence Journal between September 1993 and September 1995. The exercise price is calculated based on the maximum amount advanced by Providence Journal to the Lowell Sun. In the event that the warrant is not exercised, Providence Journal will receive a percentage of the increase in value of the Lowell Sun since September 1990 based upon the warrant formula.

  The Company collected in full its note receivable, with a principal balance including accrued interest of $14,716 and a carrying value of approximately $11,800, with Dial Page, Inc. in November of 1992. The corresponding gain ($2,916) has been included in other income in the accompanying consolidated statements of operations.

                  PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

(5) PROPERTY, PLANT AND EQUIPMENT, NET

  Property, plant and equipment, at cost, consist of the following at December
31:

                                                                1993     1994
                                                              -------- --------
   Land...................................................... $ 17,444 $ 17,054
   Machinery and equipment...................................   80,516   78,503
   Buildings and improvements................................   76,216   75,608
   Broadcast equipment.......................................   37,593   38,307
   Furniture and fixtures....................................   39,982   39,871
   Construction in progress..................................      651    1,564
                                                              -------- --------
                                                               252,402  250,907
   Less accumulated depreciation.............................  110,082  120,620
                                                              -------- --------
                                                              $142,320 $130,287
                                                              ======== ========

  Depreciation expense on property, plant and equipment used in continuing operations totaled $17,715, $17,761 and $17,342 in 1992, 1993 and 1994, respectively.

  In 1993, the Company wrote down its investment in the Washington Street Garage by $2,702. The Company wrote down its investment in the Omni Biltmore Hotel by $561 in 1992.

(6) ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

  Significant components of accrued expenses and other current liabilities consisted of the following amounts at December 31:

                                                                 1993    1994
                                                                ------- -------
   Accrued costs on disposal of the cable television segment... $   --  $35,075
   Deferred compensation.......................................     --   31,266
   Accrued interest............................................     --    7,263
   Salaries, wages and other employee benefits.................   7,825   7,033
   Unearned revenue............................................   3,211   4,024
   Purchase price payable on Palmer Communications, Inc.
    acquisition................................................   6,045     --
   Other.......................................................   8,701   8,179
                                                                ------- -------
                                                                $25,782 $92,840
                                                                ======= =======

(7) FEDERAL AND STATE INCOME TAXES

  As discussed in note 1, the Company adopted Statement 109 as of January 1, 1992. The cumulative effect of this change in accounting for income taxes of $3,371 was determined as of January 1, 1992 and is included in the cumulative effect of changes in accounting principles, net, in the consolidated statement of operations for the year ended December 31, 1992. Income tax expense (benefit) has been allocated as follows:

                                                       1992     1993     1994
                                                      -------  -------  -------
   Continuing operations............................. $11,837  $(5,765) $ 2,367
   Operations of discontinued segments...............   2,955   (1,087)   1,155
   Loss on disposal of segments......................     --       --    (8,038)
   Extraordinary item................................     --       799      --
   Stockholder's equity..............................     --       --        70
   Changes in accounting principles..................  (4,460)     --       --
                                                      -------  -------  -------
                                                      $10,332  $(6,053) $(4,446)
                                                      =======  =======  =======

                  PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
  Income tax expense (benefit) attributable to income from continuing operations consists of:

                                                     CURRENT  DEFERRED   TOTAL
                                                     -------  --------  --------
   Year ended December 31, 1992:
     U.S. Federal..................................  $13,316  $(3,137)  $ 10,179
     State.........................................     (386)   2,044      1,658
                                                     -------  -------   --------
                                                     $12,930  $(1,093)  $ 11,837
                                                     =======  =======   ========
   Year ended December 31, 1993:
     U.S. Federal..................................  $  (547) $(4,886)  $ (5,433)
     State.........................................     (372)      40       (332)
                                                     -------  -------   --------
                                                     $  (919) $(4,846)  $ (5,765)
                                                     =======  =======   ========
   Year ended December 31, 1994:
     U.S. Federal..................................  $ 6,272  $(3,258)  $  3,014
     State.........................................     (647)     --        (647)
                                                     -------  -------   --------
                                                     $ 5,625  $(3,258)  $  2,367
                                                     =======  =======   ========

  During the fourth quarter of 1994 the Company agreed to a final settlement with the Internal Revenue Service (IRS) relating to examinations of its income tax returns for the years 1984 through 1986. In addition, the Company also agreed to a settlement in connection with the IRS initiative for settlement of intangible asset issues.

  Deferred tax liabilities previously recorded for uncertainties related to income taxes in connection with prior purchase business combinations were adjusted to reflect the revised tax basis resulting from the aforementioned settlements. As a result of these adjustments, deferred tax liabilities and goodwill associated with the purchase business combinations, were reduced by approximately $12,500.

  During 1994, the Company provided additional income tax expense of $6,000, relating primarily to interest on settlements discussed above and various contingencies on income tax exposures identified during on-going examinations.

  Income tax expense (benefit) differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax income from continuing operations as a result of the following:

                                                      1992      1993      1994
                                                     -------  --------  --------
   Computed "expected" tax expense (benefit).......  $ 6,526  $(7,125)  $ (6,413)
   Increase (decrease) in income taxes resulting
    from:
     Reserve for tax contingencies and interest on
      settlements..................................      --       --       6,000
     Equity in net loss of King Holding Corp.......    4,285    2,463      2,831
     State and local income taxes, net of federal
      income tax...................................    1,117     (219)      (427)
     Rehabilitation credit.........................      --    (1,248)       --
     Amortization of goodwill......................      138      271        231
     Equity in earnings of affiliate not subject to
      taxation because of dividends received
      deduction for tax purposes...................     (447)     (47)      (405)
     Other, net....................................      218      140        550
                                                     -------  -------   --------
                                                     $11,837  $(5,765)  $  2,367
                                                     =======  =======   ========

                  PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1993 and 1994 are presented below:

                                                               1993      1994
                                                             --------  --------
   Gross deferred tax assets:
     Deferred compensation.................................  $ 14,892  $ 14,915
     State net operating loss carryforwards................     4,481     3,252
     Investment and other reserves.........................     5,219     5,117
     Partnership investment, principally due to book and
      tax basis differences................................     1,325       --
     Self-insurance reserves...............................     1,103     1,027
     Vacation accrual......................................       811       702
     Postretirement benefits...............................       942     1,897
     Accounts receivable, principally due to allowance for
      doubtful accounts....................................       598       438
     Loss on disposal of segments..........................       --      7,021
     Other.................................................     3,364     3,510
                                                             --------  --------
       Total gross deferred tax assets.....................    32,735    37,879
       Less valuation allowance............................    (4,535)   (3,252)
                                                             --------  --------
       Net deferred tax assets.............................    28,200    34,627
                                                             --------  --------
   Gross deferred tax liabilities:
     Plant and equipment, principally due to differences in
      depreciation and capitalized interest................   (19,470)  (15,477)
     Net intangibles, principally due to differences in
      basis................................................   (11,758)   (4,140)
     Pension income........................................    (4,355)   (4,016)
     Partnership investment................................       --       (486)
     Other.................................................    (1,729)   (1,926)
                                                             --------  --------
       Total gross deferred tax liabilities................   (37,312)  (26,045)
                                                             --------  --------
       Net deferred tax asset (liability)..................  $ (9,112) $  8,582
                                                             ========  ========

  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible, or the recovery of taxes paid in the carryback period. Management considers the scheduled reversal of deferred tax liabilities, available taxes in the carryback period, projected future taxable income and tax planning strategies in making this assessment.

  Management's analysis of the realizability of deferred tax assets indicates that temporary differences relating to certain costs for the disposal of a segment and certain amounts accrued for deferred compensation, will reverse in 1995. The net operating loss resulting in 1995, due to the reversal of these temporary differences, can be carried back and offset in full by taxable income for the year ended December 31, 1992, totaling approximately $42,000. Deferred tax assets related to these temporary differences total approximately $17,000, at December 31, 1994.

  Based upon its consideration of the aforementioned items, management believes it is more likely than not the Company will realize the benefits of recorded deferred tax assets, net of the valuation allowance, as of December 31, 1994.

                  PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


  The valuation allowance for deferred tax assets as of January 1, 1993 was $4,141. The net change in the total valuation allowance was an increase of $394 in 1993 and a decrease of $1,283 in 1994. Changes to the valuation allowance relate principally to deferred tax assets recorded for state net operating loss carryforwards.

  At December 31, 1994, the Company had net operating loss carryforwards for state income tax purposes of approximately $60,052 which are available to offset future state taxable income, if any, expiring in various years ending in 2009.

(8) LONG-TERM DEBT

  At December 31, 1993 and 1994, long-term debt consists of the following:

                                                                1993     1994
                                                              -------- --------
   Revolving credit and term loan facility at rates of
    interest averaging 4.8% and 5.8% in 1993 and 1994,
    respectively............................................  $262,000 $243,655
   Bonds payable at various rates of interest averaging 3.5%
    payable through December 2022...........................    10,000    9,900
   Note payable at an annual rate of interest equal to 18%
    payable through April 2002..............................     8,014    7,123
   Other....................................................        92       83
                                                              -------- --------
     Total long-term debt...................................   280,106  260,761
   Less current installments................................     3,505   13,588
                                                              -------- --------
     Long-term debt, excluding current installments.........  $276,601 $247,173
                                                              ======== ========

  Scheduled principal payments on outstanding debt total $260,761 and are due in the following years: 1995--$13,588; 1996--$26,015; 1997--$45,525; 1998--
$60,035; 1999--$52,545 and thereafter--$63,053.

  In September of 1992 the Company negotiated a $340,000 revolving credit and term loan facility with a syndicate of banks to refinance existing debt, complete certain acquisitions and finance working capital requirements. The agreement consists of a $240,000 two-year revolving credit, converting to a seven-year term loan with a final maturity of September 30, 2001 and a $100,000 eight-year revolving credit with a final maturity of September 30, 2000. The agreement provides for borrowings indexed to the higher of the managing banks' prime rate or federal funds rate, the certificate of deposit rate or eurodollar rate at the option of the Company, plus certain margins as defined in the agreement. A commitment fee of 3/8% per annum is payable on the unused portion of the facilities, quarterly in arrears. At December 31, 1994, the Company had $93,845 available for use under the agreement. Commitments under the $240,000 revolving credit and term loan began reducing on a quarterly basis in the fourth quarter of 1994. Quarterly reductions will range from $2,500 to $15,500 over the term of the loan.

  The facilities are secured by a pledge of stock of Colony Communications, Inc. and its subsidiaries, Providence Journal Broadcasting Corp. and its subsidiaries, in addition to a pledge of intercompany notes due to the Company from Providence Journal Broadcasting Corp.

  The revolving credit and term loan facilities contain restrictive covenants which, among other things, include limitations as to levels of indebtedness, capital expenditures and sales of subsidiaries.

                  PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
  In January 1993, the Company retired an industrial revenue bond with a face value of $9,500 for $7,150. The gain resulting from this transaction, totaling $1,551 net of tax, has been presented as an extraordinary item in the 1993 statement of operations. In addition, during December 1993 the Company settled the 11.25% note payable and incurred a prepayment penalty equal to $546 (included with discontinued operations). Both retirements were funded through additional borrowings under the revolving credit and term loan facility.

  In November 1992, the Company entered into an interest rate swap agreement to reduce the impact of changes in interest rates on its revolving credit and term loan facilities described above. The interest rate under the swap agreement is equal to 6.71% plus an applicable margin as defined in the revolving credit and term loan facility which effectively sets the interest rate at 8.1% on the first $200,000 of outstanding debt. The Company recorded additional interest expense during 1993 and 1994 totaling approximately $6,883 and $4,880, respectively, which represents the excess of the swap agreement rate over the original contractual rate. The notional amounts and respective periods covered under the agreement are as follows:

    AMOUNT                                                PERIOD
    ------                                                ------
   $200,000............................... December 30, 1992--December 30, 1996
   $175,000............................... December 30, 1996--December 30, 1997
   $150,000............................... December 30, 1997--December 30, 1999

  The Company is exposed to credit loss in the event of nonperformance by the other party to the interest rate swap agreement, however, the Company does not anticipate nonperformance under the agreement.

(9) TELEVISION PROGRAM RIGHTS PAYABLE

  Television program rights payable consist of the gross value of payments due on the acquisition of program rights. Future payments total $7,364 and are due in the following years: 1995--$4,542; 1996--$1,619; 1997--$934; 1998--$162; and
1999--$107.

  Television program rights are reviewed periodically and, if necessary, adjusted to estimated net realizable value. Accumulated amortization on television program rights totaled $17,272 and $24,628 at December 31, 1993 and 1994, respectively.

(10) OPERATING LEASES

  The Company has certain noncancelable operating leases with renewal options for land, buildings, machinery and equipment. Future minimum lease payments under noncancelable operating leases are due in the following years: 1995-- $4,631; 1996--$3,826; 1997--$3,661; 1998--$3,228; 1999--$2,929; and
thereafter--$16,056. Gross rental expense for the years ended December 31, 1992, 1993 and 1994, was $1,604, $2,173, and $5,167, respectively.

  Future minimum rental income under noncancelable subleases is as follows:
1995--$2,146; 1996--$2,338; 1997--$2,565; 1998--$2,838; and 1999--$1,704.
Sublease rental income totaled $2,100 in 1994. There was no sublease rental income in 1992 and 1993.

(11) PENSIONS AND OTHER EMPLOYEE BENEFITS

 (a) Defined Benefit Pension Plans

  The Company has two noncontributory defined benefit retirement plans. The Company's funding policy for the defined benefit plans is to contribute such amounts as are deductible for federal income tax purposes. Benefits are based on the employee's years of service and average compensation immediately preceding retirement.

                  PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

  The funded status of the defined benefit plans is as follows:

                                                              1993      1994
                                                            --------  --------
   Actuarial present value of benefit obligations:
     Vested benefit obligations............................ $(47,939) $(49,956)
                                                            ========  ========
     Accumulated benefit obligations....................... $(51,926) $(54,169)
                                                            ========  ========
   Projected benefit obligations........................... $(68,045) $(71,227)
   Plan assets at fair value (primarily corporate equity
    and debt securities, government securities and real
    estate)................................................   95,230    89,106
                                                            --------  --------
     Excess of plan assets over projected benefit
      obligations.......................................... $ 27,185  $ 17,879
                                                            ========  ========

  Certain changes in the items shown above are not recognized as they occur, but are amortized systematically over subsequent periods. Unrecognized amounts to be amortized and amounts included in the consolidated balance sheets are shown below:

                                                                 1993     1994
                                                                -------  -------
   Unrecognized net gain (loss)...............................  $ 1,564  $(8,336)
   Unrecognized net transition asset being amortized
    principally over 18 years.................................   13,184   11,956
   Unrecognized prior service cost due to plan amendment......   (3,856)  (3,504)
   Prepaid pension cost (included in other assets)............   16,293   17,763
                                                                -------  -------
     Excess of plan assets over projected benefit obligations.  $27,185  $17,879
                                                                =======  =======

  The components of 1992, 1993 and 1994 pension income as determined by the plans' actuary, are as follows:

                                                      1992     1993     1994
                                                     -------  -------  -------
   Service cost..................................... $(1,556) $(1,971) $(2,017)
   Interest cost....................................  (4,309)  (5,022)  (5,093)
   Actual return on plan assets.....................   6,594    8,681   (2,724)
   Net amortization of unrecognized net assets and
    deferrals.......................................   1,284     (691)  11,304
                                                     -------  -------  -------
     Pension income................................. $ 2,013  $   997  $ 1,470
                                                     =======  =======  =======

  The assumptions used in the above valuations are as follows:

                                                               1992  1993  1994
                                                               ----  ----  ----
   Discount rate.............................................. 8.0%  7.5%  7.5%
   Rate of increase in compensation levels.................... 5.5   5.0   5.0
   Expected long-term rate of return on assets................ 8.5   8.5   8.5

 (b) Defined Contribution and Incentive Compensation Plans

  The Company contributes to defined contribution plans based on the amount of each employee's plan contribution, not to exceed a predetermined amount as defined by each plan. The total expense of these plans was $1,115, $1,086 and $1,150 in 1992, 1993 and 1994, respectively.

                  PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
  The Company has a deferred incentive compensation plan which is administered by the Executive Committee of the Board of Directors. The expense under this plan was $2,492, $5,330 and $12,747 in 1992, 1993 and 1994, respectively. On
October 26, 1994, the Company's Board of Directors voted to terminate and pay-out the aforementioned deferred incentive compensation plan. Payment will be made in 1995 upon revaluation of the Company. As of December 31, 1993 and 1994, the amount accrued under this plan equaled $23,385 and $31,266, respectively. The 1994 amount has been classified as current.

 (c) Other Postretirement Benefit Plans

  In addition to the Company's defined benefit pension plans, Broadcasting provides postretirement medical benefits to a limited group of employees and the Journal provides postretirement life insurance benefits to substantially all of its employees. The plans are non-contributory and are not funded.

  The Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", as of January 1, 1992. The cumulative effect of adopting Statement 106 was recognized in full during 1992 and totaled $2,114 (net of income taxes).

  The Company's accrued postretirement benefit cost as of December 31, 1993 and 1994 was $3,008 and $3,086, respectively, consisting primarily of accumulated postretirement benefit obligations for retirees. Net periodic postretirement benefit cost for 1992, 1993 and 1994 totaled $251, $252 and $300, respectively, consisting primarily of interest costs.

  For measurement purposes relating to the medical plan, a medical trend rate of 17.0% for pre-65 year old participants was used grading to 7.0% after ten years and a medical trend rate of 12.0% for post-64 year old participants was used grading to 6.0% after six years. A 1% change in the medical trend rate does not result in a material impact to the Company's reported postretirement benefits. The discount rate used in determining the accumulated postretirement benefit obligation for the medical and life insurance plans was 7.5% in 1993 and 1994.

 (d) Supplemental Retirement Plan

  The Company maintains an unfunded supplemental retirement plan which provides supplemental benefits to a select group of senior management employees. At December 31, 1993 and 1994, the vested benefit obligation was $211 and $376, respectively, and the accumulated benefit obligation was $1,649 and $2,593, respectively. The projected benefit obligation totaled $4,154 and $4,955, respectively, at December 31, 1993 and 1994.

  The net periodic pension cost for 1993 and 1994 was $1,501 and $997, respectively, consisting of service and interest costs. An assumed discount rate of 7.5% and compensation level increase rate of 5.0% were used at December 31, 1993 and 1994.

 (e) Restricted Stock Unit Plan

  During 1993, the Company established a Restricted Stock Unit Plan for certain key executives. Participants are awarded restricted stock units with each unit being equivalent to one share of Class A Common Stock. Restricted stock units, including additional units accrued as a result of dividends and reinvested dividends, will be 100% vested at the end of three years from the date of the award. Upon vesting, the restricted stock units will be paid out, net of taxes, in actual shares of Class A Common Stock. Participants will be offered an opportunity to defer such payout. Vesting is accelerated for death, total

                  PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA) disability, termination other than for cause, and for retirement (pro-rata). In connection with the Plan, a total of 680 Class A shares have been reserved. As of December 31, 1993 and 1994, 655 and 666 units, respectively, were awarded. Compensation expense, included in continuing operations, totaled $405 and $2,400, during 1993 and 1994, respectively.

 (f) Stock Option Plans

  Effective October 1, 1994, the Board of Directors of the Company adopted the "1994 Employee Stock Option Plan" and the "1994 Non-Employee Director Stock Option Plan", (The "Option Plans"). The Option Plans are being submitted for approval, by the stockholders of the Company, at its Annual Meeting in 1995. If such approval has not occurred by August 31, 1995, the aforementioned Option Plans will be terminated, and any option grants previously made shall be void. Assuming that approval is obtained prior to August 31, 1995, and assuming stockholder approval of the Plan of Reorganization and the Merger, the Option Plans will remain in effect until the earlier of October 1, 1999 or termination of the aforementioned Option Plans by the Board of Directors of New Providence Journal.

  Under the terms of the Option Plans, key employees recommended by the Executive Committee of the Board (or by any other committee appointed by the Board consisting of two or more non-employee Directors) and all ten non-employee directors, are eligible to receive grants of stock options. The maximum number of shares of Class A Common Stock that can be used for purposes of the Option Plans is 4,000. Shares may be awarded from authorized and unissued shares or from treasury shares, as determined by the Executive Committee.

  Options granted under the "1994 Employee Stock Option Plan" are exercisable in four equal annual installments beginning one year after the grant date. Options under the "1994 Non-Employee Director Stock Option Plan" are exercisable on the first anniversary date of the grant. Options granted under both plans have a term of ten years.

  Upon a "Change of Control" as defined in the Option Plans, all options granted will become immediately vested and exercisable. During 1994, 687 options were granted, at an exercise price of $7,700. None of the options were exercisable as of December 31, 1994.

 (g) Change in Control Agreements

  The Company has agreements with various management employees which only become effective upon a change-in-control of the Company. These agreements were executed effective October 11, 1993.

  In event of a change of control, the agreements offer a maximum three year term of employment with responsibilities, compensation, and benefits at least commensurate as those during the prior six (6) months. If terminated involuntarily, the individuals are entitled to a maximum of 299% of their highest base pay and average bonus received during the prior three years as a lump sum severance payment. In a supplemental agreement, also executed on October 11, 1993, the Company committed to paying the severance stated above in the event an individual was involuntarily terminated as a result of corporate restructuring, even if prior to a change-in-control.

(12) ACQUISITION

  In December 1992, the Company completed the acquisition of the cable television assets of Palmer Communications, Inc. (Palmer) for approximately $326,000. The Company has accounted for this acquisition as a purchase and has included the results of operations in the accompanying consolidated financial statements from the date of acquisition.

                  PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

  In December 1990, the Company advanced Palmer $210,500 in cash comprising a six-year term loan of $205,500 and revolving credit commitment of $5,000. In December 1992, the note was settled in full in connection with the acquisition of Palmer's cable television assets. Interest income earned on this note totaled $31,452 during 1992.

(13) DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

 (a) Current Assets and Liabilities

  The carrying amount of cash, trade receivables, trade accounts payable and accrued expenses approximates fair value because of the short maturity of these instruments.

 (b) Notes Receivable

  The fair values of the Company's notes receivable are based on the amount of future cash flows associated with each instrument, discounted using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same maturities.

 (c) Long-Term Debt and Obligations for Television Program Rights

  The fair values of each of the Company's long-term debt instruments are based on the amount of future cash flows associated with each instrument discounted using the Company's current borrowing rate, for similar debt instruments of comparable maturity.

  The fair value of obligations for television program rights are based on future cash flows, discounted using the Company's current borrowing rate, over the term of the related contract.

 (d) Interest Rate Swaps

  The fair value of interest rate swaps is the amount at which they could be settled, based on estimates obtained from dealers. The amount of payment required to settle outstanding interest rate swaps at December 31, 1993 approximated $12,135. At December 31, 1994 settlement approximated a $9,443 receivable to the Company.

 (e) Limitations

  Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

  The estimated fair value of the Company's financial instruments are summarized as follows:

                                  AT DECEMBER 31, 1993   AT DECEMBER 31, 1994
                                  ---------------------- ----------------------
                                  CARRYING    ESTIMATED  CARRYING    ESTIMATED
                                   AMOUNT    FAIR VALUE   AMOUNT    FAIR VALUE
                                  ---------- ----------- ---------- -----------
   Notes receivable.............. $   22,599  $   22,599 $   19,513  $   19,513
                                  ==========  ========== ==========  ==========
   Long-term debt................ $  280,106    $283,409   $260,761    $263,430
                                  ==========  ========== ==========  ==========
   Television program rights
    payable...................... $    7,497  $    7,016 $    7,364  $    6,458
                                  ==========  ========== ==========  ==========

                  PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
(14) COMMITMENTS AND CONTINGENCIES

  The Company has outstanding payment commitments at December 31, 1994, for not yet available broadcast television programming, totaling $22,950.

  The Company has insurance programs for workers' compensation, general liability, auto and certain health coverages which comprise a form of self-insurance. The Company's liability for large losses is capped, individually and in the aggregate, through contracts with insurance companies. In addition, the Company is self-insured for environmental hazards. An estimate for claims incurred but not paid is accrued annually.

  The Company is party to various claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, all such matters are adequately covered by insurance or, if not so covered, are without merit or are of such kind, or involve such amounts, that unfavorable disposition would not have a material effect on the consolidated financial position or results of operations of the Company.

  The Company has a letter of credit commitment in an amount not to exceed $12,000 in support of industrial revenue bonds of a wholly-owned subsidiary.

  In 1987, the Company repurchased approximately 8% of its outstanding shares of common stock from an unaffiliated party. Additional consideration may be payable to the seller in the event of a significant change in the ownership of the Company prior to April 2002. Management does not believe that the merger discussed in note 2 will result in any contingent consideration.

  In October, 1992, the Congress of the United States passed the Cable Television Consumer Protection and Competition Act of 1992 (Cable Act). As a result the 1992 Cable Act, several cable television systems of the Company are subject to regulation by local franchise authorities and/or the FCC. Regulations imposed by the 1992 Cable Act, among other things, allow regulators to limit and reduce the rates that cable operators can charge for certain basic cable television services and equipment rental charges. The Company has been notified by certain franchise authorities that various regulated rates charged to subscribers were in excess of the rates permitted. The Company has reviewed the notifications as well as the disputed rates and has accrued amounts for refunds it believes will be made.

  Further rules and regulations are being considered by the FCC, however, these regulations have not yet been finalized. The ultimate impact on the operations of the Company resulting from existing rules and regulations and proposed rules and regulations, if any, cannot be determined.

  On August 12, 1994, Department of Insurance regulators seized control of Confederation Life Insurance Company. The Company's Qualified Compensation Deferral Plan has an investment contract with Confederation Life Insurance Company. The contract was entered into in 1991 and is scheduled to mature on January 2, 1996. As a result of the seizure, the value of the contract as of August 11, 1994, has been frozen at $3,840. The Company has agreed to guarantee the difference between the amount eventually paid by the regulators and the contract value on the seizure date. To date this amount cannot be quantified. The Company's share of other allocated fees associated with the settlement process would not have a material effect on the consolidated financial position or results of operations of the Company.

(15) STOCKHOLDERS' EQUITY

  The Company has two classes of common stock: Class A and Class B. Each class has the same rights and privileges, except that Class A common stock is entitled to one vote per share, whereas Class B common stock is entitled to four votes per share. In addition, the transfer of Class B common stock is limited to "Permitted Transferees" only, otherwise the shares convert to Class A common stock upon sale.

                  PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

  Effective September 26, 1990, pursuant to a shareholder rights agreement, the Company issued to shareholders one common stock right for each share of Class A or Class B common stock then outstanding. The right entitles the holder to purchase one share of Class A or Class B common stock at a purchase price of $35,000 per share. Upon the occurrence of certain events, as defined in the rights agreement, the Board of Directors may order the exchange of three common shares for each right held. The shareholder rights agreement will be terminated in connection with the closing under the Merger Agreement and a substantially similar agreement will be entered into by New Providence Journal.

  Treasury stock at December 31, 1993 and 1994, consisted of 221 and 641, Class A shares and 206 and 320 Class B shares, respectively.

(16) BUSINESS SEGMENT INFORMATION

  The Company operates in principally two industries, publishing and broadcast television. Publishing consists primarily of the publication and sale of the only daily newspaper serving Rhode Island and parts of southeastern Massachusetts. Broadcast television consists of four stations that serve markets in Louisville, Charlotte, Tucson and Albuquerque.

                  PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

  Operating results and other financial data for the principal business segments of the Company for 1992, 1993 and 1994 are presented below. Operating income (loss) by business segment is total revenue less operating expenses. Other income (expense), income taxes and extraordinary items have all been excluded from the computation of operating income (loss) by segment.

  Identifiable assets by business segment are those assets used in Company operations in each segment. Capital expenditures are reported exclusive of acquisitions.

                                                    1992      1993      1994
                                                  --------  --------  --------
   Revenues:
     Publishing.................................. $120,516  $124,914  $127,893
     Broadcasting................................   43,281    45,506    54,024
     Other.......................................    9,782    10,053    10,374
                                                  --------  --------  --------
                                                  $173,579  $180,473  $192,291
                                                  ========  ========  ========
   Operating income (loss):
     Publishing.................................. $ 10,590  $  9,891  $  9,233
     Broadcasting................................   (5,276)   (2,213)    5,576
     Corporate...................................  (14,441)  (20,886)  (26,386)
     Other.......................................     (646)   (2,651)      881
                                                  --------  --------  --------
                                                  $ (9,773) $(15,859) $(10,696)
                                                  ========  ========  ========
   Identifiable assets
     Publishing.................................. $158,878  $162,327  $174,108
     Broadcasting................................  116,837   108,305    85,724
     Discontinued operations, net................  390,123   385,165   354,923
     Investments in affiliated companies.........  106,648   101,780    93,053
     Other.......................................   20,947    18,108    16,905
                                                  --------  --------  --------
                                                  $793,433  $775,685  $724,713
                                                  ========  ========  ========
   Depreciation and amortization:
     Publishing.................................. $ 10,387  $ 11,426  $ 11,198
     Broadcasting................................   10,162     8,682     7,856
     Other.......................................    1,017     1,304     1,654
                                                  --------  --------  --------
                                                  $ 21,566  $ 21,412  $ 20,708
                                                  ========  ========  ========
   Capital expenditures
     Publishing.................................. $ 14,870  $  9,962  $  3,756
     Broadcasting................................    3,746     1,368     1,587
     Other.......................................    1,414       267     1,138
                                                  --------  --------  --------
                                                  $ 20,030  $ 11,597  $  6,481
                                                  ========  ========  ========

                          INDEPENDENT AUDITORS' REPORT

King Holding Corp.:

  We have audited the accompanying consolidated balance sheets of King Holding Corp. and subsidiaries as of December 31, 1993 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period February 25, 1992 (date of commencement of operations) to December 31, 1992 and for the years ended December 31, 1993 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of King Holding Corp. and subsidiaries at December 31, 1993 and 1994, and the results of their operations and their cash flows for the periods ended December 31, 1992, 1993 and 1994, in conformity with generally accepted accounting principles.

                                          Deloitte & Touche LLP
Boston, Massachusetts
February 10, 1995

                      KING HOLDING CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

              DECEMBER 31, 1993 AND 1994, AND MARCH 31, 1995

                  (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)

                                                                     MARCH 31,
                                                  1993      1994       1995
                                                --------  --------  -----------
                                                                    (UNAUDITED)
                                   ASSETS
                                   ------
CURRENT ASSETS:
  Cash and cash equivalents.................... $    833  $  3,578   $  1,207
  Accounts receivable--net.....................   23,685    26,801     20,671
  Film and syndication rights, current portion.   10,589     7,995      5,159
  Prepaid and other current assets.............    2,137     1,604      2,355
                                                --------  --------   --------
    Total current assets.......................   37,244    39,978     29,392
                                                --------  --------   --------
PROPERTY AND EQUIPMENT--Net....................   58,389    58,131     58,180
                                                --------  --------   --------
OTHER ASSETS:
  Film and syndication rights, long-term
   portion.....................................    4,567       787        725
  Deferred financing costs--net................   12,107    10,625     10,254
  Intangible assets--net.......................  130,887   124,070    122,389
  Long-term pension asset......................    3,481     2,927      2,730
  Other assets.................................       94        44         47
                                                --------  --------   --------
    Total other assets.........................  151,136   138,453    136,145
                                                --------  --------   --------
NET ASSETS OF DISCONTINUED OPERATIONS..........  286,930   255,902    252,763
                                                --------  --------   --------
    TOTAL ASSETS............................... $533,699  $492,464   $476,480
                                                ========  ========   ========
                    LIABILITIES AND STOCKHOLDERS' EQUITY
                    ------------------------------------
CURRENT LIABILITIES:
  Current portion of long-term debt............ $ 15,000  $ 28,804   $ 31,205
  Current portion of film and syndication
   rights......................................    9,614     7,753      5,294
  Accounts payable and other accrued expenses..    9,756    12,247      5,716
                                                --------  --------   --------
    Total current liabilities..................   34,370    48,804     42,215
LONG-TERM OBLIGATIONS:
  Long-term debt...............................  300,000   265,245    255,442
  Film and syndication rights obligations......    5,525     1,501      1,300
  Deferred income taxes........................   17,948    17,202     17,202
  Other........................................    5,213     5,721      5,732
                                                --------  --------   --------
    Total liabilities..........................  363,056   338,473    321,891
                                                --------  --------   --------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, Class A; $0.10 par value; 200
   shares authorized, issued and outstanding...
  Common stock, Class B (nonvoting); $0.10 par
   value; 240,000 shares authorized; 211,000
   issued and outstanding......................       21        21         21
  Additional paid-in capital...................  210,314   210,314    210,314
  Accumulated deficit..........................  (39,692)  (56,344)   (55,746)
                                                --------  --------   --------
    Total stockholders' equity.................  170,643   153,991    154,589
                                                --------  --------   --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..... $533,699  $492,464   $476,480
                                                ========  ========   ========

                See notes to consolidated financial statements.

                      KING HOLDING CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

PERIOD FEBRUARY 25, 1992 TO DECEMBER 31, 1992 AND YEARS ENDED DECEMBER 31, 1993
          AND 1994 AND THREE MONTHS ENDED MARCH 31, 1994 AND 1995
                  (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)

                                                               THREE MONTHS
                                                              ENDED MARCH 31,
                                                             ------------------
                                 1992      1993      1994      1994      1995
                               --------  --------  --------  --------  --------
                                                                (UNAUDITED)
REVENUES:
  Gross broadcast revenue....  $ 97,241  $117,967  $135,177  $ 28,008  $ 30,221
  Less agency commission.....    12,775    15,627    18,118     3,680     4,004
                               --------  --------  --------  --------  --------
    Net revenues.............    84,466   102,340   117,059    24,328    26,217
                               --------  --------  --------  --------  --------
COST AND EXPENSES:
  Operating..................    38,666    44,005    48,734    11,425    11,561
  Selling, general, and
   administrative............    23,415    25,233    27,179     5,966     6,811
  Management and other fees
   paid to related parties...     2,131     2,034     2,624       656       656
  Depreciation and
   amortization..............    12,364    14,697    13,746     3,481     3,385
                               --------  --------  --------  --------  --------
    Total....................    76,576    85,969    92,283    21,528    22,413
                               --------  --------  --------  --------  --------
OPERATING INCOME.............     7,890    16,371    24,776     2,800     3,804
OTHER INCOME (EXPENSE):
  Interest expense, net of
   allocation to discontinued
   operations................    (7,696)   (8,972)   (8,694)   (2,178)   (2,103)
  Other--net.................        24       288        24        77       102
                               --------  --------  --------  --------  --------
    Total other expense          (7,672)   (8,684)   (8,670)   (2,101)   (2,001)
                               --------  --------  --------  --------  --------
INCOME FROM CONTINUING OPERA-
 TIONS BEFORE INCOME TAXES...       218     7,687    16,106       699     1,803
INCOME TAX PROVISION.........     1,620     6,787     8,843       820     1,205
                               --------  --------  --------  --------  --------
INCOME (LOSS) FROM CONTINUING
 OPERATIONS..................    (1,402)      900     7,263      (121)      598
LOSS FROM DISCONTINUED CABLE
 OPERATIONS, NET OF TAXES....   (11,266)  (15,389)  (11,837)   (2,425)      --
PROVISION FOR LOSS ON DISCON-
 TINUED CABLE OPERATIONS DUR-
 ING PHASE-OUT PERIOD, NET OF
 TAXES.......................       --        --    (12,078)      --        --
                               --------  --------  --------  --------  --------
LOSS BEFORE EXTRAORDINARY
 ITEM........................   (12,668)  (14,489)  (16,652)   (2,546)      598
EXTRAORDINARY ITEM--LOSS ON
 EXTINGUISHMENT OF DEBT, NET
 OF TAXES....................   (12,535)      --        --        --        --
                               --------  --------  --------  --------  --------
NET LOSS.....................  $(25,203) $(14,489) $(16,652) $ (2,546) $    598
                               ========  ========  ========  ========  ========
INCOME (LOSS) PER COMMON
 SHARE:
  Income (loss) from
   continuing operations.....  $  (7.79) $   4.26  $  34.38  $  (0.57) $   2.83
  Discontinued operations....    (62.60)   (72.86)  (113.23)   (11.48)      --
  Extraordinary item.........    (69.66)      --        --        --        --
                               --------  --------  --------  --------  --------
  Net loss per common share..  $(140.05) $ (68.60) $ (78.85) $ (12.05) $   2.83
                               ========  ========  ========  ========  ========
Weighted average shares out-
 standing....................   179,952   211,198   211,198   211,198   211,198
                               ========  ========  ========  ========  ========

                See notes to consolidated financial statements.

                      KING HOLDING CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

PERIOD FEBRUARY 25, 1992 TO DECEMBER 31, 1992 AND YEARS ENDED DECEMBER 31, 1993
              AND 1994 AND THREE MONTHS ENDED MARCH 31, 1995
                             (DOLLARS IN THOUSANDS)

                              COMMON STOCK
                              --------------
                                             ADDITIONAL                 TOTAL
                              CLASS   CLASS   PAID-IN   ACCUMULATED STOCKHOLDERS'
                                A       B     CAPITAL     DEFICIT      EQUITY
                              ------  ------ ---------- ----------- -------------
CAPITALIZATION OF THE
 COMPANY AT THE ACQUISITION
 DATE (February 25, 1992)...    $--    $  21  $209,979                $ 210,000
  Net loss..................                             $(25,203)     (25,203)
                              ------   -----  --------   --------     ---------
BALANCE, DECEMBER 31, 1992       --       21   209,979    (25,203)      184,797
  Compensation costs related
   to warrant bonuses.......                       335                      335
  Net loss..................                              (14,489)      (14,489)
                              ------   -----  --------   --------     ---------
BALANCE, DECEMBER 31, 1993..     --       21   210,314    (39,692)      170,643
  Net loss..................                              (16,652)      (16,652)
                              ------   -----  --------   --------     ---------
BALANCE, DECEMBER 31, 1994..    $--    $  21  $210,314   $(56,344)    $ 153,991
  Net income (unaudited)....                                  598           598
                              ------   -----  --------   --------     ---------
BALANCE, MARCH 31, 1995 (un-
 audited)...................    $--    $  21  $210,314   $(55,746)    $ 154,589
                              ======   =====  ========   ========     =========


                See notes to consolidated financial statements.

                      KING HOLDING CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

PERIOD FEBRUARY 25, 1992 TO DECEMBER 31, 1992 AND YEARS ENDED DECEMBER 31, 1993
          AND 1994 AND THREE MONTHS ENDED MARCH 31, 1994 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                                      THREE MONTHS
                                                                     ENDED MARCH 31,
                                                                     ----------------
                                         1992      1993      1994     1994     1995
                                       --------  --------  --------  -------  -------
                                                                       (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Income (loss) from continuing
  operations.........................  $ (1,402) $    900  $  7,263  $  (121) $   598
                                       --------  --------  --------  -------  -------
 Adjustments to reconcile income
  (loss) from continuing operations
  to net cash provided by operating
  activities:
  Depreciation and amortization......    12,364    14,697    13,746    3,481    3,385
  Loss on disposal of fixed assets...       345       --        464      --       --
  Compensation costs related to
   warrant bonuses...................       --        335       --       --       --
  Deferred income taxes..............   (13,603)       18      (746)     --       --
  Changes in assets and liabilities:
   Accounts receivable...............     5,755    (4,695)   (3,116)   4,667    6,130
   Prepaid and other current assets..     1,124       905       533     (354)    (751)
   Accounts payable and other accrued
    expenses.........................    (2,422)      838     2,491   (3,691)  (6,531)
   Other, net........................     1,263       575     2,595      353      625
   Film rights assets and
    liabilities......................    (1,509)   (1,286)      489      289      238
                                       --------  --------  --------  -------  -------
    Total adjustments................     3,317    11,387    16,456    4,745    3,096
                                       --------  --------  --------  -------  -------
    Net cash provided by continuing
     operating activities............     1,915    12,287    23,719    4,624    3,694
                                       --------  --------  --------  -------  -------
 Loss from discontinued operations...   (11,266)  (15,389)  (11,837)  (2,426)       0
 Adjustment to derive cash flows from
  discontinued operating activities:
  Change in net operating assets.....    25,571    37,318    31,997    8,525    5,291
                                       --------  --------  --------  -------  -------
   Net cash provided by discontinued
    operating activities.............    14,305    21,929    20,160    6,099    5,291
                                       --------  --------  --------  -------  -------
   Net cash provided by operating
    activities.......................    16,220    34,216    43,879   10,723    8,985
                                       --------  --------  --------  -------  -------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Sale of short-term investments......       608       --        --       --       --
 Purchase of property and equipment..    (3,050)   (3,086)   (7,136)    (631)  (1,802)
 Increase in other assets, net.......       (45)     (250)      --       --       --
                                       --------  --------  --------  -------  -------
   Net cash used in investing
    activities of continuing
    operations.......................    (2,487)   (3,336)   (7,136)    (631)  (1,802)
   Net cash used in investing
    activities of discontinued
    operations.......................   (11,859)  (14,691)  (13,047)  (2,758)  (2,152)
                                       --------  --------  --------  -------  -------
   Net cash used in investing
    activities.......................   (14,346)  (18,027)  (20,183)  (3,389)  (3,954)
                                       --------  --------  --------  -------  -------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Payments of notes payable...........   (19,000)  (16,000)  (20,951)  (5,921)  (7,402)
 Early extinguishment of debt........   (12,535)      --        --       --       --
                                       --------  --------  --------  -------  -------
   Net cash used in financing
    activities.......................   (31,535)  (16,000)  (20,951)  (5,921)  (7,402)
                                       --------  --------  --------  -------  -------
NET INCREASE (DECREASE)................ (29,661)      189     2,745    1,413   (2,371)
CASH AND CASH EQUIVALENTS, BEGINNING
 OF PERIOD (INCLUDING CASH AND CASH
 EQUIVALENTS INCLUDED IN NET ASSETS
 OF DISCONTINUED OPERATIONS).........    30,348       687       876      876    3,621
                                       --------  --------  --------  -------  -------
CASH AND CASH EQUIVALENTS, END OF
 PERIOD:
 Continuing operations...............       647       833     3,578    2,246    1,207
 Included in net assets of
  discontinued operations............  $     40  $     43  $     43  $    43  $    43
                                       ========  ========  ========  =======  =======

                See notes to consolidated financial statements.

                      KING HOLDING CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               PERIOD FEBRUARY 25, 1992 TO DECEMBER 31, 1992 AND
                   THE YEARS ENDED DECEMBER 31, 1993 AND 1994
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business--King Holding Corp. (the Company) owns and operates certain television stations and cable television properties throughout the central and western United States and Hawaii. The Company was formed as a joint venture between the Providence Journal Company and subsidiaries (the Providence Journal) and an investment banking organization (the Investor Stockholder). The Providence Journal and Investor Stockholder each own a 50% interest in the Company. On February 25, 1992, the Company acquired the outstanding capital stock of King Broadcasting Company (Broadcasting), the parent company of King Videocable Company (Videocable), for a purchase price of approximately $364,000 plus assumed liabilities aggregating $183,000 (the Acquisition). The Acquisition has been accounted for as a purchase, and accordingly, the accompanying consolidated statements of operations, stockholders' equity, and cash flows include the operations of the Company and its subsidiaries commencing February 25, 1992. The purchase price was funded through the initial capitalization of the Company and proceeds received from debt financing with a syndicate of banks (see Note 5). As part of the initial capitalization of the Company, the Providence Journal was awarded a warrant allowing for the purchase of 2,012 shares of Class B nonvoting common stock at $.10 per share.

  During 1994 the Company entered into a plan to discontinue its Cable operations (see Note 2).

 Summary of Significant Accounting Policies

  Basis of Presentation--The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. The accompanying consolidated financial statements differ from those previously issued by the Company due to the reporting of its discontinued cable operations (see Note 2). All significant transactions between the consolidated entities have been eliminated (see Note 9).

  Interim Financial Information--The consolidated financial statements for the three months ended March 31, 1994 and 1995 are unaudited but, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments and accruals) which the Company considers necessary for a fair presentation of the operating results and cash flows for these periods. Results for interim periods are not necessarily indicative of results for the entire year.

  Revenue Recognition--Revenues from broadcast activities are recognized as advertisements are broadcast. Revenues from cable activities are recognized as the services are provided.

  Investment in Nonconsolidated Partnerships--The Company has made certain investments in media partnerships as a limited and general partner with voting interests of approximately 10% and 50%, respectively. These investments are accounted for using the equity method and are included in net assets of discontinued operations. Income attributable to the Company's proportional share of the partnership earnings is reported within other expense.

  Allowance for Doubtful Accounts--The allowance for doubtful accounts of the continuing operations at December 31, 1993 and 1994 aggregated $715 and $1,200, respectively.

  Property and Equipment--Property and equipment are recorded at cost, or in the case of property and equipment acquired as a result of the Acquisition, at appraised fair value at the date of purchase. Cable system betterments, including materials, labor and interest, are recorded at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the related assets, generally three to twenty years.

                      KING HOLDING CORP. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

  In 1993, due to provisions of the Cable Television Consumer Protection and Competition Act of 1992 (Cable Act) which effectively transferred ownership of wiring and additional outlets installed in a customer's residence, Videocable accelerated the depreciation of these items based upon the estimated customer churn rate and expensed all costs of installation and wiring in the home as incurred effective January 1, 1993.

  Deferred Financing Costs--Costs of obtaining debt financing have been deferred and are being amortized using the straight-line method over the amortization period of the related debt (ten years). Included in such costs are $12,000 of fees paid to the Company's stockholders to assist in the arrangement of the financing. Accumulated amortization at December 31, 1993 and 1994 aggregated $2,718 and $4,201, respectively.

  Intangible Assets--Intangible assets are recorded at their appraised fair value at the date of Acquisition. Amortization is provided using the straight-line method over the estimated useful lives of the related assets, generally fifteen to forty years. The Company evaluates the recoverability of intangible assets by reviewing the performance of the underlying operations, in particular the future undiscounted operating cash flows. The Company also evaluates the amortization periods of the intangible assets to determine whether events or circumstances warrant revised estimates of useful lives.

  Film and Syndication Rights--Assets and liabilities related to film and syndication rights are recorded at cost, when the related film or television series is available for broadcast. Film rights assets are amortized using principally accelerated methods, based on the anticipated value of each film showing and the number of anticipated showings. Syndication rights are amortized ratably over the term of the series expected showing.

  Cash and Cash Equivalents--The Company considers all short-term, highly liquid investments purchased with remaining maturities of three months or less to be cash equivalents.

  Supplemental cash flow information for the periods ended December 31, 1992, 1993 and 1994 is as follows:

                                                          1992    1993    1994
                                                         ------- ------- -------
   Cash paid for interest expense....................... $22,765 $25,453 $25,165
   Cash paid for income taxes...........................     373   3,021   4,736

  Income Taxes--Deferred income taxes are provided to recognize temporary differences between book and tax bases of the Company's assets and liabilities and the effects of credits and other items not yet recognized for tax purposes.

  Interest Rate Swaps--The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. Derivative financial instruments are used only to manage well-defined interest rate risks.

  The Company has entered into interest rate swap agreements which are accounted for as a hedge of the obligation and accordingly, the net swap settlement amount is recorded as an adjustment to interest expense in the period incurred. Gains and losses upon settlement of a swap agreement are deferred and amortized over the remaining term of the agreement.

  Net Loss Per Common Share--Net loss per common share is computed using the weighted average number of common shares outstanding during the year.

                      KING HOLDING CORP. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

2. DISCONTINUED OPERATIONS

  On November 18, 1994, the Providence Journal signed a definitive merger agreement with Continental Cablevision, Inc. (Continental) whereby Continental will acquire all of the Providence Journal's owned and partially owned cable systems in a tax-free merger. The Providence Journal has entered into a purchase and sale agreement dated January 18, 1995 with its Investor Stockholder whereby both parties have agreed in principle to the acquisition by the Providence Journal of all capital stock of the Company prior to the exchange with Continental. The Company's cable systems will then be included in Continental's acquisition.

  As part of the merger, outstanding borrowings under the credit agreement (see
Note 5) will be repaid out of the proceeds of additional indebtedness to be assumed by Continental.

  A number of legal and regulatory approvals are required to finalize the merger. Stockholder approval from Continental and the Providence Journal will also be required. The transaction is not expected to close until the second half of 1995.

  The net assets of Videocable have been segregated in the accompanying consolidated balance sheets as "net assets of discontinued operations". Net assets to be acquired consist primarily of property and equipment, and intangible assets.

  The results of operations of Videocable have been reported as discontinued operations in the accompanying consolidated statements of operations. Prior year financial statements have been reclassified to conform to the current year presentation. The condensed statements of operations relating to the discontinued cable operations are presented below:

                                                  1992      1993       1994
                                                --------  ---------  ---------
   Revenues.................................... $ 66,006  $  83,538  $  84,174
   Costs and expenses..........................  (82,602)  (106,342)  (101,261)
                                                --------  ---------  ---------
   (Loss) before income taxes..................  (16,596)   (22,804)   (17,087)
   Income tax benefit..........................    5,330      7,415      5,250
                                                --------  ---------  ---------
   Net (loss).................................. $(11,266) $ (15,389) $ (11,837)
                                                ========  =========  =========

  The Company does not anticipate a loss on the disposal of its Videocable operations. The provision for loss during the phase-out period, recorded by the Company during 1994, including allocated interest of $18,258, net of taxes was $12,078. Videocable's net loss for the three months ended March 31, 1995, $2,404 has been charged against the accrual recorded during 1994 to provide for such expected losses.

3. PROPERTY AND EQUIPMENT

  Property and equipment of continuing operations consisted of the following at December 31:

                                                               1993      1994
                                                             --------  --------
   Land and buildings....................................... $ 40,118  $ 40,225
   Broadcast equipment......................................   27,625    30,352
   Office equipment.........................................    2,749     2,979
   Leasehold improvements...................................    1,176     1,207
   Construction-in-process..................................    1,422     4,343
                                                             --------  --------
       Total................................................   73,090    79,106
   Less accumulated depreciation and amortization...........  (14,701)  (20,975)
                                                             --------  --------
   Property and equipment--net.............................. $ 58,389  $ 58,131
                                                             ========  ========

                      KING HOLDING CORP. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

4. INTANGIBLE ASSETS

  Intangible assets of continuing operations consisted of the following at December 31:

                                                               1993      1994
                                                             --------  --------
   FCC license agreements................................... $ 59,780  $ 59,780
   Goodwill.................................................   28,774    28,774
   Advertiser relations.....................................   47,200    47,200
   Other....................................................    7,484     7,669
                                                             --------  --------
       Total................................................  143,238   143,423
   Less accumulated amortization............................  (12,351)  (19,353)
                                                             --------  --------
   Intangible assets--net................................... $130,887  $124,070
                                                             ========  ========

5. FINANCING AGREEMENTS

  The Company has a credit agreement (the Credit Agreement) with a syndicate of banks which consists of a revolving credit facility, "swing" loans (as defined), and a term loan.

  The revolving credit facility provides for borrowings of up to $50,000 of which $10,800 was outstanding on December 31, 1994. Borrowings outstanding under the facility are payable in full in February 2000. The term loan of $283,249 is payable in 32 quarterly installments commencing in March 1994.

  "Swing" loans are available to the Company from the lead bank of the syndicate. "Swing" loans are available up to a maximum aggregate borrowing level of $5,000 at any one time, and are generally subject to the same repayment terms as the revolving credit facility.

  Borrowings under the Credit Agreement bear interest at either a bank's CD rate plus an applicable margin (as defined), the LIBOR rate plus the applicable margin or an alternate base rate determined as the greater of a bank's prime rate, the Federal Funds rate plus 1/2% or a secondary market determined rate plus 1 1/4% all determined at the Company's option. At December 31, 1994, the interest rate on the revolving credit facility was 7.375%. During 1994, interest rates on the term loan ranged between 4.88% and 7.75%, based on the one and three month LIBOR rates, respectively.

  In connection with the Credit Agreement, the Company is required to pay an annual fee of 3/8 of 1% of the average daily unused availability under the revolving credit facility. In addition, the Company is required to pay the lead bank an annual fee of 3/8 of 1% of the average daily unused "swing" loan availability. Such fees aggregated $97, $187 and $194 in 1992, 1993 and 1994, respectively.

  The Credit Agreement contains certain limitations on additional indebtedness, capital expenditures, payments to affiliates and disposition of assets and requires the Company to maintain certain leverage and interest coverage ratios, all as defined in the Agreement.

  At December 31, 1994, long-term debt is due as follows:

      1995........................................................ $ 28,804
      1996........................................................   38,408
      1997........................................................   38,408
      1998........................................................   38,408
      1999........................................................   28,804
      Thereafter..................................................  121,217
                                                                   --------
          Total................................................... $294,049
                                                                   ========

                      KING HOLDING CORP. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
  In March 1992, the Company entered into two interest rate swap agreements to minimize interest rate risk on its revolving and term credit facilities described above and to access lower interest rates in certain markets. The interest rate under the swap agreements is equal to 7.23%, plus an applicable margin as defined in the revolving credit and term loan facility, which effectively sets the interest rate at 8.6%. The agreements expire March 25, 1999 and cover $250,000 of notional principal amount.

  The Company recorded additional interest expense during 1992, 1993 and 1994 totaling approximately $6,433, $9,915 and $7,427, respectively, which represents the excess of the swap agreement rate over the original contractual rate. The notional amounts and respective periods covered under the agreements are as follows:

       AMOUNT
       ------
       $250,000.......................... March 25, 1992--March 25, 1995
       $200,000.......................... March 25, 1995--March 25, 1996
       $160,000.......................... March 25, 1996--March 25, 1997
       $110,000.......................... March 25, 1997--March 25, 1998
       $ 50,000.......................... March 25, 1998--March 25, 1999

  The Company is exposed to credit loss in the event of nonperformance by the other parties to the interest rate swap agreements, however, the Company does not anticipate nonperformance under the agreement.

  Videocable has been allocated interest (including amortization of deferred financing costs) of $16,355, $19,054 and $18,224 for the periods ended December 31, 1992, 1993 and 1994, respectively and $4,629 and $4,469 for the periods ended March 31, 1994 and 1995, respectively. Interest expense has been allocated to Videocable based upon intercompany financing in connection with the Acquisition. The effective interest rate used in these allocations was 8.36% during these periods. The common stock and assets of the Company are pledged to collateralize all external financing arrangements.

  The Company was required to pay certain lenders to the predecessor owners a prepayment penalty of approximately $19,000 at the date of Acquisition. The payment, which is a loss associated with the early extinguishment of debt, has been reported as an extraordinary item in the accompanying 1992 consolidated financial statements.

6. EMPLOYEE BENEFIT PLANS

  In connection with the Acquisition described in Note 1, the Company assumed a defined benefit pension plan (the Plan). The Plan covers all qualified employees who meet certain employment service and age requirements and are not covered by union pension plans. Net periodic pension cost is comprised of the components listed below, as determined using the actuarial cost aggregate method. The Company's funding policy is to make annual contributions to the Plan in such amounts necessary to fund benefits provided by the Plan on the basis of information provided by the Plan's actuary.

  Consolidated net periodic pension cost without regard to the effect of the discontinued operations for the periods ended December 31, 1992, 1993 and 1994 is as follows:

                                                     1992     1993     1994
                                                    -------  -------  -------
   Service cost for benefits earned during the
    period......................................... $   696  $   852  $   908
   Interest cost on projected benefit obligation...   1,463    1,804    1,896
   Return on Plan assets...........................    (412)  (2,481)     774
   Net deferral....................................  (1,427)     323   (3,030)
   Amortization of prior service cost..............     --       --       (18)
                                                    -------  -------  -------
       Total....................................... $   320  $   498  $   530
                                                    =======  =======  =======

                      KING HOLDING CORP. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
  The following table sets forth the Plan's funded status and obligations at December 31, 1993 and 1994 without regard to the effect of the discontinued operations:

                                                               1993      1994
                                                             --------  --------
   Actuarial present value of accumulated benefit
    obligations, including vested benefits of $20,753 and
    $20,012 in 1993 and 1994, respectively.................  $(20,787) $(23,146)
                                                             ========  ========
   Projected benefit obligation............................  $(25,110) $(26,596)
   Plan assets at fair value, consisting of cash and equity
    securities.............................................    27,123    28,226
                                                             --------  --------
   Plan assets in excess of projected benefit obligation...     2,013     1,630
   Prior service cost......................................       --       (176)
   Unrecognized net loss...................................     1,926     1,955
                                                             --------  --------
   Pension asset...........................................  $  3,939  $  3,409
                                                             ========  ========

  The assumptions used in the above valuations are as follows:

                                                               1992  1993  1994
                                                               ----  ----  ----
   Discount rate.............................................. 8.0%  7.5%  7.5%
   Rate of increase in compensation levels.................... 5.5   5.0   5.0
   Expected long-term rate of return on assets................ 8.5   8.5   8.5

  In 1993, the Company instituted an employee savings plan (401(k) Plan) to provide benefits for substantially all employees of the Company meeting certain eligibility requirements. The Plan requires the Company to match 25% of employee contributions, up to a maximum of 1% of covered compensation. Expense related to the Plan without regard to the effect of the discontinued operations aggregated $228 and $252 for the years ended December 31, 1993 and 1994, respectively.

  Pension expense allocated to Videocable, pursuant to these plans, aggregated $60 and $54 for 1993 and 1994, respectively. Further, prepaid pension costs with respect to the defined benefit plan of $457 and $384 have been allocated to Videocable at December 31, 1993 and 1994, respectively.

7. INCOME TAXES

  The income tax provision for continuing operations recorded for the periods ended December 31, 1992, 1993 and 1994 consists of the following:

                                                         1992     1993    1994
                                                       --------  ------  ------
   Currently payable:
     Federal.......................................... $ 10,696  $5,577  $8,103
     State............................................    1,184     579   1,486
                                                       --------  ------  ------
       Total..........................................   11,880   6,156   9,589
                                                       --------  ------  ------
   Deferred:
     Federal..........................................   (9,146)    651    (886)
     State............................................   (1,114)    (20)    140
                                                       --------  ------  ------
       Total..........................................  (10,260)    631    (746)
                                                       --------  ------  ------
   Income tax provision--net.......................... $  1,620  $6,787  $8,843
                                                       ========  ======  ======

                      KING HOLDING CORP. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
  A reconciliation of the net income tax provision computed using the U.S. federal statutory rate of 34% (35% in 1994) to pretax income from continuing operations was as follows:

                                                            1992   1993   1994
                                                           ------ ------ ------
   Computed "expected" tax expense........................ $   74 $2,614 $5,637
   Amortization of goodwill...............................  1,500  1,800  1,850
   State and local taxes, net of federal tax benefit......     46    362  1,057
   Enacted future rate change.............................    --   1,880    362
   Other..................................................    --     131    (63)
                                                           ------ ------ ------
   Effective tax.......................................... $1,620 $6,787 $8,843
                                                           ====== ====== ======

  The significant components of deferred income tax provision attributable to income from continuing operations for the periods ended December 31, 1992, 1993 and 1994 are as follows:

                                                      1992     1993     1994
                                                    --------  -------  -------
   Deferred income tax (exclusive of the effects
    of other components below)....................  $ (9,661) $(1,950) $(4,899)
   (Increase) decrease in alternative minimum tax.      (526)     701    3,845
   State net operating loss benefit, net of
    federal tax...................................       (73)     --       244
   Federal net operating loss benefit.............       --       --        64
   Enacted future rate change.....................       --     1,880
                                                    --------  -------  -------
   Total deferred tax provision (benefit).........  $(10,260) $   631  $  (746)
                                                    ========  =======  =======

  The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 1993 and 1994 are presented below:

                                                                 1993     1994
                                                                -------  -------
   Deferred tax assets:
     Accounts receivable, principally due to allowance for
      doubtful accounts.......................................  $   372  $   279
     Film and syndication rights, principally due to different
      accounting methods......................................      714      511
     Compensated absences, principally due to accrual for
      financial reporting purposes............................      265      212
     Net operating loss carryforwards.........................      321       13
     Alternative minimum tax credit carryforwards.............    2,574      --
     Other....................................................   (1,035)   1,186
                                                                -------  -------
   Gross deferred tax assets..................................    3,211    2,201
                                                                -------  -------
   Deferred tax liabilities:
     Property and equipment, principally due to basis
      differences.............................................   18,121   17,778
     Retirement plan, principally due to accrual for financial
      reporting purposes......................................    1,304    1,256
     Enacted future rate increases............................    1,880      --
     Other....................................................     (146)     369
                                                                -------  -------
   Gross deferred tax liabilities.............................   21,159   19,403
                                                                -------  -------
   Net deferred tax liabilities...............................  $17,948  $17,202
                                                                =======  =======

                      KING HOLDING CORP. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
  At December 31, 1994, the Company has net operating loss carryforwards of $75,000 for state income tax purposes which are available to offset future state taxable income, if any, through 2009. Approximately $54,000 of these net operating loss carryforwards were present at Acquisition and, due to uncertainty of eventual realization, a full valuation reserve was provided against these assets at that time. Should these net operating loss carryforwards be realized in the future, the effect would be to reduce the recorded value of certain intangible assets.

8. COMMITMENTS

  Film and Syndication Rights--The Company has entered into certain film and syndication rights' agreements which allow for showings of certain programs over various periods. At December 31, 1994, film and syndication rights liabilities related to programs available for broadcast are due as follows:

      1995.......................................................... $7,753
      1996..........................................................    787
      1997..........................................................    487
      1998..........................................................    189
      1999..........................................................     38
      Thereafter....................................................    --
                                                                     ------
          Total..................................................... $9,254
                                                                     ======

  In addition, the Company has entered into film and syndication rights' agreements covering programs not yet available for broadcast. No asset or liability related to these programs has been reflected in the financial statements. At December 31, 1994, the Company had executed contracts aggregating $36,745 (net of deposits) for programs not yet available for broadcast.

  Operating Leases--The Company leases office and other facilities under operating leases expiring at various dates through 2004. At December 31, 1994, minimum payments required under noncancelable leases with terms in excess of one year for continuing operations are as follows:

      1995.......................................................... $  888
      1996..........................................................    880
      1997..........................................................    812
      1998..........................................................    567
      1999..........................................................    309
      Thereafter....................................................    899
                                                                     ------
          Total..................................................... $4,355
                                                                     ======

  Rent expense under operating leases from continuing operations aggregated $324, $383 and $490 for the periods ended December 31, 1992, 1993 and 1994, respectively.

9. RELATED-PARTY TRANSACTIONS

  The Company has entered into a management agreement (the Management Agreement) with the Providence Journal, under the terms of which the Providence Journal will operate and manage the Company's cable systems and Broadcasting's television stations through February 1997. The Management Agreement provides for a base management fee of $2,525 per year and payment of bonuses based on operating cash flow

                      KING HOLDING CORP. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
(as defined in the Management Agreement) at the end of each fiscal year for managing both the Company and Broadcasting. Bonus expense earned by the Providence Journal during 1992 was $745. No bonus was earned during 1993 and 1994.

  In addition, the Management Agreement provides for the awarding of certain warrant bonuses, both on an annual and cumulative basis, based on operating cash flow at the end of defined periods. Through December 31, 1994, the Providence Journal had been awarded warrant bonuses providing for the purchase of 1,552 shares, of the Company's Class B nonvoting common stock at $0.10 per share. Compensation expense recorded related to these warrant issuances aggregated $335 in 1993. Based upon the purchase and sale agreement (See note
2) whereby the Providence Journal will buy out the Investor Stockholder for a fixed price, it is not probable that the Providence Journal will exercise any outstanding warrants and accordingly, the Company has not recorded compensation expense during 1994.

  The Providence Journal is also entitled to compensation for out-of-pocket costs incurred in its capacity as manager of the cable systems for which the Company reimbursed the Providence Journal $2,202, $2,842 and $3,844 during 1992, 1993 and 1994, respectively.

  The Company is also obligated to pay the Providence Journal an annual $1,000 governance fee, in advance, on December 20 of each year.

  The Company entered into a consulting and advisory services agreement (the Services Agreement) with the Investor Stockholder. Under the terms of the Services Agreement, the Company is obligated to pay the Investor Stockholder an annual fee of $1,000, in advance, on January 1 of each year.

  For the periods ended December 31, 1992, 1993 and 1994, Videocable has been allocated expenses under the terms of the Management Agreement, and other related fees discussed above, aggregating $2,131, $2,034 and $1,901, respectively.

10. FAIR VALUE DISCLOSURE

  Current Assets and Liabilities--The carrying amount of cash, trade receivables, trade accounts payable and accrued expenses approximates fair value because of the short maturity of these instruments.

  Long-term Debt--The fair values of each of the Company's long-term debt instruments are based on the amount of future cash flows associated with each instrument discounted using current borrowing rates for similar debt instruments of comparable maturity. The fair value of long-term debt approximated carrying value at December 31, 1993 and 1994.

  Interest Rate Swaps--The fair value of interest rate swaps is the amount at which they could be settled based on estimates obtained from dealers. The amount required to settle outstanding interest rate swaps at December 31, 1993 and 1994 approximated ($17,343) (loss) and $3,575 (gain), respectively.

11. COMMITMENTS AND CONTINGENCIES

  The Company is the defendant in a number of legal actions, the outcome of which management believes, based upon the advice of counsel, will not have a material effect on the Company's financial position or results of operations.

                      KING HOLDING CORP. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

  The Company has outstanding letter of credit commitments amounting to $756 as of December 31, 1994.

  In October 1992, the Congress of the United States passed the Cable Act. As a result of the Cable Act, several cable television systems of the Company are subject to regulation by local franchise authorities and/or the FCC. Regulations imposed by the Cable Act, among other things, allow regulators to limit and reduce the rates that cable operators can charge for certain basic cable television services and equipment rental charges. The Company has been notified by certain franchise authorities that various regulated rates charged to subscribers were in excess of the rates permitted. The Company is in the process of reviewing the notifications as well as the disputed rates.

  Further rules and regulations are being considered by the FCC, however, these regulations have not yet been finalized. The ultimate impact on the operations of the Company resulting from existing rules and regulations and proposed rules and regulations, if any, cannot be determined.

  Videocable is obligated to make capital improvements of $17,100 on an annualized basis under the terms of the various agreements entered into at the Merger Agreement date (see Note 2).

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Providence Journal Company:

  We have audited the accompanying combined balance sheets of Colony Communications, Inc., Copley/Colony, Inc., Colony Cablevision, a division of Providence Journal Company, and King Videocable Company, (collectively "Providence Journal Cable"), as of December 31, 1993 and 1994, and the related combined statements of operations, changes in group equity, and cash flows for each of the years in the three-year period ended December 31, 1994. These combined financial statements are the responsibility of Providence Journal Cable's management. Our responsibility is to express an opinion on these combined financial statements based on our audits. We did not audit the consolidated financial statements of King Videocable Company, which statements reflect total assets constituting 45 percent of the related combined totals in 1993 and 1994, and total revenues constituting 33 percent in 1992, and 30 percent in 1993 and 1994, respectively, of the related combined totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for King Videocable Company, is based solely on the report of the other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

  The accompanying combined financial statements are intended to present the cable television businesses owned or partially owned by Providence Journal Company that are to be acquired by Continental Cablevision, Inc., pursuant to an agreement and plan of merger described in note 1.

  In our opinion, based on our audits and the report of the other auditors, the combined financial statements referred to above present fairly, in all material respects, the financial position of Providence Journal Cable as of December 31, 1993 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

  As discussed in notes 1(h) and 9 to the combined financial statements, Providence Journal Cable changed its method of accounting for income taxes in 1992.

                                                  KPMG Peat Marwick LLP

Providence, Rhode Island
February 10, 1995

                          INDEPENDENT AUDITORS' REPORT

King Videocable Company:

  We have audited the consolidated balance sheets of King Videocable Company and subsidiaries (a wholly owned subsidiary of King Broadcasting Company, a subsidiary of King Holding Corp.) as of December 31, 1993 and 1994, and the related consolidated statements of operations, stockholders's equity, and cash flows for the period February 25, 1992 (date acquired by King Holding Corp.) to December 31, 1992 and for the years ended December 31, 1993 and 1994 (not presented herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of King Videocable Company at December 31, 1993 and 1994, and the results of their operations and their cash flows for the period February 25, 1992 (date acquired by King Holding Corp.) to December 31, 1992 and for the years ended December 31, 1993 and 1994 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Boston, Massachusetts
February 10, 1995

                            PROVIDENCE JOURNAL CABLE

                            COMBINED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                    DECEMBER 31,
                                                  -----------------  MARCH 31,
                                                    1993     1994      1995
                                                  -------- -------- -----------
                                                                    (UNAUDITED)
                              ASSETS
Cash............................................. $    543 $    237  $    219
Accounts receivable, less allowance for doubtful
 accounts of $805 and $419 at December 31, 1993
 and 1994, respectively..........................   23,176   26,894    24,940
Inventory (note 4)...............................    5,914    6,131     6,192
Prepaid expenses.................................    3,629    5,124     5,514
Property, plant and equipment, net (note 5)......  256,199  254,728   252,942
Franchise costs and other intangible assets, net
 (note 6)........................................  519,553  480,886   473,634
Other assets.....................................    4,292    3,102     3,161
                                                  -------- --------  --------
    Total assets................................. $813,306 $777,102  $766,602
                                                  ======== ========  ========
                   LIABILITIES AND GROUP EQUITY
Accounts payable.................................   13,565   11,993    12,038
Accrued expenses.................................   18,815   22,313    20,849
Deferred revenue.................................   13,456   13,438    14,419
Deferred income taxes (note 9)...................   69,030   70,686    70,686
Minority interests in combined entities..........   34,964   26,709    25,078
Amounts due to parent companies (note 8).........  593,073  574,821   568,813
                                                  -------- --------  --------
Total liabilities................................  742,903  719,960   711,883
Commitments and contingencies (notes 2, 10, 11
 and 12)
Group equity.....................................   70,403   57,142    54,719
                                                  -------- --------  --------
    Total liabilities and group equity........... $813,306 $777,102  $766,602
                                                  ======== ========  ========


            See accompanying notes to combined financial statements.

                            PROVIDENCE JOURNAL CABLE

                       COMBINED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                              THREE MONTHS
                                                                  ENDED
                            YEARS ENDED DECEMBER 31,            MARCH 31,
                           ----------------------------  -----------------------
                             1992      1993      1994       1994        1995
                           --------  --------  --------  ----------- -----------
                                                         (UNAUDITED) (UNAUDITED)
Revenue (note 2).........  $199,684  $281,593  $284,993    $70,356    $ 72,954
                           --------  --------  --------    -------    --------
Operating costs and
 expenses:
  Operating..............    76,523   105,037   114,868     27,526      29,963
  Selling, general and
   administrative........    45,180    62,446    58,152     14,569      14,594
  Depreciation and
   amortization..........    58,750    99,554    85,783     22,716      20,857
  Allocated overhead from
   parent companies (note
   8(b)).................     6,513     9,651    11,034      2,674       2,634
                           --------  --------  --------    -------    --------
    Total operating costs
     and expenses........   186,966   276,688   269,837     67,485      68,048
                           --------  --------  --------    -------    --------
Operating income.........    12,718     4,905    15,156      2,871       4,906
Other income (note 3)....     3,660     2,746     2,547        643         891
Interest expense (note
 7)......................    (3,052)   (1,908)      (88)       (23)        (69)
Allocated interest
 expense from parent
 companies (note 8(a))...   (16,516)  (39,938)  (41,318)    (9,899)    (10,501)
Loss on sale of assets...       (17)   (2,679)   (1,904)       --          --
                           --------  --------  --------    -------    --------
Loss before income taxes,
 cumulative effect of
 accounting change and
 minority interests......    (3,207)  (36,874)  (25,607)    (6,408)     (4,773)
Provision for income
 taxes (note 9)..........       694   (11,219)   (8,182)    (1,925)     (1,401)
                           --------  --------  --------    -------    --------
Loss before cumulative
 effect of accounting
 change and minority
 interests...............    (3,901)  (25,655)  (17,425)    (4,483)     (3,372)
Cumulative effect at
 January 1, 1992 of
 change in accounting for
 income taxes (note 9)...     4,831       --        --         --          --
                           --------  --------  --------    -------    --------
Income (loss) before
 minority interests......       930   (25,655)  (17,425)    (4,483)     (3,372)
Minority interests in
 combined entities.......     4,152     6,724     4,164      1,147         948
                           --------  --------  --------    -------    --------
Net income (loss)........  $  5,082  $(18,931) $(13,261)   $(3,336)   $ (2,424)
                           ========  ========  ========    =======    ========


            See accompanying notes to combined financial statements.

                            PROVIDENCE JOURNAL CABLE

                 COMBINED STATEMENTS OF CHANGES IN GROUP EQUITY
                             (DOLLARS IN THOUSANDS)

Balance at December 31, 1991 (unaudited)............................. $ 61,470
Capitalization of King Videocable Company, net of minority interest
 (note 3)............................................................   22,782
Net income...........................................................    5,082
                                                                      --------
Balance at December 31, 1992.........................................   89,334
Net loss.............................................................  (18,931)
                                                                      --------
Balance at December 31, 1993.........................................   70,403
Net loss.............................................................  (13,261)
                                                                      --------
Balance at December 31, 1994......................................... $ 57,142
Net loss (unaudited).................................................   (2,424)
                                                                      --------
Balance at March 31, 1995 (unaudited)................................ $ 54,719
                                                                      ========



            See accompanying notes to combined financial statements.

                            PROVIDENCE JOURNAL CABLE

                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                               THREE MONTHS
                                 YEARS ENDED DECEMBER 31,     ENDED MARCH 31,
                                ----------------------------  ----------------
                                  1992      1993      1994     1994     1995
                                --------  --------  --------  -------  -------
                                                                (UNAUDITED)
Operating activities:
 Net income (loss)............. $  5,082  $(18,931) $(13,261) $(3,336) $(2,424)
 Adjustments to reconcile net
  income (loss) to net cash
  provided by operating
  activities:
  Change in accounting for
   income taxes................   (4,831)      --        --
  Depreciation and
   amortization................   58,750    99,554    85,783   22,716   20,857
  Loss on sale or abandonment
   of assets...................       17     4,079     1,904      --       --
  Equity in income of
   affiliates..................     (183)   (1,187)   (1,615)    (410)    (445)
  Minority interests in
   combined entities...........   (4,152)   (6,724)   (4,164)  (1,147)    (949)
  Deferred income taxes........    2,261   (10,114)    1,656      --       --
  Changes in assets and
   liabilities:
   Accounts receivable.........   (3,616)     (791)   (3,718)   1,983    1,954
   Prepaid expenses............   (2,650)      748    (1,495)    (842)    (390)
   Other assets................     (309)     (413)    1,290      809      165
   Accounts payable............    1,738     1,714    (1,572)   1,195       45
   Accrued expenses............   (3,470)    1,953     3,498   (3,137)  (1,464)
   Deferred revenue............    5,116        52       (18)  (1,739)     981
                                --------  --------  --------  -------  -------
    Net cash provided by
     operating activities......   53,753    69,940    68,288   16,093   18,330
                                --------  --------  --------  -------  -------
Investing activities:
 Cash distributions received
  from affiliates..............       50     1,095     1,515      394      221
 Buy out of minority
  shareholder..................      --        --        --       --    (2,690)
 Property, plant, and
  equipment....................  (27,391)  (49,094)  (47,766) (10,649)  (9,613)
                                --------  --------  --------  -------  -------
    Net cash used in investing
     activities................  (27,341)  (47,999)  (46,251) (10,255) (12,082)
                                --------  --------  --------  -------  -------
Financing activities:
 Cash distributions to minority
  shareholders.................   (3,085)   (2,982)   (4,091)    (431)    (258)
 Principal payments on long-
  term debt....................   (5,000)  (15,000)      --       --       --
 Decrease in amounts due to
  parent companies.............  (18,116)   (3,812)  (18,252)  (5,195)  (6,008)
                                --------  --------  --------  -------  -------
    Net cash used in financing
     activities................  (26,201)  (21,794)  (22,343)  (5,626)  (6,266)
                                --------  --------  --------  -------  -------
Increase (decrease) in cash....      211       147      (306)     212      (18)
Cash at beginning of year......      185       396       543      543      237
                                --------  --------  --------  -------  -------
Cash at end of year............ $    396  $    543  $    237  $   755  $   219
                                ========  ========  ========  =======  =======


            See accompanying notes to combined financial statements.

                            PROVIDENCE JOURNAL CABLE

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        DECEMBER 31, 1992, 1993 AND 1994
                             (DOLLARS IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Description of Business and Basis of Presentation

  The combined financial statements are intended to present the cable television businesses owned or partially owned by Providence Journal Company (Journal) that are to be acquired by Continental Cablevision, Inc. (Continental) pursuant to an agreement and plan of merger dated November 18, 1994. The cable television businesses included in the combined financial statements are Colony Communications, Inc. ("Colony"), a wholly owned subsidiary of the Journal; Copley/Colony, Inc. ("Copley"), a joint venture between Colony and Copley Press Electronics Company; Colony Cablevision (formerly Palmer Communications, Inc.) ("Cablevision"), a division of the Journal; and King Videocable Company ("KVC"), (collectively, Providence Journal Cable). KVC is wholly owned by King Broadcasting Company ("Broadcasting"), which in turn is wholly owned by King Holding Corp. ("King Holding"), a joint venture between the Journal and an investment banking organization (the Investor Stockholder). All significant intercompany and affiliated company balances and transactions have been eliminated in combination. The accompanying combined financial statements do not reflect adjustments to the valuation of assets or for the recognition of liabilities that may be required as a consequence of the aforementioned merger. These combined financial statements include certain allocations from the Journal and King Holding (collectively, the parent companies).

  Although Journal accounted for the operations of investments in the 50% joint ventures under the equity method, the operations of such ventures have been fully combined on the basis that they are managed, together with all wholly-owned and majority owned cable television businesses, by the Journal and its subsidiaries. In connection with the aforementioned merger, the Journal will purchase the 50% joint venture partners interest and therefore, at the date of merger with Continental, all acquired cable television businesses will be wholly-owned.

  Cable franchise areas are located in California, Florida, Massachusetts, New York, Rhode Island, Minnesota, Idaho and Washington state. Providence Journal Cable's credit risk is limited primarily to outstanding trade accounts receivable from subscribers in these states.

 (b) Cash

  Providence Journal Cable participates in the cash management programs of the Journal and King Holding. Under these programs, outstanding checks in excess of cash are not accounted for as reductions of cash until presented to the bank for payment. Consequently, at December 31, 1993 and 1994, Providence Journal Cable reclassified outstanding checks to accounts payable totaling $6,132 and $5,225 respectively.

  Supplemental cash flow information is as follows:

                                                           1992    1993   1994
                                                          ------- ------ ------
   Income taxes paid during the year (including federal
    and certain state taxes paid to the parent companies
    for returns filed on a combined basis)............... $11,863 $1,250 $3,648
                                                          ======= ====== ======
   Interest paid during the year, net of amounts
    capitalized.......................................... $ 2,102 $2,092 $   45
                                                          ======= ====== ======

                            PROVIDENCE JOURNAL CABLE

                             (DOLLARS IN THOUSANDS)

 (c) Property, Plant and Equipment

  Property, plant and equipment are stated at cost. Expenditures for maintenance and repairs are charged to expense as incurred; major improvements are capitalized. Providence Journal Cable provides for depreciation using the straight-line method over the following estimated useful lives:

   Buildings and improvements........................................ 5-20 years
   Cable systems..................................................... 3-10 years
   Furniture and fixtures............................................ 5-10 years

  When assets are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income.

  When Providence Journal Cable determines that certain property, plant and equipment is impaired, a loss for impairment is recorded for the excess of the carrying value over the fair value of the asset.

 (d) Franchise Costs and Other Intangible Assets

  Franchise costs represent the amount paid to acquire the operating franchises of Providence Journal Cable. These costs are amortized using the straight-line method over three to forty years, beginning when the franchise is awarded. Goodwill resulting from the excess of purchase price over fair value of net assets acquired is generally amortized over 15-40 years.

  Amortization expense on franchise costs and other intangible assets totaled $18,968, $39,814 and $38,730 for the years ended December 31, 1992, 1993 and
1994, respectively.

  Providence Journal Cable continually reviews its intangible assets to determine whether any impairment has occurred. Providence Journal Cable assesses the recoverability of intangible assets by reviewing the performance of the underlying operations, in particular the future operating cash flows (earnings before income taxes, depreciation, and amortization) of the acquired operation.

 (e) Investments in Affiliated Companies

  Providence Journal Cable has investments in three media limited partnerships which are accounted for using the equity method with voting interests of approximately 10%, 10% and 50%. The excess of cost of one investment over Providence Journal Cable's share of net partnership assets is being amortized over the life of the related partnership agreement (7 years). These investments are included with other assets in the accompanying combined financial statements.

 (f) Revenue Recognition

  Providence Journal Cable bills subscribers one month in advance for certain cable television services. These revenues are deferred and recognized when the related service is provided.

 (g) Fair Value of Financial Instruments

  The carrying amount of substantially all of Providence Journal Cable's financial instruments approximates fair value due to the short maturity of the instruments.

                            PROVIDENCE JOURNAL CABLE

                             (DOLLARS IN THOUSANDS)

 (h) Income Taxes

  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period that includes the enactment date.

  Effective January 1, 1992, Providence Journal Cable adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" and it has reported the cumulative effect of that change in the method of accounting for income taxes in the 1992 combined statement of operations (see note 9).

  Colony and Cablevision are included in the consolidated Federal income tax return of the Journal. KVC is included in the consolidated Federal income tax return of Broadcasting and King Holding. Copley files its own Federal income tax return. Federal income taxes are computed for Colony, Cablevision and KVC as if those entities filed a separate Federal income tax return.

 (i) Unaudited Combined Interim Financial Statements

  The combined financial statements as of and for the three months ended March 31, 1994 and 1995 are unaudited, however, they include all adjustments (consisting of normal recurring adjustments) considered necessary by management for presentation of the financial position and results of operations for these periods. The results of operations for interim periods are not necessarily indicative of the results that may be expected for the entire year.

(2) LEGISLATION AND REGULATION

  In October, 1992, the Congress of the United States passed the Cable Television Consumer Protection and Competition Act of 1992 (Cable Act) which among other matters, provides for the regulation of basic and cable programming services (other than per-event and per-channel services), allows broadcast television stations to choose either "must carry" rights or retransmission consent rights, regulates the sale of cable programming and implements other operational requirements.

  In April 1993, the Federal Communications Commission (FCC) adopted regulations governing rates for basic and cable programming services which became effective September 1, 1993. Under the provisions of these regulations, certain of Providence Journal Cable's revenues derived from cable television are determined under either a "benchmark" or "cost of service" method. Effective December 31, 1994, all but one of Providence Journal Cable's systems had set their rates using the bench-mark method which compares Providence Journal Cable's rates to those which are in effect at cable systems deemed by the FCC to face effective competition.

  In February 1994, the FCC significantly modified the September 1993 rate regulations. These modifications were designed to further reduce subscriber rates and most annual basic and cable programming service rate increases (other than per-event and per-channel services). Management has implemented the rules in a manner it believes to be consistent with the regulations promulgated by the FCC.

  As a result of the 1992 Cable Act, several cable television systems of Providence Journal Cable are subject to regulation by local franchise authorities and/or the FCC. Regulations imposed by the 1992 Cable Act, among other things, allow regulators to limit and reduce the rates that cable operators can charge for

                            PROVIDENCE JOURNAL CABLE

                             (DOLLARS IN THOUSANDS)
certain basic cable television services and equipment rental charges. Providence Journal Cable has been notified by certain franchise authorities that various regulated rates charged to subscribers were in excess of the rates permitted. Providence Journal Cable has reviewed the notifications as well as the disputed rates and has accrued for amounts it believes it will be required to refund.

  On December 22, 1994, the Federal Communications Commission (FCC) issued an Order concerning one cable television system of Providence Journal Cable. The Order ruled that certain "a la carte" channels offered by the system are subject to rate regulation and directed the system to recalculate its maximum permitted rates as determined under rules and regulations of the FCC. Providence Journal Cable has filed a petition for reconsideration of this decision with the FCC. If such petition does not result in adequate relief, Providence Journal Cable can and presently intends to, pursue its remedies of an appeal to the FCC and/or the courts. It is too early for management of Providence Journal Cable to determine whether any rate refunds and prospective rate reductions to subscribers may result from this action. Accordingly, no amounts have been accrued for rate refund liabilities in the accompanying combined financial statements.

  Further rules and regulations are being considered by the FCC, however, these regulations have not yet been finalized. The ultimate impact on the operations of Providence Journal Cable resulting from existing rules and regulations and proposed rules and regulations, if any, cannot be determined.

(3) ACQUISITIONS

 Colony Cablevision (Cablevision)

  In 1992 the Journal completed the acquisition of the cable television assets of Cablevision (formerly Palmer Communications, Inc.) for approximately $326,000. Prior to the acquisition of Cablevision, Colony managed Cablevision and received a management fee totaling $2,770 in 1992 which has been included in other income in the accompanying combined statements of operations.

 King Videocable Company (KVC)

  In February 1992, King Holding acquired the outstanding capital stock of Broadcasting for a purchase price of approximately $364,000 plus assumed liabilities aggregating $183,000, resulting in a total purchase price of $547,000. Based upon the 1992 appraisal of assets acquired, $327,000 of the total purchase price was allocated to KVC.

 Lakewood Cable, Inc.

  In January, 1992, Colony completed the acquisition of Lakewood Cable, Inc. ("Lakewood") in Lakewood, California for $25,000.

  The aforementioned acquisitions were accounted for as purchases, and for purposes of these combined financial statements have been presented as purchases by Providence Journal Cable. The acquisition of KVC in 1992 resulted in the contribution of capital (push-down of equity) to this entity of $22,782 (net of minority interest). The results of operations have been included in the accompanying combined financial statements from the respective dates of acquisition.

(4) INVENTORY

  Inventory is recorded at cost and consists primarily of supplies used in repairs and maintenance and construction inventory used in the construction of cable plant.

                            PROVIDENCE JOURNAL CABLE

                             (DOLLARS IN THOUSANDS)

(5) PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consist of the following:

                                                                 1993     1994
                                                               -------- --------
   Cable systems.............................................. $369,636 $384,563
   Land and buildings.........................................   29,483   31,197
   Machinery and equipment....................................   23,953   33,582
   Furniture and fixtures.....................................    7,543    8,214
   Construction in progress...................................    4,381    8,843
                                                               -------- --------
                                                                434,996  466,399
   Less accumulated depreciation..............................  178,797  211,671
                                                               -------- --------
                                                               $256,199 $254,728
                                                               ======== ========

  During 1992, 1993 and 1994, Providence Journal Cable capitalized interest expense on construction in progress of $109, $223 and $300, respectively. Depreciation expense on property, plant and equipment totaled $39,782, $59,740 and $47,053 in 1992, 1993 and 1994, respectively.

  In 1993, due to provisions of the Cable Act (see note 2) which effectively transferred to cable customers ownership of wiring and additional outlets located in cable customers' homes, Providence Journal Cable accelerated the depreciation of these assets based upon the customer churn rate and expensed all costs of installation and wiring in the home as incurred effective January 1, 1993.

(6) FRANCHISE COSTS AND OTHER INTANGIBLE ASSETS

  Franchise costs and other intangible assets consist of the following:

                                                                 1993     1994
                                                               -------- --------
   Franchise costs............................................ $446,760 $446,760
   Goodwill...................................................  107,299  107,299
   Non-compete agreements.....................................   19,683   19,683
   Other intangible assets....................................   16,328   15,719
                                                               -------- --------
                                                                590,070  589,461
   Less accumulated amortization..............................   70,517  108,575
                                                               -------- --------
                                                               $519,553 $480,886
                                                               ======== ========

(7) LONG-TERM DEBT

  During 1993, Providence Journal Cable had a note outstanding payable in annual installments of $2,500. Interest expense on this note totaled $2,268 and $1,546 in 1992 and 1993, respectively. In December 1993, Providence Journal Cable settled this note payable and incurred a prepayment penalty equal to $546 (included with interest expense).

                            PROVIDENCE JOURNAL CABLE

                             (DOLLARS IN THOUSANDS)
(8) RELATED PARTY TRANSACTIONS

 (a) Amounts Due to Parent Companies

  Substantially all financing arrangements are provided through the parent companies. Amounts due to parent companies are the net result of transactions occurring through the shared cash management systems, additions due to intercompany financing in connection with the acquisitions discussed in note 3, as well as amounts allocated by parent companies for income taxes, interest and overhead. Major activity relating to amounts due to parent companies included the following during 1993 and 1994:

                                                               1993      1994
                                                             --------  --------
   Beginning balance........................................ $596,885  $593,073
   Allocated interest and overhead..........................   49,589    52,352
   Repayments and other activity............................  (53,401)  (70,604)
                                                             --------  --------
                                                             $593,073  $574,821
                                                             ========  ========

  Interest expense was allocated by parent companies based upon average monthly balances of amounts due to parent companies. The effective rates on interest allocated were 7.57% and 8.21% during 1993 and 1994, respectively. Effective interest rates are based upon parent company financing arrangements.

 (b) Allocated Overhead

  The parent companies provide certain services to Providence Journal Cable including cash management, human resources, accounting, legal, tax, and other corporate services. For purposes of the accompanying combined financial statements corporate overhead relating to these services, totaling $6,513, $9,651 and $11,034 in 1992, 1993 and 1994, respectively, has been allocated to Providence Journal Cable. In the opinion of management these charges have been made on a basis (revenue of each individual business to total revenue) that is reasonable, however, these charges are not necessarily indicative of the level of expenses that might have been incurred by Providence Journal Cable on a stand-alone basis.

  KVC, through King Holding, has entered into a consulting and advisory services agreement with the Investor Stockholder and a management agreement with the Journal under which the Journal will operate and manage KVC's cable systems through 1997. In connection with these agreements, King Holding is obligated to pay $3,500 in annual fees to the Journal and $1,000 to the Investor Stockholder. For purposes of the accompanying combined financial statements, a portion of the expenses incurred in relation to these agreements has been allocated to KVC. Amounts totaling $2,131, $2,034 and $1,901 were allocated to KVC in 1992, 1993 and 1994, respectively, on the basis of KVC revenue to total King Holding revenue. These expenses have been included in the allocation of corporate overhead discussed in the preceding paragraph.

                            PROVIDENCE JOURNAL CABLE

                             (DOLLARS IN THOUSANDS)

(9) INCOME TAXES

  As discussed in note 1(h), Providence Journal Cable adopted Statement 109 as of January 1, 1992. The cumulative effect of this change in accounting for income taxes of $4,831 was determined as of January 1, 1992 and was reported separately in the combined statement of operations for the year ended December 31, 1992.

  Provision for income tax expense (benefit) consists of:

                                                     CURRENT  DEFERRED  TOTAL
                                                     -------  -------- -------
   Year ended December 31, 1992:
     U.S. Federal................................... $  (453)  $ (496) $  (949)
     State..........................................   2,376     (733)   1,643
                                                     -------   ------  -------
                                                     $ 1,923   (1,229)     694
                                                     =======   ======  =======
   Year ended December 31, 1993:
     U.S. Federal................................... $(4,247)  (7,763) (12,010)
     State..........................................   1,677     (886)     791
                                                     -------   ------  -------
                                                     $(2,570)  (8,649) (11,219)
                                                     =======   ======  =======
   Year ended December 31, 1994:
     U.S. Federal................................... $(9,318)   2,201   (7,117)
     State..........................................    (519)    (546)  (1,065)
                                                     -------   ------  -------
                                                     $(9,837)  $1,655  $(8,182)
                                                     =======   ======  =======

  Provision for income tax expense (benefit) differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax income as a result of the following:

                                                      1992      1993     1994
                                                     -------  --------  -------
   Computed "expected" tax.........................  $(1,090) $(12,533) $(8,707)
   Increase (reduction) in income taxes resulting
    from:
     State and local income taxes, net of federal
      income tax benefit...........................    1,085       521     (703)
     Amortization of goodwill......................    1,211     1,198    1,165
     Excess of fair value of securities, donated to
      charitable foundation, over basis in those
      securities...................................     (304)      --       --
     Utilization of investment tax credit
      carryforwards................................      --       (209)     --
     Other, net....................................     (208)     (196)      63
                                                     -------  --------  -------
                                                     $   694  $(11,219) $(8,182)
                                                     =======  ========  =======

                            PROVIDENCE JOURNAL CABLE

                             (DOLLARS IN THOUSANDS)

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1993 and 1994 are presented below:

                                                               1993     1994
                                                              -------  -------
   Deferred tax assets:
     State net operating loss carryforwards.................. $ 5,658  $ 5,572
     Alternative minimum tax credit carryforward.............   1,489      883
     Uniform capitalization and Section 263A depreciation....   1,434    1,560
     Deferred compensation and vacation accrual..............     655      776
     Self-insurance reserves.................................     437      404
     Partnership investment, principally due to basis
      differences............................................   1,084    2,235
     Other...................................................     722      930
                                                              -------  -------
       Total gross deferred tax assets.......................  11,479   12,360
       Less valuation allowance..............................  (5,456)  (5,569)
                                                              -------  -------
       Net deferred tax assets...............................   6,023    6,791
                                                              -------  -------
   Deferred tax liabilities:
     Intangibles, principally due to differences in
      amortization...........................................  47,891   48,130
     Plant and equipment, principally due to differences in
      depreciation and capitalized interest..................  25,895   28,824
     Other...................................................   1,267      523
                                                              -------  -------
       Total gross deferred tax liabilities..................  75,053   77,477
                                                              -------  -------
       Total net deferred tax liability...................... $69,030  $70,686
                                                              =======  =======

  The 1993 beginning valuation allowance for deferred tax assets was $4,867. The net change in the total valuation allowance was an increase of $589 and $113 in 1993 and 1994, respectively. Changes to the valuation allowance relate principally to deferred tax assets recorded for state net operating loss carryforwards.

  At December 31, 1994, Providence Journal Cable has net operating loss carryforwards for state income tax purposes of $99,000, which are available to offset future state taxable income, if any, expiring in various years ending in 2008.

(10) OPERATING LEASES

  Providence Journal Cable has certain noncancelable operating leases with renewal options for land, buildings and equipment. Leases for land and buildings are subject to annual consumer price index adjustments. In 1992, 1993 and 1994, rental expense for all leases, including pole rentals, totaled $3,973, $5,081 and $5,125, respectively.

  At December 31, 1994, commitments under noncancelable lease agreements were as follows:

     1995............................................................... $ 2,583
     1996...............................................................   2,011
     1997...............................................................   1,636
     1998...............................................................   1,403
     1999...............................................................   1,184
     Thereafter.........................................................   3,808
                                                                         -------
                                                                         $12,625
                                                                         =======

                            PROVIDENCE JOURNAL CABLE

                             (DOLLARS IN THOUSANDS)

(11) RETIREMENT PLANS

  Providence Journal Cable has three defined contribution retirement plans which include a 401(k) plan and cover substantially all of its employees. Providence Journal Cable matches participants' 401(k) contributions up to a maximum of 1% of participants' compensation. Additionally, KVC participates in a defined benefit plan sponsored by Broadcasting, covering substantially all employees of KVC. Expenses recorded under these plans totaled $774, $1,516 and $1,108 in 1992, 1993 and 1994, respectively. Prepaid pension costs with respect to the defined benefit plan of $457 and $384 have been allocated to KVC at December 31, 1993 and 1994, respectively.

(12) COMMITMENTS AND CONTINGENCIES

  Providence Journal Cable is obligated to make capital improvements of $55,000 on an annualized basis from the date of the merger agreement with Continental until the merger's closing date (see note 1). Providence Journal Cable also has letter of credit commitments amounting to $3,203 at December 31, 1994.

  Providence Journal Cable has, or participates with its parent companies in, insurance programs for workers compensation, general liability, auto and certain health coverages which are a form of self-insurance. Providence Journal Cable's liability for large losses is capped, individually and in the aggregate, through contracts with insurance companies. An estimate for claims incurred but not paid is accrued annually.

  The Journal has a revolving credit and term loan facility (totaling $243,655 at December 31, 1994) that is secured in part by a pledge of stock of Colony Communications, Inc. and its subsidiaries. King Holding has a credit agreement with a syndicate of banks (totaling $294,049 at December 31, 1994) that is secured in part by a pledge of stock and assets of KVC.

  Providence Journal Cable is a party to various claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, all such matters are without merit or are of such kind, or involve such amounts, that unfavorable disposition would not have a material effect on the financial position or results of operations of Providence Journal Cable.

                          INDEPENDENT AUDITORS' REPORT

CONTINENTAL CABLEVISION, INC.:

  We have audited the accompanying consolidated balance sheets of Continental Cablevision, Inc. and its subsidiaries as of December 31, 1993 and 1994 and the related statements of consolidated operations, consolidated shareholders' equity (deficiency) and consolidated cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements of Continental Cablevision, Inc. and its subsidiaries present fairly, in all material respects, the financial position of the companies at December 31, 1993 and 1994 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

  As discussed in Notes 12 and 4 to the consolidated financial statements, the Company changed its method of accounting for income taxes and investments in 1993 and 1994, respectively.

Deloitte & Touche LLP

Boston, Massachusetts
February 10, 1995

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                               DECEMBER 31,         (UNAUDITED)
                                          ------------------------   MARCH 31,
                                             1993         1994         1995
                                          -----------  -----------  -----------
                                                    (IN THOUSANDS)
                             ASSETS
                             ------
Cash and Cash Equivalents...............  $   122,640  $    11,564  $    11,223
Accounts Receivable-net.................       44,530       58,212       51,827
Prepaid Expenses and Other..............        4,800       14,321        6,782
Supplies................................       31,638       62,517       70,453
Marketable Equity Securities............       58,676      122,510      102,838
Investments.............................      136,186      335,479      367,643
Property, Plant and Equipment-net.......    1,211,507    1,353,789    1,412,132
Intangible Assets-net...................      387,719      421,420      398,943
Other Assets-net........................       94,157      103,827      134,917
                                          -----------  -----------  -----------
    Total...............................  $ 2,091,853  $ 2,483,639  $ 2,556,758
                                          ===========  ===========  ===========
                 LIABILITIES AND SHAREHOLDERS'
                       EQUITY (DEFICIENCY)
                 -----------------------------
Accounts Payable........................  $    43,342  $    82,083  $    67,409
Accrued Interest........................       72,424       82,040       45,496
Accrued and Other Liabilities...........      145,191      206,271      202,284
Debt....................................    3,177,178    3,449,907    3,601,804
Deferred Income Taxes...................      105,041      116,482      105,931
Minority Interest in Subsidiaries.......        2,217        2,791        3,142
Redeemable Common Stock, $.01 par value;
 670,682, 667,366 and 667,366 shares
 outstanding............................      213,548      232,399      237,504
Commitments and Contingencies...........          --           --           --
Shareholders' Equity (Deficiency):
 Preferred Stock, $.01 par value;
  1,557,142 shares authorized;
  none outstanding......................          --           --           --
 Series A Convertible Preferred Stock,
  $.01 par value:
  1,142,858 shares authorized and
  outstanding; liquidation preference
  $450,976,000, $487,776,000 and
  $497,379,000..........................           11           11           11
 Class A Common Stock, $.01 par value;
  7,500,000 shares authorized; 248,060,
  343,420 and 343,252 shares
  outstanding...........................            2            3            3
 Class B Common Stock, $.01 par value;
  7,500,000 shares authorized;
  3,652,420, 3,611,655 and 3,705,365
  shares outstanding....................           37           36           37
 Additional Paid-In Capital.............      577,249      583,368      623,716
 Unearned Compensation..................      (23,577)     (12,097)     (54,854)
 Net Unrealized Holding Gain on Market-
  able Equity Securities................          --        47,996       38,828
 Deficit................................   (2,220,810)  (2,307,651)  (2,314,553)
                                          -----------  -----------  -----------
  Shareholders' Equity (Deficiency).....   (1,667,088)  (1,688,334)  (1,706,812)
                                          -----------  -----------  -----------
    Total...............................  $ 2,091,853  $ 2,483,639  $ 2,556,758
                                          ===========  ===========  ===========

                See Notes to Consolidated Financial Statements.

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED OPERATIONS

                                                                  (UNAUDITED)
                                                              THREE MONTHS ENDED
                              YEAR ENDED DECEMBER 31,              MARCH 31,
                          ----------------------------------  --------------------
                             1992        1993        1994       1994       1995
                          ----------  ----------  ----------  ---------  ---------
                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues................  $1,113,475  $1,177,163  $1,197,977   $290,764   $318,576
Costs and Expenses:
  Operating.............     365,513     382,195     405,535     98,805    110,732
  Selling, General and
   Administrative.......     259,632     267,376     267,349     62,379     71,380
  Restricted Stock Pur-
   chase Program........       9,683      11,004      11,316      2,838      2,850
  Depreciation and Amor-
   tization.............     272,851     279,009     283,183     67,458     74,422
                          ----------  ----------  ----------  ---------  ---------
    Total...............     907,679     939,584     967,383    231,480    259,384
                          ----------  ----------  ----------  ---------  ---------
Operating Income........     205,796     237,579     230,594     59,284     59,192
                          ----------  ----------  ----------  ---------  ---------
Other (Income) Expense:
  Interest..............     296,031     282,252     315,541     73,675     83,423
  Equity in Net Loss of
   Affiliates...........       9,402      12,827      25,002      5,058     10,668
  Gain on Sale of
   Marketable Equity
   Securities...........         --       (4,322)     (1,204)      (354)   (23,032)
  Gain on Sale of In-
   vestments............     (10,253)    (17,067)        --         --      (1,035)
  Partnership Litiga-
   tion.................      10,280      (2,325)        --         --         --
  Minority Interest in
   Net Income (Loss) of
   Subsidiaries.........         136         184        (205)       --         --
  Dividend Income.......        (330)       (650)       (824)      (258)      (173)
  Other.................       1,836         375       1,279        455        241
                          ----------  ----------  ----------  ---------  ---------
    Total...............     307,102     271,274     339,589     78,576     70,092
                          ----------  ----------  ----------  ---------  ---------
Loss From Operations Be-
 fore Income Taxes, Ex-
 traordinary Item and
 Cumulative Effect of
 Change in Accounting
 for Income Taxes.......    (101,306)    (33,695)   (108,995)   (19,292)   (10,900)
Income Tax Expense (Ben-
 efit)..................       1,654      (7,921)    (40,419)    (5,652)    (3,998)
                          ----------  ----------  ----------  ---------  ---------
Loss Before
 Extraordinary Item and
 Cumulative Effect of
 Change in Accounting
 for Income Taxes.......    (102,960)    (25,774)    (68,576)   (13,640)    (6,902)
Extraordinary Item, Net
 of Income Taxes........         --          --      (18,265)       --         --
                          ----------  ----------  ----------  ---------  ---------
Loss Before Cumulative
 Effect of Change in
 Accounting for Income
 Taxes..................    (102,960)    (25,774)    (86,841)   (13,640)    (6,902)
Cumulative Effect of
 Change in Accounting
 for Income Taxes.......         --     (184,996)        --         --         --
                          ----------  ----------  ----------  ---------  ---------
Net Loss................    (102,960)   (210,770)    (86,841)   (13,640)    (6,902)
Preferred Stock Prefer-
 ences..................     (16,861)    (34,115)    (36,800)    (8,878)    (9,603)
                          ----------  ----------  ----------  ---------  ---------
Loss Applicable to Com-
 mon Shareholders.......  $ (119,821) $ (244,885) $ (123,641) $ (22,518) $ (16,505)
                          ==========  ==========  ==========  =========  =========
  Loss Per Common Share:
   Loss Before
    Extraordinary Item
    and Cumulative
    Effect of Change in
    Accounting for
    Income Taxes........  $   (25.06) $   (13.13) $   (23.04) $   (4.93) $   (3.52)
   Extraordinary Item...         --          --        (3.99)       --         --
                          ----------  ----------  ----------  ---------  ---------
   Loss Before Cumula-
    tive Effect of
    Change in Accounting
    for Income Taxes....      (25.06)     (13.13)     (27.03)     (4.93)     (3.52)
   Cumulative Effect of
    Change in Accounting
    for Income Taxes....         --       (40.55)        --         --         --
                          ----------  ----------  ----------  ---------  ---------
   Net Loss.............  $   (25.06) $   (53.68) $   (27.03) $   (4.93) $   (3.52)
                          ==========  ==========  ==========  =========  =========

                See Notes to Consolidated Financial Statements.

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

          STATEMENTS OF CONSOLIDATED SHAREHOLDERS' EQUITY (DEFICIENCY)

                                                                              NET UNREALIZED
                           SERIES A   COMMON STOCK                               GAIN ON
                          CONVERTIBLE --------------  ADDITIONAL                MARKETABLE    RETAINED
                           PREFERRED  CLASS   CLASS    PAID-IN     UNEARNED       EQUITY      EARNINGS
                             STOCK      A       B      CAPITAL   COMPENSATION   SECURITIES    (DEFICIT)
                          ----------- ------  ------  ---------- ------------ -------------- -----------
                                                         (IN THOUSANDS)
Balance, January 1,
 1992...................     $ --     $  32   $  --    $    --     $(12,477)     $   --      $(1,907,080)
 Net Loss...............       --       --       --         --          --           --         (102,960)
 Accretion of Redeemable
  Common Stock..........       --       --       --     (13,806)        --           --              --
 Reclassification of
  Redeemable Common
  Stock.................       --         3        1    141,958         --           --              --
 Issuance of Series A
  Convertible Preferred
  Stock.................        11      --       --     394,338         --           --              --
 Conversion of Class A
  to Class B Common
  Stock.................       --       (33)      33        --          --           --              --
 Issuance of Class B
  Common Stock..........       --       --         5    153,834         --           --              --
 Restricted Stock Pur-
  chase Program:
  Stock Issued..........       --         1      --      32,779     (32,779)         --              --
  Stock Vested..........       --       --       --         --        9,683          --              --
  Stock Forfeited.......       --       --       --        (654)        654          --              --
  Stock Exchanged for
   Loans................       --       --       --      (3,513)        --           --              --
 Stock Repurchased......       --        (2)      (2)  (146,257)        --           --              --
                             -----    -----   ------   --------    --------      -------     -----------
Balance, December 31,
 1992...................        11        1       37    558,679     (34,919)         --       (2,010,040)
 Net Loss...............       --       --       --         --          --           --         (210,770)
 Accretion of Redeemable
  Common Stock..........       --       --       --     (14,766)        --           --              --
 Issuance of Class A
  Common Stock..........       --         1      --      46,499         --           --              --
 Reclassification of
  Redeemable Common
  Stock to Class A
  Common Stock..........       --       --       --       5,085         --           --              --
 Restricted Stock
  Purchase Program:
  Stock Issued (Class
   B)...................       --       --       --         544        (544)         --              --
  Stock Vested..........       --       --       --         --       11,004          --              --
  Stock Forfeited.......       --       --       --        (882)        882          --              --
  Stock Exchanged for
   Loans................       --       --       --      (6,526)        --           --              --
 Stock Repurchased......       --       --       --     (11,384)        --           --              --
                             -----    -----   ------   --------    --------      -------     -----------
Balance December 31,
 1993...................        11        2       37    577,249     (23,577)         --       (2,220,810)
 Adjustment due to
  change in accounting
  principle for
  marketable equity
  securities, net of
  income taxes of
  $56,434...............       --       --       --         --          --        84,650             --
 Net Loss...............       --       --       --         --          --           --          (86,841)
 Accretion of Redeemable
  Common Stock..........       --       --       --     (19,932)        --           --              --
 Restricted Stock
  Purchase Program:
  Stock Vested..........       --       --       --         --       11,316          --              --
  Stock Forfeited.......       --       --       --        (164)        164          --              --
  Stock Exchanged for
   Loans................       --       --       --        (611)        --           --              --
 Conversion of Class B
  to Class A Common
  Stock.................       --         1       (1)       --          --           --              --
 Stock Repurchased......       --       --       --      (3,674)        --           --              --
 Issuance of Class A
  Common Stock..........       --       --       --      30,500         --           --              --
 Change in Unrealized
  Gain, net of income
  taxes of $24,081......       --       --       --         --          --       (36,654)            --
                             -----    -----   ------   --------    --------      -------     -----------
Balance December 31,
 1994...................        11        3       36    583,368     (12,097)      47,996      (2,307,651)
 (Unaudited)
 Net Loss...............       --       --       --         --          --           --           (6,902)
 Accretion of Redeemable
  Common Stock..........       --       --       --      (5,105)        --           --              --
 Restricted Stock Pur-
  chase Program:
  Stock Issued..........       --       --         1     45,953     (45,953)         --              --
  Stock Vested..........       --       --       --         --        2,850          --              --
  Stock Forfeited.......       --       --       --        (346)        346          --              --
  Stock Exchanged for
   Loans................       --       --       --        (154)        --           --              --
 Change in Unrealized
  Gain, net of income
  taxes of $6,178.......       --       --       --         --          --        (9,168)            --
                             -----    -----   ------   --------    --------      -------     -----------
Balance, March 31, 1995.     $  11    $   3   $   37   $623,716    $(54,854)     $38,828     $(2,314,553)
                             =====    =====   ======   ========    ========      =======     ===========

                See Notes to Consolidated Financial Statements.

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                                                                    (UNAUDITED)
                                                                THREE MONTHS ENDED
                               YEAR ENDED DECEMBER 31,               MARCH 31,
                         -------------------------------------  --------------------
                            1992         1993         1994        1994       1995
                         -----------  -----------  -----------  ---------  ---------
                                             (IN THOUSANDS)
OPERATING ACTIVITIES:
 Net Loss............... $  (102,960) $ (210,770)  $  (86,841)  $ (13,640) $  (6,902)
 Adjustments to
  Reconcile Net Loss to
  Net Cash Provided from
  Operating Activities:
   Extraordinary Item...         --           --        18,265        --         --
   Cumulative Effect of
    Change in Accounting
    for
    Income Taxes........         --       184,996          --         --         --
   Depreciation and
    Amortization........     272,851      279,009      283,183     67,458     74,422
   Restricted Stock
    Purchase Program....       9,683       11,004       11,316      2,838      2,850
   Amortization of
    Deferred Financing
    Costs...............       6,552        5,554        5,759      1,309      2,633
   Equity in Net Loss of
    Affiliates..........       9,402       12,827       25,002      5,058     10,668
   Gain on Sale of
    Marketable Equity
    Securities..........         --        (4,322)      (1,204)      (354)   (23,032)
   Gain on Sale of
    Investments.........     (10,253)     (17,067)         --         --      (1,035)
   Minority Interest in
    Net Income (Loss) of
    Subsidiaries........         136          184         (205)       --         --
   Deferred Income
    Taxes...............         --        (9,788)     (42,272)    (6,066)    (4,373)
   Accrued Interest.....     (10,965)      15,787        9,632    (14,800)   (36,544)
   Accounts Payable,
    Accrued and Other
    Liabilities.........      40,649       (3,633)      66,142        523    (23,997)
   Other Working Capital
    Changes.............         (50)     (13,277)     (52,473)     5,497      5,990
                         -----------  -----------  -----------  ---------  ---------
NET CASH PROVIDED FROM
 OPERATING ACTIVITIES...     215,045      250,504      236,304     47,823        680
                         -----------  -----------  -----------  ---------  ---------
FINANCING ACTIVITIES:
 Proceeds from
  Borrowings............     918,000    1,502,304    1,709,980     20,800    224,000
 Repayment of
  Borrowings............  (1,292,712)  (1,369,341)  (1,456,061)   (38,803)   (72,103)
 Premium Paid on
  Extinguishment of
  Debt..................         --           --       (20,924)       --         --
 Increase (Decrease) in
  Minority Interests....         389       (2,580)         779        386        350
 Issuance of Series A
  Convertible Preferred
  Stock.................     394,349          --           --         --         --
 Issuance of Common
  Stock.................     153,840       46,500       30,500        --         --
 Repurchase of Common
  Stock and Redeemable
  Common Stock..........    (233,984)     (31,232)      (4,755)    (4,755)       --
                         -----------  -----------  -----------  ---------  ---------
NET CASH PROVIDED FROM
 (USED FOR)
 FINANCING ACTIVITIES...     (60,118)     145,651      259,519    (22,372)   152,247
                         -----------  -----------  -----------  ---------  ---------
INVESTING ACTIVITIES:
 Acquisitions, Net of
  Liabilities Assumed
  and Cash Acquired.....         --           --      (114,990)       --         --
 Property, Plant and
  Equipment.............    (145,189)    (185,691)    (300,511)   (47,062)  (109,559)
 Investments............     (17,908)    (106,819)    (192,119)   (85,437)   (37,643)
 Other Assets...........     (12,996)      (7,182)     (16,832)      (364)   (34,604)
 Purchase of Marketable
  Equity Securities.....         --        (8,042)         --         --         --
 Proceeds from Sale of
  Marketable Equity
  Securities............         --         5,719       17,553      8,605     27,357
 Proceeds from Sale of
  Investment--net.......      34,253        1,148          --         --       1,181
                         -----------  -----------  -----------  ---------  ---------
NET CASH USED FOR
 INVESTING ACTIVITIES...    (141,840)    (300,867)    (606,899)  (124,258)  (153,268)
                         -----------  -----------  -----------  ---------  ---------
NET INCREASE (DECREASE)
 IN CASH AND CASH
 EQUIVALENTS............      13,087       95,288     (111,076)   (98,807)      (341)
BALANCE AT BEGINNING OF
 PERIOD.................      14,265       27,352      122,640    122,640     11,564
                         -----------  -----------  -----------  ---------  ---------
BALANCE AT END OF
 PERIOD................. $    27,352  $   122,640  $    11,564  $  23,833  $  11,223
                         ===========  ===========  ===========  =========  =========

                See Notes to Consolidated Financial Statements.

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1994 AND 1995 IS
                                UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of Continental Cablevision, Inc. (the Company) and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. The carrying amount of cash and cash equivalents approximates fair value due to the short maturity of these investments.

 Supplies and Property, Plant and Equipment

  Supplies are stated at the lower of cost (first-in, first-out method) or market. Property, plant and equipment are stated at cost and include capitalized interest of $766,000, $908,000 and $2,377,000 in 1992, 1993 and
1994. Depreciation is provided using the straight-line group method over estimated useful lives as follows: buildings, 25 to 40 years; reception and distribution facilities, 3 to 15 years; and equipment and fixtures, 4 to 12 1/2 years. (See Note 6)

 Intangible and Other Assets

  Intangible assets consist primarily of franchise costs and goodwill recorded in various acquisitions. Such amounts are generally amortized over 10 to 40 years. Franchise costs, net of accumulated amortization, at December 31, 1993 and 1994 and March 31, 1995 are $365,887,000, $355,488,000 and $333,345,000,
respectively. Other assets represent deferred financing costs and loans to employees (see Note 11). Accumulated amortization for intangible assets aggregated $622,453,000, $714,492,000 and $737,700,000 at December 31, 1993 and
1994 and March 31, 1995, respectively.

  On an ongoing basis management evaluates the amortization periods and the recoverability of the net carrying value of intangible assets by reviewing the performance of the underlying operations, in particular, the future undiscounted operating cash flows of the acquired entities.

 Allowance for Doubtful Accounts

  The allowance for doubtful accounts at December 31, 1993 and 1994 is $9,435,000 and $9,771,000, respectively.

 Investments

  The Company implemented Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS 115) as of January 1, 1994. SFAS 115 requires that certain debt and equity securities be categorized as either securities available for sale, securities held to maturity or trading account securities. The Company has classified all investments subject to SFAS 115 as available for sale and as such reports these securities at fair value, with the unrealized gains or losses, net of tax, reported as a separate component of shareholders' equity (deficiency). Realized gains and losses are included in results of operations. Prior to January 1, 1994, marketable equity securities were carried at either the lower of cost or market. In accordance with SFAS 115, prior period financial statements have not been restated to reflect the change in accounting principle. (See Note 4)

  Investments in 20-50% owned affiliates are generally accounted for using the equity method. The excess of the cost of equity investments over the underlying value of the net assets is amortized over a period of approximately 10 years. Investments in less than 20% owned companies whose equity securities do not have

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1994 AND 1995 IS
                                UNAUDITED)
a readily determinable market value are generally accounted for using the cost method. Investments in debt securities not subject to SFAS 115 are reported at amortized cost. (See Note 5)

 Derivative Financial Instruments

  The Company implemented Statement of Financial Accounting Standards No. 119, Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments (SFAS 119), which requires disclosure about amounts, nature and terms associated with the derivative financial instruments held.The Company uses derivative financial instruments as a means of managing interest-rate risk associated with current debt or anticipated debt transactions that have a high probability of being executed. Derivative financial instruments used include Interest Rate Exchange Agreements (Swaps) and Interest Rate Cap Agreements
(Caps). These instruments are matched with either fixed or variable rate debt and periodic cash payments are accrued on a settlement basis as an adjustment to interest expense. Derivative financial instruments are not held for trading purposes. Any premiums associated with the instruments are amortized over their term and realized gains or losses as a result of the termination of the instruments are deferred and amortized over the shorter of the remaining term of the instrument or the underlying debt. (See Note 7)

 Income Taxes

  The Company implemented Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109) as of January 1, 1993. SFAS 109 requires the recognition of deferred tax liabilities and assets for the future tax consequences of temporary differences between the financial reporting and tax bases of existing assets and liabilities. In addition, future tax benefits, such as net operating loss and investment tax credit carryforwards, are recognized to the extent realization of such benefits is more likely than not. (See Note 12)

 Fair Value of Financial Instruments

  The estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1993 and 1994. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein. The following is a summary of the estimated fair value and carrying value of the Company's financial instruments.

                                                   DECEMBER 31,
                                    -------------------------------------------
                                            1993                  1994
                                    --------------------- ---------------------
                                               ESTIMATED             ESTIMATED
                                     CARRYING     FAIR     CARRYING     FAIR
              ASSETS                  VALUE      VALUE      VALUE      VALUE
              ------                ---------- ---------- ---------- ----------
                                                  (IN THOUSANDS)
Marketable Equity Securities (See
 Note 4)........................... $   58,676 $  199,596 $  122,510 $  122,510
Cost Method Investments (See Note
 5)................................     27,740     40,543     33,175     47,322
LIABILITIES
Total Debt, Swaps and Caps (See
 Note 7)...........................  3,177,178  3,510,020  3,449,907  3,516,588
Redeemable Common Stock (See Note
 9)................................    213,548    339,365    232,399    329,011

  The Company believes carrying value approximates fair value for all other financial instruments.

                CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

 (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1994 AND 1995 IS
                                UNAUDITED)

 Loss per Common Share

  Loss per common share is calculated by dividing the loss available to common shareholders by the weighted average number of common shares outstanding of 4,782,000, 4,562,000 4,573,000, 4,566,000 and 4,694,000 for the years ended
December 31, 1992, 1993 and 1994 and the three months ended March 31, 1994 and 1995, respectively. Shares of the Series A Convertible Preferred Stock were not assumed to be converted into shares of common stock since the result would be anti-dilutive by decreasing the loss per share for the years ended December 31, 1992, 1993 and 1994 and the three months ended March 31, 1994 and 1995.

 Recent Accounting Pronouncements

  In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan (SFAS 114), which, is effective for fiscal years beginning after December 15, 1994. SFAS 114, as amended, addresses the accounting by creditors for impairment of certain loans. The effect of implementing this statement will not be significant to the Company's financial position and results of operation.


  In March 1995, the FASB issued SFAS 121, which is effective for fiscal years beginning after December 31, 1995. SFAS 121 addresses the accounting for potential impairment of long-lived assets. The effect of implementing SFAS 121 is expected to be immaterial to the Company's financial position and results of operations.

 Reclassifications

  Certain amounts have been reclassified from previous presentation in the accompanying consolidated financial statements.

 Unaudited Information

  In the opinion of management, the consolidated financial statements for the unaudited periods include all adjustments of a normal recurring nature necessary for a fair presentation of such information. The consolidated results of operations and cash flows for the three months ended March 31, 1994 and 1995 are not necessarily indicative of results that would be expected for a full year.

2. SUPPLEMENTAL DISCLOSURE OF CASH FLOWS

  The following represents non-cash investing and financing activities and cash paid for interest and income taxes during the years ended December 31, 1992, 1993 and 1994.

                                                             THREE MONTHS ENDED
                                  YEAR ENDED DECEMBER 31,        MARCH 31,
                                 --------------------------- ------------------
                                   1992     1993      1994     1994     1995
                                 -------- --------  -------- ------------------
                                                (IN THOUSANDS)
Dispositions:
  Gain on Sale of Investment
   (See Note 5)................. $ 10,253 $ 15,919  $    --  $    --  $     --
  Deferred Gain on Sale of In-
   vestment.....................      --       165       --       --        --
  Bases of Assets Sold..........      --       429       --       --        --
  Gain on Sale of Marketable Eq-
   uity Securities..............      --     3,471       --       --        --
  Bases of Properties Received..      --   (19,984)      --       --        --
  Promissory Note Issued to Buy-
   er...........................   24,000      --        --       --        --
                                 -------- --------  -------- -------- ---------
    Proceeds Received from Dis-
     position................... $ 34,253 $    --   $    --  $    --  $     --
                                 ======== ========  ======== ======== =========
Accretion of Redeemable Common
 Stock.......................... $ 13,806 $ 14,766  $ 19,932 $  5,004 $   5,105
                                 ======== ========  ======== ======== =========
Accretion of Series A Convert-
 ible Preferred Stock........... $ 16,861 $ 34,115  $ 36,800 $  8,878 $   9,603
                                 ======== ========  ======== ======== =========
Cash Paid During the Year for
 Interest....................... $301,210 $261,846  $299,115 $ 86,834 $ 121,889
                                 ======== ========  ======== ======== =========
Cash Paid During the Year for
 Income Taxes................... $  1,259 $  2,370  $  2,411 $    431 $     523
                                 ======== ========  ======== ======== =========

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1994 AND 1995 IS
                                UNAUDITED)

3. ACQUISITIONS

  In June 1994, the Company purchased cable television systems in Manchester, New Hampshire for approximately $47,990,000, and in November 1994 purchased cable television systems in Florida for approximately $67,000,000. The accompanying financial statements reflect the results of operations commencing on the acquisition dates. Had these acquisitions occurred on January 1, 1993, the results of operations of the Company would not have been materially different for 1993 or 1994.

  In 1994 the Company entered into purchase and sale agreements to purchase cable television systems in Michigan for approximately $155,000,000. In 1995, the Company entered into purchase and sale agreements to purchase several cable television systems in the Chicago, Illinois area for approximately $168,500,000, several cable television systems in Michigan for approximately $90,000,000 and a cable television system in California for approximately $17,000,000. These transactions will be accounted for using the purchase method and are expected to close in 1995.

  During November 1994, the Company, Providence Journal Company and The Providence Journal Company entered into an agreement and plan of merger (the Merger) which provides that Restructured Providence Journal Company (Restructured PJC) (which at the time of the merger, will include only the Providence Journal cable business) will be merged with and into the Company. The Company will issue shares of capital stock to shareholders of Providence Journal Company in exchange for all shares of Restructured PJC. The fair value of the shares to be exchanged is approximately $645,000,000. The Merger provides for the assumption of $755,000,000 of debt of Restructured PJC and a working capital adjustment to be settled in cash. The Merger will be accounted for using the purchase method of accounting and is expected to close in the third quarter of 1995.

4. MARKETABLE EQUITY SECURITIES

  At December 31, 1993, marketable equity securities were carried at cost and had an aggregate market value of $199,596,000. Effective January 1, 1994, the Company adopted SFAS 115 and classified marketable equity securities as available for sale. These investments had a fair value of $183,245,000 and a cost of $42,161,000 at the date of adoption. The unrealized gain of $141,084,000, less income taxes of $56,434,000 was reported as an adjustment to shareholders' equity (deficiency). These securities have an aggregate cost basis of $42,161,000 and $37,837,000 as of December 31, 1994 and March 31,
1995, respectively. During the year ended December 31, 1994, the Company recognized a gross unrealized holding loss of $60,735,000 and a gross realized gain of $1,204,000. During the three months ended March 31, 1995, the Company recognized a gross unrealized holding gain of $5,381,000 and a gross realized gain of $23,032,000.


5. INVESTMENTS

  Investments consist of the following components (in thousands):

                                                      DECEMBER 31,
                                        APPROXIMATE ----------------- MARCH 31,
                                         OWNERSHIP    1993     1994     1995
                                        ----------- -------- -------- ---------
   Equity Method Investments:
     Teleport Communications Group,
      Inc. (TCG) and TCG Partners......     20%     $ 67,473 $ 93,954 $105,367
     Regional TCG Partnerships.........   10%-30%     19,056   34,609   39,272
     Fintelco S.A. ....................     50%          --   146,040  155,209
     Singapore Cablevision Pte Ltd. ...     25%          --     8,484    8,212
     PrimeStar Partners, L.P. .........     10%       19,521   12,500   14,762
     Other.............................   20%-50%      2,396    6,717   10,322
                                                    -------- -------- --------
                                                     108,446  302,304  333,144
                                                    -------- -------- --------
   Cost Method Investments.............               27,740   33,175   34,499
                                                    -------- -------- --------
       Total...........................             $136,186 $335,479 $367,643
                                                    ======== ======== ========

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1994 AND 1995 IS
                                UNAUDITED)

  Management's estimated fair value of cost method investments are $40,543,000 and $47,322,000 as of December 31, 1993 and 1994, respectively, primarily based on recent private transactions or other valuation methods.

  In September 1992, the Company completed the disposition of its 50% interest in North Central Cable Communications Corporation (NCCC) to Meredith/New Heritage Strategic Partners, L.P. (Meredith) and simultaneously purchased an ownership interest in Meredith. The Company sold a portion of its interest in NCCC for $48,253,000 in cash and simultaneously invested $14,000,000 of the proceeds in Meredith. In addition, the Company exchanged its remaining interest in NCCC and issued a $24,000,000 promissory note to Meredith and, as a result, currently has approximately a one-third ownership interest in Meredith. The $10,253,000 preliminary gain represented the proceeds received less the basis in NCCC, the cash investment in Meredith and the promissory note. In April 1993, an additional gain of $1,148,000 was recorded due to the receipt of previously escrowed funds. The Company also received $14,000,000 from Meredith as a prepayment for services provided by the Company which is included in accrued and other liabilities on the balance sheet. Meredith operates several cable systems in Minnesota and North Dakota.

  In October 1993, the Company exchanged its equity interest in Insight Communications Company U.K., L.P. for stock representing less than a 5% interest in International CableTel, Incorporated (CableTel), a telecommunications company operating in the United Kingdom. The Company accounted for the investment in CableTel as a marketable equity security and recorded a gain of $15,919,000. During the year ended December 31, 1994, the CableTel marketable equity securities were sold and an additional gain of $1,204,000 was realized.

  In addition to its equity investment, the Company has made commitments to TCG to loan up to $69,920,000 through 2003, of which $39,500,000 was outstanding as of December 31, 1994 ($53,800,000 at March 31, 1995). These loans bear interest at approximately 7%. TCG and its affiliates are telecommunications companies which operate fiber optic networks in the United States. The initial investment in TCG was acquired in 1993 at a cost of $66,000,000.

  As of December 31, 1994, the Company has advanced $114,000,000 in cash ($120,000,000 at March 31, 1995) to Fintelco, S.A. which owns and operates cable television systems in Argentina. Continental currently holds an approximate 50% interest in Fintelco, S.A. subject to certain regulatory approvals. In addition, the Company has recorded commitments to contribute an additional $32,216,000 to Fintelco S.A. ($37,552,000 at March 31, 1995) The
initial investment in Fintelco, S.A. was acquired in February 1994 at a cost of $80,000,000.

  In September 1994, the Company made an initial equity investment in Singapore Cablevision Private Limited (SCV), which will construct, own and operate a cable television system in Singapore. The Company is committed to make additional capital contributions to SCV of approximately $35,000,000 to be paid through 1996. In addition, the Company has made commitments to SCV to loan up to approximately $43,600,000, if third party debt financing cannot be obtained by SCV.

  A wholly owned subsidiary of the Company issued a standby letter of credit of $38,750,000 (subsequently increased to $56,250,000) on behalf of PrimeStar Partners L.P. (PrimeStar), a limited partnership that provides direct broadcast satellite services. The standby letter of credit guarantees a portion of the financing PrimeStar incurred to construct a satellite system and is collateralized by certain marketable equity securities with a carrying value of $65,781,000 as of December 31, 1994 ($102,838,000 as of March 31, 1995). As a
result of the commitments and other qualitative factors, the Company accounts for its investment in PrimeStar using the equity method.

  The Company also has various investments in cable television companies which are not individually material to the Company. The Company has approximately a one-third ownership interest in these companies and therefore accounts for these investments using the equity method.

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1994 AND 1995 IS
                                UNAUDITED)

  The major components of all equity method investees' combined financial position as of the balance sheet dates and the results of operations for the years then ended were as follows (reflects the Company's proportionate share for the periods which the investments were owned):

                                                       DECEMBER 31,
                                                     ----------------- MARCH 31,
                                                       1993     1994     1995
                                                     -------- -------- ---------
                                                           (IN THOUSANDS)
   Property, Plant and Equipment.................... $106,000 $226,000 $239,000
   Total Assets.....................................  253,000  495,000  515,000
   Total Liabilities................................  196,000  387,000  404,000
   Equity...........................................   57,000  108,000  111,000

                                                           THREE MONTHS ENDED
                                     DECEMBER 31,               MARCH 31,
                               --------------------------  --------------------
                                1992     1993      1994      1994       1995
                               -------  -------  --------  ---------  ---------
                                              (IN THOUSANDS)
   Revenues..................  $49,000  $63,000  $146,000  $  19,000  $  55,000
   Depreciation and Amortiza-
    tion.....................   20,000   22,000    27,000      6,000      8,000
   Operating Loss............   (4,000)  (5,000)   (4,000)    (2,000)    (1,000)
   Net Loss..................  (21,000) (19,000)  (28,000)    (6,000)    (8,000)

6. PROPERTY, PLANT AND EQUIPMENT

  The components of property, plant and equipment are as follows:

                                                              DECEMBER 31,
                                                          ---------------------
                                                             1993       1994
                                                          ---------- ----------
                                                             (IN THOUSANDS)
   Land and Buildings.................................... $   50,040 $   56,630
   Reception and Distribution Facilities.................  1,893,925  2,122,304
   Equipment and Fixtures................................    249,192    288,950
                                                          ---------- ----------
     Total...............................................  2,193,157  2,467,884
   Less-Accumulated Depreciation.........................    981,650  1,114,095
                                                          ---------- ----------
     Property, Plant and Equipment-net................... $1,211,507 $1,353,789
                                                          ========== ==========

7. DEBT

  Total debt outstanding is as follows:

                                                           DECEMBER 31,
                                                       ---------------------
                                                          1993       1994
                                                       ---------- ----------
                                                          (IN THOUSANDS)
   Bank Indebtedness.................................. $  754,550 $1,373,790
   Insurance Company Notes............................    171,500    150,000
   Senior Notes and Debentures........................  1,400,000  1,400,000
   Subordinated Debt..................................    825,000    500,000
   Other..............................................     26,128     26,117
                                                       ---------- ----------
       Total.......................................... $3,177,178 $3,449,907
                                                       ========== ==========

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1994 AND 1995 IS
                                UNAUDITED)

  In October 1994, the Company amended and restated its bank indebtedness by entering into a $2,200,000,000 unsecured reducing revolver credit agreement (Reducing Revolver). Borrowings under the Reducing Revolver were utilized to refinance the prior bank indebtedness agreements. Credit availability under the Reducing Revolver will decrease annually commencing December 31, 1997 with a final maturity in October 2003. Borrowings under the Reducing Revolver bear interest at a rate between the agent bank's prime rate (8 1/2% as of December 31, 1994 and 9% as of March 31, 1995) and prime plus 1/2%, depending on certain financial tests. At the Company's option, borrowings may bear interest at spreads over LIBOR. The Company's obligations under the Reducing Revolver are guaranteed by certain subsidiaries (the "Restricted Subsidiaries"). Prepayments are required from the proceeds of certain sales of Restricted Subsidiaries' assets. As of March 31, 1995 $1,537,440,000 was outstanding under the Reducing Revolver.

  The Insurance Company Notes are unsecured, bear interest at 10.12%, require increasing semi-annual repayments through July 1, 1999 and rank pari passu in right of payment with the Reducing Revolver.

  The Company's unsecured Senior Notes and Debentures rank pari passu in right of payment with the Insurance Company Notes and Reducing Revolver (collectively, Senior Debt) and are non-redeemable prior to maturity, except for the 9 1/2% Senior Debentures. The 9 1/2% Senior Debentures are redeemable at the Company's option at par plus declining premiums beginning in 2005. In addition, at any time prior to August 1996, the Company may redeem a portion of the 9 1/2% Senior Debentures at a premium with the proceeds from any offering by the Company of its capital stock. No sinking fund is required for any of the Senior Notes and Debentures. The Senior Notes and Debentures consist of the following:

                                                           DECEMBER 31,
                                                       ---------------------
                                                          1993       1994
                                                       ---------- ----------
                                                          (IN THOUSANDS)
   8 1/2% Senior Notes, Due September 15, 2001........ $  200,000 $  200,000
   8 5/8% Senior Notes, Due August 15, 2003...........    100,000    100,000
   8 7/8% Senior Debentures, Due September 15, 2005...    275,000    275,000
   9% Senior Debentures, Due September 1, 2008........    300,000    300,000
   9 1/2% Senior Debentures, Due August 1, 2013.......    525,000    525,000
                                                       ---------- ----------
     Total............................................ $1,400,000 $1,400,000
                                                       ========== ==========

  The Company's Senior Debt limits the Restricted Group with respect to, among other things, payment of dividends and the repurchase of certain capital stock in excess of $550,000,000, the creation of liens and additional indebtedness, property dispositions, investments and leases, and require certain minimum ratios of debt to cash flow and cash flow to related fixed charges.

  The Company's Subordinated Debt is redeemable at the Company's option at par plus declining premiums at various dates, and is subordinated to the Company's Senior Debt. Subordinated Debt consists of the following:

                                                            DECEMBER 31,
                                                          -----------------
                                                            1993     1994
                                                          -------- --------
                                                           (IN THOUSANDS)
   10 5/8% Senior Subordinated Notes, Due June 15, 2002.. $100,000 $100,000
   12 7/8% Senior Subordinated Debentures, Due November
    1, 2004..............................................  325,000      --
   Senior Subordinated Floating Rate Debentures, Due No-
    vember 1, 2004.......................................  100,000  100,000
   11% Senior Subordinated Debentures, Due June 1, 2007..  300,000  300,000
                                                          -------- --------
     Total............................................... $825,000 $500,000
                                                          ======== ========

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1994 AND 1995 IS
                                UNAUDITED)
  In December 1993, the Company repurchased $25,000,000 of the 12 7/8% Senior Subordinated Debentures at a premium of $3,075,000, which was recorded as interest expense. During November 1994, the Company redeemed the remaining $325,000,000 of these debentures for a price equal to 106.438% of their principal amounts plus accrued interest thereon. As a result of the redemption and the write-off of $7,176,000 of unamortized deferred financing costs, the Company recorded an extraordinary loss of $28,100,000, less an income tax benefit of $9,835,000.

  The Senior Subordinated Floating Rate Debentures bear interest at LIBOR plus 3% through November 1996, increasing to LIBOR plus 6.5% through maturity.

  As of December 31, 1994, the Company has Swaps pursuant to which it pays fixed interest rates averaging 9.1% on notional amounts of $800,000,000 (expiring 1995 through 2000) and variable interest rates on notional amounts of $1,575,000,000 (expiring 1998 through 2003). The variable interest rates are based on six month LIBOR (7% as of December 31, 1994 and 6.5% as of March 31, 1995). During the three months ended March 31, 1995 $100,000,000 of notional amount of fixed interest rate swaps expired. In addition, the Company has a notional amount of $800,000,000 of Caps, included in Other Assets, with a carrying value of $1,176,000 as of December 31, 1994, expiring in 1995 and 1996, which limit six month LIBOR to approximately 8%. The Company's exposure, if the other parties fail to perform under the agreements, would be limited to the impact of variable interest rate fluctuations and the periodic settlement of amounts due under these agreements. As of December 31, 1993 and 1994, amounts receivable (payable) under Swaps were $658,000 and $(5,000,000), respectively.

  The variable-rate Swaps include $325,000,000 of Swaps that may be extended by the counterparty at a certain time in the future at the existing contracted rates. The Company entered into such Swaps to further manage its interest rate risk. Such Swaps are related to specific portions of the Company's fixed-rate debt and are with counterparties that are lenders to the Company under the Reducing Revolver. Premium income or expense is amortized over the life of the agreement and is included in the Company's results of operations.

  The fair value of total debt, Swaps and Caps is estimated to be $3,510,020,000 and $3,516,588,000 as of December 31, 1993 and 1994,
respectively, and is based on recent trades and dealer quotes. The components of the fair value are as follows:


                                                              DECEMBER 31,
                                                          ---------------------
                                                             1993       1994
                                                          ---------- ----------
                                                             (IN THOUSANDS)
   Carrying Value of Debt................................ $3,177,178 $3,449,907
   Unrealized Loss/(Gain) on Debt........................    238,295   (130,442)
   Unrealized Loss on Floating to Fixed Rate Swaps.......     81,222     14,247
   Unrealized Loss on Fixed to Floating Rate Swaps.......     13,325    184,903
   Unrealized Gain on Interest Rate Cap Agreements.......        --      (2,027)
                                                          ---------- ----------
     Total............................................... $3,510,020 $3,516,588
                                                          ========== ==========

  Annual maturities of debt for the five years subsequent to December 31, 1994, are as follows:

                                                                  (IN THOUSANDS)
                                                                  --------------
   1995..........................................................   $   24,265
   1996..........................................................       27,250
   1997..........................................................       30,550
   1998..........................................................       33,250
   1999..........................................................       35,000
   Thereafter....................................................    3,299,592
                                                                    ----------
     Total.......................................................   $3,449,907
                                                                    ==========

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1994 AND 1995 IS
                                UNAUDITED)
8. COMMITMENTS

  The Company and its subsidiaries have entered into various operating lease agreements, with total commitments of $34,952,000 as of December 31, 1994. Commitments under such agreements for the years 1995-1999 approximate $8,778,000, $7,534,000, $5,437,000, $4,189,000 and $3,230,000, respectively.
The Company and its subsidiaries also rent pole space from various companies under agreements which are generally terminable on short notice. Lease and rental costs charged to operations for the years ended December 31, 1992, 1993 and 1994 were $17,876,000, $18,378,000 and $20,113,000, respectively.

9. REDEEMABLE STOCK

  Pursuant to a Stock Liquidation Agreement with certain shareholders (the Selling Shareholders), the Company committed to repurchase 1,228,193 shares of its common stock in December 1998 or January 1999 at a defined purchase price (Purchase Price). The Purchase Price is the greater of the estimated amount of net proceeds per share from an underwritten public offering of the Company's common stock or, the net proceeds per share from the liquidation of the Company less a 22.5% discount. The Stock Liquidation Agreement also required the Company to offer to repurchase up to 300,000 shares from all shareholders by October 15, 1993 (the Mandatory Tender Offer).

  The fair value of the Redeemable Common Stock is estimated at $339,365,000 and $329,011,000 as of December 31, 1993 and 1994, respectively, based on the estimate of the Purchase Price at these dates of $506 and $493 per share, respectively, as determined by an investment banker of the Company.

  In the event the Company is unable to meet its commitments under the Stock Liquidation Agreement, the Selling Shareholders may cause the sale of all or substantially all of the assets of the Company.

  Pursuant to the Company's August 1992 Tender Offer, the Company repurchased 319,022 Redeemable Common shares, 159,437 Class A shares, and 237,302 Class B shares in October 1992 for approximately $239,852,000, of which $5,868,000 was paid in January 1993. This transaction satisfied the Mandatory Tender Offer and, together with agreements with certain shareholders to withdraw from the 1998-1999 Share Repurchase, reduced the number of Redeemable Common shares to 751,305 shares.

  During 1993, the Company repurchased 64,176 Redeemable Common shares for approximately $31,125,000 and during 1994, the Company repurchased 8,705 of Class B shares and 1,099 of Class A shares. These transactions, together with an agreement with a certain shareholder to withdraw from the 1998-1999 Share Repurchase, reduced the number of Redeemable Common shares to 670,682 shares, 667,366 shares and 667,366 shares at December 31, 1993 and 1994, and March 31, 1995, respectively. The effect of these transactions on certain accounts is as follows:

                                                   REDEEMABLE         ADDITIONAL
                                                     COMMON    COMMON  PAID-IN
                                                     STOCK     STOCK   CAPITAL
                                                   ----------  ------ ----------
                                                          (IN THOUSANDS)
   Repurchase of 715,761 Shares
    (319,022 were Redeemable Shares).............. $ (93,591)   $ (4) $(146,257)
   Reclassification of 457,866 Shares to Common
    Stock.........................................  (141,962)      4    141,958
                                                   ---------    ----  ---------
     Total for the Year Ended December 31, 1992... $(235,553)   $--   $  (4,299)
                                                   =========    ====  =========
   Repurchase of 64,176 Redeemable Shares......... $ (19,848)   $--   $ (11,277)
   Reclassification of 16,447 Shares to Common
    Stock.........................................    (5,085)    --       5,085
                                                   ---------    ----  ---------
     Total for the Year Ended December 31, 1993... $ (24,933)   $--   $  (6,192)
                                                   =========    ====  =========
   Repurchase of 9,804 Shares
    (3,316 were Redeemable Shares)
     Total for the Year Ended December 31, 1994... $  (1,081)   $--   $  (3,674)
                                                   =========    ====  =========

  The initial estimated repurchase cost for the Redeemable Common Stock has been adjusted by periodic accretions through the repurchase dates, based on the interest method, of the difference between the initial estimate and the subsequent estimates of the Purchase Price.

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1994 AND 1995 IS
                                UNAUDITED)

10. SHAREHOLDERS' EQUITY (DEFICIENCY)

  In May 1992, the Company adopted amendments to its Certificate of Incorporation and By-laws which reclassified the Company's outstanding common stock, which has one vote per share, as Class A Common Stock, and created a new class of common stock, Class B Common Stock, which has ten votes per share. At March 31, 1995, there were 345,436 and 4,370,547 Class A and Class B shares of common stock outstanding, respectively. Shareholders' Equity (Deficiency) reflects only 343,252 and 3,705,365 Class A and Class B shares of common stock outstanding, respectively, due to the classification of 667,366 shares as Redeemable Common Stock.

  During 1992, the Company sold 469,275 shares of Class B Common Stock for approximately $153,839,000 after $1,161,000 of expenses related to the offerings. In November 1993, the Company sold 95,876 shares of Class A Common Stock for approximately $46,500,000. During 1994, the Company sold 62,886 shares of Class A Common Stock for approximately $30,500,000.

  In June 1992, the Company sold 1,142,858 shares of Series A Convertible Preferred Stock (Convertible Preferred), $.01 par value, for $350 per share. Net proceeds were approximately $394,349,000 after expenses related to the offering. Each Convertible Preferred share is entitled to ten votes per share, shares equally with each common share in all dividends and distributions, and is convertible into one share of common stock, at any time, at the option of the holder. The Convertible Preferred stockholders have the right, at any time after June 1995, to sell their shares in a public offering by causing the Company to register such shares under the Securities Act of 1933. Certain other shareholders of the Company have similar registration rights.

  The Convertible Preferred has a liquidation preference equal to the greater of its Accreted Value or the amount which would be distributed to common stockholders assuming conversion of the Convertible Preferred. The Accreted Value assumes a yield of 8% per annum, compounded semi-annually in arrears on the $350 purchase price per share. During the three months ended March 31, 1995, the carrying value of the Convertible Preferred has been increased by $9,603,000 to reflect the Accreted Value of $497,379,000 as of March 31, 1995.

  After June 1997, if the value of the common stock is greater than 137.5% of the then Accreted Value, the Company will have the right to convert each outstanding share of Convertible Preferred into one share of common stock.

  In June 2002, each outstanding share of Convertible Preferred may be converted at the option of the holder or the Company into a number of common shares which will have a value equal to the Accreted Value. The Company may, at its sole option, purchase for cash at the Accreted Value all or part of the Convertible Preferred instead of accepting or requiring conversion.

  In connection with the above-referenced sale of shares of Convertible Preferred Stock and Class B Common Stock, the issuance of subordinated debt, senior notes, and debentures, and certain other investment banking services, the Company paid aggregate fees and underwriting discounts to Lazard Freres & LLC (Lazard) of approximately $9,000,000 and $7,700,000 in 1992 and 1993, respectively. Two directors of the Company are managing directors of Lazard and are managing directors of Corporate Partners, L.P., which purchased 728,953 shares of Convertible Preferred on the same terms as all other purchasers of Convertible Preferred.

11. RESTRICTED STOCK PURCHASE PROGRAM

  The Company maintains a Restricted Stock Purchase Program under which certain employees of the Company, selected by the Board of Directors, are permitted to buy shares of the Company's common stock

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1994 AND 1995 IS
                                UNAUDITED)

at the par value of one cent per share. The shares remain wholly or partly subject to forfeiture for five years, during which a pro rata portion of the shares becomes "vested" at six-month intervals. Upon termination of employment with the Company, an employee must resell to the Company, for the price paid by the employee, the employee's shares which are not then vested. For financial statement presentation, the difference between the purchase price and the fair market value at the date of issuance (as determined by the Board of Directors) is recorded as additional paid-in capital and unearned compensation, and charged to operations through 2001 as the shares vest. Shares of common stock issued under the program for the years ended December 31, 1992 and 1993 were 108,450 and 1,600, respectively, none were issued during 1994 and 94,750 shares were issued during the three months ended March 31, 1995. At December 31, 1993 and 1994, and March 31, 1995, 78,327, 40,157 and 134,445 shares, respectively, were not yet vested. In connection with the Restricted Stock Purchase Program, a wholly-owned subsidiary of the Company has loaned approximately $14,035,000, $13,541,000 and $25,643,000 at December 31, 1993 and 1994 and March 31, 1995,
respectively, to the participating employees to fund their individual tax liabilities. These loans are due through 2001, bear interest at a range from 5% to 8%, and are included in Other Assets in the accompanying financial statements.

12. INCOME TAXES

  Effective January 1, 1993, the Company implemented the provisions of SFAS 109 and recognized an additional charge of $184,996,000 for deferred income taxes. Such amount has been reflected in the consolidated financial statements as the cumulative effect of change in accounting for income taxes.

  During 1993, the Company revised its estimated annual effective tax rate to reflect a change in the federal statutory rate from 34% to 35%. The income tax benefit for the year decreased approximately $4,182,000 as a result of applying the newly enacted federal tax rates to deferred tax balances as of January 1, 1993.

  The provision (benefit) for income taxes is comprised of:

                                YEAR ENDED DECEMBER 31,
                                ------------------------
                                 1992   1993      1994
                                ------ -------  --------
                                        (IN THOUSANDS)
   Current:
     Federal................... $  --  $   647  $   (196)
     State.....................  1,654   1,220     2,049
   Deferred:
     Federal...................    --   (7,968)  (35,549)
     State.....................    --   (1,820)   (6,723)
                                ------ -------  --------
       Total................... $1,654 $(7,921) $(40,419)
                                ====== =======  ========
   Extraordinary Item--De-
    ferred.....................    --      --   $ (9,835)
                                ====== =======  ========

  Differences between the effective income tax rate and the federal statutory rates are summarized as follows:

                                                  YEAR ENDED DECEMBER 31,
                                                  ---------------------------
                                                   1992      1993      1994
                                                  -------   -------   -------
   Federal Statutory Rate........................   (34.0)%   (35.0)%   (35.0)%
   Enacted Tax Rate Change.......................     --       12.4       --
   Net Operating Losses without Current Income
    Tax Benefit..................................    14.8       --        --
   Depreciation and Amortization Not Deductible
    for Tax Purposes.............................    17.4       --        --
   State Income Tax, Net of Federal Income Tax
    Benefit......................................     1.1      (1.2)     (2.2)
   Other.........................................     2.3        .3        .5
                                                  -------   -------   -------
     Total.......................................     1.6 %   (23.5)%   (36.7)%
                                                  =======   =======   =======

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1994 AND 1995 IS
                                UNAUDITED)
  Deferred income taxes prior to the implementation of SFAS 109 resulted primarily from timing differences in the recognition of certain expense items for tax and financial reporting purposes. The tax effect of each major component is as follows:

                                                          YEAR ENDED DECEMBER 31
                                                          ----------------------
                                                                   1992
                                                                   ----
                                                              (IN THOUSANDS)
   Accelerated Depreciation and Amortization.............        $ 7,811
   Restricted Stock Purchase Program.....................          7,469
   Gain on Sale of Investment............................          3,486
   Deferred Income.......................................         (4,555)
   Utilization of Accounting Net Operating Losses........         (7,669)
   Other.................................................         (6,542)
                                                                 -------
     Total...............................................        $   --
                                                                 =======

  The tax effects of temporary differences and carryforwards that give rise to significant portions of deferred tax assets and liabilities consist of the following:

                                                          DECEMBER 31,
                                                       --------------------
                                                         1993       1994
                                                       ---------  ---------
                                                           (IN THOUSANDS)
   Deferred Tax Liabilities:
     Depreciation and Amortization...................  $(482,320) $(506,560)
     Unrealized Holding Gain on Marketable Equity Se-
      curities.......................................        --     (32,353)
     Other...........................................    (14,989)    (5,245)
     Deferred Tax Assets:
       Net Operating Loss Carryforwards..............    439,577    460,469
       Tax Credit Carryforwards......................     60,304     59,397
       Other.........................................     49,858     60,836
       Valuation Allowance...........................   (157,471)  (153,026)
                                                       ---------  ---------
     Net Deferred Tax Liability......................  $(105,041) $(116,482)
                                                       =========  =========

  The Company and its subsidiaries have net operating loss carryforwards of approximately $1,000,000,000 at December 31, 1994 for federal income tax purposes expiring through 2009, and investment tax credit carryforwards of approximately $60,000,000 expiring through 2005.

  Valuation allowances have been established for uncertainties in realizing transitional investment tax credit carryforwards and the tax benefit of certain limited use net operating losses for federal and state income tax purposes. If in future periods the realization of tax credit and net operating loss carryforwards acquired as a result of business combinations becomes more likely than not, $29,000,000 of the valuation allowance will be allocated to reduce goodwill and other intangible assets. The net change of the valuation allowance during 1994 was a decrease of $4,445,000. The 1994 decrease relates primarily to the expiration of investment tax credit carryforwards.

  An affirmed tax court decision affecting the cable television industry ratified the deductibility of certain franchise cost amortization. As a result, the Company revised the estimated tax bases of certain intangible assets as of December 31, 1993. This resulted in the Company adjusting the carrying values of goodwill, franchise costs and deferred tax relating to specific acquisitions by $16,287,000, $54,506,000 and $70,793,000, respectively.

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1994 AND 1995 IS
                                UNAUDITED)

13. RETIREMENT AND MATCHED SAVINGS PLANS

  The Company has a non-contributory defined benefit plan covering substantially all employees. Benefits under the plan are determined based on formulas which reflect employees' years of service and the average of the five consecutive years of highest compensation. The Company's policy is to make contributions sufficient to meet the minimum funding requirements of ERISA.

  The components of net periodic pension expense are as follows:

                                                      YEAR ENDED DECEMBER 31,
                                                      -------------------------
                                                       1992     1993     1994
                                                      -------  -------  -------
                                                          (IN THOUSANDS)
   Service Cost-Benefits Earned During the Year...... $ 2,479  $ 2,584  $ 2,934
   Interest Cost on Projected Benefit Obligations....   1,118    1,336    1,576
   Actual (Return) Loss on Plan Assets...............    (179)    (136)     417
   Other Items.......................................    (422)    (615)  (1,514)
                                                      -------  -------  -------
     Total........................................... $ 2,996  $ 3,169  $ 3,413
                                                      =======  =======  =======

  The following table sets forth the funded status and amounts recognized in the Company's balance sheet:

                                                              DECEMBER 31,
                                                            ------------------
                                                              1993      1994
                                                            --------  --------
                                                             (IN THOUSANDS)
   Actuarial Present Value of:
     Vested Benefit Obligation............................. $ (8,384) $ (9,159)
     Non-Vested Benefit Obligation.........................   (1,647)   (1,201)
                                                            --------  --------
   Accumulated Benefit Obligation..........................  (10,031)  (10,360)
   Effect of Projected Salary Increases....................  (10,553)  (12,691)
                                                            --------  --------
   Projected Benefit Obligation............................  (20,584)  (23,051)
   Plan Assets at Market Value.............................   11,350    12,397
                                                            --------  --------
   Funded Status...........................................   (9,234)  (10,654)
   Deferred Transition Loss................................    1,264     1,194
   Unrecognized Prior Service Cost.........................      (89)     (511)
   Unrecognized Net Loss...................................    1,884     2,233
                                                            --------  --------
       Accrued Pension Cost................................ $ (6,175) $ (7,738)
                                                            ========  ========

  The actuarial assumptions as of the year-end measurement date are as follows:

                                                                   DECEMBER 31,
                                                                   -------------
                                                                    1993   1994
                                                                   ------ ------
   Discount Rate..................................................  7.75%  8.75%
   Expected Long-Term Rate of Return..............................  9.00%  9.00%
   Rate of Increase in Future Salary Levels.......................  4.75%  5.75%

  At December 31, 1994, plan assets consist of equity and debt securities, U.S. Government obligations and cash equivalents.

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1994 AND 1995 IS
                                UNAUDITED)

  The Company sponsors a defined contribution Matched Savings Plan covering substantially all of its employees. The Company's contribution for this plan is based on a percentage of each participant's salary. Total costs for the years ended December 31, 1992, 1993 and 1994 were $2,418,000, $2,550,000, $2,652,000.

14. CONTINGENCIES

  The Company is subject to legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, the ultimate resolution of such legal proceedings and claims will not have a material effect on the consolidated financial position and results of operations of the Company.

15. LEGISLATION AND REGULATION

  Pursuant to the Cable Television Consumer Protection and Competition Act of 1992, the FCC in April 1993 promulgated rate regulations that establish maximum allowable rates for cable television services, except for services offered on a per-channel or per-program basis. On February 22, 1994, the FCC adopted a revised regulatory scheme which included, among other things, interim cost-of-service standards and a new benchmark formula to determine service rates. In creating the new benchmark formula, the FCC authorized a further reduction in rates for certain regulated services. As a result, rates for certain regulated services may now be reduced as much as 17% below their September 30, 1992 level, adjusted for inflation, if they exceed the new per-channel benchmark rates. The FCC's regulations require rates for equipment and installations to be cost-based, and require reasonable rates for regulated cable television services to be established based on, at the election of the cable television operator, either application of the FCC's benchmark formula or a cost-of-service showing pursuant to interim standards adopted by the FCC.

  Under current FCC regulations, a rate complaint or certification of a local franchising authority is required to regulate a system. In accordance with the regulations, the Company either reduced rates under the FCC's benchmark methodology or supported current rates by cost-of-service showings for regulated franchises. Certain positions taken by the Company in its cost-of-service filings are based on provisions of the FCC's interim cost-of-service rules that allow certain "presumptions" in the rules to be overcome on a case-by-case basis. While the Company believes that its showings in this regard are sufficient, the results of these cases are unknown. As a result, the Company has recorded a revenue reserve. In the opinion of management, the ultimate resolution of these filings will not have a material adverse effect on the Company's consolidated financial position.

  On April 3, 1995, a Social Contract between the Company and the FCC (the "Social Contract") was released for public comment. The Social Contract would be a six-year agreement covering all of the Company's existing franchises, including those that are currently unregulated, and would settle the Company's pending cost-of-service rate cases and benchmark cable programming service tier
(CPS) rate cases. Benchmark broadcast service tier (BBT) cases would be resolved by the Company and local franchising authorities. As part of the resolution of these cases, the Company would agree to, among other things, (i) invest at least $1.35 billion in domestic system rebuilds and upgrades in the next six years to expand channel capacity and improve system reliability and picture quality, (ii) make in-kind refunds to affected subscribers with a retail value of approximately $9.5 million and (iii) reduce its BBT service rates. The resolution of pending rate cases is without any finding by the FCC of any wrongdoing by the Company.

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1994 AND 1995 IS
                                UNAUDITED)

16. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

  Quarterly results of operations for 1993, 1994 and 1995 are summarized below:

                                      FIRST      SECOND      THIRD     FOURTH
                                     QUARTER     QUARTER    QUARTER    QUARTER
                                    ----------  ---------- ---------- ----------
                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
   1993
   Revenues.......................  $  287,542  $ 297,238  $ 295,458  $ 296,925
   Depreciation and Amortization..      68,010     68,817     70,087     72,095
   Restricted Stock Purchase
    Program.......................       2,690      2,689      2,690      2,935
   Operating Income...............      58,780     63,713     57,469     57,617
   Loss Before Cumulative Effect
    of Change in Accounting for
    Income Taxes..................      (5,397)    (1,491)   (13,487)    (5,399)
   Cumulative Effect of Change in
    Accounting for Income Taxes...    (184,996)       --         --         --
   Net Loss.......................    (190,393)    (1,491)   (13,487)    (5,399)
   Loss Applicable to Common
    Shareholders..................    (198,602)    (9,819)   (22,305)   (14,159)
   Loss Per Common Share:
    Loss Before Cumulative Effect
     of Change in Accounting for
     Income Taxes.................       (2.99)     (2.16)     (4.90)     (3.08)
    Cumulative Effect of Change in
     Accounting for Income Taxes..      (40.61)       --         --         --
     Net Loss.....................      (43.60)     (2.16)     (4.90)     (3.08)
   1994
   Revenues.......................  $  290,764  $ 298,626  $ 296,246  $ 312,341
   Depreciation and Amortization..      67,458     68,065     71,277     76,383
   Restricted Stock Purchase
    Program.......................       2,838      2,837      2,827      2,814
   Operating Income...............      59,284     61,507     53,565     56,238
   Loss Before Extraordinary Item.     (13,640)    (9,981)   (21,871)   (23,084)
   Extraordinary Item.............         --         --         --     (18,265)
   Net Loss.......................     (13,640)    (9,981)   (21,871)   (41,349)
   Loss Applicable to Common
    Shareholders..................     (22,518)   (18,990)   (31,309)   (50,824)
   Loss Per Common Share:
    Loss Before Extraordinary
     Item.........................       (4.93)     (4.16)     (6.87)     (7.07)
    Extraordinary Item............         --         --         --       (3.96)
    Net Loss......................       (4.93)     (4.16)     (6.87)    (11.03)
   1995
   Revenues.......................  $  318,576
   Depreciation and Amortization..      74,422
   Restricted Stock Purchase
    Program.......................       2,850
   Operating Income...............      59,192
   Net Loss.......................      (6,902)
   Loss Applicable to Common
    Shareholders..................     (16,505)
   Loss Per Common Share:
    Net Loss......................       (3.52)

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of Columbia Associates, L.P.:

  We have audited, in accordance with generally accepted auditing standards, the financial statements of Columbia Associates, L.P. as of December 31, 1993 and 1994, and have issued our report thereon dated February 24, 1995. In connection therewith, we have also audited the statements of assets, liabilities and control account of Columbia Cable of Michigan (a division of Columbia Associates, L.P.) as of December 31, 1993 and 1994, and the related statements of operations and control account and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Columbia Cable of Michigan as of December 31, 1993 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.
                                                             Arthur Andersen LLP

Stamford, Connecticut,
February 24, 1995

                           COLUMBIA CABLE OF MICHIGAN
                   (A DIVISION OF COLUMBIA ASSOCIATES, L.P.)

             STATEMENTS OF ASSETS, LIABILITIES AND CONTROL ACCOUNT

                                               DECEMBER 31,
                                          ------------------------   MARCH 31,
                                             1993         1994         1995
                                          -----------  -----------  -----------
                                                                    (UNAUDITED)
                             ASSETS
                             ------
CASH....................................  $   674,099  $   385,054  $   208,209
                                          -----------  -----------  -----------
SUBSCRIBER RECEIVABLES, net of allowance
 for doubtful accounts of $213,482,
 $162,191 and $171,140 in 1993, 1994 and
 1995, respectively.....................      573,723      605,547      454,702
                                          -----------  -----------  -----------
INVESTMENT IN CABLE TELEVISION SYSTEMS
 (Notes 3 and 4):
  Property, plant and equipment, at
   cost.................................   54,140,130   58,271,277   58,356,940
  Less--Accumulated depreciation........  (18,032,166) (23,441,707) (24,503,609)
                                          -----------  -----------  -----------
                                           36,107,964   34,829,570   33,853,331
  Franchising costs, net of accumulated
   amortization of $13,245,295,
   $14,882,450 and $15,294,801 in 1993,
   1994 and 1995, respectively..........    4,257,209    2,631,381    2,219,031
  Goodwill and other intangible assets,
   net of accumulated amortization of
   $2,390,633, $2,663,051 and $2,739,021
   in 1993, 1994 and 1995, respectively.      637,415      332,766      256,797
                                          -----------  -----------  -----------
    Total investment in cable television
     systems............................   41,002,588   37,793,717   36,329,159
                                          -----------  -----------  -----------
OTHER ASSETS, net.......................      991,729    1,058,194      892,599
                                          -----------  -----------  -----------
                                          $43,242,139  $39,842,512  $37,884,669
                                          ===========  ===========  ===========
                LIABILITIES AND CONTROL ACCOUNT
                -------------------------------
LIABILITIES:
  Accounts payable and accrued expenses.  $ 1,868,647  $ 2,070,908  $ 1,213,074
  Subscriber advance payments and
   deposits.............................      632,171      658,394      689,097
                                          -----------  -----------  -----------
    Total liabilities...................    2,500,818    2,729,302    1,902,171
                                          -----------  -----------  -----------
COMMITMENTS AND CONTINGENCIES (Notes 2
 and 6)
CONTROL ACCOUNT, excess of assets over
 liabilities............................   40,741,321   37,113,210   35,982,498
                                          -----------  -----------  -----------
                                          $43,242,139  $39,842,512  $37,884,669
                                          ===========  ===========  ===========

  The accompanying notes to financial statements are an integral part of these statements.

                           COLUMBIA CABLE OF MICHIGAN
                   (A DIVISION OF COLUMBIA ASSOCIATES, L.P.)

                  STATEMENTS OF OPERATIONS AND CONTROL ACCOUNT

                                                           THREE MONTHS
                          YEARS ENDED DECEMBER 31,        ENDED MARCH 31,
                          --------------------------  ------------------------
                              1993          1994         1994         1995
                          ------------  ------------  -----------  -----------
                                                      (UNAUDITED)  (UNAUDITED)
REVENUES................. $ 25,130,342  $ 26,428,244  $ 6,495,789  $ 7,034,670
                          ------------  ------------  -----------  -----------
EXPENSES:
  Service costs..........    9,402,956    10,143,788    2,459,859    2,721,936
  Selling, general and
   administrative
   expenses..............    4,168,761     4,491,103    1,087,019    1,140,079
  Indirect expenses......    1,413,452     1,449,917      342,784      377,480
  Depreciation and
   amortization
   (Notes 3 and 4).......    7,046,029     7,620,122    1,856,178    1,958,039
  Other expense..........          --         18,255          --        11,302
  Gain on disposal of
   equipment, net........      (57,958)      (26,975)        (200)     (18,270)
                          ------------  ------------  -----------  -----------
    Total expenses.......   21,973,240    23,696,210    5,745,640    6,190,566
                          ------------  ------------  -----------  -----------
    Net income...........    3,157,102     2,732,034      750,149      844,104
CONTROL ACCOUNT,
 beginning of year.......   39,723,609    40,741,321   40,741,321   37,113,210
ADVANCES TO PARENT.......   (2,139,390)   (6,360,145)  (1,809,275)  (1,974,816)
                          ------------  ------------  -----------  -----------
CONTROL ACCOUNT, end of
 year.................... $ 40,741,321  $ 37,113,210  $39,682,195  $35,982,498
                          ============  ============  ===========  ===========


  The accompanying notes to financial statements are an integral part of these statements.

                           COLUMBIA CABLE OF MICHIGAN
                   (A DIVISION OF COLUMBIA ASSOCIATES, L.P.)

                            STATEMENTS OF CASH FLOWS

                                                          THREE MONTHS ENDED
                              YEAR ENDED DECEMBER 31,          MARCH 31,
                              ------------------------  ------------------------
                                 1993         1994         1994         1995
                              -----------  -----------  -----------  -----------
                                                        (UNAUDITED)  (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
  Net income................. $ 3,157,102  $ 2,732,034  $  750,149   $  844,104
                              -----------  -----------  ----------   ----------
  Adjustments to reconcile
   division income to net
   cash provided by operating
   activities:
    Depreciation and
     amortization............   7,046,029    7,620,122   1,856,178    1,958,039
    Gain on disposal of
     equipment...............     (57,958)     (26,975)       (200)     (18,270)
    Change in assets and
     liabilities--
      (Increase) decrease in
       subscriber
       receivables...........    (107,581)     (31,824)    126,614      150,845
      (Increase) decrease in
       other assets..........    (213,137)     (66,604)    233,551      165,560
      Increase (decrease) in
       accounts payable and
       accrued expenses......     115,297      202,261    (383,813)    (857,834)
      Increase (decrease) in
       subscriber advance
       payments and deposits.      (2,984)      26,223       7,252       30,703
                              -----------  -----------  ----------   ----------
        Total adjustments....   6,779,666    7,723,203   1,839,582    1,429,043
                              -----------  -----------  ----------   ----------
        Net cash provided by
         operating
         activities..........   9,936,768   10,455,237   2,589,731    2,273,147
                              -----------  -----------  ----------   ----------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Increase in investment in
   existing cable television
   systems...................  (7,574,365)  (4,454,226) (1,016,114)    (493,446)
  Proceeds on disposal of
   equipment.................     169,165       70,089         200       18,270
                              -----------  -----------  ----------   ----------
        Net cash used in
         investing
         activities..........  (7,405,200)  (4,384,137) (1,015,914)    (475,176)
                              -----------  -----------  ----------   ----------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Advances to parent.........  (2,139,390)  (6,360,145) (1,809,275)  (1,974,816)
                              -----------  -----------  ----------   ----------
        Net cash used in
         financing
         activities..........  (2,139,390)  (6,360,145) (1,809,275)  (1,974,816)
                              -----------  -----------  ----------   ----------
        Net increase
         (decrease) in cash..     392,178     (289,045)   (235,458)    (176,845)
CASH, beginning of year......     281,921      674,099     674,099      385,054
                              -----------  -----------  ----------   ----------
CASH, end of period.......... $   674,099  $   385,054  $  438,641   $  208,209
                              ===========  ===========  ==========   ==========

  The accompanying notes to financial statements are an integral part of these statements.

                           COLUMBIA CABLE OF MICHIGAN
                   (A DIVISION OF COLUMBIA ASSOCIATES, L.P.)

                         NOTES TO FINANCIAL STATEMENTS

  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1994 AND 1995 IS
                                UNAUDITED)

(1) PARTNERSHIP FORMATION AND SALE:

  Columbia Cable of Michigan ("Michigan") is a division of Columbia Associates, L.P. (the "Partnership"). The Partnership is a limited partnership which was formed on March 7, 1985, under the laws of the State of Delaware and which operates under the terms of the Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement") dated as of June 2, 1992. The Partnership will continue until March 1, 1995 unless previously dissolved in accordance with the terms of the Partnership Agreement. The partners are presently contemplating an extension of the Partnership Agreement.

  On November 1, 1994, the Partnership entered into an agreement to sell substantially all the assets and certain of the liabilities of Michigan for $155 million, subject to closing adjustments. The Partnership expects the sale to be completed in 1995.

(2) CABLE REGULATION:

  On October 5, 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "Act") which, among other things, expanded governmental regulation of rates for basic and other cable services. Pursuant to the Act, the Federal Communications Commission (the "FCC") issued regulations in April 1993. The FCC's regulations require rates for equipment to be cost-based. Rates for basic and any regulated tiers of service were to be based on, at the election of the cable operator, either the FCC's benchmark rates or a cost-of-service showing based upon interim standards adopted by the FCC. As a result of these regulations and the actions of the local franchise authorities, Michigan is currently subject to regulation by the local franchise authorities and the FCC.

  Effective September 1, 1993, Michigan elected to use the FCC's benchmark methodology. In February 1994, the FCC significantly modified the April 1993 regulations. The new regulations, among other things, ordered a lower benchmark rate that became effective in May 1994 with allocable extensions until July 1994.

  In July 1994, Michigan elected to justify its rates using a cost of service showing instead of the benchmark methodology, but did not raise its rates to the maximum permitted cost of service rates. Set forth below is a summary of rates for the regulated tiers of service:

                                        DECEMBER 31, 1994
                                     -----------------------
                                                                       COST OF
                                                             BENCHMARK SERVICE
                                      NUMBER OF              RATE PER  RATE PER
         SYSTEM                      SUBSCRIBERS ACTUAL RATE  FILING    FILING
         ------                      ----------- ----------- --------- --------
Michigan--Ann Arbor Filing..........   63,043      $21.25     $20.42    $22.92
Michigan--Brighton Filing...........   12,353       21.00      20.24     23.50

  Michigan's cost of service filings are currently being reviewed by the local franchise authorities and the FCC. Michigan believes it is in compliance in all material respects with the provisions of the Act and current regulations, and accordingly, no revenue reserves have been recorded.

(3) SIGNIFICANT ACCOUNTING POLICIES:

 Basis of financial statement presentation--

  Michigan's financial statements include all the direct costs of operating the business. Costs specifically incurred by the Partnership on behalf of Michigan were directly included in selling, general and

                           COLUMBIA CABLE OF MICHIGAN
                   (A DIVISION OF COLUMBIA ASSOCIATES, L.P.)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED) administrative expenses and service costs. Costs which were not incurred specifically for any of the Partnership's divisions were allocated to Michigan based on Michigan's total subscribers as a percentage of the Partnership's total subscribers. All the indirect cost incurred by the Partnership which have been allocated to Michigan have been included as "indirect expenses" in the accompanying statements of operations and control account. Management believes the foregoing allocations were made on a reasonable basis. Nonetheless, the financial information included herein may not necessarily reflect the financial position and results of operations of Michigan in the future or what the financial position or results of operations of Michigan would have been as a separate stand-alone entity.

  The control account consists of accumulated earnings/losses, allocated expenses from the Partnership, as well as any payable/receivable balance due to/from the Partnership resulting from cash transfers. No provision for interest has been made to the control account. Set forth below is an analysis of the control account for the years ended December 31, 1993 and 1994.

Control account--December 31, 1992................................. $39,723,609
Net income--1993...................................................   3,157,102
Cash transfers to the Partnership.................................. (25,024,245)
Cash transfers from the Partnership................................  16,950,000
Direct and indirect expenses.......................................   5,934,855
                                                                    -----------
Control account--December 31, 1993.................................  40,741,321
Net income--1994...................................................   2,732,034
Cash transfers to the Partnership.................................. (26,789,688)
Cash transfers from the Partnership................................  14,000,000
Direct and indirect expenses.......................................   6,429,543
                                                                    -----------
Control account--December 31, 1994.................................  37,113,210
Net income--three month period ending March 31, 1995...............     844,104
Cash transfers to the Partnership..................................  (7,300,710)
Cash transfers from the Partnership................................   3,500,000
Direct and indirect expenses.......................................   1,825,894
                                                                    -----------
Control account--March 31, 1995.................................... $35,982,498
                                                                    ===========

  The average balance outstanding of the control account was approximately $40,200,000, $38,900,000, and $36,500,000 during 1993, 1994 and the three month period March 31, 1995, respectively.

 Property, plant and equipment--

  Property, plant and equipment is recorded at purchased cost, together with labor and indirect labor costs amounting to approximately $446,000 and $364,000 in 1993 and 1994, respectively.

 Intangible assets--

  Franchise costs include the assigned fair value of the franchises from purchased cable television systems and costs of original franchise applications, which are deferred until the franchise has been granted, at which time such costs are amortized. All costs related to unsuccessful franchise applications are charged to expense when it is determined that the efforts to obtain the franchises were unsuccessful. Franchise costs are amortized over the remaining franchise life, while goodwill is amortized over ten years and other intangible assets (primarily subscriber lists) are amortized over the average period that a subscriber is expected to remain connected to the cable system. Amortization of franchise costs, goodwill and other intangible assets amounted to approximately $1,646,000, $263,000 and $48,000 respectively, in 1993 and approximately $1,642,000, $261,000 and $44,000, respectively in 1994.

                           COLUMBIA CABLE OF MICHIGAN
                   (A DIVISION OF COLUMBIA ASSOCIATES, L.P.)

                   NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)

 Revenue recognition--

  Revenues are recognized as the services are provided.

 Interim financial statements--

  In the opinion of Michigan, the accompanying unaudited financial statements contain all adjustments, all of which are of a normal recurring nature, necessary to present fairly the financial position of Michigan as of March 31, 1995 and the results of its operations and changes in its cash flows for the three month periods ended March 31, 1994 and 1995.

(4) PROPERTY, PLANT AND EQUIPMENT:

  As of December 31, 1993 and 1994, property, plant and equipment consisted of:

                                                           1993        1994
                                                        ----------- -----------
   Cable systems and equipment......................... $51,855,580 $55,994,897
   Land, buildings and improvements....................     808,174     809,696
   Vehicles............................................     770,857     753,121
   Furniture and fixtures..............................     705,519     713,563
                                                        ----------- -----------
                                                        $54,140,130 $58,271,277
                                                        =========== ===========

  Depreciation is calculated on a straight-line basis over the following useful lives:

   Cable systems and equipment................................... 5 to 12 years
   Buildings and improvements.................................... 15 to 20 years
   Vehicles...................................................... 5 years
   Furniture and fixtures........................................ 5 to 10 years

(5) SALARY DEFERRAL PLAN:

  The Partnership established a salary deferral plan (the "Plan") in accordance with Internal Revenue Code Section 401(k), as amended, in 1989. The Plan provides for discretionary and matching contributions by Michigan on behalf of participating employees. Discretionary and matching contributions totaled approximately $151,000 and $162,000 in 1993 and 1994, respectively.

(6) COMMITMENTS:

  Under various lease and rental agreements, Michigan had rental expense of approximately $114,000 and $112,000 in 1993 and 1994, respectively. Approximate future minimum annual payments under these agreements are as follows:

         1995.............................................. 38,000
         1996.............................................. 39,000
         1997.............................................. 32,000
         1998.............................................. 18,000
         1999.............................................. 18,000
         Thereafter........................................ 46,000

  In addition, Michigan rents access to utility poles in its operations generally under short-term, but recurring, agreements. Total rental expense for utility poles was approximately $157,000 and $160,000 in 1993 and 1994, respectively.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of Rifkin Cable Income Partners L.P.

  In our opinion, the accompanying balance sheet and the related statements of operations and of cash flows present fairly, in all material respects, the financial position of Clay Cablevision, a Division of Rifkin Cable Income Partners L.P. (RCIP), at September 30, 1994 and the results of its operations and its cash flows for the nine months then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Division's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

March 31, 1995
Denver, Colorado

                                CLAY CABLEVISION
               (A DIVISION OF RIFKIN CABLE INCOME PARTNERS L.P.)

                                 BALANCE SHEET

                               SEPTEMBER 30, 1994

                                    ASSETS
                                    ------
Cash.............................................................. $    24,383
Subscriber accounts receivable, net of allowance for doubtful
 accounts of $87,179..............................................     216,384
Other receivables.................................................      29,700
Prepaid expenses and deposits.....................................     144,820
Property, plant and equipment, at cost:
  Cable television transmission and distribution systems and related equipment..............................................  19,994,782
  Land, buildings, vehicles and furniture and fixtures............   1,731,480
                                                                   -----------
                                                                    21,726,262
  Less accumulated depreciation................................... (10,177,292)
                                                                   -----------
    Net property, plant and equipment.............................  11,548,970
Franchise costs, net of accumulated amortization of $11,776,013...  11,585,731
Other assets, net of accumulated amortization of $189,751.........     216,878
                                                                   -----------
    Total assets.................................................. $23,766,866
                                                                   ===========
                       LIABILITIES AND DIVISION DEFICIT
                       --------------------------------
Accounts payable, trade........................................... $   110,711
Other accrued liabilities.........................................     811,940
Subscriber deposits and prepayments...............................     262,616
Interest payable..................................................   1,154,445
Advances from RCIP................................................  26,450,447
                                                                   -----------
    Total liabilities.............................................  28,790,159
Commitments (Note 3)
Division deficit..................................................  (5,023,293)
                                                                   -----------
Total liabilities and division deficit............................ $23,766,866
                                                                   ===========


   The accompanying notes are an integral part of these financial statements.

                                CLAY CABLEVISION
               (A DIVISION OF RIFKIN CABLE INCOME PARTNERS L.P.)

                            STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994

REVENUE
  Service.......................................................... $8,901,680
  Installation and other...........................................    451,149
                                                                    ----------
    Total revenue..................................................  9,352,829
                                                                    ==========
COSTS AND EXPENSES
  Operating expense................................................  3,658,130
  Selling, general and administrative expense......................  1,090,328
  Depreciation and amortization....................................  2,430,245
  Management fees..................................................    503,732
  Loss on retirement of assets.....................................     16,544
                                                                    ----------
    Total costs and expenses.......................................  7,698,979
                                                                    ----------
Operating income...................................................  1,653,850
Interest expense...................................................  2,012,487
                                                                    ----------
Net loss........................................................... $ (358,637)
                                                                    ==========


   The accompanying notes are an integral part of these financial statements.

                                CLAY CABLEVISION
               (A DIVISION OF RIFKIN CABLE INCOME PARTNERS L.P.)

                            STATEMENT OF CASH FLOWS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994

CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss......................................................... $ (358,637)
  Adjustments to reconcile net loss to net cash provided by
   operating activities:
    Depreciation and amortization..................................  2,430,245
    Loss on retirement of assets...................................     16,544
    Decrease in accounts payable...................................    (98,097)
    Decrease in other liabilities..................................    (10,018)
    Increase in subscriber deposits and prepayments................      3,200
    Increase in interest payable...................................    568,350
    Decrease in subscriber accounts receivables....................     43,400
    Decrease in other receivables..................................     17,282
    Decrease in prepaid expenses and deposits......................     10,726
                                                                    ----------
      Net cash provided by operating activities....................  2,622,995
                                                                    ----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Additions to property, plant and equipment.......................   (589,797)
  Proceeds from disposal of assets.................................     12,609
                                                                    ----------
      Net cash used in investing activities........................   (577,188)
                                                                    ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Advances from RCIP...............................................  2,085,903
  Repayments to RCIP............................................... (3,519,486)
  Net change in division deficit...................................   (615,296)
                                                                    ----------
      Net cash used in financing activities........................ (2,048,879)
                                                                    ----------
Net decrease in cash...............................................     (3,072)
Cash at beginning of period........................................     27,455
                                                                    ----------
Cash at end of period.............................................. $   24,383
                                                                    ==========

  Interest paid for the nine months ended September 30, 1994 was $1,444,137.


   The accompanying notes are an integral part of these financial statements.

                                CLAY CABLEVISION
               (A DIVISION OF RIFKIN CABLE INCOME PARTNERS L.P.)

                         NOTES TO FINANCIAL STATEMENTS

1. GENERAL INFORMATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 General Information

  Clay Cablevision (Clay, a Division of Rifkin Cable Income Partners L.P
(RCIP)) operates cable television (CATV) systems in Florida. RCIP was formed in 1986 as a limited partnership under the laws of the state of Delaware to acquire and operate CATV systems. Rifkin Cable Management Partners L.P., an affiliate of Rifkin and Associates, Inc., is the general partner of RCIP.

  On August 24, 1994, RCIP signed an Asset Purchase Agreement ("Agreement") providing for the sale of substantially all of the net assets of Clay to Continental Cablevision of Jacksonville, Inc. On November 7, 1994, the sale was finalized.

 Basis of Presentation

  The accompanying financial statements present Clay as if it had existed as a company separate from RCIP and includes the historical assets, liabilities, revenues, and expenses that are directly related to Clay's business.

  Clay's financial statements include all the direct costs of operating the business. General and administrative expenses specifically incurred by RCIP on behalf of Clay were included while costs which were not incurred specifically for any of RCIP's divisions were allocated to Clay based on Clay's total assets as a percentage of RCIP's total assets. Management believes the foregoing allocations were made on a reasonable basis. Nonetheless, the financial information included herein may not necessarily reflect the financial position and results of operations of Clay in the future or what the financial position or results of operations of Clay would have been as a separate stand-alone entity.

 Revenue and Programming

  Subscriber fees are recorded as revenue in the period the service is provided. The cost to acquire the rights to the programming generally is recorded when the product is initially available to be viewed by the subscriber.

 Property, Plant and Equipment

  Additions to property, plant and equipment are recorded at cost, which in the case of assets constructed includes amounts for material, labor, overhead and interest, if applicable.

  Depreciation expense is calculated using the straight-line method over the estimated useful lives of the assets as follows:

   Buildings....................................................... 21-30 years
   Cable television transmission and distribution systems and related equipment..............................................  3-15 years
   Vehicles and furniture and fixtures.............................  3- 5 years

  Expenditures for maintenance and repairs are expensed as incurred.

                                CLAY CABLEVISION
               (A DIVISION OF RIFKIN CABLE INCOME PARTNERS L.P.)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

 Franchise Costs

  The costs to acquire cable television franchises are capitalized and amortized using the straight-line method over the remaining lives of the franchises as of the date they were acquired, ranging from four to fifteen years.

 Other Assets

  Certain loan costs of RCIP have been deferred and are amortized over the term of the related debt. A portion of RCIP's loan costs and related accumulated amortization of $270,795 and $167,581, respectively, have been allocated to Clay (Note 2).

 Income Taxes

  RCIP is not an income tax paying entity. Accordingly, no provision is made for income taxes since the effects of RCIP's operations are reportable by its partners on their income tax returns.

 Advances from RCIP

  The indebtedness of RCIP is joint and severally secured by the assets of all of its divisions, including Clay, and accordingly, a portion of RCIP's debt has been allocated to Clay (Note 2) as advances from RCIP.

 Cash

  The only cash balances allocated to Clay were the nominal cash balances maintained at Clay's operating facilities.

 Division Deficit

  The division deficit account consists of accumulated earnings/losses as well as any payable/receivable balance due to/from RCIP resulting from cash transfers. No provision for interest has been made on interdivisional balances. The net change in division deficit shown on the Statement of Cash Flows represents the change in payable/receivable balance due to/from RCIP.

2. RELATED PARTY TRANSACTIONS

  RCIP has entered into a management agreement with Rifkin and Associates, Inc. (Rifkin). The management agreement provides that Rifkin shall act as manager of RCIP's CATV systems, and shall be entitled to annual compensation of 5% of RCIP's CATV revenues, net of certain CATV programming costs ("net CATV revenue"). In addition, the management agreement provides for the reimbursement by RCIP of certain costs and expenses incurred on its behalf by Rifkin, including the expense of certain employees devoting time of providing services to RCIP. This fee has been allocated to Clay based on Clay's net CATV revenue as a percentage of RCIP's net CATV revenue.

  The advances from RCIP of $26,450,447 at September 30, 1994, represent a portion of RCIP's third-party debt allocated to Clay based on Clay's total assets as a percentage of RCIP's total assets. The advances from RCIP bear interest at approximately 7.48 percent, which represents RCIP's average monthly overall borrowing rate. Interest allocated to Clay for the nine months totaled $2,012,487, of which $1,154,445 is reflected as interest payable at September 30, 1994.

3. COMMITMENTS AND RENTAL EXPENSE

  Clay leases certain real and personal property under noncancelable operating leases expiring through the year 2002. Future minimum lease payments under such noncancelable leases as of September 30, 1994

                                CLAY CABLEVISION
               (A DIVISION OF RIFKIN CABLE INCOME PARTNERS L.P.)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

are: $5,341 remaining in 1994; $12,991 in 1995; $10,485 in 1996; $6,288 in
1997; $5,092 in 1998; and $17,882 thereafter, totaling $58,079.

  Total rental expense for the nine months ended September 30, 1994 was $127,822, including $94,180 relating to cancelable pole rental agreements.

4. CABLE REREGULATION

  On September 14, 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the Cable Act). On April 1, 1993, the Federal Communications Commission (FCC) adopted, with effect from September 1, 1993, rules for implementing regulation of CATV subscriber rates. The rates may be determined under one of two methods, calculation of benchmark rates or cost of service showings. The Cable Act also gives subscribers and franchisors certain rights with respect to challenging and regulating local rates.

  Regulations to implement the Cable Act were issued in April 1993, and management, using its best interpretation of regulations, calculated benchmark rates for its systems, which it implemented effective September 1, 1993.

  On February 22, 1994, the FCC issued a statement regarding regulations and notices of proposed rule-making to implement further the provisions of the Cable Act. These regulations included a number of significant changes to the rules issued in 1993 and were intended to achieve a further overall reduction in cable rates. Clay's calculations of the maximum permitted rates for regulated programming services and equipment are based on management's best estimates.

                         REPORT OF INDEPENDENT AUDITORS

General and Limited Partners
 N-COM Limited Partnership II

  We have audited the accompanying consolidated balance sheets of N-COM Limited Partnership II at September 30, 1993 and 1994, and the related consolidated statements of operations, partners' net capital deficiency, and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of N-COM Limited Partnership II at September 30, 1993 and 1994, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                               Ernst & Young LLP

December 23, 1994

                          N-COM LIMITED PARTNERSHIP II

                           CONSOLIDATED BALANCE SHEET

                                            SEPTEMBER 30,
                                      --------------------------   MARCH 31,
                                          1993          1994          1995
                                      ------------  ------------  ------------
                                                                  (UNAUDITED)
                      ASSETS
                      ------
Current assets:
  Cash............................... $  1,670,307  $  1,484,300  $    494,556
  Subscriber and other accounts
   receivable; less allowance for
   doubtful accounts of $3,668 in
   1993, $3,965 in 1994 and $8,911 in
   1995..............................    1,086,328       933,394       864,545
  Prepaid expenses...................      256,645       184,566       196,058
                                      ------------  ------------  ------------
    Total current assets.............    3,013,280     2,602,260     1,555,159
Property, plant and equipment, at
 cost:
  Land and improvements..............       16,000        16,000        16,000
  Building and improvements..........      332,501       338,921       340,204
  Cable television distribution
   systems...........................   14,915,497    16,662,687    17,095,442
  Vehicles...........................      327,027       511,167       581,464
  Other equipment and furniture......      310,621       375,213       360,396
  Construction in progress...........      710,744       975,838     3,166,918
                                      ------------  ------------  ------------
                                        16,612,390    18,879,826    21,560,424
Less accumulated depreciation........   (4,164,921)   (6,856,833)   (8,075,709)
                                      ------------  ------------  ------------
Net property, plant and equipment....   12,447,469    12,022,993    13,484,715
Other assets, at cost:
  Intangible assets, less accumulated
   amortization......................   33,662,304    24,408,514    20,363,446
  Other assets.......................       22,960        22,910        28,260
                                      ------------  ------------  ------------
                                        33,685,264    24,431,424    20,391,706
                                      ------------  ------------  ------------
                                      $ 49,146,013  $ 39,056,677  $ 35,431,580
                                      ============  ============  ============
LIABILITIES AND PARTNERS' NET CAPITAL DEFICIENCY
- ------------------------------------------------
Current liabilities:
  Accounts payable................... $    430,233  $    463,774  $  2,231,584
Accrued liabilities:
  Programming costs..................      343,479       473,986       482,865
  Compensation and related taxes.....       96,449        64,093        48,237
  Management fee.....................       70,000        70,000        30,982
  State taxes........................       97,467         9,200           --
  Interest...........................      169,442       214,558           --
  Other..............................      392,899       293,828       406,810
Unearned subscriber revenues.........    1,071,722       947,731     1,042,254
Long-term debt due within one year...    1,770,366     3,775,000     2,500,000
                                      ------------  ------------  ------------
    Total current liabilities........    4,442,057     6,312,170     6,742,732
Deferred management fee..............      676,100       912,400     1,059,618
Deferred incentive compensation......      524,014       568,510       568,542
Long-term debt.......................   47,114,294    41,395,000    40,485,000
Promissory notes to partners.........   21,730,563    28,535,001    32,937,023
Partners' net capital deficiency.....  (25,341,015)  (38,666,404)  (46,361,335)
                                      ------------  ------------  ------------
                                      $ 49,146,013  $ 39,056,677  $ 35,431,580
                                      ============  ============  ============

                            See accompanying notes.

                          N-COM LIMITED PARTNERSHIP II

   CONSOLIDATED STATEMENT OF OPERATIONS AND PARTNERS' NET CAPITAL DEFICIENCY

                                                          SIX MONTHS ENDED
                           YEAR ENDED SEPTEMBER 30            MARCH 31,
                          --------------------------  --------------------------
                              1993          1994          1994          1995
                          ------------  ------------  ------------  ------------
                                                             (UNAUDITED)
Revenues:
  Subscriber............  $ 18,607,097  $ 18,830,785  $  9,349,897  $  9,689,663
  Other.................       676,987       892,080       417,014       605,550
                          ------------  ------------  ------------  ------------
                            19,284,084    19,722,865     9,766,911    10,295,213
Operating expenses:
  Direct operating
   expenses.............     7,653,673     8,403,794     4,072,621     4,597,585
  Selling, general and
   administrative.......     3,264,030     2,939,681     1,310,144     1,540,923
  Management Fee........       338,565       345,230       173,914       175,583
  Depreciation and
   amortization.........    11,750,559    12,079,983     5,996,590     5,761,437
                          ------------  ------------  ------------  ------------
Operating loss..........    (3,722,743)   (4,045,823)   (1,786,358)   (1,780,315)
Interest expense
 (including partners'
 amounts of $5,692,883,
 $6,278,203, $2,899,860
 and $3,883,373)........     8,233,622     9,279,566    (4,313,885)   (5,745,362)
                          ------------  ------------  ------------  ------------
Net loss................   (11,956,365)  (13,325,389)   (6,100,243)   (7,525,677)
Partnership
 Distribution...........           --            --            --       (169,254)
Partners' net capital
 deficiency at beginning
 of year/period.........   (13,384,650)  (25,341,015)  (25,341,015)  (38,666,404)
                          ------------  ------------  ------------  ------------
Partners' net capital
 deficiency at end of
 year/period............  $(25,341,015) $(38,666,404) $(31,441,258) $(46,361,335)
                          ============  ============  ============  ============


                            See accompanying notes.

                          N-COM LIMITED PARTNERSHIP II

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                       SIX MONTHS ENDED MARCH
                           YEAR ENDED SEPTEMBER 30,              31,
                           --------------------------  ------------------------
                               1993          1994         1994         1995
                           ------------  ------------  -----------  -----------
                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES
  Net loss...............  $(11,956,365) $(13,325,389) $(6,100,243) $(7,525,677)
  Adjustments to
   reconcile net loss to
   net cash provided by
   operating activities:
    Deferred interest....     5,563,729     6,107,973    2,304,622    3,291,042
    Depreciation and
     amortization........    11,750,559    12,079,983    5,996,590    5,761,437
    Deferred management
     fee and incentive
     compensation........       469,560       280,796      110,730      147,250
    Loss on disposal of
     equipment...........        81,828       106,806      (30,564)      25,821
    Changes in cash due
     to:
      Accounts
       receivable........       174,663       152,934       49,027       68,849
      Prepaid expenses...       (69,952)       72,079       22,324      (11,492)
      Accounts payable...      (149,237)       33,541     (180,215)   1,767,810
      Accrued
       liabilities.......        68,423       (44,071)    (113,712)    (156,771)
      Unearned subscriber
       revenue...........      (174,943)     (123,991)       4,121       94,523
                           ------------  ------------  -----------  -----------
        Net cash provided
         by operating
         activities......     5,758,265     5,340,661    2,062,680    3,462,792
CASH FLOWS FROM INVESTING
 ACTIVITIES
  Capital expenditures...    (2,101,790)   (2,402,656)    (940,101)  (2,740,465)
  Other assets...........       (10,527)     (105,817)      (8,870)    (468,798)
  Payments on behalf of
   partners .............           --            --           --      (169,254)
                           ------------  ------------  -----------  -----------
        Net cash used in
         investing
         activities......    (2,112,317)   (2,508,473)    (948,971)  (3,378,517)
CASH FLOWS FROM FINANCING
 ACTIVITIES
  Proceeds from issuance
   of long-term debt.....    49,759,502     1,477,450      840,484    1,610,981
  Principal payment of
   long-term debt and
   capital lease
   obligations...........   (52,029,872)   (4,495,645)  (3,225,822)  (2,685,000)
                           ------------  ------------  -----------  -----------
Net cash used in financ-
 ing activities..........    (2,270,370)   (3,018,195)  (2,385,338)  (1,074,019)
                           ------------  ------------  -----------  -----------
        Net increase
         (decrease) in
         cash............     1,375,578      (186,007)  (1,271,629)    (989,744)
Cash, beginning of year..       294,729     1,670,307    1,670,307    1,484,300
                           ------------  ------------  -----------  -----------
Cash, end of period......  $  1,670,307  $  1,484,300  $   398,678  $   494,556
                           ============  ============  ===========  ===========
Supplemental disclosures
 of cash flow
 information:
  Interest paid..........  $  4,459,959  $  3,623,092  $ 1,937,100  $ 1,861,989
                           ============  ============  ===========  ===========


                            See accompanying notes.

                          N-COM LIMITED PARTNERSHIP II

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   (INFORMATION PERTAINING TO THE SIX MONTHS ENDED MARCH 31, 1994 AND 1995 IS
                                UNAUDITED)

1. ORGANIZATION AND BASIS OF PRESENTATION, DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization and Basis of Presentation

  N-COM Limited Partnership II (the Partnership) owns all of the outstanding capital stock of N-COM Holding Corporation (the Company) which was incorporated on October 9, 1985 and commenced operations on January 2, 1986 with the purchase of the outstanding capital stock of Omnicom of Michigan, Inc. and Clear Cablevision, Inc. In addition, the Company holds 99% partnership interests in Irish Hills Cablevision Limited Partnership and 99.9% partnership interest in Omnicom CATV Limited Partnership.

  Net income and losses of the Partnership are allocated 17.67% to the General Partner and 82.33% to the Limited Partners.

 Description of Business

  The Company operates cable television systems, all of which are located in the state of Michigan. Subscribers served by each of the systems as of September 30, 1994 are as follows:

                                                                     SUBSCRIBERS
                                                                     -----------
     Omnicom of Michigan, Inc.......................................   33,099
     Clear Cablevision, Inc.........................................    7,342
     Irish Hills Cablevision Limited Partnership....................    4,149
     Omnicom CATV Limited Partnership...............................    8,384
                                                                       ------
     Total subscribers..............................................   52,974
                                                                       ======

 Summary of Significant Accounting Policies

 Taxes

  The Partnership is not a tax paying entity for state and federal income tax purposes. Accordingly, the taxable income, or loss of the Partnership, which may vary substantially from income or loss reported for financial reporting purposes, is included in the state and federal income tax returns of the Partners.

 Property, Plant and Equipment

  Property, plant and equipment are recorded at cost. Depreciation is provided over the estimated useful lives of the assets and is computed on the straight-line method for financial reporting purposes and on accelerated methods for income tax purposes.

 Unearned Subscriber Revenues

  Unearned subscriber revenues represent advance billings for future services. The related revenue is recognized as services are provided.

 Unaudited Information

  In the opinion of management, the consolidated financial statements for the unaudited periods include all adjustments (consisting of a normal recurring nature) necessary for a fair presentation of such information. The consolidated results of operations and cash flows for the six months ended March 31, 1994 and 1995 are not necessarily indicative of results that would be expected for a full year.

                          N-COM LIMITED PARTNERSHIP II

2. INTANGIBLE ASSETS

  Intangible assets are being amortized on the straight-line method and consist of the following:

                                           AMORTIZATION
                 CATEGORY                     PERIOD       1993        1994
                 --------                  ------------ ----------- -----------
Cost in excess of fair value of tangible
 net assets acquired......................  5.25 years  $46,048,466 $46,048,466
Franchise agreements......................    12 years       94,388     200,254
Organization costs........................  5.25 years      832,785     832,785
Refinancing costs.........................   4-5 years    1,778,732   1,778,732
                                                        ----------- -----------
                                                         48,754,371  48,860,237
Less accumulated amortization.............               15,092,067  24,451,723
                                                        ----------- -----------
                                                        $33,662,304 $24,408,514
                                                        =========== ===========

3. LONG-TERM DEBT

  Long-term debt consists of the following:

                                                           1993        1994
                                                        ----------- -----------
   Senior Secured Credit Agreement..................... $48,875,000 $45,170,000
   Other notes payable.................................       9,660         --
                                                        ----------- -----------
                                                         48,884,660  45,170,000
   Less current portion due within one year............   1,770,366   3,775,000
                                                        ----------- -----------
                                                        $47,114,294 $41,395,000
                                                        =========== ===========
   25% subordinated promissory notes to Partners
    including deferred interest, interest payable
    quarterly with option for deferral through March
    31, 1997, at which time the entire balance is due.. $10,721,965 $14,968,264
   Subordinated promissory notes to Partners including
    deferred interest, fixed interest at 21% payable
    quarterly, with option for deferral through March
    31, 1997, at which time the entire balance is due.
    Additional interest at 4% is payable upon payment
    of the principal, contingent upon the Partnership
    exceeding operating cash flow, as defined..........  11,008,598  13,566,737
                                                        ----------- -----------
                                                        $21,730,563 $28,535,001
                                                        =========== ===========

  Aggregate maturities of long-term debt are as follows:

       YEAR                                                    AMOUNT
       ----                                                  -----------
       1995................................................. $ 3,775,000
       1996.................................................   3,500,000
       1997.................................................  34,785,001
       1998.................................................   8,500,000
       1999.................................................  11,062,500
       Thereafter...........................................  12,082,500
                                                             -----------
                                                             $73,705,001
                                                             ===========

  As of December 31, 1992, the Company refinanced its revolving credit agreement and entered into a Senior Secured Credit Facility with a consortium of banks whereby the Company can borrow up to

                          N-COM LIMITED PARTNERSHIP II

$60,000,000 comprised of a $50,000,000 term loan (Facility A) and a $10,000,000 revolving credit arrangement (Facility B). Interest under the facility (5.3125% and 7.125% at September 30, 1993 and 1994, respectively) is based on a ratio of debt to cash flow and will range from 3/8% to 1 1/8% above prime or 1 5/8% to 2 3/8% above LIBOR rate. Interest on a certain portion of such debt shall not exceed 8% under an interest rate cap agreement. Facility A is charged an agency fee of .125% per annum and Facility B is charged a commitment fee of one-half of one percent per annum on the unused balance. The term loan is payable in quarterly installments through December 31, 2000 and the revolving credit facility has commitment reductions over its term. The Senior Secured Credit Facility Agreement provides that the Company shall prepay the term loan in amounts equal to 100% of excess cash flow, as defined, commencing December 31, 1993. Excess cash flow for calendar year 1994 is anticipated based on the Company's estimate and accordingly, $1,900,000 has been classified as current.

  The Senior Secured Credit Facility and the subordinated promissory notes include significant restrictive covenants, which include the requirements that the Company maintain certain financial ratios relating to leverage and cash flows. The loans are collateralized by substantially all of the assets of the Company. At March 31, 1994 and September 30, 1994, the Partners elected to defer the quarterly interest payment then due on the subordinated notes, and accordingly, waivers of default were obtained from the Partners.

4. RELATED PARTY TRANSACTIONS

  N-COM Inc., the Partnership's general partner, charges the Partnership a management fee for administrative salaries and related benefits, legal fees and other administrative expenses. For the year ended September 30, 1993 and 1994, the management fee amounted to $338,565 and $345,230, respectively. At September 30, 1994, certain management fees were deferred totaling $912,400 (of which $184,600 bears interest at prime and $727,800 bears interest at 25%) and is due in 1997. At September 30, 1993 $676,100 of management fees were deferred.

  Annually, the Company pays to N-Com II Inc., an affiliate of the Company, approximately $70,000 to compensate for certain tax effects of the January, 1992 restructuring transaction.

  Continental Cablevision Investments, Inc., (Continental) a limited partner of the Partnership, obtains programming services for the Company at rates more favorable than would otherwise be available to the Company. The Company reimburses Continental for such programming services at the higher service costs and receives loans for the difference in programming service costs. Such loans may be up to a maximum of $4,465,250 and bear interest at 25% (see Note
3). At September 30, 1994, the Company had loans together with deferred interest totaling $3,984,881 ($1,808,176 at September 30, 1993).

5. COMMITMENTS AND CONTINGENCIES

 Leases

  The Company leases tower sites, vehicles and administrative facilities under noncancelable operating leases. Rent expense amounted to $273,400 and $278,000 for the year ended September 30, 1993 and 1994, respectively. Minimum future lease commitments are as follows:

       YEAR                                                      AMOUNT
       ----                                                     --------
       1995.................................................... $114,410
       1996....................................................   99,388
       1997....................................................   75,210
       1998....................................................   10,195
       1999....................................................   20,351
       Thereafter..............................................   39,408
                                                                --------
                                                                $358,962
                                                                ========

                          N-COM LIMITED PARTNERSHIP II

 Incentive Plan

  The Company provides an incentive compensation plan to key employees which is contingent upon certain conditions including continuous employment through December 31, 1996. The amount of the incentive payment for each employee is based on the results of operations. Estimated incentive compensation is being accrued over the period of the Plan. Incentive compensation expense amounted to $324,792 and $0 for the years ended September 30, 1993 and 1994, respectively. Payments under the plan are payable at the termination of the plan (1997) or earlier upon certain sale transactions.

 Franchise Renewal

  Since 1992, the Company has been engaged in negotiations with a consortium of four municipalities (representing approximately 25,000 of the Company's cable subscribers), for the long term renewal of their respective cable television franchises. Under the provisions of the Federal Cable Communications Policy Act of 1984 (the "Cable Act"), the Company has submitted formal proposals for these franchise renewals. In the context of the continuing negotiations, each of the municipalities has made a preliminary assessment not to accept the Company's formal proposal. If the negotiations do not result in mutually acceptable franchise renewals, the municipalities are required to convene an Administrative Hearing at which they would have to establish by a preponderance of the evidence that the Company's formal proposals are not entitled to the strong presumption of renewal provided under the Cable Act. One of the municipalities has postponed its Administrative Hearing to an indefinite date, and none of the other municipalities has scheduled an Administrative Hearing. If necessary, the Company intends to pursue vigorously the franchise renewals in any Administrative Hearings and, if needed, through its rights of appeal in the federal or state courts, as provided under the Cable Act. The Company expects in the near term to reach mutually agreeable franchise renewal terms with the communities. In any event, it is the Company's opinion, based on the opinion of legal counsel, that it is probable that the franchises will ultimately be renewed.

 Authority to Sell

  As a result of the failure of the Partnership in 1994 to meet cash flow levels, as defined, and failure to make quarterly interest payment due on September 30, 1994, certain of the partners have the right to elect to cause the business of the partnership to be sold during a period of one year from such election subject to approval of terms of sale by a majority in interest of the partners electing to sell. To date such election has not been made or waived.

 Other

  The Company has performance bonds outstanding at September 30, 1994 aggregating $384,000 representing obligations under franchise and utility license agreements.

6. CALL OPTION

  Continental has the right to purchase 80% of the Partnership's interests at a formula price based on cash flow anytime from December 31, 1996 through January 31, 1997 or in the event that the partnership is sold. If Continental exercises the Call Option, the remaining Partners shall have the right to sell to Continental the remaining 20% interest in the Partnership.

7. EVENT (UNAUDITED) SUBSEQUENT TO INDEPENDENT AUDITORS' REPORT

  On March 29, 1995 the partners of N-Com Limited Partnership II (the "Partnership") executed an Agreement to Purchase Partnership Interests in N-Com Limited Partnership II (the "Purchase Agreement"). If the transactions contemplated by the Purchase Agreement are consummated, Continental Cablevision Investments, Inc. will own 100% of the partnership interests in the Partnership. The Purchase Agreement contains a number of closing conditions, including obtaining all necessary franchise consents and certain franchise renewals. The transaction is scheduled to close in 1995.

                          INDEPENDENT AUDITORS' REPORT

The Partners
Cablevision of Chicago:

  We have audited the accompanying balance sheets of Cablevision of Chicago (a limited partnership) as of December 31, 1993 and 1994, and the related statements of operations and partners' deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cablevision of Chicago as of December 31, 1993 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                           KPMG Peat Marwick LLP

Jericho, New York
March 3, 1995

                             CABLEVISION OF CHICAGO
                            (A LIMITED PARTNERSHIP)

                                 BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                              DECEMBER 31,
                                            ------------------   MARCH 31,
                                              1993      1994       1995
                                            --------  --------  -----------
                                                                (UNAUDITED)
                      ASSETS
                      ------
Cash and cash equivalents.................  $    339  $     11   $      2
Accounts receivable-subscribers (less
 allowance for doubtful accounts of $134,
 $183 and $195)...........................       406       719        251
Other receivables.........................       492       335        705
Prepaid expenses..........................       165        99         86
Property, plant and equipment, net........    21,440    21,678     21,004
Deferred acquisition and development costs
 (less accumulated amortization of $1,304,
 $1,422 and $1,452).......................       153        35          5
Deferred financing costs (less accumulated
 amortization of $883, $1,185 and $1,265).     1,888     1,789      1,709
Other intangibles (less accumulated
 amortization of $981, $1,165 and $1,211).       307       123         77
Deposits and other assets.................       103       186        193
                                            --------  --------   --------
                                            $ 25,293  $ 24,975   $ 24,032
                                            ========  ========   ========
       LIABILITIES AND PARTNERS' DEFICIENCY
       ------------------------------------
Accounts payable..........................  $  4,554  $  4,992   $  5,058
Accounts payable to affiliates, net.......       290       783        734
Subordinated amounts payable to
 affiliates...............................    26,129    23,569     25,005
Accrued liabilities:
  Interest................................       621       983        699
  Franchise fees..........................       800       763        431
  Payroll and related benefits............     1,316     1,395      1,118
  Other...................................     1,855     1,286      1,836
Debt:
  Affiliates..............................    12,314    12,314     12,314
  Bank and other..........................    65,575    71,771     71,168
                                            --------  --------   --------
    Total liabilities.....................   113,454   117,856    118,363
                                            --------  --------   --------
Commitments & contingencies
Partners' deficiency
  General partners........................    (1,149)   (1,196)    (1,210)
  Limited partners........................   (87,012)  (91,685)   (93,121)
                                            --------  --------   --------
    Total partners' deficiency............   (88,161)  (92,881)   (94,331)
                                            --------  --------   --------
                                            $ 25,293  $ 24,975   $ 24,032
                                            ========  ========   ========

                See accompanying notes to financial statements.

                             CABLEVISION OF CHICAGO
                            (A LIMITED PARTNERSHIP)

               STATEMENTS OF OPERATIONS AND PARTNERS' DEFICIENCY

                             (DOLLARS IN THOUSANDS)

                                                           THREE MONTHS ENDED
                               YEARS ENDED DECEMBER 31,         MARCH 31,
                               --------------------------  --------------------
                                   1993          1994        1994       1995
                               ------------  ------------  ---------  ---------
                                                               (UNAUDITED)
Revenues--net................  $     34,562  $     34,395  $   8,538  $   8,622
Technical expenses (including
 affiliate amounts of $1,482,
 $1,184, $336 and $310)......        14,045        14,402      3,587      3,544
Selling, general and
 administrative expenses
 (including affiliate amounts
 of $2,432, $2,932, $620 and
 $750).......................         9,054         9,092      2,289      2,213
Depreciation and amortiza-
 tion........................         5,593         5,288      1,554      1,553
                               ------------  ------------  ---------  ---------
    Operating income.........         5,870         5,613      1,108      1,312
                               ------------  ------------  ---------  ---------
Other income (expense):
  Interest income............            31            30         12          1
  Interest expense (including
   affiliate amounts of
   $4,507, $4,493, $1,071 and
   $1,134)...................        (9,760)      (10,310)    (2,351)    (2,760)
  Miscellaneous, net.........           (12)          (53)        (7)        (3)
                               ------------  ------------  ---------  ---------
                                     (9,741)      (10,333)    (2,346)    (2,762)
                               ------------  ------------  ---------  ---------
    Net loss.................  $     (3,871) $     (4,720) $  (1,238) $  (1,450)
                               ============  ============  =========  =========
Partners' deficiency:
  Beginning of year/period...  $    (84,290) $    (88,161) $ (88,161) $ (92,881)
  Net loss allocated to gen-
   eral partners.............           (39)          (47)       (12)       (14)
  Net loss allocated to lim-
   ited partners.............        (3,832)       (4,673)    (1,226)    (1,436)
                               ------------  ------------  ---------  ---------
  End of year/period.........  $    (88,161) $    (92,881) $ (89,399) $ (94,331)
                               ============  ============  =========  =========


                See accompanying notes to financial statements.

                             CABLEVISION OF CHICAGO
                            (A LIMITED PARTNERSHIP)

                            STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                               THREE MONTHS
                                                                   ENDED
                                   YEARS ENDED 31 DECEMBER,      MARCH 31,
                                   -------------------------- ----------------
                                       1993         1994       1994     1995
                                   ------------  ------------ -------  -------
                                                                (UNAUDITED)
Cash flows from operating
 activities:
  Net loss........................ $     (3,871) $    (4,720) $(1,238) $(1,450)
                                   ------------  -----------  -------  -------
  Adjustments to reconcile net
   loss to net cash provided by
   (used in) operating activities:
    Depreciation and amortization.        5,593        5,288    1,554    1,553
    Amortization of deferred
     financing costs..............          287          302       71       80
    Loss (gain) on sale of
     equipment....................           (4)         (39)       2        2
    Changes in asset and liability
     accounts:
      Accounts receivable--
       subscribers................          137         (313)      (2)     468
      Other receivables...........         (235)         157      (53)    (370)
      Prepaid expenses............          113           66       32       13
      Deposits and other assets...          (19)         (83)     (18)      (7)
      Accounts payable and accrued
       expenses...................          193          273     (168)    (277)
      Accounts payable and
       subordinated amounts
       payable to affiliates, net.       (4,320)      (2,067)   1,235    1,387
                                   ------------  -----------  -------  -------
        Total adjustments.........        1,745        3,584    2,653    2,849
                                   ------------  -----------  -------  -------
        Net cash provided by (used
         in) operating activities.       (2,126)      (1,136)   1,415    1,399
                                   ------------  -----------  -------  -------
Cash flows from investing
 activities:
  Capital expenditures............       (3,872)      (5,278)  (1,711)    (839)
  Proceeds from sale of equipment.            5           93      --        34
                                   ------------  -----------  -------  -------
        Net cash used in investing
         activities...............       (3,867)      (5,185)  (1,711)    (805)
                                   ------------  -----------  -------  -------
Cash flows from financing
 activities:
  Proceeds from bank debt.........       70,750       10,971    1,000      447
  Repayment of bank debt..........      (53,511)      (4,750)    (525)  (1,050)
  Payment of debt to affiliates...      (10,072)         --       --       --
  Payments of capital lease
   obligations....................          (79)         (25)     (13)     --
  Additions to deferred debt
   financing......................       (1,035)        (203)     --       --
                                   ------------  -----------  -------  -------
        Net cash provided by (used
         in) financing activities.        6,053        5,993      462     (603)
                                   ------------  -----------  -------  -------
Net increase (decrease) in cash
 and cash equivalents.............           60         (328)     166       (9)
Cash and cash equivalents at
 beginning of year/period.........          279          339      339       11
                                   ------------  -----------  -------  -------
Cash and cash equivalents at end
 of year/period................... $        339  $        11  $   505  $     2
                                   ============  ===========  =======  =======

                See accompanying notes to financial statements.

                             CABLEVISION OF CHICAGO
                            (A LIMITED PARTNERSHIP)

                         NOTES TO FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

1. THE COMPANY

  Cablevision of Chicago (the "Company") is a limited partnership, organized in January 1979, under the provisions of the Uniform Limited Partnership Act of the State of Illinois, for the purpose of constructing and operating cable television systems. The partnership will terminate December 31, 2020, unless earlier termination occurs as provided in the partnership agreement.

  The partnership consists of two general partners and three limited partners. The general partners are one individual and Cablevision Systems Services Corporation (CSSC), a corporation wholly-owned by the individual general partner. The limited partners of the Company are Cablevision of Illinois (C of I), Chicago Cablevision Investments (CCI) and Cablevision Headquarters Investment (CHI) which are all limited partnerships. The individual general partner of the Company is also a general partner in C of I, CCI and CHI while CSSC is a general partner in C of I. In addition, a subsidiary of Cablevision Systems Corporation (CSC), a corporation controlled by the individual general partner of the Company, is a general partner in CHI.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Property, Plant and Equipment

  Property, plant and equipment, including construction materials, are recorded at cost, which includes all direct costs and certain indirect costs associated with the construction of cable television transmission and distribution systems and the costs of new subscriber installations. Property, plant and equipment is depreciated on the straight-line method over the estimated useful life of the asset. Leasehold improvements are amortized over the shorter of their useful lives or the terms of the related leases.

 Revenue Recognition

  The Company recognizes revenues as cable television services are provided to subscribers.

 Deferred Acquisition, Development Costs and Intangible Assets

  Costs incurred to acquire cable television franchises and expenses incurred during the initial development period were deferred until the date the first subscriber was connected. Such costs are being amortized on the straight-line basis over the average lives of the franchises. Intangible assets are being amortized over periods ranging from seven to fifteen years on the straight line basis.

 Deferred Financing Costs

  Costs incurred to obtain debt are deferred and amortized on the straight-line basis over the term to maturity of the related debt.

 Income Taxes

  The Company operates as a limited partnership; accordingly, its taxable income or loss is includable in the tax returns of the individual partners and no provision for income taxes is made on the books of the

                             CABLEVISION OF CHICAGO
                            (A LIMITED PARTNERSHIP)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                             (DOLLARS IN THOUSANDS)
Company. The partners are required to report their share of income or loss in their income tax returns. The Company's income or loss is allocated to the partners in accordance with the terms of the partnership agreement. At December 31, 1994, the carrying amount of net assets for financial statement purposes was less than their tax bases by approximately $3,186.

 Cash Flows

  For purposes of the statements of cash flows, the Company considers all short term investments with a maturity at date of purchase of three months or less to be cash equivalents. The Company paid cash interest of approximately $14,444 (of which approximately $8,500 in 1993 represents interest on the CSSC subordinated demand note) and $11,904 during the years ended December 31, 1993 and 1994, respectively.

 Reclassifications

  Certain 1993 amounts have been reclassified to conform with the 1994 presentation.

 Unaudited Information

  In the opinion of management, the financial statements for the unaudited periods include all adjustments (consisting of a normal recurring nature) necessary for a fair presentation of such information. The results of operations and cash flows for the three months ended March 31, 1994 and 1995 are not necessarily indicative of results that would be expected for a full year.

3. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consist of the following items which are depreciated on the straight line basis over the estimated useful lives shown below:

                                                  DECEMBER 31,
                                                 ---------------   ESTIMATED
                                                  1993    1994   USEFUL LIVES
                                                 ------- ------- -------------
Cable television transmission and distribution
 systems:
  Converters.................................... $11,496 $12,441 5 years
  Headends......................................   4,294   4,420 9 years
  Distribution systems..........................  60,553  63,272 12 years
  Program, service and test equipment...........   3,977   4,166 7 years
  Microwave equipment and satellite receivers...   2,771   2,771 7 1/2 years
  Construction materials and supplies...........      99     112
                                                 ------- -------
                                                  83,190  87,182
Land............................................     410     410
Building........................................   3,186   3,186 25 years
Furniture and fixtures..........................     622     639 8 years
Vehicles........................................   2,169   2,218 4 years
Leasehold improvements..........................   1,722   1,744 Term of Lease
                                                 ------- -------
                                                  91,299  95,379
Less accumulated depreciation and amortization..  69,859  73,701
                                                 ------- -------
                                                 $21,440 $21,678
                                                 ======= =======

                             CABLEVISION OF CHICAGO
                            (A LIMITED PARTNERSHIP)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)

4. DEBT

  Debt at December 31, 1993 and 1994 consists of the following:

                                                                 1993    1994
                                                                ------- -------
   Partners:
     CSC subordinated demand note, bearing interest at 14%
      (Note 6)................................................. $12,314 $12,314
                                                                ======= =======
   Other:
     Bank debt................................................. $65,550 $71,771
     Capital lease obligations.................................      25     --
                                                                ------- -------
       Total other............................................. $65,575 $71,771
                                                                ======= =======

  On February 5, 1993, the Company entered into a third amended and restated credit agreement (the "New Credit Agreement") with a group of banks led by Bank of Montreal, as agent. On June 21, 1994 the Company executed the First Amendment to the New Credit Agreement with the Bank of Montreal and several other banks which modified certain restrictive covenants through the maturity date of the loan. The Company may borrow up to $80,306 under the New Credit Agreement, of which $7,555 and $150 was restricted for certain letters of credit at December 31, 1993 and 1994 respectively. Undrawn funds available to the Company under the New Credit Agreement as of December 31, 1993 and 1994 amount to approximately $10,395 and $8,851 respectively.

  The New Credit Agreement includes a $55,306 term loan, of which $58,000 and $55,305 was outstanding at December 31, 1993 and 1994 respectively, and a $25,000 revolving line of credit, of which $7,550 and $16,000 was outstanding at December 31, 1993 and December 31, 1994, respectively. Repayment of the term loan commenced March 31, 1993 with quarterly payments continuing through December 31, 2000. The amount available under the revolving line of credit will be reduced by $2,500 on each of December 31, 1996 and 1997, $3,125 on December 31, 1998, $5,625 on December 31, 1999, and the balance on December 31, 2000.

  Based on the outstanding borrowings as of December 31, 1994, future payments under the terms of the New Credit Agreement are as follows: 1995--$4,200; 1996--$7,800; 1997--$9,900; 1998--$11,100; 1999--$11,100; thereafter $11,205.

  The Credit Agreement contains various restrictive covenants, among which are limitations on various payments and the maintenance of various financial ratios. The Company was in compliance with the covenants of its credit agreement on December 31, 1994.

  Borrowings bear interest at varying rates depending on the ratio of the Company's debt to annualized cash flow, as defined in the new Credit Agreement. The Company has the option of selecting either the bank's prime rate or the London Interbank Offering Rate (LIBOR) as the borrowing base rate. At December 31, 1994, the weighted average interest rate on the bank debt was 7.96%. The Company is obligated to pay fees to the banks of 3/8 of 1% per annum on the unused portion of the loan commitment.

                             CABLEVISION OF CHICAGO
                            (A LIMITED PARTNERSHIP)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)

  The Company has entered into interest rate swap agreements with two banks on a notional amount of $25,000 whereby the Company pays a fixed rate of interest and receives a variable rate. Interest rates and terms vary in accordance with each of the agreements. The lengths of the agreements range from one to two years. As of December 31, 1994, the agreements have a weighted average remaining life of two years. The Company is exposed to credit loss in the event of nonperformance by the other parties to the interest rate swap agreements; however, the Company does not anticipate nonperformance by the counterparties.

  Substantially all of the assets of the Company have been pledged to secure the borrowings under the Credit Agreement.

  In September, 1994 the Company borrowed approximately $8,255, in accordance with the terms of the New Credit Agreement, to repay $1,503 in accrued management fees to Cablevision Systems Company and $6,753 in accrued interest thereon.

  In addition the Company has a $2,000 overdraft note with the Bank of Montreal, of which $466 is outstanding at December 31, 1994.

5. LEASES

  The Company leases certain office and production facilities under terms of leases expiring at various dates through 1999. Rent expense for operating leases amounted to approximately $457 in 1993 and $499 in 1994.

  In addition, the Company rents space on utility poles in its operations. The Company's pole rental agreements are for varying terms, and management anticipates renewals as they expire. Rental expense under these agreements was approximately $196 in 1993 and $205 in 1994.

  Future minimum payments under all noncancelable operating leases, including pole rentals through December 31, 1998, at rates currently in force as of December 31, 1994, are as follows:

                                                               OPERATING
                                                                LEASES
                                                               ---------
       1995...................................................  $  540
       1996...................................................     512
       1997...................................................     444
       1998...................................................     446
       1999...................................................     454
       Thereafter.............................................     124
                                                                ------
       Total future minimum lease payments....................  $2,520
                                                                ======

6. RELATED PARTY TRANSACTIONS

  The Company has an agreement with Cablevision Systems Company to provide the Company with management services. Cablevision Systems Company is owned by the individual general partner of the Company and certain trusts established for the benefit of his family members. The agreement can be renewed

                             CABLEVISION OF CHICAGO
                            (A LIMITED PARTNERSHIP)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)
indefinitely at the option of Cablevision Systems Company and generally provides for the payment, in addition to expense reimbursement, of a fee equal to 3 1/2% of the Company's gross revenues. The fees accrued for 1993 and 1994 were approximately $1,209 and $1,203, respectively. In addition, interest accrues on the unpaid balance at prime plus two percent. For 1993 and 1994 the Company accrued approximately $1,097 and $1,188, respectively, for interest on unpaid management fees. Cumulative unpaid management fees and interest thereon at December 31, 1993 and 1994 amounted to $15,458 and $9,593, respectively. Unpaid management fees and interest are included in subordinated amounts payable to affiliates in the accompanying balance sheets. The Company paid approximately $730 and $6,753 of accrued interest outstanding on unpaid management fees in 1993 and 1994, respectively through available bank debt. Subsequent payments are subject to certain limitations and restrictions as defined in the New Credit Agreement.

  CSC has made advances to or incurred expenses on behalf of the Company. Unpaid amounts bear interest at the rate of 14% per annum. A portion of this amount was converted to a subordinated demand note (the "CSC Demand Note"). The principal balance of the CSC Demand Note at December 31, 1993 and 1994 amounted to $12,314 and accrued interest thereon approximated $10,089 and $13,394 at December 31, 1993 and 1994, respectively. The CSC Demand Note is subordinated to bank debt and is restricted in accordance with certain provisions of the New Credit Agreement. The amounts of unpaid interest are included in subordinated amounts payable to affiliates in the accompanying balance sheets.

  CSC also has interests in several companies engaged in providing cable television programming and other services to the cable television industry, including the Company. During 1993 and 1994 the Company was charged approximately $1,482 and $1,184, respectively, by these companies primarily for programming services. One of these companies subleases space in the Company's main studio production facility, for which the Company was paid approximately $567 in 1993 and $541 in 1994. Amounts owed these companies at December 31, 1993 and 1994 were approximately $830 and $900, respectively of which approximately $161 and $318, respectively are included in accounts payable to affiliates and approximately $582 in each year is included in subordinated amounts payable to affiliates in the accompanying balance sheets.

  The Company is charged for certain selling, general and administrative expenses by CSC. For the years ended December 31, 1993 and 1994, these expenses amounted to approximately $1,223 and $1,729, respectively. Amounts owed CSC at December 31, 1993 and 1994 were approximately $264 and $723, respectively, and are included in accounts payable to affiliates in the accompanying balance sheets.

7. PENSION PLAN

  The Company is a participant, with other affiliates, in a defined contribution pension plan covering substantially all employees. The Company contributed 1 1/2% of each eligible employees' annual compensation, as defined, to the defined contribution portion of the Pension Plan (the "Pension Plan") and an equivalent amount to the Section 401(k) portion of the plan (the "Savings Plan"). Employees may voluntarily contribute up to 15% of eligible compensation, subject to certain restrictions, to the Savings Plan, with an additional matching contribution by the Company of 1/4 of 1% for each 1% contributed by the employee, up to a maximum contribution by the Company of 1/2 of 1% of eligible base pay. Employee contributions are fully vested as are employer base contributions to the Savings Plan. Employer contributions to the Pension Plan and matching contributions to the Savings Plan become vested in years three through seven. At December 31, 1993 and 1994, the cost associated with these plans was approximately $130 and $118, respectively. The Company does not provide any postretirement benefits for any of its employees.

                             CABLEVISION OF CHICAGO
                            (A LIMITED PARTNERSHIP)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)

8. CONTINGENCY

  The Company has obtained thirty one franchises authorizing it to construct and operate cable television systems in the suburban areas of Chicago, Illinois. Certain franchises contain provisions granting the municipalities an option, at the expiration of the franchise, to purchase the cable television system for $1 plus any outstanding debt attributable to the system.

9. FINANCING

  Since its inception, the Company has incurred substantial losses. Not withstanding such losses, the Company's cash flow from operations and available borrowings under its New Credit Agreement (note 4) have been sufficient to meet its current obligations as a result of the deferral of payment of management fees and interest thereon and the deferral of interest payments on the subordinated demand note (note 4 and 6). Payment of the subordinated demand note, including interest thereon, is restricted in accordance with certain provisions of the New Credit Agreement. The Company believes that internally generated funds as well as borrowings under the revolving lines of credit are sufficient through year end 1995 to fund its requirements for existing cable operations and meet its debt service requirements.

10. RECENT CABLE TELEVISION REGULATIONS

  In October, 1992, the Congress of the United States passed the Cable Television Consumer Protection and Competition Act of 1992 (Cable Act) which among other matters, provides for the regulation of basic and cable programming services. In April 1993, the Federal Communications Commission ("FCC") adopted regulations governing rates for basic and cable programming services which became effective September 1, 1993. Under the provisions of these regulations, certain revenues derived from cable television are determined under either a "benchmark" or "cost of service" method. Effective September 1, 1993 the Company's systems had set their rates using the benchmark method which compares the Company's rates to those which are in effect at cable systems deemed to face effective competition by the FCC.

  In February 1994, the FCC significantly modified the September 1993 rate regulations. These modifications were designed to further reduce subscriber rates and most annual basic and cable programming service rate increases (other than per-event and per-channel services). Management has implemented the rules in a manner it believes to be consistent with the regulations promulgated by the FCC.

  As a result of the 1992 Cable Act, many of the cable television systems of the Company are subject to regulation by local franchise authorities and/or the FCC. Regulations imposed by the 1992 Cable Act, among other things, allow regulators to limit and reduce the rates that cable operators can charge for certain basic cable television services and equipment rental charges.

  Further rules and regulations are being considered by the FCC, however, these regulations have not yet been finalized. The ultimate impact on the operation of the Company resulting from existing rules and regulations and proposed rules and regulations, if any, cannot be determined.

11. SUBSEQUENT EVENTS

  In January 1995, the Company entered into an agreement with Continental Cablevision, Inc. to sell its cable systems for a sale price of $168,500, subject to post closing adjustments. The sale is expected to close in 1995.

                             CABLEVISION OF CHICAGO
                            (A LIMITED PARTNERSHIP)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)
12. TAX INFORMATION (UNAUDITED)

  The following represents a reconciliation of the losses allocated to the partners for financial reporting purposes and that utilized for tax purposes.

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                              ----------------
                                                               1993     1994
                                                              -------  -------
Losses allocated to partners for financial reporting
 purposes.................................................... $(3,871) $(4,720)
Depreciation and amortization adjustments for tax purposes...   2,347    1,564
Management fees and related interest.........................   1,576   (5,886)
Other........................................................    (385)     111
                                                              -------  -------
Tax loss allocable to partners............................... $  (333) $(8,931)
                                                              =======  =======
Tax loss allocable to general partners....................... $    (4) $   (89)
                                                              =======  =======
Tax loss allocated to limited partners....................... $  (329) $(8,842)
                                                              =======  =======

                                                                         ANNEX I

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                          PROVIDENCE JOURNAL COMPANY,

                        THE PROVIDENCE JOURNAL COMPANY,

                              KING HOLDING CORP.,

                           KING BROADCASTING COMPANY,

                                      AND

                         CONTINENTAL CABLEVISION, INC.

                                  DATED AS OF

                               NOVEMBER 18, 1994

                               TABLE OF CONTENTS

                                   ARTICLE 1.
                                   The Merger

 1.1  The Merger..........................................................    6
 1.2  Effect of the Merger on Capital Stock...............................    7
 1.3  Dissenters' Rights..................................................    8
 1.4  Adjustment..........................................................    9
 1.5  Effective Time of the Merger........................................    9
 1.6  Exchange of Certificates............................................    9
      Distribution with Respect to Shares Represented by Unexchanged
 1.7  Certificates........................................................   10
 1.8  No Fractional Shares................................................   11
 1.9  No Liability........................................................   11
 1.10 Lost Certificates...................................................   11

                                   ARTICLE 2.
                        Certain Pre-Merger Transactions

 2.1 New Indebtedness.....................................................   12
 2.2 Kelso Acquisition....................................................   12
 2.3 Dissolution of Holding...............................................   12
 2.4 Dissolution of the Company...........................................   12
 2.5 Contribution of Assets to and Assumption of Liabilities by NPJ;
      Distribution of NPJ Common Stock....................................   13
 2.6 Certain Other Actions................................................   14

                                   ARTICLE 3.
     Representations and Warranties Regarding the Company, NPJ, Holding and
                                  Broadcasting

 3.1  Organization; Authority; Company/Kelso Agreement.....................   14
 3.2  No Breach or Conflict................................................   15
 3.3  Consents and Approvals...............................................   15
 3.4  Approval of the Boards; Fairness Opinions............................   16
 3.5  Vote Required........................................................   16
 3.6  Capitalization.......................................................   16
 3.7  Financial Statements.................................................   17
 3.8  Absence of Undisclosed Liabilities...................................   17
 3.9  Absence of Certain Changes...........................................   17
 3.10 Compliance With Laws.................................................   17
 3.11 Tax Matters..........................................................   18
 3.12 Litigation...........................................................   18
 3.13 Employee Benefits; ERISA Matters.....................................   18
 3.14 Full Disclosure......................................................   19
 3.15 Brokers and Finders..................................................   19

                                   ARTICLE 4.
        Representations and Warranties Regarding the Cable Subsidiaries

 4.1  Organization and Authority...........................................   20
 4.2  No Breach or Conflict................................................   20
 4.3  Capitalization.......................................................   20
 4.4  Financial Statements.................................................   20
 4.5  Absence of Undisclosed Liabilities...................................   21
 4.6  Absence of Certain Changes...........................................   21
 4.7  Compliance with Laws.................................................   21
 4.8  Franchises and Material Agreements...................................   21
 4.9  Title to Properties; Encumbrances....................................   23
 4.10 Labor Matters........................................................   23
 4.11 Litigation...........................................................   23
 4.12 Employee Benefits; ERISA Matters.....................................   24

                                   ARTICLE 5.
                   Representations and Warranties of Acquiror

 5.1  Organization and Authority...........................................   26
 5.2  No Breach or Conflict................................................   27
 5.3  Consents and Approvals...............................................   27
 5.4  Approval of the Board................................................   27
 5.5  Vote Required........................................................   27
 5.6  Capitalization.......................................................   28
 5.7  Financial Statements.................................................   28
 5.8  Absence of Undisclosed Liabilities...................................   28
 5.9  Absence of Certain Changes...........................................   29
 5.10 Compliance with Laws.................................................   29
 5.11 Franchises and Material Agreements...................................   29
 5.12 Tax Matters..........................................................   30
 5.13 Litigation...........................................................   31
 5.14 Title to Properties; Encumbrances....................................   31
 5.15 Employee Benefits; ERISA Matters.....................................   31
 5.16 Labor Matters........................................................   34
 5.17 Full Disclosure......................................................   34
 5.18 Brokers and Finders..................................................   34

                                   ARTICLE 6.
                                Other Agreements

 6.1 No Solicitation.......................................................   34
 6.2 Conduct of Business of the Company; Ownership of Cable Subsidiaries...   35
 6.3 Conduct of Business of the Cable Subsidiaries.........................   36
 6.4 Conduct of Business of Acquiror.......................................   38
 6.5 Access to Information.................................................   38
 6.6 SEC Filings...........................................................   38
 6.7 Reasonable Best Efforts...............................................   41

 6.8  Public Announcements.................................................   41
 6.9  Board Recommendation.................................................   41
 6.10 Tax Matters..........................................................   42
 6.11 Notification.........................................................   44
 6.12 Employee Benefits....................................................   45
 6.13 Meeting of Stockholders of the Company; Other Agreements.............   47
 6.14 Meeting of Stockholders of Acquiror..................................   47
 6.15 Regulatory and Other Authorizations..................................   48
 6.16 Further Assurances...................................................   48
 6.17 Internal Revenue Service Ruling......................................   49
 6.18 Records Retention....................................................   49
 6.19 No Related Party Agreements with NPJ.................................   49
 6.20 Company Name.........................................................   49
 6.21 Undertakings Relating to a Public Offering; Registration Rights......   50
 6.22 Matters Relating to Shareholders and Liquidity.......................   50
 6.23 Acquiror Board of Directors..........................................   51
 6.24 Effect of Certain Events.............................................   51
 6.25 Acquiror Schedules...................................................   52
 6.26 Employee Stock Options...............................................   52
 6.27 Rights Plan..........................................................   52

                                   ARTICLE 7.

                Closing and Closing Date; Conditions to Closing

 7.1 Closing and Closing Date.............................................   53
     Conditions to the Obligations of the Company, NPJ, Holding,
 7.2 Broadcasting and Acquiror............................................   53
     Conditions to the Obligations of the Company, NPJ, Holding and
 7.3 Broadcasting.........................................................   54
 7.4 Conditions to Obligations of Acquiror................................   54

                                   ARTICLE 8.

                                  Termination

 8.1 Termination...........................................................   56
 8.2 Effect of Termination.................................................   57
 8.3 Fees and Expenses.....................................................   57

                                   ARTICLE 9.

                           Survival; Indemnification

 9.1 Survival..............................................................   58
 9.2 Indemnification by NPJ................................................   59
 9.3 Indemnification by Acquiror...........................................   59
 9.4 Indemnification by the Company........................................   59
 9.5 Additional Indemnification Relating to Certain
      Litigation and Claims................................................   59
 9.6 Notification of Claims................................................   59
 9.7 Indemnification Procedures............................................   60
 9.8 Working Capital Adjustment............................................   60

                                  ARTICLE 10.

                                 Miscellaneous

 10.1  Entire Agreement....................................................   61
 10.2  Notices.............................................................   61
 10.3  Governing Law.......................................................   62
 10.4  Descriptive Headings................................................   62
 10.5  Parties in Interest.................................................   62
 10.6  Counterparts........................................................   62
 10.7  Expenses............................................................   62
 10.8  Personal Liability..................................................   63
 10.9  Binding Effect; Assignment..........................................   63
 10.10 Amendment...........................................................   63
 10.11 Extension; Waiver...................................................   63
 10.12 Legal Fees; Costs...................................................   63
 10.13 Specific Performance................................................   63
 10.14 Severability........................................................   63
 10.15 Further Agreements Relating to the Original Agreement...............   63

                                  ARTICLE 11.

                                  Definitions

EXHIBITS

Exhibit A Certificate of Designation Relating to Acquiror Preferred Stock Exhibit B Form of Contribution and Assumption Agreement
Exhibit C Voting Agreement
Exhibit D Non-Competition Agreement

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

  This Amended and Restated Agreement and Plan of Merger (this "Agreement"), dated as of November 18, 1994, is made by and among Providence Journal Company, a Rhode Island corporation (the "Company"), The Providence Journal Company, a Delaware corporation and a wholly owned subsidiary of the Company ("NPJ"), King Holding Corp., a Delaware corporation ("Holding"), King Broadcasting Company, a Washington corporation ("Broadcasting"), and Continental Cablevision, Inc., a Delaware corporation ("Acquiror").

                                    RECITALS

  WHEREAS, the Company, NPJ and Acquiror have entered into that certain Agreement and Plan of Merger dated as of November 18, 1994 (the "Original Agreement");

  WHEREAS, as contemplated by the terms of the Original Agreement, the parties have agreed to amend and restate the Original Agreement and to enter into this Amended and Restated Agreement and Plan of Merger;

  WHEREAS, the Boards of Directors of the Company, NPJ, Holding, Broadcasting and Acquiror each have determined that it is in the best interests of their respective stockholders for (i) Holding to contribute to Broadcasting all of the assets of Holding and, in connection therewith, Broadcasting to assume all of the obligations and liabilities of Holding in exchange for shares of the common stock of Broadcasting (the "Holding Contribution"); (ii) Holding to be dissolved under applicable Delaware law such that the sole remaining asset of Holding, consisting of shares of Broadcasting common stock, becomes an asset of the Company as Holding's sole stockholder (the "Holding Dissolution"); (iii) the Company (following the Holding Dissolution) to contribute to Broadcasting all of the assets of the Company and, in connection therewith, Broadcasting to assume all of the obligations and liabilities of the Company in exchange for shares of the common stock of Broadcasting; (iv) the Company to be dissolved under applicable Rhode Island law, and the sole remaining asset of the Company, consisting of shares of Broadcasting's common stock of the same class and consisting of the same number of shares as that outstanding for the Company immediately prior to such dissolution, to be distributed to holders of the Company Common Stock in proportion to the class and number of shares of the Company Common Stock so owned by such holders; (v) Broadcasting (following such dissolution) to contribute to NPJ substantially all of the assets then held by Broadcasting (other than those assets described in the Contribution Agreement as being retained by Broadcasting) and to distribute to its stockholders the outstanding shares of NPJ Common Stock so that the stockholders of Broadcasting will become the stockholders of NPJ; and (vi) Broadcasting (immediately following all of the events described above) to merge with and into Acquiror, as a result of which the stockholders of Broadcasting immediately prior to such merger will become stockholders of Acquiror; and

  WHEREAS, for federal income tax purposes, it is intended that such transactions will variously qualify as tax-free dissolutions, liquidations and reorganizations as provided in the Code.

  NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements set forth below, the parties hereto agree as follows:

                                   ARTICLE 1.

                                   THE MERGER

  1.1 THE MERGER. Subject to the terms and conditions hereof, at the Effective Time, (i) Broadcasting shall be merged with and into Acquiror (the "Merger"), and the separate existence of Broadcasting shall cease and Acquiror shall continue as the surviving corporation in the Merger (the "Surviving Corporation"),

(ii) the Acquiror Restated Certificate, as in effect immediately prior to the Effective Time, shall continue as the Certificate of Incorporation of the Surviving Corporation, (iii) the Acquiror Restated By-Laws, as in effect immediately prior to the Effective Time, shall continue as the By-Laws of the Surviving Corporation, and (iv) the officers and directors of Acquiror immediately prior to the Effective Time shall continue as the officers and directors of the Surviving Corporation (except that the two persons listed on Schedule 1.1 shall be appointed or elected as directors (of the Class of directors specified on such Schedule) of the Surviving Corporation), each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation. From and after the Effective Time, the Merger will have all the effects provided by applicable Law. Prior to the Closing Date, the Company shall have the right to change the persons listed on Schedule 1.1 by written notice to Acquiror, in which case said Schedule 1.1 shall be amended to reflect the names of such persons, PROVIDED, that such persons shall be reasonably satisfactory to Acquiror and its Board of Directors.

  1.2 EFFECT OF THE MERGER ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock:

    (a) Each share of Broadcasting Common Stock issued and outstanding immediately prior to the Merger (subject to paragraph (g) of this Section
  1.2 and Section 1.3 and except shares subject to Section 1.2(b)) shall be converted into and shall become (i) that number equal to the Common Stock Conversion Number of fully paid and nonassessable shares of Acquiror Class A Common Stock, and (ii) if Acquiror elects to issue Acquiror Preferred Stock pursuant to paragraph (f) of this Section 1.2, that number equal to the Preferred Stock Conversion Number of fully paid and nonassessable shares of Series B Cumulative Redeemable Preferred Stock of Acquiror, the terms of which shall be substantially the same as those set forth in the Certificate of Designation attached hereto as EXHIBIT A ("Acquiror Preferred Stock").

    (b) Each share of the capital stock of Broadcasting issued and outstanding immediately prior to the Merger and owned directly or indirectly by Broadcasting as treasury stock, by NPJ or by any of their respective Subsidiaries shall be cancelled, and no consideration shall be delivered in exchange therefor.

    (c) Each share of the capital stock of Acquiror issued and outstanding immediately prior to the Merger shall remain outstanding.

    (d) "Common Stock Conversion Number" shall mean the quotient obtained by dividing (i) the difference between the Maximum Common Stock Amount and the Preferred Stock Amount by (ii) the product obtained by multiplying $485.00 times the number of shares of Company Common Stock issued and outstanding immediately prior to the Dissolution (excluding shares of Company Common Stock owned directly or indirectly by the Company as treasury stock or by any of its Subsidiaries).

    (e) "Preferred Stock Conversion Number" shall mean the quotient obtained by dividing (i) the Preferred Stock Amount by (ii) the product obtained by multiplying $485.00 times the number of shares of Company Common Stock issued and outstanding immediately prior to the Dissolution (excluding shares of Company Common Stock owned directly or indirectly by the Company as treasury stock or by any of its Subsidiaries).

    (f) "Preferred Stock Amount" shall mean the aggregate issue price of shares of Acquiror Preferred Stock to be issued by Acquiror in connection with the Merger, if any, and shall equal $0 if Acquiror, at its sole option, determines not to issue any Acquiror Preferred Stock in connection with the Merger, or $96,750,000 if Acquiror, at its sole option, determines to issue Acquiror Preferred Stock in connection with the Merger; PROVIDED, HOWEVER, that Acquiror shall notify the Company of its determination as to whether or not it will issue Acquiror Preferred Stock in connection with the Merger no later than thirty days prior to the mailing of the Joint Proxy Statement/Prospectus to the stockholders of the Company.

    (g) The parties hereto agree that, if Acquiror elects to issue Acquiror Preferred Stock in connection with the Merger, the Joint Proxy Statement/Prospectus may, at the Company's option, grant to the Company's stockholders the right to elect, subject to the proviso in the immediately following sentence (the "Preferred Stock Election"), between the percentage of Acquiror Class A Common Stock and

  Acquiror Preferred Stock which such stockholder shall be entitled to receive in respect of each share of Broadcasting Common Stock held by such stockholder (for example, subject to the proviso in the immediately following sentence, a stockholder may elect to receive all Acquiror Class A Common Stock or all Acquiror Preferred Stock in respect of each share of Company Common Stock owned by such stockholder on the date of the Preferred Stock Election). Any holder of Company Common Stock who fails to make such election will be deemed to have elected to receive all Acquiror Class A Common Stock. Notwithstanding the provisions of paragraph (a) of this
  Section 1.2, the amount of Acquiror Class A Common Stock and Acquiror Preferred Stock (if any) issued in respect of a share of Broadcasting Common Stock pursuant to paragraph (a) of this Section 1.2 shall be adjusted to give effect to the election by the holder of each share of Company Common Stock (which election shall be binding upon any and all subsequent transferees of such share and the holder of shares of Broadcasting Common Stock issued in respect of such share pursuant to the Dissolution); PROVIDED, HOWEVER, (i) if the stockholders of the Company elect to receive shares of Acquiror Preferred Stock having an aggregate value of less than the Preferred Stock Amount (the difference between such amounts being referred to herein as the "Shortfall Amount"), then, in addition to any shares of Acquiror Preferred Stock issued to each such stockholder as a result of such stockholder's election, shares of Acquiror Preferred Stock having an aggregate value equal to the Shortfall Amount shall be issued to all holders of the Broadcasting Common Stock, pro rata in accordance with the percentage of Broadcasting Common Stock held by each such holder at the Effective Time, and (ii) the maximum amount of Acquiror Preferred Stock to be issued by Acquiror pursuant to the Merger shall in no event exceed the Preferred Stock Amount, so that if the Company's stockholders elect to receive shares of Acquiror Preferred Stock having an aggregate value in excess of the Preferred Stock Amount, then the shares of Acquiror Preferred Stock a stockholder shall receive in the Merger shall be reduced proportionately (based upon the amount of Acquiror Preferred Stock elected by such stockholder as compared to the amount of Acquiror Preferred Stock elected by all stockholders) and the shares of Acquiror Class A Common Stock such stockholder shall receive shall be correspondingly increased.

  1.3 DISSENTERS' RIGHTS. The holder of any shares of Company Common Stock outstanding immediately prior to the Dissolution which has validly exercised such holder's dissenter's rights, if any, under the Rhode Island Business Corporations Act ("Dissenting Shares") shall not be entitled to receive, in respect of the shares of Company Common Stock as to which such holder has validly exercised dissenters' rights, shares of Broadcasting Common Stock or, in turn, Acquiror Merger Securities and shall not be entitled to receive shares of NPJ Common Stock pursuant to the Distribution unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to payment for such holder's shares of Company Common Stock under the Rhode Island Business Corporations Act. In such event, such holder shall be entitled to receive the Transaction Securities such holder would have been entitled to had such holder not exercised dissenters' rights. The Company shall give Acquiror prompt notice upon receipt by the Company (i) prior to or at the meeting of stockholders at which the Merger Transactions is voted upon of any written objection to the Merger Transactions (any stockholder duly making such objection being hereinafter called a "Dissenting Stockholder") and
(ii) any other notices or communications made after such time by a Dissenting Stockholder which pertains to dissenters' rights. The Company and Broadcasting each agrees that prior to the Effective Time, except with the written consent of Acquiror, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand. Each Dissenting Stockholder who becomes entitled under the Rhode Island Business Corporations Act to payment for such holder's shares of Company Common Stock shall receive payment therefor after the Effective Time from the Surviving Corporation, and NPJ shall reimburse the Surviving Corporation for all payments to Dissenting Stockholders in respect of their shares of Company Common Stock, PROVIDED THAT the amounts thereof shall have been agreed upon by the Surviving Corporation, NPJ and the Dissenting Stockholders or finally determined pursuant to the Rhode Island Business Corporations Act. Any Acquiror Merger Securities that would have been issued to Dissenting Stockholders had they not exercised their dissenters' rights shall be issued to NPJ after NPJ's reimbursement of all payments made by the Surviving Corporation to such Dissenting Stockholders in respect of their shares of Company Common Stock. In the event that, as a result of the

Merger Transactions, the holders of Company Common Stock or Broadcasting Common Stock become entitled to avail themselves of the Laws of any state other than Rhode Island with respect to appraisal or dissenters' rights, the parties hereto, to the extent permitted by applicable Law, agree to abide by the provisions of this Section 1.3 in connection with any such holder claiming dissenters' rights thereunder.

  1.4 ADJUSTMENT.

  (a) If between November 18, 1994 and the Effective Time the outstanding shares of Acquiror Common Stock, Acquiror Series A Preferred Stock or Company Common Stock shall have been changed into a different number of shares (other than in the case of Company Common Stock) or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, (i) the number of shares of Broadcasting Common Stock to be converted into Acquiror Merger Securities or the number of Acquiror Merger Securities into which Broadcasting Common Stock is to be converted, as applicable, and (ii) the amounts set forth in Section 1.8 hereof with respect to the calculation of cash payments in lieu of fractional shares and Section 6.23(b) with respect to the determination whether a transaction will be considered an "Extraordinary Transaction" as a result of the per share price of Acquiror Class A Common Stock, shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

  (b) If at the Effective Time any of the Cable Subsidiaries set forth below are not wholly owned, directly or indirectly, by Broadcasting, the Maximum Common Stock Amount shall be decreased as follows:

    (i) if Copley/Colony, Inc. is not then wholly owned by Broadcasting, the Maximum Common Stock Amount shall be reduced by $42,610,000;

    (ii) if Vision Cable Company of Rhode Island, Inc. is not then wholly owned by Broadcasting, the Maximum Common Stock Amount shall be reduced by $2,430,000;

    (iii) if Dynamic Cablevision of Florida, Ltd. is not then wholly owned by Broadcasting, the Maximum Common Stock Amount shall be reduced by $11,300,000; and

    (iv) if California CATV Partners is not then wholly owned by Broadcasting, the Maximum Common Stock Amount shall be reduced by $1,490,000.

  1.5 EFFECTIVE TIME OF THE MERGER. Subject to the terms and conditions set forth in this Agreement, a certificate of merger shall be duly prepared, executed and acknowledged by Acquiror and Broadcasting and thereafter delivered to the Secretary of State of Delaware and articles of merger shall be duly prepared, executed and acknowledged by Acquiror and Broadcasting and thereafter delivered to the Secretary of State of Washington (together, the "Certificate of Merger") for filing pursuant to the Delaware General Corporation Law and the Washington Business Corporation Act, respectively, as soon as practicable after the Closing Date. The Merger shall become effective upon the date (the "Effective Date") and at the time of the filing of the Certificate of Merger with such Secretaries of State or at such later time in accordance with the provisions of applicable Law as specified in the Certificate of Merger (the "Effective Time").

  1.6 EXCHANGE OF CERTIFICATES.

  (a) By no later than ten (10) days prior to the Closing Date, the Company shall retain a bank or trust company reasonably acceptable to Acquiror to act as exchange agent (the "Exchange Agent") in connection with the delivery of shares of NPJ Common Stock pursuant to the Distribution and the surrender of certificates evidencing, in accordance with Section 2.4(c) hereof, shares of Broadcasting Common Stock converted into Acquiror Merger Securities pursuant to the Merger. Prior to the Closing Date, (i) NPJ shall deposit with the Exchange Agent the shares of NPJ Common Stock to be issued in the Distribution and (ii) Acquiror shall deposit with the Exchange Agent the amount of Acquiror Merger Securities to be issued in the Merger, all of which Acquiror Merger Securities shall be deemed to be issued at the Effective Time. At and following the Effective Time, the Surviving Corporation shall deliver to the Exchange Agent such cash as may be required from time to time to make payment of cash in lieu of fractional shares in accordance with Section 1.8 hereof.

  (b) As soon as practicable after the Effective Time, NPJ and Acquiror shall instruct the Exchange Agent to mail to each Person who was, at the Effective Time, a holder of record of a certificate or certificates that, in accordance with Section 2.4(c), immediately prior to the Effective Time evidenced outstanding shares of Broadcasting Common Stock (the "Certificates") other than Broadcasting, NPJ or any of their respective Subsidiaries, (i) a letter of transmittal (which shall specify that delivery of the Certificates shall be effective, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and shall have such other provisions as Acquiror and NPJ shall reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the Transaction Securities. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent(s) as may be appointed by NPJ and reasonably acceptable to Acquiror, together with such letter of transmittal, duly executed and such other documents as may be required by the Exchange Agent or such other agent(s), the holder of such Certificate shall be entitled to receive in exchange therefor the number of Transaction Securities that such holder has the right to receive pursuant to the terms hereof (together with any cash paid in lieu of fractional shares pursuant to Section 1.8), and the Certificate so surrendered shall be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer records of the Company, the proper number of Transaction Securities may be issued to a transferee if the Certificate representing such Broadcasting Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence reasonably satisfactory to NPJ and Acquiror that any applicable stock transfer tax has been paid.

  (c) After the Effective Time, each outstanding Certificate which theretofore, in accordance with Section 2.4(c), represented shares of Broadcasting Common Stock shall, until surrendered for exchange in accordance with this Section 1.6, be deemed for all purposes to evidence solely the right to receive the Merger Securities to which such Certificate is entitled pursuant to the Merger.

  (d) Except as otherwise expressly provided herein, the Surviving Corporation and NPJ shall share equally in the payment of all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Broadcasting Common Stock for Transaction Securities. Any Transaction Securities deposited with the Exchange Agent that remain unclaimed by the former stockholders of Broadcasting after six months following the Effective Time shall be delivered to the Surviving Corporation or NPJ, as applicable (as the context may require, the "Issuer") upon demand and any former stockholders of Broadcasting who have not then complied with the instructions for exchanging their Certificates shall thereafter look only to the Issuer for exchange of Certificates.

  (e) Effective upon the Closing Date, the stock transfer books of the Company and Broadcasting shall be closed, and there shall be no further registration of transfers of shares of Company Common Stock or Broadcasting Common Stock, as the case may be, thereafter on the records of the Company and Broadcasting (other than as a result of the Dissolution).

  (f) All Acquiror Merger Securities issued upon conversion of shares of Broadcasting Common Stock and NPJ Common Stock distributed pursuant to the Distribution, each in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Broadcasting Common Stock.

  1.7 DISTRIBUTION WITH RESPECT TO SHARES REPRESENTED BY UNEXCHANGED CERTIFICATES. No dividend or other distribution declared or made (i) after the Distribution by NPJ with respect to shares of NPJ Common Stock issued pursuant to the Distribution with a record date after the Distribution or (ii) after the Effective Time by the Surviving Corporation with respect to the Acquiror Merger Securities with a record date after the

Effective Time, shall be paid to the holder of any unsurrendered Certificate with respect to any shares of NPJ Common Stock distributed pursuant to the Distribution or any of the Acquiror Merger Securities issuable upon surrender of a Certificate until the holder of such Certificate shall surrender such Certificate in accordance with Section 1.6. Subject to the effect of applicable Law, following surrender of any such Certificate there shall be paid, without interest, by the Surviving Corporation or NPJ, as the case may be, to the record holder of Transaction Securities issued in exchange therefor: (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Distribution or the Effective Time, as the case may be, theretofore paid by NPJ or the Surviving Corporation, as the case may be, with respect to such Transaction Securities; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date declared by NPJ or the Surviving Corporation, as the case may be, after the Distribution or the Effective Time, as the case may be, but prior to surrender of such Certificate and a payment date subsequent to such surrender payable with respect to such Transaction Securities. No interest shall be paid on any of the Transaction Securities.

  1.8 NO FRACTIONAL SHARES.

  (a) No fraction of a share of Acquiror Class A Common Stock or of Acquiror Preferred Stock shall be issued upon surrender of Certificates pursuant to
Section 1.6. In lieu of any such fractional interests, each holder of Broadcasting Common Stock entitled to receive Acquiror Merger Securities pursuant to the Merger shall be entitled to receive an amount in cash (without interest), rounded to the nearest cent, determined by multiplying $485.00 by the fractional interest in the share of Acquiror Class A Common Stock or Acquiror Preferred Stock, as the case may be, to which such holder would otherwise be entitled (after taking into account all shares of Acquiror Common Stock and Acquiror Preferred Stock such holder is entitled to receive pursuant to the Merger).

  (b) Immediately prior to the Effective Time, Acquiror shall deposit with the Exchange Agent cash in the required amounts and the Exchange Agent will pay such amounts without interest to such holders; PROVIDED, HOWEVER, that no such amount will be paid to any holder of Certificates prior to the surrender by such holder of such holder's Certificates. Any such amounts that remain unclaimed by the former stockholders of Broadcasting after six months following the Effective Time shall be delivered to the Surviving Corporation by the Exchange Agent upon demand and any former stockholders of Broadcasting who have not then surrendered their Certificates shall thereafter look only to the Surviving Corporation for payment in lieu of any fractional interests.

  1.9 NO LIABILITY. None of Acquiror, NPJ, the Company, Holding or Broadcasting will be liable to any holder of shares of Broadcasting Common Stock for any shares of Transaction Securities, dividends or distributions with respect thereto or cash payable in lieu of fractional shares delivered to a state abandoned property administrator or other public official pursuant to any applicable abandoned property, escheat or similar law.

  1.10 LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Transaction Securities (and any dividend or distribution with respect thereto made after the Distribution or the Effective Time and prior to such issuance and any cash payable in lieu of fractional shares pursuant to Section 1.8) deliverable in respect thereof as determined in accordance with the terms hereof. When authorizing such payment in exchange for any lost, stolen or destroyed Certificate, the Person to whom the Transaction Securities are to be issued, as a condition precedent to the issuance thereof, shall give the Issuer a bond satisfactory to the Issuer against any claim that may be made against the Issuer with respect to the Certificate alleged to have been lost, stolen or destroyed.

                                   ARTICLE 2.

                        CERTAIN PRE-MERGER TRANSACTIONS

  The following transactions shall occur on or prior to the Effective Time:

  2.1 NEW INDEBTEDNESS.

  (a) Prior to the Holding Contribution, Acquiror and the Company shall use their reasonable best efforts to cooperate in obtaining for the Company, Broadcasting and/or one or more Cable Subsidiaries financing (the "New Company Debt") in a minimum principal amount equal to Seven Hundred Fifty-Five Million Dollars ($755,000,000). The New Company Debt shall be on terms which fall within the parameters of those set forth on Schedule 2.1 attached hereto. After the New Company Debt becomes available to the Company and such other borrowers and immediately prior to the Holding Contribution, the Company or such other borrowers shall draw down $755,000,000 of the New Company Debt in order to, among other things, finance the acquisition described in Section 2.2, finance the acquisition of interests not owned, directly or indirectly, by the Company in the Persons identified in Section 1.4(b) hereof and repay the existing indebtedness of the Company and Broadcasting.

  (b) Prior to the Effective Time, the Company or NPJ shall obtain financing, which shall be the sole obligation of NPJ and its Subsidiaries after the Contribution (the "NPJ Debt"), in a minimum principal amount equal to Two Hundred Million Dollars ($200,000,000). After the NPJ Debt becomes available to the Company or NPJ and immediately prior to the Distribution, the Company or NPJ, as the case may be, shall draw down at least $200,000,000 of the NPJ Debt in order to, among other things, finance certain of the transactions described in the last sentence of Section 2.1(a) as to which the New Company Debt is insufficient to fund.

  2.2 KELSO ACQUISITION. Prior to the Holding Contribution, the Company or Holding shall acquire from Kelso Investment Associates IV, L.P., Kelso Partners IV, L.P. and Kelso Equity Partners II, L.P., each a Delaware limited partnership (collectively, the "Kelso Partnerships"), all shares of capital stock and other interests owned of record or beneficially by the Kelso Partnerships in Holding (the "Kelso Interests") in accordance with the terms of the Company/Kelso Agreement. As a result of such acquisition, Holding will be a wholly owned subsidiary of the Company.

  2.3 DISSOLUTION OF HOLDING.

  (a) Following the Holding Contribution, Holding shall contribute and transfer to Broadcasting all of Holding's right, title and interest in and to any and all assets then held by Holding, whether tangible or intangible and whether fixed, contingent or otherwise, in exchange for one hundred (100) shares of Broadcasting Class A Common Stock. In consideration for such contribution and transfer and concurrently therewith, Broadcasting shall assume any and all liabilities of Holding, whether fixed, contingent or otherwise.

  (b) Immediately following the Holding Contribution and prior to the Holding Dissolution, Holding shall cease to do business and shall be dissolved in accordance with Sections 275 ET. SEQ. of the Delaware General Corporation Law. As a result of the Holding Dissolution, the sole remaining asset of Holding, consisting of one hundred (100) shares of Broadcasting Class A Common Stock, shall become an asset of the Company as the sole shareholder of the capital stock of Holding. The distribution of shares of Broadcasting Class A Common Stock pursuant to the Holding Dissolution shall be in exchange solely for, and in complete redemption and cancellation of, and in payment for, all outstanding shares of capital stock of Holding.

  2.4 DISSOLUTION OF THE COMPANY.

  (a) Following the Holding Dissolution and prior to the Contribution, the Company shall contribute and transfer to Broadcasting all of the Company's right, title and interest in and to any and all assets then held by the Company, whether tangible or intangible and whether fixed, contingent or otherwise, including the stock of all Subsidiaries of the Company (including, without limitation, all of the outstanding capital stock of Broadcasting), in exchange for shares of Broadcasting Class A Common Stock and Broadcasting Class B Common Stock in amounts equal to shares of such Broadcasting Common Stock the Company will distribute to its stockholders in accordance with paragraph (b) below. In consideration for such contribution and transfer and concurrently therewith, Broadcasting shall assume any and all liabilities of the Company, whether fixed, contingent or otherwise.

  (b) Immediately following such contribution and transfer and prior to the Contribution, the Company shall cease to do business and shall be dissolved in accordance with Sections 7-1.1-77, ET. SEQ., of the Rhode Island Business Corporations Act. The contribution, assumption and dissolution contemplated by this Section 2.4 are hereinafter referred to as the "Dissolution". Subject to
Section 1.3 hereof, as a result of the Dissolution, the sole remaining asset of the Company, consisting of shares of Broadcasting Common Stock of the same class and consisting of the same number of shares of each such class as that outstanding for the Company immediately prior to the Dissolution, shall be distributed to the holders of Company Common Stock so that one fully paid and nonassessable share of Broadcasting Class A Common Stock will be distributed to the holder of each share of Company Class A Common Stock outstanding immediately prior to the Dissolution and one fully paid and nonassessable share of Broadcasting Class B Common Stock will be distributed to the holder of each share of Company Class B Common Stock outstanding immediately prior to such Dissolution. Subject to Section 1.3 hereof, the distribution of shares of Broadcasting Common Stock pursuant to the Dissolution shall be in exchange solely for, and in complete redemption and cancellation of, and in payment for, all outstanding shares of capital stock of the Company. As a result of the Dissolution, subject to Section 1.3 hereof, each holder of the Company Common Stock immediately prior to the Dissolution will own the same number and class of shares of Broadcasting Common Stock as such holder owned in the Company.

  (c) In order to facilitate the exchange of certificates for Transaction Securities and to avoid requiring that certificates representing shares of Company Common Stock be exchanged for shares of Broadcasting Common Stock prior to the Merger, for all purposes of this Agreement the certificates representing shares of Company Class A Common Stock and Company Class B Common Stock immediately prior to the Dissolution (other than any such certificate which represents Dissenting Shares or shares owned directly or indirectly by the Company or any of its Subsidiaries) shall be deemed to represent the equivalent number of shares of Broadcasting Class A Common Stock and Broadcasting Class B Common Stock issued in connection with the Dissolution.

  2.5 CONTRIBUTION OF ASSETS TO AND ASSUMPTION OF LIABILITIES BY NPJ; DISTRIBUTION OF NPJ COMMON STOCK.

  (a) Prior to the Effective Time and pursuant to the terms of the Contribution and Assumption Agreement to be entered into by Broadcasting and NPJ in the form attached hereto as EXHIBIT B (the "Contribution Agreement"), Broadcasting shall contribute and transfer (the "Contribution") to NPJ all of Broadcasting's right, title and interest in and to any and all assets then held by Broadcasting, whether tangible or intangible and whether fixed, contingent or otherwise, including the stock of all Subsidiaries of Broadcasting; PROVIDED, HOWEVER, that Broadcasting shall not contribute to NPJ (i) the issued and outstanding capital stock of any Cable Subsidiary, (ii) Broadcasting's rights created pursuant to the Contribution Agreement, (iii) cash sufficient to pay all expenses relating to the transactions described in this Agreement that are the responsibility of the Company, Holding or Broadcasting hereunder, and (iv) the Palmer Systems, the Related Assets and the assets of Westerly or Colony, as the case may be, to the extent the transactions contemplated by the last sentence of Section 2.6 shall have been consummated.

  (b) In partial consideration for the Contribution, concurrently therewith and pursuant to the Contribution Agreement, NPJ shall assume any and all liabilities of Broadcasting, whether fixed, contingent or otherwise; PROVIDED, HOWEVER, that NPJ will not assume, and will have no liability with respect to,
(i) the New Company Debt, (ii) any liabilities associated with the business operations of the Cable Subsidiaries or the cable operations of Broadcasting except as provided in the Contribution Agreement, (iii) Broadcasting's obligations created pursuant to the Contribution Agreement, and (iv) the liabilities set forth on Schedule 2.5(b) hereto. Concurrently with the Contribution, NPJ will cause Broadcasting and its Subsidiaries (other than NPJ and its Subsidiaries) to be released by all applicable third parties from any liability (including, if applicable, the NPJ Debt) assumed by NPJ pursuant to this Section 2.5(b) that is (A) debt for borrowed money and similar monetary obligations evidenced by bonds, notes, debentures or other instruments, other than trade accounts payable in the ordinary course of business and other than as set forth on Schedule 2.5(b), or (B) guaranties, endorsements, and other contingent obligations, whether direct or indirect, in respect of liabilities of others of any of the types described in clause (A).

  (c) Following the Contribution and prior to the Effective Time, Broadcasting shall distribute (the "Distribution") one fully paid and nonassessable share of NPJ Class A Common Stock to the holder of each share of Broadcasting Class A Common Stock outstanding immediately prior to the Distribution and one fully paid and nonassessable share of NPJ Class B Common Stock to the holder of each share of Broadcasting Class B Common Stock outstanding immediately prior to the Distribution. Each share of the capital stock of NPJ issued and outstanding immediately prior to the Distribution and owned directly or indirectly by Broadcasting or any of its Subsidiaries (other than those to be distributed in accordance with the first sentence of this paragraph) shall be cancelled at the time of the Distribution. Anything herein to the contrary notwithstanding, NPJ shall have the right at any time to alter its capital structure; PROVIDED, HOWEVER, that any such amendment shall not unreasonably delay the effective time of the Registration Statements.

  2.6 CERTAIN OTHER ACTIONS. If the private letter ruling contemplated by
Section 6.17 hereof is based upon or indicates its approval of the transactions identified in this sentence, prior to the Contribution (i) the Palmer Systems, together with all accounts receivable, inventory, supplies, machinery, plant and equipment, tools, customer lists, contracts, goodwill and all other assets, tangible or intangible, of Broadcasting used or usable in connection with Broadcasting's ownership and operation (on and after the Dissolution) of the Palmer Systems (the "Related Assets") and the stock of King Videocable shall be contributed to Colony Communications, Inc., a Rhode Island corporation ("Colony"), and (ii) Westerly Cable Television, Inc., a Rhode Island corporation ("Westerly"), will be merged with and into Colony. If such letter ruling is not based upon or does not approve such transactions, prior to the Contribution, Westerly will be merged with and into Colony and either (as the Company and Acquiror may agree upon) the assets of Westerly will be distributed to the Company or Broadcasting, as the case may be, or Colony will be merged with and into the Company or Broadcasting, as the case may be.

                                   ARTICLE 3.

     REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY, NPJ, HOLDING AND
                                  BROADCASTING

  The Company and NPJ jointly and severally represent and warrant to Acquiror (such representations and warranties to be effective as of November 18, 1994 and the schedules to the Original Agreement shall be the schedules to this Agreement) as follows:

  3.1 ORGANIZATION; AUTHORITY; COMPANY/KELSO AGREEMENT. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Rhode Island. Each of NPJ and Holding is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Broadcasting is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Each of the Company, NPJ, Holding and Broadcasting has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All necessary action, corporate or otherwise, required to have been taken by or on behalf of the Company, NPJ, Holding or Broadcasting, as the case may be, by applicable Law, their respective charter documents or otherwise to authorize (i) the approval, execution and delivery on behalf of the Company, NPJ, Holding and Broadcasting of this Agreement, (ii) the approval, execution and delivery on behalf of the Company of, and the performance by the Company of its obligations under, the Company/Kelso Agreement, and (iii) the performance by the Company, NPJ, Holding and Broadcasting of their respective obligations under this Agreement, the Plan of Reorganization, the Contribution Agreement, the Non-Competition Agreement, and all other documents and instruments contemplated herein (each a "Transaction Document" and, collectively, the "Transaction Documents") and the consummation of the transactions contemplated hereby and thereby has been taken, except that the Merger Transactions must be approved by the stockholders of the Company. Each Transaction Document to which the Company, NPJ, Holding or Broadcasting, as the case may be, is or will be a party constitutes or will constitute, as the case may be, a valid and binding agreement of the Company, NPJ, Holding or Broadcasting, as the case may be, enforceable against it in accordance with its terms, except (x) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, including without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers, and (y) for the limitations imposed by general principles of equity. The foregoing exceptions are hereinafter referred to as the "Enforceability Exceptions." The Company has all requisite corporate power and authority to execute and deliver the Company/Kelso Agreement and to consummate the transactions contemplated thereby. The Company/Kelso Agreement is the validly existing, legally enforceable obligation of the Company and, to the knowledge of the Company, of the other parties thereto, subject to the Enforceability Exceptions.

  3.2 NO BREACH OR CONFLICT. The execution and delivery of the Company/Kelso Agreement by the Company and the execution and delivery of each Transaction Document to which it is or will be a party by each of the Company, NPJ, Holding and Broadcasting, do not or will not, as the case may be, and the consummation of the transactions contemplated hereby and thereby by each of the Company, NPJ, Holding and Broadcasting will not, (i) violate or conflict with the charter documents or By-Laws of the Company, NPJ, Holding or Broadcasting; (ii) except as set forth on Schedule 3.2 hereto (which Schedule shall be delivered by the Company to Acquiror not later than 45 days following the initial filing of the Registration Statement with the SEC) and except for the approvals described in Section 3.3 hereof, constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) of, result in the creation or imposition of any Lien upon the property or assets of the Company or its Subsidiaries or NPJ or its Subsidiaries, give rise to any third party right of termination, cancellation, material modification or acceleration under, or require any approval, waiver or consent under, any note, bond, mortgage, pledge, indenture, deed of trust, lease, agreement, indemnity, obligation, commitment or instrument to which the Company or any of its Subsidiaries or NPJ or any of its Subsidiaries is a party or by which any of them or their respective properties or assets are bound, except as would not result in a Material Adverse Effect on the Company and its Subsidiaries taken as a whole; or (iii) subject to obtaining the approvals and making the filings described in Section 3.3 hereof, violate any Law, judgment, decree, order or writ of any judicial, arbitral, public, or governmental authority having jurisdiction over the Company or any of its Subsidiaries or NPJ or any of its Subsidiaries or any of their respective properties or assets except as would not result in a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

  3.3 CONSENTS AND APPROVALS. Neither the execution and delivery by the Company of the Company/Kelso Agreement, the execution and delivery by the Company, NPJ, Holding and Broadcasting of each Transaction Document to which it is, or will be, a party nor the consummation of the transactions contemplated hereby or thereby will require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except for (i) filings required under the Securities Act, (ii) filings required under the Exchange Act, (iii) filings under state securities or "blue sky" laws, (iv) the filing of a premerger notification report pursuant to, and expiration or termination of the waiting period under, the HSR Act, (v) the filing of certificates or articles, as the case may be, of merger, statements of intent to dissolve and articles of dissolution and other documents or instruments which may be required to be filed with any Secretary of State in connection with the Merger, the Holding Dissolution or the Dissolution, and appropriate documents with the relevant authorities of other states in which the Company and its Subsidiaries are qualified to do business, (vi) such filings, authorizations, orders and approvals from the FCC

(the "FCC Approvals") as may be required in connection with FCC Licenses of the Cable Subsidiaries, (vii) such authorizations, consents, approvals and waivers ("Local Approvals") of state and local authorities, as may be required in connection with the Franchises to operate the cable television systems of the Cable Subsidiaries, and (viii) such other consents or filings as, if not obtained or made, would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or as would not prevent the Company, NPJ, Holding or Broadcasting from performing their respective obligations under each Transaction Document to which it is a party or consummating the transactions contemplated hereby.

  3.4 APPROVAL OF THE BOARDS; FAIRNESS OPINIONS. The Boards of Directors of the Company, NPJ, Holding, Broadcasting and Westerly have each, by resolutions duly adopted at meetings duly called and held, unanimously approved and adopted this Agreement, the Merger Transactions and the other transactions contemplated hereby on the terms and conditions set forth herein. The Company Board of Directors has received the favorable opinion of Bear, Stearns & Co., Inc., as financial advisor to the Board of Directors of the Company, with respect to such transactions.

  3.5 VOTE REQUIRED. The affirmative votes or actions by written consent of a majority of the votes that holders of the outstanding shares of Company Common Stock, voting together as a single class, are entitled to cast are the only votes of any class or series of the capital stock of the Company necessary to approve the Merger Transactions under applicable Law and the Company's Articles of Organization and By-laws. The affirmative votes or actions by written consent of a majority of the votes that holders of the outstanding shares of each class of Company Common Stock, voting separately as a single class, are entitled to cast are the only votes of the holders of any class of series of the capital stock of the Company necessary to approve the Plan of Reorganization under applicable Law and the Company's Articles of Organization and By-laws.

  3.6 CAPITALIZATION.

  (a) The authorized capital stock of the Company consists of (i) 600,000 shares of Company Class A Common Stock and (ii) 300,000 shares of Company Class B Common Stock. As of November 18, 1994, there are issued and outstanding 37,728 shares of Company Class A Common Stock and 46,961 shares of Company Class B Common Stock. The authorized capital stock of Holding consists of 200 shares of Class A Common Stock and 240,000 shares of Class B Common Stock. As of November 18, 1994, there are issued and outstanding 200 shares of Class A Common Stock, par value $.10 per share, of Holding and 209,998 shares of Class B Common Stock, par value $.10 per share, of Holding. The authorized capital stock of Broadcasting consists of 1,000 shares of Common Stock, par value $.01 per share. As of November 18, 1994, there are issued and outstanding 1,000 shares of Broadcasting's Common Stock. All shares referenced in the preceding six sentences which are outstanding as of November 18, 1994, are duly authorized, validly issued and fully paid and nonassessable. Other than as set forth on Schedule 3.6(a) and in connection with the transactions contemplated by this Agreement, there are no outstanding options, warrants, rights, puts, calls, commitments, or other contracts, arrangements, or understandings issued by or binding upon the Company, Holding or Broadcasting requiring or providing for, and there are no outstanding debt or equity securities of the Company or its Subsidiaries which upon the conversion, exchange or exercise thereof would require or provide for the issuance by the Company, Holding or Broadcasting of any new or additional equity interests in the Company, Holding or Broadcasting (or any other securities of the Company, Holding or Broadcasting which, with notice, lapse of time and/or payment of monies, are or would be convertible into or exercisable or exchangeable for equity interests in the Company, Holding or Broadcasting, as the case may be). Other than as set forth on
Schedule 3.6(a), there are no preemptive or other similar rights available to the existing holders of the capital stock of the Company, Holding or Broadcasting. Except as set forth on Schedule 3.6(a), there are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of capital stock of the Company. The Company, on the one hand, and the Kelso Partnerships, on the other hand, each own 50% of the outstanding shares of each class of capital stock of Holding; Holding owns all of the outstanding shares of capital stock of Broadcasting; and Broadcasting owns all of the outstanding shares of capital stock of King Videocable.

  (b) Upon the filing of its Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, the authorized capital stock of NPJ will consist of (i) 600,000 shares of NPJ Class A Common Stock and (ii) 300,000 shares of NPJ Class B Common Stock. As of November 18, 1994, there is issued and outstanding one share of NPJ Class A Common Stock which is held of record and beneficially owned by the Company, and no shares of NPJ Class B Common Stock.

  (c) Upon the filing of its Restated Articles of Incorporation with the Secretary of State of the State of Washington, the authorized capital stock of Broadcasting will consist of (i) 50,000 shares of Broadcasting Class A Common Stock and (ii) 40,000 shares of Broadcasting Class B Common Stock.

  (d) The Company has delivered to Acquiror a full and complete copy of the Rights Agreement. Neither a Rights Distribution Date nor a Stock Acquisition Date has occurred under the Rights Agreement. Neither the execution and delivery of this Agreement nor the consummation of the Merger Transactions (including, without limitation, the Merger, the Dissolution and the Distribution) are events which would (with notice or lapse of time or both) (i) permit the holders of Rights to exercise such Rights to acquire shares of Company Common Stock, (ii) require the Company, in accordance with Section 11(a)(ii) of the Rights Agreement, to exchange any or all of the outstanding Rights for shares of Company Common Stock, or (iii) prevent, or limit in any manner, the Company's right to amend the terms of the Rights Agreement in accordance with the first sentence of Section 26 of the Rights Agreement without the approval of its stockholders or the holders of the Rights. At the Effective Time, after giving effect to the amendment required pursuant to
Section 6.27 hereof, (i) the holders of Rights shall not have any rights to acquire shares of Broadcasting Common Stock or Acquiror Common Stock, and (ii) neither Broadcasting nor Acquiror shall be liable for, or assume by virtue of the Dissolution or the Merger, any obligation or duty of the Company pursuant to the Rights Agreement.

  3.7 FINANCIAL STATEMENTS. The financial statements of the Company included herewith as Schedule 3.7 were prepared in accordance with GAAP and present fairly as of their respective dates, in all material respects, the consolidated financial position of the Company and its Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows (PROVIDED, HOWEVER, that such consolidated cash flows do not include any amounts relating to the operations of Holding or its Subsidiaries) for each of the respective periods covered thereby, in conformity with GAAP.

  3.8 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed on Schedule 3.8, the Company does not have any indebtedness, liability or obligation of the type required by GAAP to be reflected on a balance sheet, or in the notes, schedules or exhibits thereto, that is not reflected or reserved against in the balance sheet of the Company dated as of September 30, 1994 previously delivered to Acquiror (the "Company Balance Sheet") and since the Balance Sheet Date, the Company has not incurred any such liabilities or obligations other than in the ordinary course of business. Schedule 3.8 also lists all outstanding letters of credit and guarantees of the Company.

  3.9 ABSENCE OF CERTAIN CHANGES. Except as set forth on Schedule 3.9, since the Balance Sheet Date, the Company has conducted its business operations in the ordinary course and there has not occurred (i) any Material Adverse Effect on the Company and its Subsidiaries taken as a whole except for Material Adverse Effects due to general economic or industry-wide conditions (including, without limitation, determinations by the FCC or local franchising authorities affecting or applicable to the offering or packaging of a la carte channels or cost-of-service showings and any rate adjustments pursuant to such determinations), or (ii) other events or conditions of any character that, individually or in the aggregate, have or would reasonably be expected to have, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company, NPJ, Holding or Broadcasting to perform their respective material obligations under the Transaction Documents to which they are a party.

  3.10 COMPLIANCE WITH LAWS. The Company holds all Franchises and Licenses necessary for the lawful conduct of its business, except where the failure to hold any such Franchise or License would not have a

Material Adverse Effect on the Company and its Subsidiaries taken as a whole. To the Company's knowledge, it has not violated, and is not in violation of, any such Franchises or Licenses or any applicable Law (including, without limitation, any of the foregoing related to occupational safety, storage, disposal, discharge into the environment of hazardous wastes, environmental protection, conservation, unfair competition, labor practices or corrupt practices), except where such violations do not, and insofar as reasonably can be foreseen will not, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, and the Company has not received any notice from a governmental or regulatory authority within three years of November 18, 1994 of any such violation.

  3.11 TAX MATTERS.

  (a) All Company Consolidated Income Tax Returns and Cable Tax Returns (as defined in Section 6.10(h)), required to be filed on or before November 18, 1994 have been filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed; all of the foregoing Tax Returns are true, correct and complete in all material respects; and all Taxes (as defined in Section 6.10(h)) required to have been paid in connection with such Tax Returns have been paid. All material Taxes payable by or with respect to the Company and its Subsidiaries but not reflected on any Tax Return required to be filed prior to the Balance Sheet Date have been fully paid or adequate provision therefor has been made and reflected on the Company Balance Sheet.

  (b) Except as set forth on Schedule 3.11 hereto, there is no claim or investigation involving an amount greater than $250,000 pending or threatened against the Company or any Cable Subsidiary for past Taxes, and adequate provision for the claims or investigations set forth on Schedule 3.11 has been made as reflected on the Company's financial statements. Except as set forth on
Schedule 3.11 hereto, the Company and its Cable Subsidiaries have not waived or extended any applicable statute of limitations relating to the assessment of federal, state or local Taxes relating to the Company or any Cable Subsidiary.

  3.12 LITIGATION. Except as set forth on Schedule 3.12, there is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company (other than in connection with its cable operations) or any of its Subsidiaries (other than any Cable Subsidiary) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on NPJ and its Subsidiaries taken as a whole or prevent, hinder, or materially delay the ability of the Company, NPJ, Holding or Broadcasting to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, inquiry, rule or order outstanding against the Company (other than in connection with its cable operations) or any of its Subsidiaries (other than any Cable Subsidiary) which, insofar as can reasonably be foreseen, would have any such effect in the future.

  3.13 EMPLOYEE BENEFITS; ERISA MATTERS.

  (a) COMPANY EMPLOYEE PLANS. Schedule 3.13(a) lists each Company Employee Plan. The Company has made available to Acquiror true and complete copies of
(i) all written documents comprising such Company Employee Plans (including amendments and individual agreements relating thereto); (ii) the most recent Federal Form 5500 series (including all schedules thereto) filed with respect to each Company Employee Plan; (iii) the most recent financial statements and actuarial reports, if any, pertaining to the Company Employee Plans; and (iv) the summary plan description currently in effect and all material modifications thereto, if any, for each such Company Employee Plan.

  (b) PENSION PLAN FUNDING AND TERMINATION. With respect to each Company Employee Plan that is subject to Title IV of ERISA, within the six year period preceding the Closing Date:

    (i) No such Company Employee Plan has been terminated so as to subject, directly or indirectly, any asset of the Company or NPJ to any liability, contingent or otherwise, or the imposition of any Lien under Title IV of ERISA;

    (ii) No proceeding has been initiated or threatened by any Person, including the PBGC, nor, to the Company's knowledge, is any such proceeding expected, to terminate any such Company Employee Plan;

    (iii) No condition or event exists or is reasonably expected to occur that could subject, directly or indirectly, any assets of the Company or NPJ to any liability, contingent or otherwise, or the imposition of any Lien under Title IV of ERISA, whether to the PBGC or to any other Person;

    (iv) No Reportable Event has occurred and is continuing with respect to any such Company Employee Plan;

    (v) No such Company Employee Plan which is subject to Section 302 of ERISA or Section 412 of the Code has incurred an Accumulated Funding Deficiency, whether or not such deficiency has been waived;

    (vi) Neither the Company, NPJ nor any ERISA Affiliate of either of them has incurred any Withdrawal Liability or any liability based on the withdrawal from any union-sponsored multiemployer welfare benefit fund; and

    (vii) Neither the Company, NPJ nor any ERISA Affiliate of either of them has been notified by the sponsor of a Multiemployer Plan to which the Company, NPJ or any ERISA Affiliate of either of them is required to make or accrue a contribution, or has within the six year period preceding the Closing Date been required to make or accrue a contribution, that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA.

  (c) COBRA. The Company and NPJ have complied in all material respects with the continuation coverage requirements of COBRA with respect to any Group Health Plan sponsored by the Company or NPJ.

  (d) CONTRIBUTION TO COMPANY EMPLOYEE PLANS. The Company, NPJ and their ERISA Affiliates have made full and timely payment of all amounts required to be contributed under the terms of each Company Employee Plan and applicable Law or required to be paid as expenses under each Company Employee Plan.

  3.14 FULL DISCLOSURE. All of the statements made by the Company, NPJ, Holding and Broadcasting in this Agreement (including, without limitation, the representations and warranties made by the Company and NPJ herein and in the schedules and exhibits hereto which are incorporated by reference herein and which constitute an integral part of this Agreement) do not (and on the Closing Date shall not) include or contain any untrue statement of a material fact, and do not (and on the Closing Date shall not) omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  3.15 BROKERS AND FINDERS. None of the Company, NPJ, Holding or Broadcasting nor any officer, director, employee or Affiliate of the Company, NPJ, Holding or Broadcasting has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated herein, except that the Company has employed Bear, Stearns & Co., Inc. as its financial advisor and for whose fees and expenses the Company is responsible.

                                   ARTICLE 4.

        REPRESENTATIONS AND WARRANTIES REGARDING THE CABLE SUBSIDIARIES

  The Company and NPJ jointly and severally represent and warrant to Acquiror (such representations and warranties to be effective as of November 18, 1994 and the schedules to the Original Agreement shall be the schedules to this Agreement) as follows:

  4.1 ORGANIZATION AND AUTHORITY. Each Cable Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Each Cable Subsidiary has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not have a Material Adverse Effect on the Cable Subsidiaries taken as a whole.

  4.2 NO BREACH OR CONFLICT. The execution and delivery of the Company/Kelso Agreement by the Company and the execution and delivery of each Transaction Document to which it is or will be a party by each of the Company, NPJ, Holding and Broadcasting do not or will not, as the case may be, and the consummation of the transactions contemplated hereby or thereby by each of the Company, NPJ, Holding and Broadcasting will not, (i) violate or conflict with any term or provision of the certificate of incorporation, by-laws or other organizational documents of any Cable Subsidiary; (ii) except as set forth on Schedule 4.2 and except for the approvals described in Section 3.3 hereof, constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) of, result in the creation or imposition of any Lien upon the property or assets of any Cable Subsidiary, give rise to any third party right of termination, cancellation, material modification or acceleration under, or require any approval, waiver or consent under, any note, bond, mortgage, pledge, indenture, deed of trust, lease, agreement, indemnity, obligation, commitment or instrument to which any Cable Subsidiary is a party or by which it or its properties is bound, except as would not result in a Material Adverse Effect on the Cable Subsidiaries taken as a whole; or (iii) subject to obtaining the approvals and making the filings described in Section
3.3 hereof, violate any Law, judgment, decree, order or writ of any judicial, arbitral, public, or governmental authority having jurisdiction over any Cable Subsidiary or any of its properties or assets except as would not result in a Material Adverse Effect on the Cable Subsidiaries taken as a whole. Except as set forth on Schedule 4.2 hereto, and except for the Non-Competition Agreement, neither the Company nor any of the Cable Subsidiaries is a party to or bound by any agreement that restricts or purports to restrict the ability of any of them or any Affiliate of any of them to engage in any location in the business of cable television or any other business engaged in by the Cable Subsidiaries or by Acquiror and its Subsidiaries.

  4.3 CAPITALIZATION. Schedule 4.3 sets forth the name, jurisdiction of organization and the authorized and issued and outstanding capital stock, partnership interests or other equity interests of each Cable Subsidiary and the registered holders thereof. All such shares outstanding are duly authorized, validly issued and fully paid and nonassessable. Other than in connection with the transactions contemplated by this Agreement, there are no outstanding options, warrants, rights, puts, calls, commitments, or other contracts, arrangements, or understandings issued by or binding upon any Cable Subsidiary requiring or providing for, and there are no outstanding debt or equity securities of any Cable Subsidiary which upon the conversion, exchange or exercise thereof would require or provide for, the issuance or transfer of any shares of capital stock, partnership interests or other equity interests of any Cable Subsidiary (or any other securities which, with notice, lapse of time and/or payment of monies, are or would be convertible into or exercisable or exchangeable for shares of capital stock, partnership interests or other equity interests of any Cable Subsidiary). There are no voting trusts or other agreements or understandings to which the Company or any Cable Subsidiary is a party with respect to the voting of capital stock, partnership interests or other equity interests of any Cable Subsidiary.

  4.4 FINANCIAL STATEMENTS. The balance sheets and financial statements of the Cable Subsidiaries and the notes thereto identified on Schedule 4.4, which include the unaudited balance sheets of the Cable Subsidiaries as of the Balance Sheet Date (the "Cable Balance Sheets"), are hereinafter defined as the "Cable Financial Statements". The Cable Financial Statements which are audited were prepared in accordance with GAAP and present fairly the financial position of the Cable Subsidiaries as at the dates thereof and the results of their operations and their cash flows for each of respective periods covered thereby in accordance with GAAP. The Cable Financial Statements which are not audited, in the opinion of management, present fairly the financial position of the Cable Subsidiaries as at the dates thereof and the results of their operations and their cash flows for each of the respective periods covered thereby. The Cable Balance Sheets and the unaudited statements of income and cash flow for the period ended September 30, 1994 included in the Cable Financial Statements were prepared on a basis consistent with prior interim periods and, except as set forth on Schedule 4.4 hereto, include all adjustments (consisting only of normal recurring accruals), other than adjustments for corporate overhead and interest expense, that management of the Company considers necessary for a fair presentation of the results of operations for such periods. The Cable Subsidiaries alone generated approximately $64,000,000 in operating cash flow (before expenses allocated to corporate and divisional/regional overhead, management and similar fees, MIS/cable billing and administration and unusual and non-recurring items) for the six months ended June 30, 1994.

  4.5 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on Schedule 4.5, no Cable Subsidiary has any indebtedness, liability or obligation of the type required by GAAP to be reflected on a consolidated balance sheet of the Cable Subsidiaries, or in the notes, schedules or exhibits thereto, that is not reflected or reserved against in the Cable Balance Sheet, and since the Balance Sheet Date, no Cable Subsidiary has incurred any such liabilities or obligations other than in the ordinary course of business.

  4.6 ABSENCE OF CERTAIN CHANGES. Except as set forth in Schedule 4.6, since the Balance Sheet Date, the Cable Subsidiaries have conducted their business operations in the ordinary course and there has not occurred (i) any Material Adverse Effect on the Cable Subsidiaries taken as a whole except for Material Adverse Effects due to general economic or industry-wide conditions (including, without limitation, determinations by the FCC or local franchising authorities affecting or applicable to the offering or packaging of a la carte channels or cost-of-service showings and any rate adjustments pursuant to such determinations), or (ii) other events or conditions of any character that, individually or in the aggregate, have or would reasonably be expected to have, a Material Adverse Effect on the Cable Subsidiaries taken as a whole.

  4.7 COMPLIANCE WITH LAWS. (a) Each of the Cable Subsidiaries holds all Franchises and Licenses necessary for the lawful conduct of its business, except where the failure to hold any such Franchise or License would not have a Material Adverse Effect on the Cable Subsidiaries taken as a whole. To the Company's knowledge, none of the Cable Subsidiaries has violated, nor is any Cable Subsidiary in violation of, any such Franchises or Licenses or any applicable Law (including, without limitation, any of the foregoing related to occupational safety, storage, disposal, discharge into the environment of hazardous waste, environmental protection, conservation, unfair competition, labor practices or corrupt practices), except where such violations do not, and insofar as reasonably can be foreseen will not, have a Material Adverse Effect on the Cable Subsidiaries taken as a whole. Except as otherwise set forth on
Schedule 4.7 hereto, no Cable Subsidiary has received any notice from a governmental or regulatory authority within three years of November 18, 1994 of any such violation.

  (b) Each Cable Subsidiary has made all submissions (including, without limitation, registration statements) required under the Communications Act, and has, to the Company's knowledge, obtained all necessary FCC authorizations, Licenses, registrations, permits and tower approvals. The cable television systems of the Cable Subsidiaries have complied in all material respects with the Communications Act.

  4.8 FRANCHISES AND MATERIAL AGREEMENTS. (a) As of September 30, 1994, the cable television systems owned by the Cable Subsidiaries (i) had approximately 753,153 Basic Subscribers and 506,148 premium subscriptions and (ii) passed approximately 1,248,743 dwelling units. Each Franchise of the Cable Subsidiaries and each other agreement, contract or arrangement which is material to the ownership and operation of the business of the Cable Subsidiaries to which any Cable Subsidiary is a party or by which any of its properties or assets are bound (the "Material Cable Agreements") is the validly existing, legally enforceable obligation of each Cable Subsidiary party thereto and, to the knowledge of the Company, of the other parties thereto, subject to the Enforceability Exceptions. Each Cable Subsidiary is validly and lawfully operating under its Franchises and the Material Cable Agreements to which it is a party, and each Cable Subsidiary has duly complied in all material respects with all of the terms and conditions of each of its Franchises and each Material Cable Agreement to which it is a party.

  (b) Except as previously disclosed to Acquiror in writing, no Person (including any governmental authority) has any right to acquire any interest in any cable television system or assets of the Company or the Cable Subsidiaries (including any right of first refusal or similar right) upon an assignment or transfer of control of a Franchise, other than rights of condemnation or eminent domain afforded by Law and, to the knowledge of the Company, no other Person (i) has been granted or has applied for the consent or approval of any governmental authority for the installation, construction, development, ownership, or operation of a cable television system (as defined in the Cable Communications Policy Act of 1984, as amended) within all or part of the geographic area served by any cable television system of the Cable Subsidiaries or (ii) operates, or has commenced the construction, installation or development of, any cable television system (as defined in the Cable Communications Policy Act of 1984, as amended) within all or part of the geographic area served by any cable television system of the Cable Subsidiaries, regardless of whether the consent or approval of any governmental authority is required or has been obtained.

  (c) Neither the Company nor any of its Cable Subsidiaries has made any material commitments in writing to any state, municipal, local or other governmental commission, agency or body with respect to the operation and construction of their respective systems which are not fully reflected in the Franchises or any Material Cable Agreement. Neither the Company nor any of its Cable Subsidiaries has entered into any written agreements with community groups or similar third parties restricting or limiting the types of programming that may be shown on such systems.

  (d) No Franchising Authority has advised the Company or any Cable Subsidiary in writing, or otherwise formally notified the Company or any Cable Subsidiary in accordance with the terms of the applicable Franchise, of its intention to deny renewal of an existing Franchise. The Company and the Cable Subsidiaries have timely filed notices of renewal in accordance with the Communications Act with all Franchising Authorities with respect to each Franchise expiring within 36 months after the date of this Agreement. Such notices of renewal have been filed pursuant to the formal renewal procedures established by Section 626(a) of the Communications Act. As of the Closing Date, (i) the Company will have maintained a controlling ownership in each system in its entirety for at least 36 consecutive months following the initial construction or acquisition of each such system by the Company or a Subsidiary, or (ii) the consummation of the transactions contemplated by this Agreement will not violate the three-year holding period requirement set forth in Section 617 of the Communications Act and the FCC rules and regulations promulgated thereunder.

  (e) The Company and the Cable Subsidiaries are operating the systems in compliance in all material respects with the provisions of the Communications Act and the rules and regulations of the FCC relating to carriage of signals, syndicated exclusivity, network non-duplication, and retransmission consent except where the failure to comply, individually or in the aggregate, would not result in a Material Adverse Effect on the Cable Subsidiaries taken as a whole. Except as previously disclosed to Acquiror in writing, no written notices or demands have been received from any television station or from any other Person claiming to have a right, or objecting to or challenging the right of the systems, to carry any signal or deliver the same, or challenging the channel position on which any television station is carried.

  (f) Schedule 4.8(f) indicates which television signals carried by the systems are carried without retransmission consent agreements (other than stations which have elected must-carry status). The Company has delivered or made available to Acquiror full and complete copies of all retransmission consent agreements. For each commercial television signal on each system that has elected must-carry status, but that is not being carried because of signal quality problems or potential copyright liability, Schedule 4.8(f) lists the signal and the reason for non-carriage.

  (g) The Company has delivered or made available to Acquiror true, correct, and complete specimen copies of (i) all FCC Forms 393, 1200, 1205, 1210, 1215 and 1220s that have been prepared with respect to the systems, (ii) all material correspondence with any governmental body, subscriber, or other interested party relating to rate regulation generally or specific rates charged to subscribers of the systems, including, without limitation, any complaints filed with the FCC with respect to any rates charged to subscribers of the systems, and (iii) any documentation supporting an exemption from the rate regulation provisions of the Communications Act claimed by the Company or a Cable Subsidiary with respect to the systems. Schedule 4.8(g) sets forth (i) a list of all rate complaints filed pursuant to the Communications Act and received by the Company or any of its Cable Subsidiaries which have not been deemed invalid by the FCC, and further sets forth those Franchises that have been certified or, to the Company's knowledge, filed for certification under the Communications Act with respect to rate regulation and
(ii) a list of all letters of inquiry from the FCC received by the Company or any Cable Subsidiary since September 1, 1993 with regard to rate restructuring.

  4.9 TITLE TO PROPERTIES; ENCUMBRANCES. Except as set forth on Schedule 4.9,
(a) the Cable Subsidiaries are the exclusive holders of all rights in or to all real and personal, tangible and intangible, property and assets of the Company or its Subsidiaries (other than any such assets held by the Company or its Subsidiaries pursuant to leases or licenses with a Person other than the Company or another of its Subsidiaries) used or useful in the ownership and operation of the cable television systems owned or operated by the Company or the Cable Subsidiaries, and (b) each Cable Subsidiary has good and valid title to its respective assets, free and clear of all defects and Liens except: (i) materialmen's, mechanics', carriers', workmen's, warehousemen's, repairmen's, or other like Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (ii) Liens for current taxes not yet due and payable; and (iii) Liens or minor imperfections of title that do not interfere with the use or detract from the value of such property and taken in the aggregate, have a Material Adverse Effect on the Cable Subsidiaries taken as a whole. Except as would not result in any Material Adverse Effect on the Cable Subsidiaries taken as a whole, each Cable Subsidiary owns or has the lawful right to use all assets, properties, operating rights, easements, contracts, leases, and other instruments necessary to operate its business lawfully and to maintain the same as presently conducted.

  4.10 LABOR MATTERS. (a) Except as set forth on Schedule 4.10(a), none of the Cable Subsidiaries is party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of any of the Cable Subsidiaries.

  (b) Except as set forth on Schedule 4.10(b), (i) no employees of any of the Cable Subsidiaries are represented by any labor organization and (ii) as of November 18, 1994, no labor organization or group of employees of any of the Cable Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed, with the NLRB or any other labor relations tribunal or authority. To the knowledge of the Company, there are no formal organizing activities involving a material number of employees of the Cable Subsidiaries pending with, or threatened by, any labor organization.

  (c) Except as would not result in a Material Adverse Effect on the Cable Subsidiaries taken as a whole, (i) there are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or, to the knowledge of the Company, threatened against or involving any of the Cable Subsidiaries and (ii) there are no unfair labor practice charges, grievances or complaints pending or, to the knowledge of the Company, threatened by or on behalf of any employee or group of employees of any of the Cable Subsidiaries.

  4.11 LITIGATION. Except as set forth on Schedule 4.11, there is no suit, action or proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting any Cable Subsidiary (except for proceedings or investigations affecting the cable television industry generally) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Cable Subsidiaries taken as a whole or prevent, hinder, or materially delay the consummation of the transactions contemplated by this Agreement, nor is there any judgment, decree, inquiry, rule or order outstanding against any Cable Subsidiary which, insofar as can reasonably be foreseen, would have any such effect in the future.

  4.12 EMPLOYEE BENEFITS; ERISA MATTERS.

  (a) CABLE PLANS AND COMPANY BENEFIT ARRANGEMENTS. Schedule 4.12(a) lists each Cable Employee Plan, Cable Benefit Arrangement and Company Benefit Arrangement covering Cable Employees. The Company has made available to Acquiror with respect to each Cable Employee Plan, Cable Benefit Arrangement and Company Benefit Arrangement covering Cable Employees true and complete copies of (i) all written documents comprising such plans and arrangements (including amendments and individual agreements relating thereto); (ii) the two most recent Federal Form 5500 series (including all schedules thereto) filed with respect to each Cable Employee Plan; (iii) the most recent financial statements and actuarial reports, if any, pertaining to each such plan or arrangement; and
(iv) the summary plan description currently in effect and all material modifications thereto, if any, for each Cable Employee Plan.

  (b) MULTIEMPLOYER PLANS.

    (i) Neither the Company, NPJ nor any ERISA Affiliate of either of them has incurred any unsatisfied Withdrawal Liability with respect to any Multiemployer Plan to which the Company, NPJ or any ERISA Affiliate of either of them is required to make or accrue a contribution or has, within the six year period preceding the Closing Date, been required to make or accrue a contribution, nor, to the knowledge of the Company or NPJ, is the Company, NPJ or any ERISA Affiliate of either of them reasonably expected to incur any Withdrawal Liability with respect to any such Multiemployer Plan.

    (ii) Neither the Company, NPJ nor any ERISA Affiliate of either of them has been notified by the sponsor of any Multiemployer Plan to which the Company, NPJ or any ERISA Affiliate of either of them is required to make or accrue a contribution or has, within the six year period preceding the Closing Date, been required to make or accrue a contribution, that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and to the knowledge of the Company and NPJ, no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

  (c) UNION WELFARE FUNDS. Neither the Company, NPJ nor any ERISA Affiliate of either of them has incurred any liability based on withdrawal from any union-sponsored multiemployer welfare benefit fund maintained pursuant to any Welfare Benefit Plan to which the Company, NPJ or any ERISA Affiliate of either of them contributes pursuant to the terms of a collective bargaining agreement.

  (d) WELFARE PLANS. Neither the Company, NPJ nor any ERISA Affiliate maintains any plan which is funded through a "welfare benefit fund" as defined in Section 419(e) of the Code.

  (e) RETIREE WELFARE BENEFITS PLANS. Except as set forth in Schedule 4.12(e) and pursuant to the provisions of COBRA, neither the Company, NPJ nor any ERISA Affiliate of either of them maintains any Cable Employee Plan or Company Employee Plan that provides benefits described in Section 3(l) of ERISA to any former employees or retirees of any Cable Subsidiary. Any disclosure in
Schedule 4.12(e) shall indicate the present value of accumulated plan liabilities calculated in a manner consistent with FAS 106 and actual annual expense for such benefits for each of the last two years.

  (f) PENSION PLANS. All Cable Employee Plans that are Pension Plans intended to be qualified under Section 401 of the Code maintained by the Company, NPJ or any ERISA Affiliate of either of them have received favorable determinations with respect to such qualified status from the IRS. To the knowledge of the Company and NPJ, nothing has occurred since such determinations to affect adversely such determinations, and true and correct copies of such determination letters have been made available to Acquiror.

  (g) PROHIBITED TRANSACTIONS AND FIDUCIARY RESPONSIBILITY. None of the Cable Employee Plans has participated in, engaged in or been a party to any Prohibited Transaction which could result in the imposition of a material liability upon the Company, NPJ or any ERISA Affiliate of either of them. To the knowledge of the Company and NPJ, no officer, director or employee of the Company, NPJ or any of their ERISA

Affiliates has committed a material breach of any responsibility or obligation imposed upon fiduciaries by Title I of ERISA with respect to any Cable Employee Plan.

  (h) REPORTING AND DISCLOSURE. Except with respect to any violation relating to any Multiemployer Plan where such violation could not result in any liability to the Company, NPJ or any ERISA Affiliate of either of them, there are no material violations of any reporting or disclosure requirements under ERISA with respect to any Cable Employee Plan.

  (i) ANNUAL REPORTS. The Company has made available to Acquiror a copy of (i) the two (2) most recently filed Federal Form 5500 series and accountant's opinion, if applicable, for each Cable Employee Plan other than Multiemployer Plans and (ii) the two (2) most recent actuarial valuation reports for each Cable Employee Plan that is a Pension Plan subject to Title IV of ERISA. To the knowledge of the Company and NPJ, all information provided by the Company or NPJ, as applicable, to any actuary in connection with the preparation of such actuarial valuation report was true, correct and complete in all respects.

  (j) FUNDING OBLIGATIONS. No Cable Employee Plan that is a Pension Plan subject to Title IV of ERISA (other than any Multiemployer Plan) has (i) incurred an Accumulated Funding Deficiency, whether or not waived, (ii) an accrued benefit obligation that exceeds the assets of the plan by more than $50,000, determined as of the last applicable annual valuation date, using the actuarial methods, factors and assumptions used for the most recent actuarial report with respect to such plan, (iii) been a plan with respect to which a Reportable Event has occurred and is continuing, or (iv) to the knowledge of the Company and NPJ, been a plan with respect to which any termination liability to the PBGC has been or is expected to be incurred or with respect to which there exist conditions or events which have occurred presenting a significant risk of termination by the PBGC.

  (k) LIENS AND PENALTIES. Neither the Company, NPJ nor any of their ERISA Affiliates has any liability with respect to any Cable Employee Plan (i) for the termination of any Cable Employee Plan that is a single employer plan under ERISA Section 4062 or a multiple employer plan under ERISA Section 4063, (ii) for any lien imposed under Section 302(f) of ERISA or Section 412(n) of the Code, (iii) for any interest payments required under Section 302(e) of ERISA or
Section 412(m) of the Code, (iv) for any excise tax imposed by Sections 4971, 4972, 4974, 4975, 4976, 4977, 4978, 4978B, 4979, 4979A, 4980 or 4980B of the
Code, or (v) for any failure to make any minimum funding contributions under
Section 302(c)(11) of ERISA or Section 412(c)(11) of the Code.

  (l) ACTS OR OMISSIONS. There have been no acts or omissions with respect to any Cable Plan by the Company or any ERISA Affiliate which have given rise to or may give rise to fines, penalties or related charges under Sections 502 or 4071 of ERISA or Chapter 43 of the Code for which the Company or any ERISA Affiliate may be liable.

  (m) COBRA. The Company, NPJ and their ERISA Affiliates have complied in all material respects with the provisions of COBRA with respect to all Cable Employee Plans that are Group Health Plans.

  (n) ADDITIONAL BENEFITS. Except as set forth on Schedule 4.12(n), no Cable Employee shall accrue or receive additional benefits, service or accelerated rights to payments of benefits under any Cable Plan or Company Benefit Arrangement, including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a direct result of the transactions contemplated by this Agreement.

  (o) CLAIMS. Other than claims for benefits in the ordinary course, there is no claim pending or, to the knowledge of the Company or NPJ, threatened involving any Cable Plan by any Person against such plan or the Company, NPJ or any of their ERISA Affiliates. There is no pending or, to the knowledge of the Company or NPJ, threatened proceeding involving any Cable Employee Plan before the IRS, the United States Department of Labor or any other governmental authority.

  (p) COMPLIANCE WITH LAWS; CONTRIBUTIONS. Each Cable Plan has at all times prior hereto been maintained in all material respects, by its terms and in operation, in accordance with all applicable Law (including Section 1862(b)(1) of the Social Security Act). The Company, NPJ and their ERISA Affiliates have made full and timely payment of all amounts required to be contributed under the terms of each Cable Plan and applicable Law or required to be paid as expenses under such Cable Plan, and the Company, NPJ and their ERISA Affiliates shall continue to do so through the Closing, except as the Company, NPJ and Acquiror may otherwise agree.

  (q) DEFINITIONS.

    (i) "Benefit Arrangement" means any material benefit arrangement that is not an Employee Benefit Plan, including (i) any employment or consulting agreement, (ii) any arrangement providing for insurance coverage or workers' compensation benefits, (iii) any incentive bonus or deferred bonus arrangement, (iv) any arrangement providing termination allowance, severance or similar benefits, (v) any equity compensation plan, (vi) any deferred compensation plan and (vii) any compensation policy and practice.

    (ii) "Cable Benefit Arrangement" means any Benefit Arrangement that covers exclusively one or more of the employees, former employees, directors and former directors of the Cable Subsidiaries and the beneficiaries of any of them.

    (iii) "Cable Employee" means any employee or former employee of any Cable Subsidiary.

    (iv) "Cable Employee Plan" means any Employee Benefit Plan that is sponsored or contributed to by the Company, NPJ or any ERISA Affiliate of either of them that covers any Cable Employees.

    (v) "Cable Plan" means any Cable Employee Plan or Cable Benefit
  Arrangement.

    (vi) "Company Benefit Arrangement" means any Benefit Arrangement covering any employees, former employees, directors or former directors of the Company, NPJ or the ERISA Affiliates of either of them, and the beneficiaries of any of them, other than any Cable Benefit Arrangement.

                                   ARTICLE 5.

                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

  Acquiror represents and warrants to the Company and NPJ as follows (such representations and warranties to be effective as of November 18, 1994 and the schedules to the Original Agreement shall be the schedules to this Agreement):

  5.1 ORGANIZATION AND AUTHORITY. Acquiror and each of its corporate Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Acquiror and its Subsidiaries have all requisite power and authority to own, lease and operate their properties and to carry on their business as now being conducted, except where the failure to have such power or authority would not have a Material Adverse Effect on Acquiror and its Subsidiaries taken a whole. Acquiror has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All necessary action, corporate or otherwise, required to have been taken by or on behalf of Acquiror by applicable Law, its charter documents or otherwise to authorize (i) the approval, execution and delivery on behalf of Acquiror of this Agreement and
(ii) the performance by Acquiror of its obligations under the Transaction Documents and the consummation of the transactions contemplated hereby and thereby has been taken, except that the Merger Transactions and the Recapitalization Amendment must be approved by the stockholders of Acquiror to the extent described in Section 5.5. Each Transaction Document to which Acquiror is or will be a party constitutes or will constitute, as the case may be, a valid and binding agreement of Acquiror, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

  5.2 NO BREACH OR CONFLICT. The execution and delivery of each Transaction Document to which it is or will be a party by Acquiror does not or will not, as the case may be, and the consummation of the transactions contemplated hereby and thereby by Acquiror will not, (i) violate or conflict with the Certificate of Incorporation of Acquiror (as in effect on November 18, 1994 and after giving effect to the Recapitalization Amendment) or the Acquiror Restated By-Laws; (ii) except as set forth on Schedule 5.2 hereto and except for the approvals described in Section 5.3 hereof, constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) of, result in the creation or imposition of any Lien upon the property or assets of Acquiror or its Subsidiaries, give rise to any third party right of termination, cancellation, material modification or acceleration under, or require any approval, waiver or consent under, any note, bond, mortgage, pledge, indenture, deed of trust, lease, agreement, indemnity, obligation, commitment or instrument to which Acquiror or any of its Subsidiaries is a party or by which any of them or their respective properties or assets is bound, except as would not result in a Material Adverse Effect on Acquiror and its Subsidiaries taken as a whole; or (iii) subject to obtaining the approvals and making the filings described in Section 5.3 hereof, violate any Law, judgment, decree, order or writ of any judicial, arbitral, public, or governmental authority having jurisdiction over Acquiror, any of its Subsidiaries or any of their respective properties or assets except as would not result in a Material Adverse Effect on Acquiror and its Subsidiaries taken as a whole.

  5.3 CONSENTS AND APPROVALS. Neither the execution and delivery by Acquiror of each Transaction Document to which it is, or will be, a party nor the consummation of the transactions contemplated hereby and thereby will require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except for (i) filings required under the Securities Act, (ii) filings required under the Exchange Act, (iii) filings under state securities or "blue sky" laws, (iv) the filing of a premerger notification report pursuant to, and expiration or termination of the waiting period under, the HSR Act, (v) the filing of the Certificate of Merger with the Secretaries of State of Washington and Delaware, the Recapitalization Amendment with the Secretary of State of Delaware and appropriate documents with the relevant authorities of other states in which Acquiror and its Subsidiaries are qualified to do business, (vi) such FCC Approvals as may be required in connection with FCC Licenses of Acquiror and its Subsidiaries, (vii) such Local Approvals as may be required in connection with the Franchises to operate the cable television systems of Acquiror and its Subsidiaries, and (viii) such other consents or filings as, if not obtained or made, would not have a Material Adverse Effect on Acquiror and its Subsidiaries taken as a whole or as would not prevent Acquiror from performing its obligations under each Transaction Document to which it is a party.

  5.4 APPROVAL OF THE BOARD. The Board of Directors of Acquiror has, by resolutions duly adopted at a meeting duly called and held, unanimously approved and adopted this Agreement, the Merger Transactions, the Recapitalization Amendment and the other transactions contemplated hereby on the terms and conditions set forth herein.

  5.5 VOTE REQUIRED. The affirmative vote or action by written consent of a majority of the votes that holders of the outstanding shares of Acquiror Common Stock (treating the Acquiror Series A Preferred Stock as if it were converted into Acquiror Class B Common Stock), voting together as a class, are entitled to cast is the only vote of the holders of any class or series of the capital stock of Acquiror necessary to approve the Merger Transactions under applicable Law and the Certificate of Incorporation of Acquiror (as in effect on November 18, 1994 and after giving effect to the Recapitalization Amendment) or the Acquiror Restated By-Laws. The affirmative vote or action by written consent of Sixty-Six and Two-Thirds percent of the votes that holders of the outstanding shares of Acquiror Common Stock (treating the Acquiror Series A Preferred Stock as if it were converted into Acquiror Class B Common Stock), voting together as a class, are entitled to cast is the only vote of the holders of any class or series of the capital stock of Acquiror necessary to approve the Recapitalization Amendment.

  5.6 CAPITALIZATION. (a) As of November 18, 1994, the authorized capital stock of Acquiror consists of (i) 7,500,000 shares of Acquiror Class A Common Stock,
(ii) 7,500,000 shares of Acquiror Class B Common Stock, and (iii) 2,700,000 shares of Preferred Stock, 1,142,858 shares of which have been designated Series A Participating Convertible Preferred Stock (the "Acquiror Series A Preferred Stock"), the terms of which are set forth in the Certificate of Designation filed by Acquiror with the Secretary of State of the State of Delaware on June 16, 1992. As of November 18, 1994, there are 345,348 shares of Acquiror Class A Common Stock, 4,277,092 shares of Acquiror Class B Common Stock and 1,142,858 shares of Acquiror Series A Preferred Stock issued and outstanding. As a result of the Recapitalization Amendment, the authorized capitalization of Acquiror as of the Closing Date will consist of not less than: 187,500,000 shares of Acquiror Class A Common Stock, 187,500,000 shares of Acquiror Class B Common Stock, and 6,000,000 shares of Preferred Stock. All such shares outstanding on November 18, 1994 are, and any shares that will be issued under the Acquiror Restated Certificate, when issued, will be, duly authorized, validly issued and fully paid and nonassessable. Other than in connection with the transactions contemplated by this Agreement and except as set forth in Schedule 5.6(a), there are no outstanding options, warrants, rights, puts, calls, commitments, or other contracts, arrangements, or understandings issued by or binding upon Acquiror or any of its Subsidiaries requiring or providing for, and there are no outstanding debt or equity securities of Acquiror or any of its Subsidiaries which upon the conversion, exchange or exercise thereof would require or provide for the issuance by Acquiror or any of its Subsidiaries of any new or additional equity interests in Acquiror or any of its Subsidiaries (or any other securities of Acquiror which, with notice, lapse of time and/or payment of monies, are or would be convertible into or exercisable or exchangeable for equity interests in Acquiror or any of its Subsidiaries). There are no preemptive or other similar rights available to the existing holders of the capital stock of Acquiror. Except as set forth on Schedule 5.6(a), there are no voting trusts or other agreements or understandings to which Acquiror is a party with respect to the voting of capital stock of Acquiror.

  (b) Schedule 5.6(b) sets forth the name, jurisdiction of organization and the percentage of each class of capital stock, partnership interests or other equity interests of each of Acquiror's Subsidiaries owned by Acquiror or one of its Subsidiaries. All outstanding shares of the capital stock of each Subsidiary have been duly authorized, validly issued and are fully paid and nonassessable.

  (c) The shares of Acquiror Class A Common Stock and Acquiror Preferred Stock, if any, to be issued in the Merger, upon their issuance in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable.

  5.7 FINANCIAL STATEMENTS. The consolidated balance sheets of the Acquiror and its Subsidiaries and the notes thereto as of December 31, 1993, 1992 and 1991 and consolidated statements of income, shareholder's equity and cash flows and the notes thereto for the three fiscal years ended December 31, 1993, 1992 and 1991 certified by Deloitte & Touche LLP, whose reports thereon are included therewith, and the unaudited condensed consolidated balance sheet of the Acquiror and its Subsidiaries as of the Balance Sheet Date (the "Acquiror Balance Sheet") and unaudited consolidated statements of income and cash flow for the nine months then ended, were prepared in accordance with GAAP and present fairly as of their respective dates, in all material respects, the consolidated financial position of Acquiror and its Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for each of the respective periods covered thereby, in conformity with GAAP.

  5.8 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed on Schedule 5.8, neither Acquiror nor any of its Subsidiaries has any indebtedness, liability or obligation of the type required by GAAP to be reflected on a consolidated balance sheet of Acquiror or in the notes, schedules or exhibits thereto, that is not reflected or reserved against in the Acquiror Balance Sheet , and since the Balance Sheet Date, neither Acquiror nor any of its Subsidiaries has incurred any such liabilities or obligations other than in the ordinary course of business.

  5.9 ABSENCE OF CERTAIN CHANGES. Except as disclosed on Schedule 5.9 or in Acquiror's Annual Report on Form 10-K for the year ended December 31, 1993, since the Balance Sheet Date, Acquiror and its Subsidiaries have conducted their business operations in the ordinary course and there has not occurred
(i) any Material Adverse Effect on Acquiror and its Subsidiaries taken as a whole except for Material Adverse Effects due to general economic or industry-wide conditions (including, without limitation, determinations by the FCC or local franchising authorities affecting or applicable to the offering or packaging of a la carte channels or cost-of-service showings and any rate adjustments pursuant to such determinations), or (ii) other events or conditions of any character that, individually or in the aggregate, have or would reasonably be expected to have, a Material Adverse Effect on Acquiror and its Subsidiaries taken as a whole or on the ability of Acquiror to perform its material obligations under the Transaction Documents to which it is a party.

  5.10 COMPLIANCE WITH LAWS. (a) Each of Acquiror and its Subsidiaries holds all Franchises and Licenses necessary for the lawful conduct of its business, except where the failure to hold any such Franchise or License would not have a Material Adverse Effect on Acquiror and its Subsidiaries taken as a whole. To Acquiror's knowledge, none of Acquiror or any of its Subsidiaries has violated, nor is Acquiror or are any of them in violation of, any such Franchises or Licenses or any applicable Law (including, without limitation, any of the foregoing related to occupational safety, storage, disposal, discharge into the environment of hazardous wastes, environmental protection, conservation, unfair competition, labor practices or corrupt practices), except where such violations do not, and insofar as reasonably can be foreseen will not, have a Material Adverse Effect on Acquiror and its Subsidiaries taken as a whole, and neither Acquiror nor any of its Subsidiaries has received any notice from a governmental or regulatory authority within three years of November 18, 1994 of any such violation.

  (b) Each Subsidiary of Acquiror has made all submissions (including, without limitation, registration statements) required under the Communications Act, and has, to Acquiror's knowledge, obtained all necessary FCC authorizations, Licenses, registrations, permits and tower approvals. The cable television systems of Acquiror's Subsidiaries have complied in all material respects with the Communications Act.

  5.11 FRANCHISES AND MATERIAL AGREEMENTS.

  (a) As of September 30, 1994, the cable television systems owned by Acquiror's Subsidiaries (i) had approximately 2,890,000 Basic Subscribers and 2,493,000 premium subscriptions and (ii) passed approximately 5,055,000 dwelling units. Each Franchise of Acquiror's Subsidiaries and each other agreement, contract or arrangement which is material to the ownership and operation of the cable systems of Acquiror's Subsidiaries to which any Acquiror Subsidiary is a party or by which any of its properties or assets are bound (the "Acquiror Material Cable Agreements") is the validly existing, legally enforceable obligation of each Acquiror Subsidiary party thereto and, to the knowledge of Acquiror, of the other parties thereto, subject to the Enforceability Exceptions. Each Acquiror Subsidiary is validly and lawfully operating under its Franchises and the Acquiror Material Cable Agreements to which it is a party, and each Acquiror Subsidiary has duly complied in all material respects with all of the terms and conditions of each of its Franchises and each Acquiror Material Cable Agreement to which it is a party.

  (b) Except as previously disclosed to the Company in writing, no Person (including any governmental authority) has any right to acquire any interest in any cable television system or assets of Acquiror or its Subsidiaries (including any right of first refusal or similar right), other than rights of condemnation or eminent domain afforded by Law and, to the knowledge of Acquiror, no other Person (i) has been granted or has applied for the consent or approval of any governmental authority for the installation, construction, development, ownership, or operation of a cable television system (as defined in the Cable Communications Policy Act of 1984, as amended) within all or part of the geographic area served by any cable television system of Acquiror or its Subsidiaries or (ii) operates, or has commenced the construction, installation or development of, any cable television system (as defined in the Cable Communications Policy Act of 1984, as amended) within all or part of the geographic area served by any cable television system of Acquiror's

Subsidiaries, regardless of whether the consent or approval of any governmental authority is required or has been obtained.

  (c) Neither Acquiror nor any of its Subsidiaries has made any material commitments in writing to any state, municipal, local or other governmental commission, agency or body with respect to the operation and construction of their respective cable systems which are not fully reflected in the Franchises or any Acquiror Material Cable Agreement. Neither Acquiror nor any of its Subsidiaries has entered into any written agreements with community groups or similar third parties restricting or limiting the types of programming that may be shown on such systems.

  (d) No Franchising Authority has advised Acquiror or any of its Subsidiaries in writing, or otherwise formally notified Acquiror or any of its Subsidiaries in accordance with the terms of the applicable Franchise, of its intention to deny renewal of an existing Franchise. Acquiror and its Subsidiaries have timely filed notices of renewal in accordance with the Communications Act with all Franchising Authorities with respect to each Franchise expiring within 36 months after the date of this Agreement. Such notices of renewal have been filed pursuant to the formal renewal procedures established by Section 626(a) of the Communications Act. As of the Closing Date, (i) Acquiror will have maintained a controlling ownership in each system in its entirety for at least 36 consecutive months following the initial construction or acquisition of each such system by Acquiror or an Acquiror Subsidiary, or (ii) the consummation of the transactions contemplated by this Agreement will not otherwise violate the three-year holding period requirement set forth in Section 617 of the Communications Act and the FCC rules and regulations promulgated thereunder.

  (e) Acquiror and its Subsidiaries are operating the systems in compliance in all material respects with the provisions of the Communications Act and the rules and regulations of the FCC relating to carriage of signals, syndicated exclusivity, network non-duplication, and retransmission consent except where the failure to comply would not, individually or in the aggregate, result in a Material Adverse Effect on Acquiror and its Subsidiaries taken as a whole. No written notices or demands have been received from any television station or from any other Person claiming to have a right, or objecting to or challenging the right of the systems, to carry any signal or deliver the same, or challenging the channel position on which any television station is carried.

  (f) Schedule 5.11(f) indicates which television signals carried by the systems are carried without retransmission consent agreements (other than stations which have elected must-carry status). For each commercial television signal on each system that has elected must-carry status, but that is not being carried because of signal quality problems or potential copyright liability,
Schedule 5.11(f) lists the signal and the reason for non-carriage.

  (g) Acquiror has made available to the Company true, correct, and complete specimen copies of (i) all FCC Forms 393, 1200, 1205, 1210, 1215 and 1220s that have been prepared with respect to the systems, (ii) all material correspondence with any governmental body, subscriber, or other interested party relating to rate regulation generally or specific rates charged to subscribers of the systems, including, without limitation, any complaints filed with the FCC with respect to any rates charged to subscribers of the systems, and (iii) any documentation supporting an exemption from the rate regulation provisions of the Communications Act claimed by Acquiror or a Subsidiary of Acquiror with respect to the systems. Schedule 5.11(g) sets forth (i) a list of all complaints filed pursuant to the Communications Act and received by Acquiror or any of its Subsidiaries which have not been deemed invalid by the FCC, and further sets forth those Franchises that have been certified or, to Acquiror's knowledge, filed for certification under the Communications Act with respect to rate regulation and (ii) a list of all letters of inquiry from the FCC received by Acquiror or any Subsidiary of Acquiror since September 1, 1993 with regard to rate restructuring.

  5.12 TAX MATTERS.

  (a) All Tax Returns required to be filed by Acquiror or any of its Subsidiaries on or before November 18, 1994 have been filed with the appropriate governmental agencies in all jurisdictions in which such Tax

Returns are required to be filed; all of the foregoing Tax Returns are true, correct and complete in all material respects; and all Taxes required to have been paid in connection with such Tax Returns have been paid. All material Taxes payable by or with respect to Acquiror and its Subsidiaries but not reflected on any Tax Return required to be filed prior to the Balance Sheet Date have been fully paid or adequate provision therefor has been made and reflected on the Acquiror Balance Sheet.

  (b) Except as set forth on Schedule 5.12 hereto, there is no claim or investigation involving an amount greater than $250,000 pending or threatened against Acquiror or any of its Subsidiaries for past Taxes, and adequate provision for the claims or investigations set forth on Schedule 5.12 has been made as reflected on Acquiror's financial statements. Except as set forth on
Schedule 5.12, Acquiror and its Subsidiaries have not waived or extended any applicable statute of limitations relating to the assessment of federal, state or local Taxes relating to Acquiror.

  5.13 LITIGATION. There is no suit, action, proceeding or investigation pending or, to the knowledge of Acquiror, threatened against or affecting Acquiror or any of its Subsidiaries (except for proceedings or investigations affecting the cable television industry generally) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Acquiror and its Subsidiaries taken as a whole, or prevent, hinder, or materially delay the ability of Acquiror to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, inquiry, rule or order outstanding against Acquiror or any of its Subsidiaries which, insofar as can reasonably be foreseen, would have any such effect in the future.

  5.14 TITLE TO PROPERTIES; ENCUMBRANCES. Acquiror and its Subsidiaries are the exclusive holders of all rights in or to all real and personal, tangible and intangible, property and assets of Acquiror and its Subsidiaries (other than any such assets held pursuant to leases or licenses) used or useful in the ownership and operation of the cable television systems which are wholly owned by Acquiror or any of its Subsidiaries. Except as set forth on Schedule 5.14, each of Acquiror and its Subsidiaries has good and valid title to its respective assets, free and clear of all defects and Liens except: (a) materialmen's, mechanics', carriers', workmen's, warehousemen's, repairmen's, or other like Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (b) Liens for current taxes not yet due and payable; and (c) Liens or minor imperfections of title that do not interfere with the use or detract from the value of such property and, taken in the aggregate, would not have a Material Adverse Effect on Acquiror and its Subsidiaries taken as a whole. Except as would not result in any Material Adverse Effect on Acquiror and its Subsidiaries taken as a whole, each of Acquiror and its Subsidiaries owns or has the lawful right to use all assets, properties, operating rights, easements, contracts, leases, and other instruments necessary to operate its business lawfully and to maintain the same as presently conducted.

  5.15 EMPLOYEE BENEFITS; ERISA MATTERS.

  (a) ACQUIROR BENEFIT PLANS AND ACQUIROR BENEFIT ARRANGEMENTS. Schedule 5.15(a) lists each Acquiror Employee Plan and Acquiror Benefit Arrangement. Acquiror has made available to the Company and NPJ with respect to each Acquiror Employee Plan and Acquiror Benefit Arrangement true and complete copies of (i) all written documents comprising such plans and arrangements (including amendments and individual agreements relating thereto); (ii) the two most recent Federal Form 5500 series (including all schedules thereto) filed with respect to each Acquiror Employee Plan; (iii) the most recent financial statements and actuarial reports, if any, pertaining to each such plan or arrangement; and (iv) the summary plan description currently in effect and all material modifications thereto, if any, for each Acquiror Employee Plan.

  (b) MULTIEMPLOYER PLANS.

    (i) Neither Acquiror nor any of its ERISA Affiliates has incurred any unsatisfied Withdrawal Liability with respect to any Multiemployer Plan to which the Acquiror or any of its ERISA Affiliates is required to make or accrue a contribution or has, within the six year period preceding the Closing Date, been required to make or accrue a contribution, nor, to the knowledge of Acquiror, is Acquiror or any of its ERISA Affiliates reasonably expected to incur any Withdrawal Liability with respect to any such Multiemployer Plan.

    (ii) Neither Acquiror nor any of its ERISA Affiliates has been notified by the sponsor of any Multiemployer Plan to which Acquiror or any of its ERISA Affiliates is required to make or accrue a contribution or has, within the six year period preceding the Closing Date, been required to make or accrue a contribution, that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and to the knowledge of Acquiror, no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of the Title IV of ERISA.

  (c) UNION WELFARE FUNDS. Neither Acquiror nor any of its ERISA Affiliates has incurred any liability based on withdrawal from any union-sponsored multiemployer welfare benefit fund maintained pursuant to any Welfare Benefit Plan to which Acquiror or any of its ERISA Affiliates contributes pursuant to the terms of a collective bargaining agreement.

  (d) WELFARE PLANS. Neither Acquiror nor any of its ERISA Affiliates maintains any plan which is funded through a "welfare benefit fund" as defined in Section 419(e) of the Code.

  (e) RETIREE WELFARE BENEFITS PLANS. Except as set forth in Schedule 5.15(e) and pursuant to the provisions of COBRA, neither Acquiror nor any of its ERISA Affiliates maintains any Acquiror Employee Plan that provides benefits described in Section 3(l) of ERISA to any former employees or retirees of Acquiror. Any disclosure in Schedule 5.15(e) shall indicate the present value of accumulated plan liabilities calculated in a manner consistent with FAS 106 and actual annual expense for such benefits for each of the last two years.

  (f) PENSION PLANS. All Acquiror Employee Plans that are Pension Plans intended to be qualified under Section 401 of the Code maintained by Acquiror or any of its ERISA Affiliates have received favorable determinations with respect to such qualified status from the IRS. To the knowledge of Acquiror, nothing has occurred since such determinations to affect adversely such determinations, and true and correct copies of such determination letters have been made available to the Company and NPJ.

  (g) PROHIBITED TRANSACTIONS AND FIDUCIARY RESPONSIBILITY. None of the Acquiror Employee Plans has participated in, engaged in or been a party to any Prohibited Transaction which could result in the imposition of a material liability upon Acquiror or any of its ERISA Affiliates. To the knowledge of Acquiror, no officer, director or employee of Acquiror or any of its ERISA Affiliates has committed a material breach of any responsibility or obligation imposed upon fiduciaries by Title I of ERISA with respect to any Acquiror Employee Plan.

  (h) REPORTING AND DISCLOSURE. Except with respect to any violation relating to any Multiemployer Plan where such violation could not result in any liability to Acquiror or any of its ERISA Affiliates, there are no material violations of any reporting or disclosure requirements under ERISA with respect to any Acquiror Employee Plan.

  (i) ANNUAL REPORTS. Acquiror has made available to the Company and NPJ a copy of (i) the two (2) most recently filed Federal Form 5500 series and accountant's opinion, if applicable, for each Acquiror Employee Plan other than Multiemployer Plans and (ii) the two (2) most recent actuarial valuation reports for each Acquiror Employee Plan that is a Pension Plan subject to Title IV of ERISA. To the knowledge of Acquiror, all information provided by Acquiror to any actuary in connection with the preparation of such actuarial valuation report was true, correct and complete in all respects.

  (j) FUNDING OBLIGATIONS. No Acquiror Employee Plan that is a Pension Plan subject to Title IV of ERISA (other than any Multiemployer Plan) has (i) incurred an Accumulated Funding Deficiency, whether or not waived, (ii) an accrued benefit obligation that exceeds the assets of the plan by more than $50,000, determined as of the last applicable annual valuation date, using the actuarial methods, factors and assumptions used for the most recent actuarial report with respect to such plan, (iii) been a plan with respect to which a Reportable Event has occurred and is continuing, or
(iv) to the knowledge of Acquiror, been a plan with respect to which any termination liability to the PBGC has been or is expected to be incurred or with respect to which there exist conditions or events which have occurred presenting a significant risk of termination by the PBGC.

  (k) LIENS AND PENALTIES. Neither Acquiror nor any of its ERISA Affiliates has any liability with respect to any Acquiror Employee Plan (i) for the termination of any Acquiror Employee Plan that is a single employer plan under ERISA Section 4062 or a multiple employer plan under ERISA Section 4063, (ii) for any lien imposed under Section 302(f) of ERISA or Section 412(n) of the Code, (iii) for any interest payments required under Section 302(e) of ERISA or
Section 412(m) of the Code, (iv) for any excise tax imposed by Sections 4971, 4972, 4974, 4975, 4976, 4977, 4978, 4978B, 4979, 4979A, 4980 or 4980B of the
Code, or (v) for any failure to make any minimum funding contributions under
Section 302(c)(11) of ERISA or Section 412(c)(11) of the Code.

  (l) ACTS OR OMISSIONS. There have been no acts or omissions with respect to any Acquiror Plan by Acquiror or any of its ERISA Affiliates which have given rise to or may give rise to fines, penalties or related charges under Sections 502 or 4071 of ERISA or Chapter 43 of the Code for which the Acquiror or any of its ERISA Affiliates may be liable.

  (m) COBRA. The Acquiror and its ERISA Affiliates have complied in all material respects with the provisions of COBRA with respect to all Acquiror Employee Plans that are Group Health Plans.

  (n) ADDITIONAL BENEFITS. Except as set forth on Schedule 5.15(n), no Acquiror Employee shall accrue or receive additional benefits, service or accelerated rights to payments of benefits under any Acquiror Plan or Acquiror Benefit Arrangement, including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a direct result of the transactions contemplated by this Agreement.

  (o) CLAIMS. Other than claims for benefits in the ordinary course, there is no claim pending or, to the knowledge of Acquiror, threatened involving any Acquiror Plan by any Person against such plan or Acquiror or any of its ERISA Affiliates. There is no pending or, to the knowledge of Acquiror, threatened proceeding involving any Acquiror Employee Plan before the IRS, the United States Department of Labor or any other governmental authority.

  (p) COMPLIANCE WITH LAWS; CONTRIBUTIONS. Each Acquiror Plan has at all times prior hereto been maintained in all material respects, by its terms and in operation, in accordance with all applicable Law (including Section 1862(b)(1) of the Social Security Act). Acquiror and its ERISA Affiliates have made full and timely payment of all amounts required to be contributed under the terms of each Acquiror Plan and applicable Law or required to be paid as expenses under such Acquiror Plan, and Acquiror and its ERISA Affiliates shall continue to do so through the Closing, except as the Company, NPJ and Acquiror may otherwise agree.

  (q) DEFINITIONS.

    (i) "Acquiror Benefit Arrangement" means any material benefit arrangement that is not an Employee Benefit Plan, including (i) any employment or consulting agreement, (ii) any arrangement providing for insurance coverage or workers' compensation benefits, (iii) any incentive bonus or deferred bonus arrangement, (iv) any arrangement providing termination allowance, severance or similar benefits, (v) any equity compensation plan, (vi) any deferred compensation plan and (vii) any compensation policy and practice maintained by Acquiror or any of its ERISA Affiliates covering any employees, former employees, directors or former directors of Acquiror or its ERISA Affiliates, and the beneficiaries of any of them.

    (ii) "Acquiror Employee" means any employee or former employee of Acquiror or any of its Subsidiaries.

    (iii) "Acquiror Employee Plan" means any Employee Benefit Plan that is sponsored or contributed to by Acquiror or any of its ERISA Affiliates that covers any employees or former employees of Acquiror or its ERISA Affiliates.

    (iv) "Acquiror Plan" means any Acquiror Employee Plan or Acquiror Benefit Arrangement.

  5.16 LABOR MATTERS. (a) Except as set forth on Schedule 5.16(a), neither Acquiror nor any of its Subsidiaries is party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of Acquiror or any of its Subsidiaries.

  (b) Except as set forth on Schedule 5.16(b), (i) no employees of Acquiror or any of its Subsidiaries are represented by any labor organization and (ii) as of November 18, 1994, no labor organization or group of employees of Acquiror or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of Acquiror, threatened to be brought or filed, with the NLRB or any other labor relations tribunal or authority. To the knowledge of Acquiror, there are no formal organizing activities involving a material number of employees of Acquiror or any of its Subsidiaries pending with, or threatened by, any labor organization.

  (c) Except as would not result in a Material Adverse Effect on Acquiror and its Subsidiaries taken as a whole, (i) there are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or, to the knowledge of Acquiror, threatened against or involving Acquiror or any of its Subsidiaries and (ii) there are no unfair labor practice charges, grievances or complaints pending or, to the knowledge of Acquiror, threatened by or on behalf of any employee or group of employees of Acquiror or any of its Subsidiaries.

  5.17 FULL DISCLOSURE. All of the statements made by Acquiror in this Agreement (including, without limitation, the representations and warranties made by Acquiror herein and in the schedules and exhibits hereto which are incorporated by reference herein and which constitute an integral part of this Agreement) do not (and on the Closing Date shall not) include or contain any untrue statement of a material fact, and do not (and on the Closing Date shall not) omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  5.18 BROKERS AND FINDERS. Neither Acquiror nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated herein, except that Acquiror has employed Lazard Freres & Co. as its financial advisor and for whose fees and expenses Acquiror is responsible.

                                   ARTICLE 6.

                                OTHER AGREEMENTS

  6.1 NO SOLICITATION. Neither the Company nor any of its Subsidiaries, officers, directors, representatives and agents shall, directly or indirectly, knowingly encourage, solicit, initiate or, except if the Company Board of Directors determines, with the written advice of outside counsel, that it is required to do so in the exercise of its fiduciary duties, participate in any way in discussions or negotiations with, or knowingly provide any confidential information to, any Person (other than Acquiror or any Affiliate or associate of Acquiror and their respective directors, officers, employees, representatives and agents) concerning any merger, consolidation, share exchange or similar transaction involving the Company or any of the Cable Subsidiaries or any purchase of any portion of the operating assets of (other than in the ordinary course of business), or any equity interests in, the Cable Subsidiaries; PROVIDED, HOWEVER, that nothing contained in this Section 6.1 shall prohibit the Company Board of Directors from (i) taking and disclosing to the Company's stockholders a position with respect to a tender offer for Company Common Stock by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act,
(ii) making such disclosure to the Company's stockholders as, in the judgment of the Company Board of Directors, with the written advice of outside counsel, may be required under applicable Law, or (iii) responding to any unsolicited proposal or inquiry by advising the Person making such proposal or inquiry of the terms of this Section 6.1. The Company will promptly communicate to Acquiror the fact that it has received any proposal or inquiry in respect of any such transaction, or of any such information requested from it or of any such negotiations or discussions being sought to be initiated with the Company and will furnish Acquiror with a true and complete copy of any proposal that the Board of Directors of the Company has determined is a Superior Proposal (as defined below). Notwithstanding anything to the contrary set forth herein, the Board of Directors of the Company may respond to any Superior Proposal and may provide information to, and negotiate with, any Person, group or entity in connection therewith if the Board of Directors of the Company determines, with the advice of outside counsel, that it is required to do so in the exercise of its fiduciary duties. For purposes of this Section 6.1, a "Superior Proposal" means a BONA FIDE, written, unsolicited proposal relating to a possible transaction described in this Section 6.1 by any Person other than Acquiror that, in the reasonable good faith judgment of the Board of Directors of the Company, with the advice of outside financial advisers, is reasonably likely to be consummated and is financially more favorable to the stockholders of the Company than the terms of the transactions contemplated by this Agreement.

  6.2 Conduct of Business of the Company; Ownership of Cable Subsidiaries.

  (a) Except as contemplated by this Agreement and except for the Company's operation of the Palmer Systems which shall be governed by the provisions of
Section 6.3, during the period from November 18, 1994 to the Effective Time, none of the Company, Holding or Broadcasting shall, without the prior written consent of Acquiror:

    (i) amend its Articles of Incorporation or Certificate of Incorporation, as the case may be, or By-laws or the Rights Agreement;

    (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its capital stock, except (A) on the part of the Company, for dividends declared and paid, or redemptions or other acquisitions made, consistent with the principles and restrictions described on Schedule 6.2(a) or in connection with the Units Plan, the Stock Plan, the Directors Option Plan and the Option Plan and (B) that Holding and Broadcasting may from time to time declare dividends to their respective stockholders; PROVIDED, HOWEVER, that
  (I) if Acquiror elects to issue Acquiror Preferred Stock and (II) the Company elects to grant to its stockholders the right to make a Preferred Stock Election, no such redemption or acquisition of the Company's capital stock may be made after the Preferred Stock Election;

    (iii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution of any shares of its capital stock;

    (iv) except to the extent transferred to NPJ pursuant to Section 2.5 and the Contribution Agreement, make any acquisition of the assets of any Person, except through a Subsidiary other than a Cable Subsidiary;

    (v) except to the extent any of the following are transferred to or assumed by NPJ pursuant to Section 2.5 and the Contribution Agreement, (i) create, incur or assume any long-term debt not currently outstanding (including obligations in respect of capital leases), (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, (iii) enter into any material agreement, commitment or understanding, (iv) make any acquisition of the stock or other equity interests, by means of merger, consolidation or otherwise, of any Person or
  (v) make any loans, advances or capital contributions to, or investments in, any Person other than a Subsidiary;

    (vi) issue, sell, deliver or agree to commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other equity securities or amend any of the terms of any such securities or agreements outstanding on November 18, 1994, PROVIDED THAT a maximum of one thousand (1,000) shares of Company Common Stock in the aggregate may be issued with respect to the Stock Plan and the Units Plan and a maximum of four thousand (4,000) shares of Company Common Stock may be issued in connection with each of the Option Plan and the Directors Option Plan;

    (vii) terminate, amend, modify or waive compliance with any of the provisions, terms or conditions of the Contribution Agreement directly or indirectly respecting the Retained Assets or the Retained Liabilities or affecting the rights or obligations of Broadcasting from and after the Effective Time; or

    (viii) take, or agree in writing or otherwise to take, any of the foregoing actions or any actions that would (a) make any representation or warranty of the Company or NPJ contained in this Agreement untrue or incorrect as of the date when made or as of the Closing Date, (b) result in any of the conditions to Closing in Article 7 of this Agreement not being satisfied or (c) be inconsistent with the terms of this Agreement or the transactions contemplated hereby.

  (b) The Company covenants and agrees to use its best efforts to cause all of the Cable Subsidiaries to be wholly owned, directly or indirectly, by the Company on or prior to the Effective Date.

  6.3 CONDUCT OF BUSINESS OF THE CABLE SUBSIDIARIES. Except as contemplated by this Agreement, during the period from November 18, 1994 to the Effective Time, the Company shall conduct its operation of the Palmer Systems, and shall cause the Cable Subsidiaries to conduct their operations, according to their ordinary and usual course of business consistent with past practices. Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement, without the prior written consent of Acquiror, the Company shall not permit any Cable Subsidiary to:

    (a) amend its charter or By-laws or alter through merger, liquidation, dissolution, reorganization, restructuring or in any other fashion the ownership of any Cable Subsidiary except as permitted by this Agreement;

    (b) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other equity securities or amend any of the terms of any such securities or agreements outstanding on November 18, 1994;

    (c) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities; PROVIDED, HOWEVER, that (i) any Cable Subsidiary may declare and pay dividends to any other Cable Subsidiary, and (ii) the Cable Subsidiaries may declare and pay dividends to the Company in an aggregate amount not to exceed the Cable Subsidiaries' consolidated adjusted net income for the period from November 18, 1994 to the Closing Date; for purposes of this paragraph, the Cable Subsidiaries' consolidated adjusted net income for such period means the Cable Subsidiaries' consolidated net income, determined in accordance with GAAP, (i) increased by the sum of the amount of depreciation and amortization deductions taken during such period, and the amount of accrued but unpaid Company Consolidated Income Taxes deducted in calculating the Cable Subsidiaries' consolidated net income to the extent not otherwise paid pursuant to tax sharing arrangements, and (ii) decreased by the sum of (A) the greater of (x) the amount of capital expenditures to be made during such period in accordance with the capital expenditure budget attached as Schedule 6.3(g) or (y) the amount of capital expenditures actually made by the Cable Subsidiaries during such period;

    (d)(i) create, incur or assume any long-term debt not currently outstanding (including obligations in respect of capital leases), (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, or (iii) make any loans, advances or capital contributions to, or investments in, any Person other than a Cable Subsidiary;

    (e) acquire, sell, lease or dispose of any assets material to such Cable Subsidiary, other than sales of inventory and equipment in the ordinary and usual course of business consistent with past practice;

    (f) mortgage, pledge or subject to any Lien any of its properties or assets, tangible or intangible, material to such Cable Subsidiary;

    (g) fail to effect capital expenditures substantially in accordance with the capital expenditure budget attached hereto as Schedule 6.3(g);

    (h) without the consent of Acquiror, which shall not be withheld or delayed unreasonably, (i) except as required by applicable Law or as disclosed to Acquiror in writing prior to November 18, 1994, implement any rate change, retiering or repackaging of cable television programming offered by any of the Cable Subsidiaries, (ii) except as disclosed in writing to Acquiror prior to November 18, 1994, make any cost-of-service or hardship election under the rules and regulations adopted under the Cable Television Consumer Protection and Competition Act of 1992, or (iii) amend any Franchise or agree to make any payments or commitments, including commitments to make future capital improvements or provide future services, in connection with obtaining any authorization, consent, waiver, order or approval of any governmental authority necessary for the transfer of control of any Franchise;

    (i) (i) grant any material increases in the compensation of any of its directors, officers or key employees, except in the ordinary course of business consistent with past practice, (ii) pay or agree to pay any pension, retirement allowance or other material employee benefit not required or contemplated by any of the existing benefit, severance, pension or employment plans, agreements or arrangements as in effect on November 18, 1994 to any such director, officer or key employee, whether past or present, (iii) enter into any new or materially amend any existing employment agreement with any such director, officer or key employee, except for employment agreements with new employees entered into in the ordinary course of business consistent with past practice, (iv) enter into any new or materially amend any existing severance agreement with any such director, officer or key employee or (v) except as may be required to comply with applicable Law, become obligated under any new pension plan or arrangement, welfare plan or arrangement, multi-employer plan or arrangement, employee benefit plan or arrangement, severance plan or arrangement, benefit plan or arrangement, or similar plan or arrangement, which was not in existence on November 18, 1994, or amend any such plan or arrangement in existence on November 18, 1994, if such amendment would have the effect of enhancing or accelerating any benefits thereunder;

    (j) except as set forth on Schedule 6.3(j), enter into any contract, arrangement or understanding requiring the purchase of equipment, materials, supplies or services for the expenditure of greater than $1 million per year, which is not cancelable without penalty on 30 days or less notice;

    (k) except as set forth on Schedule 6.3(k), enter into any collective bargaining agreement or any successor collective bargaining agreement to any existing collective bargaining agreement;

    (l) take, or agree in writing or otherwise to take, any of the foregoing actions or any actions that would (i) make any representation or warranty of the Company or NPJ contained in this Agreement untrue or incorrect as of the date when made or as of the Closing Date, (ii) result in any of the conditions of this Agreement not being satisfied or (iii) be inconsistent with the terms of this Agreement or the transactions contemplated hereby.

  The Company shall not be deemed to have breached clauses (ii), (iii) of (iv) of Section 6.3(i) if any such payment, agreement or amendment prohibited by such clauses is, in the case of a prohibited payment, paid in its entirety by the Company prior to the Closing Date or, in the case of a prohibited agreement or amendment, will not impose continuing obligations on Acquiror or any of the Cable Subsidiaries after the

Effective Time. The provisions of paragraphs (d) through and including (l) of this Section 6.3 shall be applicable to and bind the Company with respect to its operation of the Palmer Systems as if the Company were a Cable Subsidiary.

  6.4 CONDUCT OF BUSINESS OF ACQUIROR. Except as contemplated by this Agreement, during the period from November 18, 1994 to the Effective Time, Acquiror and its Subsidiaries will conduct their operations according to their ordinary and usual course of business consistent with past practices, keep available the services of their current officers and employees and preserve their relationship with customers, franchising authorities, suppliers and others having business dealing with them with the objective that the goodwill and on-going business of Acquiror and its Subsidiaries shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement, Acquiror will not, without the prior written consent of the Company:

    (a) amend the Acquiror Restated Certificate or the Acquiror Restated By-
  Laws;

    (b) declare, set aside or pay any dividend or other distribution (except
  (i) in the form of shares of capital stock of Acquiror or (ii) any dividend required to be paid by the terms of any preferred stock of the Company which is not outstanding on November 18, 1994 in respect of its capital stock, or redeem or otherwise acquire any of its equity securities other than (i) repurchases of up to 667,366 shares of Acquiror Common Stock (as such quantity shall be increased to give effect to the stock dividend, split or other action contemplated by Section 6.22(b) hereof) which are subject to Acquiror's 1998-1999 Share Repurchase Program, or (ii) other repurchases of shares of Acquiror Common Stock for an aggregate amount not to exceed $50,000,000; or

    (c) take, or agree in writing or otherwise to take, any of the foregoing actions or any actions that would (i) subject to the provisions of Section
  6.25 hereof, make any representation or warranty of Acquiror contained in this Agreement untrue or incorrect as of the date when made or as of the Closing Date, (ii) result in any of the conditions to Closing in Article 7 of this Agreement not being satisfied or (iii) be inconsistent with the terms of this Agreement or the transactions contemplated hereby.

  6.5 ACCESS TO INFORMATION. Between the date of this Agreement and the Effective Time, the Company and Acquiror will each (a) give the other party and its authorized representatives reasonable access, during regular business hours upon reasonable notice, to all offices, warehouses and other facilities of such party and its Subsidiaries and to all books and records of such party and its Subsidiaries, (b) permit the other party to make such reasonable inspections of the offices, warehouses, facilities, books and records described in clause (a) as it may require, and (c) cause its officers and those of its Subsidiaries to furnish the other party with such financial and operating data and other information with respect to the business and properties of the Company, the Cable Subsidiaries, Holding and Broadcasting or Acquiror and its Subsidiaries, as the case may be, as the other party may from time to time reasonably request. All such access and information obtained by either the Company or Acquiror and their respective authorized representatives shall be subject to the terms and conditions of the Confidentiality Agreement. No investigation pursuant to this Section 6.5 or otherwise shall affect any representations or warranties of the parties hereto or the conditions to the obligations of the parties hereto.

  6.6 SEC FILINGS.

  (a) As promptly as practicable after November 18, 1994, Acquiror and NPJ (with all necessary assistance and cooperation of each other and the Company) will prepare and file with the SEC registration statements (collectively, the "Registration Statements") in connection with, in the case of Acquiror's Registration Statement, the registration under the Securities Act of the Acquiror Merger Securities to be issued pursuant to the Merger, and, in the case of NPJ's Registration Statement, the registration under the Securities Act of the NPJ Common Stock to be distributed pursuant to the Distribution, which Registration Statements shall contain a preliminary joint proxy statement to be mailed by the Company and Acquiror to their respective stockholders in connection with the vote of such stockholders with respect to, in the case of the Company, the Merger Transactions, and, in the case of Acquiror, the Merger and the Recapitalization Amendment and a preliminary prospectus of Acquiror and NPJ in connection with such registration under the Securities Act (the "Joint Proxy Statement/Prospectus").

  (b) The Company, NPJ and Acquiror will thereafter use their respective best efforts to respond to any comments of the SEC with respect to the Registration Statements and to have the Registration Statements declared effective as promptly as practicable, and also will take any other action required to be taken under federal or state securities laws (including, without limitation, the delivery to the Company and Acquiror, as appropriate, of a letter from each party's independent auditors in form and substance reasonably satisfactory to the Company or Acquiror, as the case may be, and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statements).

  (c) As promptly as practicable after November 18, 1994, the Company, NPJ and Acquiror shall prepare and file any other filings required to be filed by each under the Securities Act, the Exchange Act or any other federal or state laws relating to the Merger Transactions and the transactions contemplated hereby (collectively "Other Filings") and will use their reasonable best efforts to respond to any comments of the SEC or any other appropriate government official with respect thereto.

  (d) The Company, NPJ and Acquiror shall cooperate with each other and provide to each other all information necessary in order to prepare the Registration Statement, the Joint Proxy Statement/Prospectus and the Other Filings, including, without limitation, a registration statement by Acquiror on Form 8-A under the Exchange Act with respect to the Acquiror Merger Securities and the registration statement of Acquiror under the Securities Act and the Exchange Act in connection with any other registered public offering (collectively "SEC Filings") and shall provide promptly to the other parties any information that such party may obtain that could necessitate amending any such document.

  (e) The Company, NPJ and Acquiror will notify the other parties promptly of the receipt of any comments from the SEC or its staff or any other appropriate government official and of any requests by the SEC or its staff or any other appropriate government official for amendments or supplements to any of the SEC Filings or for additional information and will supply the other parties with copies of all correspondence between the Company or any of its representatives, NPJ or any of its representatives, or Acquiror or any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other appropriate government official, on the other hand, with respect thereto. If at any time prior to the Effective Time, any event shall occur that should be set forth in an amendment of, or a supplement to, any of the SEC Filings, the Company, NPJ and Acquiror agree promptly to prepare and file such amendment or supplement and to distribute such amendment or supplement as required by applicable Law, including, in the case of an amendment or supplement to the Joint Proxy Statement/Prospectus, mailing such supplement or amendment to the Company's stockholders and, if required, Acquiror's stockholders, as the case may be.

  (f) The information provided and to be provided by the Company, NPJ and Acquiror for use in SEC Filings shall at all times prior to the Effective Time be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not false or misleading, and the Company, NPJ and Acquiror each agree to correct any such information provided by it for use in the SEC Filings that shall have become false or misleading. Each SEC Filing, when filed with the SEC or any other appropriate government official, shall comply as to form in all material respects with all applicable Law.

  (g) Acquiror shall indemnify, defend and hold harmless the Company and NPJ, each of their officers and directors and each other Person, if any, who controls any of the foregoing within the meaning of the Exchange Act against any Losses and Expenses, to which any of the foregoing may become subject under the Securities Act or the Exchange Act or otherwise, insofar as such Losses and Expenses arise out of or are based upon (i) an untrue statement or alleged untrue statement of a material fact contained in any SEC Filing or (ii) the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, PROVIDED that Acquiror was responsible for such misstatement or omission, and Acquiror shall reimburse, upon request from time to time, the Company, NPJ and each such officer, director and controlling Person for any legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such Losses and Expenses.

  (h) The Company and, from and after the Effective Time, NPJ (individually and not jointly with the Company) shall indemnify, defend and hold harmless Acquiror, each of its officers and directors and each other Person, if any, who controls any of the foregoing within the meaning of the Exchange Act against any Losses and Expenses to which any of the foregoing may become subject under the Securities Act or the Exchange Act or otherwise, insofar as such Losses and Expenses arise out of or are based upon (i) an untrue statement or alleged untrue statement of a material fact contained in any SEC Filing or (ii) the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, PROVIDED that the Company or NPJ was responsible for such misstatement or omission, and the Company or NPJ (as the case may be), upon request from time to time, shall reimburse Acquiror and each such officer, director and controlling Person for any legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such Losses and Expenses.

  (i) For the purpose of this Section 6.6, the term "Indemnifying Party" shall mean the party having an obligation hereunder to indemnify the other party pursuant to this Section 6.6, and the term "Indemnified Party" shall mean the party having the right to be indemnified pursuant to this Section 6.6. Whenever any claim shall arise for indemnification under this Section 6.6, the Indemnified Party shall promptly notify the Indemnifying Party in writing of such claim and, when known, the facts constituting the basis for such claim (in reasonable detail). Failure by the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability hereunder unless such failure materially prejudices the Indemnifying Party.

  (j) After such notice, if the Indemnifying Party undertakes to defend any such claim, it shall take control of the defense and investigation with respect to such claim and employ and engage attorneys of its own choice to handle and defend the same, at the Indemnifying Party's cost, risk and expense, upon written notice to the Indemnified Party of such election, which notice acknowledges the Indemnifying Party's obligation to provide indemnification hereunder. The Indemnifying Party shall not settle any third-party claim that is the subject of indemnification without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld; PROVIDED, HOWEVER, that the Indemnifying Party may settle a claim without the Indemnified Party's consent if such settlement (i) makes no admission or acknowledgment of liability or culpability with respect to the Indemnified Party, (ii) includes a complete release of the Indemnified Party and (iii) does not require the Indemnified Party to make any payment or forego or take any action. The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of any lawsuit or action with respect to such claim and any appeal arising therefrom (including the filing in the Indemnified Party's name of appropriate cross claims and counterclaims). The Indemnified Party may, at its own cost, participate in any investigation, trial and defense of such lawsuit or action controlled by the Indemnifying Party and any appeal arising therefrom. If, after receipt of a claim notice pursuant to Section 6.6(i), the Indemnifying Party does not undertake to defend any such claim the Indemnified Party may, but shall have no obligation to, contest any lawsuit or action with respect to such claim and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party (including, without limitation, the settlement thereof without the consent of the Indemnifying Party). If there are one or more legal defenses available to the Indemnified Party that conflict with those available to the Indemnifying Party, the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to assume the defense of the lawsuit or action; PROVIDED, HOWEVER, that the Indemnified Party may not settle such lawsuit or action without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. At any time after the commencement of defense of any lawsuit or action, the Indemnifying Party may request the Indemnified Party to agree in writing to the abandonment of such contest or to the payment or compromise by the Indemnifying Party of such claim whereupon such action shall be taken unless the Indemnified Party determines that the contest should be continued and so notifies the Indemnifying Party in writing within 15 days of such request from the Indemnifying Party. If the Indemnified Party determines that the contest should be continued, the Indemnifying Party shall be liable hereunder only to the extent of the lesser of (i) the amount which the other party(ies) to the contested claim had agreed to accept in payment or compromise as of the time the Indemnifying Party made its request therefor to the Indemnified Party or (ii) such amount for which the Indemnifying Party may be liable with respect to such claim by reason of the provisions hereof.

  (k) If the indemnification provided for in this Section 6.6 shall for any reason be unavailable to the Indemnified Party in respect of any loss, claim, damage or liability, or action referred to herein, then the Indemnifying Party shall, in lieu of indemnifying the Indemnified Party, contribute to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability, or action in respect thereof, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other with respect to the statements or omissions that resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to whether the untrue or alleged untrue statement or omission of a material fact relates to information supplied by the Indemnifying Party on the one hand or the Indemnified Party on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by the Indemnified Party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this paragraph shall be deemed to include, for purposes of this paragraph, any legal or other expenses reasonably incurred by the Indemnified Party in connection with investigating or defending any such action or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

  6.7 REASONABLE BEST EFFORTS. Each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement in the most expeditious manner practicable (including, but not limited to, the consummation of all conditions to the Merger Transactions and seeking to remove promptly any injunction or other legal barrier that may prevent or delay such consummation). Each of the parties shall promptly notify the other whenever a material consent is obtained and shall keep the other informed as to the progress in obtaining such material consents.

  6.8 PUBLIC ANNOUNCEMENTS. No party hereto shall make any public announcements or otherwise communicate with any news media with respect to this Agreement or any of the transactions contemplated hereby without prior consultation with the other parties as to the timing and contents of any such announcement as may be reasonable under the circumstances; PROVIDED, HOWEVER, that nothing contained herein shall prevent any party from promptly making all filings with governmental authorities as may, in its judgment, be required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

  6.9 BOARD RECOMMENDATION. The Joint Proxy Statement/Prospectus shall include
(i) the recommendation of the Company Board of Directors to the Company's stockholders to vote in favor of the Merger Transactions and (ii) the recommendation of Acquiror's Board of Directors to Acquiror's stockholders to vote in favor of the Merger; PROVIDED, HOWEVER, that either the Company Board of Directors or Acquiror's Board of Directors may modify or withdraw its recommendation if it determines, with the written advice of outside counsel, to do so in the exercise of its fiduciary duties.

  6.10 TAX MATTERS.

  (a) NPJ INDEMNIFICATION OBLIGATIONS.

    (i) COMPANY CONSOLIDATED INCOME TAXES. NPJ shall be liable for, shall pay and shall indemnify and hold Acquiror and its Subsidiaries harmless against all Company Consolidated Income Taxes attributable to any taxable period ending on or before the Closing Date, and any and all liabilities, losses, damages, costs and expenses (including, without limitation, court costs and reasonable professional fees incurred in the investigation, defense or settlement of any claims covered by this indemnity) attributable to any such Company Consolidated Income Taxes. For this purpose, any taxable period for Company Consolidated Income Taxes that includes but does not end on the Closing Date shall be treated as ending on the Closing Date, and the income attributable to the period before and including the Closing Date shall be determined based on the permanent books and records maintained for federal income tax purposes. Except as specifically provided in this
  Section 6.10, any tax sharing agreement or policy of the Company Group shall be terminated at the Effective Time, and the Surviving Corporation and the Cable Subsidiaries shall have no obligations under such agreements after the Effective Time. Without limiting the foregoing, NPJ shall be liable for any Company Consolidated Income Taxes resulting from the failure of the Contribution and issuance of NPJ Common Stock to the Company's stockholders to qualify as a tax-free reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Internal Revenue Code, unless such failure to qualify is the result of Acquiror's breach of Section 6.10(i).

    (ii) REFUNDS AND CREDITS OF COMPANY CONSOLIDATED INCOME TAXES. NPJ shall be entitled to (and shall indemnify and hold harmless Acquiror and its Subsidiaries against any subsequent disallowance of) any credits or refunds of Company Consolidated Income Taxes payable with respect to any taxable period ending on or before the Closing Date.

    (iii) CONTROL OF TAX PROCEEDINGS.

      (A) Except as provided in Section 6.10(a)(iii)(C), the parties agree that NPJ shall be designated as the agent for the Company Group pursuant to Section 1.1502-77(d) of the Treasury Regulations and any similar provisions of any state income or franchise tax laws, and NPJ shall have the sole authority to deal with any matters relating to Company Consolidated Income Taxes, including but not limited to the filing of amended returns.

      (B) Whenever any taxing authority asserts a claim, makes an assessment, or otherwise disputes the amount of Company Consolidated Income Taxes for which NPJ is or may be liable in whole or in part, under this Agreement, Acquiror shall promptly inform NPJ. Except as provided in Section 6.10(a)(iii)(C), NPJ, at its cost and expense, shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute; PROVIDED, HOWEVER, that NPJ shall not have the right to settle any such claim, assessment or dispute without Acquiror's prior written consent if such settlement would have a Material Adverse Effect on Acquiror or any of its Subsidiaries.

      (C) If a taxing authority asserts a claim, makes an assessment or otherwise disputes the amount of the Company Consolidated Income Taxes attributable to a Cable Subsidiary (a "Cable Dispute"), Acquiror and NPJ shall immediately inform each other of the Cable Dispute. Acquiror, at its cost and expense may, by written notice to NPJ, elect to control any Cable Dispute and to determine whether and when to settle any such Cable Dispute, which election shall be made within 15 days after the later of (1) the date of the notice transmitted by the taxing authority describing the Cable Dispute, or (2) in the case of a notice transmitted by the taxing authority to NPJ, the date NPJ informs Acquiror of such Cable Dispute. If Acquiror duly elects, as provided herein, to contest a Cable Dispute, it shall have the sole responsibility to conduct any resulting proceedings, and shall be responsible for, and shall indemnify NPJ against, any Taxes ultimately imposed with respect to such Cable Dispute.

  (b) OTHER TAXES. Except as otherwise provided in Section 6.10(a), all Taxes shall be the responsibility of the taxpayer on which they are imposed, and any refunds and credits of Taxes shall be for the account of the taxpayer responsible for such Taxes.

  (c) TAX RETURNS.

    (i) NPJ shall be responsible for the preparation and filing of all Company Consolidated Income Tax Returns for all taxable periods that end on or before the Closing Date, including Tax Returns of the Company Group for such periods that are due after the Closing Date, and of all Cable Tax Returns required to be filed on or before the Closing Date, and NPJ shall be responsible for the contents of such Tax Returns and the payment of all Taxes shown to be due thereon. Within thirty days following the filing of Company Consolidated Income Tax Returns, NPJ shall furnish Acquiror with
  (i) copies of such Tax Returns as if prepared for the Cable Subsidiaries on a separate company basis, and (ii) information concerning (a) the tax basis of the assets of the Cable Subsidiaries as of the Closing Date; (b) the net operating loss carryover, capital loss carryover and alternative minimum tax credit carryover available, if any, to Acquiror and its Subsidiaries as of the Closing Date; and (c) all elections with respect to Company Consolidated Income Taxes in effect for the Cable Subsidiaries as of the Closing Date.

    (ii) Acquiror shall be responsible for the preparation and filing of all Cable Tax Returns (other than Company Consolidated Income Tax Returns) required to be filed after the Closing Date.

  (d) COOPERATION. Acquiror and NPJ shall cooperate with each other in a timely manner in the preparation and filing of any Tax Returns, payment of any Taxes in accordance with this Agreement, and the conduct of any audit or other proceeding. Each party shall execute and deliver such powers of attorney and make available such other documents as are necessary to carry out the intent of this Section 6.10. Each party agrees to notify the other party of any audit adjustments that do not result in tax liability but can reasonably be expected to affect Tax Returns of the other party.

  (e) RETENTION OF RECORDS. Acquiror and NPJ shall (i) retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns or the completion of the audit of such returns, and (ii) give to the other reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel (insuring their cooperation) and premises, for the purpose of the review or audit of such returns to the extent relevant to an obligation or liability of a party under this Agreement.

  (f) PAYMENTS; DISPUTES. Except as otherwise provided in this Section 6.10, any amounts owed by any party ("Indemnitor") to any other party ("Indemnitee") under this Section 6.10 shall be paid within ten days of notice from the Indemnitee; PROVIDED that if the Indemnitee has not paid such amounts and such amounts are being contested before the appropriate governmental authorities in good faith, the Indemnitor shall not be required to make payment until it is determined finally by an appropriate governmental authority that payment is due. If Acquiror and NPJ cannot agree on any calculation of any liabilities under this Section 6.10, such calculation shall be made by any independent public accounting firm acceptable to both such parties. The decision of such firm shall be final and binding. The fees and expenses incurred in connection with such calculation shall be borne equally by the disputing parties.

  (g) TERMINATION OF LIABILITIES. Notwithstanding any other provision in this Agreement, the liabilities of NPJ for any Tax under this Section 6.10 shall apply only to Taxes assessed before the expiration of the applicable statute of limitations for such Tax or any extension thereof.

  (h) DEFINITIONS.

    (i) "Company Group" means the affiliated group of corporations, within the meaning of Section 1504(a) of the Internal Revenue Code, of which the Company or, after the Dissolution, Broadcasting is the common parent and any member of such group determined as of the Effective Date, which shall, in any event, include Copley/Colony, Inc. and its Subsidiaries.

    (ii) "Company Consolidated Income Taxes" means the federal and state income taxes of the Company Group or any of its members, whether calculated on a consolidated, combined, unitary or separate basis, including such income taxes of a member of the Company Group before such member became such a member, together with any interest and any penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax.

    (iii) "Tax" (including with correlative meaning, the terms "Taxes" and "Taxable") means any income, gross receipts, ad valorem, premium, excise, value-added, sales, use, transfer, franchise, license, severance, stamp, occupation, service, lease, withholding, employment, payroll, premium, property or windfall profits tax, alternative or add-on-minimum tax, or other tax, fee or assessment, together with any interest and any penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax.

    (iv) "Tax Return" means any return, report, statement, information statement and the like required to be filed with any authority with respect to Taxes.

    (v) "Company Consolidated Income Tax Returns" means any Tax Return of the Company Group or any of its members with respect to Company Consolidated Income Taxes.

    (vi) "Cable Tax Returns" means any Tax Return of any Cable Subsidiary.

  (i) ADDITIONAL COVENANTS. For a period of two years after the Closing Date, without the prior written consent of NPJ:

    (i) Acquiror shall not sell, transfer, distribute or otherwise dispose of any assets of the Cable Subsidiaries or any shares of capital stock of any corporation that was a Subsidiary of Broadcasting immediately prior to the Merger, whether by merger or otherwise, unless such transferred assets and stock in the aggregate constitute less than thirty percent (30%) by value of the business and assets of the Cable Subsidiaries at the time of such transfer;

    (ii) Acquiror shall not cause or permit any corporation that was a Subsidiary of Broadcasting immediately prior to the Merger to sell any shares of capital stock of such Subsidiary to any Person;

    (iii) Acquiror shall not adopt a plan of liquidation or enter into an agreement of merger or other transaction pursuant to which the corporate legal existence of Acquiror would terminate or the outstanding stock of Acquiror would be converted into cash, other property or the stock or securities of any other issuer;

    (iv) Acquiror and its Affiliates shall not offer to purchase, make a tender offer, or otherwise enter into any agreement to acquire any shares of capital stock of Acquiror issued to any former shareholder of the Company in connection with the Merger or any shares of capital stock of NPJ; and

    (v) Acquiror and its Affiliates shall not engage in any transaction if, prior to the date on which Acquiror or any Affiliate of Acquiror enters into a binding agreement to engage in such transaction, NPJ shall have informed Acquiror that it has received an opinion of legal counsel that as a result of any controlling legal or administrative precedent issued after November 18, 1994, the consummation of a transaction such as the contemplated transaction would create a material risk that the Contribution and issuance of NPJ Common Stock to the Company's stockholders would not qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code.

  6.11 NOTIFICATION. Each party hereto shall, in the event of, or promptly after obtaining knowledge of, the occurrence or threatened occurrence of, any fact or circumstance that would cause or constitute a breach of any of its representations and warranties set forth herein, give notice thereof to the other parties and shall use its reasonable best efforts to prevent or promptly to remedy such breach.

  6.12 EMPLOYEE BENEFITS.

  (a) As part of the assumption of liabilities of Broadcasting by NPJ pursuant to Section 2.5 and the Contribution Agreement, effective as of the Effective Time, NPJ agrees to accept all past, present and future liabilities and responsibilities as plan sponsor, within the meaning of Section 3(16)(B) of ERISA, of any Company Employee Plan, and to accept all past, present and future liabilities and responsibilities as employer under any other benefit arrangement, including without limitation: (i) employment and consulting agreements, (ii) arrangements providing for insurance coverage and workers' compensation benefits, (iii) incentive bonus and deferred bonus arrangements,
(iv) arrangements providing for termination allowance, severance, and similar benefits, (v) equity compensation plans, (vi) deferred compensation plans, and
(vii) compensation policies and practices maintained by the Company or any ERISA Affiliate covering the Company Employees and their beneficiaries as of the Effective Time ("Company Benefit Arrangement"), except as otherwise provided in Section 6.12(c). NPJ agrees that Acquiror shall have no liability for any period with respect to any such plans, except as otherwise provided in
Section 6.12(c).

  (b) Acquiror acknowledges that, as a result of the transactions contemplated by this Agreement, as of the Effective Time, Acquiror shall become the employer of all employees of the Cable Subsidiaries as of the Effective Time, including any such employee who is on an approved leave of absence or short-term disability leave, as of the Effective Time other than any corporate, regional or divisional employee which Acquiror has informed the Company not less than thirty (30) days prior to the Effective Time it does not wish to employ following the Effective Time, in which case said employee shall, at the option of the Company, become an employee of NPJ or shall be discharged by the Company ("Cable Employees"); PROVIDED, HOWEVER, that this paragraph (b) shall in no way obligate Acquiror to continue the employment of any person.

  (c) Acquiror agrees that, upon succeeding as employer of the Cable Employees effective upon the Effective Time, Acquiror shall be responsible for payments under (i) the Employee Continuation Plans for Exempt and Non-Exempt Employees designated as such on Schedule 4.12(n) respecting matters arising after the Effective Time, to the extent such payments are owed to system level employees formerly employed by a Cable Subsidiary, and (ii) those certain Agreements dated as of October 11, 1993 with Eileen Martin and Peter Eliason (true, correct and complete copies of which have been delivered to Acquiror) to the extent payments under such Agreements do not exceed the severance payments Acquiror would have been liable for in respect of such employees under the Employee Continuation Plan (it being understood that NPJ shall be responsible for all liabilities and responsibilities under such Agreements in excess of what is provided for under the Employee Continuation Plans). NPJ agrees that it shall be responsible for any benefits payable under any such Employee Continuation Plan, or any other severance benefits or payments which may otherwise be owed, to any corporate, regional and divisional personnel, or to any other person not described in the preceding two sentences.

  (d) Subject to the rules for qualification of plans under Section 401(a) of the Code, Acquiror agrees to grant credit to the Cable Employees for service accrued by such Cable Employees as employees of the Company and its ERISA Affiliates for purposes of calculating eligibility and vesting service under the "employee pension benefit plans" (within the meaning of Section 3(2) of ERISA) of Acquiror and its Subsidiaries that are intended to be qualified under
Section 401(a) of the Code. NPJ agrees that each such Cable Employee shall, as of the Effective Time, become fully vested in his accrued benefits (if any) under each Company Employee Plan that is intended to be qualified under Code
Section 401(a).

  (e) Acquiror shall, as soon as practicable after the Effective Time, establish, to the extent it does not already maintain, a defined contribution plan that is intended to meet the qualification requirements of Code Section 401(a), to provide for elective deferrals under the rules of Code Section 401(k) ("a 401(k) Plan"), and that covers the Cable Employees, subject to minimum eligibility service requirements permitted under the Code. NPJ shall cause each Cable Employee to be able to choose between a distribution to himself of his account balance as of the Effective Time in any Company or NPJ 401(k) Plan or the direct transfer of such account balance to the Acquiror 401(k) Plan described in the preceding sentence. The Acquiror 401(k) Plan shall accept all such direct transfers, including any such direct transfer subject to any loan to the Cable Employee who is a participant, which loan shall thereafter be treated under Acquiror's 401(k) Plan, except to the extent the terms of such loan are not compatible with applicable Law, including ERISA. Prior to any such transfer, each party hereto shall furnish the other party hereto with a copy of the most recent determination letter issued by the IRS with respect to the qualification of each 401(k) Plan in which a Cable Employee has an account as of the Effective Time or may have after the Effective Time.

  (f) NPJ or the Company and Broadcasting, as applicable, agrees to continue coverage of Cable Employees under existing group health plans through the Effective Time and to reimburse covered Cable Employees for eligible health care expenses and services incurred through the Effective Time in accordance with the terms of any such plan.

  (g) Subject to Section 6.12(j), effective from and after the Effective Time, subject to reasonable eligibility requirements, Acquiror agrees to provide coverage under a comprehensive group health care plan to all Cable Employees (and their covered dependents), who are still employed by Broadcasting at the Effective Time, taking into account for eligibility purposes under such plan the service accrued by any such Cable Employee while an employee of the Company or any of its ERISA Affiliates and PROVIDED, HOWEVER, that any Cable Employee who was, as of the Effective Time, eligible under any Company or NPJ Group Health Plan, shall not be subject to such eligibility requirements for initial coverage. Any such comprehensive group health care plan shall provide medical, hospitalization, prescription drug, mental health, substance abuse, employee assistance program, dental and vision care benefits that are comparable, as defined in Section 6.12(i) below, to those provided to such Cable Employee under an existing group health plan prior to the Closing or comparable to Acquiror's existing plans, and shall contain no exclusions or limitations for preexisting conditions applicable to covered Cable Employees or the covered dependents of such Cable Employees except to the extent such preexisting condition exclusions or limitations apply to any such Cable Employee or covered dependent under the applicable group health plan at the Effective Time PROVIDED, HOWEVER, that the Cable Employees shall not be deemed to be third-party beneficiaries of this Section 6.12(g). For the calendar year in which the Effective Time occurs, any Acquiror group health plan which provides coverage to Cable Employees shall give credit for deductibles, co-payments and similar amounts which any such Cable Employee had paid or satisfied for such year under a Company Group Health Plan.

  (h) Subject to reasonable eligibility requirements, Acquiror agrees to provide coverage under (a) retirement plans qualified under Code Section 401(a) and (b) welfare benefit plans, within the meaning of Section 3(l) of ERISA, providing other than health benefits, including life insurance, vacation, accidental death and dismemberment insurance, short and long term disability benefits, to all Cable Employees, taking into account for eligibility purposes under such plans the service accrued by any such Cable Employee while an employee of the Company or any of its ERISA Affiliates. Any such retirement or welfare benefit plan shall provide benefits that are comparable, as defined in
Section 6.12(i) hereof, to those provided to Cable Employees prior to the Effective Time or comparable to Acquiror's existing plans.

  (i) "Comparable" shall mean benefits that are substantially similar in type, scope, benefits coverage, eligibility requirements and employee cost sharing requirements to the benefits as of the Effective Time under the plan or plans which are being compared. Acquiror agrees to amend, and to use its best efforts to cause its Subsidiaries to amend, the eligibility requirements of any welfare benefit plan under which coverage is extended to Cable Employees pursuant to the provisions of Sections 6.12(g) and (h), to provide for eligibility effective from and after the Effective Time for such Cable Employees.

  (j) NPJ shall assume and be solely responsible for: (i) payment of all retiree medical benefits to Cable Employees who, as of the Effective Time, are receiving or who are entitled to receive retiree medical or life insurance benefits; (ii) the provision of benefits required under the provisions of COBRA to any Cable Employees or other qualified beneficiaries, within the meaning of
Section 4980B(f)(3) of the Code, with respect to whom a qualifying event within the meaning of Section 4980B(f)(3) of the Code, has occurred prior to the Effective Time; (iii) for the payment of all long-term disability income benefits to all Cable Employees who, as of the Effective Time, are receiving long-term disability benefits or are disabled as of the Effective Time and as a result of such disability become eligible for long-term disability income benefits as determined in accordance with long-term disability coverage provisions that on or prior to the Effective Time are applicable to the Cable Employees; and (iv) the provision and payment of: (A) medical and dental benefits for the period after the Effective Date until such benefits are no longer required to be made available under COBRA; (B) life and accidental death benefits for a period of not more than six months following the Effective Date; and (C) short- and long-term disability benefits for a period of not more than three months following the Effective Date; for any Cable Employee who is on a leave of absence or short-term disability leave as of the Effective Time until such Cable Employee returns to active employment from such leave; PROVIDED, that Acquiror shall from time to time, within 30 days of receipt by Acquiror of invoices and other documentation reasonably satisfactory to Acquiror, reimburse NPJ for the reasonable, direct costs incurred in providing the benefits referred to in this subparagraph (iv).

  (k) Acquiror agrees to cooperate, and agrees to use its best efforts to cause its Subsidiaries to cooperate, in a complete, diligent and timely manner to provide NPJ or its ERISA Affiliates with such compensation, service and other pertinent census data as may be required by any of them for purposes of calculating or effecting distribution of benefits to which any Cable Employees may be entitled under any employee benefit plan, within the meaning of Section 3(3) of ERISA, established, maintained or contributed to by any of them.

  (l) NPJ agrees to cooperate, and agrees to use its best efforts to cause its Subsidiaries to cooperate, in a complete, diligent and timely manner to provide Acquiror or its ERISA Affiliates with such compensation, service and other pertinent census data as may be required by any of them for purposes of calculating or effecting distribution of benefits to which any Cable Employees may be entitled under any employee benefit plan, within the meaning of Section 3(3) of ERISA, established, maintained or contributed to by any of them.

  6.13 MEETING OF STOCKHOLDERS OF THE COMPANY; OTHER AGREEMENTS. The Company shall take all action necessary, in accordance with applicable Law and its Articles of Incorporation and By-laws, to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable to consider and vote upon the adoption and approval of this Agreement and the Merger Transactions. The only stockholder votes required for the adoption and approval of the Merger Transactions by the Company are the votes required under Section
3.5. Subject to the fiduciary duty of the Company Board of Directors under applicable Law, as advised in writing by outside counsel, the Company shall use its reasonable best efforts to solicit from stockholders proxies in favor of adoption and approval of the Merger Transactions and to take all other action necessary to secure the vote of stockholders required by applicable Law and the Company's Articles of Incorporation to effect the Merger Transactions. At any such meeting, Acquiror shall vote, or cause to be voted, all of the shares (if any) of Company Class A Common Stock and Company Class B Common Stock then owned by Acquiror or any Subsidiary of Acquiror or subject to proxies held by Acquiror in favor of the Merger Transactions.

  6.14 MEETING OF STOCKHOLDERS OF ACQUIROR. Acquiror shall take all action necessary, in accordance with applicable Law and Acquiror's Certificate of Incorporation and Acquiror Restated By-Laws, to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable to consider and vote upon the adoption of this Agreement, the Merger Transaction (to the extent necessary) and the Recapitalization Amendment. The only stockholder vote required for the adoption and approval of the Merger Transactions by Acquiror is the vote required under Section 5.5. Subject to the fiduciary duty of the Acquiror Board of Directors under applicable Law, as advised in writing by outside counsel, Acquiror shall use its reasonable best efforts to solicit from stockholders proxies in favor of adoption and approval of the Merger Transactions and the Recapitalization Amendment and to take all other action necessary to secure the vote of stockholders required by applicable Law and Acquiror's Certificate of Incorporation to effect the Merger Transactions. At any such meeting, the Company shall vote, or cause to be voted, all shares, if any, of Acquiror Common Stock then owned by the Company or any Subsidiary of the Company or subject to proxies held by the Company in favor of the adoption and approval of the Merger Transactions and the Recapitalization Amendment.

  6.15 REGULATORY AND OTHER AUTHORIZATIONS. (a) Each of the parties hereto agrees to use its best efforts to obtain all authorizations, consents, waivers, orders and approvals of federal, state, local and foreign regulatory bodies and officials and non-governmental third parties that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, and will cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, waivers, orders and approvals. Without limitation, the Company and Acquiror shall each make an appropriate filing of a Notification and Report Form pursuant to the HSR Act promptly, and in any event by not later than February 10, 1995. Each such filing shall request early termination of the waiting period imposed by the HSR Act.

  (b) Any application to any governmental authority for any authorization, consent, waiver, order or approval necessary for the transfer of control of any License or Franchise shall be mutually acceptable to the Company and Acquiror and, if applicable, shall request that the relevant governmental authority agree that no further consent, waiver or approval of such governmental authority will be required if a security interest is granted in such License or Franchise to any lender. Without limiting the obligations of the Company, NPJ, Holding, Broadcasting and Acquiror under Section 6.15(a), each of the Company, NPJ, Holding, Broadcasting and Acquiror agrees, upon reasonable prior notice, to make appropriate representatives available for attendance at meetings and hearings before applicable governmental authorities in connection with the transfer of control of any License or Franchise.

  (c) If any authorization, consent, waiver, order or approval of any governmental authority necessary for the transfer of control of any License or Franchise shall not have been obtained prior to the Effective Time, NPJ and Acquiror shall cooperate with each other and use their respective best efforts
(i) to restructure the ownership and control of such License or Franchise from and after the Effective Time in such a manner that, to the extent feasible, prevents any violation of the terms of such License or Franchise that would have a Material Adverse Effect on Acquiror and its Subsidiaries or on NPJ and its Subsidiaries yet preserves the intent of the parties as set forth in this Agreement with respect to the terms and conditions of the Merger, and (ii) notwithstanding the Closing, to continue to seek any authorization, consent, waiver, order or approval necessary for the transfer of control of such License or Franchise.

  (d) If any governmental authority acquires any interest in any cable television system of the Company or the Cable Subsidiaries on or prior to the Effective Date, (i) such governmental authority shall be deemed not to have granted its consent to transfer the Franchise relating to such system and, therefore, the Cable Franchise Area relating to such system shall not be considered a Transferable Franchise Area, (ii) the proceeds (the "Proceeds") received by the Company or a Cable Subsidiary, as the case may be, in connection with such acquisition shall be held in escrow by the Company or such Cable Subsidiary and, in the event the Company receives the Proceeds, shall not be contributed to NPJ as part of the Contribution, and (iii) the Proceeds shall not be counted as a current asset for purposes of the definition of Working Capital. Notwithstanding the foregoing, the Company, NPJ and Acquiror agree to use their respective best efforts to contest any attempt to so acquire a cable television system or assets, including, without limitation, by commencing and prosecuting such legal actions as may be necessary to prevent such acquisition in circumstances where such action is appropriate.

  6.16 FURTHER ASSURANCES. Each of the parties hereto shall execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and consummate and evidence the transactions contemplated hereby or, at and after the Closing Date, to evidence the consummation of the transactions contemplated by this Agreement. Upon the terms and subject to the conditions hereof, each of the parties hereto shall take or cause to be taken all actions and to do or cause to be done all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings.

  6.17 INTERNAL REVENUE SERVICE RULING. As promptly as practicable after November 18, 1994, the Company shall prepare and submit to the IRS a request for a private letter ruling from the IRS that the transactions contemplated by the Contribution Agreement will qualify as a tax-free reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Code and that the transactions contemplated by Sections 2.3 and 2.4 hereof will qualify as tax free reorganizations, liquidations and dissolutions under the applicable sections of the Code. Such request (and any subsequent submissions to the IRS) shall be true and correct in all material respects and all facts material to the ruling shall be disclosed in such request. The Company shall afford Acquiror with reasonable opportunity to review and comment on such request prior to its submission to the IRS, and such request as filed shall be reasonably acceptable to Acquiror. The Company shall provide Acquiror with copies of all materials submitted to the IRS. Acquiror shall participate in all meetings and conferences with IRS personnel, whether telephonically or in person, as requested by the Company. Acquiror shall reasonably cooperate in good faith with the Company in seeking to obtain such ruling.

  6.18 RECORDS RETENTION.

  (a) For a period of five years after the Closing, NPJ shall retain all books and records relating to the Cable Subsidiaries currently in the possession of the Company or any of its Subsidiaries (or which come into the possession of the Company or any of its Subsidiaries after November 18, 1994) for the period from ten years prior to the Closing Date to the Closing Date, and Acquiror shall have the right to inspect such books and records during normal business hours, upon five days' prior notice, in connection with the preparation of financial statements, reports and filings and any other reasonable purpose.

  (b) For a period of five years after the Closing Date, Acquiror shall retain all of its books and records relating to the Cable Subsidiaries for periods subsequent to the Closing Date and NPJ shall have the right to inspect such books and records during normal business hours, upon five days' prior notice, in connection with the preparation of financial statements, reports and filings and any other reasonable purpose.

  6.19 NO RELATED PARTY AGREEMENTS WITH NPJ. Except for the Contribution Agreement, neither NPJ nor any of its Subsidiaries will at the Effective Time be a party to any material agreement, arrangement or understanding with the Company, Broadcasting or any of the Cable Subsidiaries, including, without limitation, any material contract providing for the furnishing of services or rental of real or personal property to or from, or otherwise relating to the business or operations of, the Company, Broadcasting or any of the Cable Subsidiaries or pursuant to which the Company, Broadcasting or any of the Cable Subsidiaries may have any obligation or liability. After the Effective Time, none of the Company, Broadcasting or any of the Cable Subsidiaries will have any liability whatsoever, direct or indirect, contingent or otherwise, in any way relating to the business, operations, indebtedness, assets or liabilities of NPJ or any of its Subsidiaries, except as contemplated by the Contribution Agreement.

  6.20 COMPANY NAME.

  (a) Acquiror acknowledges that (i) the name "Providence Journal", whether alone or in combination with one or more other words, is an asset of the Company and, after the Dissolution, Broadcasting being transferred to NPJ in the Contribution and (ii) the name "King", whether alone or in combination with one or more other words, is an asset of Holding and its Subsidiaries being transferred to NPJ in the Contribution. Promptly after the Closing Date, Acquiror shall (i) cause all of its affected Subsidiaries to change their names to delete any reference therein to "Providence Journal" or "King" and (ii) reasonably cooperate in assisting NPJ to change its name to "The Providence Journal Company".

  (b) Between the consummation of the Contribution and the Closing (and for as long thereafter as is required for Acquiror to comply with Section 6.20(a)), the Company and all of the Cable Subsidiaries shall have a non-exclusive license to use the names "Providence Journal" and "King".

  6.21 UNDERTAKINGS RELATING TO A PUBLIC OFFERING; REGISTRATION RIGHTS. (a) Acquiror agrees to use best efforts to consummate a registered public offering of shares of Acquiror Class A Common Stock (which, at Acquiror's option, may be a primary offering and/or a secondary offering) prior to the first anniversary of the Effective Date for aggregate consideration (before underwriting discounts) of not less than $150,000,000 (the "Offering"); PROVIDED, HOWEVER, that (i) Acquiror shall not be required to consummate the Offering if it has issued, on or before the first anniversary of the Effective Date, shares of its capital stock for an aggregate consideration of not less than $1,000,000,000 pursuant to a binding agreement or agreements (the "Stock Sale Agreement") and
(ii) if Acquiror has failed to enter into a Stock Sale Agreement by the 180th day following the Effective Date and Acquiror has failed to commence the Offering prior to such date, Acquiror shall file a registration statement with respect to such Offering with the SEC within 60 days of receipt of the written request of NPJ unless Acquiror's investment banker shall have advised Acquiror in writing following receipt of such written request that because of then-current market conditions it is not advisable for Acquiror to conduct the Offering at that time, in which case Acquiror's obligation to use its best efforts to conduct the Offering shall be extended until such time as such investment banker, or such other investment banker as Acquiror shall select, advises Acquiror in writing that market conditions no longer render it inadvisable to conduct the Offering.

  (b) On or prior to the Closing Date, subject to the receipt by Acquiror of the consent of any stockholders of Acquiror which may be necessary to grant the registration rights contemplated by this paragraph (b) (it being understood that Acquiror shall use its best efforts to obtain such consents on or prior to the Closing Date but that Acquiror shall be under no obligation to pay any fee or grant any other accommodation to any such stockholder in connection with obtaining such consent), Acquiror and NPJ hereby agree to enter into a mutually acceptable registration rights agreement (the "Registration Rights Agreement") relating to the Acquiror Class A Common Stock to be issued pursuant to the Merger containing terms and conditions which are substantially similar to those contained in the Registration Rights Agreement dated as of July 15, 1992 among Acquiror, Boston Ventures Limited Partnership, III and certain other Purchasers defined therein; PROVIDED, HOWEVER, that (i) the registration rights granted under the Registration Rights Agreement shall not be available to any former stockholder of the Company (collectively, the "Rights Holders") to the extent that shares of Acquiror Class A Common Stock are then freely transferable by the Rights Holder requesting such registration rights in the manner in which such Rights Holders propose to sell such shares without violation of the registration requirements of the Securities Act; (ii) the Registration Rights Agreement will provide for two demand registrations and unlimited so-called "piggyback" registrations with respect to primary public issuances by Acquiror of Acquiror Class A Common Stock (provided that Acquiror shall only be required to include shares of Acquiror Class A Common Stock then held by the Rights Holders to the extent that, in Acquiror's reasonable judgment, such registration would not interfere with such offering by Acquiror or violate or conflict with any registration rights which may then be held by holders of Acquiror's capital stock); and (iii) the Rights Holders shall not be entitled to assign their rights under the Registration Rights Agreement.

  6.22 MATTERS RELATING TO SHAREHOLDERS AND LIQUIDITY.

  (a) Subject to applicable Law, Acquiror agrees to conduct a shareholder relations program prior to the Closing, in form and substance reasonably satisfactory to the parties hereto, informing potential investors about the business and financial condition of the Surviving Corporation.

  (b) Acquiror covenants and agrees that, prior to the Effective Time, it will effect a stock dividend, split or other recapitalization of the Acquiror Common Stock in such amount and in such form as Acquiror, with the advice of its investment bankers, determines will improve the marketability and liquidity of the Acquiror Class A Common Stock.

  (c) By agreement dated the date hereof, a form of which is attached hereto as EXHIBIT C, and pursuant to joinders to such agreement, certain stockholders of the Company and Acquiror have agreed to vote, or cause to be voted, all of the shares of capital stock, whether now owned or hereafter acquired, of the Company or Acquiror, as the case may be, held by each such stockholder in favor of the Merger Transactions (the "Voting Agreement"). The Company agrees to use its best efforts to cause each director of the Company who is not a party to such Voting Agreement (either as an original signatory thereto or pursuant to a joinder thereto) to execute a joinder thereto as soon as practicable after November 18, 1994.

  6.23 ACQUIROR BOARD OF DIRECTORS. (a) From November 18, 1994 to the Effective Time, the persons listed on Schedule 1.1 hereto or such other person designated in accordance with Section 1.1 hereof (the "Company Nominees") shall be given copies of all written consents circulated for approval to Acquiror's Board of Directors, shall be entitled to notice of and to attend all meetings of Acquiror's Board of Directors, and shall receive copies of all materials prepared for and distributed at or prior to such meetings; PROVIDED, HOWEVER, that each Company Nominee shall, as a condition to receiving certain of such information and attending certain of such meetings, first enter into a confidentiality agreement with Acquiror containing customary terms.

  (b) If, at any such meeting, a resolution is submitted to Acquiror's Board of Directors for voting thereon, then:

    (i) if (A) such resolution is approved by Acquiror's Board of Directors by a margin of only one vote, and (B) each Company Nominee states in writing that such Company Nominee would have voted against such resolution if such Company Nominee had been a member of Acquiror's Board of Directors, Acquiror agrees to act upon such resolution as though it had not been approved by its Board of Directors; and

    (ii) if, with respect to an Extraordinary Transaction, (A) at least two members of Acquiror's Board of Directors vote against such resolution and
  (B) each Company Nominee states in writing that such Company Nominee would have voted against such resolution if such Company Nominee had been a member of Acquiror's Board of Directors, then Acquiror agrees to act upon such resolution as though it had not been approved by its Board of Directors. For purposes of this clause (ii), an "Extraordinary Transaction" shall mean (x) any proposed issuance by Acquiror of Acquiror Class A Common Stock (other than issuances in connection with the compensation of Acquiror's employees, including, without limitation, issuances of stock under Acquiror's restricted stock purchase plan) at a price per share less than $485.00, or (y) any proposed acquisition or disposition by Acquiror or any of its Subsidiaries of assets having a fair market value of more than $500,000,000 which, in the reasonable judgment of the Company Nominees and the Company's investment banker submitted to Acquiror in writing, is reasonably likely to cause the per share value of the Acquiror Class A Common Stock to be less than $485.00.

  (c) At the expiration of the initial term of the Company Nominees as members of Acquiror's Board of Directors, such Board (or any nominating committee of such Board) will exercise all authority under applicable Law to nominate for membership on such Board two persons designated by NPJ, for a term which (if such persons are elected by Acquiror's stockholders) will commence and expire together with other members of the Board of the same Class as that set forth on
Schedule 1.1 hereto; PROVIDED, HOWEVER, that (unless such designees are the Company Nominees) such designees shall be reasonably satisfactory to Acquiror and its Board of Directors. In the event that a Company Nominee or any other person designated as a director by NPJ dies, resigns or ceases to serve as such for any other reason, the vacancy resulting therefrom shall be filled by Acquiror's Board of Directors with a substitute designated by NPJ who is reasonably satisfactory to Acquiror and its Board of Directors.

  6.24 EFFECT OF CERTAIN EVENTS. If at any time prior to the approval by the Company's stockholders of the Merger Transactions (a) Acquiror has elected to issue Acquiror Preferred Stock in connection with the Merger and (b) the Joint Proxy Statement/Prospectus has been prepared, then the Company shall use its best efforts to cause the holders of not less than 50.1% of the voting power of each class of Company Common Stock (when aggregated with the voting power represented by direct signatories to the Voting Agreement and Persons who have theretofore executed joinder agreements pursuant to which they are bound by the Voting Agreement) to execute joinder agreements pursuant to which such holders shall agree to be bound by the terms of the Voting Agreement. At such time as (i) the Company delivers to Acquiror notification that each of the foregoing events has occurred and executed originals of such joinder agreements, and (ii) Acquiror has delivered to the Company an executed joinder agreements as a result of which stockholders of Acquiror holding not less than two-thirds of the combined voting power of Acquiror Common Stock and Acquiror Series A Preferred Stock (when aggregated with the voting power represented by direct signatories to the Voting Agreement) have agreed to be bound by the terms of the Voting Agreement then, from and after such date, Sections 8.1(e) and 8.3 of this Agreement shall be deemed null and void and of no further force and effect, PROVIDED, HOWEVER, that if, at any time prior to the approval by the Company's stockholders of the Merger Transactions, (x) the enforceability of the obligations under the Voting Agreement of any of the Company stockholders who are parties thereto, or the enforceability of any of the joinder agreements executed by Company stockholders, is challenged in any respect, (y) any provision of any such agreement is breached in any respect, or
(z) such agreements, taken in the aggregate, cease to represent the obligations of the holders of at least 50.1% of the voting power of each class of Company Common Stock, then the provisions of Sections 8.1(e) and 8.3 shall be reinstated AB INITIO into this Agreement.

  6.25 ACQUIROR SCHEDULES. Acquiror shall deliver to the Company from time to time information supplementing or amending Schedules 5.6 and 5.8 hereto to reflect changes with respect thereto occurring after November 18, 1994 and prior to the Closing Date (it being understood by the parties that such changes may not relate to matters which occurred or were in existence on or prior to November 18, 1994). Any covenant, representation or warranty of Acquiror to which any such supplemented or amended Schedule pertains shall be deemed to have been so amended as of November 18, 1994.

  6.26 EMPLOYEE STOCK OPTIONS. Effective upon the Distribution, (i) NPJ shall assume in their entirety the Units Plan, the Stock Plan, the Option Plan and the Directors Option Plan; (ii) each stock option outstanding under the Option Plan and the Directors Option Plan and each unit outstanding under the Units Plan that is not exercised for, or converted into, Company Common Stock shall be assumed by NPJ, and all references in any such plan to the Company and to Company Common Stock shall be deemed to refer to NPJ and NPJ Common Stock; and
(iii) each restricted stock award subject to vesting conditions under the Stock Plan shall be assumed by NPJ and all references in any such restricted stock award to the Company and to Company Common Stock shall be deemed to refer to NPJ and NPJ Common Stock. The Company, Broadcasting and NPJ covenant that as of the Distribution, there shall be no options or units (or rights with respect thereto) outstanding under the Option Plan, the Directors Option Plan or the Units Plan or any unvested stock awards outstanding under the Stock Plan.

  6.27 RIGHTS PLAN. The Company agrees that as soon as practicable after the date hereof it will enter into an amendment to the Rights Agreement in form and substance reasonably satisfactory to the Company and Acquiror pursuant to which, among other things, the Rights Agreement will be amended to provide for the following: (i) that the execution and delivery of this Agreement, and the consummation of the Merger Transactions (including, without limitation, the Merger, the Dissolution and the Distribution) are not events which would (x) permit the holders of Rights to exercise such Rights to acquire shares of the Company Common Stock, or (y) require the Company, in accordance with Section 11(a)(ii) of the Rights Agreement, to exchange any or all of the outstanding Rights for shares of the Company Common Stock; (ii) in no event will the provisions of Sections 11(n) and 13 of the Rights Agreement apply to the Merger Transactions (including, without limitation, if a Rights Distribution Date or Stock Acquisition Date has occurred between the date of the Original Agreement and the Holding Effective Time); (iii) that effective upon the Dissolution, the Rights Agreement will terminate and be of no further force and effect; and (iv) such other amendments to the Rights Agreement as Acquiror may reasonably request. In addition, the Company will not take any action resulting in the application of the Rights Agreement to the Merger Transactions.

                                   ARTICLE 7.

                CLOSING AND CLOSING DATE; CONDITIONS TO CLOSING

  7.1 CLOSING AND CLOSING DATE. As soon as practicable after the satisfaction or waiver of the conditions set forth herein (but no later than ten Business Days thereafter) and prior to the filing of the Certificate of Merger, a closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Sullivan & Worcester, One Post Office Square, Boston, Massachusetts 02109, or on such other date and at such other location as the parties may agree in writing. The date on which the Closing occurs is referred to as the "Closing Date."

  7.2 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY, NPJ, HOLDING, BROADCASTING AND ACQUIROR. The respective obligations of the Company, NPJ, Holding and Broadcasting, on the one hand, and Acquiror, on the other hand, to consummate the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

    (a) The Merger Transactions shall have been approved and adopted by the stockholders of the Company as contemplated by Section 6.13;

    (b) The Merger Transactions and the Recapitalization Amendment shall have been approved and adopted by the stockholders of Acquiror as contemplated by Section 6.14;

    (c) The transactions contemplated by Article 2 hereof shall have been consummated as contemplated herein and in accordance with applicable Law, and each of the conveyancing instruments, liability assumption instruments and other instruments, documents and agreements executed in connection with such transactions shall be in a form reasonably satisfactory to Acquiror and its counsel;

    (d) Any waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated and all notices to, or permits, consents, waivers, approvals, authorizations and orders of, third parties which are material to the conduct after the Effective Time of the business of the Surviving Corporation and its Subsidiaries and governmental authorities required with respect to the transactions contemplated hereby shall have been filed or obtained (without any material modification to the Licenses, Franchises or agreements to which they pertain as would dilute the benefits to Acquiror of the transactions contemplated hereby) and be in full force and effect, and all appeal periods for challenging any such permit, consent, waiver, approval, authorization or order shall have expired and no such challenge shall be pending, PROVIDED, HOWEVER, that this condition shall not apply with respect to any authorization, consent, waiver, order or approval necessary for the transfer of control of any Franchise if the condition in
  Section 7.4(f) has been satisfied or waived by Acquiror;

    (e) No federal, state or foreign governmental authority or other agency or commission or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, injunction or other order (whether temporary or preliminary or permanent) which remains in effect and which has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting the transactions contemplated by the Transaction Documents, or which questions the validity or the legality of the transactions contemplated hereby and which could reasonably be expected to have a Material Adverse Effect on the business of the Cable Subsidiaries or Acquiror and its Subsidiaries taken as a whole;

    (f) The Registration Statements shall have been declared effective under the Securities Act and no stop orders with respect thereto shall have been issued;

    (g) The Company shall have received from (i) the IRS a private letter ruling as contemplated by Section 6.17 hereof and (ii) an opinion of Edwards & Angell to the effect that the Merger constitutes a tax-free reorganization under Section 368 of the Code; and

    (h) There shall not have occurred and be continuing (i) a nationwide moratorium on commercial banking activities in the United States or (ii) any general suspension of trading for more than one

  Business Day in securities on any United States national securities exchange or in the over-the-counter market.

  7.3 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY, NPJ, HOLDING AND BROADCASTING. The obligations of the Company, NPJ, Holding and Broadcasting to consummate the transactions contemplated hereby (other than the Company's obligation to mail the Joint Proxy Statement/Prospectus, if required by applicable Law or the Company's Articles of Incorporation) are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

    (a) The representations and warranties of Acquiror contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date and at the Closing Acquiror shall have delivered to NPJ a certificate to that effect;

    (b) Each of the obligations of Acquiror to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects on or before the Closing Date and at the Closing Acquiror shall have delivered to NPJ a certificate to that effect;

    (c) The Company and NPJ shall have received an opinion of Sullivan & Worcester, counsel for Acquiror, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, NPJ and their counsel; and

    (d) The Acquiror Class A Common Stock and the Acquiror Preferred Stock (if any is issued pursuant to the Merger) shall have been approved for listing on the National Association of Securities Dealers Automated Quotation National Market System or a national securities exchange, subject to official notice of issuance.

  Anything in this Section 7.3 to the contrary notwithstanding, the conditions set forth in Section 7.3(a) to the obligation of the Company, NPJ, Holding and Broadcasting to effect the transactions contemplated hereby shall be deemed satisfied (a) notwithstanding any failure of any representation or warranty of Acquiror to be true and correct as of the Closing Date, if (i) the aggregate amount of Losses and Expenses which could reasonably be expected to arise as a result of the failure of such representations and warranties to be true and correct as of the Closing Date would not exceed $10,000,000 (the "Threshold Amount") or (ii) in the event such Losses and Expenses exceed the Threshold Amount but are less than $100,000,000, Acquiror agrees at or prior to the Effective Time to indemnify and hold harmless NPJ immediately prior to the Effective Time against any such Losses and Expenses in excess of the Threshold Amount on terms and conditions reasonably satisfactory to NPJ and (b) notwithstanding any failure of any representation or warranty of Acquiror as it relates to any Subsidiary or cable television system of Acquiror or any of its Subsidiaries acquired by Acquiror or any of its Subsidiaries after November 18, 1994 to be true and correct as of the Closing Date unless such failure, individually or in the aggregate, would have a Material Adverse Effect on Acquiror and its Subsidiaries taken as a whole.

  7.4 CONDITIONS TO OBLIGATIONS OF ACQUIROR. The obligations of Acquiror to effect the transactions contemplated hereby (other than the Acquiror's obligation to mail the Joint Proxy Statement/Prospectus, if required by applicable Law or the Acquiror Restated Certificate) are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

    (a) The representations and warranties of the Company and NPJ contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date and at the Closing NPJ shall have delivered to Acquiror a certificate to that effect;

    (b) Each of the obligations of the Company, NPJ, Holding and Broadcasting to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects on or before the Closing Date and at the Closing NPJ shall have delivered to Acquiror a certificate to that effect;

    (c) Broadcasting shall have no assets except (i) all the capital stock of the Cable Subsidiaries (either directly or indirectly), (ii) the contract rights referred to in Section 2.5(a)(ii), (iii) the cash referred to in
  Section 2.5(a)(iii) to the extent such cash has not previously been used to pay other expenses of the Company, Holding or Broadcasting described therein, (iv) the Palmer Systems, the Related Assets and the assets of Westerly or Colony, as the case may be, to the extent the transactions contemplated by the last sentence of Section 2.6 hereof shall have been consummated, and (v) assets that in the aggregate are not material to Broadcasting and its Subsidiaries (excluding the Cable Subsidiaries) taken as a whole and are associated with the operation of the cable systems of Broadcasting and its Subsidiaries;

    (d) Immediately prior to the Effective Time (after giving effect to NPJ's assumption of liabilities pursuant to the Contribution Agreement), Broadcasting shall have no liabilities except (i) any liabilities associated with the operations of the Cable Subsidiaries or the cable operations of Broadcasting, (ii) the New Company Debt, (iii) the contractual obligations referred to in Section 2.5(b)(iii), and (iv) the liabilities set forth on Schedule 2.5(b) hereto;

    (e) Acquiror shall have received an opinion of Edwards & Angell, counsel for the Company and NPJ, dated as of the Closing Date, in form and substance reasonably satisfactory to Acquiror and its counsel;

    (f) The aggregate number of cable television subscribers in the Cable Franchise Areas that are Transferable Franchise Areas (as defined below) shall be ninety-five percent (the "Required Percentage") of the aggregate number of cable television subscribers in all Cable Franchise Areas; PROVIDED, HOWEVER, that the condition set forth in this Section 7.4(f) shall not be deemed to be satisfied until the earlier to occur of (x) thirty (30) days following the date on which the Required Percentage is obtained, (y) the date on which the condition set forth in this Section 7.4(f) would be satisfied if the Required Percentage were one hundred percent or (z) December 31, 1995. For purposes of this Section 7.4(f):

      (i) A Cable Franchise Area means any of the geographic areas in which the Company or the Cable Subsidiaries are authorized to provide cable television service pursuant to a Franchise or provide cable television service without a Franchise;

      (ii) A Cable Franchise Area is a Transferable Franchise Area if (a) any authorization, consent, waiver, order or approval of any governmental authority necessary for the transfer of control of the Franchise for such Cable Franchise Area in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained; (b) no authorization, consent, waiver, order or approval of any governmental authority is necessary for the transfer of control of the Franchise for such Cable Franchise Area in connection with the consummation of the transactions contemplated by this Agreement; or (c) no Franchise is required for the provision of cable television service in the Cable Franchise Area;

      (iii) If, at any time prior to the Closing Date, any governmental authority exercises any right reserved to it in a Franchise for any Cable Franchise Area to acquire the Franchise upon the actual or proposed transfer of control of such Franchise, then during the pendency of any proceeding with respect to the acquisition of the Franchise by such governmental authority, and notwithstanding any other action taken by the governmental authority, (a) such Franchise shall be deemed to be one with respect to which consent is required for the transfer of control of such Franchise in connection with the consummation of the transactions contemplated by this Agreement and (b) the governmental authority shall be deemed not to have granted its consent to the transfer of control of such Franchise; and

      (iv) In calculating the number of cable television subscribers in a Cable Franchise Area, the number of Basic Subscribers in such Cable Franchise Area on September 30, 1994 shall be used.

    (g) Broadcasting and NPJ shall have entered into a non-competition agreement with Acquiror in substantially the form attached hereto as EXHIBIT D;

    (h) NPJ shall have delivered to Acquiror a certificate signed by the chief executive officer and the chief financial officer of NPJ certifying that there are no outstanding options to acquire any capital stock of the Company, Holding and Broadcasting and as to the number of shares of capital stock of the Company, Holding and Broadcasting outstanding as of the Closing Date, indicating the class and series of such shares; and

    (i) Neither Broadcasting nor Acquiror shall, pursuant to the terms of the Rights Agreement or otherwise, be liable for, or be required to assume, any obligation or duty of the Company under the Rights Agreement and the holders of Rights shall not have any right to acquire any shares of Broadcasting Common Stock or Acquiror Common Stock pursuant to the exercise of such Rights.

  Anything in this Section 7.4 to the contrary notwithstanding, the conditions set forth in Section 7.4(a) to the obligation of Acquiror to effect the transactions contemplated hereby shall be deemed satisfied notwithstanding any failure of any representation or warranty (other than the representations and warranties set forth in Sections 3.6 and 4.3(a)) of the Company or NPJ to be true and correct as of the Closing Date, if (i) the aggregate amount of Losses and Expenses which could reasonably be expected to arise as a result of the failure of such representations and warranties to be true and correct as of the Closing Date would not exceed $5,000,000 (the "Threshold Amount") or (ii) in the event such Losses and Expenses exceed the Threshold Amount but are less than $50,000,000, NPJ agrees at or prior to the Effective Time to indemnify and hold harmless Acquiror and its Subsidiaries against any such Losses and Expenses in excess of the Threshold Amount on terms and conditions reasonably satisfactory to Acquiror.

                                   ARTICLE 8.

                                  TERMINATION

  8.1 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

    (a) by mutual written consent duly authorized by the Boards of Directors of the Company, NPJ and Acquiror;

    (b) by either the Company or Acquiror, (i) if at the stockholders' meeting of Acquiror referred to in Section 6.14 (including any postponement or adjournment thereof), the Merger Transactions and the Recapitalization Amendment shall fail to be approved and adopted by the affirmative vote specified herein, (ii) if at the stockholders' meeting of the Company referred to in Section 6.13 (including any postponement or adjournment thereof), the Merger Transactions shall fail to be approved and adopted by the affirmative vote specified herein, or (iii) so long as the terminating party has not breached its obligations hereunder, after December 31, 1995 (the "Termination Date"), if the Merger or the transactions contemplated hereby shall not have been consummated on or before such date;

    (c) by the Company, provided it has not breached any of its obligations hereunder, if either (A) Acquiror fails to perform any covenant in this Agreement when performance thereof is due and does not cure the failure within 20 Business Days after the Company delivers written notice thereof, or (B) any condition in Sections 7.2 and 7.3 of this Agreement is not satisfied or capable of being satisfied prior to the Termination Date;

    (d) by Acquiror, provided it has not breached any of its obligations hereunder, if either (i) the Company or NPJ fails to perform any covenant in this Agreement when performance thereof is due, and does not cure the failure within 20 Business Days after written notice by Acquiror thereof,
  (ii) any condition in Sections 7.2 and 7.4 of this Agreement is not satisfied or capable of being satisfied prior to the Termination Date, or
  (iii) the Company Board of Directors materially modifies or withdraws the approval, determination or recommendation referred to in Section 3.4 and
  Section 6.9; or

    (e) by the Company, whether or not the conditions set forth in Section
  7.3 have been satisfied, if the Board of Directors of the Company determines, with the written advice of counsel provided to Acquiror, that it may be required to do so in the exercise of its fiduciary duties.

  8.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 8.1 hereof, this Agreement, except for the provisions of
Section 6.6(e)--(g), Section 8.3 and Section 10.12, shall forthwith become null and void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Nothing in this Section 8.2 shall relieve any party to this Agreement of liability for breach of this Agreement.

  8.3 FEES AND EXPENSES.

  (a) In order to induce Acquiror to, among other things, enter into this Agreement, the Company agrees as follows: If this Agreement is terminated (A) by Acquiror pursuant to Section 8.1(d)(iii) hereof, (B) by the Company pursuant to Section 8.1(e) hereof, or (C) by the Company or Acquiror pursuant to Section 8.1(b)(ii) hereof and the Company Board of Directors shall have materially modified or withdrawn the approval, determination or recommendation referred to in Sections 3.4 and 6.9, then the Company shall promptly pay to Acquiror a fee of $42,000,000, plus an amount equal to the actual reasonable fees and expenses paid or payable by or on behalf of Acquiror to its attorneys, accountants, environmental consultants, management consultants, and other consultants and advisors in connection with the negotiation, execution and delivery of this Agreement and the transactions contemplated hereby; PROVIDED, HOWEVER, that such payment for fees and expenses shall in no event exceed $10,000,000. If this Agreement is terminated by Acquiror pursuant to Section 8.1(d)(i) or 8.1(d)(ii) hereof, other than as a result of any condition in Section 7.2 or the condition in Section 7.4(f) not being satisfied and not being capable of being satisfied prior to the Termination Date (except if the failure of the condition in Section 7.4(f) results from the refusal of one or more governmental authorities to consent to the transfer of control of one or more Franchises to Acquiror for reasons other than the qualifications or fitness of Acquiror), then the Company shall promptly pay to Acquiror an amount equal to the actual reasonable fees and expenses paid or payable by or on behalf of Acquiror to its attorneys, accountants, environmental consultants, management consultants, and other consultants and advisors in connection with the negotiation, execution and delivery of this Agreement and the transactions contemplated hereby; PROVIDED, HOWEVER, that the payment described in this sentence shall in no event exceed $10,000,000. The $42,000,000 payment (the "Break-Up Fee Payment") described in the first sentence of this Section 8.3(a) shall be made in same day funds no later than five business days after the termination of this Agreement. The payment for fees and expenses described in the first and second sentences of this Section 8.3(a) shall be made in same day funds no later than five business days after receipt by the Company of detailed written statements describing the fees and expenses.

  (b) In order to induce the Company and NPJ to, among other things, enter into this Agreement, Acquiror agrees as follows: If this Agreement is terminated (i) by the Company pursuant to Section 8.1(c), other than as a result of any condition in Section 7.2 not being satisfied and not being capable of being satisfied prior to the Termination Date, or (ii) by Acquiror pursuant to
Section 8.1(d)(ii) as a result of the condition in Section 7.4(f) not being satisfied and not being capable of being satisfied prior to the Termination Date (if the failure of the condition in Section 7.4(f) results from the refusal of one or more governmental authorities to consent to the transfer of control of one or more Franchises to Acquiror for reasons relating to the qualifications or fitness of Acquiror), Acquiror shall pay promptly to the Company an amount equal to the actual reasonable fees and expenses paid or payable by or on behalf of the Company and NPJ to their attorneys, accountants, environmental consultants, management consultants, and other consultants and advisors in connection with the negotiation, execution and delivery of this Agreement; PROVIDED, HOWEVER, that such payment shall in no event exceed the sum of $10,000,000. Such payment shall be made in same day funds no later than five business days after receipt by Acquiror of detailed written statements describing the fees and expenses.

  (c) (i) The Company hereby grants to Acquiror or any nominee designated by Acquiror (in such capacity, "Buyer") an irrevocable option (the "Option"), exercisable in accordance with clause (iii) below, to purchase and acquire, at a purchase price of $68,500,000 (the "Option Purchase Price"), all of the right, title and interest of the Company and the Cable Subsidiaries (collectively, the "Seller") in and to the cable television system operated in Palm Springs, California and the surrounding communities previously identified in writing by the Company to Acquiror as the "Palm Springs Cluster", together with all accounts receivable, inventory, supplies, machinery, plant and equipment, tools, customer lists, contracts, intangible assets, goodwill and all other assets, tangible or intangible, used or usable in connection therewith (the "Palm Springs System"), free and clear of all Liens.

  (ii) Such transfer and assignment shall be free and clear of all liabilities and obligations of Seller, and Buyer shall be under no obligation to assume or perform, and shall not assume or perform, any obligation, liability or indebtedness of Seller. All of the representations and warranties made by the Company and NPJ herein which are applicable to the Palm Springs System shall be deemed made by the Company and Seller in connection with Buyer's purchase of the Palm Springs System, PROVIDED that such representations and warranties shall not survive beyond the Option Closing (as defined below) except that the representations and warranties in Section 4.9 which pertain to the Seller's title to the Palm Springs System (the "Palm Springs Title Representation") shall survive indefinitely. The Company hereby agrees to indemnify, defend and hold harmless Acquiror and Buyer against any Losses and Expenses to the extent such Losses and Expenses are based upon or arise out of any untruthful or inaccurate representation made by the Company or NPJ in the Palm Springs Title Representation. Any claim for indemnification in respect of the transfer and assignment of the Palm Springs System shall be conducted in accordance with the provisions of Sections 9.6 and 9.7 hereof.

  (iii) Acquiror may exercise the Option at any time within 45 days following the date on which Acquiror becomes entitled to a Break-Up Fee Payment by notice in writing to the Company (the "Option Notice"). Such Option Notice shall specify a date not less than 180 days from the date of the Option Notice for the purchase of the Palm Springs System. The Company agrees to, and shall cause Seller to, use its best efforts to obtain all authorizations, consents, orders, waivers or approvals necessary or desirable for the transfer of the Palm Springs System to Buyer and to make any filings required by any governmental authority or applicable Law.

  (iv) The closing of the exercise of the Option (the "Option Closing") shall take place at the offices of Sullivan & Worcester at the address specified in
Section 7.1, on the date specified in the Option Notice, or on such other date and at such other location as Acquiror and the Company may agree in writing. At such closing, (A) Acquiror shall make payment of the Option Purchase Price to the Company, (B) the Company and Seller shall deliver to Buyer evidence reasonably satisfactory to Buyer and its counsel that all necessary authorizations, consents, orders, waivers and approvals have been obtained to vest in Buyer all of the right, title and interest of the Company and Seller in and to the Palm Springs System, (C) the Company and Seller shall deliver to Buyer such conveyancing instruments and documents reasonably necessary or appropriate to vest in Buyer ownership of Seller as contemplated by this paragraph (c), which instruments and documents shall be in a form reasonably satisfactory to Buyer and its counsel, and (D) the Company and Seller shall deliver to Acquiror all books and records regarding the operation of the Palm Springs Systems and such other information and materials as shall ensure a smooth transition of the operation of the Palm Springs System from the Seller to Buyer.

  (v) The Option shall terminate upon the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1 (other than a termination pursuant to which Acquiror becomes entitled to a Break-Up Fee Payment).

                                   ARTICLE 9.

                           SURVIVAL; INDEMNIFICATION

  9.1 SURVIVAL. All representations, warranties, covenants, agreements and obligations in this Agreement or in any certificate required to be delivered by this Agreement shall not survive beyond the Closing Date except that (i) any covenant, agreement or obligation to be performed after the Closing Date shall survive until such covenant, agreement or obligation has been fully performed, and (ii) the provisions of this Article 9 and the representations and warranties contained in Sections 3.6 and 4.3 of this Agreement shall survive indefinitely.

  9.2 INDEMNIFICATION BY NPJ. NPJ hereby agrees to indemnify, defend and hold harmless Acquiror, each of Acquiror's Subsidiaries, each of their respective successors-in-interest and each of their respective past and present officers and directors against any Losses and Expenses to the extent such Losses and Expenses (i) arise out of or relate to the Assumed Liabilities or the Contributed Assets (each as defined in the Contribution Agreement) or the operations of any of the businesses contributed to NPJ pursuant to the Contribution Agreement, (ii) are based upon or arise out of any untruthful or inaccurate representation made by the Company and NPJ in Section 3.6 or 4.3 hereof, (iii) are based upon or arise out of any inaccurate information in the certificate to be delivered by the Company, Holding and Broadcasting pursuant to Section 7.4(h), or (iv) are based upon or arise out of the failure of the Company to comply with the covenant set forth in Section 6.3(g) or 6.26.

  9.3 INDEMNIFICATION BY ACQUIROR. Acquiror hereby agrees to indemnify and hold harmless NPJ, each of NPJ's Subsidiaries and their respective successors-in-interest and each of their respective past and present officers and directors against any and all Losses and Expenses to the extent such Losses and Expenses are based upon or arise out of any untruthful or inaccurate representation made by Acquiror in Section 5.6 hereof.

  9.4 INDEMNIFICATION BY THE COMPANY. The Company (and from and after the Dissolution, Broadcasting) hereby agrees to indemnify, defend and hold harmless NPJ, each of NPJ's Subsidiaries and their respective successors-in-interest and each of their respective past and present officers and directors against any Losses and Expenses, joint or several, arising out of or in connection with the business operations of the Cable Subsidiaries, the Retained Liabilities or the Retained Assets.

  9.5 ADDITIONAL INDEMNIFICATION RELATING TO CERTAIN LITIGATION AND CLAIMS. (a) The Company and, from and after the Effective Time, NPJ (individually and not jointly with the Company) and Acquiror each agrees to indemnify and hold harmless the other against any and all Losses and Expenses to the extent such Losses and Expenses are based upon or arise out of any suit, action or proceeding brought by the holders of the Indemnifying Party's (and, when NPJ is the indemnifying party, the Company's, Holding's and Broadcasting's) debt or equity securities as a result of, or in connection with, the execution and delivery of this Agreement and the transactions contemplated hereby; PROVIDED, HOWEVER, that the Company or Acquiror, as the case may be, shall not be entitled to indemnification under this Section 9.5 to the extent (i) such Losses and Expenses (or actions in respect thereof) arise out of or are based upon (A) an untrue statement or alleged untrue statement of a material fact contained in any SEC Filing or (B) the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) it was responsible for such misstatement or omission.

  (b) The Company and, from and after the Effective Time, NPJ (individually and not jointly with the Company) agrees to indemnify and hold harmless Acquiror and its Subsidiaries against any and all Losses and Expenses to the extent such Losses and Expenses are based upon or arise out of any action or claim of any nature whatsoever asserted by (i) any holder listed on Schedule 4.3 of any of the equity securities of any of the Cable Subsidiaries, or (ii) any holder listed on Schedule 3.6 of any of the equity securities of Holding or Broadcasting listed on Schedule 3.6, including, without limitation, any action or claim asserted in connection with or relating to the purchase by any Cable Subsidiary or the Company of the equity securities of any such holder.

  9.6 NOTIFICATION OF CLAIMS. For the purpose of this Article 9, the term "Indemnifying Party" shall mean the party having an obligation hereunder to indemnify the other party or parties) pursuant to this Article 9, and the term "Indemnified Party" shall mean the party having the right to be indemnified pursuant to this Article 9. Whenever any claim shall arise for indemnification under this Article 9, the Indemnified

Party shall promptly notify the Indemnifying Party in writing of such claim and, when known, the facts constituting the basis for such claim (in reasonable detail). Failure by the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability hereunder unless such failure materially prejudices the Indemnifying Party.

  9.7 INDEMNIFICATION PROCEDURES.

  (a) After the notice required by Section 9.6, if the Indemnifying Party undertakes to defend any such claim, it shall be required to take control of the defense and investigation with respect to such claim and to employ and engage attorneys of its own choice to handle and defend the same, at the Indemnifying Party's cost, risk and expense, upon written notice to the Indemnified Party of such election, which notice acknowledges the Indemnifying Party's obligation to provide indemnification hereunder. The Indemnifying Party shall not settle any third-party claim that is the subject of indemnification without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld; PROVIDED, HOWEVER, that the Indemnifying Party may settle a claim without the Indemnified Party's consent if such settlement (i) makes no admission or acknowledgment of liability or culpability with respect to the Indemnified Party, (ii) includes a complete release of the Indemnified Party and (iii) does not require the Indemnified Party to make any payment or forego or take any action. The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of any lawsuit or action with respect to such claim and any appeal arising therefrom (including the filing in the Indemnified Party's name of appropriate cross claims and counterclaims). The Indemnified Party may, at its own cost, participate in any investigation, trial and defense of such lawsuit or action controlled by the Indemnifying Party and any appeal arising therefrom.

  (b) If, after receipt of a claim notice pursuant to Section 9.6, the Indemnifying Party does not undertake to defend any such claim, the Indemnified Party may, but shall have no obligation to, contest any lawsuit or action with respect to such claim and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party (including, without limitation, the settlement thereof without the consent of the Indemnifying Party). If there are one or more legal defenses available to the Indemnified Party that conflict with those available to the Indemnifying Party, the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to assume the defense of the lawsuit or action; PROVIDED, HOWEVER, that the Indemnified Party may not settle such lawsuit or action without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

  (c) At any time after the commencement of defense of any lawsuit or action, the Indemnifying Party may request the Indemnified Party to agree in writing to the abandonment of such contest or to the payment or compromise by the Indemnifying Party of such claim, whereupon such action shall be taken unless the Indemnified Party determines that the contest should be continued and so notifies the Indemnifying Party in writing within 15 days of such request from the Indemnifying Party. If the Indemnified Party determines that the contest should be continued, the Indemnifying Party shall be liable hereunder only to the extent of the lesser of (i) the amount which the other party(ies) to the contested claim had agreed to accept in payment or compromise as of the time the Indemnifying Party made its request therefor to the Indemnified Party or
(ii) such amount for which the Indemnifying Party may be liable with respect to such claim by reason of the provisions hereof.

  9.8 WORKING CAPITAL ADJUSTMENT.

  (a) Immediately prior to the Effective Time (and giving effect to the Distribution), Broadcasting shall prepare and deliver to Acquiror a schedule showing Broadcasting's best estimate of the Working Capital (the "Broadcasting Working Capital Calculation"). If the Broadcasting Working Capital Calculation is greater than zero, Acquiror shall pay the excess to NPJ in immediately available funds on the Effective Time; if the Broadcasting Working Capital Calculation is less than zero, NPJ shall pay the difference to Acquiror in immediately available funds on the Effective Time.

  (b) As promptly as practicable after the Effective Time, but in any event within 90 days thereafter, Acquiror shall prepare and deliver to NPJ a schedule showing Acquiror's determination of the Working Capital as of the Effective Time (and giving effect to the Distribution) (the "Acquiror Working Capital Calculation"). If NPJ disagrees with the Acquiror Working Capital Calculation, NPJ shall give notice thereof to Acquiror within 30 days after delivery of the Acquiror Working Capital Calculation to NPJ.

  (c) Acquiror and NPJ shall attempt to settle any such dispute; any such settlement shall be final and binding upon Acquiror and NPJ. If, however, Acquiror and NPJ are unable to settle such dispute within 30 days after receipt of such notice of dispute by Acquiror, the dispute shall be submitted to an independent certified public accounting firm mutually acceptable to Acquiror and NPJ for resolution, and the decision of such independent certified public accountants shall be final and binding upon Acquiror and NPJ. All costs incurred in connection with the resolution of said dispute by such independent public accountants, including expenses and fees for services rendered, shall be paid one half by Acquiror and one half by NPJ. Acquiror and NPJ shall use reasonable efforts to have the dispute resolved within 60 days after such dispute is submitted to said independent public accountants, but neither Acquiror or NPJ shall have any liability to any party hereto if such dispute is not resolved within such 60-day period.

  (d) Within 10 Business Days following a final determination of the Working Capital (whether as a result of NPJ failing to give notice of NPJ's disagreement with Acquiror's determination within the time period prescribed above, a resolution by Acquiror and NPJ of any such disagreement, or a determination by an accounting firm selected pursuant to clause (c) above to resolve any disagreement among the parties), Acquiror shall pay to NPJ, or NPJ will pay to Acquiror, as the case may be, in immediately available funds, any additional payment to which such party would have been entitled on the Effective Time under clause (a) of this Section based on the final determination of the Working Capital.

                                  ARTICLE 10.

                                 MISCELLANEOUS

  10.1 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

  10.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy with answerback, by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

      IF TO ACQUIROR:

      Continental Cablevision, Inc.
      The Pilot House, Lewis Wharf
      Boston, MA 02110
      Telecopy: (617) 742-0530
      Attention: Amos B. Hostetter, Jr.

      WITH A COPY TO:

      Sullivan & Worcester
      One Post Office Square
      Boston, MA 02109
      Telecopy: (617) 338-2880
      Attention: Patrick K. Miehe, Esq.

      IF TO THE COMPANY, HOLDING, BROADCASTING OR NPJ:

      The Providence Journal Company
      75 Fountain Street
      Providence, RI 02902
      Telecopy: (401) 277-7889
      Attention: Stephen Hamblett and John L. Hammond, Esq.

      WITH A COPY TO:

      Edwards & Angell
      2700 Hospital Trust Tower
      Providence, RI 08903
      Telecopy: (401) 276-6611
      Attention: Walter G.D. Reed, Esq.

or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by telecopy or by air courier shall be deemed effective on the first Business Day at the place from which such notice or communication is received following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the fifth Business Day at the place from which such notice or communication was mailed following the day in which such notice or communication was mailed.

  10.3 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under principles of conflicts of laws applicable hereto.

  10.4 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

  10.5 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Section 6.6 and Article 9 (which are intended to be for the benefit of the Persons provided for therein, and may be enforced by such Persons.)

  10.6 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

  10.7 EXPENSES. Prior to the Closing Date, the Company, Holding and Broadcasting shall pay, or make adequate provision for the payment of, all costs and expenses required to be paid by them under this Agreement in connection with the transactions contemplated by this Agreement. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses; PROVIDED, HOWEVER, that the following fees, costs and expenses shall be borne one-half by the Company and one-half by Acquiror: (A) filing fees under the HSR Act; (B) closing fees (including, without limitation, facility fees, syndication fees and other arrangement fees, if any) to be paid to the financial institutions which will extend the New Company Debt (except that the expenses borne by the Company pursuant to this clause (B) shall not exceed 40 basis points of the aggregate principal amount of the New Company Debt); and (C) fees, costs and expenses to be paid to third parties that the Company and Acquiror mutually agree to make in connection with obtaining authorizations, consents, orders, waivers or approvals of any governmental authority (including, without limitation, the FCC) necessary for the transfer of control of any Franchise or License (except that the Company shall be solely responsible for all costs and expenses which result from the material violation of the terms of a Franchise by the Company or a Cable Subsidiary and Acquiror shall be solely responsible for all costs and expenses which result from material amendments to the terms of a Franchise made solely at the request of Acquiror).

  10.8 PERSONAL LIABILITY. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of any party hereto or any officer, director, employee, agent, representative or investor of any party hereto.

  10.9 BINDING EFFECT; ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors. This Agreement may not be assigned by any party hereto.

  10.10 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties. Any amendment to this Agreement by a party after the meeting of its stockholders referred to in Section 6.13 or 6.14, as the case may be, may be made without seeking the approval of such stockholders to the extent permissible under applicable Law.

  10.11 EXTENSION; WAIVER. Any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document, certificate or writing delivered pursuant hereto by any other party, or (iii) waive compliance with any of the agreements or conditions contained herein or any breach thereof. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

  10.12 LEGAL FEES; COSTS. If any party hereto institutes any action or proceeding to enforce any provision of this Agreement, the prevailing party therein shall be entitled to receive from the losing party reasonable attorneys' fees and costs incurred in such action or proceeding, whether or not such action or proceeding is prosecuted to judgment.

  10.13 SPECIFIC PERFORMANCE. The parties acknowledge that money damages are not an adequate remedy for violations of this agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

  10.14 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

  10.15 FURTHER AGREEMENTS RELATING TO THE ORIGINAL AGREEMENT. In the event that (i) the private letter ruling contemplated by Section 6.17 hereof is not received from the IRS within 180 days of the Company's request therefor or (ii) prior to the date specified in clause (i), the IRS formally notifies the Company that it is not willing to issue such ruling, Acquiror, the Company and NPJ agree promptly to amend and restate this Agreement so that it is in the form of the Original Agreement and to abide by the provisions of that certain side letter among the Company, NPJ and Acquiror dated as of even date with this Agreement.

                                  ARTICLE 11.

                                  DEFINITIONS

  When used in this Agreement, the following terms shall have the meanings indicated.

  "Accumulated Funding Deficiency" means an accumulated funding deficiency, as defined in Section 302 of ERISA and Section 412 of the Code.

  "Acquiror" has the meaning set forth in the first paragraph of this Agreement.

  "Acquiror Balance Sheet" has the meaning set forth in Section 5.7.

  "Acquiror Benefit Arrangement", "Acquiror Employees", "Acquiror Employee Plan" and "Acquiror Plan" have the meanings set forth in Section 5.15.

  "Acquiror Class A Common Stock" means Acquiror's Class A Common Stock, $.01 par value per share.

  "Acquiror Class B Common Stock" means Acquiror's Class B Common Stock, $.01 par value per share.

  "Acquiror Common Stock" means, collectively, the Acquiror Class A Common Stock and the Acquiror Class B Common Stock.

  "Acquiror Merger Securities" means the Acquiror Class A Common Stock and the Acquiror Preferred Stock (if any) to be issued pursuant to the Merger.

  "Acquiror Preferred Stock" has the meaning set forth in Section 1.2(a).

  "Acquiror Restated By-Laws" means the By-Laws of Acquiror, as amended and restated and in effect as of the Closing Date.

  "Acquiror Restated Certificate" means the Certificate of Incorporation of Acquiror, as amended and restated and in effect on the Closing Date.

  "Acquiror's 1998-1999 Share Repurchase Program" means the Acquiror Common Stock repurchase program of Acquiror under the Stock Liquidation Agreement under which Acquiror will offer to purchase, and certain shareholders of Acquiror will sell to Acquiror on December 15, 1998 (or January 15, 1999, at the election of each such shareholder), at a price established pursuant to a specified formula, up to 667,366 shares of Acquiror Common Stock.

  "Acquiror Series A Preferred Stock" has the definition set forth in Section
5.6.

  "Acquiror Working Capital Calculation" has the meaning set forth in Section 9.8(b).

  "Affiliate" has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act.

  "Assumed Liabilities" has the meaning set forth in the Contribution
Agreement.

  "Balance Sheet Date" means September 30, 1994.

  "Basic Service" means the level of cable television service provided by the Company, any Cable Subsidiary, Acquiror or any Subsidiary of Acquiror (as the case may be) in any Franchise Area which has the largest number of subscribers (other than the service level of the Company, any Cable Subsidiary, Acquiror or any Subsidiary of Acquiror (as the case may be) which consists primarily of transmissions of local and distant broadcasting stations).

  "Basic Subscriber" means a Person (i) who subscribes to Basic Service, (ii) who pays the full rate for such service charged by the Company, any Cable Subsidiary, Acquiror or any Subsidiary of Acquiror (as the case may be) for detached single family homes, and (iii) whose accounts receivable owed for such service are not more than 60 days past due from the date of invoice; provided, that a hotel, motel, or other multi-living unit customer which pays less per living unit than the rates charged for detached single family homes shall be considered to be that number of Basic Subscribers which is equal to revenues from Basic Service provided to such hotel, motel, or other customer for the month immediately preceding the month in which this Agreement is executed and delivered (without regard to nonrecurring revenues from ancillary services such as installation fees) divided by the full rate charged for detached single family homes for such service.

  "Benefit Arrangement" has the meaning set forth in Section 4.12(q).

  "Break-Up Fee Payment" has the meaning set forth in Section 8.3(b).

  "Broadcasting" has the meaning set forth in the preambles to this Agreement.

  "Broadcasting Class A Common Stock" means Broadcasting's Class A Common Stock, $1.00 par value per share.

  "Broadcasting Class B Common Stock" means Broadcasting's Class B Common Stock, $1.00 par value per share.

  "Broadcasting Common Stock" means, collectively, the Broadcasting Class A Common Stock and the Broadcasting Class B Common Stock.

  "Broadcasting Working Capital Calculation" has the meaning set forth in
Section 9.8(a).

  "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are not open for the transaction of business.

  "Cable Balance Sheet" has the meaning set forth in Section 4.4.

  "Cable Dispute" has the meaning set forth in Section 6.10(a).

  "Cable Employees", "Cable Employee Plan", "Cable Plan" and "Cable Benefit Arrangement" have the meanings set forth in Section 4.12(q).

  "Cable Franchise Areas" has the meaning set forth in Section 7.4(f).

  "Cable Subsidiaries" means Subsidiaries of the Company that directly or indirectly own and operate cable television systems (including, without limitation, Copley/Colony, Inc. and its Subsidiaries and King Videocable Company and its Subsidiaries); PROVIDED, HOWEVER, that for purposes of Articles 3 and 4 of this Agreement, such term includes the Company with respect to its operation of the Palmer Systems.

  "Cable Tax Returns" has the meaning set forth in Section 6.10(h).

  "Certificates" has the meaning set forth in Section 1.6(b).

  "Certificate of Merger" has the meaning set forth in Section 1.5.

  "Closing" and "Closing Date" have the meanings set forth in Section 7.1.

  "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Colony" has the meaning set forth in Section 2.6.

  "Common Stock Conversion Number" has the meaning set forth in Section 1.2(d).

  "Communications Act" means the Communications Act of 1934, the Cable Communications Policy Act of 1984 and the Cable Television Consumer Protection and Competition Act of 1992, all as amended to date, and the applicable rules and regulations thereunder.

  "Company" has the meaning set forth in the first paragraph of this Agreement.

  "Company Balance Sheet" has the meaning set forth in Section 3.8.

  "Company Benefit Arrangement" has the meaning set forth in Section 4.12(q).

  "Company Board of Directors" means the Board of Directors of the Company.

  "Company Class A Common Stock" means the Company's Class A Common Stock, $2.50 par value per share.

  "Company Class B Common Stock" means the Company's Class B Common Stock, $2.50 par value per share.

  "Company Common Stock" means, collectively, the Company Class A Common Stock and the Company Class B Common Stock.

  "Company Consolidated Income Taxes" and Company Consolidated Income Tax Returns" have the meanings set forth in Section 6.10(h).

  "Company Employee Plan" means any Employee Benefit Plan that is sponsored or contributed to by the Company, NPJ or any ERISA Affiliate of either of them covering the employees or former employees of the Company, NPJ, or any ERISA Affiliate of either of them.

  "Company Group" has the meaning set forth in Section 6.10(h).

  "Company/Kelso Agreement" means that certain Stock Purchase Agreement dated as of January 18, 1995 among the Company and the Kelso Partnerships pursuant to which the Company has agreed to purchase from the Kelso Partnerships all of the Kelso Interests.

  "Company Nominee" has the meaning set forth in Section 6.23.

  "Confidentiality Agreement" means the letter agreement between the Company and Acquiror dated as of February 16, 1994.

  "Contribution" and "Contribution Agreement" have the meanings set forth in
Section 2.5.

  "Contributed Assets" has the meaning set forth in the Contribution Agreement.

  "Controlled Group Liability" means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code and (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

  "Directors Option Plan" means the 1994 Directors Stock Option Plan described on Schedule 3.6.

  "Dissenting Shares" and "Dissenting Stockholders" have the meaning set forth in Section 1.3.

  "Dissolution" has the meaning set forth in Section 2.4(b).

  "Distribution" has the meaning set forth in Section 2.5(c).

  "Effective Date" has the meaning set forth in Section 1.5.

  "Effective Time" has the meaning set forth in Section 1.5.

  "Employee Benefit Plan" has the meaning given such term in Section 3(3) of ERISA.

  "Enforceability Exceptions" has the meaning set forth in Section 3.1.

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

  "ERISA Affiliate" means a Person and/or such Person's Subsidiaries, or any trade or business (whether or not incorporated) which is under common control with such entity or such entity's Subsidiaries or which is treated as a single employer with such Person or any Subsidiary of such Person under Section 414(b), (c), (m), or (o) of the Code or Section 4001(b)(1) of ERISA (it being understood that Copley/Colony, Inc. and its Subsidiaries and Holding and its Subsidiaries are ERISA Affiliates of the Company).

  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

  "Exchange Agent" has the meaning set forth in Section 1.6(a).

  "FCC" means the Federal Communications Commission.

  "FCC Approvals" has the meaning set forth in Section 3.3.

  "Franchises" means written "franchises" within the meaning of Section 602(8) of the Cable Communications Policy Act of 1984 (47 U.S.C. (S)522(9)).

  "GAAP" means United States generally accepted accounting principles.

  "Group Health Plan" means any group health plan, as defined in Section 5000(b)(1) of the Code.

  "Holding" has the meaning set forth in the preambles to this Agreement.

  "Holding Contribution" has the meaning set forth in the preambles to this Agreement.

  "Holding Dissolution" has the meaning set forth in the preambles to this Agreement.

  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

  "Indemnifying Party" and "Indemnified Party" have the meanings set forth in Sections 6.6 or 9.6, as the context requires.

  "Indemnitor" and "Indemnitee" have the meanings set forth in Section 6.10(f).

  "IRS" means the United States Internal Revenue Service.

  "Issuer" has the meaning set forth in Section 1.6(d).

  "Joint Proxy Statement/Prospectus" has the meaning set forth in Section
6.6(a).

  "Kelso Interests" and "Kelso Partnerships" have the meanings set forth in
Section 2.2.

  "Law" means all federal, state, county and local laws, statutes, ordinances, rules and regulations.

  "Licenses" means approvals, consents, rights, certificates, orders, franchises, determinations, permissions, licenses, authorities or grants issued, declared, designated or adopted by any nation or government, any federal, state, municipal or other political subdivision thereof or any department, commission, board, bureau, agency or instrumentality exercising executive, legislative, judicial, regulatory or administrative functions pertaining to government; excluding, however, the Franchises.

  "Liens" means any lien, claim, charge, restriction, pledge, mortgage, security interest or other encumbrance.

  "Local Approvals" has the meaning set forth in Section 3.3.

  "Losses and Expenses" mean any and all damages, liabilities, obligations, losses, deficiencies, demands, claims, penalties, assessments, judgements, actions, proceedings and suits of whatever kind and nature and all costs and expenses relating thereto (including reasonable attorney's fees and disbursements).

  "Material Adverse Effect" means a material adverse effect on the business, condition (financial or otherwise) or assets of the named entity or the named entities taken as a whole. In all references in this Agreement to a "Material Adverse Effect on the Company and the Cable Subsidiaries taken as a whole", the Company shall be deemed to have no assets other than the stock of the Cable Subsidiaries and, to the extent appropriate given the context in which the statement is made, the Palmer Systems and the Related Assets. In all references in this Agreement to a "Material Adverse Effect on NPJ and its Subsidiaries taken as a whole", NPJ shall be deemed to own all of the assets and Subsidiaries of the Company other than the Retained Assets.

  "Material Cable Agreements" has the meaning set forth in Section 4.8(a).

  "Maximum Common Stock Amount" means $645,000,000 or such lesser amount as shall be calculated in accordance with Section 1.4(b) hereof.

  "Merger" has the meaning set forth in Section 1.1.

  "Merger Transactions" means, collectively, the transactions contemplated by
(i) the Merger, (ii) this Agreement, (iii) the Plan of Reorganization, and (iv) the Contribution Agreement.

  "Multiemployer Plan" means a multiemployer plan, as defined in Sections 3(37) and 4001(a)(3) of ERISA.

  "New Company Debt" has the meaning set forth in Section 2.1.

  "NPJ" has the meaning set forth in the first paragraph of this Agreement.

  "NPJ Class A Common Stock" means NPJ's Class A Common Stock, $1.00 par value per share.

  "NPJ Class B Common Stock" means NPJ's Class B Common Stock, $1.00 par value per share.

  "NPJ Common Stock" means, collectively, the NPJ Class A Common Stock and the NPJ Class B Common Stock.

  "Non-Competition Agreement" means the Non-Competition Agreement among Broadcasting, NPJ and Acquiror in the form attached hereto as EXHIBIT D.

  "NPJ Debt" has the meaning set forth in Section 2.1.

  "NLRB" means the National Labor Relations Board.

  "Option Plan" means the Company 1994 Employee Stock Option Plan described in
Schedule 3.6 hereto.

  "Original Agreement" has the meaning set forth in the preambles to this Agreement.

  "Other Filings" has the meaning set forth in Section 6.6(c).

  "Palmer Systems" means all cable television systems owned or operated by the Company directly.

  "PBGC" means the Pension Benefit Guaranty Corporation.

  "Pension Plan" means any employer pension benefit plan, as defined in Section 3(2) of ERISA.

  "Person" means any individual, general partnership, limited partnership, corporation, limited-liability company, joint venture, trust, business trust, cooperative or association, and the heirs, executors, administrators, legal representatives, successors, and assigns of such Person where the context so requires.

  "Plan of Reorganization" means that certain Plan of Reorganization and Dissolution of the Company relating to the transactions contemplated by Section
2.3 and 2.4 hereof and in form and substance reasonably acceptable to Acquiror.

  "Preferred Stock Amount" has the meaning set forth in Section 1.2(f).

  "Preferred Stock Conversion Number" has the meaning set forth in Section
1.2(e).

  "Preferred Stock Election" has the meaning set forth in Section 1.2(g).

  "Proceeds" has the meaning set forth in Section 6.15(d).

  "Prohibited Transaction" means a transaction that is prohibited under 4975 of the Code or Section 406 and not exempt under Section 4975 of the Code or
Section 408 of ERISA respectively.

  "Recapitalization Amendment" shall mean an amendment to the Acquiror Restated Certificate increasing the number of authorized shares of capital stock of Acquiror to no less than the amounts set forth in Section 5.6.

  "Registration Statements" has the meaning set forth in Section 6.6(a).

  "Related Assets" has the meaning set forth in Section 2.6.

  "Reportable Event" means a "reportable event" as defined in Section 4043 of ERISA to the extent that the reporting of such event to the PBGC has not been waived.

  "Retained Assets" has the meaning set forth in the Contribution Agreement.

  "Retained Liabilities" has the meaning set forth in the Contribution
Agreement.

  "Rights" has the meaning set forth in the Rights Agreement.

  "Rights Agreement" means that certain Rights Agreement dated as of September 26, 1990 between the Company and The First National Bank of Boston, a national banking association, as Rights Agent.

  "Rights Distribution Date" has the meaning ascribed to the term "Distribution Date" in the Rights Agreement.

  "SEC" means the Securities and Exchange Commission.

  "SEC Filings" has the meaning set forth in Section 6.6(d).

  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

  "Stock Acquisition Date" has the meaning set forth in the Rights Agreement.

  "Stock Plan" means the Company Restricted Stock Plan described in Schedule
3.6 hereto.

  "Subsidiary" shall mean as to any Person (i) any corporation of which such Person owns, either directly or through its Subsidiaries, 50% or more of the total combined voting power of all classes of voting securities of such corporation and (ii) any partnership, association, joint venture or other form of business organization, whether or not it constitutes a legal entity, in which such Person directly or indirectly through its Subsidiaries owns 50% or more of the total equity interests.

  "Superior Proposal" has the meaning set forth in Section 6.1.

  "Surviving Corporation" has the meaning set forth in Section 1.1.

  "Tax Return" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

  "Termination Date" has the meaning set forth in Section 8.1(b).

  "Threshold Amount" has the meaning set forth in Section 7.3 or 7.4, as the context requires.

  "Transaction Documents" shall have the meaning set forth in Section 3.1.

  "Transaction Securities" means, collectively, NPJ Common Stock and Acquiror Merger Securities.

  "Transferable Franchise Area" has the meaning set forth in Section 7.4(f).

  "Units Plan" means the Company Incentive Stock Units Plan described in
Schedule 3.6 hereto.

  "Voting Agreement" has the meaning set forth in Section 6.22(c).

  "Welfare Plans" means any employee welfare benefit plan, as defined in
Section 3(l) of ERISA.

  "Westerly" has the meaning set forth in Section 2.6.

  "Withdrawal Liability" has the meaning given such term in Section 4201 of ERISA.

  "Working Capital" means the consolidated current assets (other than the Proceeds of any disposition of a cable television system by the Company or a Cable Subsidiary contemplated by Section 6.15(d)) minus consolidated current liabilities (including, without limitation, any and all accrued unpaid taxes) determined in accordance with GAAP of Broadcasting and the Cable Subsidiaries as of the Effective Time.

               [remainder of this page intentionally left blank]

  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officer thereunto duly authorized on the day and year first above written.

                                          Providence Journal Company

                                                   /s/ Trygve E. Myhren
                                          By: _________________________________
                                            Name: Trygve E. Myhren
                                            Title: President and Chief
                                                 Operating Officer

                                          The Providence Journal Company

                                                   /s/ Stephen Hamblett
                                          By: _________________________________
                                            Name: Stephen Hamblett
                                            Title: Chairman of the Board and
                                                 Chief Executive Officer

                                          King Holding Corp.

                                                   /s/ Trygve E. Myhren
                                          By: _________________________________
                                            Name: Trygve E. Myhren
                                            Title: President and Chief
                                                 Operating Officer

                                          King Broadcasting Company

                                                   /s/ Trygve E. Myhren
                                          By: _________________________________
                                            Name: Trygve E. Myhren
                                            Title: President and Chief
                                                 Operating Officer

                                          Continental Cablevision, Inc.

                                                /s/ Amos B. Hostetter, Jr.
                                          By: _________________________________
                                            Name: Amos B. Hostetter, Jr.
                                            Title: Chairman of the Board and
                                                 Chief Executive Officer

  Schedules which are referenced and briefly described in the document have been omitted from this filing but will be made available upon request by the Commission.

                                              Exhibit A to the MERGER AGREEMENT

                         CONTINENTAL CABLEVISION, INC.

                          CERTIFICATE OF DESIGNATION
               OF SERIES B CUMULATIVE REDEEMABLE PREFERRED STOCK
                           SETTING FORTH THE POWERS,
                     PREFERENCES, RIGHTS, QUALIFICATIONS,
                        LIMITATIONS AND RESTRICTIONS OF
                        SUCH SERIES OF PREFERRED STOCK

  Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Continental Cablevision, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

  That pursuant to the authority conferred upon the Board of Directors of the Corporation by Article FOURTH of the Restated Certificate of Incorporation of the Corporation (as in effect on the date hereof and as amended from time to time in accordance with its terms, the "Restated Certificate of Incorporation"), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of
the Corporation on    , 1995 adopted the following resolution creating a
series of Preferred Stock designated as Series B Cumulative Preferred Stock:

  RESOLVED that, pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Restated Certificate of Incorporation, a series of the class of authorized Preferred Stock, par value $.01 per share, of the Corporation is hereby created and that the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

  Section 1. DESIGNATION AND NUMBER. (a) The shares of such series shall be designated as "Series B Cumulative Redeemable Preferred Stock" (the "Series B Preferred Stock"). The number of shares initially constituting the Series B
Preferred Stock shall be    /1/, which number may be increased or decreased by
the Board of Directors of the Corporation without a vote of stockholders; PROVIDED, HOWEVER, that such number may not be decreased below the number of then outstanding shares of Series B Preferred Stock.

  (b) The Series B Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution or winding up, rank (i) pari passu with the Series A Preferred Stock (this and other capitalized terms used herein and not otherwise defined have the meanings given such terms in Section 10 hereof) and
(ii) prior to all classes of the Common Stock.

  Section 2. DIVIDENDS AND DISTRIBUTIONS. (a) The holders of record of shares of Series B Preferred Stock, in preference to the holders of shares of Common Stock and of any shares of other capital stock of the Corporation ranking junior to the Series B Preferred Stock as to payment of dividends, shall be entitled to receive, when, as and if declared by the Board of Directors out of assets of the Corporation legally available therefor, cash dividends at a rate per annum equal to % of the Stated Amount per share./2/ Such dividends (i) shall be payable semi-annually on the first day of June and December in each year commencing on the first such date to occur after the Issue Date (PROVIDED, THAT, if any such date is not a Business Day, such dividend shall be payable on the next succeeding Business Day), and (ii) shall be cumulative and will begin accruing on each share of Series B Preferred Stock from the date of issue thereof, whether or not declared by
- --------
/1/ In the Certificate of Designation to be filed with the Secretary of State of Delaware, this number shall equal the shares of Series B Preferred Stock to be issued by the Corporation.

the Corporation's Board of Directors. Dividends payable on the Series B Preferred Stock for any period less than a full six-month period shall be computed on the basis of the actual number of days elapsed and a 365-day year.

  (b) When dividends on shares of Series B Preferred Stock and on any other series of Preferred Stock ranking on a parity as to dividends with the Series B Preferred Stock at the time payable on such shares have not been paid in full, all dividends declared upon shares of Series B Preferred Stock and shares of such other Preferred Stock shall be allocated pro rata in proportion to the total amount of unpaid dividends then due and payable on the Series B Preferred Stock and such other series of Preferred Stock. The Board of Directors shall fix a record date for the determination of holders of shares of Series B Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than sixty days prior to the date fixed for the payment thereof.

  (c) The holders of shares of Series B Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided herein.

  Section 3. VOTING RIGHTS. In addition to any voting rights provided by law, the holders of shares of Series B Preferred Stock shall have the following voting rights:

  (a) So long as the Series B Preferred Stock is outstanding, each share of Series B Preferred Stock shall entitle the holder thereof to vote on all matters voted on by holders of the Class A Common Stock of the Corporation, voting together as a single class with the holders of the Class A Common Stock and with the holders of any other class of capital stock which votes as a single class with the Class A Common Stock, at all meetings of the stockholders of the Corporation; PROVIDED, HOWEVER, that the holders of Series B Preferred Stock shall not be entitled to vote on any increase or decrease in the number of any authorized shares of any class or classes of the capital stock of the Corporation.

  (b) Each share of Series B Preferred Stock shall initially entitle the holder thereof to cast one vote on all such matters. In the event the Corporation shall at any time or from time to time after the Issue Date declare or pay any dividend on the outstanding shares of Class A Common Stock in shares of Class A Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Class A Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Class A Common Stock) into a greater or lesser number of shares of Class A Common Stock without making an identical subdivision, combination or consolidation of the outstanding shares of Series B Preferred Stock, then in each such case the number of votes to which each share of Series B Preferred Stock will be entitled immediately after such event shall be adjusted by multiplying the number of votes to which each such share was entitled immediately prior to such event by a fraction, the numerator of which is the number of shares of Class A Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Class A Common Stock that were outstanding immediately prior to such event. An adjustment made pursuant to this paragraph (b) shall become effective at the close of business on the day upon which such corporate action becomes effective. In each case of such an adjustment, the Corporation at its expense will promptly compute the adjustment to be made in accordance with this paragraph (b) to the voting rights of the Series B Preferred Stock and will promptly mail to each holder of record of Series B Preferred Stock notice of such adjustment, which notice shall set forth (i) the computation described above, (ii) the number of vote(s) per share to which each share of Series B Preferred Stock was entitled before giving effect to such adjustment, and (iii) the number of vote(s) per share to which each share of Series B Preferred Stock will be entitled after giving effect to such adjustment.
- --------
/2/ In the Certificate of Designation to be filed with the Secretary of State of Delaware, the annual rate shall equal 100 basis points over the average yield on the Corporation's 8 7/8% Senior Debentures due 2005 for the ten Trading Day period ending five Trading Days prior to the Effective Time (as defined in the Merger Agreement); PROVIDED, HOWEVER, that such rate shall equal 50 basis points over such average yield if, prior to the Effective Time, the Corporation issues in excess of $1,000,000,000 of capital stock.

  (c) The affirmative vote of the holders of at least a majority of the outstanding shares of Series B Preferred Stock, voting together as a class, in person or by proxy, at a special or annual meeting of stockholders called for the purpose, shall be necessary to authorize, adopt or approve an amendment to the Restated Certificate of Incorporation of the Corporation which would alter or change the powers, preferences or special rights of the shares of Series B Preferred Stock so as to affect such shares of Series B Preferred Stock adversely; PROVIDED, HOWEVER, if such amendment would also alter or change the powers, preferences or special rights of any other series of Preferred Stock in a similar fashion ("Affected Preferred Stock"), for purposes of this paragraph
(c), such amendment shall require the affirmative vote of the holders of a majority of the voting power represented by the outstanding shares of Series B Preferred Stock and the Affected Preferred Stock, voting together as a single class.

  (d) If on any date dividends or distributions payable on all series of Preferred Stock shall have been in arrears and not paid in full for three consecutive semi-annual periods, then the number of directors constituting the Board of Directors of the Corporation shall, without further action, be increased by two (PROVIDED, HOWEVER, that if such directors would represent more than 25% of the total number of directors of the Corporation, then the number of directors constituting the Board of Directors of the Corporation shall, without further action, be increased by one) and the holders of shares of Series B Preferred Stock shall have, in addition to the other voting rights set forth herein, the exclusive right, voting separately as a single class or as a class with the holders of shares of any Parity Stock, if such holders are then entitled to elect additional directors pursuant to any provision of the Certificate of Designation for such stock that is similar to this paragraph (d) ("Defaulted Preferred Stock"), to elect, by (i) the vote of the holders of a majority of the voting power represented by the Series B Preferred Stock present in person or represented by proxy and voting thereon, (ii) written consent of the holders of at least a majority of the voting power represented by the outstanding shares of Series B Preferred Stock, (iii) the vote of the holders of a majority of the voting power represented by the Series B Preferred Stock and Defaulted Preferred Stock present in person or represented by proxy and voting thereon, or (iv) written consent of the holders of at least a majority of the voting power represented by the outstanding shares of Series B Preferred Stock and Defaulted Preferred Stock, as the case may be (and in the manner set forth in paragraph (e) of this Section 3), the director(s) of the Corporation to fill such newly created directorship(s), the remaining directors to be elected by the other classes of stock entitled to vote therefor (including the Series B Preferred Stock in accordance with paragraph (a) of this Section 3), at each meeting of stockholders held for the purpose of electing directors. Such additional director(s) shall continue as director(s) and such additional voting right shall continue until such time as all cumulative dividends payable on the Series B Preferred Stock and on all other series of Defaulted Preferred Stock shall have been paid in full or declared and set aside for payment, at which time such additional director(s) shall cease to be director(s) and such additional voting right of the holders of Series B Preferred Stock shall terminate subject to revesting in the event of each and every subsequent event of the character indicated above.

  (e) (i) The foregoing rights of holders of shares of Series B Preferred Stock to take any actions as provided in paragraphs (c) and (d) of this Section 3 may be exercised at any annual or special meeting of stockholders or at a special meeting of holders of Series B Preferred Stock held for such purpose as hereinafter provided or at any adjournment thereof, or by the written consent, delivered to the Secretary of the Corporation, of the holders of the minimum number of shares of Preferred Stock required to take such action. So long as such right to vote continues (and unless such right has been exercised by written consent of the minimum number of shares required to take such action), the Chairman of the Board of the Corporation may call, and upon the written request of holders of record of 20% of the voting power represented by the outstanding shares of Series B Preferred Stock, if the holders of Series B Preferred Stock are to vote separately as a single class, or the holders of record of 20% of the voting power represented by the outstanding shares of Series B Preferred Stock and Affected Preferred Stock or Defaulted Preferred Stock, as the case may be, if the holders of shares of Series B Preferred Stock are to vote as a class with the holders of shares of any such other Preferred Stock, addressed to the Secretary of the Corporation at the principal office of the Corporation, shall call, a special meeting of the holders of shares entitled to vote as provided herein. Such meeting shall be held within 30 days after delivery of such request to the Secretary, at the place and upon the notice provided by law and in the by-laws of the Corporation for the holding of meetings of stockholders.

  (ii) At each meeting of stockholders at which the holders of shares of Series B Preferred Stock shall have the right, voting separately as a single class or as a class with the holders of shares of any such other Preferred Stock, to elect directors of the Corporation as provided in this Section 3 or to take any other action, the presence in person or by proxy of the holders of record of one-third of the voting power represented by the total number of shares of Series B Preferred Stock, if the holders of shares of Series B Preferred Stock are to vote separately as a single class, or the holders of record of one-third of the voting power represented by the total number of shares of Series B Preferred Stock and Affected Preferred Stock or Defaulted Preferred Stock, as the case may be, if the holders of shares of Series B Preferred Stock are to vote as a class with the holders of shares of any such other Preferred Stock, then outstanding and entitled to vote on the matter shall be necessary and sufficient to constitute a quorum. At any such meeting or at any adjournment thereof:

    (A) the absence of a quorum of the holders of shares of Series B Preferred Stock, if the holders of Series B Preferred Stock are to vote separately as a single class, or the holders of shares of Series B Preferred Stock and Affected Preferred Stock or Defaulted Preferred Stock, as the case may be, if the holders of shares of Series B Preferred Stock are to vote as a class with the holders of shares of any such other Preferred Stock, shall not prevent the election of directors other than those to be elected by the holders of shares of Series B Preferred Stock or the holders of shares of Series B Preferred Stock and Defaulted Preferred Stock, as the case may be, and the absence of a quorum of the holders of shares of any other class or series of capital stock shall not prevent the election of directors to be elected by the holders of shares of Series B Preferred Stock or the holders of shares of Series B Preferred Stock and Affected Preferred Stock or Defaulted Preferred Stock, as the case may be, or the taking of any action as provided in this Section 3; and

    (B) in the absence of a quorum of the holders of shares of Series B Preferred Stock, if the holders of Series B Preferred Stock are to vote separately as a single class, or the holders of shares of Series B Preferred Stock and Affected Preferred Stock or Defaulted Preferred Stock, as the case may be, if the holders of Series B Preferred Stock are to vote as a class with the holders of shares of any such other Preferred Stock, the holders of a majority of the voting power represented by such shares present in person or by proxy shall have the power to adjourn the meeting as to the actions to be taken by the holders of shares of Series B Preferred Stock or the holders of shares of Series B Preferred Stock and Affected Preferred Stock or Defaulted Preferred Stock, as the case may be, from time to time and place to place without notice other than announcement at the meeting until a quorum shall be present.

  For the taking of any action as provided in paragraphs (c) and (d) of this
Section 3 by the holders of shares of Series B Preferred Stock or the holders of shares of Series B Preferred Stock and Affected Preferred Stock or Defaulted Preferred Stock, as the case may be, (i) each holder of Series B Preferred Stock and each holder of shares of any other series of Affected Preferred Stock or Defaulted Preferred Stock which is not convertible into Common Stock shall have the right to cast one vote per share and (ii) each other holder of Affected Preferred Stock or Defaulted Preferred Stock shall have the right to cast such number of votes as may be cast by the holder of the number of shares of Common Stock into which such Affected Preferred Stock or Defaulted Preferred Stock, as the case may be, is then convertible as of any record date fixed for such purpose or, if no such date be fixed, at the close of business on the Business Day next preceding the day on which notice is given, or if notice is waived, at the close of business on the Business Day next preceding the day on which the meeting is held.

  Each director elected by the holders of shares of Series B Preferred Stock or the holders of shares of Series B Preferred Stock and Defaulted Preferred Stock, as the case may be, as provided in paragraph (d) of this Section 3 shall, unless such director's term shall expire earlier or be terminated in accordance with paragraph (d) of this Section 3, hold office until the annual meeting of stockholders next succeeding such director's election or until such director's successor, if any, is elected and qualified.

  In case any vacancy shall occur among the directors elected by the holders of shares of Series B Preferred Stock or the holders of shares of Series B Preferred Stock and Defaulted Preferred Stock, as the case may be, as provided in paragraph (d) of this Section 3, such vacancy may be filled for the unexpired portion of the term by vote of the remaining director theretofore elected by such holders (if there is a remaining director), or such director's successor in office. If any such vacancy is not so filled within 20 days after the creation thereof, or (if applicable) if both directors so elected by the holders of Series B Preferred Stock or the holders of Series B Preferred Stock and Defaulted Preferred Stock, as the case may be, shall cease to serve as directors before their terms shall expire, the holders of the Series B Preferred Stock or the holders of Series B Preferred Stock and Defaulted Preferred Stock, as the case may be, then outstanding and entitled to vote for such directors may, by written consent as herein provided, or at a special meeting of such holders called as provided herein, elect successors to hold office for the unexpired terms of the directors whose places shall be vacant.

  Any director elected by the holders of shares of Series B Preferred Stock voting separately as a single class or the holders of shares of Series B Preferred Stock voting as a class with the holders of shares of Defaulted Preferred Stock may be removed from office with or without cause by the vote or written consent of the holders of at least a majority of the voting power represented by the outstanding shares of Series B Preferred Stock or a majority of the voting power represented by the outstanding shares of Series B Preferred Stock and Defaulted Preferred Stock, as the case may be. A special meeting of the holders of shares of Series B Preferred Stock or the holders of shares of Series B Preferred Stock and Defaulted Preferred Stock, as the case may be, may be called in accordance with the procedures set forth in subparagraph (e)(i) of this Section 3.

  Section 4. CERTAIN RESTRICTIONS. (a) Whenever dividends or distributions payable on shares of Series B Preferred Stock as provided in Section 2 are not paid in full, thereafter and until all such unpaid dividends or distributions, whether or not declared, on the outstanding shares of Series B Preferred Stock shall have been paid in full or declared and set apart for payment, the Corporation shall not, without the consent of (i) the holders of not less than a majority of the shares of Series B Preferred Stock outstanding or (ii) (A) if dividends or distributions payable on shares of any other series of Preferred Stock are not then paid in full and (B) the consent of the holders of shares of such Preferred Stock is required for the Corporation to take the actions contemplated by this Section 4, the holders of shares representing a majority of the voting power represented by outstanding shares of Series B Preferred Stock and such other Preferred Stock: (I) declare or pay dividends, or make any other distributions, on any shares of Junior Stock or Parity Stock, other than dividends or distributions (x) payable in respect of Parity Stock in accordance with Section 2(b) hereof or (y) payable in Common Stock or in other capital stock of the Corporation ranking junior (both as to dividends and upon liquidation, dissolution or winding up) to the Series B Preferred Stock; or (II) redeem, purchase or otherwise acquire for consideration any shares of Junior Stock or Parity Stock pursuant to any mandatory redemption, put, sinking fund or other similar obligation, PROVIDED, THAT, the Corporation may at any time (x) redeem, purchase or otherwise acquire shares of Junior Stock or Parity Stock in exchange for any shares of Common Stock or for other capital stock of the Corporation ranking junior (both as to dividends and upon liquidation, dissolution or winding up) to the Series B Preferred Stock, and
(y) accept shares of any Parity Stock or Junior Stock for conversion.

  (b) The Corporation shall not permit any Subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of capital stock of the Corporation unless the Corporation could, pursuant to paragraph (a) of this Section 4, purchase such shares at such time and in such manner.

  Section 5. REDEMPTION. (a) (i) At any time after the fifth anniversary of the Issue Date, by written notification delivered to the record holders of the Series B Preferred Stock in accordance with the procedures set forth in subparagraph (d) of this Section 5, the Corporation, at its sole option, may elect to redeem, in whole or from time to time in part, the shares of Series B Preferred Stock held by such holders at a price per share equal to the Redemption Price plus, if applicable, the Optional Redemption Premium. If at any time less than all of the shares of Series B Preferred Stock then outstanding are to be redeemed, the shares so to be redeemed may be selected (A) by lot, (B) on a PRO RATA basis among the holders of all such shares, or (C) in such other manner as the Board of Directors of the Corporation in its sole discretion may determine to be fair and equitable.

  (ii) Not more than 60 nor less than 30 Trading Days prior to (A) the tenth anniversary of the Issue Date and (B) each anniversary of the Issue Date thereafter so long as any shares of Series B Preferred Stock are outstanding, the Corporation shall give notice to each record holder of shares of Series B Preferred Stock, at such holder's address as it appears on the transfer books of the Corporation, that each holder has the right to require the Corporation to redeem any or all shares of Series B Preferred Stock held by such holder at a price per share equal to the Redemption Price. The notice shall also specify the redemption date (which date shall be not more than 60, nor less than 45, days from the date of such notice) and the procedures to be followed by such holder in exercising his right to cause such redemption and to receive payment of the Redemption Price (if such holder elects to cause such redemption). Failure by the Corporation to give the notice prescribed by the preceding sentences, or the formal insufficiency of any such notice, shall not prejudice the rights of any holder of shares of Series B Preferred Stock to cause the Corporation to redeem any such shares held by such holder. If a record holder of shares of Series B Preferred Stock shall elect to require the Corporation to redeem any or all such shares of Series B Preferred Stock in the manner provided in this subparagraph (ii), such holder shall deliver, within 30 days of the mailing to such holder of the Corporation's notice described in this subparagraph (a)(ii), or, if no notice is given, within 30 days following the last day the Corporation was required to give notice in accordance with this subparagraph (a)(ii) (in which case the date of redemption shall be the date which is 45 Business Days following the last day the Corporation was required to give notice in accordance with this subparagraph (a)(ii)), a written notice, in the form specified by the Corporation (if the Corporation did in fact give the notice required by this subparagraph (a)(ii)), to the Corporation stating such election and specifying the number of shares to be redeemed pursuant to this paragraph (a). The Corporation shall redeem the number of shares so specified on the date fixed for redemption in accordance with the provisions of this Certificate of Designation.

  (iii) The Corporation may satisfy its obligation under subparagraphs (a)(i) and (a)(ii) to pay the Redemption Price and, if applicable, the Optional Redemption Premium, by paying, at the option of the Corporation, cash and/or shares of Class A Common Stock as provided in paragraph (b) of this Section 5.

  (b) The Corporation, at its sole option, may elect to satisfy its obligation to pay all or any portion of the Redemption Price and, if applicable, the Optional Redemption Premium in respect of each share of Series B Preferred Stock to be redeemed pursuant to paragraph (a) of this Section 5 by making an election on or prior to the date set for redemption to issue shares of Class A Common Stock in respect of all or any portion of the Redemption Price and, if applicable, the Optional Redemption Premium. Such election shall be set forth in a certificate signed on behalf of the Corporation by the Chairman of the Board, the Vice Chairman of the Board, the President or any Vice President of the Corporation and delivered to the Secretary of the Corporation and shall be deemed to have been made on the date such certificate is delivered to the Secretary. Notice of such election and of the portion of the Redemption Price and, if applicable, the Optional Redemption Premium, as to which such election was made shall be given to the holders of the Series B Preferred Stock by the Corporation promptly upon making such election. The number of shares of Class A Common Stock to be issued pursuant to this paragraph (b) shall be determined by dividing the Redemption Price and, if applicable, the Optional Redemption Premium, per share of Series B Preferred Stock through the date of redemption (or portion thereof to be paid in shares of Class A Common Stock) by the Base Price of a share of Class A Common Stock.

  In connection with any such redemption, unless, in the reasonable determination of the Corporation, the exchange of shares of Class A Common Stock for Series B Preferred Stock is exempt from the registration requirements of the Securities Act, the Corporation shall register such exchange under such Act, and such exchange shall not be completed until such registration is effective.

  (c) (i) If shares of Class A Common Stock to be issued in exchange for any shares of Series B Preferred Stock pursuant to paragraph (b) of this Section 5 are to be issued in a name or names other than that of the holder of record of such shares of Series B Preferred Stock, no such issuance shall be made (A) until the holder requesting such issuance has paid to the Corporation all issue, stamp, transfer and documentation taxes payable upon the issuance of shares of Class A Common Stock in such name or names and (B) unless such issuance is registered under the Securities Act and all applicable state securities laws, the holder of the applicable shares of Series B Preferred Stock which are to be exchanged for Class A Common Stock hereunder shall have furnished to the Corporation evidence satisfactory to it that such issuance is exempt from registration under the Securities Act and all applicable state securities laws. Other than the taxes specified in clause (A) above, the Corporation will pay any and all issue, stamp, transfer, documentation and other taxes (other than taxes based on gross or net income) that may be payable in respect of any issue or delivery of shares of Class A Common Stock in exchange for shares of Series B Preferred Stock pursuant hereto.

  (ii) No fractions of shares of Class A Common Stock shall be issued upon any exchange of shares of Series B Preferred Stock pursuant to paragraph (b) of this Section 5. In lieu thereof, the Corporation shall pay a cash adjustment equal to such fractional interest multiplied by the Base Price. If more than one share of Series B Preferred Stock shall be surrendered for exchange by the same holder, the number of full shares of Common Stock issuable on exchange thereof shall be computed on the basis of the total number of shares of Series B Preferred Stock so surrendered.

  (iii) In case the Corporation shall at any time or from time to time after the Issue Date effect a capital reorganization, reclassification, subdivision, combination or consolidation of outstanding shares of Common Stock (other than by payment of a dividend in shares of Common Stock) so that, after giving effect to such capital reorganization, reclassification, subdivision, combination or consolidation, the Corporation shall no longer have authorized shares of Class A Common Stock, the Corporation shall be entitled, at its sole option and in lieu of shares of Class A Common Stock, to issue shares of voting Common Stock of the Corporation which, at such time, have the fewest votes per share as compared to other classes of the Corporation's voting Common Stock in payment of all or any portion of the Redemption Price and, if applicable, the Optional Redemption Premium. In any such event, the remaining provisions of this Section 5 which pertain to the Class A Common Stock (including, without limitation, those provisions relating to the registration of such shares under the Securities Act, the calculation of the Base Price and the giving of notices) shall continue to be applicable to such replacement class of Common Stock.

  (d) Notice of the redemption of shares of Series B Preferred Stock pursuant to subparagraph (a)(i) of this Section 5 shall be mailed at least 30, but not more than 60, Trading Days prior to the date fixed for redemption to each record holder of shares of Series B Preferred Stock to be redeemed, at such holder's address as it appears on the transfer books of the Corporation.

  (e) On the date of any redemption being made pursuant to this Section 5, the Corporation shall, and at any time before the date of redemption, may: (i) deposit for the benefit of the holders of shares of Series B Preferred Stock to be redeemed the funds and/or shares of Class A Common Stock, as applicable, necessary for such redemption with a bank or trust company in the Borough of Manhattan, The City of New York, or in the City of Boston, in either case having a capital and surplus of at least $50,000,000; or (ii) if the Corporation so elects, segregate and hold in trust for the benefit of the holders of shares of Series B Preferred Stock to be redeemed the funds and/or shares of Class A Common Stock, as applicable, necessary for such redemption. Any moneys and/or shares so deposited or segregated and held in trust by the Corporation and unclaimed at the end of two years from the date designated for such redemption shall be released from any such deposit or trust and revert to the general funds of the Corporation. After such reversion, any such bank or trust company shall, upon demand, pay over to the Corporation such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof and any holder of shares of Series B Preferred Stock to be redeemed shall look only to the Corporation for the payment of the Redemption Price (and, if applicable, the Optional Redemption Premium). Any interest and/or shares accrued on funds and/or shares deposited pursuant to this paragraph (e) shall be paid from time to time to the Corporation for its own account.

  (f) Upon the deposit or segregation in trust of funds and/or shares pursuant to paragraph (e) in respect of shares of Series B Preferred Stock to be redeemed pursuant to this Section 5, notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, from and after the date of redemption designated in the notice of redemption (or, if no such notice is given pursuant to subparagraph (a)(ii) of this Section 5, the date of redemption determined pursuant to the provisions of such subparagraph) (i) the shares represented thereby shall no longer be deemed outstanding, (ii) the rights to receive dividends thereon shall cease to accrue and (iii) all rights of the holders of shares of Series B Preferred Stock to be redeemed shall cease and terminate, excepting only the right to receive the Redemption Price (and, if applicable, the Optional Redemption Premium) therefor.

  Section 6. REACQUIRED SHARES. Any shares of Series B Preferred Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares of Series B Preferred Stock shall upon their cancellation, and upon the filing of an appropriate certificate with the Secretary of State of the State of Delaware, become authorized but unissued shares of Preferred Stock and may be reissued as part of another series of Preferred Stock subject to the conditions or restrictions on issuance set forth herein.

  Section 7. LIQUIDATION, DISSOLUTION OR WINDING UP. (a) Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of shares of Junior Stock upon liquidation, dissolution or winding up unless, prior thereto, the holders of shares of Series B Preferred Stock shall have received the Liquidation Preference with respect to each share, or (ii) to the holders of shares of Parity Stock, except distributions made ratably on all such Parity Stock and the Series B Preferred Stock in proportion to the total amounts to which the holders of all shares of such Parity Stock and the Series B Preferred Stock are entitled upon such liquidation, dissolution or winding up. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of the Series B Preferred Stock shall have been paid in full the amounts to which they shall be entitled, the remaining net assets of the Corporation shall be distributed to the holders of Junior Stock, and the holders of Series B Preferred Stock shall not be entitled to participate in such distribution.

  (b) Neither the consolidation, merger or other business combination of the Corporation with or into any other Person or Persons nor the sale of all or substantially all the assets of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this
Section 7.

  Section 8. CERTAIN COVENANTS. Any registered holder of Series B Preferred Stock may proceed to protect and enforce its rights and the rights of such holders by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision in this Certificate of Designation or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

  Section 9. MERGER OR SALE OF THE CORPORATION. If at any time there shall be
(a) a merger or consolidation of the Corporation with or into another Person, such that the Corporation is not the surviving corporation upon consummation thereof, or (b) a sale of all or substantially all of the Corporation's assets to any other Person (either, an "Extraordinary Transaction"), then, as part of such Extraordinary Transaction, provision shall be made so that, at the election of the Corporation, either:

    (i) the successor Person resulting from such Extraordinary Transaction shall, contemporaneously with the consummation of, and as part of the consideration for, such Extraordinary Transaction, either (A) issue to each holder of Series B Preferred Stock in exchange for such holder's certificates representing the Series B Preferred Stock, certificates representing shares of preferred stock of the successor Person of a class or series having substantially similar terms to those set forth herein; or
  (B) issue or deliver to such holders such shares of stock, securities or other assets of the successor Person to which such holders would have been entitled pursuant to the Extraordinary Transaction if, immediately prior thereto, each such holder's shares of Series B Preferred Stock had been redeemed in the manner provided in subparagraph (a)(i) of
  Section 5 hereof and shares of Class A Common Stock had been issued in consideration therefor in the manner set forth in paragraph (b) of Section 5 hereof; or

    (ii) immediately prior to the consummation of such Extraordinary Transaction, the Corporation shall redeem all, but not less than all, of the shares of Series B Preferred Stock then outstanding in the manner provided in subparagraph (a)(i) of Section 5 hereof.

  Section 10. DEFINITIONS. For the purposes of this Certificate of Designation of Series B Preferred Stock, the following terms shall have the meanings indicated:

  "Affected Preferred Stock" shall have the meaning given such term in paragraph (b) of Section 3 hereof.

  "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

  "Base Price", when used with reference to shares of Class A Common Stock, shall mean the Current Market Price valued, if the Class A Common Stock is not publicly traded, on the date of redemption or, if the Class A Common Stock is publicly traded, for the period of 15 Trading Days ending two Trading Days prior to the date of redemption.

  "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in The Commonwealth of Massachusetts are authorized or obligated by law or executive order to close.

  "Class A Common Stock" and "Common Stock" each shall have the meaning assigned to such term in the Corporation's Restated Certificate of Incorporation.

  "Current Market Price", when used with reference to shares of Class A Common Stock or other securities on any date, shall mean the closing price per share of Class A Common Stock or such other securities on such date and, when used with reference to shares of Class A Common Stock or other securities for any period shall mean the average of the daily closing prices per share of Class A Common Stock or such other securities for such period. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Class A Common Stock or such other securities are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Class A Common Stock or such other securities are listed or admitted to trading or, if the Class A Common Stock or such other securities are not listed or admitted to trading on any national securities exchange, the last quoted sale price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other system then in use, or, if on any such date the Class A Common Stock or such other securities are not quoted by any such organization, the average of the closing bid and asked prices as furnished by the primary professional market maker making a market in the Class A Common Stock or such other securities selected by the Board of Directors of the Corporation. If the Class A Common Stock is not publicly held or so listed or publicly traded, "Current Market Price", shall mean the amount as determined by investment bankers mutually agreeable to the Corporation and the holders of a majority of the voting power represented by the outstanding shares of Series B Preferred Stock (the fees and expenses of which shall be paid by the Corporation) equal to the net proceeds that would be expected to be received by a stockholder of the Corporation from the sale of such shares of Class A Common Stock in an underwritten public offering after being reduced by pro forma expenses and underwriting discounts. If securities other than Class A Common Stock are not publicly held or so listed or publicly traded, "Current Market Price" shall mean the Fair Market Value per share of such other securities as determined by an independent investment banking firm mutually agreeable to the Corporation and the holders of a majority of the voting power represented by the outstanding shares of Series B Preferred Stock (the fees and expenses of which shall be paid by the Corporation).

  "Defaulted Preferred Stock" shall have the meaning given such term in paragraph (c) of Section 3 hereof.

  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

  "Fair Market Value" shall mean the amount which a willing buyer would pay a willing seller in an arm's-length transaction.

  "Issue Date" shall mean the date on which shares of Series B Preferred Stock are issued in accordance with the terms and conditions of the Merger Agreement.

  "Junior Stock" shall mean any capital stock of the Corporation ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock, including, without limitation, the Common Stock.

  "Liquidation Preference" with respect to a share of Series B Preferred Stock shall mean the Stated Amount, plus an amount per share equal to all unpaid dividends thereon, whether or not declared, to the date of such liquidation, dissolution or winding up.

  "Merger Agreement" shall mean that certain Amended and Restated Agreement and Plan of Merger by and among Providence Journal Company, The Providence Journal Company, King Holding Corp., King Broadcasting Company and the Corporation dated as of November 18, 1994, as the same may from time to time be amended, modified or supplemented.

  "Optional Redemption Premium" shall mean a premium, expressed as a percentage of the Stated Amount, equal to (i) 2% if any shares of Series B Preferred Stock are redeemed prior to the sixth anniversary of the Issue Date; (ii) 1% if redeemed on or after the sixth anniversary of the Issue Date and prior to the seventh anniversary date of the Issue Date; and (iii) 0% on or after the seventh anniversary of the Issue Date.

  "Parity Stock" shall mean any capital stock of the Corporation ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, including, without limitation, the Series A Preferred Stock.

  "Person" shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

  "Preferred Stock" shall have the meaning assigned to such term in the Corporation's Restated Certificate of Incorporation and shall include, without limitation, the Series A Preferred Stock and the Series B Preferred Stock.

  "Redemption Price" in respect of a share of Series B Preferred Stock shall mean the Stated Amount per share as of the date of redemption, plus an amount per share equal to all unpaid dividends thereon, whether or not declared, to the date of redemption.

  "Securities Act" shall mean the Securities Act of 1933.

  "Series A Preferred Stock" shall have the meaning assigned to such term in the Corporation's Certificate of Designation relating thereto and filed with the Secretary of State of the State of Delaware on April 27, 1992.

  "Stated Amount" with respect to a share of Series B Preferred Stock shall
mean $   ./3/

  "Subsidiary" of any Person means any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

  "Trading Day" means a day on which the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading is open for the transaction of business or, if the Class A Common Stock is not listed or admitted to trading on any national securities exchange, a Business Day.

  IN WITNESS WHEREOF, Continental Cablevision, Inc. has caused this
Certificate to be duly executed in its corporate name as of this    day of
      , 1995.

                                          Continental Cablevision, Inc.


                                          By: _________________________________

Attest:


_____________________________________


- --------
/3/ In the Certificate of Designation to be filed with the Secretary of State of Delaware, the Stated Amount shall be the quotient obtained by dividing (a) $96,750,000 by (b) the shares of Series B Preferred Stock to be issued.

                                               Exhibit B to the MERGER AGREEMENT

                     CONTRIBUTION AND ASSUMPTION AGREEMENT

  This Contribution and Assumption Agreement (this "Agreement"), dated as of
    , 1995, is made by and between King Broadcasting Company, a Washington corporation ("KBC"), and The Providence Journal Company, a Delaware corporation and a wholly owned subsidiary of KBC ("NPJ").

                                    RECITALS

  WHEREAS, KBC, NPJ and Continental Cablevision, Inc., a Delaware corporation ("Acquiror") (together with Providence Journal Company, a Rhode Island corporation (the "Company"), and King Holding Corp., a Delaware corporation), are parties to that certain Amended and Restated Agreement and Plan of Merger dated as of November 18, 1994 (the "Merger Agreement") pursuant to which, among other things, KBC has agreed to contribute to NPJ all of the assets of KBC (except as otherwise set forth herein or in the Merger Agreement) as one step in a series of transactions as a result of which (i) Acquiror will acquire the cable television businesses of the KBC and its Cable Subsidiaries (this and other capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement) by merging KBC with and into Acquiror, and (ii) NPJ will conduct the business conducted by KBC and its Subsidiaries prior to giving effect to the Contribution (as defined in Section
1.1 hereof) other than their cable television operations; and

  WHEREAS, in accordance with Section 2.4 of the Merger Agreement, the Company has heretofore contributed to KBC all of the Company's businesses and assets in exchange for shares of common stock of KBC and the assumption by KBC of all of the obligations and liabilities of the Company.

  NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                  ARTICLE 11.

                          CONTRIBUTION AND ASSUMPTION

  A. CONTRIBUTION OF ASSETS.

  (1) Subject to Section 1.1(b), KBC hereby contributes, grants, conveys, assigns, transfers and delivers to NPJ without recourse (the "Contribution") all of KBC's right, title and interest in and to any and all assets of KBC, whether tangible or intangible and whether fixed, contingent or otherwise, including, without limitation, the capital stock of all Subsidiaries of KBC, the real property more particularly described on Schedule 1.1(a) hereto and any and all furniture, fixtures, equipment, tools, vehicles, supplies, buildings, improvements, accounts receivable, notes, prepaid expenses, securities, trademarks, trade names, leases and contract rights, wherever located (collectively, the "Contributed Assets").

  (2) Notwithstanding Section 1.1(a), KBC hereby retains and does not contribute, grant, convey, assign, transfer or deliver to NPJ (i) the issued and outstanding capital stock of each Cable Subsidiary, (ii) KBC's rights
created pursuant to this Agreement, (iii) cash in the amount of $   , and (iv)
the Palmer Systems, the Related Assets and the assets of Westerly or Colony, as the case may be, to the extent the transactions contemplated by the last sentence of Section 2.6 of the Merger Agreement shall have been consummated (collectively, the "Retained Assets").

  (3) Notwithstanding anything contained in this Agreement or in the Merger Agreement to the contrary, NPJ acknowledges and agrees that KBC makes and has made no warranty, either express or implied, including without limitation warranties of merchantability or fitness for a particular purpose, with respect to any Contributed Assets.

  B. ASSUMPTION OF LIABILITIES.

  (1) Subject to Sections 1.2(b) and 1.5 hereof, NPJ, in partial consideration for the Contribution, hereby unconditionally assumes and agrees to pay, satisfy and discharge, any and all liabilities of KBC, whether contingent or otherwise, including, without limitation (if applicable), the NPJ Debt (the "Assumed Liabilities").

  (2) Notwithstanding Section 1.2(a), KBC hereby retains, and NPJ does not assume and will have no liability with respect to, (i) the New Company Debt,
(ii) the debts, liabilities and obligations associated with the business operations of the Cable Subsidiaries and the cable operations of KBC, (iii) KBC's obligations created pursuant to this Agreement, and (iv) the liabilities set forth on Schedule 2.5(b) to the Merger Agreement (collectively, the "Retained Liabilities").

  (c) It is expressly agreed by the parties hereto that all of the obligations of NPJ under the Merger Agreement shall be treated as Assumed Liabilities and not as Retained Liabilities under this Agreement.

  C. EMPLOYEE BENEFITS. All plans and arrangements for the benefit of KBC's employees (including stock option plans) in place as of the Effective Time are subject to the terms of Sections 6.12 and 6.26 of the Merger Agreement. Obligations of NPJ under such Sections shall be treated as Assumed Liabilities and not as Retained Liabilities under this Agreement.

  D. FURTHER ASSURANCES. Each of the parties hereto promptly shall execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and to consummate the transactions contemplated hereby.

  E. TAX MATTERS. Notwithstanding anything to the contrary in this Agreement, liabilities of the parties for Taxes that are associated with the business operations of the Cable Subsidiaries are subject to the terms of Section 6.10 of the Merger Agreement, and all obligations of NPJ under Section 6.10 of the Merger Agreement shall be treated as Assumed Liabilities and not as Retained Liabilities under this Agreement. The transactions contemplated by the Merger Agreement are intended to qualify as tax-free reorganizations, liquidations and dissolutions under the applicable sections of the Code.

  F. REMEDIES. Except as otherwise expressly set forth herein, all remedies of the parties hereunder shall be governed exclusively by Article 9 of the Merger Agreement.

  G. COOPERATION. The parties agree to cooperate with each other in all reasonable respects to ensure the smooth transfer of the Contributed Assets, the Assumed Liabilities and the business related thereto, including, without limitation, entering into any service or other sharing agreements that may be necessary.

                                  ARTICLE 12.

                                 MISCELLANEOUS

  A. ENTIRE AGREEMENT. This Agreement, together with the Merger Agreement, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

  B. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of conflict of law principles.

  C. DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

  D. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy with answerback, by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

      if to KBC:

      c/o Continental Cablevision, Inc.
      The Pilot House, Lewis Wharf
      Boston, MA 02110
      Telecopy: (617) 742-0530
      Attention: Amos B. Hostetter, Jr.

      with a copy to:

      Sullivan & Worcester
      One Post Office Square
      Boston, MA 02109
      Telecopy: (617) 338-2880
      Attention: Patrick K. Miehe, Esq.

      if to NPJ:

      The Providence Journal Company
      75 Fountain Street
      Providence, RI 02902
      Telecopy: (401) 277-7889
      Attention: Stephen Hamblett and
                  John L. Hammond, Esq.

      with a copy to:

      Edwards & Angell
      2700 Hospital Trust Tower
      Providence, RI 08903
      Telecopy: (401) 276-6611
      Attention: Walter G.D. Reed, Esq.

or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by telecopy or by air courier shall be deemed effective on the first business day at the place at which such notice or communication is received following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the fifth business day at the place from which such notice or communication was mailed following the day in which such notice or communication was mailed.

  E. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement except as provided in Sections 2.7 and 2.8 (which are intended to be for the benefit of the Persons provided for therein, and may be enforced by such Persons).

  F. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

  G. PERSONAL LIABILITY. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of any party hereto or any officer, director, employee, agent, representative or investor of any party hereto.

  H. BINDING EFFECT; ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors, including Acquiror as the surviving corporation in the Merger. This Agreement may not be assigned by any party hereto.

  I. CERTAIN TRANSFERS OF ASSETS BY NPJ. For a period of four years from the date hereof, NPJ agrees that it will not (i) sell, transfer, assign or otherwise dispose of any material assets or (ii) declare, set aside or pay any dividend or other distribution (other than a dividend or distribution payable in capital stock) in respect of its capital stock, or redeem or otherwise acquire any of its capital stock, if, as a result of and after giving effect to any such transaction and the application of any proceeds received therefrom, NPJ would have a fair market value (determined as a sale on a private market going concern basis, free and clear of all liabilities) of less than: (x) for the period from the date hereof to the first anniversary of the Effective Date, $200,000,000, (y) for the period from such first anniversary to the second anniversary of the Effective Date, $150,000,000 and (z) for the period from such second anniversary to the fourth anniversary of the Effective Date, $50,000,000, PROVIDED, HOWEVER, Acquiror agrees that NPJ may proceed with and consummate any transaction which would otherwise be prohibited by this Section
2.9 if NPJ provides security in form and amount reasonably acceptable to Acquiror.

  J. AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

  K. LEGAL FEES; COSTS. If any party hereto institutes any action or proceeding to enforce any provision of this Agreement, the prevailing party therein shall be entitled to receive from the losing party reasonable attorneys' fees and costs incurred in such action or proceeding, whether or not such action or proceeding is prosecuted to judgment.

  L. JURISDICTION. The parties accept, generally and unconditionally, the exclusive jurisdiction of the State of Rhode Island or the Commonwealth of Massachusetts in any action, suit or proceeding of any kind which arises out of or by reason of this Agreement or any agreements contemplated hereby.

  M. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

  N. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

                                          King Broadcasting Company


                                          By: _________________________________
                                                           Name:
                                                          Title:

                                          The Providence Journal Company


                                          By: _________________________________
                                                           Name:
                                                          Title:

                                               Exhibit C to the MERGER AGREEMENT

                                VOTING AGREEMENT

  This Voting Agreement, dated as of November 18, 1994 (this "Agreement"), is by and among Continental Cablevision, Inc., a Delaware corporation ("Acquiror"), Providence Journal Company, a Rhode Island corporation (the "Company"), each person or entity listed as an "Acquiror Stockholder" on the signature pages hereof (each, an "Acquiror Stockholder") and each person or entity listed as a "Providence Journal Company Stockholder" on the signature pages hereof (each, a "PJC Stockholder").

  WHEREAS, each Acquiror Stockholder owns the number of shares of (i) Class A Common Stock, par value $.01 per share, of Acquiror ("Acquiror Class A Common Stock"), (ii) Class B Common Stock, par value $.01 per share, of Acquiror ("Acquiror Class B Common Stock") and (iii) Series A Convertible Preferred Stock, par value $.01 per share, of Acquiror ("Acquiror Preferred Stock") set forth opposite such Acquiror Stockholder's name on EXHIBIT A hereto (all shares of Acquiror Class A Common Stock, Acquiror Class B Common Stock and Acquiror Preferred Stock now owned and which may hereafter be acquired by the Acquiror Stockholders prior to the termination of this Agreement shall be referred to herein as the "Acquiror Shares");

  WHEREAS, each PJC Stockholder owns the number of shares of (i) Class A Common Stock, par value $2.50 per share, of the Company ("Providence Journal Class A Common Stock") and (ii) Class B Common Stock, par value $2.50 per share, of the Company ("Providence Journal Class B Common Stock") set forth opposite such PJC Stockholder's name on EXHIBIT B hereto (all shares of Providence Journal Class A Common Stock and Providence Journal Class B Common Stock now owned and which may hereafter be acquired by the PJC Stockholders prior to the termination of this Agreement, shall be referred to herein as the "Providence Journal Shares");

  WHEREAS, the Company and Acquiror propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, that the Company will merge with Acquiror pursuant to the Merger (this and other capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement) contemplated by the Merger Agreement;

  WHEREAS, it is a condition to the willingness of Acquiror to enter into the Merger Agreement that each PJC Stockholder agree, and in order to induce Acquiror to enter into the Merger Agreement, each PJC Stockholder has agreed, to enter into this Agreement; and

  WHEREAS, it is a condition to the willingness of the Company to enter into the Merger Agreement that each Acquiror Stockholder agree, and in order to induce the Company to enter into the Merger Agreement, each Acquiror Stockholder has agreed, to enter into this Agreement;

  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE 1

            VOTING OF PROVIDENCE JOURNAL SHARES AND ACQUIROR SHARES

  SECTION 1.1. VOTING AGREEMENT. (a) Each PJC Stockholder hereby agrees that during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, such PJC Stockholder shall vote his, her or its Providence Journal Shares: (i) in favor of the Merger, the Merger Agreement (as amended from time to time) and the other transactions contemplated by the Merger Agreement, the Preemptive Rights Waiver Amendment and, if applicable, the Alternate Merger Agreement (as amended from time to time), and the transactions contemplated by the Alternate Merger Agreement, (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between the Company or any of its Cable Subsidiaries and any person or entity other than Acquiror, or any other action or agreement, that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or the Alternate Merger Agreement, as the case may be, or that would result in any of the conditions to the obligations of the Company under the Merger Agreement or the Alternate Merger Agreement, as the case may be, not being fulfilled, and
(iii) in favor of any other matter relating to the consummation of the transactions contemplated by the Merger Agreement or the Alternate Merger Agreement, as the case may be. Each PJC Stockholder acknowledges receipt and review of a copy of the Merger Agreement (which contains a copy of the Alternate Merger Agreement).

  (b) Each Acquiror Stockholder hereby agrees that during the time this Agreement is in effect, at any meeting of the stockholders of Acquiror, however called, and in any action by consent of the stockholders of Acquiror, such Acquiror Stockholder shall vote his, her or its Acquiror Shares: (i) in favor of the Merger, the Recapitalization Amendment, the Merger Agreement (as amended from time to time) and the transactions contemplated by the Merger Agreement, and, if applicable, the Alternate Merger Agreement and the other transactions contemplated by the Alternate Merger Agreement, (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Acquiror under the Merger Agreement or the Alternate Merger Agreement, as the case may be, or that would result in any of the conditions to the obligations of Acquiror under the Merger Agreement or the Alternate Merger Agreement, as the case may be, not being fulfilled and (iii) in favor of any other matter relating to the consummation of the transactions contemplated by the Merger Agreement and the Alternate Merger Agreement, as the case may be. Each Acquiror Stockholder acknowledges receipt and review of a copy of the Merger Agreement (which contains a copy of the Alternate Merger Agreement).

  (c) Anything herein to the contrary notwithstanding, the parties hereto acknowledge and agree that nothing contained in this Agreement shall be deemed to require an Acquiror Stockholder who is a director of Acquiror or a PJC Stockholder who is a director of the Company to take any action or refrain from taking any action in his or her capacity as such.

                                   ARTICLE 2

             REPRESENTATION AND WARRANTIES OF THE PJC STOCKHOLDERS

  Each PJC Stockholder hereby represents and warrants to Acquiror as follows:

  SECTION 2.1. AUTHORITY RELATIVE TO THIS AGREEMENT. Such PJC Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such PJC Stockholder and the consummation by such PJC Stockholder of the transactions contemplated hereby have been duly and validly authorized by such PJC Stockholder, and no other proceedings on the part of such PJC Stockholder are necessary to authorize the execution and delivery of this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by such PJC Stockholder and, assuming the due authorization, execution and delivery hereof by each other party hereto, constitutes a legal, valid and binding obligation of such PJC Stockholder, enforceable against such PJC Stockholder in accordance with its terms.

  SECTION 2.2. NO CONFLICT.

  (a) The execution and delivery of this Agreement by such PJC Stockholder do not, and the performance of this Agreement by such PJC Stockholder shall not,
(i) conflict with or violate any trust agreement, charter, by-laws or other instrument or organizational document of such PJC Stockholder (if any), (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such PJC Stockholder or by which such PJC Stockholder's Providence Journal Shares are bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of such PJC Stockholder's Providence Journal Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such PJC Stockholder is a party or by which such PJC Stockholder or such PJC Stockholder's Providence Journal Shares are bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by such Stockholder of such PJC Stockholder's obligations under this Agreement.

  (b) The execution and delivery of this Agreement by such PJC Stockholder do not, and the performance of this Agreement by such PJC Stockholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign regulatory body, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such PJC Stockholder of such PJC Stockholder's obligations under this Agreement.

  SECTION 2.3. TITLE TO THE PROVIDENCE JOURNAL SHARES. Such PJC Stockholder is the owner of the Providence Journal Shares set forth opposite his, her or its name on EXHIBIT B free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever. Such PJC Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to such Providence Journal Shares. Such PJC Stockholder has sole voting power with respect to such Providence Journal Shares, and the person(s) executing this Agreement have the power to direct the voting of such Providence Journal Shares.

                                   ARTICLE 3

           REPRESENTATION AND WARRANTIES OF THE ACQUIROR STOCKHOLDERS

  Each Acquiror Stockholder hereby represents and warrants to the Company as follows:

  SECTION 3.1. AUTHORITY RELATIVE TO THIS AGREEMENT. Such Acquiror Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Acquiror Stockholder and the consummation by such Acquiror Stockholder of the transactions contemplated hereby have been duly and validly authorized by such Acquiror Stockholder, and no other proceedings on the part of such Acquiror Stockholder are necessary to authorize the execution and delivery of this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by such Acquiror Stockholder and, assuming the due authorization, execution and delivery hereof by each other party hereto, constitutes a legal, valid and binding obligation of such Acquiror Stockholder enforceable against such Acquiror Stockholder in accordance with its terms.

  SECTION 3.2. NO CONFLICT.

  (a) The execution and delivery of this Agreement by such Acquiror Stockholder do not, and the performance of this Agreement by such Acquiror Stockholder shall not, (i) conflict with or violate any trust agreement, charter, by-laws or other instrument or organizational document of such Acquiror Stockholder (if any), (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Acquiror Stockholder or by which such Acquiror Stockholder's Acquiror Shares are bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of such Acquiror Stockholder's Acquiror Shares pursuant to, any note, bond, mortgage, indenture contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Acquiror Stockholder is a party or by which such Acquiror Stockholder or by which such Acquiror Stockholder's Acquiror Shares are bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by such Acquiror Stockholder of such Acquiror Stockholder's obligations under this Agreement.

  (b) The execution and delivery of this Agreement by such Acquiror Stockholder do not, and the performance of this Agreement by such Acquiror Stockholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign regulatory body, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Acquiror Stockholder of such Acquiror Stockholder's obligations under this Agreement.

  SECTION 3.3. TITLE TO THE ACQUIROR SHARES. Such Acquiror Stockholder is the owner of the Acquiror Shares set forth opposite his, her or its name on EXHIBIT
A. Such Acquiror Stockholder has sole voting power with respect to such Acquiror Shares or has the power to direct the voting of such Acquiror Shares.

                                   ARTICLE 4

                       COVENANTS OF THE PJC STOCKHOLDERS

  SECTION 4.1. NO INCONSISTENT AGREEMENT. Each PJC Stockholder hereby covenants and agrees that, except as contemplated by this Agreement, such PJC Stockholder shall not enter into any voting agreement or grant a proxy or power of attorney with respect to such PJC Stockholder's Providence Journal Shares which is inconsistent with this Agreement.

  SECTION 4.2. TRANSFER OF TITLE. Each PJC Stockholder hereby covenants and agrees that such PJC Stockholder shall not transfer ownership of any of its Providence Journal Shares unless the transferee agrees in writing to be bound by the terms and conditions of this Agreement.

                                   ARTICLE 5

                     COVENANTS OF THE ACQUIROR STOCKHOLDERS

  SECTION 5.1. NO INCONSISTENT AGREEMENT. Each Acquiror Stockholder hereby covenants and agrees that, except as contemplated by this Agreement, such Acquiror Stockholder shall not enter into any voting agreement or grant a proxy or power of attorney with respect to such Acquiror Stockholder's Acquiror Shares which is inconsistent with this Agreement.

  SECTION 5.2. TRANSFER OF TITLE. Each Acquiror Stockholder hereby covenants and agrees that such Acquiror Stockholder shall not transfer ownership of more than 10% of such Acquiror Stockholder's Acquiror Shares unless the transferee agrees in writing to be bound by the terms and conditions of this Agreement; PROVIDED, HOWEVER, from and after the date on which the holders of at least 50.1% (the "Required Percentage") of the combined voting power of the Acquiror Common Stock and the Acquiror Series A Preferred Stock have become parties to this Agreement, no Acquiror Stockholder shall transfer ownership of any of such Acquiror Stockholder's Acquiror Shares if, after giving effect to such transfer, the Required Percentage of Acquiror Stockholders would no longer be bound by the terms of this Agreement.

                                   ARTICLE 6

                                 MISCELLANEOUS

  SECTION 6.1. TERMINATION. This Agreement shall terminate on the earlier to occur of (i) the consummation of the Merger Transactions, (ii) December 31, 1995 and (iii) the termination of the Merger Agreement (or, if applicable, the Alternate Merger Agreement).

  SECTION 6.2. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

  SECTION 6.3. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

  SECTION 6.4. AMENDMENT. This Agreement may not be amended except by an instrument in writing signed by all of the parties hereto.

  SECTION 6.5. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable or being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

  SECTION 6.6. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under principles of conflicts of law applicable hereto.

  SECTION 6.7. DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

  SECTION 6.8. JURISDICTION. The parties accept, generally and unconditionally, the exclusive jurisdiction of the State of Rhode Island or the Commonwealth of Massachusetts in any action, suit or proceeding of any kind which arises out of or by reason of this Agreement or any agreements contemplated hereby.

  SECTION 6.9. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

  SECTION 6.10 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy with answerback, by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows: (a) if to any PJC Stockholder or Acquiror Stockholder, to him, her or it at the location listed below such PJC Stockholder's or Acquiror Stockholder's name on the signature pages hereof, (ii) if to Acquiror, to it at The Pilot House, Lewis Wharf, Boston, MA 02110, telecopy (617) 742-0530, attention: Amos B. Hostetter, Jr., and (iii) if to the Company, to it at 75 Fountain Street, Providence, RI 02902, telecopy (401) 277-7889, attention:
Stephen Hamblett and John L. Hammond, Esq., or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by telecopy or by air courier shall be deemed effective on the first business day at the place at which such notice or communication is received following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the fifth business day at the place from which such notice or communication was mailed following the day in which such notice or communication was mailed.

  SECTION 6.11 ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise.

  SECTION 6.12 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                                          Continental Cablevision, Inc.


                                          By: _________________________________
                                            Name:
                                            Title:

                                          Providence Journal Company


                                          By: _________________________________
                                            Name:
                                            Title:

                                          Acquiror Stockholders:


                                          _____________________________________
                                          Amos B. Hostetter, Jr., not in his
                                          individual capacity but solely in
                                          his capacity as Trustee of the Amos
                                          B. Hostetter, Jr. 1989 Trust

                                          Address for notices:

                                          The Pilot House, Lewis Wharf
                                          Boston, MA 02110
                                          Attn: Amos B. Hostetter, Jr.


                                          _____________________________________
                                          Timothy P. Neher, not in his
                                          individual capacity but solely in
                                          his capacity as Trustee of the Amos
                                          B. Hostetter, Jr. 1989 Trust

                                          Address for notices:

                                          The Pilot House, Lewis Wharf
                                          Boston, MA 02110
                                          Attn: Amos B. Hostetter, Jr.

                                          Providence Journal Company
                                           Stockholders:


                                          _____________________________________
                                                      John A. Bowers

                                          Address for notices:

                                          2 Maryland Drive
                                          West Warwick, RI 02893


                                          _____________________________________
                                                        Harry Dyson

                                          Address for notices:

                                          24 Metcalf Drive
                                          Cumberland, RI 02864


                                          _____________________________________
                                                     Stephen Hamblett

                                          Address for notices:

                                          35 Benefit Street
                                          Providence, RI 02906


                                          _____________________________________
                                                     Trygve E. Myrhen

                                          Address for notices:

                                          30 Apple Tree Lane
                                          Barrington, RI 02806


                                          _____________________________________
                                                      James F. Stack

                                          Address for notices:

                                          5 Highridge Drive
                                          Lincoln, RI 02865

                                          _____________________________________
                                                       Joel N. Stark

                                          Address for notices:

                                          137 Briarcliff Avenue
                                          Warwick, RI 02889


                                          _____________________________________
                                                      James V. Wyman

                                          Address for notices:

                                          6 Barway Lane
                                          Cumberland, RI 02864

                         EXHIBIT A TO VOTING AGREEMENT

                                             ACQUIROR     ACQUIROR   ACQUIROR
                                             CLASS A      CLASS B    PREFERRED
                                           COMMON STOCK COMMON STOCK   STOCK
                                           ------------ ------------ ---------
Amos B. Hostetter, Jr., not in his
 individual capacity but solely in his
 capacity as Trustee of the Amos B.
 Hostetter, Jr. 1989 Trust................  1,713,742

                         EXHIBIT B TO VOTING AGREEMENT

                                                        PROVIDENCE   PROVIDENCE
                                                         JOURNAL      JOURNAL
                                                         CLASS A      CLASS B
                                                       COMMON STOCK COMMON STOCK
                                                       ------------ ------------
John A. Bowers........................................       1
Harry Dyson...........................................       4
Stephen Hamblett......................................     156          148
Trygve Myhren.........................................       3
James Stack...........................................       2
Joel Stark............................................       3
James Wyman...........................................       6

                                               Exhibit D to the MERGER AGREEMENT

                            NONCOMPETITION AGREEMENT

  This Noncompetition Agreement (this "Agreement"), dated as of      , 1995, is
made by and among King Broadcasting Company, a Washington corporation ("KBC"), The Providence Journal Company, a Delaware corporation ("NPJ"), and Continental Cablevision, Inc., a Delaware corporation ("Acquiror").

                                    RECITALS

  WHEREAS, KBC, NPJ and Acquiror (together with Providence Journal Company, a Rhode Island corporation ("PJC"), and King Holding Corp., a Delaware corporation) are parties to that certain Amended and Restated Agreement and Plan of Merger dated as of November 18, 1994 (the "Merger Agreement") pursuant to which, among other things, PJC has agreed to contribute all of its assets to KBC in exchange for shares of common stock of KBC and the assumption by KBC of all of the liabilities of PJC, and KBC, in turn, has agreed to contribute to NPJ all of the assets of KBC (except as otherwise set forth in the Merger Agreement) pursuant to the terms of the Contribution Agreement (this and other capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement); and

  WHEREAS, the Contribution is one step in a series of transactions as a result of which (i) Acquiror will acquire the cable businesses of KBC and its Cable Subsidiaries (a portion of which was transferred to KBC as a result of the Dissolution) by merging KBC with and into Acquiror, and (ii) NPJ will acquire and conduct the business previously conducted by KBC and its Subsidiaries (other than their cable television operations).

  NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 7

                            NONCOMPETITION COVENANTS

  7.1 NONCOMPETITION COVENANTS. NPJ acknowledges that (i) it, on its own and through its Subsidiaries and their respective officers, employees and other representatives, has specialized knowledge and experience in the operation of cable television systems (as defined in the Cable Communications Policy Act of 1984, as amended) providing the services provided by KBC or PJC, as the case may be, and the Cable Subsidiaries on the date prior to the date the Contribution is effected (the "Restricted Business"; provided that the term "Restricted Business" shall not be construed to include the business of developing or creating programming), (ii) its reputation and contacts within the Restricted Business and those of its Subsidiaries are considered of great value to KBC and Acquiror and (iii) if such knowledge, experience, reputation or contacts were used to compete with Acquiror, serious harm to Acquiror could result. Thus, NPJ agrees that, for a period of three (3) years after the Closing Date, neither it nor any of its Subsidiaries shall, directly or indirectly, on its own behalf or in the service or on behalf of others:

  7.1.1 actively solicit for employment (including as an independent contractor), interfere with or endeavor to entice away (or attempt to do any of the foregoing) (x) any of the directors, officers, employees or agents of Acquiror or any of its Subsidiaries, whether holding such position prior to or after the Closing Date, or (y) any person who at any time on or after January 1, 1994, was an officer or employee of PJC, KBC or any of their Subsidiaries engaged on behalf of either of them in the Restricted Business and whom Acquiror employs effective upon the Closing;

  7.1.2 own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected as a stockholder, partner, principal, agent, representative, consultant or otherwise with any business or enterprise engaged in the Restricted Business in the franchise areas served by KBC or Acquiror, or any of their respective Subsidiaries, at the date hereof (the "Restricted Area"); or

  7.1.3 use or permit PJC's, KBC's or NPJ's name to be used in connection with any business or enterprise engaged in the Restricted Business in the Restricted Area; PROVIDED, HOWEVER, that the provisions of this Section 1.1 shall not be construed to prohibit the ownership by NPJ or any Subsidiary of NPJ, as a passive investor, of not more than 5% of any class of securities registered pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of any corporation which is engaged in the Restricted Business, or passive investments in partnerships or joint ventures representing not more than 5% of any class of any equity interests therein.

  7.2 REASONABLENESS OF COVENANTS, ETC. In the event that the provisions of
Section 1.1 should ever be adjudicated to exceed the time, geographic or service limitations permitted by applicable Law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic or service limitations permitted by applicable Law. NPJ agrees that its covenants set forth in Section 1.1 (the "Noncompetition Covenants") are appropriate and reasonable when considered in light of the nature and extent of the Restricted Business and the transactions contemplated by the Merger Agreement, including, without limitation, the assets being contributed to NPJ by KBC pursuant to the Contribution Agreement. Without limiting the generality of the foregoing, NPJ specifically agrees that prohibitions on the active solicitation, interference or enticement of officers, directors, employees or agents of Acquiror or any of its Subsidiaries, as set forth in Section 1.1, are appropriate and reasonable in all respects. NPJ agrees that the Noncompetition Covenants are of the essence of this Agreement and the Merger Agreement; that each such Noncompetition Covenant is reasonable and necessary to protect and preserve the interests and properties of Acquiror and its Subsidiaries and the Restricted Business of Acquiror and its Subsidiaries; that irreparable loss and damage will be suffered by Acquiror should NPJ or any of its Subsidiaries breach any such Noncompetition Covenant; that each of such covenants is separate, distinct and severable not only from the other of such covenants but also from the other and remaining provisions of this Agreement and the Merger Agreement; that the unenforceability of all or any of the Noncompetition Covenants shall not affect the validity or enforceability of any other such covenants; that, in addition to other remedies available to it, Acquiror shall be entitled to both temporary and permanent injunctions to prevent a breach or contemplated breach by NPJ of any of the Noncompetition Covenants; and that NPJ hereby waives any requirements for the posting of a bond or any other security by Acquiror in connection therewith.

  7.3 SPECIFIC PERFORMANCE; OTHER REMEDIES. NPJ recognizes that the Noncompetition Covenants are unique and, accordingly, Acquiror shall, in addition to such other remedies as may be available to it at law or in equity, have the right to enforce its rights under Section 1.1 by actions for injunctive relief and specific performance to the extent permitted by law.

                                   ARTICLE 8

                                 MISCELLANEOUS

  8.1 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties with respect to the specific subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the specific subject matter hereof.

  8.2 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of conflict of law principles.

  8.3 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

  8.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy with answerback, by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

      if to NPJ:

      The Providence Journal Company
      75 Fountain Street
      Providence, RI 02902
      Telecopy: (401) 277-7889
      Attention: Stephen B. Hamblett and
                  John L. Hammond, Esq.

      with a copy to:

      Edwards & Angell
      2700 Hospital Trust Tower
      Providence, RI 02903
      Telecopy: (401) 276-6611
      Attention: Walter G.D. Reed, Esq.

      if to KBC or Acquiror:

      Continental Cablevision, Inc.
      The Pilot House
      Lewis Wharf
      Boston, MA 02109
      Telecopy: (617) 742-0530
      Attention: Amos B. Hostetter, Jr.

      with a copy to:

      Sullivan & Worcester
      One Post Office Square
      Boston, MA 02109
      Telecopy: (617) 338-2880
      Attention: Patrick K. Miehe, Esq.

or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by telecopy or by air courier shall be deemed effective on the first business day at the place at which such notice or communication is received following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the fifth business day at the place from which such notice or communication was mailed following the day in which such notice or communication was mailed.

  8.5 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Sections 2.7 and 2.8 (which are intended to be for the benefit of the Persons provided for therein, and may be enforced by such Persons).

  8.6 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

  8.7 PERSONAL LIABILITY. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of any party hereto or any officer, director, employee, agent, representative or investor of any party hereto.

  8.8 BINDING EFFECT; ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors, including Acquiror as the surviving corporation in the Merger. This Agreement may not be assigned by any party hereto.

  8.9 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

  8.10 LEGAL FEES; COSTS. If any party hereto institutes any action or proceeding to enforce any provision of this Agreement, the prevailing party therein shall be entitled to receive from the losing party reasonable attorneys' fees and costs incurred in such action or proceeding, whether or not such action or proceeding is prosecuted to judgment.

  8.11 JURISDICTION. The parties accept, generally and unconditionally, the exclusive jurisdiction of the State of Rhode Island or the Commonwealth of Massachusetts in any action, suit, or proceeding of any kind which arises out of or by reason of this Agreement or any agreements contemplated hereby.

  8.12 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

                                          King Broadcasting Company


                                          By: _________________________________
                                            Name:
                                            Title:

                                          The Providence Journal Company


                                          By: _________________________________
                                            Name:
                                            Title:

                                          Continental Cablevision, Inc.


                                          By: _________________________________
                                            Name:
                                            Title:

                                                                        ANNEX II

                           PROVIDENCE JOURNAL COMPANY

                             Plan of Reorganization

  This Plan of Reorganization of Providence Journal Company, a Rhode Island Corporation (the "Company"), has been approved and adopted by the Company's Board of Directors.

                                    RECITALS

  A. The Company is engaged in three principal lines of business: cable television, newspaper publishing and television broadcasting and related electronic media enterprises. After due deliberation and consultation, the Board of Directors has determined that the overall business and operating goals of the Company, and the Company's future business prospects, would be best served if the cable television business were to be combined with a significantly larger cable television operator.

  B. After extensive negotiations, Continental Cablevision, Inc., a Delaware corporation ("Continental"), pursuant to the terms of an Amended and Restated Agreement and Plan of Merger dated as of November 18, 1994 (the "Merger Agreement"), has agreed to acquire the Company's cable television business in a tax-free merger transaction (the "Continental Merger"), in exchange for capital stock of Continental, on condition, inter alia, that (i) Continental acquire in that transaction only cable television businesses and properties; (ii) that prior to the Continental Merger, the Company or its wholly-owned subsidiary become the 100% owner of King Holding Corp., which is now 50%-owned; and (iii) the shares to be issued by Continental as a result of the Continental Merger be delivered to and held by the Company's shareholders and not the Company.

  C. In order to carry out the conditions imposed by Continental in respect of the Continental Merger, and to best achieve the Company's business objectives as aforesaid, the Board of Directors has decided to structure this Plan of Reorganization herein set forth (the "Plan of Reorganization") which will conclude with (i) a spin-off distribution transaction qualifying as a reorganization under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of l986 (as amended), structured as hereafter provided, followed by (ii) the Continental Merger.

                             PLAN OF REORGANIZATION

  I. PARTIES; DATES.

  1. AFFILIATED PARTIES. The affiliated entities which are involved in and shall be parties to the Plan of Reorganization are:

    The Company;

    The Providence Journal Company, a Delaware corporation and a wholly-owned subsidiary of the Company ("New Providence Journal");

    Colony Communications, Inc., a Rhode Island corporation and a wholly-owned subsidiary of the Company ("Colony");

    Westerly Cable Television, Inc., a Rhode Island corporation and a wholly-owned subsidiary of Colony ("Westerly Cable");

    King Holding Corp., a Delaware corporation which is 50%-owned by the Company ("King Holding");

    King Broadcasting Company, a Washington corporation and a wholly-owned subsidiary of King Holding ("King Broadcasting"); and

    King Videocable Company, a Washington corporation and a wholly-owned subsidiary of King Broadcasting ("King Videocable").

  2. INDEPENDENT PARTIES. The following independent entities are involved in, but are not parties to, this Plan of Reorganization:

    Continental; and

    Kelso Investment Associates IV, L.P., Kelso Partners IV, L.P. and Kelso Equity Partners II, L.P., each a Delaware limited partnership
  (collectively, the "Kelso Partnerships").

  3. TIMES OF EVENTS. The following terms have the meaning noted:

  The "Time of Reorganization" is the time at which the "King Holding Dissolution", the "Company Dissolution", the "Contribution" and the "Spin-Off Distribution" (all as hereafter defined) shall take place, in that order.

  The "Merger Time" is the time at which the Continental Merger shall be effective.

  II. REORGANIZATION TRANSACTIONS.

  The Plan of Reorganization shall be carried out through the following steps and transactions.

  1. DISSOLUTION OF KING HOLDING. At the Time of Reorganization, King Holding will be liquidated and dissolved (the "King Holding Dissolution") in the following manner and in accordance with the provisions of Section 275, et seq. of the Delaware General Corporation Law ("DGCL"):

    (a) King Holding will transfer all of its assets (consisting solely of all of the outstanding stock of King Broadcasting), subject to all of its liabilities, to King Broadcasting in exchange for the issuance to King Holding of 100 shares of King Broadcasting Class A Common Stock;

    (b) King Holding will distribute those 100 shares of King Broadcasting Class A Common Stock to the Company in exchange for the shares of King Holding Common Stock owned and held by the Company, which shall be surrendered to King Holding for redemption and cancellation; and

    (c) King Holding will thereafter be dissolved pursuant to the provisions of the DGCL. As a result of the King Holding Dissolution, King Broadcasting will become a wholly-owned subsidiary of the Company.

  The Company will cause King Holding to adopt a separate plan of liquidation conforming in all material respects to the terms of this paragraph 1 to the extent required by the DGCL.

  2. LIQUIDATION AND DISSOLUTION OF THE COMPANY.

  (a) Following the King Holding Dissolution and prior to the Contribution, in order to effect the liquidation and dissolution of the Company in accordance with the Rhode Island Business Corporations Act ("RIBCA"), the Company shall contribute and transfer to King Broadcasting all of the Company's right, title and interest in and to any and all assets then held by the Company, whether tangible or intangible and whether fixed, contingent or otherwise, including the stock of all subsidiaries of the Company (including, without limitation, all of the outstanding capital stock of King Broadcasting), in exchange for a number of shares of King Broadcasting Class A Common Stock and King Broadcasting Class B Common Stock equal to the number of shares of such King Broadcasting Common Stock the Company will distribute to its stockholders in accordance with paragraph (b) below. In partial consideration for such contribution and transfer, and concurrently therewith, King Broadcasting shall assume any and all liabilities of the Company, whether fixed, contingent or otherwise.

  (b) Immediately following such contribution and transfer and prior to the Contribution, the Company shall cease to do business and shall be thereafter dissolved in accordance with Section 7-1.1-77 of the RIBCA

(the "Company Dissolution"). As a result of the Company Dissolution, the sole remaining asset of the Company, consisting of shares of the King Broadcasting Common Stock of the same class and consisting of the same number of shares of each such class as that outstanding for the Company immediately prior to the Company Dissolution, shall be distributed to the shareholders of the Company so that one fully paid and nonassessable share of King Broadcasting Class A Common Stock will be distributed to the holder of each share of Company Class A Common Stock outstanding immediately prior to the Company Dissolution and one fully paid and nonassessable share of King Broadcasting Class B Common Stock will be distributed to the holder of each share of Company Class B Common Stock outstanding immediately prior to the Company Dissolution. The distribution of shares of King Broadcasting Common Stock pursuant hereto shall be in exchange solely for, and in complete redemption and cancellation of, and in payment for, all outstanding shares of capital stock of the Company. As a result of the Company Dissolution, each holder of the Company's Common Stock immediately prior to the Company Dissolution will own the same number and class of shares of King Broadcasting Common Stock as such holder owned in the Company. The foregoing is subject to the exercise of dissenter's rights under the RIBCA as described in the Merger Agreement.

  (c) In order to facilitate the exchange of certificates and to avoid requiring that certificates representing shares of Company Common Stock be exchanged for shares of King Broadcasting Common Stock prior to the Spin-Off Distribution and the Continental Merger, the Merger Agreement provides that the certificates representing shares of Company Class A Common Stock and Company Class B Common Stock immediately prior to the Company Dissolution (other than any such certificate which represents Dissenting Shares as defined therein or shares owned directly or indirectly by the Company or any of its Subsidiaries) shall be deemed to represent the equivalent number of shares of King Broadcasting Class A Common Stock and King Broadcasting Class B Common Stock issued in connection with the Company Dissolution.

  (d) This Section II, (2) of the Plan of Reorganization shall constitute the Plan of Liquidation and Dissolution of the Company; the resolution of the Board of Directors of the Company approving and adopting this Plan of Reorganization shall constitute the approval by the Board of said Plan of Liquidation and Dissolution of the Company; and that resolution shall constitute the recommending action to the Company's shareholders that the Company be dissolved and the direction that the question of the Company's dissolution be presented to the shareholders as contemplated by Section 7-1.1-77 of the RIBCA. The approval of the Plan of Reorganization by the requisite vote of the Company's shareholders as provided in Section IV(2) of this Plan of Reorganization, shall constitute the required shareholder approval for the dissolution of the Company in accordance with Section 7-1.1-77 of the RIBCA, including approval of the manner in which shares of King Broadcasting are to be distributed to shareholders in exchange for their shares of the Company's Class A and Class B Common Stock.

  3. CONTRIBUTION TO NEW PROVIDENCE JOURNAL.

  (a) After the Company Dissolution and prior to the Spin-Off Distribution and the Merger Time and pursuant to the terms of the Contribution and Assumption Agreement to be entered into by King Broadcasting and New Providence Journal in the form attached to the Merger Agreement (the "Contribution Agreement"), King Broadcasting shall contribute and transfer (the "Contribution") to New Providence Journal all of King Broadcasting's right, title and interest in and to any and all assets then held by King Broadcasting, whether tangible or intangible and whether fixed, contingent or otherwise, including the stock of all subsidiaries of King Broadcasting, provided, however, that King Broadcasting shall not contribute to New Providence Journal (i) the issued and outstanding capital stock of Colony or any other Cable Subsidiary (as defined in the Merger Agreement); (ii) King Broadcasting's rights created pursuant to the Contribution Agreement; (iii) cash sufficient to pay all expenses relating to the transactions described in the Merger Agreement that are the responsibility of the Company, King Holding or King Broadcasting thereunder; and (iv) the Palmer Systems (as defined in the Merger Agreement), the Related Assets (as defined in the Merger Agreement) and the assets of Westerly or Colony, as the case may be, to the extent the transactions contemplated by the last sentence of Section 2.6 of the Merger Agreement shall have been consummated.

  (b) In partial consideration for the Contribution, concurrently therewith and pursuant to the Contribution Agreement, New Providence Journal shall assume any and all liabilities of King Broadcasting, whether fixed, contingent or otherwise; provided, however, that New Providence Journal will not assume, and will have no liability with respect to, (i) the "New Company Debt" (as defined in the Merger Agreement), (ii) any liabilities associated with the business operations of Colony or the cable operations of King Broadcasting except as provided in the Contribution Agreement, (iii) King Broadcasting's obligations created pursuant to the Contribution Agreement, and (iv) as otherwise provided in the Merger Agreement.

  (c) In partial consideration for the Contribution, New Providence Journal will issue to King Broadcasting, in its name, a number of its shares of Class A Common Stock and Class B Common Stock will be exactly equal to the number of shares of King Broadcasting Class A Common Stock and Class B Common Stock shares outstanding. When issued, these shares will be fully paid and non-assessable.

  (d) As a result of the Contribution and after the issuance of shares under the preceding paragraph (c), New Providence Journal will directly own the following assets:

    (a) All of the assets, subject to all of the liabilities, of THE PROVIDENCE JOURNAL-BULLETIN newspaper publishing business and the assets constituting the Company's electronic transmission facilities.

    (b) The assets used in the Company's present "corporate function".

    (c) The five television stations heretofore owned and operated by King Broadcasting.

    (d) All of the outstanding capital stock of the following corporations (in each case representing l00% of the issued and outstanding capital stock of such corporations, which corporations in some cases own and hold shares of other corporations and/or partnership interests in other entities):

      (i) Providence Journal Broadcasting Corp.;

      (ii) Fountain Street Corporation;

      (iii) M/I Acquisition Corp.;

      (iv) Mathewson Street Parking Corp.;

      (v) Washington Street Garage Corporation;

      (vi) PJ Programming, Inc.;

      (vii) Colony/Linkatel Networks, Inc.;

      (viii) Colony/PCS, Inc.;

      (ix) Colony Cable Networks, Inc.; and

      (x) any subsidiary corporation formed or acquired between the date of this Plan of Reorganization and the Time of Reorganization for the purpose of holding assets, or conducting operations, unrelated to the cable television business.

  4. DISTRIBUTION OF NEW PROVIDENCE JOURNAL SHARES. Immediately after the Contribution and before the Merger Time, King Broadcasting will distribute to its shareholders, as a dividend in respect of its issued and outstanding shares, shares of New Providence Journal held by it on the following basis:

    One fully paid and non-assessable share of New Providence Journal Class A Common Stock for each share of King Broadcasting Class A Common Stock held; and

    One fully paid and non-assessable share of New Providence Journal Class B Common Stock for each share of King Broadcasting Class B Common Stock held.

  This transaction is herein referred to as the "Spin-Off Distribution". The Spin-Off Distribution will be effected by delivery of share certificates registered in the names of the respective shareholders as shown on the records of the Company immediately prior to the Spin-Off Distribution.

  III. CONTINENTAL MERGER.

  Upon completion of the Distribution, King Broadcasting shall be merged with and into Continental pursuant to the provisions of the Merger Agreement.

  IV. SHAREHOLDER APPROVAL; OTHER ACTIONS; APPRAISAL RIGHTS.

  1. SPECIAL MEETING OF SHAREHOLDERS. The steps and transactions set forth in
Section II of this Plan of Reorganization (the "Section II Steps") SHALL BE SUBMITTED to the shareholders of the Company for approval at a Special Meeting to be called and held as soon as possible, recognizing the necessity of compliance with applicable securities laws and other regulatory requirements. The Merger Agreement with Continental will be submitted for approval by the Company's shareholders at the same Special Meeting in a separate vote.

  2. REQUIRED VOTE. To be adopted by the Company's shareholders, the Section II Steps must be approved by the affirmative vote of a majority of the holders of both the Company's Class A Common Stock and the Company's Class B Common Stock, with the holders of each class voting separately as a class.

  3. NEW PROVIDENCE JOURNAL AS AGENT. In the event (i) the Section II Steps and the Merger Agreement are duly adopted by the shareholders of the Company and
(ii) the Section II Steps, the Continental Merger and the other transactions contemplated by the Merger Agreement are consummated, each shareholder of the Company entitled to receive shares of Continental Class A Common Stock as a result of the Section II Steps and the Continental Merger shall be conclusively deemed (A) to have duly constituted and appointed New Providence Journal, acting by or through any authorized officer or officers, with full power of substitution, as his or her lawful agent and attorney-in-fact with authority to execute and deliver for him or her and in his or her behalf (I) the Registration Rights Agreement (as defined in the Merger Agreement), substantially in the form heretofore negotiated with Continental and approved by the Company, with such additions, deletions and changes as the officer or officers of New Providence Journal executing the same may in his, her or their sole discretion determine to be advisable, each such determination and the approval thereof by each shareholder of the Company to be conclusively evidenced by the execution and delivery of the Registration Rights Agreement by such officer or officers, and (II) such other documents, instruments and certificates considered necessary or appropriate by the officer or officers of New Providence Journal executing the Registration Rights Agreement to carry out the provisions of the same, and (B) to approve and consent to New Providence Journal acting as the Representative (as defined in the Registration Rights Agreement) on and pursuant to the terms and conditions of the Registration Rights Agreement. This agency relationship shall be deemed coupled with an interest and irrevocable so long as the Registration Rights Agreement shall remain in force and effect. The Company shall mail to each of its shareholders a summary of the Registration Rights Agreement concurrently with any notice of the Special Meeting of the Company's shareholders referred to in Section IV.1 of this Plan of Reorganization, and shall furnish a true and complete copy of the Registration Rights Agreement to each of its shareholders who requests the same.

  4. OTHER BOARD AND SHAREHOLDER ACTION. If under applicable state law the actions contemplated by this Plan of Reorganization reasonably require additional actions by shareholders and/or directors of subsidiary companies, the adoption of additional plans of liquidation or dissolution or otherwise or any other agreements, instruments or actions, then the Company shall cause those actions to be taken, those approvals to be obtained and any such agreements or instruments to be put in place and carried out.

  5. DISSENTING SHAREHOLDERS. Shareholders of the Company shall have dissenting shareholders rights under the RIBCA as described in the Merger Agreement.

  V. CONDITIONS TO COMPLETION.


  The completion of the transactions contemplated by this Plan of Reorganization shall be required only if, at or prior to the Time of
Reorganization:

  (a) CONDITIONS TO MERGER AGREEMENT. The conditions to consummation of the Continental Merger, as set forth in the Merger Agreement, (including without limitation (i) obtaining the "NPJ Debt", and (ii) closing the acqusition contemplated by the "Company/Kelso Agreement" (as such terms are defined in the Merger Agreement) shall have been satisfied or waived, and the parties thereto shall be unconditionally prepared to proceed to consummate the Continental Merger.

  (b) RESTRUCTURING OF KING BROADCASTING. Prior to the Time of Reorganization, the Articles of Incorporation of King Broadcasting will be amended by proper filing with the Secretary of State of Washington in this manner:

    (a) The authorized capital shall be 50,000 shares of Class A Common Stock and 40,000 shares of Class B Common Stock;

    (b) Distributions to shareholders of King Broadcasting may be made in such a manner as to accommodate the Spin-Off Distribution as contemplated by Section II(4) above;

    (c) The capital stock sections of the Articles of Incorporation shall be identical to the comparable sections of the Charter of the Company, except as provided in the preceding paragraphs (a) and (b).

  (c) NEW PROVIDENCE JOURNAL. New Providence Journal shall have been organized under the laws of the State of Delaware and the Certificate of Incorporation of New Providence Journal in the form attached hereto as Exhibit I shall have been duly filed with the Delaware Secretary of State.

  (d) OTHER ACTIONS. The Company and the other parties to this Plan of Reorganization shall have complied with the provisions of Section 2.6 of the Merger Agreement with respect to certain additional transfers of operating assets and mergers of operating companies.

  VI. AMENDMENT OF PLAN.

  This Plan of Reorganization may be amended by resolution of the Company's Board of Directors at any time prior to the Time of Reorganization.

As adopted by the Board of
Directors of Providence Journal Company.
A true copy, ATTEST


- -------------------------------
Harry Dyson, Secretary

Date:
     --------------------------

                                                                       EXHIBIT I

                          CERTIFICATE OF INCORPORATION

                                       OF

                         THE PROVIDENCE JOURNAL COMPANY

                                   SECTION 1

                                      NAME

  The name of the corporation (hereinafter called the "Company") is: The Providence Journal Company.

                                   SECTION 2

                      DELAWARE OFFICE AND REGISTERED AGENT

  The registered office of the Company in the State of Delaware is located at 32 Loockerman Square, Suite L-100, in the City of Dover, County of Kent 19904. The name of the registered agent of the Company at said address is The Prentice-Hall Corporation System, Inc., 32 Loockerman Square, Suite L-100, Dover, Delaware 19904.

                                   SECTION 3

                                    PURPOSES

  The nature of the business of the Company and the objects and purposes to be transacted, promoted or carried on by it are as follows:

    (1) To publish an independent newspaper which is devoted to the dissemination of local, state, national and international news to residents of Rhode Island and adjoining communities and which is dedicated to the welfare of the community, in keeping with the principles of free press;

    (2) To own and operate other media, communications and broadcasting businesses; and

    (3) To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   SECTION 4

                               CAPITAL STRUCTURE

  4.1 AUTHORIZED SHARES. The total number of shares of capital stock which the Company shall have authority to issue is Nine Hundred Thousand (900,000) shares, consisting of two classes of capital stock:

    (a) Six Hundred Thousand (600,000) shares of Class A Common Stock, par value $1.00 per share (the "Class A Stock"); PROVIDED, HOWEVER, that Four Hundred Fifty Thousand (450,000) of such shares of Class A Stock authorized hereby but not outstanding as of the date of original issuance may be issued by the Company only upon the exercise of rights issued pursuant to the Rights Agreement to be effective as of December 1, 1994, between the Company and the Rights Agent named therein (the "Rights Agreement") or pursuant to another agreement which the Board of Directors of the Company determines to be substantially similar to the Rights Agreement; and

    (b) Three Hundred Thousand (300,000) shares of Class B Common Stock, par value $1.00 per share (the "Class B Stock"); PROVIDED, HOWEVER, that Two Hundred Twenty-Five Thousand (225,000) shares of Class B Stock authorized hereby but not outstanding as of the original issuance thereof may be issued by the Company only upon the exercise of rights issued pursuant to the Rights Agreement or pursuant to another agreement which the Board of Directors of the Company determines to be substantially similar to the Rights Agreement.

  The Class A Stock and the Class B Stock are hereinafter collectively called the "Common Stock".

  The designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of each class of Common Stock of the Company are as set forth in the following subsections of this Section 4.

  4.2 VOTING RIGHTS. At every meeting of stockholders of the Company, every holder of Class A Stock shall be entitled to one (1) vote in person or by proxy for each share of Class A Stock outstanding in his name on the transfer records of the Company, and every holder of Class B Stock shall be entitled to four (4) votes in person or by proxy for each share of Class B Stock outstanding in his name on the transfer records of the Company. Except as may otherwise be required by law, the holders of Class A Stock and Class B Stock shall vote together as a single class. Every reference in this Certificate of Incorporation to a majority or other proportion of shares of stock shall be deemed to refer to such majority or other proportion of the votes entitled to be cast by such shares of stock. The holders of Class A Stock and Class B Stock are not entitled to cumulative votes in the election of any directors.

  4.3 DIVIDENDS. When and as dividends are declared, whether payable in cash, in property or in shares of stock of the Company (except as hereinafter provided in this subsection 4.3), the holders of Class B Stock and the holders of Class A Stock shall be entitled to share equally, share for share, in such dividends. A dividend payable in shares of Class B Stock to the holders of Class B Stock and in shares of Class A Stock to the holder of Class A Stock shall be deemed to be shared equally among both classes. No dividends shall be declared or paid in shares of Class B Stock except to holders of Class B Stock, but dividends may be declared and paid, as determined by the Board of Directors, in shares of Class A Stock to all holders of Common Stock.

  4.4 LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Class A Stock and the holders of Class B Stock shall have the right to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Company available for distribution to its stockholders.

  4.5 CONVERSION RIGHTS.

    (a) At any time each share of Class B Stock may be converted into one fully paid and nonassessable share of Class A Stock. Such right shall be exercised by the surrender to the Company of the certificate representing such share of Class B Stock to be converted at any time during normal business hours at the principal executive offices of the Company, or if an agent for the registration of transfer of shares of Common Stock is then duly appointed and acting (said agent being hereinafter referred to as the "Transfer Agent"), then at the office of the Transfer Agent, accompanied by a written notice of the election by the holder thereof to convert and (as so required by the Company or the Transfer Agent) by instruments of transfer, in form satisfactory to the Company and the Transfer Agent, duly executed by such holder or his duly authorized attorney, and by transfer tax stamps or funds therefor, if required pursuant to paragraph (d) below.

    (b) As promptly as practicable after the surrender for conversion of a certificate representing shares of Class B Stock in the manner provided for in paragraph (a) above and the payment of any amount required by the provisions of paragraphs (a) and (d), the Company will deliver, or cause to be delivered, a certificate or certificates representing the number of full shares of Class A Stock issuable upon such conversion, issued in such name or names as such holder may direct. Such conversion shall be deemed to have been made at the close of business on the date of the surrender of the certificate representing shares of Class B Stock, and all rights of the holder of such shares as such holder shall cease at such time and the person or persons whose name or names the certificate or certificates representing the shares of Class A Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Stock at such time.

    (c) The Company covenants that it will at all times reserve and keep available, solely for the purpose of issuance upon conversion of the outstanding shares of Class B Stock, such number of shares of Class A Stock as shall be issuable upon the conversion of all such outstanding shares, provided that nothing contained herein shall be construed to preclude the Company from satisfying its obligation in respect of the conversion of the outstanding shares of Class B Stock by delivery of purchased shares of Class A Stock which are held in the treasury of the Company.

    (d) The issuance of certificates for shares of Class A Stock upon conversion of shares of Class B Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Stock converted, the person or persons requesting the issuance thereof shall pay to the Company the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Company that such tax has been paid.

  4.6 TRANSFER OF CLASS B STOCK. No person holding shares of Class B Stock (a "Class B Holder") may transfer, and the Company shall not register the transfer of, such shares of Class B Stock, whether by sale, assignment, gift, devise, bequest, appointment or otherwise, except to a "Permitted Transferee" of such Class B Holder; PROVIDED, HOWEVER, that a Class B Holder may sell, and the Company may purchase from such person, shares of Class B Stock to be held in the treasury of the Company. The term "Permitted Transferee" shall have the following meaning:

    (a) In the case of a Class B Holder who is a natural person holding record and beneficial ownership of the shares of Class B Stock in question, "Permitted Transferee" means: (i) the spouse of such Class B Holder, (ii) a parent of such Class B Holder, (iii) a lineal descendant of a parent of such Class B Holder (said lineal descendants, together with the Class B Holder and his or her parents and spouse, are hereinafter referred to as such Class B Holder's "Family Members"), (iv) the trustee of a trust solely for the benefit of one or more of such Class B Holder's Family Members, and
  (v) a corporation, all the outstanding capital stock of which is owned by, a limited liability company, all of the members of which are, or a partnership, all of the partners of which are, one or more of such Class B Holder's Family Members, provided that if any share of capital stock of such corporation (or any survivor of a merger or a consolidation of such a corporation), or any membership or partnership interest in such a limited liability company or partnership, is acquired by any person who is not a Class B Holder's Family Member, all shares of Class B Stock then held by such corporation, limited liability company or partnership, as the case may be, shall be deemed without further act on anyone's part to be converted into shares of Class A Stock and shall thereupon and thereafter be deemed to represent a like number of shares of Class A Stock.

    (b) In the case of a Class B Holder holding the shares of Class B Stock in question as trustee pursuant to a trust other than a trust described in paragraph (c) below, "Permitted Transferee" means (i) the person who established such trust; and (ii) a Permitted Transferee of the person who established such trust determined pursuant to paragraph (a) above.

    (c) In the case of a Class B Holder holding shares of Class B Stock in question as trustee pursuant to a trust which was irrevocable on the record date for determining the persons to whom Class B Stock is first distributed by the Company (the "Record Date"), "Permitted Transferee" means any person to whom or for whose benefit principal may be distributed either during or at the end of the term of such trust whether by power of appointment or otherwise.

    (d) In the case of a Class B Holder holding record (but not beneficial) ownership of the shares of Class B Stock in question as nominee for the person who was the beneficial owner thereof on the Record Date, "Permitted Transferee" means such beneficial owner and a Permitted Transferee of such beneficial owner determined pursuant hereto.

    (e) In the case of a Class B Holder which is a partnership or a limited liability company holding record and beneficial ownership of the shares of Class B Stock in question, "Permitted Transferee" means any partner of such a partnership or any member of such a limited liability company.

    (f) In the case of a Class B Holder which is a corporation holding record and beneficial ownership of the shares of Class B Stock in question, "Permitted Transferee" means any stockholder of such corporation receiving shares of Class B Stock through a dividend or through a distribution made upon liquidation of such corporation and a survivor of a merger or consolidation of such corporation.

    (g) In the case of a Class B Holder which is the estate (or representative thereof) of a deceased Class B Holder or which is the estate of a bankrupt or insolvent Class B Holder and provided such deceased, bankrupt or insolvent Class B Holder, as the case may be, held record or beneficial ownership of the shares of Class B Stock in question, "Permitted Transferee" means a Permitted Transferee of such deceased, bankrupt or insolvent Class B Holder as determined pursuant to paragraphs (a), (b) and
  (c) above, as the case may be.

  4.7 PLEDGE OF CLASS B STOCK. Notwithstanding anything to the contrary set forth herein, any Class B Holder may pledge such Holder's shares of Class B Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall not be transferred to or registered in the name of the pledgee and shall remain subject to the provisions of this Section 4. In the event of foreclosure or other similar action by the pledgee, such pledged shares of Class B Stock may only be transferred to a Permitted Transferee of the pledgor or converted into shares of Class A Stock, as the pledgee may elect.

  4.8 EFFECT OF PURPORTED TRANSFER. Any purported transfer of shares of Class B Stock, other than to a Permitted Transferee, shall be null and void and of no effect and the purported transfer by a holder of Class B Stock, other than to a Permitted Transferee, will result in the immediate and automatic conversion of the shares of Class B Stock of such holder into shares of Class A Stock. The purported transferee shall have no rights as a stockholder of the Company and other rights against, or with respect to, the Company except the right to receive shares of Class A Stock.

  4.9 "STREET" OR "NOMINEE" REGISTRATION. Shares of Class B Stock shall be registered in the name(s) of the beneficial owner(s) thereof (as hereafter defined) and not in "street" or "nominee" names; PROVIDED, HOWEVER, that certificates representing shares of Class B Stock may be registered in "street" or "nominee" name if such shares are being held in such manner only for the benefit of a Class B Holder(s) who is the beneficial owner(s) of such shares. For the purposes of this subsection 4.9, the term "beneficial owner(s)" of any shares of Class B Stock shall mean the person or persons who possess the power to dispose of, or to direct the disposition of, such shares. Any shares of Class B Stock registered in "street" or "nominee" name may be transferred to the beneficial owner of such shares upon proof satisfactory to the Company that such person is, in fact, the beneficial owner of such shares. Any shares of Class B Stock to be registered in "street" or "nominee" name may be so registered only upon proof satisfactory to the Company that such shares are to be held only for the benefit of a Class B Holder(s) who is the beneficial owner(s) of such shares.

  4.10 LEGENDS; CONDITIONS OF TRANSFER. The Company shall note on the certificates representing the shares of Class B Stock the restrictions on transfer and registration of transfer imposed by this Section 4. The Company may, as a condition to the transfer of or the registration of transfer of shares of Class B Stock to a purported Permitted Transferee, require the furnishing of such affidavits or other proof as it deems necessary to establish that such transferee is a Permitted Transferee.

  4.11 INTERPRETIVE PROVISIONS. For purposes of subsections 4.6, 4.7, 4.8, 4.9 and 4.10 of this Section 4:

    (i) Each joint owner of shares of Class B Stock shall be considered a Class B Holder of such shares.

    (ii) A minor for whom shares of Class B Stock are held pursuant to a Uniform Gifts to Minors Act or similar laws shall be considered a Class B Holder of such shares.

    (iii) The relationship of any person that is derived by or through legal adoption shall be considered a natural one.

    (iv) Unless otherwise specified, the term "person" includes natural person, corporation, partnership, unincorporated association, limited liability company, firm, joint venture, trust or other entity.

  4.12 RESTRICTIONS APPLICABLE TO OTHER SECURITIES. Any securities of the Company which are convertible into shares of Class B Stock or carry a right to subscribe to or acquire shares of Class B Stock shall be subject to the restrictions on transfer applicable to Class B Stock as set forth in this
Section 4.

  4.13 ISSUANCE OF STOCK; PREEMPTIVE RIGHTS.

  (a) Except as provided herein, without the affirmative vote or written consent of the holders of a majority of the outstanding shares of Class B Stock, the Company shall not issue or sell any shares of Class B Stock or any obligation or security that shall be convertible into, or exchangeable for, or entitle the holder thereof to subscribe for or purchase, any shares of Class B Stock; PROVIDED, HOWEVER, nothing contained herein shall preclude the Company from reissuing purchased shares of Class B Common Stock which are held in the treasury of the Company.

  (b) Holders of Class A Stock shall have preemptive rights to acquire authorized but unissued shares or treasury shares or securities convertible into shares or carrying a right to subscribe to or acquire shares of Class A Stock, and holders of Class B Stock shall have preemptive rights to acquire authorized but unissued shares, or treasury shares or securities convertible into shares, of both Class A Stock and Class B Stock; PROVIDED, HOWEVER, in no event shall holders of Common Stock have any preemptive right to acquire (i) Class A Stock issued upon conversion of Class B Stock under this Section 4,
(ii) shares which are issued pursuant to any employee stock purchase plan, employee stock option plan or comparable plan pursuant to which employees of the Company or its subsidiaries may acquire shares as part of their incentive compensation benefits, as long as such stock option plan, stock purchase plan or other comparable plan is approved by the stockholders of the Company, (iii) shares sold other than for money, or (iv) shares which are contrary to the provisions of the Rights Agreement or another agreement which the Board of Directors of the Company determines to be substantially similar to the Rights Agreement.

  4.14 RIGHTS OR OPTIONS. Subject to subsection 4.13 of this Section 4, the Company shall have the power to create and issue, whether or not in connection with the issue and sale of any shares of stock or other securities of the Company, rights or options entitling the holders thereof to purchase from the Company any shares of its capital stock of any class or classes at the time authorized, such rights or options to be evidenced by or in such instrument or instruments as shall be approved by the Board of Directors. The terms upon which, the time or times, which may be limited or unlimited in duration, at or within which, and the price or prices at which any such rights or options may be issued and any such shares may be purchased from the Company upon the exercise of any such right or option shall be such as shall be fixed and stated in a resolution or resolutions adopted by the Board of Directors providing for the creation and issuance of such rights or options, and, in every case, set forth or incorporated by reference in the instrument or instruments evidencing such rights or options. In the absence of actual fraud in the transaction, the judgment of the Board of Directors as to the consideration for the issuance of such rights or options and the sufficiency thereof shall be conclusive.

  4.15 RIGHT OF FIRST REFUSAL.

  (a) The Company shall have the right, in case of a proposed sale of shares of Common Stock of the Company by any holder thereof, to purchase said shares at the lowest price at which said holder is willing to sell before the same shall be sold by such holder to any other party; provided, however, that the Company shall exercise its right to purchase within fifteen
(15) days after receipt of written notice of said holder's desire to sell said shares and the price at which the holder is willing to sell and other pertinent terms of the sale. If the Company shall decide to purchase said shares on such terms and conditions, said holder shall, upon tender of the purchase price thereof, transfer to the Company the shares so sold. If the Company shall not accept said offer within said period of fifteen (15) days, said holder may at any time within thirty (30) days after the expiration of said fifteen (15) day period, sell said shares (and no more) at a price not lower than that at which it was offered to the Company and on terms no more favorable than as offered to the Company without re-offering it to the Company. For the purposes of this subsection 4.15 all references to shares of Common Stock shall be deemed to refer not only to such shares but also to all securities of the Company which are convertible into, or carry a right to subscribe to or acquire, shares of Common Stock of the Company.

  (b) Notwithstanding any other provision of this Certificate of Incorporation or the By-Laws of the Company (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws of the Company), the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of stock of all classes entitled to vote generally in the election of directors cast at a meeting called for the purpose of amending, altering, changing, repealing or adopting any provisions inconsistent with this subsection 4.15 shall be required to amend, alter, change, repeal, or adopt any provisions inconsistent with this subsection 4.15; PROVIDED, HOWEVER, that this paragraph (b) shall not apply to, and such vote shall not be required for, any amendment, alteration, change, repeal or adoption of any inconsistent provision that is recommended to the stockholders by the vote of not less than two-thirds of the whole Board of Directors, and any such amendment, alteration, change, repeal or adoption of any inconsistent provision recommended shall require only the vote, if any, required under the applicable provisions of Delaware law.

  4.16. UNCLAIMED DIVIDENDS. Any and all right, title, interest and claim in or to any dividends declared, or other distributions made, by the Company, whether in cash, stock or otherwise, which are unclaimed by the stockholder entitled thereto for a period of three years after the close of business on the payment date, shall be and be deemed to be extinguished and abandoned; and such unclaimed dividends or other distributions in the possession of the Company, its transfer agents or other agents or depositaries shall at such time become the absolute property of the Company, free and clear of any and all claims of any persons or other entities whatsoever.

                                   SECTION 5

                                  INCORPORATOR

  The name and mailing address of the incorporator is as follows:

      Benjamin P. Harris, III
      c/o Edwards & Angell
      2700 Hospital Trust Tower
      Providence, Rhode Island 02903

                                   SECTION 6

                             DURATION OF EXISTENCE

  The Company is to have perpetual existence.

                                   SECTION 7

                               BOARD OF DIRECTORS

  7.1. NUMBER OF DIRECTORS. The business and affairs of the Company shall be managed by or under the direction the Board of Directors. Except as provided in subsection 7.3 with regard to the period prior to March, 1995, the number of directors of the Company which shall constitute the Board of Directors shall be twelve (12) unless otherwise determined from time to time by resolution adopted by the affirmative vote of a majority of the whole Board of Directors. As used in this Certificate of Incorporation, the term "whole Board of Directors" means the total number of Directors which the Company would have if there were no vacancies.

  7.2. POWERS OF THE BOARD. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors, subject to the provisions of this Certificate of Incorporation, is expressly authorized and empowered:

    (a) To make, alter, amend or repeal the By-Laws of the Company in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation, subject to the power of the stockholders to amend, alter or repeal the by-laws made by the Board of Directors or to limit or restrict the power of the Board of Directors so to make, alter, amend or repeal the by-laws.

    (b) Subject to the applicable provisions of the By-Laws, to determine, from time to time, whether and to what extent and at what times and places and under what conditions and regulations the accounts and books and documents of the Company, or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account or book or document of the Company, except as conferred by the laws of the State of Delaware, unless and until authorized so to do by resolution adopted by the Board of Directors or the stockholders of the Company entitled to vote in respect thereof.

    (c) Without the assent or vote of the stockholders, to authorize and issue obligations of the Company, secured or unsecured, to include therein such provisions as to redeemability, convertibility or otherwise, as the Board of Directors in its sole discretion may determine, and to authorize the mortgaging or pledging, as security therefor, of any property of the Company, real or personal, including after-acquired property.

    (d) To fix and determine, and to vary the amount of, the working capital of the Company; to determine whether any, and if any, what part of any, accumulated profits shall be declared in dividends and paid to the stockholders; to determine the time or times for the declaration and payment of dividends; to direct and to determine the use and disposition of any surplus or net profits over and above the capital stock paid in; and in its discretion the Board of Directors may use or apply any such surplus or accumulated profits in the purchase or acquiring of bonds or other pecuniary obligations of the Company to such extent, in such manner and upon such terms as the Board of Directors may deem expedient.

    (e) To sell, lease or otherwise dispose of, from time to time, any part or parts of the properties of the Company and to cease to conduct the business connected therewith or again to resume the same, as it may deem best.

  In addition to the powers and authorities hereinbefore or by statute expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Company, subject, nevertheless, to the provisions of the laws of the State of Delaware, of this Certificate of Incorporation and of the By-Laws of the Company.

  7.3. BOARD TERMS. Prior to March 1, 1995, the Board of Directors shall consist of three (3) members. Thereafter, the Board of Directors shall consist of twelve (12) members (until such time as the Board of Directors acting pursuant to subsection 7.1 above shall amend such number) and shall be divided into three (3) classes, each class to be equal in number. The term of office of directors of the first class shall expire at the annual meeting of stockholders to be held in 1996; the term of office of directors of the second class shall expire at the annual meeting of stockholders to be held in 1997; and the term of office of directors of the third class shall expire at the annual meeting of stockholders to be held 1998. At each annual meeting of stockholders following the annual meeting for 1995, the number of directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting of stockholders.

  7.4. CHANGE IN SIZE OF BOARD; VACANCIES. In the event of any change in the authorized number of directors, the Board of Directors shall apportion any newly created directorships to, or reduce the number of directorships in, such class or classes as shall, so far as possible, equalize the number of directors in each class. At all times all classes of directors shall be as nearly equal in number as possible. If, consistent with the concept that the three classes shall be as nearly equal in number as possible, any newly created directorship may be allocated to more than one class, the Board of Directors shall allocate it to the available class whose term of office is due to expire at the earliest date following such allocation. Vacancies in the Board of Directors, however caused, and newly created directorships shall be filled solely by a majority vote of the directors then in office, whether or not a quorum, and any director so chosen shall hold office for a term expiring at the annual meeting of stockholders which the term of the class to which the director has been chosen expires and when the director's successor is elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. No decrease in the number of directors shall shorten the term of an incumbent director.

  7.5. REMOVAL. Notwithstanding any other provisions of this Certificate of Incorporation or the By-Laws of the Company (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws of the Company), any director or the entire Board of Directors of the Company may be removed at any time, without cause AND only by the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of stock of all classes entitled to vote generally in the election of directors cast at a meeting of stockholders called for the purpose of such removal; PROVIDED, HOWEVER, that such 80% vote shall not be required for any such removal recommended to the stockholders by the vote of not less than two-thirds of the whole Board of Directors.

  7.6. AMENDMENT OF THIS SECTION. Notwithstanding any other provision of this Certificate of Incorporation or the By-Laws of the Company (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws of the Company), the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of stock of all classes entitled to vote generally in the election of directors, cast at a meeting of the stockholders called for the purpose of amending, altering, changing, repealing or adopting any provisions inconsistent with this Section 7, shall be required to amend, alter, change, repeal, or adopt any provisions inconsistent with, this Section 7; PROVIDED, HOWEVER, that this subsection 7.6 shall not apply to, and such 80% vote shall not be required for, any amendment, alteration, change, repeal or adoption of any inconsistent provision that is recommended to the stockholders by the vote of not less than two-thirds of the whole Board of Directors, and any such amendment, alteration, change, repeal or adoption of any inconsistent provision so recommended shall require only the vote, if any, required by the applicable provisions of Delaware Law.

  7.7. APPLICATION OF BY-LAWS. In all other regards, the powers, terms, qualifications, election, manner of acting, compensation and conduct of meetings of, and other matters relating to, directors shall be governed by By-Laws not inconsistent with this Certificate of Incorporation.

                                   SECTION 8

                             BUSINESS COMBINATIONS

  8.1. DEFINITIONS. For purposes of this Section 8 the following terms shall have these meanings:

    (a) "Business Combination" means:

      (i) The sale, exchange, lease, transfer or other disposition by the Company or any of its Subsidiaries (in a single transaction or a series of related transactions) of all or substantially all of the consolidated assets or business of the Company;

      (ii) Any merger or consolidation of the Company or any subsidiary thereof into or with a corporation, irrespective of which corporation is the surviving entity in such merger or consolidation;

      (iii) Any reclassification of securities, recapitalization or other transaction which has the effect, directly or indirectly, of any partial or complete liquidation, spin-off, split-off or split-up of the Company.

  As used in this definition, a "series of related transactions" shall be deemed to include not only a series of transactions with the same Participant but also a series of separate transactions with a Participant or any affiliate or associate of such Participant.

  Anything in this definition to the contrary notwithstanding, this definition shall not be deemed to include any transaction of the type set forth in subsection (i) through (iii) above between or among (A) any two or more Subsidiaries of the Company, (B) or the Company and one or more Subsidiaries of the Company where (1) the Company is the surviving or continuing entity, (2) the Company's Certificate of Incorporation and By-Laws will remain the Certificate of Incorporation and By-Laws of such surviving or continuing entity, and (3) the stockholders of the Company prior to such transaction retain the same percentage ownership in such surviving or continuing entity after such transaction.

    (b) "Participant" shall mean any individual, partnership, corporation, group or other entity (other than the Company, any Subsidiary of the Company or a trustee holding stock for the benefit of employees of the Company or its Subsidiaries, or any one of them, pursuant to one or more employee benefit plans or arrangements) participating in the Business Combination. When two or more Participants act as a partnership, limited partnership, syndicate, association or other group for the purpose of acquiring, holding or disposing of shares of stock, such partnership, syndicate, association or group shall be deemed a "Participant."

    (c) "Subsidiary" shall mean any company, corporation or entity of which the Company owns not less than 50% of any class of equity securities, directly or indirectly.

  8.2. DETERMINATIONS BY THE BOARD. The directors shall have the exclusive power and authority to determine, for the purposes of this Section 8, on the basis of information known to them: (a) whether two or more transactions constitute a "series of related transactions" as hereinabove defined, and (b) such other matters with respect to which a determination is required under this
Section 8. Any such determination shall be final and binding for all purposes hereunder.

  8.3. APPROVAL OF BUSINESS COMBINATIONS. Whether or not a vote of the stockholders is otherwise required in connection with the transaction, neither the Company nor any of its Subsidiaries shall become a party to any Business Combination without prior compliance with the provisions of this subsection 8.3.

    (a) Such Business Combination shall be approved by the Board of Directors of the Company by the affirmative vote of not less than two-thirds of the whole Board of Directors of the Company; OR

    (b) If there is not full compliance with the provisions of paragraph (a) of this subsection 8.3, such Business Combination shall be approved by the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of stock of all classes entitled to vote generally in the election of directors; if there is full compliance with the provisions of said paragraph (a), such vote shall be as required by law. In addition, any proxy statement used in connection with the solicitation of such vote shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Combination which the directors, or any of them, may have furnished in writing and, if deemed advisable by majority of the directors, an opinion of a reputable investment banking firm as to the fairness (or lack of fairness) of the terms of such Business Combination from the point of view of the holders of capital stock (such investment banking firm to be selected by majority of the directors), which investment banking firm will have been furnished with all information it reasonably requests, and will be paid a reasonable fee by the Company for its services upon receipt of the Company of such opinion; AND

    (c) (i) The aggregate amount of the cash and the fair market value of other consideration to be received per share of capital stock in such Business Combination by holders of capital stock, other than any Participant, shall be not less than the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers' fees) paid by any Participant in the last 24 months in acquiring any of its holdings of capital stock, and not less than the book value of a share of the capital stock, as reflected in the balance sheet of the Company as of the last day of the last fiscal quarter of the Company preceding such Business Combination; and

    (ii) The consideration (if any) to be received in such Business Combination by holders of capital stock other than any Participant shall, except to the extent that a stockholder agrees otherwise as to all or part of the shares which such stockholder owns, be in the same form and of the same kind as the consideration paid by any Participant in acquiring capital stock already owned by it during the last 12 months.

    For purposes of paragraphs (i) and (ii) of this subsection 8.3(c), in the event of a Business Combination upon the consummation of which the Company would be the surviving corporation or company or would continue to exist (unless it is provided, contemplated or intended that as part of such Business Combination or within one year after consummation thereof a plan of liquidation or dissolution of the Company will be effected), the term "other consideration to be received" shall include, without limitation, capital stock retained by stockholders of the Company other than any Participant.

  8.4. FACTORS TO BE CONSIDERED BY THE BOARD. Prior to voting with regard to any Business Combination, the directors shall, consistent with their overall responsibilities to the stockholders of the Company, consider the impact of the proposed Business Combination on the following:

    (a) The working conditions, job security or compensation of the employees of the Company and its Subsidiaries;

    (b) The management of the Company;

    (c) The short-term and long-term financial stability of the Company;

    (d) The ability of the Company to publish an independent, high-quality, comprehensive newspaper and to freely conduct its other operations and those of its Subsidiaries to the advantage of the customers and markets served;

    (e) The economic strength, business reputation, managerial ability and recognized integrity of any Participant (or the principals thereof) proposing a Business Combination with the Company; and

    (f) The effect on the communities served by the Company's newspapers and by its other operations and Subsidiaries in light of any change which might occur as a result of the factors outlined in paragraph (a) through (e) above, considered together or singly.

  8.5. AMENDMENT OF THIS SECTION. Notwithstanding any other provisions of this Certificate of Incorporation or the By-Laws of the Company (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws of the Company), the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of stock of all classes entitled to vote generally in the election of directors, cast at a meeting of the stockholders called for the purpose of amending, altering, changing, repealing or adopting any provisions inconsistent with this Section 8, shall be required to amend, alter, change, repeal or adopt any provisions inconsistent with, this Section 8; PROVIDED, HOWEVER, that this subsection 8.5 shall not apply to any amendment, alteration, change, repeal or adoption of any inconsistent provision that is recommended to the stockholders by the vote of not less than two-thirds of the whole Board of Directors, and any such amendment, alteration, change, repeal or adoption of any inconsistent provision so recommended shall require only the vote, if any, required under the applicable provisions of Delaware law.

  8.6. BUSINESS COMBINATION ACT. The Company shall be subject to the provisions of Title 8, Section 203 of the General Corporation Law of the State of Delaware as in effect or as hereafter amended.

                                   SECTION 9

                              CONFLICT OF INTEREST

  No contract or transaction between the Company and one or more of its directors or officers, or between the Company and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for such reason, or solely because such director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes such contract or transaction, or solely because such director is counted in determining the presence of a quorum at such meeting and votes upon the authorization of such contract or transaction, if (a) the material facts as to such director's or officer's relationship or interest as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or the committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested members thereof, even though such disinterested members be less than a quorum, or (b) the material facts as to such director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of such stockholders, or (c) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof, or the stockholders. Interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

                                   SECTION 10

                    LIMITATION OF LIABILITY; INDEMNIFICATION

  10.1. LIMITATION OF DIRECTORS' LIABILITY. To the fullest extent that the General Corporation Law of the State of Delaware, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Section 10 shall apply to or have any effect on the liability or alleged liability of any director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

  10.2. RIGHT TO INDEMNIFICATION. The Company shall, to the fullest extent permitted by applicable law as then in effect, indemnify any person (the "Indemnitee") who was or is involved in any manner (including, without limitation, as a party or witness) or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action, suit or proceeding by or in the right of the Company to procure a judgment in its favor) (a "Proceeding") by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) against all expenses (including attorneys' fee), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such Proceeding. Such indemnification shall be a contract right and shall include the right to receive payment in advance of any expenses incurred by the Indemnitee in connection with such Proceeding, consistent with the provisions of applicable law as then in effect.

  10.3. INSURANCE, CONTRACTS AND FUNDING. The Company may purchase and maintain insurance to protect itself and any Indemnitee against any expenses, judgments, fines and amounts paid in settlement as specified in subsection 10.1 of this Section or incurred by any Indemnitee in connection with any Proceeding referred to in subsection 10.2 of this Section, to the fullest extent permitted by applicable law as then in effect. The Company may enter into contracts with any director, officer, employee or agent of the Company in furtherance of the provisions of this Section and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Section.

  10.4. INDEMNIFICATION NOT EXCLUSIVE RIGHT. The right of indemnification provided in this Section shall not be exclusive of any other rights to which those seeking indemnification may otherwise be entitled, and the provisions of this Section shall inure to the benefit of the heirs and legal representatives of any person entitled to indemnity under the Section and shall be applicable to proceedings commenced or continuing after the adoption of this Section, whether arising from acts or omissions occurring before or after or after such adoption.

  10.5. ADVANCEMENT OF EXPENSES; PROCEDURES; PRESUMPTIONS AND EFFECTS OF CERTAIN PROCEEDINGS; REMEDIES. In furtherance but not in limitation of the foregoing provisions, the following procedures, presumptions and remedies shall apply with respect to advancement of expenses and the right to indemnification under this Section:

    (a) ADVANCEMENT OF EXPENSES. All reasonable expenses incurred by or on behalf of an Indemnitee in connection with any Proceeding shall be advanced to the Indemnitee by the Company within 20 days after the receipt by the Company of a statement or statements from the Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the expenses incurred by the Indemnitee and, if required by law at the time of such advance, shall include or be accompanied by an undertaking by or on behalf of the Indemnitee to repay the amounts advanced if it should ultimately be determined that the Indemnitee is not entitled to be indemnified against such expenses pursuant to this Section.

    (b) PROCEDURE FOR DETERMINATION OF ENTITLEMENT TO INDEMNIFICATION. (i) To obtain indemnification under this Section, an Indemnitee shall submit to the Secretary of the Company a written request, including such documentation as is reasonably available to the Indemnitee and reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification (the "Supporting Documentation"). The determination of the Indemnitee's entitlement to indemnification shall be made not later than 60 days after receipt by the Company of the written request for indemnification together with the Supporting Documentation. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that the Indemnitee has requested indemnification.

    (ii) The Indemnitee's entitlement to indemnification under this Section shall be determined in one of the following ways: (A) by a majority vote of the Disinterested Directors (as hereinafter defined), if they constitute a quorum of the Board of Directors; (B) by a written opinion of Independent Counsel (as hereinafter defined) if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, a majority of such Disinterested Directors so directs; (C) by the stockholders of the Company entitled to vote (but only if a majority of the Disinterested Directors, if they constitute a quorum of the Board of Directors, presents the issue of entitlement to indemnification to such stockholders for their determination); or (D) as provided in subsection 10.5(c) of this Section.

    (iii) In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to subsection 11.5(b)(ii) of this Section, a majority of the Disinterested Directors shall select the Independent Counsel, but only an Independent Counsel to which the Indemnitee does not reasonably object.

    (c) PRESUMPTIONS AND EFFECT OF CERTAIN PROCEEDINGS. Except as otherwise expressly provided in this Section, the Indemnitee shall be presumed to be entitled to indemnification under this Section upon submission of a request for indemnification together with the Supporting Documentation in accordance with subsection 10.5(b)(i), and thereafter the Company shall have the burden of proof to overcome that presumption in reaching a contrary determination. In any event, if the person or persons empowered under subsection 10.5(b) of this Section to determine entitlement to indemnification shall not have been appointed or shall not have made a determination within 60 days after the receipt by the Company of the request therefor together with the Supporting Documentation, the Indemnitee shall be entitled to indemnification unless (i) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (ii) such indemnification is prohibited by law. The termination of any Proceeding described in subsection 10.2, or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, adversely affect the right of the Indemnitee to indemnification or create a presumption that the Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that the Indemnitee had reasonable cause to believe that his conduct was lawful.

    (d) REMEDIES OF INDEMNITEE. (i) In the event that a determination is made pursuant to subsection 10.5(b) of this Section that the Indemnitee is not entitled to indemnification under this Section, (A) the Indemnitee shall be entitled to seek an adjudication of his entitlement to such indemnification in an appropriate court of the State of Delaware; (B) any such judicial proceeding shall be de novo and the Indemnitee shall not be prejudiced by reason of such adverse determination; and (C) in any such judicial proceeding the Company shall have the burden of proving that the Indemnitee is not entitled to indemnification under this Section.

    (ii) If a determination shall have been made or deemed to have been made, pursuant to subsection 10.5(b) or (c), that the Indemnitee is entitled to indemnification, the Company shall be obligated to pay the amounts constituting such indemnification within five days after such determination has been made or deemed to have been made and shall be conclusively bound by such determination unless (A) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (B) such indemnification in prohibited by law. In the event that (C) advancement of expenses is not timely made pursuant to subsection 10.5 (a) or (D) payment of indemnification is not made within five days after a determination of entitlement to indemnification has been made or deemed have been made pursuant to subsection 10.5(b) or (c), the Indemnitee shall be entitled to seek judicial enforcement of the Company's obligation to pay to the indemnitee such advancement of expenses or indemnification. Notwithstanding the foregoing, the Company may bring an action, in an appropriate court of the State of Delaware or the State of Rhode Island contesting the right of the Indemnitee to receive indemnification hereunder due to the occurrence of an event described in subparagraph (A) or (B) of this paragraph (ii) (a "Disqualifying Event"); PROVIDED, HOWEVER, that in any such action the Company shall have the burden or proving the occurrence of such Disqualifying Event.

    (iii) The Company shall be precluded from asserting in any judicial proceeding commenced pursuant to this subsection 10.5(d) that the procedures and presumptions of this Section are not valid, binding and enforceable and shall stipulate in any such court that the Company is bound by all the provisions of this Section.

    (iv) In the event that the Indemnitee, pursuant to this subsection 10.5(d), seeks a judicial adjudication of his rights under, or to recover damages for breach of, this Section, the Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any expenses actually and reasonably incurred by him if the Indemnitee prevails in such judicial adjudication. If it shall be determined in such judicial adjudication that the Indemnitee is entitled to receive part but not all of the indemnification or advancement of expenses sought, the expenses incurred by the Indemnitor in connection with such judicial adjudication shall be prorated accordingly.

    (e) Definitions. For purposes of this subsection 10.5:

      (i) "Disinterested Director" means a director of the Company who is not or was not a party to the Proceeding in respect of which indemnification is sought by the Indemnitee.

      (ii) "Independent Counsel" means a law firm or a member of a law firm that neither presently is, nor in the past five years has been, retained to represent (A) the Company or the Indemnitee in any matter material to either such party or (B) any other party to the Proceeding giving rise to a claim for indemnification under this Section. Notwithstanding the foregoing, the term "Independent Counsel" shall not include any person who, under the applicable standards of professional conduct then prevailing under the law of the State of Delaware, would have a conflict of interest in representing either the Company or the Indemnitee in an action to determine the Indemnitee's rights under this Section.

  10.6. SEVERABILITY. If any provision or provisions of this Section shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Section (including, without limitation, all portions of any paragraph of this Section containing any such provision held to be invalid, illegal or unenforceable that are not themselves invalid, illegal or unenforceable) shall not in any way be affected in impaired thereby; and (b) to the fullest extent possible, the provisions of this Section 10 (including, without limitation, all portions of any subsection or paragraph of this Section containing any such provision held to be invalid, illegal or unenforceable that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

  10.7 AMENDMENT OF THIS SECTION. Notwithstanding any other provision of this Certificate of Incorporation or the By-Laws of the Company (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws of the Company), any amendment, alteration or repeal of this Section 10 shall require the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of stock of all classes entitled to vote generally in the election of directors.

                                   SECTION 11

                                    BY-LAWS

  To the extent deemed necessary or appropriate by the Board of Directors to enable the Company to engage in any business or activity directly or indirectly conducted by it in compliance with the laws of the United States of America as now in effect or as they may hereafter from time to time be amended, the Company may adopt such by-laws as may be necessary or advisable to comply with the provisions and avoid the prohibitions of any such law. Without limiting the generality of the foregoing, such by-laws may restrict or prohibit the transfer of shares of capital stock of the Company to, and the voting of such stock by, aliens or their representatives, or corporations organized under the laws of any foreign country or their representatives, or corporations directly or indirectly controlled by aliens or by any such corporation or representative.

                                   SECTION 12

                                    MEETINGS

  Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Company may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Company.

                                   SECTION 13

              PARTICIPATION OF NON-CITIZENS; REGULATORY COMPLIANCE

  13.1. PARTICIPATION OF NON-CITIZENS. The following provisions are included for the purpose of ensuring that control and management of the Company remains with loyal citizens of the United States and/or corporations formed under the laws of the United States or any of the states of the United States, as required by the Communications Act of 1934, as the same may be amended from time to time.

    (a) The Company shall not issue to "Aliens" (which term shall include (i) a person who is a citizen of a country other than the United States; (ii) any entity organized under the laws of a government other than the government of the United States or any state, territory, or possession of the United States; (iii) a government other than the government of the United States or of any state, territory, or possession of the United States; and (iv) a representative of, or an individual or entity controlled by, any of the foregoing, either individually or in the aggregate, in excess of twenty-five percent (25%) of the total number of shares of capital stock of the Company outstanding at any time and shall seek not to permit the transfer on the books of the Company of any capital stock to any Alien that would result in the total number of shares of such capital stock held by Aliens exceeding such twenty-five percent (25%) limit.

    (b) No Alien or Aliens shall be entitled to vote or direct or control the vote of more than twenty-five percent (25%) of (i) the total number of shares of capital stock of the Company outstanding and entitled to vote at any time and from time to time, or (ii) the total voting power of all shares of capital stock of the Company outstanding and entitled to vote at any time and from time to time.

    (c) No Alien shall be qualified to act as an officer of the Company, and no more than one-fourth of the total number of directors of the Company at any time and from time to time may be Aliens.

    (d) The Board of Directors of the Company shall have all powers necessary to implement the provisions of this Section 13.

  13.2. REGULATORY COMPLIANCE. The Company shall not do, nor shall it cause any act to be done, that would cause it to be in violation of the Communications Act of 1934 or of the rules and regulations promulgated thereunder, as the same may be amended from time to time.

                                   SECTION 14

                   AMENDMENT OF CERTIFICATE OF INCORPORATION

  The Company reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate or Incorporation in the manner now or hereafter prescribed by law or the specific provisions of this Certificate of Incorporation, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form, or as hereinafter amended, are granted subject to the right reserved in this Section 14.

  IN WITNESS WHEREOF, I, the undersigned, being the incorporator hereinabove named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make and file this certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 11th day of November, 1994.


                                          _____________________________________
                                                  Benjamin P. Harris, III

State of Rhode Island   )
County of Providence    )  ss.:

  BE IT REMEMBERED that on the 11th day of November, 1994 personally appeared before me, Lauren E. Marandola, a notary public for the State of Rhode Island, Benjamin P. Harris, III, the party to the foregoing Certificate of Incorporation, known to me personally to be such, and acknowledged the said Certificate to be his act and deed and that the facts therein stated are true.

  GIVEN under my hand and seal of office the day and year aforesaid.


                                          _____________________________________
                                                       Notary Public

                          CERTIFICATE OF CORRECTION OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                         THE PROVIDENCE JOURNAL COMPANY

  It is hereby certified that:

  1. The name of the corporation (hereinafter called the "corporation") is The Providence Journal Company.

  2. The Certificate of Incorporation of the corporation, which was filed by the Secretary of State of Delaware on November 15, 1994, is hereby corrected.

  3. The inaccuracies to be corrected in said instrument and the corrected form are as follows:

    a. On Page 4, paragraph (b) in the thirteenth line, the language should be changed from "ii" to "in" to read as follows:

      "(b) As promptly as practicable after the surrender for conversion of a certificate representing shares of Class B Stock in the manner provided for in paragraph (a) above and the payment of any amount required by the provisions of paragraphs (a) and (d), the Company will deliver, or cause to be delivered, a certificate or certificates representing the number of full shares of Class A Stock issuable upon such conversion, issued in such name or names as such holder may direct. Such conversion shall be deemed to have been made at the close of business on the date of the surrender of the certificate representing shares of Class B Stock, and all rights of the holder of such shares as such holder shall cease at such time and the person or persons in whose name or names the certificate or certificates representing the shares of Class A Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Stock at such time."

    b. On page 12, Section 7.3 in the 13th line, the word "in" was omitted before the "1998"; Section 7.3 should now read as follows:

      "7.3. BOARD TERMS. Prior to March 1, 1995, the Board of Directors shall consist of three (3) members. Thereafter, the Board of Directors shall consist of twelve (12) members (until such time as the Board of Directors acting pursuant to subsection 7.1 above shall amend such number) and shall be divided into three (3) classes, each class to be equal in number. The term of office of directors of the first class shall expire at the annual meeting of stockholders to be held in 1996; the term of office of directors of the second class shall expire at the annual meeting of stockholders to be held in 1997; and the term of office of directors of the third class shall expire at the annual meeting of stockholders to be held in 1998. At each annual meeting of stockholders following the annual meeting for 1995, the number of directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting of stockholders."

  IN WITNESS WHEREOF, I, the undersigned, being the incorporator for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make and file this certificate of correction, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 12th day of January, 1995.

                                                /s/ Benjamin P. Harris III
                                          _____________________________________
                                                  Benjamin P. Harris, III

State of Rhode Island    )
County of Providence     ) ss.:

  BE IT REMEMBERED that on the 12th day of January, 1995 personally appeared before me, Lauren E. Marandola, a notary public for the State of Rhode Island, Benjamin P. Harris, III, the party to the foregoing Certificate of Incorporation, known to me personally to be such, and acknowledged the said Certificate to be his act and deed and that the facts therein stated are true.

  GIVEN under my hand and seal of office the day and year aforesaid.

                                          /s/
                                          _____________________________________
                                                       Notary Public

                                                                       ANNEX III

                       [ FORM OF BEAR STEARNS' OPINION ]

                                                                          , 1995


Board of Directors
Providence Journal Company
75 Fountain Street
Providence, Rhode Island 02902

Ladies and Gentlemen:

  We understand that Providence Journal Company ("Providence Journal") has entered into (i) an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") with various parties including Continental Cablevision, Inc. ("Continental"); (ii) a Contribution and Assumption Agreement, a Registration Rights Agreement and a Noncompetition Agreement with Continental;
(iii) a Stock Purchase Agreement ("Kelso Stock Purchase Agreement") with Kelso & Company, Inc. ("Kelso"); and (iv) separate letters of intent or stock purchase agreements (the "Minority Interest Purchase Agreements") with each of Copley Press Electronics Company, Brown University and Telesat Cablevision of South Florida, Inc. and Telesat Cablevision, Inc. (collectively, the "Minority Interests"). The Merger Agreement, the Contribution and Assumption Agreement, the Registration Rights Agreement, the Noncompetition Agreement, the Kelso Stock Purchase Agreement and the Minority Interest Purchase Agreements are collectively referred to herein as the "Agreements."

  We further understand that, pursuant to the Agreements: (i) Providence Journal will acquire Kelso's interest in King Holding Corp. ("KHC") and the Minority Interests; (ii) Providence Journal will contribute, to a newly-formed wholly-owned subsidiary, The Providence Journal Company ("New Providence Journal"), substantially all of the assets of Providence Journal other than the capital stock of the Cable Subsidiaries (as such term is defined in the Merger Agreement and the Contribution and Assumption Agreement) and certain other cable television assets (collectively, "PJC Cable Business") and, Providence Journal will then distribute all of New Providence Journal's common stock to Providence Journal's shareholders on a pro rata basis; (iii) Continental will assume or incur $755 million of New Cable Indebtedness (as such term is defined in the Merger Agreement); and (iv) Providence Journal will then merge with and into Continental as a result of which each share of Providence Journal Common Stock held by shareholders will be converted into shares of newly issued Continental Merger Stock, comprised of 28,260,309 shares of Continental Class A Common Stock and 4,987,113 shares of Continental Series B Preferred Stock (or 33,247,422 shares of Continental Class A Common Stock if no shares of Continental Series B Preferred Stock are issued) representing approximately 16.4% of Continental's fully diluted equity securities outstanding after the merger (or 18.9% of Continental's fully diluted equity securities outstanding if no shares of Continental Series B Preferred Stock are issued). The aforementioned transactions and related transactions described in the Agreements are collectively referred to herein as the "Providence Journal Transactions." You have provided us with the joint proxy statement-prospectus in substantially the form to be sent to the stockholders of Providence Journal (the "Joint Proxy Statement-Prospectus").

  You have asked us to render our opinion as to whether the Providence Journal Transactions in the aggregate are fair, from a financial point of view, to the stockholders of Providence Journal.

  In the course of our analyses for rendering this opinion, we have, among other things:

    1. reviewed the Joint Proxy Statement-Prospectus;

                                     III-1

    2. reviewed the Merger Agreement (including the terms of the Continental Merger Stock), the Contribution and Assumption Agreement, the Registration Rights Agreement, the Noncompetition Agreement, the Kelso Stock Purchase Agreement, the Minority Interest Purchase Agreements and the related schedules of such agreements;

    3. reviewed (i) the audited consolidated financial statements of Providence Journal, Colony Communications, Inc. and Copley/Colony, Inc. for the years ended December 31, 1990 through December 31, 1994;
       (ii) KHC's audited consolidated financial statements for the years ended December 31, 1992 through December 31, 1994; (iii) the Colony Cablevision divisions internally prepared unaudited income statements for the years ended December 31, 1991 through December 31, 1994; (iv) internally prepared consolidating pro forma financial statements for the year ended December 31, 1994 for the PJC Cable Business; and (v) internally prepared consolidated pro forma balance sheets as of [June 30, 1994] for New Providence Journal and consolidated pro forma statement of operations for the year ended December 31, [1993] for New Providence Journal;

    4. reviewed certain operating and financial information of Providence Journal, the PJC Cable Business, and KHC, including projections for the PJC Cable Business and King Broadcasting Company ("KBC"), provided to us by the managements of Providence Journal, the PJC Cable Business and KBC;

    5. reviewed Continental's audited financial statements for the years ended December 31, 1991 through 1994;

    6. reviewed certain operating and financial information of Continental, including projections, provided to us by Continental's management;

    7. met with certain members of the senior managements of Providence Journal, the PJC Cable Business, KBC and Continental to discuss each company's or division's respective operations, historical financial statements and prospects, recent actions taken by the Federal Communications Commission and the impact thereof on the PJC Cable Business and Continental, and the amount and timing of potential synergies and/or costs savings to Continental realizable as a result of the Merger;

    8. reviewed the historical prices and volume of Continental's privately-held common stock issued or traded in negotiated transactions as furnished to us by Continental;

    9. reviewed publicly available financial data and stock market performance of publicly traded companies engaged in businesses that we deemed generally comparable to the PJC Cable Business, Continental and KBC, respectively;

    10. reviewed the financial terms of recent acquisitions of companies we deemed generally comparable to PJC Cable Business and KBC; and

    11. conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

  In the course of our review, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us by Providence Journal, the PJC Cable Business and Continental, among others, and the reasonableness of the assumptions made with respect to their respective projected financial results. We have not assumed any responsibility for such information and we have further relied upon the assurances of the managements of Providence Journal, the PJC Cable Business and Continental that they are unaware of any facts that would make the information provided to us incomplete or misleading. With respect to the projected financial results of the PJC Cable Business, KBC and Continental which were furnished to us, we have assumed that such financial projections have been reasonably prepared by Providence Journal, the PJC Cable Business and Continental, respectively, on bases reflecting the best currently available estimates and good faith judgments of the future competitive, operating and regulatory environments and related financial performance. We also relied, without independent verification, upon the assessment of the senior managements of Providence Journal, the PJC Cable Business and Continental regarding the impact on the PJC Cable Business and Continental, respectively, of recent actions taken by the

                                     III-2

Federal Communications Commission and the amount and timing of potential synergies and/or cost savings to Continental realizable as a result of the Merger. We have, with your approval, assumed that the PJC Spin-Off and the Merger will qualify as tax-free reorganizations as contemplated by the Merger Agreement. In arriving at our opinion, we have not performed, nor were we furnished with, any independent appraisal of the assets of Providence Journal, the PJC Cable Business or Continental. We express no opinion as to the price or range of prices at which the shares of Continental Merger Stock will trade subsequent to the consummation of the Merger. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the date of the opinion.

  We have acted as financial advisor to Providence Journal in connection with the Providence Journal Transactions and will receive a fee for such services, payment of a significant portion of which is contingent upon the consummation of the Providence Journal Transactions. As part of our engagement, we assisted Providence Journal in identifying and contacting various knowledgeable and qualified buyers which were given the opportunity to make a thorough evaluation of the PJC Cable Business in preparation for the submission of a proposal to acquire the PJC Cable Business. As a result of these efforts, Providence Journal received various indications of interest regarding possible business transactions involving the PJC Cable Business, which we have assessed and reviewed with the senior management and the Board of Directors of Providence Journal.

  Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Providence Journal Transactions in the aggregate are fair, from a financial point of view, to the stockholders of Providence Journal.

                                          Very truly yours,

                                          Bear, Stearns & Co. Inc.

                                          By: _________________________________
                                                     Managing Director

                                     III-3

                                                                        ANNEX IV

                        DELAWARE GENERAL CORPORATION LAW

  262 APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership interest of a member of a nonstock corporation; and the words "depositary receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251, 252, 254, 257, 258, 263 or 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any share of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
  (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation;

      b. Shares of stock of any other corporation or depository receipts in respect thereof which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts of the corporations described in the foregoing subparagraphs
    a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S)228 or 253 or this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 61, L. '93, eff. 7-1-93.)

                                                                         ANNEX V

                     RHODE ISLAND BUSINESS CORPORATIONS ACT

                         Sections 7-1.1-73 and 7-1.1-74

  7-1.1-73. RIGHT OF SHAREHOLDERS TO DISSENT.--(a) Any shareholder of a corporation shall have the right to dissent from any of the following actions:

    (1) Any plan of merger or consolidation to which the corporation is a party, unless the corporation is the surviving corporation in a merger and the approval of its stockholders was not required by virtue of the provisions of either (S)7-1.1-67 or 7-1.1-68.1; or

    (2) Any acquisition which requires the approval of the shareholders under
  (S)7-1.1-70.1; or

    (3) Any sale or exchange of all or substantially all of the property and assets of a corporation which requires the approval of the shareholders under (S)7-1.1-72.

  (b) A shareholder may not dissent as to less than all of the shares registered in his or her name which are owned beneficially by him or her. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of the owner registered in the name of the nominee or fiduciary.

  (c) Notwithstanding the foregoing, unless otherwise provided in the articles of incorporation of the issuing corporation, there shall be no right to dissent for the holders of the shares of any class or series of stock which, as of the date fixed to determine the stockholders entitled to receive notice of the proposed transaction (or a copy of the agreement of merger under (S)7-1.1-68.1), were:

    (1) Registered on a national securities exchange or included as national market securities in the national association of securities dealers automated quotations system or any successor national market system; or

    (2) Held of record by not less than two thousand (2,000) stockholders.

  7-1.1-74. RIGHTS OF DISSENTING SHAREHOLDERS.--(a) Any shareholder electing to exercise the right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which the proposed corporate action is submitted to a vote, a written objection to the proposed corporate action. If the proposed corporate action be approved by the required vote and the shareholder shall not have voted in favor thereof, the shareholder may, within ten (10) days after the date on which the vote was taken, or if a corporation is to be merged without a vote of its shareholders into another corporation, any of its shareholders may, within fifteen (15) days after the plan of the merger shall have been mailed to the shareholders, make written demand on the corporation, or, in the case of a merger of consolidation, on the surviving or new corporation, domestic or foreign, for payment of the fair value of the shareholder's shares, and, if the proposed corporate action is effected, the corporation shall pay to the shareholder, upon surrender of the certificate or certificates representing the shares, the fair value thereof as of the day prior to the date on which the vote was taken approving the proposed corporate action, excluding any appreciation or depreciation in anticipation of the corporate action. Any shareholder failing to make demand within such ten (10) day period or such fifteen (15) day period, as the case may be, shall be bound by the terms of the proposed corporate action. Any shareholder making the demand shall thereafter be entitled only to payment as in this section provided and shall not be entitled to vote or to exercise any other rights of a shareholder.

  (b) No demand may be withdrawn unless the corporation shall consent thereto. If, however, the demand shall be withdrawn upon consent, or if the proposed corporate action shall be abandoned or rescinded or the shareholders shall revoke the authority to effect the action, or if, in the case of a merger, on the date of the filing of the articles of merger the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic and foreign, that are parties to the merger, or if no demand or petition for the determination of fair value by a court shall have been made or filed within the time provided in this section, or if a court of competent jurisdiction shall determine that the shareholder is not entitled to the relief provided by this section, then the right of the shareholder to be paid the fair value of his or her shares shall cease and his or her status as a shareholder shall be restored, without prejudice to any corporate proceedings which may have been taken during the interim.

  (c) Within ten (10) days after the corporate action is effected, the corporation, or, in the case of a merger or consolidation, the surviving or new corporation, domestic or foreign, shall give written notice thereof to each dissenting shareholder who has made demand as herein provided, and shall make a written offer to each shareholder to pay for the shares at a specified price deemed by the corporation to be the fair value thereof. The notice and offer shall be accompanied by a balance sheet of the corporation the shares of which the dissenting shareholder holds, as of the latest available date and not more than twelve (12) months prior to the making of the offer, and a profit and loss statement of the corporation for the twelve (12) months' period ended on the date of the balance sheet.

  (d) If within thirty (30) days after the date on which the corporate action was effected the fair value of the shares is agreed upon between any dissenting shareholder and the corporation, payment therefor shall be made within ninety
(90) days after the date on which the corporate action was effected, upon surrender of the certificate or certificates representing the shares. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in the shares.

  (e) If within the period of thirty (30) days a dissenting shareholder and the corporation do not so agree, then the corporation, within thirty (30) days after receipt of written request for the filing from any dissenting shareholder given within sixty (60) days after the date on which the corporate action was effected, shall, or at its election at any time within the period of sixty (60) days may, file a petition in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located praying that the fair value of the shares be found and determined. If, in the case of a merger or consolidation, the surviving or new corporation is a foreign corporation without a registered office in this state, the petition shall be filed in the county where the registered office of the domestic corporation was last located. If the corporation shall fail to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders, wherever residing, shall be made parties to the proceeding as an action against their shares quasi in rem. A copy of the petition shall be served on each dissenting shareholder who is a resident of this state and shall be served by registered or certified mail on each dissenting shareholder who is a nonresident. Service on nonresidents shall also be made by publication as provided by law. The jurisdiction of the court shall be plenary and exclusive. All shareholders who are parties to the proceeding shall be entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as shall be specified in the order of their appointment or an amendment thereof. The judgment shall be payable only upon and concurrently with the surrender to the corporation of the certificate or certificates representing the shares. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in the shares.

  (f) The judgment shall include an allowance for interest at such rate as the court may find to be fair and equitable in all circumstances, from the date on which the vote was taken on the proposed corporate action to the date of payment.

  (g) The costs and expenses of any proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of the costs and expenses may be apportioned and assessed as the court may deem equitable against any or all of the dissenting shareholders who are parties to the proceeding to whom the corporation shall have made an offer to pay for the shares if the court shall find that the action of the shareholders in failing to accept the offer was arbitrary or vexatious or not in good faith. The expenses shall include reasonable compensation for and reasonable expenses of the appraisers, but shall exclude the fees and expenses of counsel for and experts employed by any party; but if the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay therefor, or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court may determine to be reasonable compensation to any expert or experts employed by the shareholder in the proceeding.

  (h) Within twenty (20) days after demanding payment for his or her shares, each shareholder demanding payment shall submit the certificate or certificates representing his or her shares to the corporation for notation thereon that the demand has been made. His or her failure to do so shall, at the option of the corporation, terminate his or her rights under this section unless a court of competent jurisdiction, for good and sufficient cause shown, shall otherwise direct. If shares represented by a certificate on which notation has been so made shall be transferred, each new certificate issues therefor shall bear similar notation, together with the name of the original dissenting holder of the shares, and a transferee of the shares shall acquired by the transfer no rights in the corporation other than those for which the original dissenting shareholder had after making demand for payment of the fair value thereof.

  (i) Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this section provided, may be held and disposed of by the corporation as in the case of other treasury shares, except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

                                                                        ANNEX VI

                           PROVIDENCE JOURNAL COMPANY
                         CABLE DIVISION SALE BONUS PLAN

  1. PURPOSE. The purpose of the Providence Journal Company Cable Division Sale Bonus Plan (the "Plan") is to maximize the cash flow of the Cable Division (the "Cable Division") of the Providence Journal Company (the "Company") by providing an opportunity for its key Cable management to participate in significant incentives that will contribute to the enhancement of the Company's shareholder value and financial performance.

  2. ADMINISTRATION. The Plan will be administered by the Vice President of Human Resources of the Company (the "Administrator"), who shall not be a Participant in the Plan. The Administrator shall have authority to interpret the provisions of the Plan and to decide all questions of fact arising in its application, to provide all necessary information to the Executive Committee of the Board of Directors of the Company (the "Executive Committee"), and to communicate to Plan Participants concerning the administration of the Plan. The Administrator, with the concurrence of the Chief Executive Officer, shall make recommendations for awards under the Plan to the Executive Committee.

  3. REVIEW AND AUTHORIZATION. All recommendations for awards to be made by the Administrator pursuant to the provisions of this Plan are subject to the review and approval by the Executive Committee.

  4. ELIGIBILITY TO RECEIVE AWARDS. Persons eligible to receive awards under the Plan shall be limited to those officers and other key executive employees of the Cable Division who are in positions in which their decisions, actions and counsel significantly affect the operation of the Cable Division. Employees eligible to receive awards under the Plan are referred to herein as "Participants". Participants will share in the Bonus Pool based upon a weighing of salary and years of service. A list of eligible Participants is attached hereto as Exhibit A.

  5. BONUS POOL. A bonus pool of $2,100,000 will be established based upon the fourteen (14) Participants who are listed in Exhibit A as of December 31, 1994. The bonus opportunity is based upon performance in relation to the 1994 cash flow objective for the Cable Division of $123,600,000 (the "1994 Objective"). The size of the Bonus Pool shall be increased by 50% of the amount in excess of the 1994 Objective that is achieved.

  6. CONDITIONS. Any bonus award earned out of the Bonus Pool will be distributed to the Participants only upon all of the following conditions having been satisfied:

    (a) The closing of the sale, merger or other distribution of the Cable Division (the "Closing").

    (b) The Participant remaining in the employment of the Cable Division or the Company through the date of the Closing.

  Up to 20% of the bonus awared for 1994 performance is subject to forfeiture should the 1995 cash flow objective not be attained prior to the closing.

  7. GENERAL RESTRICTIONS.

    (a) This Plan supersedes any other award that the Participant may be eligible for pursuant to any other long-term incentive plan of the Company or the Cable Division.

    (b) Unforeseen changes, such as new statutes or regulations that positively or negatively affect the cash flow of the Cable Division, will be excluded from the calculation of the 1994 Objective or the 1995 Objective.

    (c) Nothing in the Plan nor in any agreement entered into pursuant to the Plan shall confer upon any person the right to continue in the employment of the Company or the Cable Division or shall affect any right which the Company or the Cable Division may have to terminate the employment of such person.

  8. AMENDMENT. The Board may terminate or amend the Plan at any time. The termination or any modification or amendment of the Plan shall not, without the consent of a Participant, adversely affect the Participant's rights under an award previously granted.

                                   EXHIBIT A

                         CABLE DIVISION SALE BONUS PLAN

         PARTICIPANT                                          POSITION
         -----------                                          --------
        Bruce Clark                                   President
        Paul Silva                                    VP Operations
        Dan Donohue                                   VP Human Resources
        Mike Angi                                     VP Technology
        Dodie Tschirch                                VP Government Affairs
        John VanLuling                                VP Finance
        Jeff Wayne                                    VP Sales/Marketing
        Chuck Goy                                     Director--Construction
        Lorraine Cole                                 Director--Marketing
        Paul Redman                                   Director--MIS
        Ken Weichert                                  Director/Ad Sales
        Richard Wadman                                Division General Manager
        Jim Petro                                     Division Manager
        Glen Schein                                   Division Manager

                           PROVIDENCE JOURNAL COMPANY

                   PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

  The undersigned, revoking all prior proxies, hereby constitutes and appoints STEPHEN HAMBLETT, HENRY D. SHARPE, JR. and JOHN W. WALL, and each of them, as the true and lawful attorneys and proxies for the undersigned, with full power of substitution, to vote all shares of Class A Common Stock and Class B Common Stock that the undersigned is entitled to vote at the Special Meeting of Stockholders of Providence Journal Company (the "Company") to be held at 75
Fountain Street, Providence, Rhode Island on      , 1995 at     ,  m local
time, or at any adjournment thereof, upon such business as may properly come before the meeting or any adjournment including, without limiting such general authorization, the following proposals described in the accompanying Joint Proxy Statement-Prospectus:

1. FOR [_]    AGAINST [_]    ABSTAIN [_]    Approval of the Plan of
                                            Reorganization which provides for
                                            the internal corporate
                                            restructuring of Providence
                                            Journal and its subsidiaries,
                                            consisting of the transactions
                                            described in items (2), (3) and
                                            (4) below.

2. FOR [_]    AGAINST [_]    ABSTAIN [_]    Approval of the contribution by
                                            King Holding Company ("KHC") of
                                            its assets to King Broadcasting
                                            Company ("KBC") in exchange for
                                            all KBC's outstanding stock; the
                                            distribution of such stock to
                                            Providence Journal; and the
                                            dissolution of KHC.

                 (CONTINUED, AND TO BE SIGNED ON REVERSE SIDE)

                          (CONTINUED FROM OTHER SIDE)

3. FOR [_]    AGAINST [_]    ABSTAIN [_]    Approval of the contribution by
                                            Providence Journal of all its
                                            businesses to KBC (referred to as
                                            "Restructured PJC") in exchange
                                            for Restructured PJC common stock;
                                            the dissolution of Providence
                                            Journal; and the distribution of
                                            shares of Restructured PJC to
                                            Providence Journal stockholders.

4. FOR [_]    AGAINST [_]    ABSTAIN [_]    Approval of the transfer of all
                                            Providence Journal businesses
                                            other than its cable television
                                            operations to New Providence
                                            Journal and the distribution to
                                            Providence Journal stockholders of
                                            shares of New Providence Journal.

5. FOR [_]    AGAINST [_]    ABSTAIN [_]    Approval of the Amended and
                                            Restated Agreement and Plan of
                                            Merger providing for the merger of
                                            Restructured PJC, which will then
                                            own the Providence Journal cable
                                            business and assets, with and into
                                            Continental Cablevision, Inc.

6. FOR [_]    AGAINST [_]    ABSTAIN [_]    Approval of the Providence Journal
                                            Cable Division Sale Bonus Plan.

  UNLESS OTHERWISE SPECIFIED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 THROUGH 6. THE PERSONS WHO HAVE BEEN NAMED PROXIES HAVE AUTHORITY, WHICH THEY INTEND TO EXERCISE, TO VOTE IN FAVOR OF THE PROPOSALS REFERRED TO AND ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                                                    This Proxy should be
                                                    dated, signed by the
                                                    stockholder exactly as
                                                    printed at the left, and
                                                    returned promptly in the
                                                    enclosed envelope. Persons
                                                    signing in a fiduciary
                                                    capacity should so
                                                    indicate.

                                                    Dated:       , 1995

                                                    ___________________________
                                                            (Signature)

                                                    ___________________________
                                                            (Signature)

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the DGCL provides, in effect, that any person made a party to any action by reason of the fact that he is or was a Director, officer, employee or agent of New Providence Journal may and, in certain cases, must be indemnified by New Providence Journal against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorney's fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of New Providence Journal. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the Director, officer, employee or agent is liable to New Providence Journal, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

  Article VIII of the New Providence Journal By-Laws in effect provides that New Providence Journal shall indemnify each person who is or was an officer or director of New Providence Journal to the fullest extent permitted by Section 145 of the DGCL.

  Section 10 of the New Providence Journal Certificate of Incorporation provides that no Director of New Providence Journal shall be personally liable to New Providence Journal or its stockholders for monetary damages for breach of fiduciary duty as a Director, except (i) for any breach of the duty of loyalty to New Providence Journal or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or knowing violations of law, (iii) for any transaction from which the director derived an improper personal benefit and (iv) for liability under Section 174 of the DGCL relating to certain unlawful dividends and stock repurchases.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  Listed below are the exhibits which are filed as part of this registration statement (according to the numbers assigned to them in Item 601 of Regulation S-K). Each exhibit marked by a pound sign (#) is a management contract or compensatory plan.

      2.1 Amended and Restated Merger Agreement dated as of November 18, 1994 by and among Continental Cablevision, Inc., Providence Journal
           Company, The Providence Journal Company, King Holding Corp. and King
           Broadcasting Company. (Included as Annex I to the Joint Proxy
           Statement-Prospectus.)
      2.2 Contribution and Assumption Agreement (included as Exhibit B to Annex
           I).
      2.3 Plan of Reorganization (included as Annex II).
      3.1 Certificate of Incorporation of The Providence Journal Company
           (included as Exhibit I to Annex II).
      3.2 ByLaws of The Providence Journal Company. . . Filed herewith as
           Exhibit 3.2.
      4.1 Rights Agreement dated as of February 1, 1995 between The Providence
           Journal Company and The First National Bank of Boston, as Rights
           Agent. . . Filed herewith as Exhibit 4.1.
      5   Opinion of Edwards & Angell. . . To be filed by amendment.
      8   Opinion of Edwards & Angell regarding certain tax matters. . . To be filed by amendment.

     10.1  Incentive Stock Units Plan as amended and restated on December 31,
            1993.#*
     10.2  Form of Restricted Stock Unit Grant Agreement.#*
     10.3  1994 Stock Option Plan (Employee).#*
     10.4  1994 Stock Option Plan (Director).#*
     10.5  Form of Non-Qualified Stock Option Agreement.#*
     10.6  Form of Change of Control Agreement.#*
     10.7  Cable Division Sale Bonus Plan (included as Annex VI).
     10.8  Stock Purchase Agreement dated as of January  , 1995 between
            Providence Journal Company and Kelso Investment Associates IV,
            L.P., Kelso Partners IV, L.P. and Kelso Equity Partners II, L.P.*
     10.10 Voting Agreement (included as Exhibit C to Annex I).
     10.11 Form of Registration Rights Amendment.*
     21    Subsidiaries of Providence Journal Company.*
     23.1  Consent of Edwards & Angell. . . Contained in the opinion of Edwards
            & Angell to be filed by amendment.
     23.2  Independent Auditors' Consent and Report on Schedule of KPMG Peat
            Marwick LLP. Filed herewith as Exhibit 23.2.
     23.3  Independent Auditors' Consent of Deloitte & Touche LLP. . . . Filed
            herewith
            as Exhibit 23.3.
     23.4  Independent Auditors' Consent of Coopers & Lybrand L.L.P.*
     23.5  Consent of Bear Stearns & Co.*
     24    Powers of Attorney of original Board of Directors of New Providence
            Journal.*
     24.1  Powers of Attorney of new Board members of New Providence Journal.*
     27    Financial Data Schedule. . . . Filed herewith as Exhibit 27.
     99.1  Report of Independent Accountants of Coopers & Lybrand L.L.P.*
     99.2  Schedule II Valuation and Qualifying Accounts*

- --------

* Previously filed as part of this Registration Statement.

ITEM 22. UNDERTAKINGS

  (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, officers and controlling persons of New Providence Journal pursuant to the foregoing provisions, or otherwise, New Providence Journal has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by New Providence Journal of expenses incurred or paid by a Director, officer or controlling person of New Providence Journal in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, New Providence Journal will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (c) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is in effective, and that, for purposes of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering therein.

  (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment, all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRANT'S REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PROVIDENCE, RHODE ISLAND, ON THE 31ST DAY OF MAY, 1995.

                                         The Providence Journal Company

                                                /s/ Trygve E. Myhren
                                         By: __________________________________

                                                  Trygve E. Myhren

                                              President and Chief Operating
                                                       Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT TO THE REGISTRANT'S REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                       TITLE                 DATE

                                      Director; Chairman
       Stephen Hamblett*               of the Board and        May 31, 1995
- ------------------------------------   Chief Executive
          STEPHEN HAMBLETT             Officer (principal
                                       executive officer)

                                      Director; President
       Trygve E. Myhren                and Chief               May 31, 1995
- ------------------------------------   Operating Officer
          TRYGVE E. MYHREN

          James F. Stack*             Vice President-
- ------------------------------------   Finance and Chief       May 31, 1995
           JAMES F. STACK              Financial Officer
                                       (principal
                                       financial officer)

       Joanne L. Yestramski*          Vice President-
- ------------------------------------   Comptroller             May 31, 1995
        JOANNE L. YESTRAMSKI           (principal
                                       accounting
                                       officer)

        F. Remington Ballou*          Director
- ------------------------------------                           May 31, 1995
        F. REMINGTON BALLOU

       Henry P. Becton, Jr.*          Director
- ------------------------------------                           May 31, 1995
        HENRY P. BECTON, JR.

        Fanchon M. Burnham*           Director
- ------------------------------------                           May 31, 1995
         FANCHON M. BURNHAM

              SIGNATURE                         TITLE                DATE

          Peter B. Freeman*             Director
- -------------------------------------                            May 31, 1995
          PETER B. FREEMAN

      Benjamin P. Harris, III*          Director
- -------------------------------------                            May 31, 1995
       BENJAMIN P. HARRIS, III

         John W. Rosenblum*             Director
- -------------------------------------                            May 31, 1995
          JOHN W. ROSENBLUM

        Henry D. Sharpe, Jr.*           Director
- -------------------------------------                            May 31, 1995
        HENRY D. SHARPE, JR.

       W. Nicholas Thorndike*           Director
- -------------------------------------                            May 31, 1995
        W. NICHOLAS THORNDIKE

            John W. Wall*               Director
- -------------------------------------                            May 31, 1995
            JOHN W. WALL

                                        Director
     Patrick R. Wilmerding*                                      May 31, 1995
- -------------------------------------
        PATRICK R. WILMERDING

       /s/ Trygve E. Myhren
*By: ________________________________

        TRYGVE E. MYHREN
          ATTORNEY-IN-FACT

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                               ----------------

                                    EXHIBITS

                              AMENDMENT NO. 2

                                       TO

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                               ----------------

                         THE PROVIDENCE JOURNAL COMPANY

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                 EXHIBIT INDEX

                                                                           PAGE
                                                                           ----
  2.1  Amended and Restated Merger Agreement dated as of November 18,
       1994 by and among Continental Cablevision, Inc., Providence
       Journal Company, The Providence Journal Company, King Holding
       Corp. and King Broadcasting Company. Included as Annex I to the
       Joint Proxy Statement-Prospectus.

  2.2  Contribution and Assumption Agreement (included as Exhibit B to
       Annex I).

  2.3  Plan of Reorganization (included as Annex II).

  3.1  Certificate of Incorporation of The Providence Journal Company
       (included as Exhibit I to Annex II).

  3.2  Bylaws of The Providence Journal Company. . . Filed herewith as
       Exhibit 3.2.

  4.1  Rights Agreement dated as of February 1, 1995 between The
       Providence Journal Company and The First National Bank of Boston, as Rights Agent. . . Filed herewith as Exhibit 4.1.

  5    Opinion of Edwards & Angell. . . To be filed by amendment.

  8 Opinion of Edwards & Angell regarding certain tax matters. . . To be filed by amendment.

 10.1  Incentive Stock Units Plan as amended and restated on December
       31, 1993./1/#

 10.2  Form of Restricted Stock Unit Grant Agreement./1/#

 10.3  1994 Stock Option Plan (Employee)./1/#

 10.4  1994 Stock Option Plan (Director)./1/#

 10.5  Form of Non-Qualified Stock Option Agreement./1/#

 10.6  Form of Change of Control Agreement./1/#

 10.7  Cable Division Sale Bonus Plan (included as Annex VI).

 10.8  Stock Purchase Agreement dated as of January  , 1995 between
       Providence Journal Company and Kelso Investment Associates IV,
       L.P., Kelso Partners IV, L.P. and Kelso Equity Partners II,
       L.P./1/

 10.10 Voting Agreement (included as Exhibit C to Annex I).

 10.11 Form of Registration Rights Agreement./1/

 21    Subsidiaries of Providence Journal Company./1/

 23.1  Consent of Edwards & Angell. . . Contained in the opinion of
       Edwards & Angell to be filed by amendment.

 23.2  Independent Auditors' Consent and Report on Schedule of KPMG Peat
       Marwick LLP. Filed herewith as Exhibit 23.2.

 23.3  Independent Auditors' Consent of Deloitte & Touche LLP. . . .
       Filed herewith as Exhibit 23.3.

 23.4  Independent Auditors' Consent of Coopers & Lybrand L.L.P./1/

 23.5  Consent of Bear Stearns & Co./1/

 24    Powers of Attorney of original Board of Directors of New
       Providence Journal./1/

 24.1  Powers of Attorney of new board members of New Providence
       Journal./1/

 27    Financial Data Schedule. . . . Filed herewith as Exhibit 27.

 99.1  Report of Independent Accountants of Coopers & Lybrand L.L.P./1/

 99.2  Schedule II Valuation and Qualifying Accounts/1/

- --------
/1/ Previously filed as part of this Registration Statment.